AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2004
                                                         SEC FILE NO. 333-111516
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM F-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                            KINROSS GOLD CORPORATION
             (Exact name of registrant as specified in its charter)

ONTARIO, CANADA                                1041                      650430083
(State or other jurisdiction of     (Primary Standard Industrial      (IRS Employer
incorporation or organization)      Classification Code Number)     Identification No.)

                  52ND FLOOR SCOTIA PLAZA, 40 KING STREET WEST
                 TORONTO, ONTARIO CANADA M5H 3Y2 (416) 365-5123
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   JOHN IVANY
                  52ND FLOOR SCOTIA PLAZA, 40 KING STREET WEST
                 TORONTO, ONTARIO CANADA M5H 3Y2 (416) 365-5123
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

       KEITH L. POPE, ESQ.                        JOHN J. HALLE, ESQ.
       PARR WADDOUPS BROWN GEE & LOVELESS         CHRISTOPHER J. VOSS, ESQ.
       185 SOUTH STATE STREET, SUITE 1300         STOEL RIVES LLP
       SALT LAKE CITY, UTAH 84111-1537            3600 ONE UNION SQUARE
       TELEPHONE:  (801) 532-7840                 600 UNIVERSITY STREET
       TELECOPY:   (801) 532-7750                 SEATTLE, WASHINGTON 98101
                                                  TELEPHONE:  (206) 624-0900
                                                  TELECOPY:   (206) 386-7500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and the completion of the merger between Crown Merger Corporation, a wholly-owned subsidiary of Kinross Gold Corporation, and Crown Resources Corporation.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                             CALCULATION OF REGISTRATION FEE
====================================================================================================================
          Title of Each Class                  Amount          Proposed Maximum     Proposed Maximum     Amount of
             of Securities                      to be           Offering Price          Aggregate       Registration
            to be Registered                Registered(1)        Per Share(2)       Offering Price(2)     Fee(2)
--------------------------------------------------------------------------------------------------------------------
Common Shares, no par value                  14,441,460             $7.798           $  112,614,612       $9,111
--------------------------------------------------------------------------------------------------------------------

====================================================================================================================

(1) Based on (i) (a) 20,488,101 shares of common stock, par value $0.01 per share, of Crown Resources Corporation ("Crown") outstanding as of December 9, 2003, (b) convertible debt, convertible into 12,329,527 shares of Crown common stock as of December 9, 2003, (c) warrants to acquire up to 13,413,333 shares of Crown common stock as of December 9, 2003, and (d) options to acquire 3,379,000 shares of Crown common stock as of December 9, 2003; and (ii) an exchange ratio of 0.2911 Kinross Gold Corporation common shares for each share of Crown common stock pursuant to the merger described herein.
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of Crown common stock to be converted in the merger (calculated as set forth in note (1) above) based upon a market value of $2.27 per share of Crown common stock, the average of the bid and asked price per share of Crown common stock on the OTC Bulletin Board on December 22, 2003.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED JULY 2, 2004


THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. KINROSS GOLD CORPORATION MAY NOT SELL THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED.

                                      CROWN
           [LOGO]                     RESOURCES

                                      [____________, 2004]

Dear Shareholder of Crown Resources Corporation:


        Crown Resources Corporation ("Crown") and Kinross Gold Corporation ("Kinross") have agreed to the acquisition of Crown by Kinross under the terms of a merger agreement. Crown's board of directors is recommending approval of the plan of merger because it believes the merger will benefit Crown's shareholders by creating greater shareholder value and by allowing shareholders to participate in a larger, more diversified company. Certain of the members of the board of directors of Crown are subject to a potential conflict of interest in connection with the proposed merger. See the discussion in the attached Proxy Statement/Prospectus under the caption "The Merger--Interests of Certain Individuals."


        Under the terms of the merger agreement, each share of Crown common stock will be converted into 0.2911 of a Kinross common share. Kinross will not issue fractional shares and will pay cash in lieu thereof. Kinross estimates that it will issue up to approximately 13.5 million Kinross common shares on a fully-diluted basis in the merger and that immediately after the merger Crown shareholders will hold up to approximately 3.9% of the then outstanding Kinross common shares, based on the 345,929,995 million Kinross common shares outstanding on March 31, 2004. Kinross common shares are listed and traded on the Toronto Stock Exchange under the symbol "K" and on the New York Stock Exchange under the symbol "KGC."

        The proposed merger is subject to the approval of the Crown shareholders and the Proxy Statement/ Prospectus attached to this letter is being sent to you in order to solicit your support of the merger. The Proxy Statement/Prospectus contains detailed information about the proposed merger and related matters. We encourage you to read the entire Proxy Statement/Prospectus, including the appendices, carefully prior to voting. YOU SHOULD PAY PARTICULAR ATTENTION TO THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 10.

        Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating, and mailing the enclosed proxy card to Crown or by providing voting instructions to your broker.

        On behalf of Crown's board of directors, I thank you for your support and appreciate your consideration of this matter.

                                             Sincerely yours,

                                             /s/

                                             Christopher Herald
                                             President and CEO
                                             Crown Resources Corporation

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED THE KINROSS COMMON SHARES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Proxy Statement/Prospectus is dated [__________________, 2004], and is first being mailed to Crown shareholders on or about [__________, 2004].

                             ADDITIONAL INFORMATION


        Kinross and Crown file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or SEC. For a listing of the documents available from the SEC, Kinross and Crown, please see the section entitled "Where You Can Find More Information" beginning on page 262.


        Kinross will provide you with copies of the information relating to Kinross, without charge, upon written or oral request to Shelley M. Riley, Corporate Secretary:

                            Kinross Gold Corporation
                            52nd Floor, Scotia Plaza
                               40 King Street West
                        Toronto, Ontario, CANADA M5H 3Y2
                            Telephone: (416) 365-5198

        Crown will provide you with copies of this information relating to Crown, without charge, upon written or oral request to James R. Maronick, Chief Financial Officer:

                           Crown Resources Corporation
                         4251 Kipling Street, Suite 390
                           Wheat Ridge, Colorado 80033
                            Telephone: (303) 534-1030

        IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE CROWN SPECIAL MEETING, KINROSS AND CROWN SHOULD RECEIVE YOUR REQUEST NO LATER THAN [________________________], 2004.

                           CROWN RESOURCES CORPORATION
                         4251 KIPLING STREET, SUITE 390
                           WHEAT RIDGE, COLORADO 80033

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [__________], 2004


To the Shareholders of Crown Resources Corporation:

        Notice is hereby given that a special meeting of the shareholders of Crown Resources Corporation, a Washington corporation ("Crown"), will be held on [__________], 2004, at [___:___ __].m., local time, at the offices of Crown located at 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado, to consider and take action upon the following matters:

                1. a proposal to approve a plan of merger among Crown, Kinross Gold Corporation, a corporation organized in the Province of Ontario, Canada ("Kinross"), and Crown Merger Corporation, a wholly-owned subsidiary of Kinross ("Crown Merger"), in accordance with the terms of the Acquisition Agreement and Agreement and Plan of Merger among Kinross, Crown, and Crown Merger, dated as of November 20, 2003, as amended, attached to the Proxy Statement/Prospectus as Appendix "A," such that Crown will become a wholly-owned subsidiary of Kinross upon completion of the merger;

                2. a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of merger; and

                3. such other matters as may properly come before the meeting or any adjournment or postponement thereof.

        Holders of record of shares of Crown common stock at the close of business on [__________, 2004,] the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, Crown had [_______] shares of common stock outstanding and entitled to vote.

        Crown cannot complete the merger unless the plan of merger is approved by the affirmative vote of the holders of at least two-thirds of the shares of Crown common stock entitled to vote.

        A form of proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the special meeting, including a copy of the merger agreement, accompany and form a part of this notice.

        Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the approval of all proposals. Even if you have returned your proxy, you may still vote in person if you attend the special meeting.

        If your shares are held of record by a broker, bank, or other nominee, you must instruct the record holder how to vote if you wish your shares to be voted. If you are not the record holder of your shares and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder. If you fail to return your proxy or to vote in person at the special meeting, your shares will effectively count as a vote against approval of the plan of merger.

        Under Washington law, Crown shareholders will have the opportunity to assert dissenters' rights of appraisal in connection with the merger. These rights are described in greater detail in the attached Proxy
Statement/Prospectus.

                                          By Order of the Board of Directors



                                          James R. Maronick, Secretary
Wheat Ridge, Colorado
[__________], 2004


                                                TABLE OF CONTENTS
                                                -----------------
                                                                                                            Page
                                                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING................................................................1

SUMMARY........................................................................................................3
THE COMPANIES..................................................................................................3
   Kinross Gold Corporation....................................................................................3
   Crown Resources Corporation.................................................................................3
THE MERGER.....................................................................................................3
   Reasons for the Merger......................................................................................3
   Terms of the Merger.........................................................................................4
   Dissenters' Rights in the Merger............................................................................5
   Material U.S. Federal Income Tax Consequences...............................................................5
   Material Canadian Federal Income Tax Consequences...........................................................5
   Recommendation of the Board of Directors....................................................................5
   Management of Kinross After the Merger......................................................................5
   Interests of Certain Persons in the Merger..................................................................5
   Distribution of Solitario Shares............................................................................6
   Principal Conditions to Completion of the Merger............................................................6
   Restrictions on Soliciting Alternative Transactions.........................................................6
   Kinross and Crown May Amend or Terminate the Merger Agreement...............................................6
   Restrictions on Resale of Kinross Common Stock Issued in the Merger.........................................7
   Comparison of Shareholder Rights and Corporate Matters......................................................7
   Shares Held by Crown Directors and Executive Officers.......................................................7

   New Certificates for Common Shares..........................................................................7

COMPARATIVE PER SHARE DATA.....................................................................................8
   Financial Per Share Data....................................................................................8
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................................................9
TRADING PRICE DATA.............................................................................................9
CURRENCY AND EXCHANGE RATE DATA................................................................................9
GLOSSARY AND MEASUREMENTS CONVERSION TABLE.....................................................................9

RISK FACTORS..................................................................................................10
RISKS RELATING TO THE BUSINESS OF THE COMBINED COMPANY........................................................10
RISKS RELATING TO THE MERGER..................................................................................18

CAUTIONARY STATEMENT..........................................................................................19

THE CROWN SPECIAL MEETING.....................................................................................20
GENERAL.......................................................................................................20
DATE, TIME, AND PLACE.........................................................................................20
PURPOSE OF THE SPECIAL MEETING................................................................................20
CROWN BOARD RECOMMENDATION....................................................................................20
RECORD DATE AND VOTING POWER..................................................................................20
VOTES REQUIRED................................................................................................20
STOCKHOLDER AND VOTING AGREEMENT..............................................................................21
QUORUM; ABSTENTIONS AND BROKER NON-VOTES......................................................................21
VOTING, PROXIES, AND REVOCATION...............................................................................21
SOLICITATION OF PROXIES AND EXPENSES..........................................................................22
PROPOSAL TO APPROVE ADJOURNMENT OF SPECIAL MEETING............................................................22
NO ADDITIONAL MATTERS.........................................................................................23
SHAREHOLDER PROPOSALS FOR THE CROWN 2004 ANNUAL MEETING.......................................................23


DIVIDEND POLICY...............................................................................................23

BUSINESS OF CROWN.............................................................................................23
OVERVIEW......................................................................................................23
RECENT DEVELOPMENTS...........................................................................................24
MATERIAL PROPERTIES...........................................................................................25
   Buckhorn Mountain Project..................................................................................25
   Kings Canyon...............................................................................................30
   Peru, Bolivia, and Brazil..................................................................................30
MINERAL PROPERTY AND EXPLORATION EXPENDITURE OVERVIEW.........................................................30
EXPLORATION ACTIVITIES........................................................................................30
EMPLOYEES.....................................................................................................31
LEGAL PROCEEDINGS.............................................................................................31
CORPORATE REORGANIZATION......................................................................................32
   Plan of Reorganization.....................................................................................32

CONTROL OF CROWN..............................................................................................32
STOCKHOLDER AND VOTING AGREEMENT..............................................................................33

PRINCIPAL SHAREHOLDERS OF CROWN...............................................................................34

CROWN SELECTED HISTORICAL FINANCIAL INFORMATION...............................................................36

CROWN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS......................................................................................37
BUSINESS OVERVIEW.............................................................................................37
RECENT FINANCING TRANSACTIONS.................................................................................37
CORPORATE REORGANIZATION......................................................................................38
RESULTS OF OPERATIONS.........................................................................................38
   Limited Revenue Sources....................................................................................38
   Three months ended March 31, 2004, compared to the three months ended March 31, 2003.......................38
   Year ended December 31, 2003, compared to the year ended December 31, 2002.................................40
   Year ended December 31, 2002, compared to the year ended December 31, 2001.................................41
LIQUIDITY AND CAPITAL RESOURCES...............................................................................42
   Three months ended March 31, 2004, compared to the three months ended March 31, 2003.......................42
   Year ended December 31, 2003, compared to the year ended December 31, 2002.................................43
   Year ended December 31, 2002, compared to the year ended December 31, 2001.................................44
   Contractual Obligations and Planned Expenditures...........................................................45
RELATED PARTY TRANSACTIONS....................................................................................46
CRITICAL ACCOUNTING POLICIES..................................................................................47
ENVIRONMENTAL, PERMITTING AND LEGAL...........................................................................48
RECENT ACCOUNTING PRONOUNCEMENTS..............................................................................49

DISCLOSURE ABOUT MARKET RISKS.................................................................................51
INTEREST RATE RISKS...........................................................................................51
FLUCTUATIONS IN COMMODITY PRICES..............................................................................51

BUSINESS OF KINROSS...........................................................................................51
OVERVIEW......................................................................................................51
RECENT DEVELOPMENTS...........................................................................................52
HISTORY.......................................................................................................53
SUBSIDIARIES AND MANAGEMENT STRUCTURE.........................................................................55
   Organization Chart.........................................................................................55


OPERATIONS....................................................................................................56
   Operations.................................................................................................57
   Gold Equivalent Production (Ounces)........................................................................57
   Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations.....59
MARKETING.....................................................................................................62
MINERAL RESERVES AND MINERAL RESOURCES........................................................................63
   Cautionary Note to United States Investors Concerning Estimates of Measured and Indicated Resources........64
MATERIAL PROPERTIES...........................................................................................68
   Fort Knox Mine and Area, Alaska............................................................................68
   The Porcupine Joint Venture................................................................................79
   Kubaka Mine, Russian Federation............................................................................90
   La Coipa Mine..............................................................................................98
   Crixas Mine...............................................................................................105
   Paracatu (Brasilia) Mine..................................................................................112
   Musselwhite Mine..........................................................................................119
   Round Mountain............................................................................................126
ENVIRONMENTAL REGULATIONS....................................................................................134
   General...................................................................................................134
   Permitting--Buckhorn Project..............................................................................134
   CERCLA Action.............................................................................................135
LEGAL PROCEEDINGS............................................................................................135
   Derivative Action.........................................................................................135
   Class Action..............................................................................................135
   Settlement in Greece......................................................................................136
   The Hellenic Gold Properties Litigation...................................................................136
   Russia....................................................................................................137
   Chile.....................................................................................................137
   Brazil....................................................................................................137
   Summa.....................................................................................................137
   Other.....................................................................................................138
EMPLOYEES....................................................................................................138

MANAGEMENT OF KINROSS........................................................................................139
DIRECTORS....................................................................................................139
OFFICERS.....................................................................................................141
EXECUTIVE COMPENSATION.......................................................................................143
   Option Grants in Last Fiscal Year.........................................................................144
   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.........................144
   Pension and Other Benefit Plans...........................................................................144
   Employment Contracts......................................................................................145
   Certain Transactions......................................................................................146
   Directors and Officers' Insurance.........................................................................146
   Compensation of Directors.................................................................................146
   Report on Executive Compensation..........................................................................147

PRINCIPAL SHAREHOLDERS OF KINROSS............................................................................152

MARKET PRICE FOR KINROSS COMMON SHARES.......................................................................153

KINROSS SELECTED FINANCIAL DATA..............................................................................154
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KINROSS...................................................154
EXCHANGE RATE DATA...........................................................................................156
KINROSS GOLD CORPORATION SELECTED UNAUDITED PRO FORMA CONSOLIDATED
   FINANCIAL INFORMATION.....................................................................................157


KINROSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS.....................................................................................162
MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE QUARTERS ENDED MARCH 31, 2004
   AND 2003..................................................................................................162
   Overview..................................................................................................163
   Results Summary...........................................................................................163
   Operating Results.........................................................................................164
   Expenses..................................................................................................174
   Liquidity and Capital Resources...........................................................................176
   Outlook...................................................................................................178
MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE YEARS ENDED DECEMBER 31, 2003,
   2002, AND 2001............................................................................................178
   Overview..................................................................................................179
   Results Summary...........................................................................................179
   Material Events...........................................................................................179
   Financial/Operations......................................................................................182
   Expenses..................................................................................................195
   Liquidity and Capital Resources...........................................................................197
   Critical Accounting Policies..............................................................................201
   Recent Accounting Pronouncements..........................................................................209
   Risk Analysis.............................................................................................210
   Strategy..................................................................................................215
   Outlook...................................................................................................216

THE MERGER...................................................................................................216
GENERAL......................................................................................................216
BACKGROUND OF THE MERGER.....................................................................................217
REASONS FOR THE MERGER--ADVANTAGES AND DISADVANTAGES.........................................................220
   Kinross...................................................................................................221
   Crown.....................................................................................................221
INTERESTS OF CERTAIN INDIVIDUALS.............................................................................223
STOCK OPTIONS................................................................................................224
REGULATORY APPROVALS REQUIRED................................................................................224
DISSENTERS' RIGHTS OF APPRAISAL..............................................................................224
   Requirements for Exercising Dissenters' Rights............................................................224
   Dissenters' Notice Procedure..............................................................................225
   Payment Procedure.........................................................................................226
   Payment Disputes..........................................................................................226
   Fair Value................................................................................................227
ACCOUNTING FOR THE MERGER....................................................................................227
DELIVERY OF CERTIFICATES FOR KINROSS COMMON SHARES...........................................................227
PAYMENT IN LIEU OF ISSUING FRACTIONAL SHARES.................................................................228
EXPENSES OF THE MERGER.......................................................................................228
RESTRICTIONS ON TRANSFER OF KINROSS COMMON SHARES............................................................228
   United States.............................................................................................228
   Canada....................................................................................................228

AGREEMENTS RELATING TO THE MERGER............................................................................229
THE MERGER AGREEMENT.........................................................................................229
   Structure of the Merger...................................................................................229
   Effective Time and Timing of Closing......................................................................229
   Consideration to be Received in the Merger................................................................229
   Exchange of Certificates Representing Crown Common Stock..................................................229


   Distribution of Solitario Common Stock....................................................................230
   Treatment of Crown Stock Options..........................................................................230
   Treatment of Crown Warrants...............................................................................230
   Representations and Warranties............................................................................231
   Conduct of Business Pending the Merger....................................................................231
   Offers for Alternative Transactions.......................................................................231
   Conditions to the Parties' Obligations to Close the Merger................................................233
   Termination and Effects of Termination....................................................................234
   Expenses..................................................................................................236
   Additional Agreements.....................................................................................236
   Amendment.................................................................................................236
   Waiver....................................................................................................236
STOCKHOLDER AND VOTING AGREEMENT.............................................................................236
THE DISTRIBUTION AGREEMENT...................................................................................237

MARKET FOR SECURITIES........................................................................................237

DESCRIPTION OF SECURITIES....................................................................................238
KINROSS PREFERRED SHARES.....................................................................................238
   Dividends.................................................................................................238
   Conversion................................................................................................238
   Redemption; Put Right.....................................................................................238
   Other Payments............................................................................................238
   Voting Rights.............................................................................................238
   Liquidation Preference....................................................................................238
KINAM CONVERTIBLE PREFERRED SHARES...........................................................................239
   Dividends.................................................................................................239
   Conversion................................................................................................239
   Redemption................................................................................................239
   Voting Rights.............................................................................................239
WARRANTS.....................................................................................................239
KINROSS COMMON SHARES........................................................................................239
   Dividends.................................................................................................240
   Liquidation...............................................................................................240
   Voting....................................................................................................240
TRANSFER AGENT...............................................................................................240

COMPARISON OF RIGHTS OF HOLDERS OF KINROSS COMMON SHARES AND HOLDERS OF
   CROWN COMMON STOCK........................................................................................240
GENERAL PROVISIONS...........................................................................................241
   Authorized Capital........................................................................................241
   Number of Directors.......................................................................................241
   Director Qualifications...................................................................................242
   Election of Directors by Zoloto...........................................................................242
   Vacancy on the Board of Directors.........................................................................242
   Removal of Directors......................................................................................243
   Amendments to Governing Documents.........................................................................243
   Quorum of Shareholders....................................................................................243
   Special Shareholder Meetings..............................................................................244
   Shareholder Consent Instead of a Meeting..................................................................244
   Significant Transactions..................................................................................244
   Shareholder Proposals and Advance Notice Requirements.....................................................245
   Dissenters' Rights........................................................................................246


   Shareholder Derivative Actions............................................................................247
   Oppression Remedy.........................................................................................247
   Payment of Dividends......................................................................................248
   Repurchase of Shares......................................................................................248
   Fiduciary Duties of Directors.............................................................................249
   Indemnification of Officers and Directors.................................................................249
   Director Liability........................................................................................250
   Access to Corporate Records...............................................................................251
   Transactions With Interested Directors....................................................................251
   Anti-Takeover Provisions and Interested Shareholder Transactions..........................................252

TAX CONSEQUENCES.............................................................................................254
UNITED STATES FEDERAL TAX CONSEQUENCES.......................................................................254
   General...................................................................................................254
   United States Federal Tax Consequences of the Merger......................................................255
   Withholding With Respect to Cash Paid in Lieu of Fractional Kinross Shares................................256
   United States Federal Tax Consequences to U.S. Holders Owning and Disposing of
      Kinross Common Shares..................................................................................256
   Taxation of Dividends on Kinross Common Shares............................................................256
   Taxation on Sale or Exchange of Kinross Common Shares.....................................................257
   Passive Foreign Investment Company Considerations.........................................................258
   U.S. Information Reporting and Backup Withholding.........................................................259
CANADIAN FEDERAL TAX CONSEQUENCES............................................................................260
   U.S. Shareholders and Warrant Holders.....................................................................260
   Canadian Shareholders and Warrant Holders.................................................................261

EXPERTS......................................................................................................262

VALIDITY OF KINROSS COMMON SHARES............................................................................262

WHERE YOU CAN FIND MORE INFORMATION..........................................................................262

GLOSSARY OF TECHNICAL TERMS USED IN THIS DOCUMENT............................................................264

MEASUREMENTS CONVERSION TABLE................................................................................280

INDEX TO FINANCIAL STATEMENTS................................................................................281

APPENDICES
   Appendix A - Merger Agreement.............................................................................A-1
   Appendix B - Washington Dissenters' Rights Statute........................................................B-1

                 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING


Q.      WHY IS MY VOTE IMPORTANT?

A. The plan of merger must be approved by at least two-thirds of the shares of Crown common stock outstanding on the record date. If you do not return your proxy card or vote at the special meeting, it will be more difficult for Crown to obtain the necessary approval of the plan of merger, because your failure to vote will have the same practical effect as a vote against the plan of merger.

Q.      WHAT DO I NEED TO DO NOW?

A. After you have carefully read this document, please complete, sign, and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. If your shares are held in a brokerage account, you must provide instructions to your broker in order for your shares to be voted on the plan of merger.

Q.      CAN I CHANGE MY VOTE?

A. Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by:

        o delivering to the Secretary of Crown a signed written notice of revocation;

        o delivering to the Secretary of Crown a signed proxy card with a later date; or

        o attending the special meeting and voting in person. However, your attendance alone will not revoke your proxy.

        If your shares are held in a "street name" account, you must timely contact your broker, bank, or other nominee to change your vote.

        To ensure that a notice of revocation is received and acted upon, please send the notice so that it is received, at the latest, one business day before the special meeting.

Q.      CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A. Yes. All shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank, or other nominee how you can vote at the meeting.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR BANK, WILL MY BROKER OR BANK VOTE MY SHARES FOR ME?

A. No, your broker or bank will not vote your shares on the plan of merger unless you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q.      WHAT IF I FAIL TO INSTRUCT MY BROKER OR BANK ABOUT HOW TO VOTE?

A. Your failure to instruct your broker, bank, or other nominee to vote your shares will have the same effect as a vote against approval of the plan of merger.

Q.      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of Crown stock certificates. Please do not send in your stock certificates with your proxy.

Q.      WHO CAN HELP ANSWER MY QUESTIONS?

A. You should contact Christopher E. Herald at Crown Resources Corporation, 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033, telephone
        (303) 534-1030, or by e-mail to cherald@aol.com.

        You also may obtain additional information about Kinross and Crown from the documents filed with the Securities and Exchange Commission or by following the instructions in the section entitled "Where You Can find More Information" on page 262.

--------------------------------------------------------------------------------

                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS MATERIAL INFORMATION ABOUT THE PROPOSED MERGER THAT IS MORE FULLY DISCUSSED ELSEWHERE IN THIS DOCUMENT. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, WE ENCOURAGE YOU TO READ THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT AND THE OTHER DOCUMENTS ATTACHED AS APPENDICES TO THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONCERNING KINROSS INCLUDED IN THIS DOCUMENT HAS BEEN FURNISHED BY KINROSS, AND ALL INFORMATION CONCERNING CROWN INCLUDED IN THIS DOCUMENT HAS BEEN FURNISHED BY CROWN.

THE COMPANIES

KINROSS GOLD CORPORATION

        Kinross is principally engaged in the exploration for and the acquisition, development, and operation of gold bearing properties in North and South America and Russia. Kinross' principal product and source of cash flow is gold. Kinross is amalgamated under and is governed by the laws of Ontario, Canada. Kinross organized Crown Merger Corporation in the state of Washington for the sole purpose of completing the merger and the acquisition of Crown. Crown Merger has no operations or assets.

        Kinross' principal offices are located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2. Kinross' telephone number is (416) 365-5123. Kinross' corporate website is WWW.KINROSS.COM. The information on Kinross' website is not incorporated by reference into this Proxy
Statement/Prospectus.


        In Canada, the Kinross common shares trade on the Toronto Stock Exchange (the "TSX") under the symbol "K." The Kinross common shares trade on the New York Stock Exchange (the "NYSE") under the symbol "KGC." See "Business of Kinross" beginning on page 51.


CROWN RESOURCES CORPORATION

        Crown is a precious metals exploration company. Crown's primary business has been to identify properties with promising mineral potential, acquire these properties, and explore them to an advanced state. Other than its Buckhorn Mountain Project, Crown currently has no active exploration activities and has no revenues from operations.


        Crown is organized under the laws of the state of Washington. Crown's principal offices are located at 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033, and its telephone number is (303) 534-1030. Crown's corporate website is www.crownresources.com. The information on Crown's website is not incorporated by reference into this Proxy Statement/Prospectus. See "Business of Crown" beginning on page 23.


THE MERGER

REASONS FOR THE MERGER

        Crown is the owner of a potential mining property referred to as the Buckhorn Mountain Project. Crown has conducted exploration activities, completed a feasibility study, and begun the necessary permitting process to seek to develop the Buckhorn Mountain Project into a producing gold mine. However, Crown may lack the future financial resources necessary to complete the permitting process and does not currently have the funds required to commence mining at the Buckhorn Mountain Project site. In addition to permitting and capital costs, Crown would be obligated to obtain the required bonding in order to commence mining at the Buckhorn Mountain Project. Battle Mountain, the former joint venture partner of Crown which had previously managed the Buckhorn Mountain Project and provided significant access to financial resources, withdrew as a result of permitting delays and associated costs and transferred its interest in the Buckhorn Mountain Project to Crown in July 2001. Crown has no assurance that it would have access to the financial funding necessary to commence operations at the Buckhorn Mountain Project.

        Kinross is an established gold mining company that owns the Kettle River mill, the only operating ore
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
processing facility located near the Buckhorn Mountain Project and within the state of Washington. Kinross currently has access to the technical personnel and funding necessary to pursue the permitting, construction, and operation of the Buckhorn Mountain Project. The Kettle River mill and tailings facilities will be used to process the ore from the Buckhorn Mountain Project and gives Kinross unique permitting and operational synergies with the Buckhorn Mountain Project. In addition, the increase in gold prices over the past two years supports the development of the Buckhorn Mountain Project on an accelerated basis.


        On the basis of the foregoing, the proposed merger substantially eliminates future permitting and financial risks to the Crown shareholders' interest in the development of the Buckhorn Mountain Project and, at the same time, permits Kinross to take advantage of the synergies between its existing operations and facilities and the Buckhorn Mountain Project. The merger terms were determined in negotiations between Crown and Kinross and are, in the opinion of Crown's board of directors, fair to the Crown shareholders. Two of the members of the board of directors of Crown who are also employees will receive termination payments in connection with the merger. See "The Merger--Reasons for the Merger--Advantages and Disadvantages" beginning on page 220 and "The Merger--Interests of Certain Individuals" at page 223.


TERMS OF THE MERGER


        In the merger, Kinross will acquire complete ownership of Crown. Each outstanding share of Crown common stock will be converted into 0.2911 of a Kinross common share. Fractional shares will be paid in cash. For example, if you own 100 shares of Crown common stock, then you will receive 29 Kinross common shares, plus an amount in cash equal to the market value of 0.11 of a Kinross common share. The total number of Kinross common shares to be issued in the merger will vary depending on whether outstanding warrants to purchase Crown common stock are exercised for cash or on a cashless basis, as permitted by the terms of the Crown warrants. However, Kinross estimates that it will issue up to
13.5 million Kinross common shares in the merger. On completion of the merger, Crown shareholders will hold approximately 3.9% of the outstanding Kinross common shares and Crown will be a wholly-owned subsidiary of Kinross.


        At the election of the holder of any unexercised warrant to purchase Crown common stock, the warrant will be exchanged for 0.2911 of a Kinross common share for each share of Crown common stock that would have been issued if the warrant had been exercised on a cashless basis immediately prior to the merger. If the warrant holder does not make this election, the warrant will represent the right to acquire Kinross common shares subsequent to the merger, with the number of shares and the exercise price appropriately adjusted on the basis of the merger exchange ratio.

        On December 8, 2003, the Crown board of directors took action, as permitted under the Crown 2002 Stock Incentive Plan, so that all options to purchase Crown common stock not exercised as of the effective time of the merger will be terminated.

        The merger is expected to be completed as soon as practicable after the special meeting.


        See "The Merger" beginning on page 216.








DISSENTERS' RIGHTS IN THE MERGER

        Under applicable Washington law, you may assert dissenters' rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of Washington law as set forth in Appendix B of this Proxy Statement/Prospectus. Pursuant to your dissenters' rights under Washington law, you may seek a determination by a Washington court of the fair value of your shares. The fair value determined by the court may
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

be more than, less than, or equal to the value of the consideration to be paid in the merger. Kinross' obligation to consummate the merger is conditioned upon no more than 5% of the Crown shareholders exercising dissenters' rights immediately prior to the effective time of the merger. See "The
Merger--Dissenters' Rights of Appraisal" beginning on page 224.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES


        Parr Waddoups Brown Gee & Loveless, A Professional Corporation, counsel to Kinross, has delivered its opinion to Kinross and Crown that, based on the assumed accuracy of factual assumptions and representations of Kinross and Crown, the merger will qualify as a reorganization for U.S. federal income tax purposes, which means that Crown shareholders and warrant holders generally will not recognize any gain or loss on the merger for United States federal income purposes, except with respect to the cash, if any, received in lieu of fractional Kinross common shares. Crown shareholders who exercise and perfect their dissenters' rights will generally recognize gain or loss on the transaction as if it constituted a sale of their Crown common stock. See "Tax Consequences--United States Federal Tax Consequences" beginning on page 254.


MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES


        In the opinion of Cassels Brock & Blackwell LLP, counsel to Kinross, Crown shareholders and warrant holders who are not, and have not been, resident in Canada for purposes of the Income Tax Act (Canada) at any time while they have held Crown common stock and/or warrants will not be subject to Canadian federal income tax in respect of any capital gain arising on the exchange of Crown common stock or warrants for Kinross common shares or cash in lieu of a fractional Kinross common share as a result of the merger. For Crown shareholders and warrant holders who are Canadian residents, the exchange will be a taxable event so that they will realize a gain or loss, as applicable, for Canadian income tax purposes. See "Tax Consequences--Canadian Federal Tax Consequences" beginning on page 260.


RECOMMENDATION OF THE BOARD OF DIRECTORS


        Crown's board of directors believes the merger is in the best interests of the Crown shareholders and has unanimously adopted the plan of merger. The Crown board unanimously recommends that the Crown shareholders vote "FOR" approval of the plan of merger. See "The Crown Special Meeting--Crown Board Recommendation" beginning on page 20. Two members of the Crown board who are also employees will receive termination payments in connection with the proposed merger. See "The Merger--Interests of Certain Individuals" beginning on page 223.


MANAGEMENT OF KINROSS AFTER THE MERGER


        Kinross' directors and executive officers will not change as a result of the merger. See "The Merger" and "Management of Kinross" beginning on pages 216 and 139, respectively.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


        In June 2000, Crown entered into change in control agreements with each of its executive officers. Completion of the merger will be considered a change in control (as defined in the agreements) and will result in payments being made to executives. See "The Merger--Interests of Certain Individuals" beginning on page 223.




DISTRIBUTION OF SOLITARIO SHARES


        Prior to the merger, Crown intends to distribute all of the 9,633,585 shares of common stock of Solitario Resources Corporation, a Colorado corporation ("Solitario"), owned by it to Crown shareholders, other than those shares of Solitario it is contractually obligated to withhold for delivery on the exercise or exchange of outstanding warrants to purchase Crown common stock or shares withheld to avoid the distribution of fractional shares. If you are a Crown shareholder as of [__________], 2004, the record date for the distribution, you will receive a pro rata portion of the Solitario common stock. Holders of outstanding Crown warrants will also receive Solitario common stock if they elect to exchange their warrants for Kinross common shares or if they exercise their warrants after the merger. See

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

"Agreements Relating to the Merger--The Distribution Agreement" beginning on page 237.


PRINCIPAL CONDITIONS TO COMPLETION OF THE MERGER

        The merger is conditioned on the following:

        o approval of the plan of merger by the holders of at least two-thirds of the Crown common stock outstanding as of the record date for the Crown special meeting;

        o the compliance by each of the parties with their respective representations, warranties, and covenants as set forth in the merger agreement, unless waived by the other party;

        o the absence of any material adverse change in the condition of either party not consented to by the other party;

        o the absence of material regulatory limitations or prohibitions on the consummation of the transaction or the continuation of the proposed business of Crown; and

        o other conditions described under the heading "Agreements Relating to the Merger--The Merger Agreement--Conditions to the Parties' Obligations to Close the Merger" beginning on page 233.

RESTRICTIONS ON SOLICITING ALTERNATIVE TRANSACTIONS


        Crown has agreed that it will not conduct any discussions regarding, or enter into a prospective business combination of Crown with any party other than Kinross except in limited circumstances. The limited exceptions to this prohibition are intended to enable Crown's board of directors to fulfill its fiduciary duties to Crown's shareholders. Each of Crown's officers, directors, and shareholders who signed a voting agreement with Kinross also agreed not to initiate or engage in any such discussions. See "Agreements Relating to the Merger--The Merger Agreement--Offers for Alternative Transactions" beginning on page 231 and "Stockholder and Voting Agreement" beginning on page 236.


KINROSS AND CROWN MAY AMEND OR TERMINATE THE MERGER AGREEMENT

        Kinross and Crown can mutually agree to terminate the merger agreement at any time before completing the merger. Also, either of Kinross or Crown may, without the other's consent, but subject to limitations, terminate the merger agreement:

        o if the merger has not been completed on or before September 30, 2004;

        o if approval of the merger by Crown's shareholders is not obtained;

        o if a ruling or an injunction prohibiting or restraining the merger has been issued or any law prohibits the merger;

        o if the other company has breached its representations, warranties, or covenants under the merger agreement;

        o if the Crown board of directors withdraws its recommendation of the merger or recommends or enters into a transaction providing for the acquisition of Crown by an entity other than Kinross; or


        o for other reasons described under the heading "Agreements Relating to the Merger--The Merger Agreement--Termination and Effects of Termination" beginning on page 234.


        In some instances, termination of the merger agreement will require Crown to pay to Kinross a termination fee of U.S. $2.0 million.

RESTRICTIONS ON RESALE OF KINROSS COMMON STOCK ISSUED IN THE MERGER
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        Except for shares issued to "affiliates" of Crown, as that term is defined in Rule 144 under the U.S. Securities Act of 1933, as amended (the "Securities Act"), all Kinross common shares to be issued to U.S. shareholders of Crown in connection with the merger will be transferable without further registration under the Securities Act. Sales by affiliates of Crown must be made in accordance with the requirements of Rules 144 and 145 under the Securities Act.


        Kinross common shares issued to Canadian shareholders of Crown in connection with the merger will be distributed in reliance on exemptions from the registration and prospectus requirements of Canadian securities laws, subject, in the case of Quebec, to regulatory approval, and will be freely tradable in or into Canada through appropriately registered dealers provided the conditions of the exemptions are met at the time of such transaction.


See "The Merger--Restrictions on Transfer of Kinross Common Shares" beginning on page 228.


COMPARISON OF SHAREHOLDER RIGHTS AND CORPORATE MATTERS

        As of the effective time of the merger, Crown shareholders will cease to own Crown shares and, to the extent they do not exercise dissenters' rights, will become shareholders of Kinross. While the rights and privileges of shareholders of a corporation organized under the Business Corporations Act (Ontario) (the "OBCA"), such as Kinross are, in many instances, comparable to those of shareholders of a Washington corporation such as Crown, there are material differences.


        For a discussion of significant differences in the rights of holders of Crown common stock and the rights of holders of Kinross common shares, see "Comparison of Rights of Holders of Kinross Common Shares and Holders of Crown Common Stock" beginning on page 240.


SHARES HELD BY CROWN DIRECTORS AND EXECUTIVE OFFICERS


        At the close of business on the record date, Crown's directors and executive officers and their affiliates owned and were entitled to vote [________] shares of Crown common stock, which represented approximately [__]% of the shares of Crown common stock outstanding on that date. These shares are subject to a voting agreement with Kinross, providing for the shares to be voted in favor of the plan of merger. See "Principal Shareholders of Crown" beginning on page 34 and "Agreements Relating to the Merger--Stockholder and Voting Agreement" beginning on page 236.





NEW CERTIFICATES FOR COMMON SHARES

        All shares of Crown common stock outstanding at the effective time of the merger, except those held by Crown shareholders validly exercising their dissenters' rights, automatically will be converted into Kinross common shares. Each certificate formerly representing shares of Crown common stock will represent that number of Kinross common shares into which the Crown stock has been converted.

        Record holders of Crown common stock will receive a letter from Computershare Trust Company of New York, the exchange agent, with instructions for submitting their old Crown certificates for Kinross certificates. You should wait until you receive instructions from the exchange agent prior to submitting your Crown certificates.


        No fractional shares will be issued, and Crown shareholders who would otherwise be entitled to receive a fractional share will receive a cash payment equal to the market value of the fractional share based on the trading prices of the Kinross common shares on the NYSE immediately prior to the merger. See "Agreements Relating to the Merger--The Merger Agreement--Exchange of Certificates Representing Crown Common Stock" beginning on page 229.


COMPARATIVE PER SHARE DATA

FINANCIAL PER SHARE DATA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        The following table sets forth, for the periods indicated, selected pro forma per share amounts, prepared in accordance with CDN GAAP and U.S. GAAP, for Kinross common shares after giving effect to the merger; pro forma equivalent per share amounts for shares of Crown common stock; and the corresponding historical per share data for Kinross common shares and shares of Crown common stock. The information presented below should be read in conjunction with the unaudited pro forma consolidated financial statements of Kinross, together with the relevant notes, adjustments, and assumptions thereto, and the historical audited consolidated financial statements for the three years ended December 31, 2003, and related notes of each of Kinross and Crown included in this Proxy Statement/Prospectus.

                                                   AS AT AND                          AS AT AND
                                                   FOR THE        AS AT AND           FOR THE        AS AT AND
                                                   THREE          FOR THE             THREE          FOR THE
                                                   MONTHS         YEAR                MONTHS         YEAR
                                                   ENDED          ENDED               ENDED          ENDED
                                                   MARCH 31,      DECEMBER 31,        MARCH 31,      DECEMBER 31,
                                                   ---------      ------------        ---------      ------------
                                                   2004           2003                2004           2003
                                                   ----           ----                ----           ----
                                                   CDN GAAP       CDN GAAP            U.S. GAAP      U.S. GAAP
KINROSS COMMON SHARES
Net earnings:
     Net earnings per share                           $  0.04        $  0.06            $  0.04         $ (0.05)
     Pro Forma                                           0.04           0.01               0.04           (0.09)
Cash dividends per Kinross common share:
     Historical                                             -              -                  -               -
     Pro Forma                                              -              -                  -               -
Book value per Kinross common share at period end:
     Historical                                       $  5.23        $  5.22            $  5.22         $  5.18
     Pro Forma                                           5.30           5.29               5.29            5.24

CROWN COMMON STOCK
Net earnings:
     Net (loss) earnings per share                    $ (0.02)       $ (0.45)           $ (0.02)        $ (0.45)
     Crown per share equivalent                          0.01           0.00               0.01           (0.02)
Cash dividends per Crown common share:
     Historical                                             -              -                  -               -
     Crown per share equivalent                             -              -                  -               -
Book Value per Crown common share at period end:
     Historical                                       $  1.34        $  1.36            $  1.34         $  1.36
     Crown per share equivalent                          1.54           1.54               1.56            1.54


        You should not rely on the pro forma per share data as being indicative of the results of operations or financial condition that would have been reported by the combined company had the merger been in effect during the periods set forth above or that may be reported in the future.





        Equivalent per share data in respect of the shares of Crown common stock has been calculated by multiplying the Kinross pro forma amounts by the exchange ratio of 0.2911. Additional information regarding historical trading prices for Kinross common shares can be found under "Market Price for Kinross Common Shares" on page 153.


SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


        Kinross' selected unaudited pro forma consolidated financial information reflecting, among other things, the completion of the merger with Crown can be found under the caption "Kinross Selected Financial Data--Kinross Gold Corporation Selected Unaudited Pro Forma Consolidated Financial Information" beginning on page 157 and in the financial statement presentation at F-A1.


TRADING PRICE DATA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

        The table below presents the per share closing prices of Kinross common shares on the TSX and the NYSE and Crown common stock on the OTC Bulletin Board as of October 7, 2003, the last trading day before announcement of the merger agreement, and June 30, 2004, a recent trading date. The table also sets forth the equivalent per share price for Crown common stock. This price is calculated by multiplying the price of the Kinross common shares as reported by the NYSE by the merger exchange ratio of 0.2911. For more detailed trading price information of Kinross common shares, see "Market Price for Kinross Common Shares" on page 153.

                    Kinross common          Kinross common          Crown common             Crown common
                  shares (historical)     shares (historical)     stock (historical)      stock (equivalent)
                      on the TSX             on the NYSE                OTC
October 7, 2003         $10.07                  $7.58                  $1.50                    $2.21

June 30, 2004           $ 7.42                  $5.56                  $1.75                    $1.62


        Crown shareholders should obtain current market quotations for Kinross common shares and Crown common stock in considering the proposal to approve the plan of merger. No assurance can be given as to the market prices of Kinross common shares or Crown common stock at any time before the merger or the market price of Kinross common shares at any time after merger. The exchange ratio will not be adjusted for increases or decreases in the market price of Kinross common shares or Crown common stock, regardless of when they occur.


        Kinross has not paid cash dividends on its common shares, and Crown has not paid cash dividends on its common stock. Kinross has made an application for, and the TSX has conditionally approved, the listing of the Kinross common shares issuable in connection with the merger, subject to the receipt by the TSX of (i) written confirmation of the date of completion of the merger and the exact number of shares issued or to be issued; (ii) an executed copy of the Acquisition Agreement and Plan of Merger and all other material agreements;
(iii) a copy of the form of any warrants assumed by Kinross as a result of the merger; (iv) a customary legal opinion of counsel to Kinross regarding, among other things, due authorization of the common shares issued in the merger; and
(v) payment of the required listing fee. Kinross filed an application for listing with the NYSE.


CURRENCY AND EXCHANGE RATE DATA


        References in this document to "$," "dollars," "U.S. dollars," or "U.S. $," are to the currency of the United States, and references to "Canadian dollars," or "CDN $," are to the currency of Canada. On June 30, 2004, the noon buying rate as reported by the Bank of Canada was CDN $1.3404 per U.S. $1.00. This information should not be construed as a representation that the Canadian dollar amounts actually represent, or could be converted into, U.S. dollars at the rate indicated. See "Kinross Selected Financial Data--Exchange Rate Data" on page 156.


GLOSSARY AND MEASUREMENTS CONVERSION TABLE


        Technical terms relating to geology, mining, and related matters are defined in the "Glossary of Technical Terms Used in this Document" beginning on page 264. A table providing information for converting metric measurements to imperial measurements is under "Measurements Conversion Table" on page 280.
--------------------------------------------------------------------------------

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                                  RISK FACTORS

--------------------------------------------------------------------------------

        An investment in the Kinross common shares involves certain risks. In addition to considering the other information in this Proxy Statement/Prospectus, you should consider carefully the following factors in deciding whether to vote in favor of the plan of merger. If any of these risks occur, or if other risks not currently anticipated or fully appreciated occur, the business and prospects of Kinross could be materially adversely affected, which could have an adverse effect on the trading price for its shares.

RISKS RELATING TO THE BUSINESS OF THE COMBINED COMPANY

KINROSS' MINERAL EXPLORATION AND MINING OPERATIONS INVOLVE SIGNIFICANT RISKS, INCLUDING THE DIFFICULT NATURE OF ESTABLISHING THE EXISTENCE OF ECONOMIC MINERALIZATION, SIGNIFICANT UP-FRONT CAPITAL REQUIREMENTS, VARIABILITY IN DEPOSITS, AND OTHERS THAT MAY RESTRICT KINROSS' ABILITY TO RECEIVE AN ADEQUATE RETURN ON ITS CAPITAL IN THE FUTURE.

        The exploration and development of mineral deposits involves significant financial and other risks over an extended period of time, which even a combination of careful evaluation, experience, and knowledge may not eliminate. Few mining properties that are explored are ultimately developed into producing mines. Major expenses are required to establish reserves by drilling and to construct mining and processing facilities. Large amounts of capital are frequently required to purchase necessary equipment. Delays due to equipment malfunction or inadequacy may adversely affect Kinross' results of operations. It is impossible to ensure that the current or proposed exploration programs on properties in which Kinross has an interest will result in profitable commercial mining operations.

        Whether a gold deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit, such as its size and grade, costs and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold, and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in Kinross not receiving an adequate return on its invested capital.

KINROSS IS SUBJECT TO RISKS CAUSED BY VARIOUS EXTERNAL FACTORS, INCLUDING LEGAL LIABILITY CREATED BY ITS OPERATIONS.

        The operations of Kinross are subject to the hazards and risks normally incident to exploration, development, and production of gold, any of which could result in damage to life or property, environmental damage and possible legal liability for such damage. The activities of Kinross may be subject to prolonged disruptions due to weather conditions depending on the location of operations in which Kinross has interests. Hazards, such as unusual or unexpected formations, faults and other geologic structures, rock bursts, pressures, cave-ins, flooding, or other conditions may be encountered in the exploration, mining, and removal of material.

CHANGES TO THE EXTENSIVE FOREIGN REGULATORY AND ENVIRONMENTAL RULES AND REGULATIONS TO WHICH KINROSS IS SUBJECT COULD HAVE A MATERIAL ADVERSE EFFECT ON KINROSS' FUTURE OPERATIONS.

        Kinross' mining and processing operations and exploration activities in the Americas, Russia, Australia, Africa, and other countries and regions are subject to various laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, mine safety, and other matters. The legal and political circumstances outside of the United States cause these risks to be different from, and in many cases, greater than, comparable risks associated with operations within the United States. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on Kinross, increase costs, cause a reduction in levels of production and/or delay or prevent the development of new mining properties. Compliance with these laws and regulations requires significant expenditures and increases the mine development and operating costs of Kinross. Changes in regulations and laws could adversely affect Kinross' operations or substantially increase the costs associated with those operations.

CHANGES TO THE EXTENSIVE UNITED STATES REGULATORY AND ENVIRONMENTAL RULES AND REGULATIONS TO WHICH KINROSS IS SUBJECT COULD HAVE A MATERIAL ADVERSE EFFECT ON KINROSS' FUTURE OPERATIONS.

        Kinross' exploration programs in the United States are subject to federal, state, and local environmental regulations. Some of Kinross' mining claims are on United States public lands. The United States Forest Service (the "USFS") and Bureau of Land Management (the "BLM") extensively regulate mining operations conducted on public lands. Most operations involving the exploration for minerals are subject to laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust, and other environmental protection controls adopted by federal, state, and local governmental authorities as well as the rights of adjoining property owners. In addition, in order to conduct mining operations on Kinross' properties, it will be required to obtain performance bonds related to environmental permit compliance. These bonds may take the form of cash deposits or, if available, could be provided by outside insurance policies. Kinross may be required to prepare and present to federal, state, or local authorities' data pertaining to the effect or impact that any proposed exploration or mining activity may have upon the environment. All requirements imposed by any such authorities may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.

KINROSS IS SUBJECT TO RISKS AND EXPENSES RELATED TO RECLAMATION COSTS AND RELATED LIABILITIES. INCREASES IN THESE COSTS OVER CURRENT ESTIMATES COULD HAVE A MATERIAL ADVERSE EFFECT ON KINROSS.

        Kinross is generally required to submit for government approval a reclamation plan and to pay for the reclamation of its mine sites upon the completion of mining activities. Kinross estimates its share of reclamation closure obligations as of December 31, 2003, at $146.3 million based on information currently available. In addition, Kinross spent $19.3 million in 2003 and plans reclamation spending of approximately $19.2 million in 2004 as part of its current closure plans and to get as many closure projects as possible to post-closure monitoring by the end of 2005. Any increases over the current estimates of these costs could have a material adverse effect on Kinross.

KINROSS IS SUBJECT TO RISKS RELATED TO ENVIRONMENTAL LIABILITY, INCLUDING LIABILITY FOR ENVIRONMENTAL DAMAGES CAUSED BY MINING ACTIVITIES PRIOR TO OWNERSHIP BY KINROSS. THE PAYMENT OF SUCH LIABILITIES WOULD REDUCE FUNDS OTHERWISE AVAILABLE AND COULD HAVE A MATERIAL ADVERSE EFFECT ON KINROSS.

        Mining, like many other extractive natural resource industries, is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to the ownership of a property by Kinross. The payment of such liabilities would reduce funds otherwise available and could have a material adverse effect on Kinross. Should Kinross be unable to fund fully the cost of remedying an environmental problem, Kinross might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on the operations and business of Kinross.

KINROSS' OPERATIONS COULD BE ADVERSELY AFFECTED BY CHANGES IN MINING LAWS RELATED TO ROYALTIES, NET PROFITS INTERESTS, LAND AND MINERAL OWNERSHIP AND SIMILAR MATTERS.

        Bills proposing major changes to the mining laws of the United States have been considered by Congress. If these bills, which may include royalty fees or net profits interests, are enacted in the future, they could have a significant effect on the ownership and operation of patented and unpatented mining claims in the United States, including claims that Kinross owns or holds. Any amendment to current laws and regulations governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Kinross' financial condition and results of operation.

CERTAIN CHARACTERISTICS OR MANAGEMENT DECISIONS OF KINROSS MAY NEGATIVELY AFFECT UNITED STATES SHAREHOLDERS TO A GREATER EXTENT THAN THEY DO SHAREHOLDERS OF OTHER NATIONALITIES.

        The Kinross common shares that will be distributed to the former Crown shareholders in the merger are shares of a Canadian corporation. Various United States tax provisions apply only to foreign corporations or apply differently to foreign corporations than they do to domestic corporations. The differences that are currently material to United States' residents who hold Kinross common shares are described in the section of this Proxy Statement/Prospectus entitled "Tax Consequences." Other provisions may adversely affect U.S. holders of the Kinross common shares in the future. As the managers of a Canadian company with global operations and a substantial non-U.S. shareholder base, management of Kinross may conduct its operations in a manner that does not maximize the value of such operations either after tax or in United States dollars, or even the value of the Kinross common shares.

FLUCTUATIONS IN UNITED STATES AND CANADIAN EXCHANGE RATES MAY NEGATIVELY AFFECT THE PRICE OF KINROSS' COMMON SHARES IN UNITED STATES DOLLARS.

        Fluctuations in the exchange rate between Canadian and United States dollars may affect the United States dollar value of the Kinross common shares in ways that are different than changes in the Canadian dollar value of Kinross common shares.

THE BUSINESS OF KINROSS IS ADVERSELY AFFECTED BY THE LACK OF INFRASTRUCTURE.

        Mining, processing, development, and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources, and water supply are important determinants which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, terrorism, government, or other interference in the maintenance or provision of such infrastructure could adversely affect Kinross' operations, financial condition, and results of operations.

THE RESERVE AND RESOURCE FIGURES OF KINROSS AND CROWN ARE ONLY ESTIMATES AND ARE SUBJECT TO REVISION BASED ON DEVELOPING INFORMATION. A SIGNIFICANT REDUCTION IN THESE RESERVES AND RESOURCES OR IN THEIR ESTIMATES COULD NEGATIVELY AFFECT THE PRIOR OF KINROSS' STOCK.

        The figures for reserves and resources presented herein, including the anticipated tonnages and grades that will be achieved or the indicated level of recovery that will be realized, are estimates. Market fluctuations in the price of gold or increases in the costs to recover gold at Kinross' mines may render the mining of ore reserves uneconomical and materially harm Kinross' results of operations. Moreover, various short-term operating factors may cause a mining operation to be unprofitable in any particular accounting period.

        Proven and probable reserves at Kinross' mines and development projects and probable reserves at the Buckhorn Mountain Project were calculated based upon a gold price of $325 and $350 per ounce, respectively, and measured and indicated resources for Kinross were calculated based upon a gold price of $350 per ounce. Prolonged declines in the market price of gold may render reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially Kinross' reserves and resources. Should such reductions occur, material write downs of Kinross' investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow. The estimates of mineral reserves and resources attributable to a specific property are based on accepted engineering and evaluation principles. The estimated amount of contained gold in proven and probable reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.

        There are numerous uncertainties inherent in estimating quantities of mineral reserves and resources. The estimates in this Proxy Statement/Prospectus are based on various assumptions relating to gold prices and exchange rates during the expected life of production, mineralization of the area to be mined, the projected cost of mining, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures, and recovery rates may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward revision to current estimates.


        Approximately 19% of Kinross' proven and probable reserves are located on properties that are not currently being operated. Commencement of operations and recovery of these reserves is dependent on obtaining the required operating permits. If Kinross could not obtain the necessary permits, its future operations would be negatively impacted.


THE MINERAL RESOURCES OF KINROSS MAY NOT BE ECONOMICALLY DEVELOPABLE, IN WHICH CASE KINROSS MAY NEVER RECOVER ITS EXPENDITURES FOR EXPLORATION AND/OR DEVELOPMENT.

        Mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty of inferred mineral resources, these mineral resources may never be upgraded to proven and probable mineral reserves.

IF KINROSS DOES NOT DEVELOP ADDITIONAL MINERAL RESERVES, IT MAY NOT BE ABLE TO SUSTAIN FUTURE OPERATIONS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS FUTURE OPERATIONS.

Because mines have limited lives, Kinross must continually replace and expand its mineral reserves as its mines produce gold. The life-of-mine estimates included in this Proxy Statement/Prospectus for each of Kinross' material properties may prove incorrect. Kinross' ability to maintain or increase its annual production of gold will significantly depend on its ability to bring new mines into production and to expand mineral reserves at existing mines.

THE OPERATIONS OF KINROSS OUTSIDE OF NORTH AMERICA MAY BE ADVERSELY AFFECTED BY CHANGING POLITICAL, LEGAL, AND ECONOMIC CONDITIONS.

        Kinross has mining and exploration operations in South America, Russia, Australia, and Africa and such operations are exposed to various levels of political, economic, and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to, terrorism; hostage taking; military repression; extreme fluctuations in currency exchange rates; high rates of inflation; labor unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

        Future political and economic conditions in these countries may result in these governments adopting different policies respecting foreign development and ownership of mineral resources. Any changes in policy may result in changes in laws affecting ownership of assets, foreign investment, taxation, rates of exchange, gold sales, environmental protection, labor relations, price controls, repatriation of income, and return of capital, which may affect both the ability of Kinross to undertake exploration and development activities in respect of future properties in the manner currently contemplated, as well as its ability to continue to explore, develop, and operate those properties to which it has rights relating to exploration, development, and operations. A future government of these countries may adopt substantially different policies, which might extend to, as an example, expropriation of assets.

THERE ARE SIGNIFICANT CURRENCY AND TAX RISKS RELATED TO KINROSS' RUSSIAN OPERATIONS, WHICH COULD ADVERSELY AFFECT KINROSS' RUSSIAN OPERATIONS.

        Kinross is subject to the considerations and risks of operating in the Russian Federation. The Russian economy continues to display characteristics of an emerging market. These characteristics include, but are not limited to, a currency that is not freely convertible outside of the country and extensive currency controls. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory, and political developments.

        Russian laws, licenses, and permits have been in a state of change and new laws may be given retroactive effect. It is also not unusual in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. In addition, Russian tax legislation is subject to varying interpretations and constant change. Further, Kinross' interpretation of tax legislation as applied to its transactions and activities may not coincide with that of Russian tax authorities. As a result, transactions may be challenged by tax authorities and Kinross' Russian operations may be assessed, which could result in significant additional taxes, penalties and interest. The periods remain open to review by the tax authorities for three years. See "Business of Kinross--Legal Proceedings--Russia" beginning on page 137.


ZIMBABWE AND BRAZIL SUFFER FROM SIGNIFICANT ECONOMIC INSTABILITY WHICH COULD ADVERSELY AFFECT KINROSS' OPERATIONS IN THOSE COUNTRIES.

        Kinross is subject to risks relating to an uncertain or unpredictable political and economic environment in Zimbabwe and Brazil. In the short term, significant economic instability in these regions is expected to negatively impact the business environment and may lead to long-term negative changes in the approaches taken with respect to ownership of natural resources by foreign companies. In the case of Zimbabwe, in 2001, Kinross recorded a writedown of $11.8 million relating to Kinross' inability to manage this operation because of political turmoil creating inflationary pressure within Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services, and civil unrest. Due to Kinross' continuing inability to control distributions from the operations in Zimbabwe, Kinross stopped reporting mining production in 2003.

KINROSS REQUIRES THE ISSUANCE AND RENEWAL OF LICENSES AND PERMITS IN ORDER TO CONDUCT ITS OPERATIONS, AND FAILURE TO RECEIVE THESE LICENSES MAY RESULT IN DELAYS IN DEVELOPMENT OR CESSATION OF CERTAIN OPERATIONS.

        The operations of Kinross require licenses and permits from various governmental authorities to exploit its properties, which will include the Buckhorn Mountain Project subsequent to the merger, and the process for obtaining licenses and permits from governmental authorities often takes an extended period of time and is subject to numerous delays and uncertainties. Such licenses and permits are subject to change in various circumstances. Kinross may be unable to timely obtain or maintain in the future all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

THE SUCCESS OF KINROSS IS DEPENDENT ON GOLD PRICES OVER WHICH IT HAS NO CONTROL.

        The profitability of Kinross' operations are significantly affected by changes in the market price of gold. Gold prices fluctuate on a daily basis and are affected by numerous factors beyond the control of Kinross. The supply and demand for gold, the level of interest rates, the rate of inflation, investment decisions by large holders of gold, including governmental reserves, and stability of exchange rates can all cause significant fluctuations in gold prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of gold has fluctuated widely and future serious price declines could cause continued commercial production to be impractical. Depending on the price of gold, cash flow from mining operations may not be sufficient to cover costs of production and capital expenditures. If, as a result of a decline in gold prices, revenues from metal sales were to fall below cash operating costs, production may be discontinued.

KINROSS HAS A HISTORY OF LOSSES, AND THE SUCCESS OF KINROSS WILL REQUIRE PROFITABLE OPERATIONS IN THE FUTURE, WHICH CANNOT BE ASSURED.

        Kinross had net losses of $30.9 million and $36.3 million for 2002 and 2001, respectively. Kinross' ability to operate profitably in the future continues to depend on the success of its principal mines and on the price of gold.

THE TITLE TO PROPERTIES OF KINROSS MAY BE UNCERTAIN AND SUBJECT TO RISKS.

        The validity of mining claims which constitute most of Kinross' property holdings in the Americas, Russia, Australia, and Africa may, in certain cases, be uncertain and is subject to being contested. Kinross' titles, particularly title to undeveloped properties, may be defective.

        Certain of Kinross' United States mineral rights consist of unpatented mining claims. Unpatented mining claims and mill sites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the United States government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. The General Mining Law of the United States includes provisions for obtaining a patent, which is essentially equivalent to fee title, for an unpatented mining claim upon compliance with certain statutory requirements (including the discovery of a valuable mineral deposit). However, a Congressional moratorium against the filing of new applications for a mineral patent is currently in effect.

NUMEROUS OTHER COMPANIES COMPETE IN THE MINING INDUSTRY, MANY OF WHICH HAVE GREATER RESOURCES AND TECHNICAL CAPACITY THAN KINROSS AND, AS A RESULT, KINROSS MAY BE UNABLE TO EFFECTIVELY COMPETE IN ITS INDUSTRY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON KINROSS' FUTURE OPERATIONS.

        The mineral exploration and mining business is competitive in all of its phases. Kinross competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources than Kinross, in the search for and the acquisition of attractive mineral properties. The ability of Kinross to acquire properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration. Kinross may be unable to compete successfully with its competitors in acquiring such properties or prospects on terms it considers acceptable, if at all.

KINROSS MAY REQUIRE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE.

        The mining, processing, development, and exploration of Kinross' properties may require substantial additional financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration, development or production on any or all of Kinross' properties, or even a loss of property interest. Additional capital or other types of financing may not be available if needed or, if available, the terms of such financing may be unfavorable to Kinross.

KINROSS' INSURANCE MAY NOT COVER THE RISKS TO WHICH ITS BUSINESS IS EXPOSED.

        Kinross' business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, adverse property ownership claims, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to Kinross' properties or the properties of others, delays in mining, monetary losses and legal liability.

        Kinross' insurance does not cover all the potential risks associated with a mining company's operations. Kinross may also be unable to maintain insurance to cover insurable risks at economically feasible premiums, and insurance coverage may not be available in the future or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as the validity and ownership of unpatented mining claims and mill sites and environmental pollution or other hazards as a result of exploration and production is not generally available to Kinross or to other companies in the mining industry on acceptable terms. Kinross might also become subject to liability for pollution or other hazards for which it is uninsured or for which it elects not to insure because of premium costs or other reasons. Losses from these events may cause Kinross to incur significant costs that could have a material adverse effect upon its financial condition and results of operations.

THE OPERATIONS OF KINROSS IN VARIOUS COUNTRIES ARE SUBJECT TO CURRENCY RISK.


        Currency fluctuations may affect the revenues which Kinross will realize from its operations since gold is sold in the world market in United States dollars. The costs of Kinross are incurred principally in Canadian dollars, United States dollars, Russian rubles, Chilean pesos, Brazilian reals, and Zimbabwean dollars. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the cost of gold production in U.S. dollar terms. While the Russian ruble, Chilean peso, Brazilian real, and the Zimbabwean dollar are currently convertible into Canadian and United States dollars, they may not always be convertible in the future. See "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Management's Discussion and Analysis for the Years Ended December 31, 2002, 2002, and 2001--Risk Analysis" beginning at page 210 for a detailed discussion of examples of the impact on Kinross' earnings of currency fluctuations and Canadian dollar hedging for 2004.


KINROSS MAY NOT BE ABLE TO CONTROL THE DECISIONS AND STRATEGY OF JOINT VENTURES TO WHICH IT IS A PARTY.

        Some of the mines in which Kinross owns interests are operated through joint ventures with other mining companies and are subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events could have a material adverse impact on Kinross' profitability or the viability of its interests held through joint ventures, which could have a material adverse impact on Kinross' results of operations and financial condition:

        - inability to exert influence over strategic decisions made in respect of joint venture properties;
        - disagreement with partners on how to develop and operate mines efficiently;
        - inability of partners to meet their obligations to the joint venture or third parties; and
        -       litigation between partners regarding joint venture matters.

THE FAILURE OF KINROSS TO PAY ROYALTIES WOULD ADVERSELY AFFECT ITS BUSINESS AND OPERATIONS.

        Kinross' mining properties are subject to various royalty and land payment agreements. Failure by Kinross to meet its payment obligations under these agreements could result in the loss of related property interests.

THE COMMODITY HEDGING ACTIVITIES OF KINROSS MAY HAVE AN ADVERSE EFFECT ON ITS RESULTS OF OPERATIONS.


        Kinross has historically reduced its exposure to gold price fluctuations by engaging in hedging activities. In 2002, Kinross changed its hedging strategy and discontinued its hedging activities for gold. If Kinross were to resume its hedging activities, it may be unable to achieve realized prices for gold produced in excess of average market prices. Hedging may not adequately protect against declines in the price of gold. Hedging may prevent Kinross from benefiting fully from gold price increases. Currency hedging involves risks and may require margin activities. Sudden fluctuations in currencies could result in margin calls that could have an adverse effect on Kinross' financial position. Sudden fluctuations in the price of gold could result in margin calls that could have an adverse effect on the financial position of Kinross. See "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Management's Discussion and Analysis for the Years Ended December 31, 2002, 2002, and 2001--Risk Analysis" at page 210 for a detailed discussion of Kinross' hedging activities.


THE BUSINESS OF KINROSS IS DEPENDENT ON GOOD LABOR AND EMPLOYMENT RELATIONS.

        Production at Kinross' mines is dependent upon the efforts of employees of Kinross. Relations between Kinross and its employees may be impacted by changes in labor relations which may be introduced by, among others, employee groups, unions, and the relevant governmental authorities in whose jurisdictions Kinross carries on business. Adverse changes in such legislation or in the relationship between Kinross with its employees may have a material adverse effect on Kinross' business, results of operations, and financial condition.

LIMITATIONS ON THE RIGHTS OF KINROSS' FOREIGN SUBSIDIARIES COULD ADVERSELY AFFECT ITS ABILITY TO OPERATE EFFICIENTLY.


        Kinross conducts operations through foreign subsidiaries and joint ventures, and a substantial part of its assets are held in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict Kinross' ability to fund its operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have a material adverse impact on Kinross' valuation and stock price.


THE RESULTS OF KINROSS' OPERATIONS COULD BE ADVERSELY AFFECTED BY ITS ACQUISITION STRATEGY.

        As part of Kinross' business strategy, it has sought, and will continue to seek, new mining and development opportunities in the mining industry. In pursuit of such opportunities, Kinross may fail to select appropriate acquisition candidates or to negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel. Kinross may be unable to complete any acquisition or business arrangement that it pursues on favorable terms. Any acquisitions or business arrangements completed may not ultimately benefit Kinross' business.

CHANGES IN THE MARKET PRICE OF KINROSS COMMON SHARES MAY BE UNRELATED TO ITS RESULTS OF OPERATIONS AND COULD HAVE AN ADVERSE IMPACT ON KINROSS.

        The Kinross common shares are listed on the TSX and the NYSE. The price of the Kinross common shares is likely to be significantly affected by short-term changes in gold price or in its financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the performance of Kinross that may have an effect on the price of the Kinross common shares include the following: a reduction in analytical coverage by investment banks with research capabilities; a drop in trading volume and general market interest in the securities of Kinross may affect an investor's ability to trade significant numbers of Kinross common shares; and a substantial decline in the price of the Kinross common shares that persists for a significant period of time could cause the Kinross common shares to be delisted from the NYSE, further reducing market liquidity.

        As a result of any of these factors, the market price of the common shares at any given point in time may not accurately reflect Kinross' long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. Kinross may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

KINROSS HAS NOT PAID DIVIDENDS IN THE PAST AND DOES NOT ANTICIPATE DOING SO IN THE FUTURE.

        No dividends on the common shares have been paid by Kinross to date. Kinross anticipates that it will retain all future earnings and other cash resources for the future operation and development of its business. Kinross does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of Kinross' board of directors, after taking into account many factors, including Kinross' operating results, financial condition, and current and anticipated cash needs.

THE LOSS OF KEY EXECUTIVES COULD ADVERSELY AFFECT KINROSS.


        Kinross has a relatively small executive management team. See "Management of Kinross--Officers" beginning on page 141.

        In the event that the services of one or a number of these executives were no longer available, Kinross and its business could be adversely affected. Kinross does not carry key-man life insurance with respect to its executives. Other than severance agreements, described under "Management of Kinross--Executive Compensation--Employment Contracts" beginning on page 145, Kinross does not have employment agreements with its executive officers.

KINROSS IS SUBJECT TO CERTAIN LEGAL PROCEEDINGS.


        Kinross is a party to the legal proceedings described under the caption "Business of Kinross--Legal Proceedings" beginning on page 135. If decided adversely to Kinross, these legal proceedings, or others that could be brought against Kinross in the future, could have a material adverse effect on Kinross' financial condition or prospects.


IT MAY BE DIFFICULT TO ENFORCE A UNITED STATES JUDGMENT AGAINST THE OFFICERS AND DIRECTORS OF KINROSS OR THE EXPERTS NAMED IN THIS PROXY STATEMENT/PROSPECTUS OR TO ASSERT UNITED STATES SECURITIES LAWS CLAIMS IN CANADA.

        Substantially all of the executive officers and directors of Kinross and its independent accountants are nonresidents of the United States, and a substantial portion of Kinross' assets are located outside the United States. These executives and accountants reside in Canada, making it difficult or impossible to effect service upon them in the United States. As a result, it may be difficult to effect service in the United States or enforce a judgment obtained in the United States against Kinross or any such persons. Execution by United States courts of any judgment obtained against Kinross or its officers or directors in United States courts would be limited to the assets of Kinross or such persons, as the case may be, located in the United States. Additionally, it may be difficult for you to assert civil liabilities under United States securities laws in original actions instituted in Canada.

RISKS RELATING TO THE MERGER

THE PRICE OF THE KINROSS COMMON SHARES THAT THE CROWN SHAREHOLDERS WILL RECEIVE IN THE MERGER WILL FLUCTUATE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED.

        The number of Kinross common shares that Kinross will issue to the former Crown shareholders in the merger will not be adjusted as a result of any change in the price of the Kinross common shares or the Crown common stock. Therefore, the total market price of the Kinross common shares that the Crown shareholders will receive in the merger will depend on the market price of the Kinross common shares at the time of the merger. That price may be lower than the market price on the date the merger was announced, the date the merger agreement was signed, the date of this Proxy Statement/Prospectus, or the date of the Crown shareholders' meeting. Because the merger will occur after the date of the Crown shareholders' meeting, you will not know the exact market price of the Kinross common shares that will be issued in the merger at the time you vote on it.

        There are many factors that could cause the market price of the Kinross common shares to decrease, including adverse changes in the business, operations, or prospects of Kinross or the combined company, the timing of the merger, general market and economic conditions, and other factors described in this Proxy Statement/Prospectus. Crown will not have the right to terminate the merger agreement or to resolicit the vote of its shareholders based on changes in the price of the Kinross common shares. After the merger, the market price of the Kinross common shares will continue to fluctuate based on factors both within and beyond Kinross' control.

THE TERMS OF THE MERGER MAY NOT REFLECT THE VALUE OF KINROSS OR CROWN.

        The terms of the merger and the determination of the number of Kinross common shares to be issued to the Crown shareholders represent determinations arrived at during the negotiation process for the purpose of calculating the relative values to be assigned to the parties. The number of shares was not fixed based on traditional indicators of value such as the earnings of Crown, its market share, return on assets, revenues, or market capitalization since Crown is an exploration company. The Kinross common shares to be issued to the Crown shareholders do not, and are not intended to, represent the value of Crown. The amounts that may be realized by the Crown shareholders if they elect to sell their Kinross common shares following the merger may vary widely from the current or historical trading prices of Kinross common shares.

CROWN SHAREHOLDERS MUST PERFORM THEIR OWN ANALYSIS OF THE TRANSACTION.


        Neither the board of directors of Kinross nor the board of directors of Crown formed a special committee to evaluate the fairness of the proposed merger to unaffiliated shareholders. The lack of consideration by a disinterested committee means that the shareholders will be relying exclusively on the recommendation of the board of directors of Crown, financial information concerning Crown and Kinross contained in this Proxy Statement/Prospectus, their own analysis of the condition of both companies, the prospects for the business of Kinross following the merger, and the terms of the merger in deciding whether or not to approve the transaction. Certain individuals on the Crown board are subject to conflicts of interests in connection with the proposed merger. See "The Merger--Interests of Certain Individuals" beginning on page 223.


FOLLOWING THE MERGER, CROWN SHAREHOLDERS WILL NOT HAVE A SIGNIFICANT VOTE IN KINROSS.

        The Crown shareholders who are currently entitled to elect directors and vote on such other matters as may be presented to the shareholders will, as a result of the merger, hold only approximately 3.9% of the issued and outstanding Kinross common shares and, consequently, will not have a substantive say in any matter submitted to the Kinross shareholders.

--------------------------------------------------------------------------------

                              CAUTIONARY STATEMENT

--------------------------------------------------------------------------------

        This Proxy Statement/Prospectus contains "forward-looking statements." Forward-looking statements include, but are not limited to, statements with respect to the future price of gold and silver, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. In certain cases, forward-looking statements can be identified by the use of words such as "plans," "expects," or "does not expect," "is expected," "budget," "scheduled," "estimates," "forecasts," "intends," "anticipates," or "does not anticipate," or "believes," or variations of such words and phrases or state that certain actions, events or results "may," "could," "would," "might," or "will be taken," "occur" or "be achieved." Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Kinross to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to the factors Kinross currently believes to be material, which are identified under "Risk Factors," other factors not currently viewed as material could cause actual results to differ materially from those described in the forward-looking statements include, among others, risks related to the integration of acquisitions; risks related to joint venture operations; actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes and other risks of the mining industry; and unanticipated delays. In addition, there may be other factors not currently anticipated or that may have a greater effect than expected that could cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements which speak only as of the date of this Proxy Statement/Prospectus. Neither Kinross nor Crown undertakes any obligation to update or revise these forward-looking statements.

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                            THE CROWN SPECIAL MEETING

--------------------------------------------------------------------------------

GENERAL

        Crown is furnishing this Proxy Statement/Prospectus to you in connection with the solicitation of proxies by Crown's board of directors for use at the special meeting of Crown shareholders to be held on [__________], 2004, and any adjournments or postponements of the meeting.

        This Proxy Statement/Prospectus is being mailed to Crown shareholders on or about [_____________], 2004. This Proxy Statement/Prospectus is also being furnished to Crown shareholders as a prospectus in connection with the issuance by Kinross of Kinross common shares as contemplated by the merger agreement.

DATE, TIME, AND PLACE

        The special meeting of Crown shareholders will be held on [______________], 2004 at [____ __].m., local time, at the offices of Crown located at 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado.

PURPOSE OF THE SPECIAL MEETING

        At the special meeting of Crown shareholders, you will be asked to consider and vote on the following proposals:

        o to approve the plan of merger that provides for the merger of Crown Merger, a subsidiary of Kinross, with and into Crown, with Crown surviving as a wholly-owned subsidiary of Kinross; and

        o approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

CROWN BOARD RECOMMENDATION

        Crown's board of directors has unanimously determined that the merger is advisable and in the best interests of Crown and its shareholders and has unanimously adopted the plan of merger and recommends that Crown shareholders vote "FOR" approval of the plan of merger and "FOR" the adjournment proposal. Two of the members of the Crown board who are also employees will receive termination payments in connection with the consummation of the proposed merger. See "The Merger--Interests of Certain Individuals."

RECORD DATE AND VOTING POWER

        Crown's board of directors has fixed the close of business on [______________], as the record date for determination of Crown shareholders entitled to notice of and to vote at the special meeting. As of the record date, there were [_______] shares of Crown common stock outstanding and entitled to vote, held by approximately [_______] holders of record. The common stock is the only outstanding class of stock of Crown. Shareholders of record on the record date are entitled to one vote per share of common stock on any matter properly brought before the special meeting and at any adjournment or postponement thereof.

VOTES REQUIRED

        The proposal to approve the plan of merger must be approved by the affirmative vote of at least two-thirds of the Crown common stock outstanding on the record date.

        The record holders of a majority of the shares of Crown common stock present at the special meeting, either in person or represented by proxy, must vote to approve the adjournment proposal in order for Crown's management to have the authority to adjourn the special meeting.

STOCKHOLDER AND VOTING AGREEMENT

        As of the record date for the special meeting, the directors and executive officers of Crown and their affiliates owned [_______] shares of Crown common stock, which represented approximately [___]% of the outstanding shares of Crown common stock entitled to vote at the special meeting of Crown shareholders. Several directors and executive officers of Crown, and entities affiliated with these directors and officers, have entered into a stockholder and voting agreement with Kinross pursuant to which these directors and executive officers and other shareholders agreed, among other things, to vote, or cause to be voted, all of the shares of Crown common stock owned by them, as set forth in the stockholder and voting agreement, as well as all shares of Crown common stock acquired by them, in favor of the approval of the plan of merger, and against the acquisition of Crown by any person other than Kinross. As of the record date for the special meeting, [_______] shares of Crown common stock were subject to the stockholder and voting agreement, representing approximately [___]% of the outstanding shares of Crown common stock entitled to vote at the Crown special meeting, so that the vote of approximately [_______] additional shares of Crown common stock will be required to approve the merger. See the section entitled "Agreements Relating to the Merger--Stockholder and Voting Agreement."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

        The required quorum for the transaction of business at the special meeting of Crown shareholders is the presence in person or by proxy of the holders of a majority of the shares of Crown common stock outstanding on the record date for the special meeting. We will count abstentions and broker non-votes to determine the number of shares present at the special meeting for the purpose of determining the presence or absence of a quorum. Broker non-votes are proxies from brokers or other nominees indicating that the record holder of the shares has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

        For purposes of the proposal to approve the plan of merger, we will not count abstentions and broker non-votes as votes in favor of the proposal and, therefore, abstentions and broker non-votes will have the same effect as votes against the merger proposal. IF YOU FAIL TO VOTE OR ABSTAIN FROM VOTING, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL TO APPROVE THE PLAN OF MERGER.

        For purposes of the proposal to approve one or more adjournments of the special meeting, abstentions and broker non-votes are not counted as votes cast and generally will have no effect on the outcome of the adjournment proposal. To approve the adjournment proposal, a majority of votes cast, which includes "FOR" and "AGAINST" votes, must be in favor of the proposal.

        THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, WE URGE YOU TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD, OR TO GIVE YOUR BROKER VOTING INSTRUCTIONS.

VOTING, PROXIES, AND REVOCATION

        Crown requests that you complete, date, and sign the proxy card and promptly return it by mail in the accompanying envelope marked for this purpose in accordance with the instructions accompanying the proxy card. All properly executed proxies received before taking the vote at the special meeting and not revoked will be voted as instructed on the proxy card. IF THE PROXY CARD IS SIGNED AND RETURNED BY ANY MEANS WITHOUT INDICATING VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE PLAN OF MERGER AND "FOR" THE APPROVAL OF ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING.

        If your broker holds your shares in "street name," your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide directions on how to instruct it to vote your shares. Note that, if the holder of record of your shares is your broker, bank, or other nominee and you wish to vote at the special meeting, you must have a "legal" proxy from your broker, bank, or other nominee authorizing you to vote those shares.

        You may revoke your proxy at any time before it is voted by delivering to Crown, to the attention of James R. Maronick, 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033, a written notice of revocation or a new proxy card dated after the first one relating to the same shares, or by attending the Crown shareholder meeting and voting in person. Attendance at the Crown meeting will not, by itself, constitute the revocation of the proxy.

SOLICITATION OF PROXIES AND EXPENSES

        Crown will bear the costs of soliciting proxies. Proxies will initially be solicited by mail, but executive officers, directors, and selected other employees of Crown may also solicit proxies in person or by telephone or facsimile. Such persons who solicit proxies will not be specially compensated for such services. We will request nominees, fiduciaries, and other custodians to forward soliciting materials to beneficial owners and reimburse them for their reasonable expenses. BROKERAGE HOUSES, NOMINEES, FIDUCIARIES AND OTHER CUSTODIANS WILL BE REQUESTED TO FORWARD SOLICITING MATERIALS TO BENEFICIAL OWNERS AND WILL BE REIMBURSED FOR THEIR REASONABLE EXPENSES INCURRED IN SENDING PROXY MATERIALS TO BENEFICIAL OWNERS.

PROPOSAL TO APPROVE ADJOURNMENT OF SPECIAL MEETING

        Crown is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the plan of merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Crown may not have received sufficient votes to approve the plan of merger by the time of the special meeting. In that event, Crown would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the plan of merger. Any other adjournment of the special meeting (E.G., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

        To allow the proxies that have been received by Crown at the time of the special meeting to be voted for an adjournment, if necessary, Crown is submitting a proposal to approve one or more adjournments to Crown shareholders for their consideration. Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Crown common stock who cast "FOR" and "AGAINST" votes at the special meeting, assuming a quorum is present at the meeting. With respect to broker non-votes, brokers or other nominees that hold shares of Crown common stock in "street name" accounts do not have the discretionary authority to vote to approve any adjournment of the special meeting without appropriate instructions from the beneficial owner. IF YOUR SHARES ARE HELD IN STREET NAME AND YOU FAIL TO INSTRUCT YOUR BROKER ON HOW TO VOTE WITH RESPECT TO THE ADJOURNMENT PROPOSAL, THOSE CROWN SHAREHOLDERS WHO VOTE "FOR" OR "AGAINST" THE ADJOURNMENT PROPOSAL WILL DECIDE WHETHER TO ADOPT THAT PROPOSAL AND YOUR SHARES WILL HAVE NO EFFECT ON THE OUTCOME OF THE PROPOSAL. AN ABSTENTION AS TO THIS PROPOSAL WILL HAVE NO EFFECT ON WHETHER IT IS ADOPTED.

        THE CROWN BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADJOURNMENT PROPOSAL.

        Properly executed proxies will be voted "FOR" the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned, Crown is not required to give further notice of the time and place of the adjourned meeting, unless the board of directors fixes a new record date for the special meeting.

        The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. The Crown board has full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any Crown shareholder.

NO ADDITIONAL MATTERS

        This special meeting has been called to consider the merger proposal and the adjournment proposal. Under Crown's bylaws, no other matters may be considered at the special meeting.

SHAREHOLDER PROPOSALS FOR THE CROWN 2004 ANNUAL MEETING

        If the merger is not completed, proposals of Crown shareholders that are intended to be presented at Crown's 2004 Annual Meeting must be timely delivered to or received by Crown. Under Crown's bylaws, in order to be deemed properly presented, notice must be delivered to, or mailed and received by, Crown not later than [_____________].

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                                DIVIDEND POLICY

--------------------------------------------------------------------------------

        No dividends on the Kinross common shares have been paid by Kinross to date. For the foreseeable future, it is anticipated that Kinross will use earnings, if any, to finance its growth and that dividends will not be paid to shareholders, other than dividends payable to the holder of the Kinross preferred shares in accordance with their terms. Pursuant to the syndicated credit facility, Kinross is required to obtain consent from the lenders prior to declaring any common share dividend.

--------------------------------------------------------------------------------

                                BUSINESS OF CROWN

--------------------------------------------------------------------------------

OVERVIEW

        Crown is a precious metals exploration company operating in the western United States. As of June 7, 2004, Crown owns 37.1% of Solitario, which was included in the financial statements of Crown on a consolidated basis prior to October 2000. Since that date, Crown's investment in Solitario has been accounted for under the equity method of accounting. Solitario operates as a precious and base metals exploration company in the United States, Brazil, Bolivia, and Peru.

        Crown's principal expertise is in identifying properties and mineral interests with promising mineral potential, acquiring these properties and interests and exploring them to an advanced stage. Crown's goal historically has been to advance its properties, either on its own or through joint ventures, to the feasibility study stage and thereafter to pursue development of the properties, typically through a joint venture with a partner that has expertise in mining operations. Crown has in the past recognized revenues from the option and sale of property interests to joint venture partners and from the sale of its share of metals produced on its properties.

        Over the past several years, Crown has had limited financial resources and, accordingly, has not engaged directly in any significant exploration activity other than at the Buckhorn Mountain Project. Crown's current activities relate to the permitting process for development of the Buckhorn Mountain Project.

        Crown was incorporated under the laws of the State of Washington in August 1988. Unless otherwise indicated by the context, all references to Crown refer to Crown Resources Corporation and its subsidiaries.

RECENT DEVELOPMENTS

        On February 21, 2003, Crown issued $2,705,000 of its Convertible Subordinated Notes, Series B, due 2006 (the "Subordinated B Notes"). The Subordinated B Notes were convertible into common stock of Crown at $0.75 per share. Solitario invested $400,000 in the Subordinated B Notes on the same terms as all other investors.


        On October 8, 2003, Crown announced that it would be distributing its holdings of 9,633,585 shares of Solitario's common stock, other than shares withheld to meet its contractual obligations to warrant holders and to avoid the distribution of fractional shares to its shareholders. Crown plans to make this distribution prior to closing the merger with Kinross.


        On October 31, 2003, and November 5, 2003, a total of $839,331 of Crown's 10% Convertible Subordinated Notes due 2006 (the "Subordinated Notes") were converted into 1,119,108 shares of Crown common stock. On November 5, 2003, the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of Crown common stock. Also on November 5, 2003, $2,705,000 of Crown's Subordinated B Notes were automatically converted into 3,606,667 shares of Crown common stock. The automatic conversions were in accordance with the provisions of the Subordinated Notes and Subordinated B Notes whereby the Subordinated Notes and Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for 20 consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of November 5, 2003.

        On November 11, 2003, Crown entered into a toll milling agreement (the "Toll Milling Agreement") with Echo Bay Minerals Co. ("Echo Bay Minerals"), a wholly-owned subsidiary of Kinross, whereby Crown would deliver ore from its Buckhorn Mountain Project deposit to Echo Bay Minerals' Kettle River mill, located near Republic, Washington approximately 92 kilometers (57 miles) from the Buckhorn Mountain Project. Under the terms of the Toll Milling Agreement, Echo Bay Minerals agreed to process up to 1,500 tons per day of ore (the "Production Ores") at a rate of $20 per ton. In addition Crown agreed to pay a one-time capital charge of $5 million to Echo Bay Minerals on or before the last day of the calendar month following the delivery of Production Ores to the Kettle River Mill. The agreement is subject to Crown obtaining the necessary permits to mine and deliver the Production Ores, standard toll-milling terms regarding (among other terms) grade, delivery, commingling and refining, and regulatory approval.

        On November 20, 2003, Crown entered into the merger agreement with Kinross whereby Kinross would acquire 100% of the shares of Crown common stock. Under the terms of the merger agreement, shareholders of Crown will receive
0.2911 of a Kinross common share for each share of Crown and prior to the completion of the acquisition, Crown would dividend to its shareholders its equity interest in Solitario.

        On November 21, 2003, the Secured Notes were called for redemption, and prior to December 31, 2003, $1,994,000 in Secured Notes were converted into 5,679,142 shares of Crown common stock with the remainder being redeemed for cash.

        On December 1, 2003, Crown received a feasibility study for the Buckhorn Mountain Project prepared by SRK Consulting, Suite 602, 357 Bay Street, Toronto, ON, Canada ("SRK"), an independent mining and engineering consulting firm. The SRK feasibility study determined that the reported mineral reserves in the study are economically viable based on current information on costs and technology applicable to mining, metallurgy and other relevant factors that relate to the extraction of the mineral reserve. The mineral reserves and resources reported in the SRK feasibility study have been verified by Mike Michaud, a Mineral Economist representing SRK. Mr. Michaud is a "qualified person" within the meaning of applicable Canadian securities regulatory standards. He has verified the reserve data disclosed herein, including any relevant sampling, analytical and test data.

MATERIAL PROPERTIES

        The following discussion summarizes the primary mining properties in which Crown has a direct interest. Crown believes the properties described below are favorable for mineral development, although Crown cannot assure you that any of the properties, in which Crown has or may acquire an interest, will be economically viable.

BUCKHORN MOUNTAIN PROJECT

PROPERTY DESCRIPTION AND LOCATION

        The Buckhorn Mountain Project is located on approximately 2,000 acres 24 miles east of Oroville, Washington. Crown currently owns 100% of the Buckhorn Mountain Project, which was held in a joint venture with Battle Mountain Gold Corporation ("Battle Mountain") prior to July 2001. During Crown's joint venture with Battle Mountain, the Buckhorn Mountain Project was known as the Crown Jewel Project. Battle Mountain merged with Newmont Gold Corporation ("Newmont") on January 10, 2002.

        The Buckhorn Mountain Project is held by a combination of fee ownership, fee land for which leases are held with options to purchase, and unpatented mining claims. The ore deposit lies primarily on unpatented claims owned by Crown. Royalties on mineral property controlled by Crown payable to third parties vary from a 2% net smelter return royalty to an 8.33% net profits royalty on certain unpatented mining claims. The ore body as currently defined is subject only to the sliding-scale royalty payable to Newmont of 0.5% to 4%, depending on the price of gold. The Newmont royalty may be purchased in its entirety for $2.0 million at any time before July 23, 2006.

        Crown has applied for patents on nine unpatented mining claims covering approximately 150 acres.

        The following map depicts the approximate location of the Buckhorn Mountain Project.

                                    [PICTURE]











ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        The Buckhorn Mountain Project is located in the Okanogan Highlands, a mountainous terrain province characterized by rounded peaks and moderately steep walled valleys. The elevation range in the project area is approximately 4,500 feet to 5,500 feet.

        Vegetative cover in the project area is mostly coniferous forest dominated by Douglas fir and western larch. Natural openings on forested hillsides consist of dry scrublands or grassy meadows. The climate in the deposit area can be considered temperate. The calculated mean annual precipitation is 20 inches, approximately 35% of which falls as snow. Average total snow accumulation in the area of the deposit is about three feet.

        The small community of Chesaw is the closest town. Oroville (population 1,500) is the nearest incorporated community. Paved roads from Oroville approach to within six miles of the property with the remaining access by graded county road and three miles of primitive USFS road. No power exists at the location of the ore deposit. The nearest power is located three miles to the south.

HISTORY

        Crown discovered the ore bodies known as the Buckhorn Mountain Project shortly after acquiring the property in 1988. Prior to that time only small prospect pits shafts and tunnels had explored the general area, none of which intersected the ore body as it is currently defined.

        In March 1990, Crown entered into a joint venture agreement with Battle Mountain (the "Battle Mountain JV Agreement"), under which Battle Mountain could earn a 51% interest in the Buckhorn Mountain Project by building a 3,000-ton per day mining facility. The Battle Mountain JV Agreement was subsequently modified in May 1994 allowing Battle Mountain the right to earn a 54% interest in the Project. Under the Battle Mountain JV Agreement, as amended, Battle Mountain paid Crown $18,500,000, and funded all exploration and permitting on the Buckhorn Mountain Project through July 2001. On July 23, 2001, Crown entered into an agreement (the "Termination Agreement") with Battle Mountain to terminate the Battle Mountain JV Agreement. As part of the Termination Agreement, Crown became the sole owner and manager of the Buckhorn Mountain Project and granted Battle Mountain a sliding scale royalty of 0.5% to 4% on the first one million ounces of gold. The royalty varies with the price of gold and Crown may purchase the royalty from Newmont, as successor to Battle Mountain, for a payment of $2 million any time before July 23, 2006.

        Since return of 100% ownership of the property, Crown has conducted drilling, engineering, and environmental studies and permitting activities.

GEOLOGY AND MINERALIZATION

        The Buckhorn Mountain Project gold deposit occurs within a portion of an extensive skarn system formed at the southern contact between a diorite-granodiorite intrusive and sediments and volcanic rocks of Triassic age. Both the skarn system and the gold-mineralized body are largely tabular and flat lying in geometry. The skarn system shows a zonation in its composition when observed in relation to the intrusive pluton. Gold mineralization can be both concordant with the skarn or cross-cutting it. Gold enrichment occurs almost exclusively within skarnified rocks both as irregular bodies and as more continuous tabular replacements of limestone. Gold values are associated with low grades of silver (less than one ounce per ton). No other economic minerals occur within the ore.

EXPLORATION

        Crown began an exploration program at the Buckhorn Mountain Project in mid-1988 and by the end of 1989 had drilled approximately 200 holes on the property. Between March 1990 and December 1992, Battle Mountain drilled over 550 holes designed to both confirm and expand the known reserve. In 2002 and 2003, Crown drilled 41 core holes to further confirm the grade and continuity of mineralization in selected parts of the ore body.

DRILLING, SAMPLE AND ANALYSIS, AND SECURITY OF SAMPLES

        Drilling on the property occurred in three phases. Crown drilled core and reverse circulation rotary holes during the period of 1988 to early 1989. Battle Mountain drilled core and reverse circulation rotary holes from 1990 to 1995 and Crown drilled core holes in 2002 and 2003. During the first phase of Crown drilling, splits were taken of drill samples and submitted for analysis to Silver Valley Laboratories of Osburn, Idaho. Core was sawed and reverse circulation rotary chips were riffle split in order to obtain representative samples for analysis. Check assays of selected samples were submitted for comparison with original assays. Sample intervals were selected by the geologist in charge of the project. After acquiring its joint venture interest, Battle Mountain checked Crown's drill results by submitting splits from the core, pulps from core and reverse circulation rotary samples and reverse circulation rotary duplicate chips to a second laboratory for confirmatory assays. Additionally, Battle Mountain drilled twin holes to confirm Crown's results in selected areas.

        Battle Mountain's drilling was logged by a geologist and was sampled on five-foot intervals. Entire core samples were submitted for assay and pulps were checked for re-assay. Rejects of reverse circulation rotary holes were re-assayed. Standards and blanks were submitted along with exploration samples. Battle Mountain primarily used Silver Valley Laboratory of Osburn, Idaho for assay services.

        Samples from Crown's second phase of drilling in 2002 and 2003 were check assayed. Imbedded standards, sample duplicates and blanks were assayed. Crown used ALS laboratories of Spokane, Washington as the primary laboratory and ALS Chemex laboratory of Vancouver, British Columbia as the primary check assay laboratory. Core was logged and sample intervals were selected by the geological staff for analysis. Chain of custody was documented between the geologist and the laboratory. Core samples and rejects are stored on site under the supervision of Crown.

        No significant sampling or analytical biases are known to exist that could affect the modeling of the resources or reserves.

TOLL MILLING AGREEMENT

        On November 11, 2003, Crown entered into a toll milling agreement with Echo Bay Minerals whereby Crown has agreed to deliver ore from its Buckhorn Mountain Project deposit to Echo Bay Minerals' Kettle River mill, located near Republic, Washington approximately 92 kilometers (57 miles) from the Buckhorn Mountain Project. Under the terms of the toll milling agreement, Echo Bay Minerals agreed to process up to 1,500 tons per day of ore produced at the Buckhorn Mountain Project at a rate of $20 per ton. In addition, Crown agreed to pay a one-time capital charge of $5 million to Echo Bay Minerals on or before the last day of the calendar month following the delivery of ores from the Buckhorn Mountain Project to the Kettle River mill. The toll milling agreement is subject to Crown obtaining the necessary permits to mine and deliver the ores from the Buckhorn Mountain Project, standard toll-milling terms regarding (among other terms) grade, delivery, commingling and refining, and regulatory approval. If the merger is consummated, the toll milling agreement will be between subsidiaries of Kinross and, therefore, may be terminated.

MINERAL RESERVE ESTIMATES

                               MINERAL RESERVES(1)(2)(3) - BUCKHORN MOUNTAIN PROJECT

---------------- ------------------ ---------------------------- ------------------------------------ -----------------
                  CLASSIFICATION              TONNAGE                        GOLD GRADE                  GOLD CONTENT
---------------- ------------------ ---------------------------- ------------------------------------ -----------------
                                       (TONS)       (TONNES)       (OUNCES/TON)      (GRAMS/TONNE)        (OUNCES)
---------------- ------------------ ------------- -------------- ----------------- ------------------ -----------------
  CURRENT(4)         PROBABLE        3,075,600      2,790,200          0.32              11.1             991,300
---------------- ------------------ ------------- -------------- ----------------- ------------------ -----------------

-------------------------
(1) Drill spacing used to determine reserves varies from 50 to 100 feet. The cutoff grade used was 0.188 ounces per ton based on detailed costs developed in the Feasibility Study. A mill recovery of 90% was assumed.
(2) Crown's mineral reserves reported herein are classified in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines" as required by Canadian National Instrument 43-101.
(3) The mineral reserve estimates presented herein comply with the reserve categories required by Industry Guide 7 in the United States.
(4)     Current Reserves are reported as of December 15, 2003.

        The mineral reserves reported in this Proxy Statement/Prospectus have been verified by Mike Michaud, a Mineral Economist representing SRK Consulting, based in Toronto, Canada. Mr. Michaud, a "qualified person," under Canadian National Instrument 43-101, has verified the data disclosed in this Proxy Statement/Prospectus, including any relevant sampling, analytical and test data. SRK's feasibility study for the Buckhorn Mountain Project incorporates the toll milling agreement in this Proxy Statement/Prospectus and determined that the reported mineral reserves are economically viable based on current information on costs and technology applicable to mining, metallurgy, and other relevant factors that relate to the extraction of the mineral reserve.

        A summary of the major assumptions is provided below:

        Toll milling contract costs:                $20 per ton
        Gold price:                                 $350 per ounce
        Gold recovery from mined ore:               90%
        Economic cut off grade (ounces gold/ton):   0.19
        Daily production rate:                      1,500 tons
        Total operating costs:                      $201 per ounce of gold recovered (including toll milling
                                                       agreement cost)
        Initial capital costs:                      $32.6 million (including contingency reserve of $2.6 million)
        Sustaining capital, life of mine:           $10.0 million

        Mineral reserves were estimated based on an estimated gold price of U.S. $350 per ounce at December 31, 2003. The value of contained silver in the ore was ignored. The gold market price at the time of reporting of the reserves was substantially higher than the level used in estimating. However, the gold market price has been lower during recent time periods. If the gold market price were to decrease to significantly lower levels then Crown may determine that its reserves should be re-estimated resulting in a potential reduction in the amount of reserves. Crown estimates that mineral reserves will change if a different estimated gold price is assumed. For example, at a gold price of $325 per ounce and a cutoff of 0.20 ounces of gold per ton, probable reserves would be approximately 2,979,800 tons of ore grading at 0.33 ounces of gold per ton, resulting in 975,300 ounces of mineable reserve.


PERMITTING AND DEVELOPMENT

        In July 2001, Crown became the sole owner of the Crown Jewel project and renamed it the Buckhorn Mountain Project. Previously, the Crown Jewel Project had been subject to a joint venture agreement between Crown and Battle Mountain. Battle Mountain had proposed an open-pit mining operation with an on-site processing facility. Battle Mountain's proposed open-pit Crown Jewel Project was subjected to numerous permitting and legal challenges and delays. In January of 2000, the Washington Pollution Control Hearings Board (the "PCHB") vacated the previously granted 401 Water Quality Permit and certain water rights for the Crown Jewel Project. Other permits previously granted to the Crown Jewel Project have since lapsed, some of which will have to be reacquired as part of the ongoing permitting process.

        As part of the analysis of the Buckhorn Mountain Project subsequent to the January 2000 PCHB ruling, Crown retained Gochnour and Associates ("Gochnour") to review the required permits for a potential combination underground/open-pit-mine design for the Buckhorn Mountain Project ore deposit. Gochnour indicated this mine design would require conducting additional baseline studies and collecting data for modeling to amend previously approved permits as well as to obtain permits for activities that were not previously contemplated, for example the underground mining effects on ground water. Gochnour indicated the underground alternative would also require mitigation of environmental impacts. The Gochnour report concluded the proposed mine design is legally permittable.

        Subsequent to the January 2000 PCHB ruling, Crown began seeking regulatory approval and permits to operate an exclusively underground mining operation at the Buckhorn Mountain Project. In May 2003, Crown submitted its Initial Buckhorn Mountain Project Plan of Operations with the USFS and the Washington State Department of Ecology. The Initial Buckhorn Mountain Project Plan of Operations was deemed complete by the USFS in August 2003. This plan proposes a processing facility seven miles from the mine that would be constructed, owned, and operated by Crown. The ore would be trucked from the mine to the mill. Crown believes this development plan significantly reduces the environmental impacts compared to the Crown Jewel open-pit mining plan proposed by Battle Mountain. Based on discussion with the regulatory agencies, Crown is unaware of any legal impediments to permitting a mining operation as proposed in the Initial Buckhorn Mountain Project Plan of Operations.

        Subsequent to the signing of the toll milling agreement with Echo Bay Minerals, Crown filed an amended plan of operations as outlined in the SRK feasibility study that provides for trucking of ore from the mine to the Kettle River processing facility owned by Echo Bay Minerals. This amended plan further reduces environmental impacts in comparison to the initial Buckhorn Mountain Project Plan of Operations.

        Construction of the Buckhorn Mountain Project will not begin prior to the successful issuance of the remaining permits and resolution of the potential future legal and administrative challenges. Potential delays due to the appeals process, permit process or litigation are difficult to quantify. See "--Legal Proceedings" below.

        If the Kinross merger is not completed, Crown would require additional capital in the form of either equity or debt financing, or enter into a joint venture to permit, develop, and operate the Buckhorn Mountain Project. Crown cannot assure you that such financing would be available on acceptable terms in order for the Buckhorn Mountain Project to enter into commercial production. See also "--Corporate Reorganization" below and "Crown Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 37.

KINGS CANYON

        The Kings Canyon property in Utah consists of 360 acres of unpatented claims. Crown holds a 100% interest in the property, subject to a 4% NSR royalty to third parties. Crown has conducted drilling at the Kings Canyon property but does not report any capitalized costs or mineral reserves. Crown continues to maintain the property and, if the proposed transaction with Kinross is not consummated, may seek a joint venture partner to further evaluate and develop Kings Canyon.

PERU, BOLIVIA, AND BRAZIL

        Crown has no direct interest in properties outside of the United States. Crown currently owns a 38.7% interest in Solitario, which owns interests in and operates mineral property and operations in Peru, Bolivia, and Brazil. Crown intends to distribute its interest in Solitario to Crown shareholders prior to completion of the merger. If the distribution occurs, Crown will have essentially no interest in Solitario as of the effective date of the merger.

MINERAL PROPERTY AND EXPLORATION EXPENDITURE OVERVIEW

        During 2003, Crown incurred $1,168,000 in expenditures in support of permitting and development of its Buckhorn Mountain Project. Crown paid $15,000 in claim maintenance fee payments for 2003. Crown has acquired certain other mining claims and properties not subject to leases by deed located at its Buckhorn Mountain Project. To maintain the claims and other properties that Crown has acquired by deed or located, Crown must pay AD VALOREM property taxes in the case of the patented mining claims and fee land, and annual rental fees in the case of the unpatented mining claims. See "Considerations Related to Crown's Business." Crown paid approximately $6,000 in property taxes and $17,000 in annual rental fees related to the Buckhorn Mountain Project in 2003. Crown has no work commitments, claim maintenance fees, or property taxes remaining to be fulfilled in 2003. If the proposed merger with Kinross is not completed, Crown has budgeted $1,400,000 for permitting and development at the Buckhorn Mountain Project for 2004.

                                      Payments on unpatented
           Property                    mining claims in 2003        Crown's share of costs in 2003
--------------------------------    ----------------------------    --------------------------------
Buckhorn Mountain Project                     $15,000                          $15,000
Kings Canyon                                    2,000                            2,000
                                              -------                          -------
                  Total                       $17,000                          $17,000

EXPLORATION ACTIVITIES

        Historically, a significant part of Crown's business involves the review of potential property acquisitions and continuing review and analysis of properties in which it has an interest, to determine the exploration and development potential of the properties. In analyzing expected levels of expenditures for work commitments and lease obligations, Crown considers the fact that its obligations to make such payments fluctuate greatly depending on whether, among other things Crown makes a decision to sell a property interest, convey a property interest to a joint venture, or to allow its interest in a property to lapse by not making the work commitment or payment required. Crown is not currently conducting any potential property acquisitions or exploration.

EMPLOYEES


        As of June 30, 2004, Crown employed seven persons, all of whom are located in the United States. Crown considers its relations with employees to be excellent. All employees are eligible to participate in Crown's stock option plans. None of Crown's employees are covered by a collective bargaining agreement. A portion of Crown's employees' time is devoted to work under a management services contract with Solitario. Solitario reimburses Crown for direct out-of-pocket expenses; payment of 25% of total corporate administrative costs for executive and technical salaries, benefits, and expenses; 50% of total corporate administrative costs for financial management and reporting salaries, benefits, and expenses; and 75% of total corporate administrative costs for investor relations salaries, benefits, and expenses. These allocations are based on estimated time and expenses spent by Crown management and employees on Crown activities and Solitario activities. Management of Crown believes these allocations are reasonable and the allocations are periodically reviewed by management and approved by independent Board members of both Crown and Solitario.


        Effective with the completion of the distribution of the Solitario common stock and assuming the merger is successfully consummated, the management agreement will be terminated and Solitario will procure the services of the Crown employees directly. In the event that the merger is not successfully completed, it is anticipated that the management agreement would continue under the same or similar terms.

LEGAL PROCEEDINGS

        Crown is not currently involved in any legal proceedings. Crown is not aware of any legal challenge to its current proposed mining plans at the Buckhorn Mountain Project. However, beginning in March 1997, the prior attempt to permit the Crown Jewel Project (as it was then known) was subject to various legal challenges in Washington State court, United States District Court, and administrative hearings. Prior permitting efforts centered on Battle Mountain's proposed open pit mine. That plan of operations is no longer being pursued. The currently proposed plan of operations calls for an underground mine, which Crown anticipates will address many of the prior concerns. Most notably, the current proposed plan substantially reduces the number of surface acres that will be impacted by mining operations and utilizes the existing Kettle River processing facility owned by Kinross, so that a new processing facility will no longer need to be constructed at or near the proposed mine. Although none of the previous legal challenges or protests relates to Crown's current proposed plan of operations, Crown cannot make assurances that future litigation will not be filed.

        On April 16, 1992, Crown filed a patent application with the United States Department of the Interior relating to the property underlying the Buckhorn Mountain Project. The Mining Law of 1872 of the United States allows owners of unpatented mining claims that demonstrate economic viability of mineralization discovered on such claims to apply for patent of the unpatented claim. Patenting involves the transfer of surface ownership from the United States Government to the successful patent applicant. Certain opposition groups filed a protest to Crown's patent application with the Department of Interior. Crown has filed a response to the protest. The Department of Interior has not set a time frame for granting the patents or adjudicating the protest.

        Approval of this patent application will not change the ultimate ownership of the reserves at the Buckhorn Mountain Project. Currently, retention of the mineral rights under the unpatented claims is subject to meeting certain annual maintenance work requirements and the payment of annual claim fees. Approval of the patent application will eliminate the annual maintenance and fee requirements as well as combine perfected title to the surface rights with Crown's existing mineral rights. If the Department of the Interior does not grant the patents, it will not affect Crown's rights to mine the unpatented claims nor require a modification to the currently proposed plan of operations at the Buckhorn Mountain Project.

CORPORATE REORGANIZATION

PLAN OF REORGANIZATION


        On March 8, 2002, Crown filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the District of Colorado (the "Court"). As part of the Bankruptcy, Crown filed a Plan of Reorganization (the "Plan") and a Disclosure Statement with the Court on March 25, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002 (the "Effective Date"). As part of the Plan, Crown restructured its existing $15 million 5.75% Convertible Subordinated Debentures due August 2001 (the "Debentures").

        The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration: (i) issuance of $1,000,000 in cash; (ii) $2,000,000 in 10% Convertible Secured Notes (the "Secured Notes") convertible into Crown common shares at $0.35 per share; (iii) $4,000,000 of convertible unsecured subordinated notes (the "Subordinated Notes") convertible into shares of Crown common stock at $0.75 per share; and (iv) warrants, which expired in October 2006 that entitle the holders the right to purchase, in the aggregate, 5,714,285 shares of Crown common stock at an exercise price of $0.75 per share. The interest on the Secured and Subordinated Notes was payable in cash or shares of Crown common stock, at the conversion price, at Crown's election. In November 2003, all Subordinated Notes were automatically converted into shares of Crown common stock. In December 2003, substantially all Secured Notes were converted into shares of Crown common stock.

        In order to effect the Plan on the Effective Date, Crown entered into a Custody and Disbursing Agreement with Wells Fargo Bank, Minnesota N.A. (the "Disbursing Agent") as well as trust indentures with Deutsche Bank Trust Company, Americas, as Trustee on the Secured Notes and with Wells Fargo Bank Minnesota, N.A. as Trustee on the Subordinated Notes. As of June 7, 2004, $245,000 in Debenture certificates had not been presented. If all of these Debentures are presented, the Disbursing Agent will distribute $16,000 in cash, 93,333 shares of Crown common stock from the converted Secured Notes (plus interest accrued since June 11, 2002), 87,111 shares of Crown common stock from the converted Subordinated Notes (plus interest accrued since June 11, 2002), and warrants to acquire 93,333 shares of Crown common stock at an exercise price of $0.75 per share. The Debenture holders have until June 2007 to present their certificates, at which time any undistributed cash, stock, and warrants will revert to Crown.


CONTROL OF CROWN

        As a result of the Plan, holders of Crown's $3,600,000 Senior Notes gained effective control of Crown (collectively the "Senior Lenders"). Senior Notes with a face value of $3,250,000 (the "Escrowed Notes") are convertible into Crown common stock at $0.35 per share and a $350,000 Solitario Note (described below) is convertible into Crown common stock at $0.2916 per share. In addition the Senior Lenders also received warrants exercisable into 10,485,714 shares of Crown common stock (the same number of shares as their Senior Notes were convertible into), with an exercise price of $0.75 per Crown share for 9,285,714 shares and an exercise price of $0.60 per Crown share for 1,200,000 shares. After the Effective Date, the Senior Lenders owned approximately 52% of Crown's common stock on a fully diluted basis.

        The largest investor in the Senior Notes, Zoloto Investors, LP ("Zoloto"), owns $2,000,000 in Senior Notes and Crown warrants exercisable into 5,714,286 shares. Steven Webster, the Chairman of the Board of Crown, is the sole member of the general partner of Zoloto. Additionally, on the Effective Date, the Senior Lenders granted a pari-passu security interest in the assets securing the Senior Notes issued in connection with the Plan. However any actions related to that security interest may only be taken pursuant to a second intercreditor agreement based upon the combined vote of the Senior Lenders voting as a block, and the Secured note holders voting as a block, giving effective control of the security interest in the assets of Crown to the Senior Lenders, and ultimately to Zoloto.

        In October 2001, Solitario invested in two Secured Notes, which totaled $1,000,000 of the $3,600,000 principal amount of Secured Notes issued. The proceeds of $350,000 from the first note (the "Solitario Note") were delivered to Crown. The proceeds from the second note from Solitario, and the remaining Secured Notes of $2,600,000 or $3,250,000 in total, were placed in escrow pending the outcome of Crown's Bankruptcy. The remaining balance of the proceeds plus interest was released to Crown on the Effective Date. The independent Board members of both Crown and Solitario approved the transaction. The terms of the transaction on the Escrowed Notes were the same as given to other senior lenders of Crown (the "Senior Lenders") and, with regard to the terms of the $350,000 Solitario Note, the terms were negotiated with and approved by the other Senior Lenders.

        As part of the Plan, the Senior Lenders, nominated three of the seven initial board members. Two of the three nominated, Mr. Webster and Mr. Harte, were investors in Zoloto. Zoloto also had, as part of the Voting Agreement (described below), the right to vote any outstanding shares owned by Solitario for their nominees to the board of directors at any subsequent meeting of shareholders.


        Crown entered into a Voting Agreement dated as of April 15, 2002 with Zoloto and Solitario, who are each shareholders of Crown (the "Signing Shareholders"). Pursuant to the Voting Agreement, Solitario and Zoloto agree that they will each vote their owned shares during the term of the Voting Agreement for the election of three designees of Zoloto and one designee of Solitario (the "Designee Directors") to the board of directors of Crown. The Signing Shareholders agreed that any shares received by either Signing Shareholder would be subject to the Voting Agreement during its term and any successor, assignee or transferee of shares from either Signing Shareholder would be subject to the terms of the Voting Agreement during its term. The Voting Agreement terminates on June 25, 2006. As of June 7, 2004, the Signing Shareholders collectively held 1,733,866 shares, or approximately 7.7%, of the outstanding shares of Crown. As of June 7, 2004, assuming conversion of all outstanding convertible debt and exercise of all warrants on a cash basis, the Signing Shareholders collectively would hold 19,276,724 shares or approximately 38.9% of the fully diluted shares calculated on the same basis.


STOCKHOLDER AND VOTING AGREEMENT


        Several directors and executive officers of Crown, and entities affiliated with these directors and officers, have entered into a stockholder and voting agreement with Kinross pursuant to which these directors and executive officers and other shareholders agreed, among other things, to convert any Senior Notes held by them to common shares prior to the record date for the special meeting and to vote all of the shares of Crown common stock owned by them, as well as all shares of Crown common stock acquired by them, in favor of the approval of the plan of merger, and against the acquisition of Crown by any person other than Kinross. As of June 7, 2004, 2,012,458 shares of Crown common stock were subject to the stockholder and voting agreement, representing approximately 9% of the outstanding shares of Crown common stock. Parties to the stockholder and voting agreement also hold $3,000,000 of Senior Notes which can be converted into 8,771,429 shares, options to acquire 1,917,500 shares, and warrants to acquire up to 8,771,429 shares. If all of these notes, options, and warrants were converted or exercised prior to the record date for the special meeting, the parties to the stockholder and voting agreement would hold 21,472,816 shares, or approximately 43.3% of the outstanding Crown common stock on a fully diluted basis. See the section entitled "Agreements Relating to the Merger--Stockholder and Voting Agreement."

--------------------------------------------------------------------------------

                         PRINCIPAL SHAREHOLDERS OF CROWN

--------------------------------------------------------------------------------

        The table below sets forth information as to each person owning of record or who was known by Crown to own beneficially more than 5% of the Crown common stock (and other securities convertible into Crown common stock) as of June 7, 2004, and information as to the ownership of Crown common stock by each of its directors and by all directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.

                                                     Percent of
                                                       Crown's
                                                    common stock,
                                                  based on current
                                                      number of                                Percent of            Percent of
                                                     outstanding                                 Crown's               Crown's
                                 Amount and         common shares          Ownership          common stock,         common stock,
                                  Nature of           prior to             Assuming         based on exercise     based on exercise
                                 Beneficial          conversion          Conversion of       of convertible        of convertible
                                Ownership in           of any                other           securities on a       securities on a
     Name and Address of        Crown common         convertible          convertible          non-diluted          fully diluted
     Beneficial Owner(1)          stock(2)          securities(2)        securities(3)          basis(4)              basis(5)
------------------------------- --------------    ------------------    ----------------    ------------------    ------------------
Solitario Resources Corporation
4251 Kipling St., Suite 390          965,491                                                        24.8%                 14.3%
Wheat Ridge, CO 80033                                      4.3%            7,079,777(9)


Zoloto Investors, LP
14701 St. Mary's Lane,
Suite 800                          1,733,866(6)                                                     48.2%                 38.9%
Houston, TX 77079                                          7.7%           19,276,724(10)


Loeb Partners Corporation(22)
61 Broadway
New York, NY 10006                 3,554,985              15.9%            3,554,985                15.9%                  7.2%

Deephaven Domestic Capital
  Management(22)
130 Cheshire Lane, Suite 102
Minnetonka, MN 55305
                                   2,539,740              11.3%            2,539,740                11.3%                  5.1%

Gary L. Blum
3104 Oak Lane
Dallas, TX 75226                      71,234               0.3%            1,214,092(11)             5.2%                  2.4%

Oliver Baring
Devon House
12-15 Dartmouth St.
London, SW1 H9BL, England             96,048               0.4%            1,524,620(12)             6.4%                  3.1%

Coot Investments, Ltd.
Summerhays Farm
Cotleigh, Honiton
Devon, EX14 9HF
United Kingdom                       918,924               4.1%            1,337,973(13)             5.9%                  2.7%

Steven A. Webster                  1,885,513(7)            8.4%           19,653,371(14)            48.9%                 39.6%

Christopher M. Harte                       -               -                 175,000(15)             0.8%                  0.4%

Christopher E. Herald                 37,268(8)            0.2%              887,268(16)             3.8%                  1.8%

Mark E. Jones, III                    87,500               0.4%              175,000(17)             0.8%                  0.4%

Brian Labadie                              -               -                 225,000(18)             1.0%                  0.5%

F. Gardner Parker                          -               -                 200,000(19)             0.9%                  0.4%

Ronald Shorr                               -               -                 175,000(15)             0.8%                  0.4%

James R. Maronick                      2,177               0.0%              532,177(20)             2.3%                  1.1%

All directors and executive
officers as a group (nine          2,012,458                                                        52.5%                 45.4%
persons)                                                   9.0%           22,522,816(21)

                                               (footnotes contained on following page)

-------------------------
(1) Based upon information supplied to Crown by the shareholder, including filings as required under section 13 and 16 of the Securities and Exchange Act of 1934.

(2) These columns reflect the ownership of outstanding Crown common stock as of June 7, 2004. The percentages are based on the total outstanding shares as of that date of 22,428,806. In addition to the outstanding common stock, as of June 7, 2004, Crown had outstanding convertible debt, which can be converted into 10,485,714 shares of Crown common stock; warrants to acquire up to 13,380,953 shares of Crown common stock; and options to acquire up to 3,287,500 shares of Crown common stock.

(3) This column reflects the number of shares of Crown common stock held assuming the conversion or exercise of all convertible debt, warrants and options held by the identified shareholder.
(4) This column reflects the percentage ownership assuming the identified shareholder's shares in (3) above divided by all currently outstanding shares plus number of shares of Crown common stock that would be outstanding assuming the conversion or exercise of all convertible debt, warrants and options held by the identified shareholder.
(5) This column reflects the percentage ownership assuming the conversion of all convertible debt, the exercise of all options, and the exercise of all warrants for cash, which would result in 49,582,974 shares of Crown common stock issued and outstanding.
(6) Includes 965,491 shares held by Solitario Resources Corporation, which are subject to a voting agreement between Solitario and Zoloto.
(7) Includes 1,733,866 shares beneficially held by Zoloto Investors, LP, of which Mr. Webster is the sole member of the general partner.
(8) Includes 1,528 shares owned by Mr. Herald's spouse, of which Mr. Herald disclaims beneficial ownership.
(9) Includes 3,057,143 shares available upon conversion of Crown 10% convertible secured notes and 3,057,143 shares available upon the exercise of warrants. Solitario is a publicly-held corporation, whose CEO is Christopher E. Herald, the CEO of Crown.
(10) Includes 5,714,286 shares available upon conversion of Crown 10% convertible secured notes, 5,714,286 shares available from the exercise of warrants and 7,079,777 shares beneficially owned by Solitario, subject to a voting agreement between Solitario and Zoloto. Steven A. Webster is the sole member of the general partner of Zoloto.
(11) Includes 571,429 shares available upon conversion of Crown 10% convertible senior notes and 571,429 shares available upon the exercise of warrants.
(12) Includes 714,286 shares available upon conversion of Crown 10% convertible senior notes and 714,286 shares available upon the exercise of warrants.

(13) Includes 419,049 shares available upon conversion of Crown 10% convertible secured notes and 419,049 shares available upon the exercise of warrants.
(14) Includes 225,000 shares available upon exercise of Crown options and 19,276,724 shares beneficially owned by Zoloto, of which Mr. Webster is the sole member of general partner.
(15)    Includes options to purchase 175,000 shares.
(16)    Includes options to purchase 850,000 shares.
(17)    Includes options to purchase 87,500 shares.
(18)    Includes options to purchase 225,000 shares.
(19)    Includes options to purchase 200,000 shares.
(20)    Includes options to purchase 530,000 shares.
(21) Includes, in the aggregate, 8,771,429 shares available upon conversion of Crown convertible senior notes, 8,771,429 shares available upon the exercise of warrants and options to purchase 2,967,500 shares.
(22) Bob Grubin is a principal of Loeb Partners Corporation. Colin Smith is the CEO of Deephaven Domestic Capital Management. Bruno Hanoman is the investment manager of Coot Investments, Ltd.

--------------------------------------------------------------------------------

                 CROWN SELECTED HISTORICAL FINANCIAL INFORMATION

--------------------------------------------------------------------------------


        The selected consolidated financial data set forth below as of and for each of the five years in the period ended December 31, 2003, has been derived from the audited consolidated financial statements of Crown (not all of which financial statements are presented herein). The selected condensed consolidated financial data set forth below as of and for each of the three months ended March 31, 2004 and 2003, has been derived from the unaudited condensed consolidated financial statements of Crown. The condensed financial statements as of and for the three months ended March 31, 2004 and 2003, in the opinion of Crown management, reflect all adjustments, consisting of only normal recurring items, necessary to present fairly, in accordance with accounting principles generally accepted in the United States, the information for the interim periods indicated. Crown's historical results are not necessarily indicative of results to be expected in future periods and the results for the three months ended March 31, 2004, should not be considered indicative of results expected for the full fiscal year. The selected consolidated financial data should be read in conjunction with Crown's Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements of Crown and related notes thereto included elsewhere in this report.

BALANCE SHEET DATA:                      March 31,                         As of December 31,
                                                      -----------------------------------------------------------------
(in thousands)                             2004         2003       2002(1)       2001(1)        2000(1)      1999(1)(2)
                                           ----         ----       ----          ----           ----         ----
Total assets                              $34,009      $34,446    $29,644       $31,030        $28,871      $30,514
Current portion of long term debt              49           49         70        18,302         15,000            -
Non-Current portion of long term debt         431          353      5,037           107              -       15,000
Working capital (deficit)                   1,753        2,082        793       (15,713)       (14,211)       4,881
Stockholders' equity                      $30,151      $30,244    $19,159       $11,630        $13,470      $13,785


INCOME STATEMENT DATA:                        March 31,                          Year ended December 31,
                                            ----------------------------------------------------------------------------------------
(in thousands, except per share amounts)(3)    2004      2003(5)       2003       2002(1)      2001(1)      2000(1)(2)   1999(1)(2)
                                               ----      ----          ----       ----         ----         ----         ----
Revenues and property sales                 $     -   $     -       $     -    $   171      $   214      $ 6,057      $   201
                                            -------   -------       -------    -------      -------      -------      -------
Income (loss) before change in
  accounting principle                         (357)     (423)       (2,989)     2,091       (2,098)         (688)      (1,695)
Change in accounting principle(4)                 -         -             -          -            -            -        (8,451)
                                            -------   -------       -------    -------      -------      -------      --------
Net income (loss)                           $  (357)  $  (423)      $(2,989)   $ 2,091      $(2,098)     $   (688)    $(10,146)
                                            =======   =======       =======    =======      =======      =======      ========
Basic income (loss) per share
  before change in accounting principle     $ (0.02)  $ (0.10)      $ (0.45)   $  0.65      $ (0.72)     $ (0.24)     $  (0.58)
Change in accounting principle                    -         -             -         -             -            -         (2.90)
                                            -------   -------       -------    -------      -------      -------      --------
Basic income (loss) per share               $ (0.02)  $ (0.10)      $ (0.45)   $  0.65      $ (0.72)     $ (0.24)     $  (3.48)
                                            =======   =======       =======    =======      =======      =======      ========
Diluted income (loss) per share
  before change in accounting principle     $ (0.02)  $ (0.10)      $ (0.45)   $  0.10      $ (0.72)     $(0.24)      $  (0.58)
Change in accounting principle                    -         -             -          -            -           -          (2.90)
                                            -------   -------       -------    -------      -------      -------      --------
Diluted income (loss) per share             $ (0.02)  $ (0.10)      $ (0.45)   $  0.10      $ (0.72)     $ (0.24)     $  (3.48)
                                            =======   =======       =======    =======      =======      =======      ========

-------------------------
(1) As restated. See note 12 to the 2003 Crown consolidated financial statements starting on page F-E1.
(2) Includes the operations of Solitario on a consolidated basis through October 18, 2000. Subsequent to October 18, 2000, the results of Solitario are reflected under the equity method of accounting.
(3) All per share amounts have been adjusted to account for the one-for-five reverse split pursuant to the Plan.
(4) Crown changed its method of accounting for exploration costs and recorded an $8.5 million charge related to the cumulative effect of the change in accounting principle to operations in 1999.
(5) The financial statements for the three months ended March 31, 2003, have been restated. See Note 8 to the condensed consolidated financial statements on page F-E46.

--------------------------------------------------------------------------------

        CROWN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------


        The following discussion should be read in conjunction with Crown's consolidated financial statements for the years ended December 31, 2003, 2002, and 2001, and the condensed consolidated financial statements for the three months ended March 31, 2004 and 2003, included elsewhere in this report. Crown's financial condition and results of operations are not necessarily indicative of what may be expected in future years.

        As discussed in Note 12 to the consolidated financial statements for the years ended December 31, 2003, 2002, and 2001, Crown's financial statements as of and for the years ended December 31, 2002 and 2001, have been restated. As discussed in Note 8 to the condensed consolidated financial statements for the three months ended March 31, 2004 and 2003, Crown's condensed consolidated financial statements for the three months ended March 31, 2003 have been restated. The following discussion and analysis of Crown's financial condition and results of operations gives effect to the restatement.


BUSINESS OVERVIEW


        Crown is a precious metals exploration company operating in the western United States. At June 30, 2004, Crown owns 37.1% of Solitario Resources Corporation ("Solitario"). Crown's investment in Solitario is accounted for under the equity method of accounting. Solitario operates as a precious and base metals exploration company in the United States, Brazil, Bolivia, and Peru.


        Crown's principal expertise is in identifying properties with promising mineral potential, acquiring these properties and exploring them to an advanced stage. Crown's goal is to advance its properties and mineral interests, either on its own or through joint ventures, to the feasibility study stage and thereafter to pursue their development, typically through a joint venture with a partner that has expertise in mining operations. Crown has in the past recognized, and expects in the future to recognize, revenues from the option and sale of its properties and mineral interests to joint venture partners and from the sale of its share of metals produced from its mineral interests.

        On November 20, 2003, Crown executed a definitive agreement to merge with Kinross Gold Corporation ("Kinross"), a Canadian corporation. The merger is expected to be consummated in the second quarter of 2004, and is subject to the approval of two-thirds of Crown's shareholders and customary closing conditions.

        On October 8, 2003, Crown announced that it would be distributing its holdings of 9,633,585 shares of Solitario's common stock other than shares withheld to avoid the distribution of fractional shares (the "Spin-off"). Crown plans to distribute substantially all of its shares of Solitario's common stock to its shareholders prior to closing the merger with Kinross.

RECENT FINANCING TRANSACTIONS

        As part of the Corporate Reorganization in 2002, Crown issued $2,000,000 in 10% convertible Secured Notes and $4,000,000 in convertible Subordinated Notes. On November 21, 2003, the Secured Notes were called for redemption, and prior to December 31, 2003, $1,994,000 of Secured Notes were converted into 5,679,142 shares of Crown common stock, with the remainder being redeemed for cash. On October 31, 2003 and November 5, 2003, a total of $839,331 of Subordinated Notes were converted into 1,119,108 shares of Crown common stock. On November 5, 2003, the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of Crown common stock.

        On February 21, 2003, Crown issued $2.7 million of 10% Convertible Subordinated B Notes. On November 5, 2003, $2,705,000 of Subordinated B Notes automatically converted into 3,606,667 shares of Crown common stock.

CORPORATE REORGANIZATION


        On March 8, 2002, Crown filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the District of Colorado (the "Court"). As part of the Bankruptcy, Crown filed a Plan of Reorganization (the "Plan") and a Disclosure Statement with the Court on March 25, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002 (the "Effective Date"). As part of the Plan, Crown restructured its existing $15 million 5.75% Convertible Subordinated Debentures due August 2001 (the "Debentures").

        The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration: (i) issuance of $1,000,000 in cash; (ii) $2,000,000 in 10% Convertible Secured Notes (the "Secured Notes") convertible into Crown common shares at $0.35 per share; (iii) $4,000,000 of convertible unsecured subordinated notes (the "Subordinated Notes") convertible into shares of Crown common stock at $0.75 per share; and (iv) warrants, which expired in October 2006 that entitle the holders the right to purchase, in the aggregate, 5,714,285 shares of Crown common stock at an exercise price of $0.75 per share. The interest on the Secured and Subordinated Notes was payable in cash or shares of Crown common stock, at the conversion price, at Crown's election. In November 2003, all Subordinated Notes were automatically converted into shares of Crown common stock. In December 2003, substantially all Secured Notes were converted into shares of Crown common stock.

        In order to effect the Plan on the Effective Date, Crown entered into a Custody and Disbursing Agreement with Wells Fargo Bank, Minnesota N.A. (the "Disbursing Agent") as well as trust indentures with Deutsche Bank Trust Company, Americas, as Trustee on the Secured Notes and with Wells Fargo Bank Minnesota, N.A. as Trustee on the Subordinated Notes. As of June 7, 2004, $245,000 in Debenture certificates had not been presented. If all of these Debentures are presented, the Disbursing Agent will distribute $16,000 in cash, 93,333 shares of Crown common stock from the converted Secured Notes (plus interest accrued since June 11, 2002) 87,111 shares of Crown common stock from the converted Subordinated Notes (plus interest accrued since June 11, 2002), and warrants to acquire 93,333 shares of Crown common stock at an exercise price of $0.75 per share. The Debenture holders have until June 2007 to present their certificates, at which time any undistributed cash, stock, and warrants will revert to Crown.


RESULTS OF OPERATIONS

LIMITED REVENUE SOURCES

        Crown currently has no source of recurring revenue and anticipates any future recurring revenue would only occur after the successful development of the Buckhorn Mountain Project. The successful development of the Buckhorn Mountain Project is dependent on several factors, many of which are beyond Crown's control. Although Crown is in the late stages of the process of securing the necessary permits for the development of the Buckhorn Mountain Project, it cannot give any assurance regarding the timing of obtaining the required permits.

        Crown has historically derived its revenues from the option and sale of property interests, interest income and to a lesser extent from payments on royalty interests and the sale of its share of gold produced on its properties. Revenues from the option and sale of property interests have consisted of a small number of relatively large transactions. Such transactions have occurred, and in the future are likely to occur, if at all, at irregular intervals and have a significant impact on operating results in the periods in which they occur. In the past, Crown's exploration and development expenditures, including those of Solitario, have constituted the bulk of Crown's activities.

THREE MONTHS ENDED MARCH 31, 2004, COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003


        For the three months ended March 31, 2004, Crown had a net loss of $357,000, or $0.02 per share, compared to net loss of $423,000, or $0.10 per share for the three months ended March 31, 2003. The decrease in net loss per share is primarily due to the additional shares outstanding related to the debt conversion and warrant exercises in the fourth quarter of 2003. The reduction in the net loss in 2004 primarily related to a reduction in variable option compensation expense, which in turn is directly affected by changes in the underlying price of Crown common shares. This reduction in variable option compensation expense was partially offset by increases in general and administrative costs associated with the Kinross merger, related costs and an increase in the equity in the loss of Solitario during the three months ended March 31, 2004, compared to the same period in the prior year. Each of these items are discussed in more detail below.

        Exploration expense during the first three months of 2004 related to certain property tax and option payments. There were no similar payments during the first three months of 2003.

        General and administrative expenses increased significantly to $283,000 in the first three months of 2004 from $133,000 in the same period of 2003, primarily as a result of increased professional services fees for legal and accounting related to Crown's pending merger with Kinross. Legal and accounting costs were $149,000 and $51,000, respectively, in the first three months of 2004 compared to $21,000 and $18,000, respectively, in the first three months of 2003. Amounts charged to Solitario for management fees during the first quarter of 2004 decreased to $89,000 from $97,000 in the first three months of 2003 primarily as a result of reduced activity in Solitario, compared to the prior year. Other general and administrative costs, including salaries and other personnel related costs, were comparable during the first quarter of 2004 and 2003. If the pending merger with Kinross is not completed, Crown expects the 2004 full-year general and administrative costs to be comparable to 2003 as a result of ongoing professional service costs related to the merger, which Crown incurred during the first three months of 2004 and the last three months of 2003.

        Variable option compensation expense decreased significantly to $55,000 in the first quarter of 2004 compared to $416,000 in the same period of 2003, primarily as a result of an decrease in the intrinsic value of stock options due to a decrease in the value of Crown common stock from $2.58 per share at December 31, 2003 to $2.26 per share at March 31, 2004. Under variable plan accounting, which initially resulted from the re-pricing of existing options in 1999 and 1998, changes in the intrinsic value of the stock options are charged (credited) to expense over the service period (the vesting period) of the related options. Variable plan accounting continues until options are exercised, cancelled or expire. Upon exercise, variable plan option expense is recorded for the intrinsic value of the option on the date of exercise. If the pending merger with Kinross is not completed, unless there is a similar or greater increase in the market price of Crown common stock in 2004 compared to 2003, Crown would expect the variable option expense to be less in 2004 than in 2003. If the market price of Crown common stock declines during the remainder of 2004 from the March 31, 2004 market price of $2.26 per share, Crown would record a credit to expense for the change in the intrinsic value.

        Crown's equity in the loss of Solitario was $202,000 in the first three months of 2004, compared to $100,000 in the same period of 2003. The increased loss resulted from Solitario's increased net exploration expense, higher general and administrative costs, and decreased interest income during 2003. Solitario's increased net exploration expense related to the majority of Solitario's exploration costs on its Pedra Branca Project in Brazil being paid by its joint venture partner on the Project. Solitario's net exploration cost increased from $9,000 in the first three months of 2003 to $193,000 in the first three months of 2004. In addition, Solitario also focused some of its exploration efforts in the first three months of 2004 on newly-acquired projects which also contributed to the increase compared to the same period of 2003. Additionally, Solitario had higher general and administrative costs, which were $176,000 in the first quarter of 2004 compared to $76,000 in the first quarter of 2003 as a result of increased legal and accounting costs related to Solitario's filing of its Form 10 registration statement with the United States Securities and Exchange Commission. If the distribution of Crown's holdings of Solitario common stock is not completed, Crown expects their 2004 equity in loss of Solitario to be comparable to 2003.

        Crown recorded an income tax benefit of $185,000 in the first quarter of 2004 compared to an income tax benefit of $217,000 during the same period of 2003. The change was related to the level of pre-tax income in both periods. Although Crown expects the spin-off of their interest in Solitario to Crown stockholders to be a taxable transaction, Crown anticipates that it will not result in current tax due to the utilization of net operating losses. If Crown's pending merger with Kinross is not completed, Crown anticipates offsetting any operating losses incurred in 2004 against Crown's existing deferred tax liabilities at the statutory rate resulting in a tax benefit.

YEAR ENDED DECEMBER 31, 2003, COMPARED TO THE YEAR ENDED DECEMBER 31, 2002


        For 2003, Crown had a net loss of $2,989,000, or $0.45 per basic and diluted share, compared to net income of $2,091,000, or $0.65 and $0.10 per basic and diluted share, respectively, in 2002. The net loss in 2003 primarily resulted from a lack of any revenue during the year, along with variable option compensation expense of $3,126,000 and other costs of Crown's operations aggregating $1,609,000, with an offsetting income tax benefit of $1,720,000. The net income in 2002 primarily resulted from a $171,000 gain on the sale of Crown's Cord Ranch properties and a gain of $8,684,000 from the discharge of convertible debentures in Crown's 2002 Corporate Reorganization, offset by $387,000 in reorganization costs, variable option compensation expense of $175,000, other costs of Crown's operations aggregating $1,406,000, and an income tax provision of $4,867,000. Each of these items are discussed in more detail below.

        No amounts were reported as revenues and property sales in 2003, and $171,000 was reported in 2002 in relation to the sale of the Cord Ranch properties.

        Exploration expense decreased to $27,000 in 2003 from $58,000 in 2002, as Crown focused its efforts on completing the merger agreement with Kinross and finalizing its Amended Plan of Operations for the Buckhorn Mountain Project.

        General and administrative expenses increased significantly to $995,000 in 2003 from $432,000 in 2002, primarily as a result of increased professional services costs and a decrease in amounts charged to Solitario, as a result of modifications to the Management and Technical Services Agreement with Solitario in July 2002. Legal and accounting costs were $526,000 in 2003 versus $81,000 in 2002. The increase in 2003 was primarily associated with costs in relation to the pending Kinross merger. In addition, the 2002 costs were lower since certain other legal and accounting costs were charged to reorganization costs in the 2002 statement of operations as in relation to the Corporate Reorganization. All reorganization costs were related to Crown's bankruptcy in 2002, totaled $387,000, and were reported separately on Crown's consolidated statement of operations. Amounts charged to Solitario for management fees in 2003 decreased to $351,000 from $449,000 in 2002 primarily as a result of a modification to the Management Agreement in July 2002 whereby the percentage of certain finance and administrative costs to be charged to Solitario decreased from 75% for both to 50% and 25%, respectively. Other general and administrative costs, including salaries and other personnel related costs, were comparable from 2002 to 2003. If Crown's pending merger with Kinross is not completed, Crown expects its general and administrative costs to be comparable to 2003 during 2004 as a result of ongoing professional service costs related to the merger, which Crown has incurred during the first three months of 2004.

        Variable option compensation expense increased significantly to $3,126,000 in 2003 from $175,000 in 2002, primarily as a result of an increase in the intrinsic value of stock options due to an increase in the value of Crown common stock from $0.58 per share at December 31, 2002, to $2.58 per share at December 31, 2003. Under variable plan accounting, which initially resulted from the re-pricing of existing options in 1999 and 1998, changes in the intrinsic value of the stock options are charged (credited) to expense over the service period (the vesting period) of the related options. Variable plan accounting continues until options are exercised, cancelled or expire. If Crown's pending merger with Kinross is not completed, unless there is a similar or greater increase in the market price of Crown common stock in 2004 compared to 2003, Crown would expect its variable option expense to be less in 2004 than in 2003. If the market price of Crown common stock declines during 2004 from the December 31, 2003, market price of $2.58 per share, Crown would record a credit to expense for the change in the intrinsic value.

        Crown's equity in the loss of Solitario was $571,000 in 2003, versus $873,000 in 2002. The $302,000 improvement resulted from Solitario's lower exploration expense, lower management fees, and increased interest income during 2003. Solitario's lower exploration expense accounted for approximately $220,000 of the improvement, due primarily to joint venture reimbursements during 2003. Lower management fees from Crown and increased interest income accounted for approximately $40,000 and $55,000 of the improvement, respectively, while the increase in interest income resulted primarily from Crown paying accrued interest on its debt instruments in shares of Crown common stock where the value of the shares at issuance was higher than the stated interest rate on the related debt instruments. If Crown's distribution of its holdings of Solitario common stock is not completed, Crown expects its 2004 equity in loss of Solitario to be comparable to 2003.

        Crown recorded an income tax benefit of $1,720,000 in 2003 versus an income tax provision of $4,867,000 in 2002. Although Crown expects the Spin-Off of its interest in Solitario to Crown stockholders to be a taxable transaction, Crown anticipates this will not result in current tax due to the utilization of net operating losses. If Crown's pending merger with Kinross is not completed, Crown anticipates offsetting any operating losses incurred in 2004 against its existing deferred tax liabilities at the statutory rate resulting in a tax benefit.


YEAR ENDED DECEMBER 31, 2002, COMPARED TO THE YEAR ENDED DECEMBER 31, 2001


        Crown had net income of $2,091,000, or $0.65 and $0.10 per basic and diluted share, respectively in 2002 compared with a net loss of $2,098,000 or $0.72 per basic and diluted share in 2001. The net income in 2002 primarily resulted from a gain of $8,684,000 from the discharge of convertible debentures in Crown's 2002 Corporate Reorganization less general and administrative costs of $432,000, option compensation expense of $175,000, equity in the loss of Solitario of $873,000, and income tax provision of $4,867,000.

        Revenues and property sales consisted of a $171,000 gain on the sale of the Cord Ranch properties in 2002, versus $214,000 in 2001. During 2001, Crown sold its interest in Judith Gold for 200,000 shares of Canyon Resources common stock, resulting in a gain on sale of $200,000, which equaled the proceeds from the sale.

        Exploration expense was $58,000 in 2002 versus $36,000 in 2001. Through mid 2001, these costs had previously been paid by Crown's former joint venture partner, Battle Mountain.

        General and administrative expenses were $432,000 in 2002 compared to $828,000 in 2001. The lower costs in 2002 primarily resulted from reduced administrative costs, particularly related to legal and accounting expenses that were reduced from $425,000 in 2001 to $81,000 in 2002. The increased 2001 legal expenses for general corporate matters related to the default in 2001 on the Debentures and related restructuring negotiations. In addition, certain additional legal and accounting costs of $387,000 were incurred during 2002 as a result of the bankruptcy filing and are charged as reorganization costs. Personnel costs decreased to $570,000 in 2002 from $668,000 in 2001, primarily due to lower staffing levels in 2002 and related severance charges in 2001 of $37,000. All other general and administrative costs decreased to $230,000 in 2002 from $325,000 in 2001, due to lower spending on public relations, travel and other office costs. Crown did not hold an annual meeting in 2002 due to the bankruptcy, and as its corporate focus shifted to the corporate reorganization, Crown lowered its overall administrative spending. Amounts charged to Solitario for management fees decreased to $449,000 in 2002 from $590,000 in 2001, primarily as a result of a modification to the Management Agreement in July 2002 whereby the percentage of certain finance and administrative costs to be charged to Solitario decreased from 75% for both to 50% and 25%, respectively

        In 2002, Crown recorded a charge of $175,000 for variable option compensation expense related to 2002 options grants subject to variable plan accounting. There were no charges to compensation expense for variable plan accounting in 2001, as all variable plan option grants had exercise prices in excess of the market price during the year.

        Crown's equity in the loss of Solitario was $873,000 in 2002, versus $1,512,000 in 2001. The $639,000 improvement resulted from Solitario's lower exploration expense, general and administrative expenses, management fees and asset write-downs, offset by higher amortization in relation to its mineral interests. Solitario's lower exploration expense accounted for approximately $215,000 of the improvement. During 2002, Solitario's exploration activities were limited to a single project, versus three separate projects in 2001. Lower management fees from Crown and lower general and administrative expenses accounted for approximately $58,000 and $57,000 of the improvement, respectively. During 2001, Solitario recorded certain asset write-downs that accounted for $525,000 of the improvement. These improvements were offset by $191,000 due to the effect of amortization of Solitario's mineral interests recorded in 2002, where none was recorded in 2001.

        Crown recorded an income tax provision of $4,867,000 in 2002, and did not record an income tax benefit in 2001 against its 2001 pretax loss due primarily to the establishment of a valuation allowance against deferred tax assets from operating loss carryovers. As a result of Crown's bankruptcy during 2002, it recognized a gain of $8,684,000 on extinguishment of Crown Debentures and it had a greater than 50% change in ownership as defined in Section 382 of the Internal Revenue Code. This resulted in the utilization of $2,953,000 (tax effected) of Crown's net operating loss carryovers and the change in ownership caused a permanent reduction in previously recorded net operating loss carryovers of $5,751,000 (tax effected) pursuant to Section 382 of the Internal Revenue Code, which limits future taxable income available to be offset. This reduction in Crown's net operating losses during 2002 resulted in an offsetting reduction of its valuation allowance of $3,241,000 during 2002. Crown recognized tax benefits of $596,000 primarily related to net operating losses generated during the year that were offset against deferred tax liabilities.

LIQUIDITY AND CAPITAL RESOURCES

        Due to the nature of the mining business, the acquisition, exploration and development of mineral properties require significant expenditures prior to the commencement of production. Crown has in the past financed its activities through the sale of debt and equity securities, joint venture arrangements (including project financing) and the sale of interests in its properties. To the extent necessary, Crown expects to continue to use similar financing techniques.

        Crown's exploration and development activities and funding opportunities, as well as those of its joint venture partners, may be materially affected by gold price and mineral commodity levels and changes in those levels. The market price of gold and mineral commodities is determined in world markets and is affected by numerous factors, all of which are beyond Crown's control.

        On November 21, 2003, all $2,000,000 of the Secured Notes were called for redemption, and prior to December 31, 2003, $1,994,000 of the Secured Notes converted into 5,679,142 shares of Crown common stock, with the remainder being redeemed for cash. On October 31, 2003 and November 5, 2003, a total $839,331 of Subordinated Notes were converted into 1,119,108 shares of Crown common stock. On November 5, 2003, the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of Crown common stock.

        On February 21, 2003, Crown issued $2,705,000 of 10% Convertible Subordinated B Notes. On November 5, 2003, all $2,705,000 of Subordinated B Notes automatically converted into 3,606,667 shares of Crown common stock.


THREE MONTHS ENDED MARCH 31, 2004, COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003

        Net cash used in operating activities increased to $663,000 in the first three months of 2004 compared to $374,000 in the first three months of 2003. The primary reason for the increase was an increase in professional services costs related to the Crown's pending merger with Kinross. Legal and accounting costs were $200,000 in the first quarter of 2004 compared to $39,000 in the first three months of 2003. Additionally Crown reduced its accounts payable and accrued liabilities by $299,000 during the first quarter of 2004 compared to $257,000 in the same period of 2003 and increased its prepaid expenses by $58,000 in the first quarter of 2004 compared to a decrease of $4,000 in the same period of 2004, which, when combined with the increased legal and accounting expense, accounted for the majority of the increased use of cash in the first quarter of 2004 over the same period of 2003. If Crown's pending merger with Kinross is not completed, Crown would expect their 2004 cash used in operating activities to be comparable to 2003, as a result of ongoing professional services costs in 2004 which have been incurred during the first quarter of 2004 and the last quarter of 2003.

        Net cash used in investing activities decreased to $183,000 in the first three months of 2004 compared to $235,000 during the first three months of 2003 as a result of Crown's increased efforts at the Buckhorn Mountain Project during the first quarter of 2003. During the first three months of 2003, Crown expended $265,000 on non-interest costs in development of the Buckhorn Mountain Project compared to $93,000 during the same period of 2004. The expenditures during 2003 included $78,000 for work performed to analyze on-site milling and tailings facilities, $31,000 for study of Crown's underground mining plan and $40,000 related to completion of a drilling program, all three of which were necessary to complete the Buckhorn Mountain Project feasibility study, which was prepared by Steffen Robertson and Kirsten, an independent mining an consulting firm ("SRK") during 2003. Crown capitalized interest paid in cash during the first quarter of 2004 of $168,000 compared to no capitalized interest paid in cash during the first quarter of 2003, as all interest costs during the first quarter of 2003 were related to a combination of amortization of note discounts of $90,000 and shares of Crown common stock issued as interest of $322,000. If Crown's pending merger with Kinross is not completed, Crown expects its 2004 net cash used in investing activities to increase compared to 2003 as Crown has budgeted approximately $1,400,000 for permitting and development at its Buckhorn Mountain Project in 2004.

        All interest costs, including non-cash interest costs, for the three months ended March 31, 2004 and 2003, have been capitalized as part of Crown's development of the Buckhorn Mountain Project. Crown capitalized interest costs of $168,000 and $412,000 for the three months ended March 31, 2004 and 2003, respectively. Interest costs decreased significantly during the first quarter of 2004 compared to 2003 as a result of the conversion of Crown's Subordinated, Subordinated B and Secured Notes at the end of 2003. Additionally, Crown recorded $56,000 of capitalized interest costs during the first three months of 2003 related to the issuance of shares of common stock as payment for interest obligations at market prices above the conversion price, which is charged as interest cost, and there were no similar charges in the first quarter of 2004, as Crown paid all their interest costs in cash during 2004. Crown recorded discount amortization charges (to capitalized interest) of $78,000 and $90,000 in the three months ended March 31, 2004 and 2003, respectively. If Crown's pending merger with Kinross is not completed, Crown would expect its interest costs to significantly decline for the full year for 2004 from 2003 as a result of conversion of its Secured, Subordinated and Subordinated B notes. In addition, because of an improvement in Crown's cash position, Crown anticipates continuing to pay 2004 interest on the remaining Senior Notes in cash rather than shares of Crown common stock, if the market price of their common stock is above the conversion and interest price of $0.35 per share provided for by the terms of the Senior Notes.

        Net cash provided by financing activities during the first three months of 2004 was $35,000, related to proceeds from the exercise of options compared to cash provided of $2,705,000 in the same period of 2003 resulting from the issuance of the $2,705,000 Subordinated B Notes in February 2003. If Crown's pending merger with Kinross is not completed, Crown does not expect 2004 to have any significant cash provided from financing activities as Crown does not expect similar note conversions or warrant exercises, such as those that occurred in 2003, and Crown has no 2004 planned financing activities.

        Cash and cash equivalents amounted to $1,554,000 at March 31, 2004. These funds are generally invested in short-term interest-bearing deposits and securities, pending investment in current and future projects. Working capital at March 31, 2004, was $1,753,000.

YEAR ENDED DECEMBER 31, 2003, COMPARED TO THE YEAR ENDED DECEMBER 31, 2002


        Net cash used in operating activities increased to $813,000 in 2003 compared to $729,000 in 2002. The primary reason for the increase was an increase in professional services costs at the end of the year related to the Crown's pending merger with Kinross and a decrease in amounts charged to Solitario, as a result of modifications to the Management and Technical Services Agreement with Solitario in July 2002. Legal and accounting costs were $526,000 in 2003 versus $81,000 in 2002. The increase in 2003 was primarily associated with costs in relation to the pending Kinross merger. However, during 2002, certain other legal and accounting expense totaling $387,000 were charged to reorganization costs in the 2002 statement of operations in connection with the Corporate Reorganization. If Crown's pending merger with Kinross is not completed, Crown would expect its 2004 cash used in operating activities to be comparable to 2003, as a result of ongoing professional services costs in 2004 being incurred related to the merger.

        Net cash used in investing activities increased to $1,215,000 in 2003 from $582,000 as a result of Crown's increased efforts at the Buckhorn Mountain Project since June of 2002 when the bankruptcy became effective. During 2003, Crown expended $1,168,000 on development of its Buckhorn Mountain Project compared to $564,000 during 2002. The large increase during 2003 was primarily due to an increase in work performed to complete the SRK feasibility study, as well as capitalization of cash paid for interest of $310,000 during 2003 compared to no cash paid for capitalized interest in 2002. Crown's total costs related to the feasibility study in 2003 were $345,000 compared to $56,000 in the prior year. In addition, Crown hired additional staff and expanded its on-site administrative costs, which increased to $314,000 in 2003 compared to $173,000 in 2003. Capitalized costs during 2003 also included $159,000 for additional work related to obtaining permits for the underground mine compared to $53,000 in 2002. During 2002, Crown started a drilling campaign to provide data to assist in completion of the feasibility study and for permitting the Buckhorn Mountain Project. This drilling campaign ended in 2003. Crown capitalized $40,000 related to this drilling program in 2003 compared to $251,000 in 2002. If Crown's pending merger with Kinross is not completed, Crown expects its 2004 net cash used in investing activities to increase compared to 2003 as Crown has budgeted approximately $1,400,000 for permitting and development at its Buckhorn Mountain Project in 2004.

        All interest costs, including non-cash interest costs, for the three years ended December 31, 2003, have been capitalized as part of Crown's development of the Buckhorn Mountain Project. Crown capitalized interest costs of $3,068,000, $996,000, and $1,046,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Interest costs increased significantly to $3,068,000 in 2003 from $996,000 in 2002. This increase was due primarily to increased discount amortization in relation to beneficial conversion feature discounts associated with Crown's convertible debt instruments, and additional interest cost resulting from its election to issue shares of Crown common stock in satisfaction of accrued interest obligations. Interest cost on Crown's debt obligations at the stated rate in 2003 was $1,075,000 compared to $923,000 in 2002, which included $231,000 of interest on the Convertible Debentures. Crown recorded discount amortization charges (to capitalized interest) of $1,352,000 and $208,000 in 2003 and 2002, respectively. Of the 2003 discount amortization charges, $940,000 was recorded as the full amortization of all discounts associated with the conversion and redemption of the outstanding Secured Notes. As a result of fair value differences in relation to the issuance of Crown common stock in satisfaction of accrued interest charges, increases of $628,000 and decreases of $152,000 were recorded to interest costs in 2003 and 2002, respectively. If Crown's pending merger with Kinross is not completed, Crown would expect its interest costs to decline significantly in 2004 from 2003 as a result of conversion of its Secured, Subordinated and Subordinated B notes. In addition, because of an improvement in Crown's cash position, Crown anticipates paying its 2004 interest on its remaining Senior Notes in cash rather than shares of Crown common stock, if the market price of Crown common stock is above the conversion and interest price of $0.35 per share in the Senior Notes.

        Net cash provided from financing activities increased to $3,360,000 in 2003 from $2,234,000 in 2004 primarily as a result of the issuance of the $2,705,000 Subordinated B Notes in February 2003, as well as the receipt of $708,000 of cash from the exercise of warrants during 2003. The balance of the $3,600,000 Senior Notes financing of $3,250,000, plus interest was delivered to Crown during 2002. Of this amount, $1,000,000 was used to pay the cash portion of the exchange with holders of the Debentures on the Effective Date of the plan of reorganization. If Crown's pending merger with Kinross is not completed, it does not expect 2004 to have any significant cash provided from financing activities as Crown has no control over note conversions or warrant exercises, such as those that occurred in 2003, and it has no 2004 planned financing activities.


YEAR ENDED DECEMBER 31, 2002, COMPARED TO THE YEAR ENDED DECEMBER 31, 2001


        Net cash used in operating activities was $729,000 in 2002 compared to $763,000 in 2001. The staff levels and activities in both years were consistent and reflected a reduced level of activity for exploration and development as a result of the corporate reorganization. Although Crown recorded a gain of $8,684,000 on the discharge of its debentures in 2002, this was a non-cash transaction as was Crown's deferred tax expense recorded during the year of $4,867,000. Crown's equity in the loss of Solitario was reduced in 2002 as a result of Solitario's decreased losses.

        Net cash used in investing activities in 2002 was $582,000 compared to $418,000 in 2001. Crown began work to permit and develop its Buckhorn Mountain Project during 2002 upon the completion of the corporate reorganization. These costs totaled $533,000 and included costs of $251,000 for an in-fill drilling program, $53,000 for permitting and monitoring work, $56,000 for feasibility study update, and $173,000 for related on-site administrative costs. Permitting and development work continued at a reduced rate from the time Crown terminated its joint venture with Newmont in July 2001 until the completion of Crown's bankruptcy in June of 2002. These increases in cash used in investing activities during 2002 were offset by the payment of capitalized interest costs in stock related to the Senior, Secured and Subordinated notes during 2002, compared to a cash payment for interest of $431,000 on the Debentures in 2001. During 2001, Crown received $211,000 in proceeds from asset sales, which offset its use of funds from investing activities and there was no comparable proceeds received during 2002.

        Total capitalized interest costs, including non-cash interest costs, were $996,000 in 2002 compared to $1,046,000 in 2001. Interest costs decreased in 2002 as a result of the filing of bankruptcy and the confirmation of the 2002 Plan that resulted in no accrual of interest costs on the Debentures from the date of the filing. In addition, as part of the 2002 Plan, Crown exchanged $6,000,000 in new notes for $15,000,000 of Debentures. Included in capitalized interest is amortization of warrant and beneficial conversion features related to the Senior and Secured notes of $208,000 in 2002 and $12,000 in 2001, as well as amortization of deferred offering costs related to the Debentures of $68,000 in 2001. In addition, 2002 capitalized interest cost was reduced by $152,000 as a result of issuing shares of Crown common stock in satisfaction of accrued interest, where the fair value of the issued shares was lower than the accrued interest obligation, in accordance with the terms of the related note agreements.

        Net cash provided by financing activities was $2,234,000 in 2002 compared to $320,000 in 2001. Proceeds of $350,000 from the Secured Note financing were delivered to Crown in October 2001. The balance of the $3,600,000 Senior Notes financing of $3,250,000, plus interest was delivered to us during 2002. Of this amount, $1,000,000 was used to pay the cash portion of the exchange with holders of the Debentures on the Effective Date of the plan of reorganization.

CONTRACTUAL OBLIGATIONS AND PLANNED EXPENDITURES

        Crown has budgeted $1,400,000 for permitting and development expenditures in 2004, which will be fully expended by Crown only if the pending merger with Kinross is not completed. The bulk of these costs will be for completion of a supplemental draft environmental impact statement related to the currently filed amended plan of operations for the Buckhorn Mountain Project. Crown has sufficient resources to fund its planned operations through 2005, whether or not the Kinross merger is not completed.


        This plan assumes the ores from the Buckhorn Mountain Project will be trucked to Kinross' Kettle River Mill and will be processed in accordance with Crown's toll milling agreement with Kinross. The capital costs of the Buckhorn Mountain Project, through initial production, are currently estimated to be approximately $32.6 million, assuming the toll milling discussed above. If the pending merger with Kinross is not completed, Crown will require significant new financial resources in order to complete the development of the Buckhorn Mountain Project, which may be in the form of a joint venture, project or debt finance, or issuance of equity. There is no assurance Crown will be able to obtain the necessary financial resources on acceptable terms, if at all.

        Future contractual obligations and cash commitments at March 31, 2004, include the payment of: Senior Notes, long-term debt, unpatented mining claim payments, and operating leases, as follows:


(in thousands)                            2004      2005      2006      2007      2008+     TOTAL
                                          ----      ----      ----      ----      -----     -----
Senior Notes                             $    -    $    -    $3,600    $    -    $    -    $3,600
Long-term debt                               50        50         -         -         -       100
Unpatented mining claim payments(1)          17        17        17        17        17        85
Asset retirement obligation                   -         -         -         -        60        60
Operating leases                             39        39        20         -         -        89
                                         ------    ------    ------    ------    ------    ------
  Total commitments                      $   97    $  106    $3,637    $   17    $   77    $3,934
                                         ======    ======    ======    ======    ======    ======

-------------------------
(1) Assumes continued payment of mining claim payments on existing mineral properties.

        Crown will need additional financial resources to pay the principal of its Senior Notes when due in 2006. There can be no assurance that Crown will be able to obtain the necessary financial resources.

RELATED PARTY TRANSACTIONS


        At June 7, 2004, Crown owned 37.1% of Solitario. Crown provides management and technical services to Solitario under a management and technical services agreement originally signed in April 1994 and modified in April 1999, December 2000, and July 2002. Under the modified agreement, Solitario reimburses Crown for direct out-of-pocket expenses; payment of 25% of Crown's corporate administrative costs for executive and technical salaries benefits and expenses, 50% of Crown's corporate administrative costs for financial management and reporting salaries, benefits and expenses and 75% of Crown's corporate administrative costs for investor relations salaries, benefits, and expenses. These allocations are based upon estimated time and expenses spent by Crown's management and employees on Crown's activities and Solitario's activities. Crown's management believes these allocations are reasonable and the allocations are periodically reviewed by management and approved by Crown's independent board members and by Solitario's independent board members. Management service fees are billed monthly, due on receipt and are generally paid within 30 days. Management service fees paid by Solitario were $89,000 and $97,000 for the three months ended March 31, 2004 and 2003, respectively, and were $351,000, for 2003, $499,000 for 2002, and $590,000 for 2001. Crown anticipates the management and technical services agreement will be terminated if its pending merger with Kinross is completed.

        Crown entered into a Voting Agreement dated as of April 15, 2002, among Zoloto Investor's, LP ("Zoloto") and Solitario, who are each stockholders of Crown (the "Signing Shareholders"). Pursuant to the Voting Agreement, Solitario and Zoloto agree that they will each vote their owned shares during the term of the Voting Agreement for the election of three designees of Zoloto and one designee of Solitario (the "Designee Directors") to the board of directors of Crown. The signing shareholders agreed that any shares received by either signing shareholder would be subject to the Voting Agreement during its term and any successor, assignee, or transferee of shares from either signing shareholder would be subject to the terms of the Voting Agreement during its term. The Voting Agreement terminates on the June 26, 2006. As of June 7, 2004, the signing shareholders collectively held 1,733,866 shares or approximately 7.7% of Crown's outstanding shares. As of June 7, 2004, assuming conversion of all outstanding convertible debt and exercise of all warrants on a cash basis, the signing shareholders collectively held 19,276,724 shares, or approximately 38.9%, of the fully diluted shares calculated on the same basis.


        In October 2001, Solitario invested in two Senior Notes, which totaled $1,000,000 of the $3,600,000 principal amount of Senior Notes issued. The proceeds of $350,000 from the first note (the "Solitario Note") were delivered to Crown. The Solitario Note was convertible into shares of Crown common stock at $0.2916 per share. The proceeds from the second note from Solitario (the "$650,000 Note"), and the remaining Senior Notes of $2,600,000, or $3,250,000 in total, were placed in escrow pending the outcome of Crown's bankruptcy. The $650,000 Note was convertible into shares of Crown common stock at $0.35 per share. In March 2002, an additional $200,000 was advanced to Crown out of escrow of which Solitario's share of the advance was $56,000. Crown's 2002 Plan was confirmed on May 30, 2002, and the remaining balance of the proceeds plus interest was released to Crown on the Effective Date. The independent board members of both Solitario and Crown approved the transaction. The terms of the transaction on the Escrowed Notes were the same as given to other senior lenders of Crown (the "Senior Lenders") and, with regard to the terms of the $350,000 Solitario Note, the terms were negotiated with and approved by the other Senior Lenders.

        On June 26, 2001, Solitario acquired 200,000 shares of Canyon Resources Corporation common stock as an investment from us at its fair value of $200,000 at that date. The transaction provided additional working capital to Crown, and was approved by independent board members of both Solitario and Crown.

        On February 21, 2003, Solitario invested $400,000 in the Subordinated B Notes on the same terms and conditions as all other investors. On November 5, 2003, Solitario's Subordinated B Notes were automatically converted into 533,333 shares of Crown common stock, pursuant to the terms of all Subordinated B Notes, as a result of the quoted market price of Crown common stock exceeding $1.75 per share for 20 consecutive trading days. During 2003 and 2002, Crown issued 249,718 and 182,440 shares of Crown's common stock, with a value of $207,000 and $75,000, respectively, in satisfaction of its accrued interest obligations to Solitario under the Senior and Subordinated B Notes.


        As of June 7, 2004, Solitario owns 965,491 shares of Crown common stock. The directors and executive officers of Crown and their affiliates, including Solitario, owned 2,012,458 shares of Crown common stock, which represents approximately 9% of the outstanding shares of Crown common stock at June 7, 2004. Solitario has entered into a stockholder and voting agreement with Kinross, along with several of Crown's directors, Crown's executive officers and entities affiliated with these directors and officers (collectively the "Signatories"), pursuant to which the Signatories agreed, among other things, to convert any Senior Notes held by them to Crown common stock prior to the record date for the special meeting, to vote, or cause to be voted, all of the shares of Crown common stock owned by them, as set forth in the stockholder and voting agreement, as well as all shares of Crown common stock acquired by them, as set forth in the stockholder and voting agreement, in favor of the approval of the plan of merger, and against the acquisition of Crown by any person other than Kinross. As of June 7, 2004, 2,012,458 shares of Crown common stock were subject to the stockholder and voting agreement, representing approximately 9% of the outstanding shares of Crown common stock entitled to vote at the Crown special meeting. Additionally, the Signatories agreed to convert $3,000,000 of Senior Notes into 8,771,429 shares and hold options to acquire 1,917,500 shares of Crown common stock, which could be exercised prior to the record date for the shareholders' meeting, and hold warrants to acquire 8,771,429 shares of Crown common stock, which could be exercised prior to the record date for the shareholders' meeting for a total of 21,472,816 shares of Crown common stock, which would represent 43.3% of the then outstanding shares.


CRITICAL ACCOUNTING POLICIES


        On January 1, 2002, Crown adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which, among other things, required the reclassification of Crown's mineral properties as mineral interests (intangible assets). Crown's mineral interests represent mineral use rights for parcels of land not owned by it. Crown's mineral interests relate to exploration stage properties and the value of such intangible assets is primarily driven by the nature and amount of economic minerals believed to be contained, or potentially contained, in such properties. At January 1, 2002, Crown reclassified $18,474,000 from mineral properties to mineral interests. Crown amortizes mineral interests over their expected useful lives or until it has been determined the mineral interest contains proven and probable reserves. As all of Crown's capitalized costs since January 1, 2002, have related to the Buckhorn Mountain Project that has proven and probable reserves, Crown has not recorded any amortization of those costs. Crown anticipates reclassifing its mineral interests as mineral property in accordance with Emerging Issues Task Force Issue No. 04-2, "Whether Mineral Rights are Tangible or Intangible Assets" ("EITF No. 04-2") which requires companies to reclassify mineral interests as mineral properties. See "Recent Accounting Pronouncements" below.

        Land and leasehold acquisition costs are capitalized as mineral interests. Development costs are capitalized as mineral properties. Where these costs relate to mineral interests or mineral properties with proven and probable reserves, these costs will be depleted using the units-of-production method over the estimated life of the reserves. If there are insufficient reserves to use as a basis for depleting such costs, they are written off as a mineral property or a mineral interest impairment in the period in which the determination is made. Interest costs are capitalized on mineral properties and mineral interests in development. Interest is capitalized by applying a weighted average interest rate, including the effect of any discounts, to the average capitalized costs during a period, up to a maximum of total interest costs incurred during the period. Crown capitalized all of its interest costs of $412,000 and $168,000 for the three months ended March 31, 2004 and 2003, respectively, and $3,068,000, $996,000, and $1,046,000 for the years ended December 31, 2003, 2002, and 2001, respectively. At March 31, 2004 and December 31, 2003, a total of $14,297,000 and $13,885,000, respectively, of interest costs have been capitalized as mineral interests and mineral properties at the Buckhorn Mountain Project.

        Crown expenses all exploration costs incurred on its mineral interests, other than acquisition costs, prior to the establishment of proven and probable reserves. Upon identifying proven and probable reserves, Crown capitalized substantially all costs incurred including drilling, permitting and development as mineral property costs. Costs on mineral interests with proven and probable reserves which support development of proven and probable reserves or which expand existing proven and probable reserves are capitalized and amortized using the units-of-production method over the estimated life of the reserves. Crown regularly performs evaluations of its investment in mineral interests to assess the recoverability and or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable, utilizing established guidelines based upon discounted future net cash flows from the asset or upon the determination that certain exploration properties do not have sufficient potential for economic mineralization. There were no mineral interest impairments in the three months ended March 31, 2004, or in the years ended December 31, 2003, 2002, or 2001.

        Crown's proven and probable reserves are based on extensive drilling, sampling, mine modeling and metallurgical testing from which economic feasibility has been determined. The price sensitivity of reserves depends upon several factors including grade, waste-to-ore ratio, and ore type. The reserves are estimated based on information available at the time the reserves are calculated. Recovery rates vary depending on the metallurgical properties of each deposit and the production process used. The reserve assumes the average recovery rate for the deposit, which takes into account the processing methods scheduled to be used. The cutoff grade, or lowest grade of mineralized material considered economic to process, varies with material type, metallurgical recoveries, and operating costs. The proven and probable reserves figures presented herein are estimates, and no assurance can be given that the indicated levels of recovery of gold will be realized. Ounces of gold in the proven and probable reserves are prior to any losses during metallurgical treatment. Reserve estimates may require revision based on actual production experience. Market price fluctuations of gold, as well as increased production costs or reduced recovery rates, could render proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and might result in a reduction of reserves. As discussed below, the ultimate recovery of Crown's mineral reserves is dependent on obtaining necessary permits for the Buckhorn Mountain Project.

ENVIRONMENTAL, PERMITTING AND LEGAL

        In July 2001, Crown became the sole owner of the Crown Jewel Project and renamed it the Buckhorn Mountain Project. Previously, the Crown Jewel Project had been subject to a joint venture agreement between Crown and Battle Mountain. Battle Mountain had proposed an open-pit mining operation with an on-site processing facility. Battle Mountain's proposed open-pit Crown Jewel Project was subjected to numerous permitting and legal challenges and delays. In January of 2000, the Washington Pollution Control Hearings Board (the "PCHB") vacated the previously granted 401 Water Quality Permit and certain water rights for the Crown Jewel Project. Other permits previously granted to the Crown Jewel Project have since lapsed, some of which will have to be reacquired as part of the ongoing permitting process.

        As part of the analysis of the Buckhorn Mountain Project subsequent to the January 2000 PCHB ruling, Crown retained Gochnour and Associates ("Gochnour") to review the required permits for a potential combination underground/open-pit-mine design for the Buckhorn Mountain Project ore deposit. Gochnour indicated this mine design would require conducting additional baseline studies and collecting data for modeling to amend previously approved permits, as well as to obtain permits for activities that were not previously contemplated, for example the underground mining effects on ground water. Gochnour indicated the underground alternative would also require mitigation of environmental impacts. The Gochnour report concluded the proposed mine design is legally permittable.

        During 2002, Crown began seeking regulatory approval and permits to operate an exclusively underground mining operation at the Buckhorn Mountain Project. In May 2003, Crown submitted its Initial Buckhorn Mountain Project Plan of Operations with the USFS and the Washington State Department of Ecology. The Initial Buckhorn Mountain Project Plan of Operations was deemed complete by the USFS in August 2003. This plan proposed a processing facility seven miles from the mine that Crown would construct, own, and operate. The ore would have been trucked from the mine to the mill. Crown believed this development plan significantly reduced the environmental impacts compared to the Crown Jewel open-pit mining plan proposed by Battle Mountain.

        Subsequent to the signing of the toll milling agreement with Echo Bay Minerals, Crown filed an amended Buckhorn Mountain Plan of Operations as outlined in the SRK feasibility study that provides for trucking of ore from the mine to the Kettle River processing facility owned by Echo Bay Minerals. This new development plan further reduces environmental impacts in comparison to the previous Buckhorn Mountain Project Plan of Operations by eliminating the need for new milling and tailings disposal facilities.

        Construction of the Buckhorn Mountain Project will not begin prior to the successful issuance of the remaining permits and resolution of the potential future legal and administrative challenges. Potential delays due to the appeals process, permit process or litigation are difficult to quantify.

RECENT ACCOUNTING PRONOUNCEMENTS


        The Emerging Issues Task Force ("EITF") formed a committee ("Committee") to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") to issues that included whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets. In March 2004, the EITF reached a consensus in EITF Issue No. 04-2 "Whether Mineral Rights Are Tangible or Intangible Assets" (EITF No. 0-2)", subject to ratification by the Financial Accounting Standards Board ("FASB"), that mineral interests conveyed by leases should be considered tangible assets. On March 31, 2004, the FASB ratified the consensus of the EITF that mineral interests conveyed by leases should be considered tangible assets subject to the finalization of a FASB Staff Position ("FSP") in this regard. On April 30, 2004, the FASB issued a FSP amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. Crown will reclassify all of its mineral interests conveyed by leases from mineral interests, net to mineral property, net in its balance sheets.


        In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which clarifies the classification as liabilities for certain financial instruments including equity shares that are mandatorily redeemable, or a financial instrument other than equity shares that has an obligation to repurchase the instrument with equity shares, including a conditional obligation to settle the financial instrument with equity shares. Crown adopted SFAS No. 150 effective for financial instruments entered into after May 31, 2003. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement are intended to improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. Crown adopted SFAS No. 149 and will apply it prospectively for contracts entered into or modified after June 30, 2003. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.


        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") and in December 2003 issued FIN 46R. FIN 46 requires the consolidation of variable interest entities which have one or both of the following attributes (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties which is provided by other parties that will absorb some or all of the expected losses of the entity; (2) the equity investors lack controlling financial interest as evidenced by (i) the ability to make decisions regarding the entity's activities through voting or similar rights, (ii) the obligation to absorb expected losses, which make it possible for the entity to finance its activities, and (iii) the right to receive expected residual returns of the entity if they occur, which is the compensation for absorbing the expected losses. FIN 46 was immediately effective for variable interest entities formed after January 31, 2003. FIN 46R requires the adoption of either FIN 46 or FIN 46R in financial statements of public entities that have interests in structures that are commonly referred to as special purpose entities for periods ending after December 15, 2003. Application for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. Crown has no investments in or relationships with variable interest entities at December 31, 2003. The adoption of FIN 46R did not have a material effect on Crown's consolidated financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires the disclosure by guarantors of (a) the nature of any guarantee, (b) maximum potential amount of future payments associated therewith, (c) carrying amounts of liabilities, if any, related to the guarantor's obligations under the guarantee and (d) the nature and extent of any recourse or collateral for recovery of any amounts paid under the guarantee. FIN 45 also requires guarantors to recognize at the inception of a guarantee within its scope a liability for the fair value of obligations undertaken in issuing the guarantee, including the obligation to stand ready to perform over the term of guarantee. Crown has applied the provisions of FIN 45 for interim and annual periods ending after December 15, 2002, and the effect of adopting this interpretation was not material to Crown's consolidated financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and generally requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred. SFAS No. 146 does not apply to costs associated with the retirement of long-lived assets covered by SFAS No. 143. Crown has adopted the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates inconsistencies between the accounting for sale-leaseback transactions and the required accounting for certain lease modifications. This statement also requires that gains and losses from debt extinguishments should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30. This Statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their meanings under changed conditions. Crown adopted SFAS No. 145 as of January 1, 2003. As a result of the adoption of this Statement, Crown has reclassified a $8,684,000 gain during 2002 on the discharge of its Convertible Debentures from an extraordinary item net of taxes, to a gain before related tax effects in Crown's 2002 consolidated statement of operations. The adoption of this Statement has not had any other material effects on Crown's financial position or results of operations.

        On January 1, 2002, Crown adopted SFAS No. 142, which among other things required the reclassification of its capitalized land and lease acquisition costs from mineral properties to mineral interest (intangible assets). The excess of the cost of each mineral interest over Crown's estimated residual value is amortized over the proven and probable reserves on a units-of-production basis. Since January 1, 2002, all of Crown's mineral interests relate to its Buckhorn Mountain Project, which is in development and will be amortized over Crown's proven and probable reserves. Accordingly, no amortization has been recorded on these assets. Beginning January 1, 2002, Crown reclassified $18,474,000 of these costs from mineral properties to mineral interests.

        In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 is recognized in the period in which the liability is incurred, with a corresponding increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. Crown adopted SFAS No. 143 as of January 1, 2002. The adoption of this Statement has not had a material effect on Crown's consolidated financial position or results of operations.

        In April 2004, the EITF issued EITF Issue No. 04-3 "Mining Assets:
Impairment and Business Combinations" ("EITF No. 04-3") which evaluated certain issues related to values in mining properties beyond proven and probable reserves (VBPP) and the effects of anticipated fluctuations in the future market price of minerals. The EITF reached a consensus that fair value of mining properties generally includes both VBPP and the effects of anticipated fluctuations in the future market price of minerals and that entities should generally include both in determining the fair value allocated to mining assets in a purchase price allocation and in the cash flow analysis (both discounted and undiscounted) used for determining whether a mining asset is impaired. The consensus reached by the EITF should be applied prospectively in the periods after March 31, 2004, but early application is permitted in periods for which financial statements have not been issued. Crown does not expect that the adoption of EITF No. 04-3 will have a material impact on its financial position, results of operations, or cash flows.

--------------------------------------------------------------------------------

                          DISCLOSURE ABOUT MARKET RISKS

--------------------------------------------------------------------------------

INTEREST RATE RISKS

        The Senior Notes are not subject to market risk since they have a fixed interest rate and a repayment amount payable either in cash or shares of Crown common stock. Crown does not use financial or other derivative instruments to manage interest market risks. A hypothetical change of 1% in the interest rate earned on short-term investments during 2003 would have resulted in an increase or decrease of less than $10,000 in net income.

FLUCTUATIONS IN COMMODITY PRICES

        Crown is also exposed to commodity price risks for changes in the price of precious and base metals insofar as such changes may affect the economic viability of its exploration and development projects. A change of 10% in the price of gold, silver, or zinc would not have resulted in a material change to the carrying value of the Crown assets, liabilities, or net income. Given that the feasibility study for the Buckhorn Mountain Project utilized a gold price of $350 per ounce and that the closing gold price on June 7, 2004, was $394 per ounce, a 10% change in the price of gold would not require a revision of Crown's reported reserves, costs, or capitalized costs related to the Buckhorn Mountain Project.

--------------------------------------------------------------------------------

                               BUSINESS OF KINROSS

--------------------------------------------------------------------------------

OVERVIEW

        Kinross is principally engaged in the mining and processing of gold and, as a by-product, silver ore and the exploration for, and the acquisition of, gold bearing properties primarily in the Americas and Russia. The principal products of Kinross are gold and silver produced in the form of dore that is shipped to refineries for final processing.

        Kinross is the continuing corporation resulting from the May 1993 amalgamation under the Business Corporations Act (Ontario) of CMP Resources Ltd. ("CMP Resources"), Plexus Resources Corporation ("Plexus Resources"), and 1021105 Ontario Corp ("1021105"). Kinross' registered and principal offices are located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2.

        Kinross' long-term financial objective is growth in cash flow and a return to sustained earnings per share through successful exploration, acquisitions, and development of existing and acquired properties. Mine operating plans focus on maximizing the pre-tax cash flow return on investment over the life of the business unit.

        Kinross' operations and reserves are impacted by changes in metal prices. Over the past three years, gold has averaged approximately $315 per ounce and was $417 per ounce on the last trading day of 2003. Gold traded above $390 per ounce during much of 2003 and has continued to do so in 2004. Kinross used a forecast of $325 per ounce at the end of 2003 and $300 at the end of 2002 to estimate reserves and $350 per ounce and $325 per ounce, respectively, to assess mining assets for impairment.

        Kinross' share of proven and probable reserves as at December 31, 2003, was 14.1 million ounces of gold and 38.6 million ounces of silver. These estimates have been calculated using industry standard methodology and the appropriate cut-off grade assuming a gold price of $325 per ounce.

        The estimate of Kinross' mineral reserves and resources and impairment analysis is based on a number of assumptions, including the average process recovery rate at the various mining operations, the gold cutoff grade used, the foreign exchange rates for those operations not denominated in U.S. dollars, and the recovery cost per tonne. These assumptions are unique for each property and are identified for each mining operation in the table set forth on page 66. A change in the underlying assumptions, or the use of different assumptions, could have a material impact on the estimate of mineral reserves and resources or the impairment analysis of existing assets.


        A critical goal for Kinross is the creation of value through the investment in quality projects and the consummation of accretive acquisitions. Kinross more than doubled its exploration and business development expenditures in 2003, increasing them to $24.3 million compared to $11.6 million in 2002. Kinross expects to continue this effort, with $20 million budgeted for exploration and business development during 2004. In addition, capital expenditures were $73.4 million in 2003 as compared to $22.6 million in 2002 and $30.4 million in 2001. Planned capital expenditures are estimated at $165 million in 2004. This capital expenditure program is the largest in Kinross' history, and it is anticipated that it will be funded from cash flow from operating activities.

RECENT DEVELOPMENTS


        On January 31, 2003, Kinross completed its combination with TVX Gold Inc. ("TVX") and Echo Bay Mines Ltd. ("Echo Bay"). This combination was effected by way of a plan of arrangement under the Canada Business Corporations Act. TVX amalgamated with a wholly-owned subsidiary of Kinross and each holder of a TVX common share received 2.1667 Kinross common shares. Shareholders of Echo Bay, other than Kinross, received 0.1733 of a Kinross common shares for each Echo Bay common share. Kinross issued 177.8 million common shares with a fair value of $1,269.8 million with respect to the combination with TVX and Echo Bay. The exchange ratios reflect the one-for-three consolidation of Kinross common shares that was effective January 31, 2003, immediately prior to the combination. In a concurrent transaction, TVX acquired Newmont Mining Corporation's ("Newmont") 50% non-controlling interest in the TVX Newmont Americas Joint Venture for an aggregate purchase price of $180 million. These acquisitions are being accounted for using the purchase method of accounting. See "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Management's Discussion and Analysis for the Years Ended December 31, 2002, 2002, and 2001--Material Events" beginning at page 179.


        On August 28, 2003, Kinross issued 23.0 million common shares for gross proceeds of CDN $213 million. The net proceeds of the offering were used to redeem Kinross' outstanding 5.5% convertible unsecured subordinated debentures. The principal amount of the convertible debentures was CDN $195.6 million. The convertible debentures were redeemed on September 29, 2003.


        On December 4, 2003, Kinross and Bema Gold Corporation ("Bema") announced that their respective boards of directors approved the recommencement of gold operations at the Refugio heap leach mine located near Copiapo, Chile. The project is expected to begin producing gold from the expanded operations in the fourth quarter of 2004. Compania Minera Maricunga ("CMM") owns the Refugio mine and is owned 50% by Kinross, as operator, and 50% by Bema. The Refugio mine had been placed on care and maintenance in May 2001 due to low gold prices and has produced declining amounts of gold from residual leaching of existing heaps since that time. During the past year, a 56,000 meter drill program was successful in expanding reserves to justify a greater than 25% expansion of daily throughput compared to historic production levels. Initially, the Verde pits are scheduled to produce 40,000 tons of ore per day, which will be crushed and placed on the leach pads. Subsequently, the new Pancho pit is expected to be mined at 35,000 tons of ore per day. In making the decision to recommence gold production at Refugio, Kinross and Bema used an assumed gold price of $350 per ounce, which resulted in an estimated life-of-mine of approximately ten years. For information concerning the estimated reserves and resources associated with Refugio, see the information in the table labeled "Mineral Reserve and Resource Statement," beginning on page 63. Kinross' 50% share of purchase commitments to reopen Refugio at December 31, 2003, was $5.4 million.

        Effective June 1, 2004, Mr. Lars-Eric Johansson was appointed Executive Vice-President and Chief Financial Officer of Kinross, replacing Mr. Brian W. Penny who resigned his functions as Vice-President Finance and Chief Financial Officer for personal reasons.

        As a result of the development of the Emmanuel Creek deposit and the reopening the Kettle River mill, Kinross achieved commercial production of the first of its recent development projects in January 2004. As of March 31, 2004, approximately 106,000 tons of ore, grading approximately 0.27 ounces of gold per ton, has been delivered to the mill from the Emanuel Creek zone at the K2 mine. Kinross is currently mining the second level of primary stopes with the first secondary stope projected to come on line in May 2004. There are no material purchase commitments regarding Kettle River at December 31, 2003.

HISTORY

        Following Kinross' amalgamation in May 1993 with CMP Resources, Plexus Resources and 1021105, Kinross and Falconbridge Amalco Inc. ("Falconbridge Amalco"), a corporation that was formed upon the amalgamation of Falconbridge Gold Corporation and FGC Acquisition Inc., amalgamated on December 31, 1993, by way of arrangement.

        On June 1, 1998, a wholly-owned subsidiary of Kinross merged with Kinam Gold Inc. ("Kinam"), formerly Amax Gold Inc. (unless otherwise indicated herein, the term "Kinam" means Kinam and its subsidiaries). Concurrent with the merger, Cyprus Amax Minerals Company ("Cyprus Amax") contributed $135.0 million to Kinross in exchange for 11.7 million Kinross common shares and 2.9 million common share purchase warrants (the "Amax Recapitalization") and 12.7 million Kinross common shares were issued pursuant to a public offering (the "Amax Equity Financing"). As a result of the acquisition of Kinam, the Amax Recapitalization and the Amax Equity Financing, Kinross issued 55 million common shares, representing approximately 56.4% of the common shares outstanding after the merger, in addition to the common share purchase warrants to acquire 2.9 million Kinross common shares issued to Cyprus Amax, which subsequently expired unexercised. The purchase price for Kinross of the Kinam merger was $337.9 million. Kinam owned various mining properties including the Fort Knox mine near Fairbanks, Alaska, a 50% interest in the Refugio mine in Chile and a 50% interest in the Kubaka mine located in the Russian Far East.

        Kinross filed articles of amalgamation on December 29, 2000, in connection with the amalgamation of Kinross with La Teko Resources Inc.

        In 2001, Kinross embarked on a strategy to reduce long-term debt and the costs associated with the outstanding convertible preferred shares of Kinam (the "Kinam Preferred Shares"). The benefit to future consolidated results was a reduction of interest expense, a reduced accrual of the dividends on the Kinam Preferred Shares and lower non-cash charges such as depreciation, depletion and amortization due to a negative purchase price discrepancy resulting from the transaction being applied to the carrying value of property, plant and equipment, since the Kinam Preferred Shares were trading at a discount to their carrying value for financial reporting purposes. During 2001, Kinross repaid $46.5 million of long-term debt and acquired 945,400 Kinam Preferred Shares with a carrying value of $48.9 million in exchange for 8.1 million Kinross common shares valued at $23.2 million. The $25.7 million difference in value associated with this transaction was applied against the carrying value of certain property, plant and equipment.

        Kinross completed an equity offering in February 2002, pursuant to which
7.7 million Kinross common shares were issued for net proceeds of $18.5 million. The majority of funds raised were used for a $16.00 per share cash tender offer for the Kinam Preferred Shares. 670,722 Kinam Preferred Shares were tendered having a book value of $36.6 million and were purchased by Kinross for $10.7 million ($11.4 million including costs of the tender offer). The $25.2 million difference in value associated with this transaction was applied against the carrying value of a portion of Kinam's property, plant and equipment.

        On June 10, 2002, Kinross, TVX, and Echo Bay entered into a combination agreement, for the purpose of combining the ownership of their respective businesses. The combination was effected by way of a plan of arrangement under the Canada Business Corporations Act on January 31, 2003.

        Also on June 10, 2002, TVX and a subsidiary of TVX entered into agreements with a subsidiary of Newmont pursuant to which TVX acquired Newmont's 50% non-controlling interest in the TVX Newmont Americas joint venture ("TVX Newmont J/V") for an aggregate purchase price of $180.0 million.

        On July 1, 2002, Kinross entered into an agreement with a wholly owned subsidiary of Placer Dome Inc. ("Placer Dome"), Placer Dome (CLA) Limited ("Placer CLA"), to form a joint venture that combined the two companies' respective gold mining operations in the Porcupine district in Ontario, Canada (the "Porcupine Joint Venture"). Placer CLA owns a 51% interest and Kinross owns a 49% interest in the Porcupine Joint Venture, which is operated by a Placer CLA affiliate. Placer CLA contributed the Dome mine and mill and Kinross contributed the Hoyle Pond, Pamour and Nighthawk Lake mines as well as the Bell Creek mill. Capital and operating costs are shared in proportion to each party's ownership interest.

        On December 5, 2002, Kinross completed a public offering and issued 16.6 million Kinross common shares and 25.0 million common shares purchase warrants for total proceeds of $97.7 million. Three common share purchase warrants can be exercised on or before December 5, 2007, for one Kinross common share at an exercise price of CDN $15.00.

SUBSIDIARIES AND MANAGEMENT STRUCTURE

        Each of Kinross' operations is a separate business unit managed by its general manager, who in turn, reports to the Chief Operating Officer. Exploration activities, corporate financing, tax planning, additional technical support services, hedging and acquisition strategies are managed centrally. Kinross' risk management programs are subject to overview by its Audit Committee and the board of directors.

        A significant portion of Kinross' business is carried on through subsidiaries. A chart showing the names of the significant subsidiaries of Kinross and their respective jurisdictions of incorporation is set out below. All subsidiaries are 100% owned unless otherwise noted. Unless otherwise indicated herein, the term "Kinross" includes, collectively, all of the subsidiaries of Kinross.

ORGANIZATION CHART













                                    [PICTURE]

OPERATIONS

        Kinross is principally engaged in the exploration for, and acquisition, development and operation of, gold-bearing properties. The material properties of Kinross are as follows:

                                                                                 Property
        Property                                         Location                Ownership
        --------                                         --------                ---------
        Fort Knox Mine(1).................  Fairbanks, Alaska, United States       100%(2)
        Porcupine Joint Venture(3)........  Timmins, Ontario, Canada                49%
        Kubaka Mine(4)....................  Magadan Oblast, far east Russia       98.1%(5)
        La Coipa(6).......................  Chile                                   50%
        Crixas(7).........................  Brazil                                  50%
        Paracatu (Brasilia)(8)............  Brazil                                  49%
        Musselwhite(9)....................  Ontario, Canada                       31.9%
        Round Mountain(10)................  Nevada, United States                   50%

-------------------------
(1) The True North property is subject to various net smelter return royalties, ranging from 3.5% to 5%. The Ryan Lode project is subject to various net smelter return royalties ranging from 3% to 5% and annual rental payments of $150,000.
(2) Kinross holds a 100% interest in the properties forming part of the Fort Knox mine except for the Gil property in which Kinross holds an 80% interest.
(3) The Porcupine Joint Venture was formed pursuant to an agreement with Placer CLA dated July 1, 2002. It owns and operates interests in two mining properties: the Hoyle Pond mine and the Dome mine. The Hoyle Pond mine is subject to two tonnage based royalties for which no expenses were accrued in 2003. A 2% net smelter royalty is payable on production from the Preston, Paymaster and Vedron properties.
(4) The Kubaka mine is subject to royalty and production based taxes which amounted to 6.0% in 2003.
(5) In February 2003, Kinross increased its interest in the Kubaka Mine to 98.1% from 54.7%.
(6) No royalties are applicable on gold and silver produced but an annual preferred dividend of $1.8 million is payable.
(7) The Crixas mine is subject to a mining tax of 1% or net sales and a profits tax of 3% of net sales.
(8) The Paracatu (Brasilia) mine is subject to a royalty 0.33% of net sales, a mining tax of 1% of net sales and a profits tax of 3% of net sales.
(9) The Musselwhite mine is subject to a 5% net profits royalty and a 3.75% net profits royalty. Nothing was paid on these royalties in 2003.
(10) The Round Mountain mine is subject to a net smelter returns royalty ranging from 3.53% to 6.35%. During 2003, this royalty averaged 4.54%. Production is also subject to a gross revenue royalty of 3.0%.

        In addition, Kinross holds a 100% interest in the Blanket mine, situated in Zimbabwe, Africa, a 100% interest in the Kettle River mine in Washington, United States, a 100% interest in the Lupin mine in Nunavut Territory, Canada, a 50% interest in the New Britannia mine in Manitoba, Canada, a 50% interest in the Refugio mine, situated in Chile, and other mining properties in various stages of exploration, development, reclamation, and closure.

OPERATIONS

        Kinross' share of production in 2003 was derived from the mines in Canada (23%), the United States (47%), Russia (10%), and South America (20%).















                                    [PICTURE]
















GOLD EQUIVALENT PRODUCTION (OUNCES)

        The following table summarizes production by Kinross in the last three years:

                                                                      YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
                                                                   2003          2002         2001
                                                                   ----          ----         ----

Attributable gold equivalent production - ounces............    1,620,410      888,634       944,803

Gold sales - ounces (excluding equity accounted ounces).....    1,541,575      848,513       907,149

        Included in attributable gold equivalent production is silver production converted into gold production using a ratio of the average spot market prices of gold and silver for the three comparative years. The ratios were 74.79:1 in 2003, 67.24:1 in 2002, and 62.00:1 in 2001.

        The following table sets forth the gold equivalent production attributable to Kinross' interest in each of its operating assets during the last three years. Information for the quarters ended March 31, 2004 and 2003 is included in the discussion under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Management's Discussion and Analysis for the Quarters Ended March 31, 2004 and 2003--Operating Results."


                                                YEARS ENDED DECEMBER 31,
                                       -----------------------------------------
                                            2003           2002          2001
                                            ----           ----          ----
PRIMARY OPERATIONS:.................
Fort Knox...........................      391,831       410,519       411,221
Round Mountain(1)(4)................      364,271             -             -
Porcupine Joint Venture(2)..........      223,960       189,464       156,581
Kubaka(3)...........................      164,006       220,972       237,162
Paracatu (Brasilia)(1)(5)...........       91,176             -             -
La Coipa(1)(4)......................      144,125             -             -
Crixas(1)(4)........................       86,698             -             -
Musselwhite(1)(6)...................       64,978             -             -
New Britannia(1)(4).................       31,627             -             -
Lupin(9)............................       56,008             -             -
                                        ---------       -------       -------
   Subtotal.........................    1,618,680       820,955       804,964
                                        ---------       -------       -------

OTHER OPERATIONS:
Refugio(4)..........................            -        13,047        67,211
Blanket(8)..........................            -        41,612        39,592
Denton-Rawhide(7)...................        1,730        11,162        17,713
Andacollo(7)........................            -         1,858        11,718
Hayden Hill.........................            -             -         1,887
Guanaco.............................            -             -         1,718
                                        ---------       -------       -------
  Subtotal..........................        1,730        67,679       139,839
                                        ---------       -------       -------
  Total.............................    1,620,410       888,634       944,803
                                        =========       =======       =======
-------------------------
(1) Production data is for the eleven months from February to December, 2003.
(2) 2003 production reflects Kinross' 49% ownership interest in the Porcupine Joint Venture. 2001 and 2002 production reflects Kinross' 100% ownership interest in the Hoyle Pond mine to June 30, 2002, and the 49% interest in the Porcupine Joint Venture thereafter.
(3) Represents Kinross' 54.7% ownership interest to February 28, 2003, and its 98.1% thereafter.
(4)     Represents Kinross' 50% ownership interest.
(5)     Represents Kinross' 49% ownership interest.
(6)     Represents Kinross' 31.9% ownership interest.
(7) Includes proportionate share of Denton-Rawhide and Andacollo production, attributable to the ownership interest in Pacific Rim Mining Corp. (formerly Dayton Mining Corporation) through December 2003, when the ownership interest in Pacific Rim was sold.
(8) Because of the economic and political conditions and the negative impact of inflationary pressures in Zimbabwe, the Blanket mine was written off in 2001. Kinross commenced cost accounting for this investment in 2002 and ceased reporting its production in 2003.
(9) Production data is for the period January 31, 2003, to August, 2003, when mining operations were suspended.

CALCULATION OF TOTAL CASH COSTS AND REALIZED REVENUE AND RECONCILIATION TO THE STATEMENT OF OPERATIONS


        Total cash costs and realized revenue are non-GAAP measures and are reconciled to GAAP-based financial measures in the tables below and on the following pages. These measures are intended to provide investors with information about the cash generating capabilities (realized revenue, net of total cash costs per ounce) of the mining operations. Kinross uses this information for the same purpose and for assessing the relative current performance and operating efficiencies of its individual mining operations. Kinross uses this information to assess individual mine performance in evaluating whether to continue or suspend mining operations. Mining operations are a capital intensive business with the expenditure of significant amounts in the acquisition, exploration, and development phases, even before commencement of mining operations. In addition, capital expenditures are made after the commencement of mining operations for the maintenance, upgrade, or expansion of mining equipment and operations. The calculation of total cash costs does not include these substantial amounts for capital expenditures, even though these expenditures require the use of cash in prior and current periods. Depreciation, depletion, and amortization related to historical capital expenditures, the capital expenditures for each of the periods covered by the financial statements included herein, and planned capital expenditures are discussed throughout the Kinross management's discussion and analysis and are included in the segment information note to the audited consolidated financial statements (Note 19) for the three years ended December 31, 2003, and for the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003 (Note 6). While all of these costs are required by GAAP to be included in the calculation of earnings, total cash costs and realized revenue is intended to portray the cash generating capabilities of current operations, without regard to prior capital expenditures, by showing the difference between the per ounce operating costs required to recover and refine the gold and the per ounce revenue realized on the sale of the gold during the year. These measures are commonly used by producers, technical and market analysts, and market participants involved in the mining industry as a way to judge the cash generated by current mining operations. However, the calculation of these measures by Kinross may not be identical with the calculation of similar measures used by other producers. Total cash costs and realized revenue should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of operating profit from operations or costs as determined under generally accepted accounting principles.


TOTAL CASH COSTS AND REALIZED REVENUE


        The following table sets forth total cash costs and realized revenue for the three years ended December 31, 2003. Similar information for the quarters ended March 31, 2004 and 2003 is included in the discussion under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Management's Discussion and Analysis for the Quarters Ended March 31, 2004 and 2003--Costs and Expenses."


                                                                      YEARS ENDED DECEMBER 31,
                                                             ------------------------------------------
                                                                 2003           2002          2001
                                                                 ----           ----          ----
(IN MILLIONS EXCEPT UNIT COSTS)
CASH COSTS
  Operating expense per financial statements...............   $     387.3    $    174.8     $    180.7
  Operating costs for attributable production..............           0.4          13.4            7.4
  Site restoration cost accruals...........................          (9.4)         (3.0)          (1.9)
  Change in bullion inventory..............................          (2.5)         (2.0)           1.5
  Operating costs not related to gold production                    (16.4)         (4.4)          (5.2)
                                                              -----------    ----------     ----------
Total cash costs...........................................   $     359.4    $    178.8     $    182.5
                                                              ===========    ==========     ==========

  Gold equivalent production-ounces........................     1,620,410       888,634        944,803
Total cash costs per equivalent ounce of gold..............   $       222    $      201     $      193

REALIZED REVENUE
  Mining revenue per financial statement...................   $     571.9    $    261.0     $    270.1
  Silver revenue...........................................         (22.0)         (1.4)          (1.3)
                                                              -----------    ----------     ----------
                                                              $     549.9    $    259.6     $    268.8
                                                              ===========    ==========     ==========

  Gold ounces sold.........................................     1,541,575       848,513        907,149

Total realized revenue per ounce...........................   $       357    $      306     $      296

        The above non-GAAP measures have been calculated on a consistent basis in each period. For reasons of comparability, cash costs, production costs and realized revenue do not include certain items such as property write-downs which are included under GAAP in the determination of net earnings or loss.

        Total cash costs is calculated in accordance with "The Gold Industry Production Cost Standard." Total cash costs and realized revenue may not be comparable to similarly titled measures of other companies.

RECONCILIATION TO SEGMENTED INFORMATION


        Total cash costs used by management to assess the cash generating ability of individual operations as well as to compare with other precious metal producers. This measure is reconciled in the following table to operating expenses for calculation of total cash costs per ounce. This measure provides additional information on the cash cost of production and is congruous to information included in the segmented information note to the audited consolidated financial statements for the three years ended December 31, 2003 (Note 19). Similar information for the quarters ended March 31, 2004 and 2003 is included in the individual mine discussions under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Management's Discussion and Analysis for the Quarters Ended March 31, 2004 and 2003--Operations" as discussed in Note 6 to the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003.


                                                                        ROUND           HOYLE/
                                                      FORT KNOX        MOUNTAIN       PORCUPINE        KUBAKA
FOR THE YEAR ENDED DECEMBER 31, 2003:
Total cash costs:
  Operating expense per financial statements ......   $     92.9      $     76.7      $     53.4      $     30.6
  Operating costs for non-consolidated production..           --              --              --              --
  Site restoration costs ..........................         (2.5)           (1.8)           (1.6)           (0.5)
  Change in bullion inventory .....................          4.8            (1.6)           (1.5)            0.3
  Management fees .................................           --              --              --             1.6
  Operating costs not related to gold production...           --              --            (2.9)             --
                                                      ----------      ----------      ----------      ----------
                                                      $     95.2      $     73.3      $     47.4      $     32.0
                                                      ==========      ==========      ==========      ==========

Equivalent gold ounces produced ...................      391,831         364,271         223,960         164,006

Total cash costs per ounce ........................   $      243      $      201      $      211      $      194

Royalties .........................................   $      1.0      $     12.5      $      0.1      $      3.7
FOR THE YEAR ENDED DECEMBER 31, 2002:
Total cash costs(1):
  Operating expense per financial statements ......   $     99.2      $       --      $     38.6      $     28.6
  Operating costs for non-consolidated production..           --              --              --              --
  Site restoration costs ..........................         (1.0)             --            (1.5)           (0.8)
  Change in bullion inventory .....................         (2.9)             --             1.5            (0.1)
  Management fees .................................           --              --              --             1.6
  Operating costs not related to gold production...           --              --            (0.6)             --
                                                      ----------      ----------      ----------      ----------
Total cash costs of production ....................   $     95.3      $       --      $     38.0      $     29.3
                                                      ==========      ==========      ==========      ==========

Equivalent gold ounces produced ...................      410,519              --         189,464         220,972
                                                      ==========      ==========      ==========      ==========

Total cash costs per ounce ........................   $      232      $       --      $      201      $      133
FOR THE YEAR ENDED DECEMBER 31, 2001:
Total cash costs(1):
  Operating expense per financial statements ......   $     82.9      $       --      $     29.1      $     34.1
  Operating costs for non-consolidated production..           --              --              --              --
  Site restoration costs ..........................         (1.2)             --            (0.2)           (0.4)
  Change in bullion inventory .....................          3.3              --             0.7            (1.6)
  Management fees .................................           --              --              --             2.5
  Operating costs not related to gold production...           --              --            (1.1)           (1.5)
                                                      ----------      ----------      ----------      ----------
Total cash costs of production ....................   $     85.0      $       --      $     28.5      $     33.1
                                                      ==========      ==========      ==========      ==========

Equivalent gold ounces produced ...................      411,221              --         156,581         237,162
                                                      ==========      ==========      ==========      ==========

Total cash costs per ounce ........................   $      207      $       --      $      182      $      140

-------------------------
(1) Total cash costs is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles. There are no differences computing total cash costs under U.S. GAAP. Therefore, total cash costs per ounce computed in accordance with U.S. GAAP are unchanged from the Canadian GAAP amounts. For a further discussion of this non-GAAP measure, please refer to the discussion under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.


                                                                           EXPLORATION
   PARACATU                                                                   AND          CORPORATE
  (BRASILIA)      LA COIPA       CRIXAS      MUSSELWHITE      E-CRETE     ACQUISITIONS     AND OTHER         TOTAL
  ----------      --------       ------      -----------      -------     ------------     ---------         -----

$    19.9      $        34.9     $    10.5      $    16.5     $  2.4      $     --        $    49.5      $      387.3
     --                 --            --             --         --              --              0.4               0.4
     (0.8)              (0.6)         (0.2)          (0.4)      --              --             (1.0)             (9.4)
     (0.4)              (0.6)         (0.8)           0.8       --              --             (3.5)             (2.5)
     --                 --            --             --         --              --            --                  1.6
     (1.1)              --            --             (0.2)      (2.4)           --            (11.4)            (18.0)
---------      -------------     ---------      ---------       ----      -----------     ---------      ------------
$    17.6      $        33.7     $     9.5      $    16.7     $ --        $     --        $    34.0      $      359.4
=========      =============     =========      =========       ====      ===========     =========      ============

   91,176            144,125        86,698         64,978       --              --           89,365         1,620,410

      193      $         234     $     109      $     257     $ --        $     --        $     380      $        222

$     0.4      $        --       $     0.3      $    --       $ --        $     --        $   --         $       18.0



$    --        $        --       $    --        $    --       $  3.2      $     --        $     1.3      $      174.8
     --                 --            --             --         --              --              3.3              13.4
     --                 --            --             --         --              --            --                 (3.3)
     --                 --            --             --         --              --            --                 (2.0)
     --                 --            --             --         --              --            --                  1.7
     --                 --            --             --         (3.2)           --             (0.9)             (5.8)
---------      -------------     ---------      ---------       ----      -----------     ---------      ------------
$    --        $        --       $    --        $    --       $ --        $     --        $     3.7      $      178.8
=========      =============     =========      =========       ====      ===========     =========      ============

     --                 --            --             --         --              --           13,020           888,634
=========      =============     =========      =========       ====      ===========     =========      ============

$    --        $        --       $    --        $    --       $ --        $     --        $     284      $        201




$    --        $        --       $    --        $    --       $  2.6      $     --        $     3.4      $      180.7
     --                 --            --             --         --              --              7.4               7.4
     --                 --            --             --         --              --            --                 (1.9)
     --                 --            --             --         --              --            --                  1.5
     --                 --            --             --         --              --            --                  2.7
     --                 --            --             --          (2.6)          --             (2.4)             (7.9)
---------      -------------     ---------      ---------       ----      -----------     ---------      ------------
$    --        $        --       $    --        $    --       $ --        $     --        $     8.4      $      182.5
=========      =============     =========      =========       ====      ===========     =========      ============

     --                 --            --             --         --              --           33,036           944,803
=========      =============     =========      =========       ====      ===========     =========      ============

$    --        $        --       $    --        $    --       $ --        $     --        $     263      $        193

MARKETING


        Gold is a metal that is traded on world markets, with benchmark prices generally based on the London market (London fix). Gold has two principal uses: product fabrication and bullion investment. Fabricated gold has a wide variety of end uses, including jewelry manufacture (the largest fabrication component), electronics, dentistry, industrial and decorative uses, medals, medallions, and official coins. Gold bullion is held primarily as a store of value and a safeguard against the collapse of paper assets denominated in fiat currencies. Kinross sells all of its refined gold to banks, bullion dealers, and refiners. In 2003, Kinross had three customers that accounted for 10% or more of total sales. They were Bank of Nova Scotia, 22.5%; HSBC, 17.0%; and JP Morgan Chase, 21.0%. In 2002, the customers that accounted for 10% or more of total sales were Alpine Bank, 20%; Societe Generale, 16%; Bank of Nova Scotia, 14%; Hong Kong and Shanghai Banking Corp., 13%; and JP Morgan Chase, 18%. In 2001, these customers were Alpha Bank, 20%; Bank of Nova Scotia, 14%; Rothschilds, 14%; and JP Morgan Stanley, 11%. Due to the size of the bullion market and the above ground inventory of bullion, activities by Kinross will generally not influence gold prices. Kinross believes that the loss of any of these customers would have no material adverse impact on Kinross because of the active worldwide market for gold.


        The following table sets forth for the years indicated the high and low London Bullion Market afternoon fixing prices for gold:

                      YEAR          HIGH           LOW
                      ----          ----           ---
                      1998         $313.15       $273.40
                      1999         $325.50       $252.80
                      2000         $312.70       $263.80
                      2001         $293.25       $255.95
                      2002         $349.30       $277.75
                      2003         $416.25       $319.90
                      2004(1)      $427.25       $375.00


-------------------------
(1)     Information presented through June 30, 2004.

MINERAL RESERVES AND MINERAL RESOURCES

        The following tables set forth the estimated mineral reserves and mineral resources attributable to the interests held by Kinross for each of its properties which contain mineral reserves:

                                      MINERAL RESERVE AND RESOURCE STATEMENT
                               ESTIMATED AT AN ASSUMED GOLD PRICE OF $325 PER OUNCE
                                  PROVEN AND PROBABLE MINERAL RESERVES(1,3,5,6,7)
                               KINROSS GOLD CORPORATION'S SHARE AT DECEMBER 31, 2003

-----------------------------------------------------------------------------------------------------------------------
                                  Kinross           PROVEN                  PROBABLE           PROVEN AND PROBABLE
                                  Interest  Tonnes   Grade   Ounces  Tonnes  Grade   Ounces   Tonnes   Grade  Ounces
Property                 Location   (%)     (000s)   (gpt)   (000s)  (000s)  (gpt)   (000s)   (000s)   (gpt)  (000s)
-----------------------------------------------------------------------------------------------------------------------
                                                         GOLD
NORTH AMERICA
-----------------------------------------------------------------------------------------------------------------------
  Fort Knox and area
  (14)                  USA         100.0%    54,913    0.83   1,464  48,026    0.96   1,481   102,939   0.89    2,945
-----------------------------------------------------------------------------------------------------------------------
  Round Mountain and
    area(15)            USA          50.0%    59,660    0.57   1,099  35,393    0.66     751    95,053   0.61    1,850
-----------------------------------------------------------------------------------------------------------------------
  Porcupine Joint
    Venture(9,13)       Canada       49.0%     9,129    1.39     409  18,033    1.86   1,080    27,162   1.70    1,489
-----------------------------------------------------------------------------------------------------------------------
  Aquarius(10)          Canada      100.0%         -       -       -  15,017    2.16   1,042    15,017   2.16    1,042
-----------------------------------------------------------------------------------------------------------------------
  Musselwhite(13)       Canada       31.9%     2,366    5.63     428   1,231    5.81     230     3,596   5.69      658
-----------------------------------------------------------------------------------------------------------------------
  Lupin                 Canada      100.0%       310    7.37      73     248   10.25      82       558   8.64      155
-----------------------------------------------------------------------------------------------------------------------
  New Britannia         Canada       50.0%        33    4.80       5     167    5.07      27       200   4.98       32
-----------------------------------------------------------------------------------------------------------------------
  Kettle River          USA         100.0%       405   12.22     159      75    9.09      22       480  11.73      181
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                     126,815    0.89   3,636 118,190    1.24   4,715   245,005   1.06    8,350
-----------------------------------------------------------------------------------------------------------------------
SOUTH AMERICA
-----------------------------------------------------------------------------------------------------------------------
  Paracatu
  (Brasilia)(11)        Brazil       49.0%   163,971    0.42   2,225  31,829    0.38     388   195,800   0.42    2,613
-----------------------------------------------------------------------------------------------------------------------
  La Coipa(13,16)       Chile        50.0%    11,358    1.20     440   4,327    1.04     145    15,685   1.16      584
-----------------------------------------------------------------------------------------------------------------------
  Refugio               Chile        50.0%    39,747    0.89   1,138   9,819    0.78     248    49,566   0.87    1,386
-----------------------------------------------------------------------------------------------------------------------
  Crixas (12)           Brazil       50.0%     1,569    6.39     323     577    7.92     147     2,146   6.81      470
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                     216,644    0.59   4,125  46,551    0.62     927   263,195   0.60    5,052
-----------------------------------------------------------------------------------------------------------------------
ASIA
-----------------------------------------------------------------------------------------------------------------------
  Kubaka and area
  (17,18)               Russia       98.1%       903    3.92     114     720   12.80     296     1,623   7.86      410
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                         903    3.92     114     720   12.80     296     1,623   7.86      410
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
TOTAL GOLD (EXC. BLANKET)                    344,362    0.71   7,874 165,461    1.12   5,938   509,823   0.84   13,812
-----------------------------------------------------------------------------------------------------------------------

AFRICA
-----------------------------------------------------------------------------------------------------------------------
  Blanket (19)          Zimbabwe    100.0%     1,300    3.71     155   1,221    4.18     164     2,521   3.94      319
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
TOTAL GOLD (INC. BLANKET)                    345,662    0.72   8,029 166,682    1.14   6,102   512,344   0.86   14,131
-----------------------------------------------------------------------------------------------------------------------

                                                        SILVER
SOUTH AMERICA
-----------------------------------------------------------------------------------------------------------------------
  La Coipa(13,16)       Chile        50.0%    11,358    69.5  25,384   4,327    89.5  12,454    15,685   75.0   37,837
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                      11,358    69.5  25,384   4,327    89.5  12,454    15,685   75.0   37,837
-----------------------------------------------------------------------------------------------------------------------
ASIA
-----------------------------------------------------------------------------------------------------------------------
  Kubaka and area
  (17,18)               Russia       98.1%       903    10.8     313     720    19.1     442     1,623   14.5      755
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                         903    10.8     313     720    19.1     442     1,623   14.5      755
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
TOTAL SILVER                                  12,260    65.2  25,696   5,047    79.5  12,896    17,307   69.4   38,592
-----------------------------------------------------------------------------------------------------------------------
NOTE:  TOTALS MAY NOT ADD, DUE TO ROUNDING.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED RESOURCES

        THIS SECTION USES THE TERMS "MEASURED" AND "INDICATED" RESOURCES. UNITED STATES INVESTORS ARE ADVISED THAT WHILE THOSE TERMS ARE RECOGNIZED AND REQUIRED BY CANADIAN REGULATIONS, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT RECOGNIZE THEM. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

                                      MINERAL RESERVE AND RESOURCE STATEMENT
           MEASURED AND INDICATED MINERAL RESOURCES (EXCLUDES PROVEN AND PROBABLE RESERVES)(2,3,4,6,7,8)
                                    ESTIMATED AT A GOLD PRICE OF $350 PER OUNCE
                               KINROSS GOLD CORPORATION'S SHARE AT DECEMBER 31, 2003

-----------------------------------------------------------------------------------------------------------------------
                                               Kinross     MEASURED        INDICATED        MEASURED AND INDICATED
                                              Interest  Tonnes  Grade   Tonnes   Grade       Tonnes          Grade
Property                           Location      (%)    (000s)  (gpt)   (000s)   (gpt)       (000s)          (gpt)
-----------------------------------------------------------------------------------------------------------------------
                                                         GOLD
NORTH AMERICA
-----------------------------------------------------------------------------------------------------------------------
Fort Knox and area(14)           USA             100.0%       -       -    1,141    1.12            1,141         1.12
-----------------------------------------------------------------------------------------------------------------------
Round Mountain and area(15)      USA              50.0%   7,662    0.43    8,258    0.62           15,920         0.53
-----------------------------------------------------------------------------------------------------------------------
Porcupine Joint Venture(9,13)    Canada           49.0%      39    1.55      536    0.68              576         0.74
-----------------------------------------------------------------------------------------------------------------------
Aquarius(10)                     Canada          100.0%       -       -        -       -                -            -
-----------------------------------------------------------------------------------------------------------------------
Musselwhite(13)                  Canada           31.9%     696    8.80      612    7.63            1,308         8.25
-----------------------------------------------------------------------------------------------------------------------
Lupin                            Canada          100.0%       -       -      305    8.29              305         8.29
-----------------------------------------------------------------------------------------------------------------------
New Britannia                    Canada           50.0%      95    4.42      954    5.31            1,049         5.23
-----------------------------------------------------------------------------------------------------------------------
Kettle River                     USA             100.0%       -       -      126    9.36              126         9.36
-----------------------------------------------------------------------------------------------------------------------
George-Goose Lake(10)            Canada          100.0%       -       -    2,553   12.26            2,553        12.26
-----------------------------------------------------------------------------------------------------------------------
Delamar                          USA             100.0%     610    0.61    1,762    1.69            2,372         1.42
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                  9,102    1.13   16,247    3.35           25,349         2.56
-----------------------------------------------------------------------------------------------------------------------
SOUTH AMERICA
-----------------------------------------------------------------------------------------------------------------------
Paracatu (Brasilia)(11)          Brazil           49.0%       -       -   76,627    0.39           76,627         0.39
-----------------------------------------------------------------------------------------------------------------------
La Coipa(13,16)                  Chile            50.0%     223    0.53      131    0.59              353         0.57
-----------------------------------------------------------------------------------------------------------------------
Refugio                          Chile            50.0%   6,753    1.15    2,210    1.06            8,962         1.13
-----------------------------------------------------------------------------------------------------------------------
Crixas(12)                       Brazil           50.0%      76    1.51        -       -               76         1.51
-----------------------------------------------------------------------------------------------------------------------
Gurupi(10)                       Brazil          100.0%       -       -   60,385    1.39           60,385         1.39
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                  7,051    1.14  139,352    0.84          146,403         0.85
-----------------------------------------------------------------------------------------------------------------------
ASIA
-----------------------------------------------------------------------------------------------------------------------
Kubaka and area(17,18)           Russia           98.1%       -       -        -       -                -            -
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                      -       -        -       -                -            -
-----------------------------------------------------------------------------------------------------------------------
AUSTRALIA
-----------------------------------------------------------------------------------------------------------------------
Norseman(10)                     Australia       100.0%       -       -      850    2.67              850         2.67
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                      -       -      850    2.67              850         2.67
-----------------------------------------------------------------------------------------------------------------------
TOTAL GOLD (EXC. BLANKET)                                16,154    1.13  156,448    1.11          172,602         1.11
-----------------------------------------------------------------------------------------------------------------------

AFRICA
-----------------------------------------------------------------------------------------------------------------------
Blanket(19)                      Zimbabwe        100.0%       -       -      584    4.39              584         4.39
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                      -       -      584    4.39              584         4.39
-----------------------------------------------------------------------------------------------------------------------
TOTAL GOLD (INC. BLANKET)                                16,154    1.13  157,032    1.12          173,186         1.12
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                        SILVER
-----------------------------------------------------------------------------------------------------------------------
NORTH AMERICA
-----------------------------------------------------------------------------------------------------------------------
Delamar                                USA                 100.0%    610    64.8      1,762    39.5     2,372     46.0
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                             610    64.8      1,762    39.5     2,372     46.0
-----------------------------------------------------------------------------------------------------------------------
SOUTH AMERICA
-----------------------------------------------------------------------------------------------------------------------
La Coipa(13,16)                        Chile                50.0%    223    36.1        131    32.8       353     34.8
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                             223    36.1        131    32.8       353     34.8
-----------------------------------------------------------------------------------------------------------------------
ASIA
-----------------------------------------------------------------------------------------------------------------------
Kubaka and area(17,18)                 Russia               98.1%      -       -          -       -         -        -
-----------------------------------------------------------------------------------------------------------------------
SUBTOTAL                                                               -       -          -       -         -        -
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
TOTAL SILVER                                                         833    57.1      1,893    39.0     2,725     44.5
-----------------------------------------------------------------------------------------------------------------------
NOTE:  TOTALS MAY NOT ADD, DUE TO ROUNDING.

-------------------------
(1) Unless otherwise noted, Kinross' reserves are estimated using appropriate cut-off grades derived from an estimated gold price of $325 per ounce, and a silver price of $4.75 per ounce. Reserves are estimated using current and/or projected mining recoveries, operating costs, and mine plans that are unique to each property and include estimated allowances for dilution (waste) and mining (extraction) losses. Reserve estimates do not include processing losses. Reserve estimates include amounts contained in stockpiled material, but do not include estimated amounts included in material placed on leach pads or gold or silver in inventory.
(2) Unless otherwise noted, Kinross' resources are estimated using appropriate cut-off grades derived from an estimated gold price of $350 per ounce, and a silver price of $4.75 per ounce.
(3) Kinross' reserves and resources as at December 31, 2003, are classified in accordance with the Canadian Institute of Mining Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves, Definition and Guidelines" as per Canadian Securities Administrator's National Instrument 43-101 ("the Instrument") requirements.
(4) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES. U.S. INVESTORS ARE ADVISED THAT USE OF THE TERMS "MEASURED RESOURCE," "INDICATED RESOURCE," AND "INFERRED RESOURCE" ARE RECOGNIZED AND REQUIRED BY CANADIAN SECURITIES REGULATIONS. THESE TERMS ARE NOT RECOGNIZED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO RESERVES.
(5) The mineral reserves presented herein comply with the reserve categories of Industry Guide 7 applied in the United States by the Securities and Exchange Commission.
(6) Individuals supervising the preparation of Kinross' reserve and resource estimates for the material properties of Kinross presented in this disclosure are listed in a separate table and meet the definition of a "qualified person" as described by the Instrument.
(7) Kinross' normal data verification procedures have been used in collecting, compiling, interpreting, and processing the data used to estimate reserves and resources. Independent data verification has not been performed.
(8)     Resources, unlike reserves, do not have demonstrated economic viability.
(9) Includes the undeveloped Pamour deposit, which is subject to permitting from Canadian authorities. The permits necessary to commence mining of the mineral reserves contained in the existing Pamour pit, north of highway 101, referred to as the phase one mine plan, have been maintained in good standing and require administrative reactivation. Additional permits are required to mine south of highway 101, which is outside the phase one mine plan. There is a high level of assurance that the project will receive all required permits for development.
(10) Undeveloped property, development assumes successful permitting allowing mining operations to be conducted.
(11)    Operated by Rio Tinto plc.
(12)    Operated by AngloGold Ltd.
(13)    Operated by Placer Dome Inc.
(14) Includes mineral reserves from the undeveloped Gil and Ryan Lode deposits, both are part of the Fort Knox and area. Kinross holds a 100% interest in the properties forming the Fort Knox and area except for the Gil property in which Kinross holds an 80% interest.
(15) Includes mineral reserves and resources from the undeveloped Gold Hill deposit, development is dependent on successful permitting.
(16) Includes mineral reserves and resources from the undeveloped Puren Norte deposit, development is dependent on successful permitting.
(17) Includes mineral reserves from the Birkachan deposit. Open pit mining at Birkachan has been approved, underground mining remains to be permitted by Russian authorities.
(18) Includes mineral reserves and resources from the undeveloped Tsokol deposit, development is dependent on successful permitting.
(19) Reserves and resources have been presented with and without the Blanket mine located in Zimbabwe, Africa. Due to economic and political conditions and the negative impact of inflationary pressures in Zimbabwe, the Blanket mine was written off for financial reporting purposes in 2001. Kinross continues operations at the mine, but is not currently reporting production.

        The following table summarizes the assumptions used in calculating mineral resources and reserves, including average process recovery, cut off grade assumptions, the foreign exchange rate into U.S. dollars, total cost per ounce, and reserve drill spacing. The reserve estimates are based on a gold price of $325 per ounce. The estimated gold price and foreign exchange rate is not currently anticipated to change substantially for 2004 and 2005.


                                                                                               RESERVE DRILL SPACING
       PROPERTY               AVERAGE          AVERAGE          FOREIGN           UNIT      -------------------------
                              PROCESS        GOLD CUTOFF     EXCHANGE RATES       COST        PROVEN        PROBABLE
                            RECOVERY (%)    GRADE(S) (GPT)    (PER U.S. $)   (U.S. $/TONNE)    (M)            (M)
---------------------------------------------------------------------------------------------------------------------
GOLD
Fort Knox and area                85.6%      0.41 to 0.55              N/A          $5.25       36.6          48.8
Round Mountain and area      16% to 85%      0.21 to 0.34              N/A          $3.02       15.2          30.5
Porcupine Joint Venture      88% to 92%      0.69 to 7.18             1.45         $11.30        7.6          48.8
Aquarius                          95.0%              0.50             1.41         $13.50       25.0          25.0
Musselwhite                       95.2%              3.45             1.45         $35.74       50.0          50.0
Lupin                             93.0%              6.55             1.45         $52.30        4.5          22.9
New Britannia                     94.5%              4.15             1.45         $49.32       15.2          61.0
Kettle River                      90.0%              7.03              N/A         $52.18       22.9          22.9
Paracatu (Brasilia)               80.4%              0.30             3.20          $2.03      100.0         150.0
La Coipa                          80.8%      0.45 to 0.92           750.00         $11.84       25.0          50.0
Refugio                       48 to 67%      0.38 to 0.56           710.00          $4.53       30.0          60.0
Crixas                        92 to 95%      2.31 to 5.82             3.10         $33.15       25.0          50.0
Kubaka and area                   97.5%      1.58 to 7.75              N/A         $61.80        6.1          40.0
Blanket                           89.0%              3.00         2,750.00         $28.75        7.5          50.0
SILVER
La Coipa                          62.5%      28.0 to 58.4           750.00          11.84       25.0          50.0

Reserve reconciliation is shown in the following table:

                              2002 PRO-FORMA
                                 RESERVES         PRODUCTION                          2003 RESERVES
                              @$U.S. 300/OZ       DEPLETION       RESERVE GROWTH      @$U.S. 325/OZ
MINING OPERATION             (OZS AU X 1,000)  (OZS AU X 1,000)  (OZS. AU X 1,000)  (OZS AU X 1,000)
------------------------------------------------------------------------------------------------------
Fort Knox                          2,678              (431)             698               2,945
Kubaka                               156              (137)             391                 410
Refugio                              706                 0              679               1,386
Round Mountain                     1,875              (436)             410               1,850
Kettle River                           4                 0              177                 181
Lupin                                332               (60)            (117)                155
New Britannia                        158               (37)             (89)                 32
Porcupine Joint Venture            1,485              (252)             256                1489
Musselwhite                          667               (91)              82                 658
La Coipa                             645               (63)               2                 584
Crixas                               478               (99)              90                 470
Paracatu (Brasilia)                2,500              (120)             233                2613
Aquarius                           1,189                 0             (147)              1,042
Blanket                              280               (38)              77                 319
                             -------------------------------------------------------------------------
TOTAL                             13,153            (1,764)           2,742              14,131
                             =========================================================================

        The following table reflects proven reserves attributable to Kinross' ownership interest in the indicated mines contained in stockpiles:

---------------------------- ------------ ------------ ------------- ----------- ------------
                                            KINROSS                    PROVEN
                                           INTEREST       TONNES       GRADE       OUNCES
         PROPERTY             LOCATION        (%)         (000S)       (GPT)       (000S)
---------------------------- ------------ ------------ ------------- ----------- ------------

---------------------------- ------------ ------------ ------------- ----------- ------------
GOLD
---------------------------- ------------ ------------ ------------- ----------- ------------
Fort Knox                    USA             100.0%      18,307         0.51          298
---------------------------- ------------ ------------ ------------- ----------- ------------
True North                   USA             100.0%         825         0.87           23
---------------------------- ------------ ------------ ------------- ----------- ------------
Round Mountain               USA              50.0%      38,430         0.45          562
---------------------------- ------------ ------------ ------------- ----------- ------------
Porcupine Joint Venture      Canada           49.0%       6,553         0.96          202
---------------------------- ------------ ------------ ------------- ----------- ------------
Kubaka                       Russia           98.1%         857         2.80           78
---------------------------- ------------ ------------ ------------- ----------- ------------
La Coipa                     Chile            50.0%       3,813         0.73           89
---------------------------- ------------ ------------ ------------- ----------- ------------

---------------------------- ------------ ------------ ------------- ----------- ------------
SILVER
---------------------------- ------------ ------------ ------------- ----------- ------------
Kubaka                       Russia           98.1%         857        10.0           275
---------------------------- ------------ ------------ ------------- ----------- ------------
La Coipa                     Chile            50.0%       3,813        47.2         5,787
---------------------------- ------------ ------------ ------------- ----------- ------------

                         MINERAL RESERVES AND RESOURCES
                                QUALIFIED PERSONS

        The following table identifies the "qualified persons," as defined in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves Definition and Guidelines," for the reserves and resource estimates with respect to the material properties in which Kinross holds an interest.

--------------------------------------------------------------------------------
        Property        Qualified Person     Company         Qualification
--------------------------------------------------------------------------------
Fort Knox                R.Cooper          Kinross         P.Eng
Round Mountain           R.Cooper          Kinross         P.Eng
Porcupine Joint Venture  A.Still           Placer Dome     P.Geo
Musselwhite              A.Cheatle         Placer Dome     P.Geo
Paracatu (Brasilia)      M.Sharrat         RTZ             Geologist
La Coipa                 J.Ochoa           Placer Dome     Chief Engineer AusIMM
Crixas                   W.Yamaoka         AngloGold       Geologist CREA
Kubaka                   R.Cooper          Kinross         P.Eng
--------------------------------------------------------------------------------

MATERIAL PROPERTIES

FORT KNOX MINE AND AREA, ALASKA

        Kinross is the owner of the Fort Knox mine located in Fairbanks North Star Borough, Alaska. The Fort Knox mine includes the main Fort Knox open pit mine, mill, and tailings storage facility, the True North open pit mine, which commenced production in 2001, the Ryan Lode project and an 80% ownership interest in the Gil property that is subject to a joint venture agreement with Teryl Resources Corp ("Teryl"). Kinross' ownership interest in the Fort Knox mine was acquired as a result of the acquisition of Kinam on June 1, 1998. The Fort Knox property has been pledged as security against the syndicated credit facility which supports, INTER ALIA, $25.5 million of industrial revenue bonds outstanding as at December 31, 2003.

PROPERTY DESCRIPTION AND LOCATION

        FORT KNOX OPEN PIT

        The Fort Knox open pit mine, mill and mineral claims cover approximately 20,463 hectares located 40 kilometers northeast of the City of Fairbanks, Alaska. Kinross owns 1,168 State of Alaska mining claims covering an area of approximately 19,962 hectares, an additional 501 hectares of mineral rights comprised of an Upland Mineral Lease issued by the State of Alaska, a Millsite Lease, and one unpatented federal lode mining claim. The Upland Mineral Lease expires in 2014 and may be renewed for a period not to exceed 55 years. Mineral reserves at the Fort Knox mine are situated on 505 hectares of land that are covered by a State of Alaska Millsite Lease that expires in 2014, and may be renewed for a period not to exceed 55 years.

        The State of Alaska Millsite Lease carries a 3% production royalty, based on net income and recovery of the initial capital investment. Mineral production from State mining claims is subject to a Mine License Tax, following a three-year grace period after production commences. The license tax ranges from 3% to 7% of taxable income. There has been no production from State claims situated outside the boundaries of the Millsite Lease at the Fort Knox mine. The unpatented federal lode claim is owned by Kinross and is not currently subject to any royalty provisions. There were no royalties paid in 2003 or 2002.

        All requisite permits have been obtained for mining and continued development of the Fort Knox open pit mine and are in good standing. Kinross is in compliance with the Fort Knox permits in all material respects.

        TRUE NORTH OPEN PIT

        The True North open pit mine mineral claims cover approximately 3,804 hectares, located 43 kilometers northeast of the City of Fairbanks, Alaska. Kinross owns 104 State of Alaska mining claims, covering 1,619 hectares which are subject to a State production royalty tax of 3%. Mineral reserves are situated on two groups of State claims that Kinross has leased from private individuals. Mineral production to date has been from one of the leased claim blocks. Mineral leases have been executed with third parties for an additional 138 State mining claims that cover approximately 2,185 hectares. Leased claims are subject to net smelter return royalties ranging from 3.5% to 5%. Kinross paid royalties of $1.0 million in 2003 and $0.6 million in 2002.

        All requisite permits have been obtained for mining of the True North open pit mine which consists of the Hindenburg, Shepard, Zeppelin, Central and East Pit zones. These permits are in good standing. Kinross is currently in compliance with the True North permits in all material respects.

        RYAN LODE PROJECT

        The Ryan Lode project mineral claims cover approximately 500 hectares located 10 kilometers west of the City of Fairbanks, Alaska. The claim block consists of 50 State of Alaska mining claims, ten patented federal mining claims and five unpatented federal mining claims, which are either leased from third parties or held by Kinross. All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License tax is graduated from 3% to 7% of taxable income. In addition to the State of Alaska Mine License Tax, the leased claims are subject to net smelter royalties of 5%, and annual rental payments of $150,000. The annual rental payments are not deductible when computing the net smelter return royalties. Kinross paid $150,000 of annual rental payments in each of 2003 and 2002.

        GIL PROPERTY

        The Gil property mineral claims cover approximately 2,700 hectares located contiguous to the Fort Knox claim block. The claim block consists of 167 State of Alaska mining claims and is subject to a joint venture agreement between Kinross and Teryl. Kinross' ownership interest in the Gil claim block is 80%. All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License tax is graduated from 3% to 7% of taxable income. Kinross continues to actively explore the Gil claims.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        The Fort Knox mine is situated in close proximity to the City of Fairbanks, which is a major population, service and supply center for the interior region of Alaska. Services, supplies, fuel and electricity are available in Fairbanks in ample quantities to support the local and regional needs, along with the mining and processing operations of Kinross.

        Access to the Fort Knox mine from Fairbanks, Alaska is by 34 kilometers of paved highway and eight kilometers of unpaved road. The True North mine is located 18 kilometers west of the Fort Knox property and is accessible by an unpaved road. The Ryan Lode project is located 65 kilometers from the Fort Knox property and is accessible by 54 kilometers of paved road and 11 kilometers of unpaved roads. The area has a sub-arctic climate, with long cold winters and short summers. Winter low temperatures drop to the range of -40 to-48 Celsius (-40 to -55 degrees Fahrenheit), while in the summer, highs may occasionally exceed 32 degrees Celsius (90 degrees Fahrenheit). The annual rainfall in Fairbanks is approximately 30 centimeters.

        The area topography consists of rounded ridges with gentle side slopes. Vegetation includes spruce, birch and willow trees and various shrubs, grasses and mosses. The elevation ranges from 1,000 to 1,600 meters.

        The Fort Knox milling operation obtains its process water from a fresh water reservoir located within the permitted property area. The tailings storage area on site has adequate capacity for the remaining mine life of the Fort Knox and the True North mines. Power is provided to the mine by Golden Valley Electric Association's power grid serving the area over a distribution line paid for by Kinross.

HISTORY

        An Italian prospector named Felix Pedro discovered gold in the Fairbanks mining district in 1902. Between 1902 and 1993 more than 8.0 million ounces of predominately placer gold were mined in the district. In 1984 a geologist discovered visible gold in granitic hosted quartz veins on the Fort Knox property. Between 1987 and 1991, a number of companies conducted extensive exploration work on the Fort Knox, True North and Gil properties. In 1991, Kinam entered into a joint venture agreement with Teryl to explore the Gil property. In 1992, Kinam acquired ownership of the Fort Knox property. Construction of the Fort Knox mine and mill operations began in 1995 and were completed in 1997. Commercial production at Fort Knox was achieved on March 1, 1997. Construction of the mine was completed at a capital cost of approximately $373 million, which included approximately $28 million of capitalized interest. After acquiring ownership of the True North property in 1999, Kinross completed pre-production capital expenditures, primarily permitting and the building of a haulage road to the Fort Knox mill. Commercial production at True North was achieved on April 1, 2001. Pre-production capital expenditures for True North were approximately $29.6 million.

GEOLOGY AND MINERALIZATION

        Kinross' mining and exploration properties are located within the Fairbanks mining district, a southwest - northeast trending belt of lode and placer gold deposits that comprise one of the largest gold producing areas in the state of Alaska.

        The Fairbanks district is situated in the northwestern part of a geologic formation called the Yukon - Tanana Uplands. The Yukon - Tanana Uplands consists of a thick sequence of metamorphic rocks that range from Precambrian to upper Paleozoic in age. The dominant rock unit in the district is the Fairbanks Schist, a geologic unit comprised mostly of gray to brown fine-grained micaceous schist and micaceous quartzite. Interlayered with the Fairbanks Schist is the Cleary Sequence, a varied assemblage of metamorphic lithologies. In the northern part of the district high-grade metamorphic rocks of the Chatanika terrane have been identified.

        Several intrusive bodies of different ages penetrate the Yukon-Tanana Uplands. They generally range from ultramafic to felsic in composition, and can be distinguished from older intrusive rocks by their lack of metamorphic textures.

        The mineral deposits are partially situated in a structurally complex zone that has a northeast elongated orientation that parallels a fault called the Eldorado Fault. It is characterized by a series of folds, shear zones, breccias, and occasional low angle faults. These structures, which were important to the localization of gold mineralization, show a dominant strike-slip movement.

        The Fort Knox gold deposit is hosted by a granitic intrusive body affecting the Yukon-Tanana Uplands. The surface exposure of the intrusive stock is elongated and measures approximately 1,067 meters in the east-west direction and 610 meters north-south.

        Gold occurs in and along the margins of pegmatites, quartz veins and veinlets, quartz-filled deformation zones (shear zones), and fractures within the granite. Fractures that predated the mineralization provided the conduits for the deposition of gold. The stockwork veins strike predominantly east-west and dip randomly. Vein density decreases with depth. Shear zones generally strike northwest to southeast and dip moderately to the southwest.

        There appear to be two distinct zones of gold distribution within the deposit: the inner zone, which is characterized by good continuity over considerable distances; and an outer zone, where the mineralization has shown itself to be less predictable. It appears that the differences in the continuity of the mineralization may be due to grain size changes and different phases within the stock.

        Mineralization in the quartz-filled shear zones is distributed relatively evenly, and individual gold grains are generally less than 100 microns in size. In contrast, the stockwork veins have gold particle size and distribution that are more erratic. Overall, the mineralized zone has a very low sulfide content.

        The True North gold deposits lies within a metamorphic unit called Chatanika terrane, constituted of marbles that are erosional remnants, schists of various composition, phyllites and quartzites. The gold mineralization is hosted in felsic schists and is frequently accompanied by carbon and carbonate alteration in sheared or otherwise structurally prepared zones. The gold is very fine grained, and is closely associated with pyrite, arsenopyrite, and stibnite in the unoxidized zones. It occurs in quartz veins, and in altered and brecciated rocks adjacent to breccia bodies. There appears to be a direct relationship between veining and gold content, as weakly veined rocks generally carry lower gold values.

EXPLORATION

        The gold exploration procedures that have been utilized at the Fort Knox and True North projects include: reconnaissance and detailed geologic mapping; soil and rock chip sampling to determine the presence of gold mineralization, or associated (trace) elements; trenching of soil anomalies to create exposures of bedrock; drilling, geochemical and assay determinations for gold and associated elements.

        Two types of drilling methods have been used, diamond core and reverse circulation (RC). Drilling is always completed by independent drilling contractors under the supervision of Kinross personnel. Sampling of the drill holes is done by the staff of the drill contractors, under close supervision of Kinross or contract geologists. Geochemical and assay determinations for gold and associated elements are undertaken by independent commercial laboratories. Historically, Kinross has utilized the services of two firms - ALS Chemex Laboratories and Bondar-Clegg (now owned by the ALS Chemex group). Check assay work during 2003 was switched to American Assay Laboratories, Inc. after Bondar-Clegg was acquired by the ALS Chemex group.

        Kinross' regional exploration within the Fairbanks district totaled $2.4 million during 2003. Planned exploration spending for 2004 is $1.6 million.

DRILLING, SAMPLE AND ANALYSIS, AND SECURITY OF SAMPLES

        Drilling is the principal tool utilized to explore for and define mineral deposits in the Fairbanks mining district. Two types of drilling are utilized during exploration and development programs at the various properties, core and reverse circulation drilling.

        Core drilling is the process of obtaining continuous cylindrical samples of rock from drill holes by means of annular shaped rock cutting bits rotated by a bore-hole drilling machine. Core drilling, also referred to as diamond drilling, is commonly used to collect undisturbed and continuous samples from either complete drill holes or intervals of holes that are of particular interest for the purposes of detailed and comprehensive sampling, for geotechnical and rock strength tests, or because alternative drilling methods may be incapable of providing appropriate geological or geotechnical data.

        Reverse circulation is a method of rotary drilling whereby the drilling medium is circulated to the drill bit face from the surface and the drill cuttings that are ground up by the drill bit cutting face are removed from the drill hole by the drilling medium (water, foam or other drilling muds and additives, or air) inside the drill rods. Reverse circulation drilling is a generally accepted method that is commonly used in mineral exploration and development drilling programs throughout the world.

        Comprehensive drilling programs have been carried out at both the Fort Knox and True North deposits. The Fort Knox deposit has been defined by 594 drill holes (201 core holes and 393 reverse circulation holes totaling

375,230 feet), which have provided 75,046 nominal 1.52-meter long samples. The True North deposit has been defined by 1,353 drill holes (totaling 352,660 feet), which provided 70,532 nominal 1.52-meter long samples.

        Core samples and reverse circulation drill cuttings are collected from each drill hole and are geologically logged. Reverse circulation rotary drill cuttings are collected at one and a half meter intervals by a geologist or helper at each drill site. Each core interval and reverse circulation rotary cutting sample is submitted to an independent assay laboratory for geochemical analysis, and the subsequent geochemical data is entered, together with information about the host rock, into the project database. In an effort to collect the most representative sample possible, 83.1 millimeter (83 millimeter prior to 1998) diameter core holes have been drilled at the Fort Knox and Ryan Lode deposits, while 64 millimeter core holes are drilled at True North and Gil. Core samples are regularly photographed and then logged and sampled in one and a half meter intervals. Data is entered on the logs in a digital format. Special emphasis is placed on shear and vein orientations, as well as mineralization and oxidation. A representative sample is retained for later use and the remainder of each interval is submitted for assay.

        Drill samples are labeled and placed in bags at the drill site and prepared for transport to commercial laboratories for preparation and assay. All samples are either delivered to the preparation facility by Kinross personnel, or are picked up at a Kinross facility by employees of the laboratory.

        Duplicate samples are collected from every tenth sample and a check assay is performed and compared to the original assay. As a form of quality control, the inclusion of "blank" (unmineralized) samples within each sample shipment is part of the standard procedure.

        A pulp sample of known grade is also submitted to the laboratory. The sample frequency is twice per core hole, and every 30 meters for reverse circulation holes. These standards are prepared both in-house and by outside laboratories over the different exploration seasons, and they represent different ranges of gold grades. For samples with fire assays greater than 0.3 grams per tonne, the samples are resubmitted to the laboratory for a cyanide soluble assay. The purpose of this procedure is to determine mill recovery rates.

        Kinross employs, as a standard operating procedure, a very detailed analysis program for determining if a particular reverse circulation drill sample is representative of the rock within the drill hole. This program includes weighing the samples to determine if the sample is under weight (indicating loss of material in the sampled interval). The presence of unusually high sample weights is often an important indicator of sample contamination in a drill hole. All assay data from mineralized intervals are analyzed by two computer programs (developed by MRDI, an independent mining consulting firm) to determine if there is a predictable repetition (cyclicity) to high grade intervals, or (decay) of assays immediately adjacent to and below high grade intervals, possibly indicating contamination of certain assay values. Any holes suspected of down hole contamination on the basis of these three criteria are examined in cross-sections. Based on how the area compared to adjacent holes, a decision is made as to whether or not the data is to be rejected. If any samples are determined from these procedures to be suspicious, that data is rejected and is excluded from the database used to estimate mineral resources.

        Any mineralized drill hole interval that has a calculated recovery greater than 100% is closely scrutinized and may be rejected. This is the primary (but not only) method for determining contamination at the Fort Knox deposit, but it is a less effective method for the True North deposit, where cyclicity and decay are more effective tools.

        The nature of the mineralization and host rock at the Fort Knox deposit requires that particular care be given to the collection of drill hole samples, especially for reverse circulation holes, that penetrate the water table within the deposit. The reasonableness of Kinross' methods in drilling this part of the deposit has been validated by the results of mining in several of these areas of the deposit. These techniques are now also used as standard practice at all of Kinross' properties in the Fairbanks mining district, including the True North mine.

MINERAL RESERVE AND RESOURCE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for the Fort Knox mine and area as at December 31, 2003, and 2002:

                                          2003 (AT A                                         2002 (AT A
                                        GOLD PRICE OF                                      GOLD PRICE OF
                                        U.S. $325 PER                                      U.S. $300 PER
                                            OUNCE)                                             OUNCE)
                      -----------------------------------------------    -------------------------------------------------
                                           AVERAGE          GOLD                              AVERAGE           GOLD
                           TONNES           GRADE         CONTENT            TONNES            GRADE           CONTENT
                           ------           -----         -------            ------            -----           -------
                          (000'S)           (GPT)        (000'S OZ)          (000'S)           (GPT)         (000'S OZ)
       Proven(1)           54,913            0.83          1,464             58,414             0.84            1,571
       Probable            48,026            0.96          1,481             38,744             0.89            1,107
                          -------            ----          -----             ------             ----            -----
       Total              102,939            0.89          2,945             97,158             0.86            2,678
                          =======            ====          =====             ======             ====            =====

-------------------------
(1) Includes 19,132,000 tonnes of stockpiled material at December 31, 2003, with an average grade of 0.53 gpt or 321,000 ounces of proven reserves.

        In addition to estimated proven and probable reserves, as at December 31, 2003, the Fort Knox mine and area has an estimated 1.141 million tonnes of measured and indicated resources at an average grade of 1.12 grams of gold per tonne at a gold price of U.S. $350 per ounce. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND MILLING OPERATIONS

        The Fort Knox and True North deposits are mined by conventional open pit methods. Ore from the Fort Knox and True North mines is processed at Kinross' carbon-in-pulp mill located near the Fort Knox mine. The mill processes ore on a 24 hours per day, 365 days per year schedule.

        The Fort Knox mill has a daily capacity of between 32,658 to 45,359 tonnes per day. An average of 36,400 tonnes per day is scheduled to be processed in 2004, with True North providing 8% of the mill feed. Mill feed is first crushed to minus 20 centimeters in the primary crusher located near the Fort Knox pit and conveyed 800 meters to a coarse-ore stockpile located near the mill. The crushed material is conveyed to a semi-autogenous (SAG) mill, which operates in closed circuit with two ball mills and a bank of cyclones for sizing. A portion of the cyclone underflow is screened and then directed to a gravity recovery circuit. Because the True North mineralization has a much finer gold particle size than the Fort Knox mineralization, the gravity circuit is not a significant factor in recovering True North reserves.

        Correctly sized material flows into a high rate thickener and then into leach tanks where cyanide is used to dissolve the gold. Activated carbon is used in the carbon-in-pulp circuit to absorb the gold from the cyanide solution. Carbon particles loaded with gold are removed from the slurry by screening and are transferred to the gold recovery circuit where the gold is stripped from the carbon by a solution, plated onto a cathode by electrowinning, and melted into dore bars for shipment to a refiner. Mill tailings are detoxified and transferred into the tailings impoundment below the mill.

        Gold recoveries at the Fort Knox mill have historically ranged from 87% to more than 90% since production began in 1996. With the commencement of feed from the True North mine in 2001, it has been necessary to add lead nitrate to the process, and make modest increases to the cyanide and lime concentrations to maintain mill recovery rates.

        Kinross estimates the net present value of future cash outflows for site restoration costs at Fort Knox and True North under CICA Handbook section 3063, which is effective for years beginning January 1, 2004, at $18.9 million. Kinross has posted $14.6 million of letters of credit to various regulatory agencies in connection with its closure obligation at Fort Knox and True North.

        FORT KNOX OPEN PIT

        The mine production rate varies between 94,000 and 130,000 tonnes per day of total material. Mining is carried out on a year round basis, seven days a week. Standard drilling and blasting techniques are used, and the blast holes are sampled and assayed for production grade control purposes. Broken rock is loaded with a shovel or a wheel loader into haul trucks. Depending on the grade control results, the mined material is delivered to either the primary crusher, low-grade stockpiles, or to waste rock dumps.

        In 1996 a 1.3 million short ton slope failure developed in the central south wall above the granite-schist contact. The slide has been stabilized. Ground water was believed to be a contributing factor to the failure, and a dewatering program is planned before mining this zone.

        The mine currently has 19 dewatering wells, which produce approximately 650 gallons per minute. In 2004, two additional wells will be drilled.

        Stripping of Phase-6 is scheduled to begin in 2004 on the 2200 bench. Before sustained mill feed rates from Phase-6 can be reached in mid 2006 on the 1460 bench, 55 million short tons of waste rock will be mined, at an average rate of 60,000 short tons per day. Six additional haul trucks and a loader will be added to the mining fleets in order to accomplish the stripping.

        Typically, upper Phase-6 benches average 4,700 feet in length, with a mining face width of between 150 and 500 feet. Haul road access to the Phase will be from the northeastern end. Subdividing the Phase would reduce the stripping load, but due to the bench geometry and access limitations, this has not been considered.

        TRUE NORTH OPEN PIT

        Production rates for the True North open pit mine vary between 18,100 and 36,300 tonnes per day of material, seven days a week. Standard drilling and blasting techniques are used and the blast holes are sampled and assayed for grade control purposes. Broken rock is loaded with a shovel or a wheel loader into 77-tonne haul trucks. Mined material is delivered either to the stockpiles or to waste rock dumps.

        From the stockpile, mill feed is reloaded into 77-tonne capacity trucks for the 20.9 kilometer long trip to the Fort Knox mill at 8,437 tonnes per day. The material is directed dumped into the primary crusher.

        Mining at True North was temporarily suspended during the first quarter of 2004 in order to use the mining equipment at the Fort Knox pit. It is anticipated that mining operations at True North will recommence during the fourth quarter of 2004 and continue into 2005.

        The current True North mining permit does not allow water discharge or mining below the water table. All the pits were designed to meet these criteria based on Kinross' current estimation of the groundwater surface. As mining progresses, refinements in the water table location may allow changes in the pit designs.

        As the mine is a side hill excavation, waste rock is placed either in access roads or in dumps adjacent to the excavations. Because much of the deposit is located on north and northwest facing slopes, discontinuous permafrost is present in the mining area. Work in the permafrost areas must be done during the winter months because bulldozing becomes very difficult once the surface layers thaw. Access roads can be placed across permafrost areas but waste dumps cannot.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production, operating and financial data relating to Kinross' 100% owned Fort Knox mine for the three years ended December 31, 2003:

                                                                                         YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------------------
                                                                                    2003            2002           2001
                                                                                    ----            ----           ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's).......................................................          39,213.9      32,699.0        31,212.9
Tonnes of ore processed (000's)............................................          13,684.6      13,842.9        14,209.1
Gold grade (gpt)...........................................................              1.07          1.09            1.05
Average gold recovery (%)..................................................                83            84              86
Gold equivalent production.................................................           391,831       410,519         411,221
Number of employees........................................................               402           388             361

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):

Revenue....................................................................      $      136.3    $    131.6      $    109.0
                                                                                 ------------    ----------      ----------
Cost of production.........................................................              95.2          95.3            85.0
Inventory change/other.....................................................              (4.8)          2.9            (3.3)
Site restoration cost accruals.............................................               2.5           1.0             1.2
Depreciation, depletion and amortization...................................              35.9          54.9            42.9
Interest...................................................................               1.2           1.5             3.6
Exploration................................................................               2.4           1.6             0.5
                                                                                 ------------    ----------      ----------
                                                                                        132.4         157.2           129.9
                                                                                 ------------    ----------      ----------
Net earnings (loss)........................................................      $        3.9    $    (25.6)     $    (20.9)
                                                                                 ============    ==========      ==========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)............................................      $       26.5    $     15.0      $     20.2
Unit costs:
  Total cash costs per gold equivalent ounce produced......................      $        243    $      232      $      207
  Total cash costs per tonne milled........................................      $          7    $        7      $        6
  Total production cost per gold equivalent ounce..........................      $        341    $      343      $      314

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.

        For further information on the 2003, 2002, and 2001, results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of
Operations--Financial/Operations--Operations--Mine Operations--Fort Knox Mine (100% ownership and operator); USA."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

        The life of mine plan prepared by Kinross provides for completion of mining at True North in 2005. From that point onwards, production will be derived entirely from the Fort Knox deposit until 2010 when the feed will originate predominantly from the low grade stockpile material.

        Capital expenditures at the Fort Knox operations in 2003 were $26.5 million compared to $15.0 million during 2002. The majority of the capital expenditures was directed towards equipment purchases and rebuilds, the drilling of pit de-watering wells, and exploration. Capital expenditures for 2004 are planned to be $39.0 million, including mining equipment, development, a tailings dam lift, pit de-watering wells, and exploration. The majority of the increase in capital expenditures in 2003 was due to equipment purchases and rebuilds.

        During 2003, exploration was conducted within the Fort Knox pit, on the Gil project and at Ryan Lode. Results from the Fort Knox in-pit work confirmed sufficient continuity of the mineralized zones to justify a major pit wall layback at an assumed gold price of $325 per ounce. This major layback is comprised of a three-year, approximately $60 million capital expenditure project, mostly in the form of stripping to liberate ore to prolong the economic life of the Fort Knox mine.

                                    [PICTURE]











--------------------------------------------------------------------------------

Fairbanks Gold Mining, Inc.      Fort Knox Mine           Fort Knox Mine

A Subsidiary of Kinross Gold Corporation                  General Arrangement

--------------------------------------------------------------------------------

                             True North Property Map

















                                    [PICTURE]

THE PORCUPINE JOINT VENTURE

GENERAL

        Kinross and Placer CLA entered into an asset exchange agreement (the "Asset Exchange Agreement") and a joint venture agreement, both dated as of July 1, 2002, for the purpose of forming a joint venture that combined the two companies' respective gold mining operations in the Porcupine district in the Timmins area, Ontario, Canada (the "Porcupine Joint Venture"). Placer CLA owns a 51% participating interest and Kinross owns a 49% participating interest in the Porcupine Joint Venture. The joint venture is managed by Placer CLA. The Porcupine Joint Venture incorporates Placer CLA's Dome mine and mill, Kinross' Hoyle Pond, Pamour and Nighthawk Lake mines and the Bell Creek mill.

THE ASSET EXCHANGE AGREEMENT

        Pursuant to the Asset Exchange Agreement which was entered into as a step in implementing the Porcupine Joint Venture, Placer CLA transferred to Kinross an undivided 49% interest in all of Placer's assets owned, used or thereafter acquired by Placer CLA or its affiliates and located within a 100 kilometer radius of Placer CLA's Dome mill in or near Timmins, Ontario (the "Development Area") and used in the gold mining, milling and exploration business and operations carried on by Placer CLA or its affiliates. Kinross in turn transferred to Placer CLA an undivided 51% interest in all of Kinross' assets owned, used or thereafter acquired by Kinross or its affiliates and located within the Development Area and used in the gold mining, milling and exploration business and operations carried on by Kinross or its affiliates. Any interest that Kinross may acquire in and to the project within the Development Area commonly known as the Aquarius Project is excluded from the Porcupine Joint Venture pending agreement between the parties to include it.

        Under the Asset Exchange Agreement, Kinross has also transferred all of its contracts relating to its Timmins operations to Placer CLA, and Placer CLA assumed such contracts as manager of the Porcupine Joint Venture for the benefit of both parties and the exclusive use of the Porcupine Joint Venture. Placer CLA's contracts relating to its Timmins operations remain in the name of Placer CLA, which will hold such contracts as manager of the Porcupine Joint Venture for the benefit of both parties and the exclusive use of the Porcupine Joint Venture.

THE PORCUPINE JOINT VENTURE AGREEMENT

        In connection with the Asset Exchange Agreement, Kinross and Placer CLA entered into a joint venture agreement. The Porcupine Joint Venture Agreement provides that the purpose of the Porcupine Joint Venture is to engage in operations relating to the mining, milling, exploration and development of the properties subject to the Porcupine Joint Venture, and to perform any other activity necessary, appropriate or incidental to the foregoing.

        The term of the Porcupine Joint Venture is from July 1, 2002, and until so long thereafter as ores and mineral resources are produced from the assets forming part of the Porcupine Joint Venture and all reclamation obligations, liabilities or responsibilities under applicable laws or instruments of title relating to operations under the Porcupine Joint Venture have ceased or been satisfied, to a maximum of 99 years, unless the Porcupine Joint Venture is earlier terminated pursuant to the terms of the Porcupine Joint Venture agreement.

        Each of Kinross and Placer CLA is obligated to contribute funds from time to time to the Porcupine Joint Venture in proportion to their respective participating interests, pursuant to adopted programs and budgets.

        Under the Porcupine Joint Venture a party's participating interest may be reduced upon the election by such party not to contribute to an adopted program and budget for the Porcupine Joint Venture, or in the event of a default by such party in making its agreed upon contribution to an adopted program and budget.

        In addition, if a party's participating interest is reduced to less than 10%, the other party may elect that the first party be vested with a 2% net smelter returns royalty on ores and minerals mined from the properties subject to the Porcupine Joint Venture and the first party shall be deemed to have transferred its remaining participating interest to the other party.

PORCUPINE JOINT VENTURE OPERATIONS

        The Porcupine Joint Venture operations consist of the Dome underground and open pit mine and mill, the Hoyle Pond underground mine and the Bell Creek mill and tailings storage facility which is presently on care and maintenance with all processing taking place at the Dome mill. In addition, the Porcupine Joint Venture operations consist of a number of former producing mines, most notably the Pamour and Nighthawk Lake mines. The only producing mines forming part of the Porcupine Joint Venture in Timmins at present are the Dome mine and the Hoyle Pond mine.

PROPERTY DESCRIPTION AND LOCATION

        HOYLE POND UNDERGROUND MINE AND BELL CREEK MILL

        The Hoyle Pond underground mine and mineral claims and the Bell Creek mill are located in Hoyle Township in Timmins, Ontario on 4,065 hectares of patented land, land leased from the province and one private lease. The leases expire at various times from September 2004 to January 2025. Subject to the satisfaction of conditions, the leases can be renewed for additional terms of 10 to 21 years. The private lease is for a term of 20 years and is in good standing until May 31, 2005. There are also two contiguous staked mining claims covering 32 hectares located in Whitney Township south of Hoyle Township.

        There are various royalties on the Hoyle Pond underground mine land package. The only royalty requiring payment at present is a tonnage-based royalty on the private lease. Royalty payments were insignificant in 2003 and 2002.

        All requisite permits have been obtained for the mining and continued development of the Hoyle Pond underground mine and the Bell Creek mill and are in good standing and the Porcupine Joint Venture is in compliance with Hoyle Pond and Bell Creek permits in all material respects.

        DOME MINE AND MILL

        The Dome underground and open pit mine and mill are located within the city limits of Timmins, Ontario, on an area that covers over 5,004 hectares of staked and patented mining claims held or under option, including the Preston property that lies to the south and east, immediately adjacent to the Dome property and the Paymaster property that lies to the west of the Dome open pit.

        The Dome open-pit and underground mines, claims, mining and surface rights are registered in the name of Placer Dome Canada Limited ("Placer Canada") (51%) and Kinross (49%). The Preston property includes 19 mining claims. The Paymaster property includes 26 contiguous mining claims.

        A 2% net smelter royalty is payable on production from the Preston, Paymaster and Vedron properties. No other royalties are payable on the Dome property.

        All requisite permits have been obtained for the mining and continued development of the Dome underground and open pit mine and mill and are in good standing; the Porcupine Joint Venture is in compliance with such permits in all material respects.

        PAMOUR AND NIGHTHAWK LAKE MINES

        The Pamour open pit and Nighthawk Lake underground mines and mineral claims are located in Timmins, Ontario on 7,783 hectares. The Pamour mine is located north of Highway 101 and the Pamour mine site is approximately 19 kilometers east of the downtown core of Timmins and 43 kilometers west of Highway 11. The Pamour mine is also approximately two kilometers south of and contiguous with the Hoyle Pond mine. The Nighthawk Lake mine is approximately 17 kilometers southeast of the Hoyle Pond mine. There has been no production at these mines since their acquisition in 1999.

        A Pamour open pit feasibility study was finalized in late 2003 and permitting work was initiated. The necessary permits required to commence mining of the mineral reserves contained in the existing Pamour pit, north of Highway 101, referred to as the phase one mine plan, have been maintained in good standing and require only administrative reactivation. Demolition of the old Pamour headframe and associated infrastructure was completed in preparation for the development of the open pit operations. Saleable production is expected to commence in 2005.

        The Porcupine Joint Venture will require additional permit approvals to mine south of Highway 101, which is outside of the phase one mine plan. The government agencies that will be involved in the additional permitting process include the City of Timmins, the Matagami River Conservation Authority, the Ontario Ministries of Northern Development and Mines, Natural Resources, Environment and Transportation, the Federal Department of Fisheries and Oceans and Environment Canada.

        The key element in the development of the expanded open pit outside of the phase one mine plan will be the relocation of Highway 101. The proposed relocation will involve constructing a causeway over a portion of a small lake, the Three Nations Lake, and will therefore have a direct effect on a nearby fish habitat. This highway has been relocated several times during the production history of the mine. As a fishery resource will be involved in the project planning, the Canadian Environmental Assessment Act process will be the guiding legislation. Kinross believes there is a high level of assurance that the project will receive all required approvals for development.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        Access to the Hoyle Pond mine is via a five kilometer all weather gravel road north of Highway 101. Services are generally acquired from vendors in the Timmins area. Adequate process water is available from the clear water pond at the tailings, while make up water and potable water comes from underground supply.

        The existing Dome mill consists of three stages of crushing, rod/ball and primary ball grinding, gravity recovery, cyanide leach, carbon-in-pulp, carbon elution, solution electrowinning and direct smelting. Tailings are pumped to a tailings basin where the solids settle out and a portion of the solution is recycled to the mill. Excess effluent is seasonally treated and discharged.

        As part of the Pamour project, the mill will be upgraded in 2004 with the installation of a large rod mill in series with the existing primary ball mill to provide additional grinding capacity for the harder Pamour ores. Three leach tanks will be installed to provide longer leach retention time, and a new carbon elution and regeneration circuit will be installed, together with an upgrade to the process control network. This expansion will allow processing of 11,000 tonnes per day at a 95% mill utilization rate, making the mill more efficient and flexible for processing ores from the Dome, Holye Pond, Pamour, and other orebodies.

        Access to the Dome mine is by paved road from the town of South Porcupine, six kilometers east of Timmins on Highway 101. Rail freight service is available from the Falconbridge -- Kidd Creek metallurgical site eight kilometers east of the mine.

        The dominant surface material in the Dome mine area is glacial till overlain by glaciolacustrine silts and clays. Mine waste and tailings cover some areas closer to the mine.

        The Pamour mine is located two kilometers south of the Hoyle Pond mine and is accessible by an unpaved road. The Nighthawk lake mine is located 17 kilometers southeast of the Hoyle Pond mine and accessible by 10 kilometers of paved roads and seven kilometers of unpaved roads.

        The area climate consists of cold winters and hot summers. Temperatures range from below -40 degrees Celsius (-40 degrees Fahrenheit) to above +30 degrees Celsius (+95 degrees Fahrenheit). Mean precipitation is approximately 80 centimeters annually.

        The topography of the area is typical of the Canadian Shield and consists of an irregular surface with moderate relief. The topographic highs are the result of bedrock outcrops and are surrounded by low lying areas of poorly drained wetlands. Vegetation includes spruce, pine, poplar and birch trees and various shrubs, grasses and mosses. The elevation ranges from 200 meters to 300 meters.

HISTORY

        Land was first staked in the vicinity of the present day Pamour mine in 1910. Limited production was achieved from 1911 to 1914. The property remained idle from 1914 to 1923. Between 1923 and 1935 several mining syndicates carried out exploration work. In 1935 and 1936 the Pamour No. 3 shaft was sunk and a 650 tonnes per day mill was constructed. In 1938 the mill capacity was increased to 1,300 tonnes per day by installing new equipment. During the 1950's mill throughput averaged 1,500 tonnes per day. In 1972, the mill was expanded to treat 2,275 tonnes per day as production from the nearby Aunor mine was processed at the Pamour mill. Open pit mining at the Pamour mine began in 1976 and continued until 1999.

        Approximately 4.0 million ounces of gold were produced from the Pamour mine from 1936 to 1997. There has been no production at the Pamour mine since Kinross acquired it in 1999.

        The Hoyle Pond discovery hole was drilled by Texas Gulf in 1980. The deposit was explored in 1980 to 1982. The deposit was developed by ramp in 1983 and 1984. The first year of mining in 1985 yielded 64,400 tonnes at an average grade of 13.0 grams per tonnes of gold. The mine has been in continuous production since then and was acquired by Kinross pursuant to the amalgamation with Falconbridge Amalco in 1993. Since 1993, Kinross has conducted exploration programs and underground development has added significant additional mineralization. From 1994 to 1999 Kinross sunk an 815 meter shaft and developed a second ramp to access underground workings. The Bell Creek mill has gone through a series of expansions with current capacity of 1,500 tonnes per day. The head grade for the Hoyle Pond mine is the highest of any of the significant past, or present producing mines in Timmins.

        The Dome deposit was discovered in 1909. Operations commenced in 1910, producing 214 ounces of gold. Mining has been continuous at Dome since 1910. In 1984, the mill capacity was increased from 2,000 to 3,000 tonnes per day. Part of the extension included a new vertical shaft, the No. 8 shaft which was sunk from the surface to a depth of 1,667 meters. In 1988, due to a skipping accident, No. 8 shaft was not producing and, therefore, open pit mining was commenced. From 1992 to 1996, Placer CLA produced from the Paymaster property. In 1995, an expansion of the operations, which included an enlarged open pit and an increase in milling capacity, was completed. As a result, full production from the expanded open pit was achieved and mine production increased from a nominal rate of 3,400 tonnes per day in 1994 to 9,100 tonnes per day in 1995. In 1997, the Preston property was purchased and the Dome open pit was expanded into the Preston land holdings. Mining of open pit ore from the Preston property was completed in 2000.

        From its beginning in 1909 to December 31, 2003, the Dome mine has produced 15,116,739 ounces of gold, making it the second largest gold producer of the Timmins camp.

GEOLOGY AND MINERALIZATION

        REGIONAL

        All of the properties comprising the Porcupine Joint Venture lie within the Porcupine Gold Camp (the "PGC"). The PGC, located in the Archean Abitibi greenstone belt, has been the most productive gold-producing field in North America. Total historic production is in excess of 62 million ounces of gold. This production has come from quartz-carbonate lode systems hosted within low temperature metamorphic rocks (greenschist facies). Lodes are found in a corridor up to 10 kilometers wide parallel to the 200 kilometers long Destor Porcupine Fault. At the regional scale, gold deposits are spatially associated with regional fault zones. At the camp scale, gold deposits generally occur within five kilometers of, but not in, the regional faults.

        HOYLE POND

        The Hoyle Pond Main Zone and 1060 Zone deposits, both of which are in production, occur on opposite limbs of an open, northeast plunging fold-structure (anticline), hosted within sheared and metamorphosed basalts rich in pyroxenes. The 7 Vein system occurs as a series of stacked, flat to gently northeast dipping veins at the nose of the anticline structure. Mineralization occurs as coarse, free gold in white to grey-white quartz veins with variable ankerite, tourmaline, pyrite and local arsenopyrite. Alteration halos are generally narrow, consisting of mainly grey zones (carbon, carbonate, sericite, cubic pyrite) in the Hoyle Pond system, and carbonate-sericite, with fuchsite, pyrite, arsenopyrite and trace chalcopyrite, sphalerite within the 1060 structure.

        The Hoyle Pond Main Zone includes a series of generally northeast striking, linked quartz vein zones (at least 11 veins of economic significance) folded on a small scale with moderate west trending and northeast plunging fold axis. The 1060 Zone consists of at least five main vein structures (B1, B2, and B3 Zones, A Zone and Porphyry Zone) with orientations ranging from north to northeast with generally subvertical dips.

        PAMOUR MINE

        The Pamour mine is located approximately one kilometer north of the Destor Porcupine Fault Zone. Volcanic rocks occupy the area north of the mine and include interlayered mafic to ultramafic units. Sedimentary rocks including greywackes, argillites, and conglomerates are found to the south. Gold mineralization is hosted by both volcanic and sedimentary rocks and related to both individual quartz veins and vein swarms, which trend mainly east-west. Volcanic-hosted ore bodies include shallow north-dipping single vein structures within mafic volcanics, as well as irregular shaped vein swarms along various lithologic contacts within the volcanic sequence. Sedimentary hosted ore bodies include irregular shaped vein swarms along the unconformity as well as narrow, steep south-dipping veins in greywacke further to the south.

        NIGHTHAWK LAKE MINE

        The Nighthawk Lake mine is located along the Nighthawk Lake Break, a branch fault of the Destor Porcupine Fault Zone. Rocks in the vicinity of the Nighthawk Lake mine consist of mafic to felsic volcanics with intrusions of albitite and syenite. Gold mineralization occurs both within the volcanic rocks and intrusives, and generally shows a close spatial association with strong carbonate alteration, brecciation, quartz veining and pyrite or arsenopyrite. Based on past work, orebodies at the mine have been subdivided into six main zones including the Main Zone, No. 1 Zone, No. 4 Zone, Ramp Zone, "A" Zone and Deadman Island Zone.

        DOME MINE

        The Dome mine lies on the south limb of the Porcupine syncline in an area where the Archean Metavolcanics are overlain by the metasedimentary rocks.

        Gold mineralization is found in a number of different rock types and in association with a number of different structural settings. Mineralization in the district is commonly associated with the northeasterly plunge of the Porcupine syncline.

        At the mine site, the local sequence of north dipping metavolcanics and metasedimentary rocks have been folded to form a northeasterly plunging structure, referred to as "Greenstone Nose." Sediments consisting of conglomerates, slates and greywackes are draped around this structure and form the "Sedimentary Trough" on the south side.

        Immediately south of the "Sedimentary Trough" lies an east-west striking, highly strained zone in which magnesium rich, carbonatized rock occurs. This highly altered zone corresponds to the trace of the ductile Dome Fault interpreted to represent a branch off the main Destor-Porcupine Fault. To the west, the Dome Fault Zone passes between two major porphyritic intrusive bodies--the Paymaster and the Preston Porphyries. To the east, lenses of porphyry, similar compositionally to the main porphyry bodies, occur within the Dome Fault Zone. To the south of the Dome Fault Zone are the "Southern Greenstones," a south-dipping sequence of basalts consisting of massive and pillowed flows.

        Mineralization occurs mainly in association with structurally controlled quartz and quartz-ankerite veins. Principal orebodies can be classified into three main types: Long narrow veins in shear zones parallel to the stratigraphic trend; swarms of en-echelon veins and stockworks of veins; and disseminated mineralization, in which the gold is associated with pyrite and/or pyrrhotite and little or no vein material is present.

        At the Paymaster property, historic mining operations extracted ore from ankerite veins in mafic units and quartz veins in porphyry. The majority of mineralization being targeted by current exploration is hosted by carbonated and sulphidic greenstone adjacent to and within flexures in the mafic/ultramafic contact (36 Zone).

EXPLORATION

        Kinross' regional exploration within the Timmins camp totaled $2.5 million during 2003. Kinross' share of the planned exploration spending for 2004 is $2.5 million.

DRILLING, SAMPLE AND ANALYSIS, AND SECURITY OF SAMPLES

        Kinross collects both exploration and production samples at its operations in Timmins. Samples are collected using industry standard sample collection procedures that are well understood by the geological personnel collecting the samples in the field.

        Kinross conducted both surface and underground diamond core drilling operations during 2003. For resource estimation purposes, drilling spacing ranges from a low of 8.0 meters to a high of 25.0 meters. Typically, drill holes are sampled honoring geological contacts while maintaining a standard 1.5 meter sample length wherever possible. Typically the core is not split prior to assay unless the hole is an exploration hole targeting new mineralization.

        Underground, sampling is conducted on a daily basis throughout the active working faces. Chip samples, muck samples and sludge samples are collected to provide daily grade control and to reconcile actual production to the estimated reserves. At the Hoyle Pond mine, ore development headings are typically sampled on 2 to 5 meter intervals using both chip samples and muck samples. Production stoping areas are typically sampled at 5 meter intervals wherever practical and stope muck is sampled at a frequency of 1 muck sample for every 20 to 40 tonnes of ore.

        At the Dome mine, ore development is sampled at 2 to 3 meter intervals using both chip samples and muck samples. Cut and fill stopes are sampled at a rate of one sample for every 30 tonnes and long-hole and bulk mining zones are sampled at a rate of one sample for every 60 tonnes.

        Open pit samples are collected from blasthole cuttings on an approximate 10 meter sample spacing. In ore zones, a single sample is collected from each hole, representing approximately 450 tonnes of ore. In waste, the sample frequency is reduced with one sample collected from every four holes.

        Since the inception of the Porcupine Joint Venture until December 31, 2002, samples were analyzed at the Bell Creek lab, the Dome mine lab and at independent assay labs. Prior to the completion of the Porcupine Joint Venture, Kinross' analytical work was carried out at the Bell Creek lab with some exploration samples sent to an independent lab for analysis.

        Since December 31, 2002, Kinross' analytical work is completed at the Dome mine lab with the Bell Creek lab placed on care and maintenance. At the Dome mine lab, all gold analyses are completed using conventional fire assay with an AA finish. Samples with visible gold are assayed using either a gravimetric finish or pulp metallic assay. Each assay tray at the Dome mine lab includes at least one standard, one check and one standard. The Dome mine lab processes all surface and underground production and exploration samples. Check assays are completed at the Dome mine lab or at external laboratories. All multi-element analytical work is completed at external laboratories.

MINERAL RESERVE AND RESOURCE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for Kinross' 49% interest in the Porcupine Joint Venture as at December 31, 2003, and 2002:

                                       2003 (AT A                                            2002 (AT A
                                      GOLD PRICE OF                                         GOLD PRICE OF
                                      U.S. $325 PER                                           U.S. $300
                                         OUNCE)                                              PER OUNCE)
                    -----------------------------------------------       -----------------------------------------------
                                         AVERAGE          GOLD                                 AVERAGE         GOLD
                      TONNES              GRADE         CONTENT              TONNES             GRADE        CONTENT
                      ------              -----         -------              ------             -----        -------
                      (000'S)             (GPT)        (000'S OZ)            (000'S)            (GPT)       (000'S OZ)
Proven(1)              9,129              1.39             409                7,995             1.39            357
Probable              18,033              1.86           1,080               20,855             1.68          1,128
                      ------              ----           -----               ------             ----          -----
Total                 27,162              1.70           1,489               28,850             1.60          1,485
                      ======              ====           =====               ======             ====          =====

-------------------------
(1) Includes 6,553,000 tons of stockpiled material at December 31, 2003, with an average grade of 0.96 gpt or 202,000 ounces of proven reserves.

        In addition to proven and probable reserves, as at December 31, 2003, the Porcupine Joint Venture has an estimated 0.58 million tonnes of measured and indicated resources at an average grade of 0.74 grams of gold per tonne at an assumed gold price of U.S. $350 per ounce. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND MILLING OPERATIONS

        The Hoyle Pond operations consist of an underground mine serviced by two declines and one shaft. The underground operations are comprised of 17 main levels, with the shallowest at 40 meters below surface and the deepest at 720 meters below surface. The Hoyle Pond ramp extends down to the 280 meter level and services the Hoyle Pond and seven vein zones. The 1060 ramp, which services the 1060 Zone, extends to the 900 meter level. Total production (ore and waste) is transported to the loading pocket by means of an ore/waste pass system and hoisted to surface in 6.5 tonne skips. The surface infrastructure consists of administration buildings, maintenance, compressed air, paste fill plant, and hoisting facilities.

        The mineralized zones at Hoyle Pond are narrow high-grade veins, dipping from 30 to 90 degrees. Mining methods used are cut and fill, shrinkage, panel and long-hole methods. The percentage of ore production by mining method for 2003 is 34% long-hole, 31% cut and fill, and 23% shrinkage. The balance of production is made up by other development such as drifting (7%) and raising (2%).

        The mining of the Hoyle Pond crown pillar will require significant infrastructure including the installation of circular steel sheet pile cells, steel sheet pile walls, and dams to isolate the adjacent Falconbridge tailings management area, berms to separate the pit from the Hoyle Pond complex, relocation of the Hoyle Pond mine water settling ponds, relocation of the tailings management area utility and access road, and installation of underground bulkheads to isolate the Hoyle Pond underground workings from the pit. The Hoyle Pond crown pillar will be mined by conventional open-pit methods in 2004.

        The Dome underground mine had its final year of full production in 2003 after 93 years of operation that began in 1910. Attempts to extend the mine life are being evaluated with on-going exploration of areas within and peripheral to the mine.

        The Dome open pit is being mined in three stages. Development of the final stage commenced in the summer of 1998. Mining is conducted using conventional open pit mining methods. All mining is carried out on 9.1 meter benches. Pit wall inter-ramp angles vary but average 52 degrees. Haulage ramp gradients are set to 10%. Conventional open pit mining equipment is used. The mining fleet includes diesel powered drills, electric cable shovels, 136 tonne haulage trucks, front-end loaders, dozers and support equipment.

        Reserve estimates for the open pit include allowances for the presence of mined-out underground workings. Open pit mining costs reflect the specialized drilling, blasting and backfilling that is required to ensure that open pit mining can proceed safely through these underground workings. Overburden encountered in the upper portions of the open pit is stockpiled for use in reclamation. Rock dumps are contoured and re-vegetated on an ongoing basis as part of normal open pit operations. Open pit mineral reserves are scheduled to be depleted in 2004. Stockpiled ore is expected to sustain mill operations until 2007.

        The Pamour mine and mill are currently shutdown. The Pamour open pit feasibility study was completed in 2003 and permitting work initiated. Demolition of existing infrastructure at Pamour that will not be used in the new mining operations has been completed. Construction of the haul road and major infrastructure will be completed during 2004 and 2005. Stripping will begin in late 2004 and full-scale ore mining will be achieved in 2005. Mining will be by a conventional open pit method. Much of the equipment required for the Pamour operation will be relocated from the Dome open pit. The initial capital costs include the cost of equipment not available from the Dome operation as well as rebuild costs of some of the older units.

        Ore from the Hoyle Pond mine was historically (prior to the Porcupine Joint Venture) milled at the nearby Bell Creek mill, which is also owned by Kinross (and is part of the Porcupine Joint Venture). Bell Creek is currently under care and maintenance, and all ore mined at Hoyle Pond is transported via over-the-road trucks to the Dome mill. Currently there is no plan to reactivate the Bell Creek mill.

        All ore mined by the Porcupine Joint Venture is milled at the Dome mill. Currently, the Dome mine and the Hoyle Pond mine provide feed to this mill. In the future, the mill will be expanded to also accommodate production from the Pamour mine, which is slated for production in 2005.

        Gold is recovered at the Dome mill using a combination of gravity concentration and cyanidation techniques. The flowsheet consists of primary crushing, secondary crushing, rod/ball mill grinding, gravity concentration, cyanide leaching, carbon-in-pulp gold recovery, stripping, electrowinning and refining. The mill has a capacity of 12,000 tonnes per day and currently processes over 11,500 tonnes of ore per day.

        Kinross' share of the net present value of future cash outflows for site restoration costs at the Porcupine Joint Venture under CICA Handbook section 3063, which is effective for fiscal years beginning January 1, 2004, are estimated to be $9.9 million at December 31, 2003. Kinross has posted letters of credit totaling $3.2 million for site restoration obligations with the provincial government in connection with its share of closure obligations.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production, operating and financial data relating to Kinross' 49% ownership interest in the Porcupine Joint Venture for year ended December 31, 2003, and the six months ended December 31, 2002. Results prior to June 30, 2002, pertain to the 100% owned Hoyle Pond mine:

                                                                                          YEARS ENDED DECEMBER 31,
                                                                               -----------------------------------------------
                                                                                    2003            2002            2001
                                                                                    ----            ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's)(1)....................................................        33,995.0         10,821.9         635.8
Tonnes of ore processed (000's)(1).........................................         4,130.0          2,390.7         443.9
Gold grade (gpt)...........................................................            3.73             5.00         12.40
Average gold recovery (%)..................................................              92               91            88
Gold equivalent production(3)..............................................         223,960          189,464       156,581
Number of employees(2).....................................................             773              756           379

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS)(III):

Revenue....................................................................    $       83.0       $     58.2     $    41.7
                                                                               ------------       ----------     ---------
Cost of production.........................................................            47.4             38.0          28.5
Inventory change/other.....................................................             1.5             (1.5)         (0.7)
Site restoration cost accruals.............................................             1.6              1.5           0.2
Depreciation, depletion and amortization...................................            24.1             16.4          13.2
Care and maintenance.......................................................             2.9              0.6           0.9
Exploration................................................................             2.5              1.9           0.3
                                                                                 ----------       ----------     ---------
                                                                                       80.0             56.9          42.4
                                                                               ------------       ----------     ---------
Net earnings (loss)........................................................      $      3.0       $      1.3     $    (0.7)
                                                                               ============       ==========     =========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)(3).........................................      $      8.3       $      6.7     $     7.9
Unit costs:
  Total cash costs per gold equivalent ounce produced......................      $      211       $      201     $     182
  Total cash costs per tonne milled........................................      $       23       $       32     $      64
  Total production cost per gold equivalent ounce..........................      $      326       $      295     $     268

-------------------------
(1)     Tonnes mined and ore processed includes 100% of mine production.
(2)     Number of employees includes all employees and contractors on site.
(3) 2003 and 2002 gold equivalent production, selected financial information and capital expenditures are 49% of the results of the Porcupine Joint Venture commencing July 1, 2002. Prior results are 100% interest in the Hoyle Pond Mine.

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statements of Operation," above.

        For further information on the 2003, 2002, and 2001, results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of
Operations--Financial/Operations--Operations--Mine Operations--Porcupine Joint
Venture (49% interest, Placer Dome 51%, operator), Canada."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

        The proven and probable reserves are sufficient for ten years of production. There is significant potential for additional reserves and resources in the current property position controlled by the joint venture. Permitting activities on the Pamour mine are underway.

        Kinross' share of capital expenditures at the Porcupine Joint Venture operations in 2003 were $8.3 million compared to $6.7 million during 2002. The capital expenditures for 2003 included expenditures on the tailings dam lift and the development of the Pamour project. The majority of the increase in capital expenditures in 2003 was due to the advancement of the Pamour project. Capital expenditures in 2004 are planned to be $28.7 million for Kinross' share of the Pamour project and Hoyle Pond development.

PORCUPINE JOINT VENTURE PROPERTY POSITION















                                    [PICTURE]

KUBAKA MINE, RUSSIAN FEDERATION

        Kinross owns a 98.1% interest in the Omolon Gold Mining, Inc. ("Omolon"), a Russian joint stock company. Omolon is operated under a contractual agreement whereby a wholly-owned subsidiary of Kinross, Kinam Magadon Gold Corporation, is the operator and manager. The major assets of the joint stock company are the Kubaka mine and the Birkachan exploration project located in the Russian Far East. The majority of Kinross' prior 54.7% ownership interest in the Kubaka mine was acquired in connection with the acquisition of Kinam on June 1, 1998.

        On December 3, 2002, Kinross entered into purchase agreements with four of the five Russian shareholders of Omolon. The four shareholders agreed to tender their shares in Omolon and Omolon agreed to pay $44.7 million, including certain transaction costs, for these shares. These transactions closed as at February 28, 2003, increasing Kinross' interest in Omolon to 98.1% from 54.7%.

PROPERTY DESCRIPTION AND LOCATION

        The Kubaka open pit mine, infrastructure and mining concession covers approximately 897 hectares located 320 kilometers south of the Arctic Circle and 938 kilometers northeast of the major port city of Magadan. The Kubaka pit operated for six years from 1997 to 2002, producing slightly more than 430,000 ounces of gold annually.

        Currently, the Kubaka Project consists of mineralized stockpiles and two small underground projects. The stockpiles, the Kubaka underground mining operations, and the Tsokol deposit are located on the original land allotment for the Kubaka project.

        Omolon holds the license from the Russian government to operate the Kubaka mine (the "Kubaka License"). The Kubaka License terminates in 2011, subject to extension of up to an additional two years. The Kubaka License establishes certain production requirements for the Kubaka mine and requires the payment of a 3% royalty on the total value of the gold extracted. In 2003, the Kubaka mine was subject to total royalty and production based taxes of 6.0%. Kinross' proportionate share of royalties and production based taxes were $4.8 million in 2003.

        The Birkachan exploration project covers approximately 515 hectares and is located 28 kilometers north of the Kubaka operations. The Birkachan project is not included in the Kubaka land allotment. A separate license has been granted to Omolon allowing exploration and mining activities on the Birkachan project. Initial production at the Birkachan project has commenced and is expected to continue through 2005.

        All requisite permits have been obtained for the mining and continued operation of the Kubaka open pit mine and Birkachan and are in good standing. Kinross is in compliance with the Kubaka and Birkachan permits in all material respects.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        Access to the Kubaka mine is by air from Magadan or by a 362-kilometer winter road from Omsukchan, and a 576-kilometer all weather road from Magadan to Omsukchan. The winter road is generally open from mid-December until April and is primarily used to ship the materials and supplies necessary for the next year's production.

        The Birkachan project is located 28-kilometers north of the Kubaka project site. Winter access to the Birkachan project is by two routes; a 53 kilometer exploration trail from the Omolon winter road, or an alternate 45 kilometer route which has ecological sensitivities along the river but is far superior especially for heavier equipment. Helicopter access is required during spring thaw, fall freeze-up and summer high water periods. During the dryer periods in the summer months, access to the site is by 4 x 4 vehicles.

        The climate at Kubaka is characterized by long cold winters, lasting six months or more. Summers vary between rainy and cool to very warm and dry. Snow has fallen in all 12 months of the year. The mine operates in Arctic conditions. Daylight varies from four to 20 hours per day. Temperatures range from below -52 degrees Celsius (-60 degrees Fahrenheit) to above 32 degrees Celsius (90 degrees Fahrenheit). Mean precipitation is approximately 40 centimeters annually.

        The area is mountainous with some rugged topography. The slopes have gentle concavity with a steepness of between 10 and 30 degrees. The site is situated in permafrost. The natural vegetation at the site consists of moss, low shrubs and small larch trees. In the valley bottom the ground surface is hummocky and grass covered. The elevation ranges from 500 to 932 meters.

        Water utilized in the mill for processing the ore is obtained from four sources: fresh water from a well 650 meters south of the mill complex, fresh water from the Dukat tailings dam immediately south of the mill, reclaimed water from the tailings dam facility, and waste water from the sewage treatment plant.

        Electrical power at Kubaka is generated at site with seven 3516 Caterpillar diesel generators, each producing 1,500 kilowatts. Generally, four of the generators are utilized in the summer and five in the winter, providing power for the crusher and mill complex, office, and maintenance shop. Three G72M diesel generators, each producing 800 kilowatts, provide power for the man camp. Typically only one of these is utilized at any time, with two on standby.

HISTORY

        The Kubaka Deposit was discovered in 1979 during a geological survey conducted by the Russian State Geological Exploratory Expedition. While conducting a group geological survey between 1983 and 1987, preliminary data on the parameters and morphology of the orebodies and on the scales of mineralization was obtained. Between 1986 and 1992, the Central Ore Zone and Northern Ore Zones were explored in detail and confirmed the economic merit of developing the project.

        In 1987, a small open pit was operated with the ore being processed at the Karamken and Omsukchan processing plants. In 1992, an 80,000 tonne per year pilot process plant was constructed at the site and utilized a gravity/flotation process.

        In 1992, the comprehensive ore reserves of the Northern Ore Zones passed State approval of reserves and were transferred to the Evensk stock society for industrial development. Ore recovery began in 1993, with the ore processed at the Karamken processing plant.

        In 1992, ore reserves for the Kubaka Deposit were calculated and passed State approval on July 19, 1993. In 1993, bidding was opened for commercial development rights to the mineral resources of the Kubaka and Evenskoye deposits. Omolon, a joint stock organization including five Russian partners and Cyprus Amax won the bid and was issued the mining license for the Kubaka deposit.

        Construction of the mine and milling complex commenced in 1994 and was completed at a total capital cost of approximately $242 million. This amount included certain financing costs, working capital and approximately $14 million in capitalized interest. Commercial production was achieved at Kubaka on June 1, 1997. The mine and mill have continued operations since then except for a short period in September 1998.

GEOLOGY AND MINERALIZATION

        The Kubaka gold deposit is located in an area of highly weathered Paleozoic volcanic rocks resting on a Precambrian crystalline basement. The Kubaka ore deposit is an epithermal quartz-adularia vein system hosted by volcanic rocks and their sedimentary derivatives. Kubaka is older than, but otherwise very similar to, volcanic hosted epithermal gold deposits found in the North American Western Cordillera.

        The ore body is located in a caldera represented by a crest like depression about 2.5 kilometers in width and 4.2 kilometers in length. The strata are complex and consist of sedimentary tuffs from the mid to late Devonian in age. Tuffs and sandy tuff units are the main traps for the gold mineralization. These are a few meters to tens of meters thick. The gold bearing fluids utilized the ignimbrites for conduits and are 40 to 60 meters thick.

        The mineralization at Kubaka extends over a strike length of 3.5 kilometers with the underground mining operation having a strike length of 2 kilometers. The Birkachan project has a strike length of 2.5 kilometers and is open along strike both to the northeast and the southwest.

        Commercial grade mineralization is found in three steeply dipping veins:
North, Central, and Zokol. The main Kubaka vein is steeply dipping and outcrops at the surface. The vein consists of massive to finely banded quartz. Gold and silver (electrum and other minerals) occurs in quartz. The gold to silver ratio is approximately one to one.

EXPLORATION

        Kinross will focus its exploration activities to identify resources that can be quickly converted into reserves and provide mill feed for the Kubaka processing plant in 2004. Exploration expenditures in 2003 were $1.3 million. Planned exploration expenditures in 2004 are $2.5 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

        The project area has been explored using reverse circulation and diamond core drilling, with the majority being diamond core drilling. The resource at Kubaka has been drilled on 20-meter sections, and in areas of complex geology or high grade, drill density is increased to 10-meter sections. The majority of the diamond drill holes are drilled at right angles to the vein (typically dipping 70 to 75 degrees). All of the exploration and reverse circulation infill data is included in the geologic model.

        Sample recovery for all the sampling methods is high. Very little water has been encountered in both the diamond drilling and reverse circulation drilling.

        Samples are delivered to the assay department under direct control of the geology department. All information is checked and verified by the geological staff prior to entry into the geological database that is used to create the resource models.

        The local geologists and the technical services departments of Kinross have developed the geological models. The reconciliation of the Kubaka geology models with mining to date indicates a good correlation between the resource model and production.

        Drill and other exploration samples collected for use for geological modeling and resource estimation are under the direct supervision of the geological department and delivered to the assay laboratory under secure conditions. 10% to 15% of all samples are resubmitted to the site laboratory as check samples. This includes all exploration, infill, and production samples. Also, check samples are sent to labs in the United States, Canada, and Irkutsk.

        Over the last four years systematic but wide spaced exploration drilling at the Birkachan gold prospect has partially identified a mineral deposit with narrow high grade structures. Detailed drilling in the central Mezinitz valley has outlined several near surface subparallel zones with potential for an open pit. The low-grade mineralized zone hosting the higher-grade structures remains open in two directions and the overall potential to expand the resource appears to be good.

MINERAL RESERVE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for the Kubaka mine as at December 31, 2003, and 2002, and represents Kinross' 98.1% interest at December 31, 2003 and its 54.7% at December 31,2002:

                                         2003 (AT A                                           2002 (AT A
                                       GOLD PRICE OF                                        GOLD PRICE OF
                                       U.S. $325 PER                                        U.S. $300 PER
                                           OUNCE)                                             OUNCE)(1)
                      -----------------------------------------------      -----------------------------------------------
                                          AVERAGE           GOLD                               AVERAGE           GOLD
                         TONNES            GRADE          CONTENT             TONNES            GRADE          CONTENT
                         ------            -----          -------             ------            -----          -------
                         (000'S)           (GPT)         (000'S OZ)          (000'S)            (GPT)         (000'S OZ)

      Proven(2)             903              3.92            114                920                4.46           132
      Probable              720             12.80            296                 33               22.62            24
                          -----             -----            ---                ---               -----          ----
      Total               1,623              7.86            410                953                5.09           156
                          =====             =====            ===                ===               =====           ===

-------------------------
(1)     Reflects Kinross' 54.7% interest at December 31, 2002.
(2) Includes 857,000 tonnes of stockpiled material at December 31, 2003, with an average grade of 2.80 gpt or 78,000 ounces of proven gold reserves and 857,000 tonnes of stockpiled material at December 31, 2003, with an average grade of 10 gpt or 275,000 ounces of proven silver reserves.

        As at December 31, 2003, the Kubaka deposit did not host any measured and indicated resources at an assumed gold price of U.S. $350 per ounce.

MINING AND MILLING OPERATIONS

        Open pit mining ended in October 2002. Kinross commenced processing the low-grade stockpiles and, during 2003, supplemented this with underground ore from the North High Wall, Center Zone, and North Vein.

        The underground projects represent extensions of the Kubaka ore zone that could not be recovered through open pit mining. They will be mined with conventional shrinkage and long-hole mining methods. These three underground mining areas have ore mining widths ranging from one meter to six meters and contain grades in excess of 10 grams per tonne.

        The Center Zone is located in the bottom of the pit and is accessed with a spiral ramp. The ore is mined with a long-hole mining method. The North Vein is accessed from an existing drift and is mined utilizing a shrink stoping method. The North High Wall underground mining operation was completed in the first quarter of 2004.

        The mineralized stockpiles will be depleted in the first quarter 2005. The Kubaka underground operations (the Central Zone, and the North Vein), will be exhausted by December 2004.

        The mineralized stockpiles are located varying distances from the crusher yard. Slightly less than half the mill feed for 2004 will come from stockpile 6, located 1.1 kilometers from the crusher yard. The remaining feed derived from stockpiles is located 1.9 kilometers from the crusher yard, in stockpile 3. Both of these stockpiles will be transported to the crusher yard with existing equipment at site. The stockpiles are frozen and require blasting to loosen the material for processing.

        The Birkachan deposit is located 28 kilometers north of the Kubaka mill. It was discovered by drilling in 1999 as follow-up to regional stream sediment and soil geochemistry surveys. It forms a complex of epithermal veins and veinlet swarms in faulted Devonian volcanics similar to Kubaka. The surrounding alteration and low grade mineralization can be traced for almost 3 kilometers along the axis of the Mezinitz valley. To date, six different veins or zones have been identified in over 80,000 meters of diamond drilling. Vein 5 and zone 4 have been drilled on 50 meter centers and, locally, 25 meter centers. This mineralization is exploitable by open pit mining methods and contains an estimated 299,000 tonnes of 10.70 grams per tonne gold in the probable reserve category. Preliminary metallurgical testwork indicates the gold is recoverable in the Kubaka mill circuit.

        Kinross is conducting further drilling and exploration activities in order to determine whether or not additional mineralization exists that could be exploited by an underground mine.

        To date, a 70 person camp, a maintenance shop, and a fuel and explosive storage have been set up on site. Prestripping has started and it is expected that stockpiling of ore will commence in the spring of 2004. Test pitting and environmental permits have been received.

        Open pit operations are expected to continue for 12 - 15 months after which an underground access ramp is being planned. Trade-off studies to review lower grade cutoffs to potentially expand the pit resource are underway.

        The processing facility at Kubaka is a standard carbon-in-pulp milling process. The mill processes ore on a 24 hour per day, 365 day per year schedule. The stockpiled ore is loaded into and crushed in the jaw crusher and conveyed to a crushed ore stockpile. The crushed ore is reclaimed and ground in a semi-autogenous grinding mill followed by a ball mill. The ground ore is thickened, and then leached in a cyanidation circuit. The grind thickener overflow flows through a carbon column circuit to recover any gold leached in the grinding circuit. The cyanidation circuit has four stages of leaching, followed by a six stage carbon-in-pulp circuit. The loaded carbon from the carbon circuits is stripped of the gold and silver in a pressure stripping circuit. Gold and silver are then recovered in electrowinning cells and smelted to produce dore bullion. As at December 31, 2003, the mill had processed 882,800 tonnes resulting in 164,006 recovered gold ounces.

        The Kubaka operations maintain the highest standards of environmental compliance and monitoring. An environmental engineer supported by staff in the Magadan office and in the Kinross Corporate Environmental Department, conducts various daily, weekly, and monthly monitoring activities in and around the project site to assure environmental compliance.

        Reclamation activities started in the second year of production, 1998. Areas are actively reclaimed and seeded as mining progresses. Through 2003, 60 hectares had been fully reclaimed and an additional 51.4 hectares have been partially reclaimed (top soil is placed, but it has not been seeded). In 2004, the plan is to fully reclaim an additional 30 hectares. The net present value of future cash outflows for site restoration costs at the Kubaka mine under CICA Handbook section 3063, which is effective for fiscal years beginning January 1, 2004, are estimated to be $5.2 million at December 31, 2003. There is no requirement to post financial assurance in Russian currently.

        The underground project returns an operating profit over the duration of the project life.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production, operating and financial data relating to Kinross' 98.1% ownership interest (net of non-controlling interest) in the Kubaka mine for the 10 months ended December 31, 2003. Prior to February 28, 2003, Kinross owned 54.7% of the Kubaka mine.

                                                                                 YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------
                                                                            2003           2002           2001
                                                                            ----           ----           ----
SELECTED PRODUCTION AND OPERATING INFORMATION

Tonnes mined (000's)(1)....................................................  141.4        6,227.5        9,938.9
Tonnes of ore processed (000's)(1).........................................  882.8          849.9          889.3
Gold grade (gpt)...........................................................   6.42          14.93          15.28
Average gold recovery (%)..................................................     97             98             98
Gold equivalent production(3)..............................................164,006        220,972        237,162
Number of employees(2).....................................................    451            374            466

SELECTED FINANCIAL INFORMATION (IN MILLIONS EXCEPT UNIT COSTS):(4)

Revenue....................................................................$  61.0        $  71.5       $   71.3
                                                                           -------        -------       --------
Cost of production.........................................................   32.0           29.3           33.1
Inventory change/other.....................................................   (1.9)          (1.5)           1.0
Site restoration cost accruals.............................................    0.5            0.8            0.4
Depreciation, depletion and amortization...................................   16.7           20.1           24.0
Interest...................................................................    0.2            0.3            2.0
Foreign exchange gain......................................................   (0.8)            --             --
Exploration................................................................    1.3            1.2            2.1
                                                                           -------       --------       --------
                                                                              48.0           50.2           62.6
                                                                           -------        -------       --------
Earnings before taxes......................................................   13.0           21.3            8.7
Income and mining taxes....................................................    3.6            6.2            4.3
Non-controlling interest...................................................    0.2             --             --
                                                                           -------        -------       --------
Net earnings...............................................................$   9.2        $  15.1       $    4.4
                                                                           =======        =======       ========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)(4).........................................$   1.7        $   0.1       $    0.4
Unit costs:
  Total cash costs per gold equivalent ounce produced......................$   194        $   133       $    140
  Total cash costs per tonne milled........................................$    43        $    63       $     68
  Total production cost per gold equivalent ounce..........................$   300        $   227       $    242

-------------------------
(1)     Tonnes mined and ore processed includes 100% of mine production.
(2)     Number of employees includes all employees and contractors on site.
(3) Gold equivalent production is 98.1% of mine production for the 10 months ended December 31, 2003, and 54.7% of mine production for the periods prior to February 28, 2003.
(4) Selected financial information and capital expenditures are 100% of the results of the Kubaka mine commencing March 1, 2003. Prior results are 54.7% of the Kubaka mine.

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measures, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.

        For further information on the 2003, 2002, and 2001, results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of
Operations--Financial/Operations--Operations--Mine Operations--Kubaka (98.1% ownership and operator), Russia."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

        It is anticipated that the production attributable to Kinross' 98.1% interest in Kubaka during 2004 will be 132,042 gold equivalent ounces, with a total cost per ton of $69, at an estimated mill recovery of 96%. Total estimated production over the remaining life of mine, extending into 2009, is 423,000 of gold equivalent ounces.

        Kinross' share of capital expenditures at the Kubaka operations in 2003 was $1.7 million compared to $0.1 million during 2002. The majority of the increase in capital expenditures in 2003 was due to equipment purchases for underground mining. Kinross plans to spend $11.2 million in 2004 on capital expenditures, principally to develop the Birkachan test pit and commence underground exploration and development of the Tsokol vein.

KUBAKA SITE PLAN












                                    [PICTURE]

LA COIPA MINE

        Kinross owns a 50% interest in the La Coipa mine through a joint venture with Placer Dome. Placer Dome is the operator of the mine. Kinross acquired the La Coipa mine in connection with its acquisition of TVX in January 2003.

PROPERTY DESCRIPTION AND LOCATION

        The La Coipa mine is located in the Atacama Region of northern Chile, approximately 1,000 kilometers north of Santiago and 140 kilometers northwest of the community of Copiapo, Chile. The mine is operated by a Chilean contractual company, Compania Minera Mantos de Oro ("MDO"), a joint venture between a wholly-owned subsidiary of Placer Dome (50%) and Kinross (50%). There are three known deposits remaining within the government-approved La Coipa mining area:
Coipa Norte and Brecha Norte are currently being mined by open pit methods, and Can-Can is planned for exploitation beginning in 2005. MDO is actively exploring in the district.

        The La Coipa mine consists of approximately 7,500 hectares of mineral claims, of which the principal ones are Indagua, Marta, Escondida, Candelaria, Eduardo, and Chimberos.

        MDO has obtained a series of permits that allow exploration and mining activities to proceed in the La Coipa area. No other permits need to be obtained. MDO's land position includes 57 exploitation concessions covering 14,827 hectares and 38 exploration permits covering 6,600 hectares.

        The exploration permits are valid for a two-year period from the date they are declared in force and can be renewed once for another two-year period. Thereafter the size of the exploration permit area must be reduced by half. MDO can elect to apply for mining concessions in areas where exploration concessions are held.

        The exploitation or mining concessions can be held indefinitely as long as the annual fees are paid to keep the permits in good standing. The exploitation permits covering the La Coipa area give MDO the right to extract the ore and to sell the final products into the open market.

        The corporate income tax rate is forecast at 17% in 2004 and subsequent years. Depreciation and amortization of capital costs is allowed as a deduction in the calculation of taxable income. Corporate taxes are estimated at $1.9 million in 2004 with respect to Kinross' interest. An annual fee of $55,000 is also assessed to maintain the mining claims in good standing.

        No royalties are applicable on gold and silver produced from the mine, but an annual preferred dividend of $1.8 million is payable. The joint venture partners receive disbursements from the operation via common dividends from MDO. A 35% withholding tax is applicable on all dividends disbursed to foreign shareholders, less the corporate income tax already paid.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        The La Coipa mine is located approximately 1,000 kilometers north of Santiago in Copiapo Province in the Atacama Region of the Chilean Andes. Access is by a 140 kilometer road of which 30 kilometers are paved, from the regional center of Copiapo, which is served daily by commercial airline from Santiago. The nearest port, Caldera is 80 kilometers west of Copiapo. The mine is connected to the national power grid system.

        The mine lies in the Domeyko Cordillera at an elevation of between 3,800 and 4,400 meters, the plant site being at 3,815 meters. Current and future mining operations are at elevations ranging from 4,040 meters to 4,390 meters.

        The climate is considered pre-arid Mediterranean, subject to low temperatures, strong winds and some snow during the winter. Despite the adverse climate, mining operations are performed year-round without interruption. Temperatures range from a high of 25 degrees Celsius (77 degrees Fahrenheit) to a low of -10 degrees Celsius (14 degrees Fahrenheit). Water is scarce in the area, but the Salar de Mericunga provides sufficient water to fulfill industrial needs through an approximately 40 kilometer pipeline. Vegetation is sparse.

HISTORY

        The earliest written information about La Coipa as a precious metal prospect dates back almost a century, when a small underground copper-silver mine was in operation about 2 kilometers southeast of the present day operations. Regional resources have been sporadically exploited since then, but the La Coipa area itself did not receive any attention from exploration geologists until the late 1970s.

        TVX acquired an initial indirect 49% interest in the La Coipa mine in June 1988 from companies controlled by Eike Batista, Roberto Hagemann Gerstmann and Jozsef Ambrus, which at the time held the remaining 51% interest. Pursuant to the La Coipa acquisition agreement dated January 25, 1989, Placer Dome acquired a 50% indirect interest in the La Coipa mine from both TVX and companies controlled by Messrs. Batista, Gerstmann and Ambrus, pro rata as to their respective interests in the La Coipa mine. The La Coipa acquisition agreement also provided for the future operation of the La Coipa mine and the respective responsibilities of the joint venture parties. As a result of this transaction, TVX's indirect interest in the La Coipa mine was reduced to 24.5% and the indirect interests of Messrs. Batista, Gerstmann and Ambrus was reduced to 25.5%. Between 1989 and 1994, TVX increased its ownership in the La Coipa mine to 50%.

        Kinross acquired TVX's ownership in La Coipa on January 31, 2003, on completion of the business combination of Kinross, TVX, and Echo Bay.

GEOLOGY AND MINERALIZATION

        The La Coipa mine is located in the northern Chilean volcanic belt known as the Maricunga belt. It hosts a series of deposits of economic interest, including Esperanza, Lobo-Marte, El Hueso, and La Pepa.

        The La Coipa and surrounding deposits form part of a precious metal epithermal system. Three main mineralized zones are found at La Coipa. They are Ladera-Farellon and Coipa Norte, about three kilometers apart, and the Chimberos deposit approximately 25 kilometers northeast of the 15,000 tonnes per day plant.

        The eastern portion of Coipa Norte and Ladera-Farellon show high gold grades associated with advanced argillic alteration (alunite -- kaolinite -- dickite, quartz) semi-tabular forms and ore hosted mainly in the triassic-sedimentary rocks. Ladera-Farellon and western Coipa Norte have high silver-to-gold ratios, mushroom-like shapes and are hosted in the tertiary pyroclastic unit.

        The most common precious metal-bearing minerals are cerargyrite, several other silver halide complexes, native silver, electrum and native gold as free particles in the size range of 0.5 to 50 microns. Mercury is common in all the deposits and occurs as calomel.

        All the known reserves at La Coipa are found in oxidized zones. Both Ladera-Farellon and the silver orebody in Coipa Norte are located in the western and upper portions of the mineralized zones. At Coipa Norte, the silver orebody outcrops are closely associated with pervasively silicified rocks. The presence of bedded outflow material and geyserites suggest that this area has not been subjected to significant erosion.

EXPLORATION

        Exploration work in the La Coipa district started in the late 1800s and has been ongoing since, although the property ownership has changed a number of times. Modern exploration techniques have been implemented starting in the late 1970s to early 1980s. They included geological mapping, geochemistry, channel sampling, drilling and 800 meters of underground development.

        Kinross' share of exploration expenditures totaled $0.9 million during 2003. Kinross' share of the planned exploration spending for 2004 is $0.8 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

        Various drilling methods and sampling protocols have been used at La Coipa. Diamond drill holes completed during the exploration phase were systematically sampled in 2 meter intervals. Half the core was sent for assaying and the other half stored in a warehouse near the camp. Reverse circulation holes for both exploration and in-pit drilling are sampled in 2 meter long "runs." All drill chips are also stored in the same location as the core.

        Since 1984, a total of 97,225 meters in 2,002 holes has been completed in the La Coipa mining area. Most of the exploration drilling was completed with reverse circulation holes. All exploration holes are surveyed by the mining surveyors. These holes have also been down-hole surveyed at about 20 meter intervals. Most of the exploration holes are inclined holes.

        Drill core is delivered to the exploration storage building located by the camp at the mine complex. A geologist completes a written log for the hole that includes geological and geotechnical information. The geological data include identification of specific geological formations, color, alterations, presence and visual estimate of sulphide and oxide minerals, nature of fracture filling and a detailed geological description of the core that includes textural and lithologic characteristics, contact styles and mineralization. Geotechnical data are also recorded. Structures are described with measurements to determine top, bottom, orientations and dip angles.

        Standards are inserted by the mine laboratory. Duplicate analyses are done from time to time at independent labs, including pulp duplicates of selected samples.

        The lab carefully monitors MDO's performance in all aspects of sample preparation and assaying for exploration activities, the mine, the plant and the refinery. Analyses are performed at the mine laboratory, with some exploration samples sent to an outside laboratory. The La Coipa lab performs numerous control checks when the drill or blast hole samples are received for preparation and analysis. The lab department uses a set of quality assurance and quality control protocols to monitor its own performance.

MINERAL RESERVES AND RESOURCE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for the La Coipa mine as at December 31, 2003, and 2002, and represents Kinross' 50% interest:

                                          2003 (AT A                                            2002 (AT A
                                        GOLD PRICE OF                                          GOLD PRICE OF
                                        U.S. $325 PER                                          U.S. $300 PER
                                            OUNCE)                                                OUNCE)
                     ------------------------------------------------       ------------------------------------------------
                                             GOLD          SILVER                                  GOLD          SILVER
                         TONNES             GRADE          GRADE               TONNES              GRADE         GRADE
                         ------             -----          -----               ------              -----         -----
                       (MILLIONS)           (GPT)          (GPT)             (MILLIONS)            (GPT)         (GPT)
     Proven(1)            11.4               1.20           69.5                14.0               1.15           58.3
     Probable              4.3               1.04           89.5                 3.8               1.05           47.4
                          ----               ----           ----                ----               ----           ----
     Total                15.7               1.16           75.0                17.8               1.13           56.0
                          ====               ====           ====                ====               ====           ====

                      2003 (AT A GOLD PRICE OF         2002 (AT A GOLD PRICE OF
                        U.S. $325 PER OUNCE)             U.S. $300 PER OUNCE)
                    ------------------------------    --------------------------
                         GOLD          SILVER             GOLD          SILVER
                       CONTENT         CONTENT           CONTENT       CONTENT
                      (000'S OZ)     (000'S OZ)        (000'S OZ)     (000'S OZ)

Proven                     440         25,384               518         26,295
Probable                   145         12,454               127          5,743
                           ---         ------               ---         ------
Total                      584         37,837               645         32,038
                           ===         ======               ===         ======

-------------------------
(1) Includes 3,813,000 tonnes stockpiled at December 31, 2003, with an average grade of 2.80 gpt or 89,000 ounces of proven gold reserves and 3,813,000 tonnes stockpiled with an average grade of 47.2 gpt or 5,787,000 ounces of proven silver reserves.

        In addition to proven and probable reserves, as at December 31, 2003, the La Coipa mine has an estimated 0.353 million tonnes of measured and indicated resources at an average grade of 0.57 grams of gold per tonne and 34.8 grams of silver per tonne at a gold price of U.S. $350 per ounce and a silver price of U.S. $4.75 per ounce. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND PROCESSING

        The La Coipa mine currently operates two conventional open pits: Coipa Norte, and Brecha Norte. A third pit, Can-Can, is scheduled to commence in 2005.

        The current pits are mined on 10 meter benches with the final highwall developed in a double-bench configuration.

        The decision was made during 1997 to develop the Chimberos high-grade silver deposit and work commenced in the fourth quarter of 1997. Milling of the Chimberos ore commenced in July, 1998 and was completed in August, 1999. Following the completion of the milling of the Chimberos ore in August, 1999, production came from the reserves at La Coipa. In 2001, production from the Ladera-Farellon open pit ceased and mining activities focused on the Coipa Norte open pit which is to provide the majority of mill feed until 2007.

        In the milling process, ore is crushed, then ground in a circuit incorporating a semi-autogenous mill with a pebble crusher and two ball mills. A new crushing system installed in October, 1999 allows throughput of up to 17,000 tonnes per day. The ground ore is leached, then filtered and washed to separate out the tailings, and the solution is passed through a Merrill-Crowe plant. The precipitate is then sent to the refinery.

        Process plant gold and silver recoveries are forecast at approximately 80% and 60%, respectively. This compares to actual average recovery of 82.8% for gold and 63% for silver over the past three years.

        Water and power supplies are critical infrastructure aspects of the La Coipa mine. Water requirements for the 15,000 tonnes per day plant are 100 liters per second and are obtained from underground springs which feed the Salar de Maricunga, a saltwater lake 38 kilometers from the mine site. The water is pumped via a pipeline built by MDO from the springs to the plant site. Power for the 15,000 tonnes per day plant is supplied by the National Power grid from a tie-in approximately 88 kilometers from La Coipa. MDO has built a substation at Carrera Pinto which ties the line from the mine site into the grid.

        The dore produced at the mine is shipped to refineries in the United States and England, with gold and silver credited to MDO metal accounts. The gold and silver are sold into world markets at spot prices.

        The La Coipa mine received an ISO 14001 certification in July 2002 and there are comprehensive procedures in place in the event of a safety or environmental incident. The most significant environmental issue at the mine is mercury contamination of the Campamento Aquifer. A processing plant incident in 1995 resulted in mercury-contaminated tailings being discharged at the tailings site. Mercury-contaminated water has been detected in the aquifer since that time. The mercury concentration in the water is adversely affected by the low aquifer flow rates, estimated at 10 liters per second to 15 liters per second, but low flow rates also reduce the rate of impact. This compares with 1,500 liters per second in the aquifer that serves as the source of water for the mine.

        As a remedial measure, MDO installed a fence of wells to intercept and divert uncontaminated water through a pipeline around the problem area. Other wells were also installed below the tailings area to collect contaminated water, which was then pumped to the process plant for recycling. These measures were not entirely successful, and so a water treatment plant was constructed further downstream in 1999. The aquifer water is intercepted and passed through a resin filter at the treatment plant where mercury is removed. It is not known how long the plant, which is effective in removing mercury contamination, will have to operate after mine closure.

        Kinross' share of the net present value of future cash outflows for site restoration costs at La Coipa under CICA Handbook section 3063, which is effective for fiscal years beginning January 1, 2004, are estimated at $5.2 million at December 31, 2003. This includes costs to demolish and remove plant site buildings, secure the pit area and prevent a safety hazard to the public, and operate the water treatment facility for up to 20 years. Because of the lack of vegetation in the area no major revegetation or resloping activities are currently proposed. Small-scale experimentation with growing plants in the arid climate is currently underway, and further field-testing is planned prior to closure. There is no requirement to post financial assurance to secure site restoration costs in Chile at present.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production, operating and financial data relating to Kinross' 50% ownership interest in the La Coipa mine for the eleven months ended December 31, 2003. Information for the years ended December 31, 2003, 2002, and 2001, is included for comparative purposes.

                                                            KINROSS
                                                             SHARE                YEARS ENDED DECEMBER 31
                                                             -----                -----------------------
                                                              2003           2003          2002           2001
                                                              ----           ----          ----           ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's)(1)..................................   34,866.0        38,329.0        31,734.0     34,001.0
Tonnes of ore processed (000's)(1).......................    5,928.0         6,415.0         6,343.0      6,347.0
Gold grade (gpt).........................................       1.20            1.20            1.10         0.70
Silver grade (gpt).......................................      65.36           65.00           58.25        90.12
Average gold recovery (%)................................         84              84              85           82
Average silver recovery (%)..............................         61              61              61           66
Production (ounces)(3)
  Gold...................................................     92,961          99,637          95,989       58,424
  Silver.................................................  3,793,568       4,066,554       3,594,763    6,059,869
  Gold equivalent........................................    144,125         154,518         149,284      155,915
Number of employees(2)...................................        704             704             736          705

SELECTED FINANCIAL INFORMATION
(IN MILLIONS EXCEPT UNIT COSTS):(3)

Revenue..................................................   $   51.6        $   53.0      $     46.3     $   41.4
                                                            --------        --------      ----------     --------
Cost of production.......................................       33.7            36.2            33.7         32.7
Inventory change/other...................................        0.6            (1.0)           (0.1)        (0.6)
Site restoration cost accruals...........................        0.6             0.6             0.5          0.5
Depreciation, depletion and amortization.................        8.9             9.2            12.2         15.8
Mining property write-down...............................         --              --              --         13.0
Loss on sale of assets                                           0.1             0.1              --           --
Interest.................................................        0.1             0.1             0.2          0.3
Foreign exchange loss (gain).............................        1.1             1.1           (0.5)          0.6
Exploration..............................................        0.9             0.9             0.7          0.3
                                                            --------        --------      ----------     --------
                                                                46.0            47.2            46.7         62.6
                                                            --------        --------      ----------     --------
Earnings (loss) before the undernoted....................        5.6             5.8            (0.4)       (21.2)
Income taxes.............................................        3.6             3.4             0.8           --
                                                            --------        --------      ----------     --------
Net earnings (loss)......................................   $    2.0        $    2.4      $    (1.2)     $  (21.2)
                                                            ========        ========      ==========     ========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)(3).......................   $    0.5        $    0.5      $      0.9     $    6.0
Unit costs:
  Total cash costs per equivalent ounce produced.........   $    234        $    234      $      226     $    210
  Total cash costs per tonne milled......................   $     11        $     11      $       11     $     10
  Total production cost per gold equivalent ounce........   $    30         $    298      $      311     $    314

-------------------------
(1)     Tonnes mined and ore processed includes 100% of mine production.
(2)     Number of employees includes all employees and contractors on site.
(3) Production, selected financial information and capital expenditures are 50% of the results of the La Coipa mine for the periods indicated.

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measures, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.

        For further information on the 2003 results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial/Operations--Operations--Mine Operations--La Coipa (50% ownership, Placer Dome 50%, operator), Chile."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

        The proven and probable reserves are sufficient for six years of production. The mine is scheduled to cease production in 2008 if additional reserves are not found; however, Kinross believes there is significant potential for additional reserves and resources near the present mine site.

        Kinross' share of capital expenditures at the La Coipa mine in 2003 was $0.5 million compared to $nil during 2002. The increase was due to the completion of the TVX business combination on January 31, 2003. Kinross expects to spend $1.4 million for its share of capital expenditures in 2004.











                                    [PICTURE]

CRIXAS MINE

        The Crixas mine is owned by Mineracao Serra Grande, S.A. ("MSG"), which in turn is 50% owned by Newinco Comercio e Participacoes Limitada, a Brazilian corporation wholly owned by Kinross, and 50% by Brazilian affiliates of AngloGold. Kinross acquired the Crixas mine in its combination with TVX in January 2003.

PROPERTY DESCRIPTION AND LOCATION

        The Crixas mine is situated in central Goias State, Brazil, approximately 250 kilometers northwest of Goiania, the state capital, and three kilometers from the town of Crixas. The Crixas mine constitutes two currently operating underground gold mines accessed by decline, Mina III and Mina Nova; three orebodies that have been accessed by underground development, Corpo SUL, Corpo IV, and Corpo V; and two orebodies under evaluation, Forquilha and Palmeiras. The maximum production capacity of the mining complex is 740,000 ore tonnes treated per year, constrained by the single ball mill in the grinding circuit.

        MSG has interests in mineral rights covering a total area of 15,488 hectares. These interests include two mining leases covering a combined area of 6,482 hectares, 19 exploration licenses over an area of 14,944 hectares. Mining licenses are renewable annually and have no expiry date. Generally, exploration licenses are valid for three years, extendable for additional two years.

        The Crixas mine is exposed to potential environmental liabilities related to the tailings storage area; waste rock storage on surface; industrial plant site; site water management; and mining lease MM2286/35 (area of historical mining by local miners or Garimpeiros). Preventive measures have been taken to limit any potential environmental liabilities.

        With regards to the MM2286/35 mining lease, there is an area where approximately 100 Garimpeiros are currently conducting small scale mining operations. This mining is illegal under Brazilian law, and has been ongoing for many years. Mercury has been used to recover gold, and there is mercury contamination in this area. These conditions existed when MSG purchased the mining rights. MSG has prepared a thorough report documenting the existing conditions in the area of the Garimpeiros. Current agreements state that MSG is not responsible for the rehabilitation of the existing contamination. The cost of rehabilitation has not been studied.

        MSG's mining operation at Crixas is subject to a mining tax equal to 1% of net sales and a tax on profit equal to the greater of: (a) 34% of actual profit and (b) 3% of net sales. MSG is currently paying tax at a rate of 3% of net sales from 2000 to 2004, when it will begin paying tax of 34% of profits.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        Access to the area is by a paved road which links the town of Crixas and the Belem-Brasilia highway 120 kilometers to the southeast. There is an airstrip suitable for small aircraft outside the town of Crixas.

        In the area of the Crixas mine, the topography is slightly undulated with vegetation close to savannah type (cerrado) with medium to small trees. The elevation of the mine office is 385 meters.

        The climate is characterized by two well defined seasons; the rainy season with heavy precipitation and the dry season with low humidity values. The rainy season is from October to March, with the remaining months hot and dry. Annual rainfall is approximately 150 centimeters. Operations run year round, with minimal disruptions due to weather.

        Domestic water for the mine is supplied from wells. These wells also supply the small amount of process make up water that is required. Due to the high amount of annual rainfall, water recycling practices, and system of water holding tanks on surface and underground, very little make up water is needed for the process plant or the underground mines. Electrical power is supplied to the site by a 135 kilometer power line connected to the national grid.

        The mine has established surface areas for tailings disposal, waste disposal and for mineral processing. These are all sufficient to meet the future needs as defined by the life of mine plan. In the case of the tailings storage, the impoundment dam will be raised an additional five vertical meters.

HISTORY

        In January 1991, TVX acquired all of the issued and outstanding shares of two wholly-owned subsidiaries of Inco Limited ("Inco") which held certain gold exploration, development and mining interests. This transaction included a 50% interest in Mineracao Serra Grande S.A., which owns the Crixas mine in Brazil.

        Inco first began geological, geochemical and geophysical reconnaissance work in the Crixas region in 1973. Detailed geological mapping and ground magnetic surveys were completed and diamond drilling was conducted from 1973 to 1976. In 1976, Inco discovered gold mineralization below a group of excavations known as the Mina III Old Workings and began concentrating its effort in that area.

        Subsequently, Inco decided to seek a partner to help fund further exploration and development and, in April 1983, Kennecott Corporation signed an option agreement to earn a 50% interest in the project. This agreement required the submission of a feasibility study and the commitment to spend $21 million. In 1986, Kennecott Corporation sold its participation in the project to an affiliate of Anglo American, which continued underground development and exploration and completed a feasibility study in 1987.

        On October 16, 1987, the decision was made to proceed with the development of a mine and associated processing facilities having an annual throughput of 400,000 tonnes at a total capital cost of $73 million. Mining started in 1987 with ore being stockpiled on the surface. Development was largely completed by the end of 1989, enabling successful testing of the metallurgical circuit to take place through the fourth quarter of 1989. Initial dore bullion associated with this testing was poured on November 14, 1989. Initial gold sales from the project occurred in January 1990.

        In 1995, the annual site throughput was increased from 450,000 to 485,000 tonnes. The maximum annual throughput has subsequently been increased to 740,000 tonnes by feeding finer material to the ball mill.

        Kinross acquired TVX's ownership in Crixas on January 31, 2003, on completion of the business combination of Kinross, TVX, and Echo Bay.

GEOLOGY AND MINERALIZATION

        The Crixas property is situated in the Crixas greenstone belt in the State of Goias in central Brazil. It is located in a well-preserved tract of Archean terrain composed of three slightly arcuate strips or belts of volcano-sedimentary rocks trending in an approximately north-south direction. They are intruded by granitic rocks and, in places, are partially covered by younger rocks.

        The Mina III gold deposit occurs within folded metavolcanic and metasedimentary rocks of Archean age. The metamorphism in the area has been described as upper greenschist facies which indicate conditions of medium temperature. These rocks are well foliated and are largely constituted of chlorite, biotite, graphite, carbonate and feldspar plus minor chloritoid and garnet. Although uniformly foliated, the schists do not commonly exhibit joints or shear fractures.

        The Mina III deposit is a stratabound deposit. Mineralization occurs within three stratagraphic horizons referred to as the Upper, Intermediate and Lower Ore Zones. The ore grade portions of the three horizons are markedly elongated in a west-northwest direction and are stacked vertically above one another. About 60 meters of barren rock separate each ore zone from the next overlying zone.

        The Upper Zone ore is geologically complex and includes massive sulphide, chloritoid-garnet with lesser amounts of arsenopyrite, pyrrhotite and magnetite and sericite, a quartz-sericite schist with minor disseminated arsenopyrite and pyrrhotite. The Intermediate Zone ore is very similar to the Upper Zone and is sandwiched within a dolomite unit. This zone is less continuous than the other zones. The Lower Zone ore is associated with a very persistent metachert horizon which has been traced by drilling for 1,800 meters down plunge. Gold mineralization occurs within the metachert, at the footwall of the chert and in the foot and hangingwall of the graphite schists.

        The Mina Nova orebody lies two kilometers north of Mina III and occurs as a series of elongate tabular bodies, horizontal in the east and dipping in the west. Mineralization occurs as disseminated sulphides, predominantly Pyrrhotite, hosted in graphitic schist. Abundant quartz mineralization occurs at the base of the mineralized sequences. The hangingwall is well defined and marked by a sharp increase in the percentage of arsenopyrite present. The basal quartz mineralization carries fine grained free gold and during the mining process this unit is preferentially mined as dilution over the hangingwall. Minor quartz carbonate veining occurs with pyrrhotite and indicates areas of elevated grade.

EXPLORATION

        Kinross' share of exploration expenditures totaled $0.5 million during 2003. Kinross' share of the planned exploration spending for 2004 is $0.5 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

        The sampling methodology at Crixas is dependent on the particular orebody being investigated and has a direct influence on the classification category applied to the resources and reserves. There are three primary sources of information, surface and underground diamond drilling and underground chip sampling.

        The surface drilling is used, primarily, for exploration and delineation of the orebody at depth. Underground drilling is used for improving confidence in the location and form of the orebody and for definition of inferred and indicated resources. The chip sampling is used, along with the drilling results, for calculation of grade of the measured and indicated resources and for locating the hangingwall and footwall contacts for mining.

        Surface drilling is carried out by conventional diamond core drilling. Drill samples are taken at 1 meter intervals with a 20% variance in sample length to take account of significant geological contacts. The average recovery is quite high, at in excess of 95%. Given the competency of the rock and the general ground conditions it is unlikely that there would be significant core loss when drilling in the vicinity of the orebody.

        Surface drilling is carried out at 25 to 50 meters spaced intervals along drill lines spaced approximately 100 meters apart. Drilling is generally carried out with orientations to the east-southeast in order to provide the best intersection with the orebodies. Downhole surveys are carried out at 15 meters intervals using Sperry Sun and Tropari instruments. All core is sawn in half with one half provided for assay and the remaining half retained for data verification work.

        Core is obtained from underground drilling and is used for sampling of indicated panels in order to bring them into the measured category. As with the surface drilling, the sampling is carried out at one-meter intervals. The whole core sample is crushed for sampling and therefore detailed geological logging is necessary prior to crushing.

        At the Upper Zone in Mina III, the drilling is carried out in a 360 degree fan pattern in order to define the lateral extent of the discontinuous orebodies. Drill sections are spaced at 15 to 20 meter intervals along development drives. The mineralization in the Lower Zone tends to be more continuous and drilling is carried out on drill lines 30 meters apart. Drilling is carried out from development drives parallel to the plunge direction.

        The majority of the underground sampling is carried out using what is referred to as channel sampling. The method would more accurately be described as chip sampling. Chip samples are collected on two-meter intervals along development drives and in raises developed through the orebody between levels. Samples are collected in one-meter intervals starting approximately one-meter in the footwall. The footwall can generally be defined visually in the drives and stopes and the quartz orebodies, in particular, are easily identifiable. The sampling is carried out along the circumference of the drive outline after the rock face has been washed down and the sample line located by the survey.

        Sampling occurs across the dip of the orebody and, where the full thickness of the orebody is not exposed, short diamond holes are drilled horizontally into the hangingwall and/or footwall to provide a full intersection.

        All sample preparation and analysis is carried out at the laboratory facilities situated at the Crixas mine. The laboratory at Crixas is responsible for analysis of all samples originating from the metallurgical plant, tailings and underground sampling (drilling and channel samples). Exploration samples are analyzed by an independent laboratory. Samples from the various sources are kept separate and analyzed in separate batches and, in some cases, dedicated equipment is reserved for particular sample types. Quality checks are carried out internally and externally at other laboratories in Brazil.

MINERAL RESERVE AND RESOURCE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for the Crixas mine as at December 31, 2003, and 2002, and represents Kinross' 50% interest:

                                       2003 (AT A                                             2002 (AT A
                                      GOLD PRICE OF                                          GOLD PRICE OF
                                      U.S. $325 PER                                          U.S. $300 PER
                                         OUNCE)                                                 OUNCE)
                   ------------------------------------------------       ------------------------------------------------
                                         AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES              GRADE         CONTENT              TONNES              GRADE        CONTENT
                      ------              -----         -------              ------              -----        -------
                      (000'S)             (GPT)        (000'S OZ)            (000'S)             (GPT)       (000'S OZ)
Proven                 1,569              6.39            323                 1,392              7.64           342
Probable                 577              7.92            147                   526              8.04           136
                       -----              ----            ---                 -----              ----           ---
Total                  2,146              6.81            470                 1,918              7.75           478
                       =====              ====            ===                 =====              ====           ===

        In addition to proven and probably reserves, as at December 31, 2003, the Crixas mine has an estimated 76,000 tonnes of measured and indicated resources at an average grade of 1.51 grams of gold per tonne at a gold price of U.S. $350 per ounce. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND PROCESSING

        The Crixas mine is an underground operation accessed from the surface by means of a decline ramp. The mining methods used are primarily mechanized cut-and-fill and room-and-pillar with some slusher mucking. Ore is transported to surface by 25 tonne trucks. The life of mine plan is based on a combined production rate of 735,000 tonnes per year. For 2004, Mina III will contribute 456,000 tonnes (63%) and Mina Nova 270,000 tonnes (37%). Both mines operate 24 hours per day, 7 days per week, with a total of 341 operating days scheduled per year. At the Mina III deposit, the overall mining sequence has been from the top, downward. The main ramp has been advanced down to 550 meters level, while levels 350 to 450 meters represent the current mining horizon.

        The mining methods used at Crixas are mechanized cut and fill and room and pillar.

        The ore is processed at an on-site mill which has a 725,000 tonnes per annum capacity. The mill operates 362 days per year and uses the Merrill-Crowe zinc precipitation process to recover gold.

        Mill tailings are deposited in a tailings area located in a natural valley approximately two kilometers from the plant. A second dam, located down the valley, acts as an overflow catchment area during periods of high rainfall. Decanted solutions from the tailings area are recirculated as mill process makeup water.

        At the Mina III deposit, mine dewatering requirements average 80 cubic meters per hour, increasing to 170 cubic meters per hour during backfilling. The main sump on the 150 meter level is equipped with three 112 kilowatt slurry pumps in series, capable of a total of 220 cubic meters per hour. Each main level has a sump and 93 kilowatt slurry pump to deliver water to the main sump. The main sump delivers water to one of the thickeners in the mill, used to clarify the water. Water from the thickener is recycled to the mine.

        The Mina Nova is a relatively shallow mine, and there is a river flowing over it (Rio Vermelho). For this reason the geomechanical design of the mine is being carefully engineered and monitored. No instability has been detected. Hydrogeologic studies have been undertaken at Mina III and Mina Nova to characterize the permeability of the rock. The hydraulic transmissibility is very low due to the presence of schist type rocks.

        In Brazil, electricity is predominantly (90%) sourced from hydro-electric power. Low rainfalls in recent years caused serious energy shortfalls. In response to this shortfall, the Crixas mine secured alternative electricity supplies from rented generators and buying power on the market. Rainfall has been above normal in 2004 and the cost and availability of electricity has returned to normal levels.

        MSG sells the refined gold from the Crixas mine at spot prices and provides a dividend to Kinross.

        The net present value of future cash outflows for site restoration costs for Kinross' 50% ownership interest in Crixas under CICA Handbook section 3063, which is effective for fiscal years beginning January 1, 2004, was $1.2 million at December 31, 2003. Currently in Brazil there are no laws requiring the posting of a reclamation bond or other financial assurance.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production, operating and financial data relating to Kinross' 50% ownership interest in the Crixas mine for the eleven months ended December 31, 2003. Information for the years ended December 31, 2003, 2002, and 2001, is included for comparative purposes.

                                                           KINROSS
                                                            SHARE                YEARS ENDED DECEMBER 31,
                                                            -----                ------------------------
                                                            2003            2003           2002            2001
                                                            ----            ----           ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's)(1)..................................    684.1           747.5          743.0          740.3
Tonnes of ore processed (000's)(1).......................    684.1           747.5          743.0          740.3
Gold grade (gpt).........................................     8.20            8.20           8.20           8.50
Average gold recovery (%)................................       96              96             96             95
Gold equivalent production(3)............................   86,698          94,746         93,660         96,157
Number of employees(2)...................................      644             644            625            652

SELECTED FINANCIAL INFORMATION
(IN MILLIONS EXCEPT UNIT COSTS):(3)

Revenue.................................................. $   32.7        $   35.2        $  30.7        $  27.5
                                                          --------        --------        -------        -------
Cost of production.......................................      9.5            10.3            8.2           10.6
Inventory change/other...................................      0.8             0.7            0.2            0.1
Site restoration cost accruals...........................      0.2             0.2            0.1            0.3
Depreciation, depletion and amortization.................      9.1             9.4            4.7            4.7
Loss on sale of assets...................................      0.3             0.4            0.1             --
Interest.................................................       --              --            0.2            0.5
Foreign exchange (gain) loss.............................     (0.1)           (0.2)           0.6            0.6
Exploration..............................................      0.5.            0.5            0.5            0.3
                                                          --------        --------        -------        -------
                                                              20.3            21.3           14.6           17.1
                                                          --------        --------        -------        -------
Earnings before the undernoted...........................     12.4            13.9           16.1           10.4
Income taxes.............................................      0.5             0.8            1.5            1.4
                                                          --------        --------        -------        -------
Net earnings............................................. $   11.9        $   13.1        $  14.6        $   9.0
                                                          ========        ========        =======        =======

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)(3)....................... $    3.2        $    3.3        $   1.8        $   3.3
Unit costs:
  Total cash costs per equivalent ounce produced......... $    109        $    109        $    88        $   110
  Total cash costs per tonne milled...................... $     28        $     28        $    22        $    29
  Total production cost per gold equivalent ounce........ $    217        $    210        $   139        $   162

-------------------------
(1)     Tonnes mined and ore processed includes 100% of mine production.
(2)     Number of employees includes all employees and contractors on site.
(3) Gold equivalent production, selected financial information and capital expenditures are 50% of the results of the Crixas mine for the periods indicated.

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.

        For further information on the 2003 results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial/Operations--Operations--Mine Operations--Crixas (50% ownership, Anglo Gold 50%, operatoR), Brazil."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

        The life of mine plan based on proven and probable mineral reserves indicates a remaining mine life into 2007.

        Kinross' share of capital expenditures at the Crixas mine in 2003 was $3.2 million compared to $nil during 2002. The increase was due to the completion of the TVX business combination on January 31, 2003. Kinross' planned expenditures for 2004 are $3.3 million.













                                    [PICTURE]

PARACATU (BRASILIA) MINE

        The Paracatu (Brasilia) mine is held by Rio Paracatu Mineracao S.A. ("RPM"), which is 49% owned by Kinross and 51% owned by a subsidiary of Rio Tinto. The mine is operated by Rio Tinto. Kinross acquired its interest in the Paracatu (Brasilia) mine in its combination with TVX in January 2003.

PROPERTY DESCRIPTION AND LOCATION

        The large scale open pit mine is located less than two kilometers north of Paracatu City, situated in the northwest part of Minas Gerais State, 230 kilometers from Brasilia, the capital of Brazil, on the paved highway connecting Paracatu (Brasilia) with Belo Horizonte, the state capital of Minas Gerais.

        The mine site is comprised of an open pit mine, a mineral processing plant, tailings storage facilities and related surface infrastructure, currently operating at approximately 20 million tonnes per year. No waste stripping is required, nor is drilling and blasting employed in the mine, as the weathered ore is ripped by bulldozers prior to excavation. The open pit benching operation measures approximately four kilometers by two kilometers, and it is located on a gently sloping hillside. The elevation of the open pit and industrial plant area ranges from approximately 720 to 820 meters.

        RPM holds two mining licenses covering the area (approximately 1,253 hectares) of the open pit mine. RPM also holds two exploration permits in the immediate mine area know as "Alvara de Pesquisa." Generally, these permits are valid for three years, extendable for an additional two years.

        RPM must pay a third party royalty of 0.33% of net sales to a landholder.

        The Paracatu (Brasilia) mine is exposed to limited environmental liabilities related to the following: site water management; main tailings storage area; sulphide tailings storage area; industrial plant site; and airborne dust. Environmental liabilities are being minimized through good management practices.

        RPM's mining operations at Paracatu (Brasilia) are subject to a mining tax equal to 1% of net sales and a tax on profit equal to the greater of: (a) 34% of actual profit; and (b) 3% of net sales.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        Access to the Paracatu (Brasilia) mine is by paved road, as the mine is located next to the city of Paracatu, which lies on the main highway between Rio de Janeiro and Brasilia, the national capital. There is also an airstrip suitable for small aircraft in the city of Paracatu.

        The local terrain is dominated by low rolling hills, largely cleared, and supporting mixed agriculture of dairy and beef cattle farming and intensive irrigated cropping, primarily soya beans.

        The average rainfall varies between 1,800 and 2,000 millimeters per year occurring in a distinct wet season between October and March.

        Most of the labor force resides in the city of Paracatu.

        Domestic water for the mine is obtained from the city of Paracatu, delivered by truck. Process water is recycled from the tailings pond. Some make up water is drawn from two rivers during the rainy season, as needed, to ensure that the water level in the tailings pond is sufficient for the dry part of the year. These are the Sao Domingos and Sao Pedro rivers. The mine also has access to artesian wells as an emergency water supply.

        The mine is connected to the national power grid, which relies mainly on hydroelectric generation. Electricity is supplied in a free market with consumers able to select their supplier of choice. RPM obtains electricity from Centrais Electricias Minas Gerias. Some power supply outages have been experienced during the rainy season due to water getting into high voltage equipment, but these have not had a significant impact on production. The mine has a small emergency power capability, used for critical process equipment that cannot be suddenly stopped such as thickeners and CIL tanks.

HISTORY

        Paracatu's (Brasilia) history is intimately linked to the Portuguese bandeirantes expeditions prospecting for gold in the interior of Brazil. They arrived in the region in 1722 after the discovery of gold-bearing alluvial fans. The extractive activity had its peak during the second half of the 18th century, when not only the alluvial deposits where mined but also the oxidized ore outcropping on the top of Morro do Ouro Hill (or "Hill of Gold"), at the time called Morro da Cruz das Almas; also in this period there were mining activities on the alluvial terraces along Rico river. With the gold occurrences becoming lean, production declined sharply during the first decade of the 19th century. From this period "garimpagem" was practiced by Paracatu inhabitants only for their subsistence. Various prospectors studied the region but did not turn the extraction economically viable due to the low grade of gold in the ore.

        Beginning in 1970, Paracatu (Brasilia) attracted some attention from the mineral exploration companies that were interested mainly in lead and zinc. The interest in the gold of Morro do Ouro was secondary, as the majority of the companies were not attracted by the gold grade, which was considered to be uneconomic.

        In 1980, Rio Tinto Zinc (currently Rio Tinto plc.) that operated in Brazil under the name of Riofinex do Brasil, joined with Billiton in a partnership. Billiton owned the Morro do Ouro area but had no interest in investing in the area. In 1984 Billiton sold the balance of its shares to Riofinex, and Riofinex became the sole controller of the prospective area. At the end of 1984, based on the data from hundreds of deep shafts (up to a 25 meter depth) and 44 drill holes, a reserve of 97.5 million tonnes at 0.587 grams per tonne of gold was estimated. This estimate only included the superficial oxidized ore, currently categorized as type CT. In spite of the low gold grade of the ore, the geologists responsible for exploration (namely, Antonio Zini and Rubes Forlin) believed that these exploration results could generate a profitable business, and in 1985 this was confirmed by financial viability studies. Total investment up to that time was $7.3 million including ground acquisition costs, exploration costs, and the cost of feasibility studies.

        The holding company approved the initiation of a mining project at a capital cost of approximately $65 million, on the condition that a Brazilian partner could be secured for the venture. At the end of 1985, RTZ Mineracao (now Rio Tinto Brasil), arranged with Autram Mineracao e Participacoes S.A. (now TVX Participacoes S.A.) to joint venture the project through a new company, RPM, with Rio Tinto Brasil having a 51% interest and TVX Participacoes S.A. a 49% interest.

        The mine began production in October, 1987, treating oxidized ore. The first bar of gold was produced in December, 1987. Ore milled in the following year was 6.1 million tonnes averaging 0.652 grams per tonne of gold. In 1993 the milling rate reached 13 million tonnes per year. Mill throughput in 2000 was
19.7 million tonnes averaging 0.467 grams per tonne of gold.

        Until 1997 the mill was fed exclusively with oxide ore. Since 1998 primary sulphide mineralization has also been fed to the mill, without any drop in grade, though that has required a series of investments in the beneficiation and metallurgical circuits.

        Kinross acquired TVX's ownership in the Paracatu (Brasilia) mine on January 31, 2003, on completion of the business combination of Kinross, TVX, and Echo Bay.

EXPLORATION

        Kinross did not incur any exploration expenditures in 2003 nor are any planned for 2004.

GEOLOGY AND MINERALIZATION

        The host rock comprising the Morro do Ouro deposit lies within a sandstone-shale succession of sedimentary rocks known as the Paracatu Formation. These rocks are part of the central Brazilian shield, are Proterozoic in age and form part of a marine sequence containing carbonates, shales, and sandstone.

        The portion of the Paracatu Formation of economic interest is a very well laminated, dark grey phyllite with thin lenses of carbonate and lenses or single crystals of sulphides, and contains a thin but persistent band of quartzite and other thinner and less consistent sandstone horizons. Quartz is present as variably-sized occurrences up to 0.5 meters in size, called boudins. Gold is present as the native metal, alloyed with minor amounts of silver, and tends to occur around the quartz boudins particularly where the boudins are marked by layers of iron carbonates and/or pyrrhotite. The weathered 40 meter thick phyllite package was the object of the mining plan to the end of 1997 and has been subdivided from top to bottom into ore types C, T, B1 and B2. Underlying the B1 ore the mineralization extends for approximately 30 meters more, hosted in a layer of partially weathered phyllite with visible sulphide (total sulphur exceeds one per cent) and high graphitic content. The grade of this lower phyllite layer, known as type B2 ore, is similar to the remainder of the orebody.

        The mineralization appears to be cut off to the north by a major fault which trends east-northeast. The offset and true morphology of this fault are not clearly understood but it is used as a hard boundary for the resource estimation and it is assumed that the upthrow is to the north which would indicate that the orebody on the north of the fault has been eroded. The western boundary of the mineralization is also currently defined by a fault. Once again the morphology of this fault is poorly understood and it is assumed that downthrow occurs to the west. The western boundary fault strikes to the north-northwest and is believed to follow a linear topographic low feature to the west of the river valley, which forms the limit of the current mining operation.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

        In the 1970's the area was prospected extensively for lead and zinc and in 1984 Rio Tinto took over the Billiton share of the exploration license over the Morro do Ouro area. By the end of 1984 a reserve had been delineated based on 44 drill holes and 458 surface pits (25 meter maximum depth). This reserve was stated to be 97.5 million tonnes at 0.59 grams per tonne of gold and was exclusively composed of C and T type ore.

        Various drilling and pitting campaigns have been carried out over the years on a grid spacing of between 50 meters and 400 meters. To date, the total sampling consists of 1,129 drill holes 31,473 meters of drilling and 29,767 one-meter samples. In 1989, a reverse circulation drill campaign was carried out with 67 holes drilled on a 400 meter by 200 meter grid. The results of this drilling exhibited a 25-30% drop in grade when compared to the diamond core drilling campaigns. However, the data from these reverse circulation rotary holes is currently retained in the drillhole database and is used for the resource calculations. Until 1993 drilling was restricted to the oxide capping, but since 1993 drilling has been extended into the fresh sulphide material of the B2 horizon. The orebody is now effectively covered with a 100 meter grid of drillholes. Definition of fault boundaries has led to a better understanding of the boundaries of the deposit and future drilling is planned to deepen existing holes rather than drill any new areas around the periphery of the orebody. Currently, some 50% of the drilling do not intersect the full thickness of the orebody. The plan calls for drilling some 2,000 meters a year and it is estimated that at least 13,000 meters of additional drilling are required to complete all holes in the orebody footwall.

        The current understanding is that the orebody boundaries are defined laterally. The exception to this is in the west of the deposit on the western side of the Corrego Rico river valley where a series of deep drillholes are planned to test the down dip extension of the orebody. It is believed that the orebody may be up to 160 meters deep in this area. The river currently forms the western boundary of the mining operation.

        Since the initial exploration campaign, virtually all sampling has been carried out by diamond drilling. The majority of this has been through core drilling with only a restricted reverse circulation rotary campaign in 1989. Prior to 1999 all holes were drilled with a 51 x 6 inch diameter barrel. However, since 1999 the core size has been reduced to 3 inches.

        Core recovery is high, with a consistent recovery of greater than 95%. Prior to crushing, the core is photographed and logged.

        Density measurements have been collected from the deposit at various times from feasibility through to current production.

        During evaluation drilling, samples of core are taken from one-meter intervals, weighed, and specific gravity is determined using the water displacement method.

        Assaying is carried out on 50 gram aliquots. A total of six separate assays for gold are carried out from each 1 meter sample pulp. A sulphur assay value is calculated for each sample. Additional elements assayed are arsenic, copper, lead, zinc, manganese, cadmium and silver. The last two elements are not assayed as a matter of course.

        Interlaboratory check assay exercises are carried out between the RPM internal laboratory and the laboratory at Lakefield Research in Canada. Additional check assay work is carried out at the Phalabwora mine laboratory in South Africa. For these checks the coarse reject is sent to the external facilities to allow preparation of an independently produced pulp.

MINERAL RESERVE AND RESOURCE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for the Paracatu (Brasilia) mine as at December 31, 2003, and 2002, and represents Kinross' 49% interest:

                                       2003 (AT A                                             2002 (AT A
                                      GOLD PRICE OF                                          GOLD PRICE OF
                                      U.S. $325 PER                                          U.S. $300 PER
                                         OUNCE)                                                 OUNCE)
                  -------------------------------------------------      -------------------------------------------------
                                         AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES              GRADE         CONTENT              TONNES              GRADE        CONTENT
                      ------              -----         -------              ------              -----        -------
                    (MILLIONS)            (GPT)        (000'S OZ)          (MILLIONS)            (GPT)       (000'S OZ)
Proven                  164.0             0.42            2,225                156.4             0.43            2,163
Probable                 31.8             0.38              388                 24.4             0.43              337
                        -----             ----            -----                -----             ----            -----
Total                   195.8             0.42            2,613                180.9             0.43            2,500
                        =====             ====            =====                =====             ====            =====

        In addition to proven and probable reserves, as at December 31, 2003, the Paracatu (Brasilia) mine has an estimated 76.63 million tonnes of measured and indicated resources at an average grade of 0.39 grams of gold per tonne. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND MILLING OPERATIONS

        The Paracatu (Brasilia) mine is a high tonnage low-grade open pit operation. The mine is unusual in that the entire pit is either free dug or utilizes ripping and dozing with no drilling and blasting. Weathering has led to the development of an oxidized mantle over the sulphide mineralization with thickness varying from 20 to 40 meters. The economic viability of this low-grade orebody has been partly derived from the soft rock and free gold in the weathered mantle. Also, the mine is situated on a gently sloping hillside and there are no waste stripping requirements.

        The ore, which is mined from the surface and requires no drilling or stripping, and minimal blasting, is loaded by front-end loaders into 85 and 100 tonne trucks which transport the ore to the crushers. Exploration started in 1999 to evaluate extensions of the orebody both laterally and at depth. The mill and mine operate 24 hours per day, 7 days per week. The nominal plant throughput is 1.6 million tonnes per month. An ore stockpile of approximately 10 days production is maintained near the processing plant. Its main purpose is to ensure uninterrupted mill feed in the rainy season when some delays may be experienced in the pit during extreme rainfall. During the dry season the stockpile can be used if the pit becomes too dusty. RPM is committed to controlling dust levels on site and in the city.

        Ore is crushed and ground prior to introduction into a flotation circuit. The concentrate is treated by gravimetric methods first and the coarser gold is recovered. The concentrate reject from the gravimetric plant is then treated by a conventional cyanidation and carbon-in-leach circuit developed by Rio Tinto Zinc.

        The processing plant, subjected to several upgrades over the mine life, currently processes 20 million tonnes per year. Significant repairs were required to all mills in 2001 due to the development of extensive cracks in welds directly associated with the processing of harder ore.

        Since start up, the mined grade has declined, but has stabilized since the late-1990s near 0.43 grams per tonne of gold that is essentially reserve grade. Despite the downward trend in grade, gold production has increased. This is due to the fact that site production has significantly increased, more than offsetting the reduction in grades. Also, the total metallurgical gold recovery achieved each year has remained relatively steady, despite the decrease in grades.

        Rio Tinto Brasil sells the gold from the Paracatu (Brasilia) mine at spot prices.

        As at December 31, 2003, Kinross' share of the net present value of future cash outflows for site restoration costs for Paracatu (Brasilia) under CICA Handbook section 3063, which is effective for fiscal years beginning January 1, 2004, was $7.3 million. The mine currently has many years of life remaining, and the estimated cost will very likely be affected by variances in the exchange rate.

        Currently in Brazil there are no laws requiring the posting of a reclamation bond or other financial assurance.

        There is a plan to mine oxide ore only during the last year of production. This will provide a cover for the main tailings pond, which will then be drained. The closure plan involves placing a 1-meter thickness of cover materials on the final pit floor, the top 0.8 of a meter being soil material.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production, operating and financial data relating to Kinross' 49% ownership interest in the Paracatu (Brasilia) mine for the eleven months ended December 31, 2003. Information for the years ended December 31, 2003, 2002, and 2001, is included for comparative purposes.

                                                           KINROSS
                                                            SHARE                  YEARS ENDED DECEMBER 31,
                                                            -----                  ------------------------
                                                             2003            2003           2002            2001
                                                             ----            ----           ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's)(1)................................   17,263.0          18,613.0       18,400.0       16,500.0
Tonnes of ore processed (000's)(1).....................   16,891.4          18,411.0       18,400.0       16,500.0
Gold grade (gpt).......................................       0.40              0.44           0.48           0.45
Average gold recovery (%)..............................         77                77             79             78
Gold equivalent production(3)..........................     91,176            98,326        110,035         91,588
Number of employees(2).................................        696               696            724            644

SELECTED FINANCIAL INFORMATION
(IN MILLIONS EXCEPT UNIT COSTS):(3)

Revenue................................................   $   33.6          $   37.0       $   35.3       $   27.1
                                                          --------          --------       --------       --------
Cost of production.....................................       17.3              18.6           18.4           17.5
Inventory change/other.................................        0.4               0.8           (0.3)           0.4
Site restoration costs accruals........................        0.8               0.9            1.0            1.1
Depreciation, depletion and amortization...............        5.7               6.1            4.5            4.0
Care and maintenance...................................        1.4               1.2             --             --
Interest...............................................        0.1               0.1            0.1            0.6
Foreign exchange (gain) loss...........................       (1.1)             (1.2)           4.2            2.3
                                                          --------          --------       --------       --------
                                                              24.6              26.5           27.9           25.9
                                                          --------          --------       --------       --------
Earnings before the undernoted.........................        9.0              10.5            7.4            1.2
Income taxes (recovery)................................        2.5               2.9            0.8           (0.2)
                                                          --------          --------       --------       --------
Net earnings...........................................   $    6.5          $    7.6       $    6.6       $    1.4
                                                          ========          ========       ========       ========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)(3).....................   $    5.2          $    5.3       $    2.7       $    2.0
Unit costs:
  Total cash costs per equivalent ounce produced.......   $    193          $    189       $    167       $    191
  Total cash costs per tonne milled....................   $      2          $      2       $      2       $      2
  Total production cost per gold equivalent ounce......   $    261          $    260       $    217       $    247

-------------------------
(1)     Tonnes mined and ore processed includes 100% of mine production.
(2)     Number of employees includes all employees and contractors on site.
(3) Gold equivalent production, selected financial information and capital expenditures are 49% of the results of the Paracatu (Brasilia) mine for the periods indicated.

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.

        For further information on the 2003 results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial/Operations--Operations--Mine Operations--Paracatu (Brasilia) (49% ownership, Rio Tinto 51%, operator), Brazil."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

        The Paracatu (Brasilia) mine currently has a nominal capacity of about 20 million tonnes per year with variations depending on the hardness of the ore, as it affects grinding throughput. In general, ore hardness is expected to increase over the remaining mine life as the pit is deepened. Under this scenario, the current reserves will be exhausted by 2022.

        RPM is in the process of studying a major expansion project that would potentially increase the future capacity to approximately 30 million tonnes per year. If the expansion were implemented, the current reserves would be exhausted by year 2016.

        Kinross' share of capital expenditures at the Paracatu (Brasilia) mine in 2003 was $5.2 million compared to $nil during 2002. The increase was due to the completion of the TVX business combination on January 31, 2003. Capital expenditures in 2003 were mainly related to additions to the mining fleet and work related to the tailings dam. Kinross plans to spend $13.1 million for its share of capital expenditures in 2004 to expand the mine.














                                    [PICTURE]

MUSSELWHITE MINE

        The Musselwhite property is operated as an unincorporated joint venture between Placer Canada (68.07%) and Kinross (31.93%). Each party is responsible for funding the expenses incurred in any work program in proportion to its participating interest in the joint venture. Placer Canada is designated as the operator of the joint venture, and thus is responsible for preparing work programs and carrying out and supervising all work to be performed under each work program. The management committee is comprised of four members of whom two are the nominees of Kinross. Decisions of the management committee require the approval of nominees representing at least a majority interest in the joint venture. Kinross acquired its interest in the Musselwhite Mine in its combination with TVX in January 2003.

PROPERTY DESCRIPTION AND LOCATION

        The Musselwhite property is located in the Patricia Mining District of northwestern Ontario, Canada. The mine lies in the Opapimiskan Lake area, approximately 76 kilometers southeast of the First Nations community of Round Lake (Weagamow), 130 kilometers north of the town of Pickle Lake, Ontario and 430 kilometers northwest of Thunder Bay, Ontario. The property consists of a total of 617 claims. There is a core holding of 338 leased mining leases, of which 96 claims are mining rights only, and 242 are mining and surface rights leases. Surrounding this core holding are 279 contiguous unpatented mining claims. The core holding and unpatented claims together span approximately 5,444 and 12,104 hectares, respectively, for a total of 17,548 hectares. The claims have expiration dates ranging from January 13, 2005, to June 12, 2012.

        The mine has recently renewed an impact benefit agreement with local First Nations groups. In the new agreement, restrictions on daily mill throughput have been removed, and revenue sharing provisions have been incorporated to help direct some of the mine's economic benefits directly into local communities.

        As an unincorporated joint venture, the mine does not pay income taxes directly, and Kinross and Placer Canada must pay taxes on a corporate level based on their prorated shares of revenue. In Ontario, profits are taxed at the federal and provincial levels. Federal taxes are levied on each partner's share of the mine operations taxable income, which is net of direct operating expenses, appropriate share of depreciation of capital and resource allowances, and deductions for exploration and pre-production development. The net federal tax rate is currently 28.12%, reducing to 22.12% by 2007. Ontario uses the federal taxable income, with some minor adjustments to deductions and allowances, and taxes this at rate of 11%, increasing to 12% in 2004. In addition, Ontario levies a small capital tax on the paid-up capital of the mine above $5 million. Ontario also levies a mining tax after deductions, including processing allowances, at a 2002 rate of about 12%; this is scheduled to reduce to 10% in 2004.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        Access to the property is by a 45 kilometer road from Provincial Highway 808 or by air from Pickle Lake.

        The topography of the project area is relatively flat, with granite intrusions associated with regional highlands. Local relief, which ranges from 5 meters to 45 meters, can be attributed to glacial deposits in the form of moraines, eskers and drumlins. Extensive, low-lying swampy areas surround streams, ponds, and lakes on the property. The elevation of Opapimiskan Lake is about 300 meters. The Opapimiskan Lake area lies within the northern coniferous section of the boreal forest. A forest fire destroyed most of the area south of Opapimiskan Lake in 1979. Vegetation is slowly returning but currently has no economic value.

        The nearest permanent weather monitoring station is located in Pickle Lake. Weather statistics for the period from 1951 to 1980 indicate a mean daily temperature of -0.9 degrees Celsius (30 degrees Fahrenheit). Temperatures range between a maximum of 40 degrees Celsius (105 degrees Fahrenheit) and a minimum of -51 degrees Celsius (-60 degrees Fahrenheit). The mean annual rainfall is recorded at 50.9 centimeters and the mean annual snowfall is 266 centimeters.

        Five First Nations and two non-First Nation communities, consisting of a total of about 3,000 inhabitants, live within the vicinity of the Musselwhite project.

        The major infrastructure consists of the airstrip, bunkhouses, mill buildings, a tailings pond, a portal and conveyor adits and various pump stations. Mining and milling are carried out at approximately 1.2 million tonnes of ore per year. The mine is a fly in, fly out operation and power is provided by a transmission line connected to the provincial power grid at Pickle Lake.

HISTORY

        In 1962, two Ontario prospectors, Harold and Allan Musselwhite, discovered a gold-bearing quartz vein on the north shore of Lake Opapimiskan and in 1973, they obtained sufficient financing to carry out exploration on a relatively small scale. Exploration continued until 1980, during which time several small zones of gold mineralization were discovered.

        In 1980, a major drilling program resulted in the discovery of the West Anticline Zone (1 million tonnes averaging 7.5 grams of gold per tonne) and the Camp Zone (400,000 tonnes at 6.9 grams per tonne). Underground exploration of the West Anticline Zone was carried out from an adit in 1984 but structural complexities affected the calculated resource grade and activity moved elsewhere on the property. The East Bay Zones (formerly Snoppy Pond Zones) were found in 1985.

        In 1988 and 1989, a $17 million underground exploration program and a feasibility study were carried out. Mine construction was postponed due to the high cost of power and infrastructure.

        By the end of 1992, 12 zones of gold mineralization had been identified. The main Musselwhite deposit is a long narrow band that starts near the surface of Snoppy Pond, then plunges northwest to about 200 meters below surface at the edge of Lake Opapimiskan, reaching about 400 meters below surface under the lake.

        The 1993 work program focused on a new exploration strategy which was to improve the tonnage rather than the grade of material, thereby creating a much larger inventory of contained gold. In early 1993, this inventory amounted to
1.3 million ounces of gold.

        In 1993, diamond drilling, including barge drilling, and geological compilations were carried out. As a result of this exploration work, TVX and Placer Canada agreed to accelerate the underground exploration program for the Musselwhite project to complete exploration and to advance the project to the feasibility stage.

        The 1994 work program included infill surface drilling, dewatering the underground workings, driving an access ramp to the T-Antiform Zone and underground diamond drilling. Drifts and raises were positioned along the mineralized zones to gather detailed geological and engineering information. Construction of the ramp and related underground work were completed to enable the detailed drilling and sampling necessary to upgrade the measured and indicated resource estimate.

        Total costs for the 1995 program were approximately $15 million and included the construction of a 45-kilometer all-weather road to the property and a feasibility study which was completed in the first quarter of 1996 when a production decision was made.

        Exploration work in 1997 identified additional resources. Of particular interest was shallow-depth mineralization outlined at Snoppy Pond which was included in the 1998 year-end reserve statement for the first time.

GEOLOGY AND MINERALIZATION

        The Musselwhite property ore zones are situated within the Weagamow-North Caribou Greenstone Belt of the Superior geologic province. This belt consists of a narrow swath of metavolcanic and metasedimentary supracrustal assemblages that extend 160 kilometers in an overall northwest direction. The belt is comprised of three linear segments, east-west, north-northwest, and west-northwest. Another branch of the greenstone belt extends to the southwest from the point where the west-northwest and north-northwest segments join. This triple junction forms complex geometries and is the locus of outcropping iron formation, known gold mineralization, and the Musselwhite mine. Gold bearing mineralization is characteristically hosted in folded oxide-silicate facies banded iron formations. The main deposits are developed as a series of sub-vertical tabular bodies along the tightly-folded 15 to 18 degree northwesterly plunging T-Antiform structure. Gold mineralization in the West Anticline zone occurs within quartz-pyrrhotite-albite- almandine veinlets and lenses which parallel a secondary deformation axial planar cleavage, and as stratabound disseminated mineralization. Other deposits are developed along the limbs and subsidiary fold structures within the larger East Bay Synform and West Anticline.

EXPLORATION

        Recent exploration has been focused on defining the extent of mineralization down-plunge along the T-Antiform and in the nearby PQ Deeps zone with diamond drilling. Drilling down plunge on the T-Antiform has demonstrated that the structure continues beyond the northernmost drill holes, but gold grades are uneconomic to the north of 11800N. The reduction in grade in this area may be due to the increasing distance away from the longitudinal fault zones that add to the permeability in the better mineralized portions of the T-Antiform. However, based on the persistence of the T-Antiform structure, and the presence of gold occurrences at the Kenpat zone (stratigraphically above the down-plunge projection of the T-Antiform), there is good potential for the discovery of additional mineralization further along the structure in the down plunge direction.

        Mineralization in the PQ Deeps zone is currently being defined by deep surface drilling beneath the ice of Opapimiskan Lake. Recent high-grade intersections in the zone are encouraging and warrant further diamond drilling.

        Kinross' share of exploration expenditures totaled $2.1 million during 2003. Kinross' share of the planned exploration spending for 2004 is $1.2 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

        All exploration and definition drilling conducted on the property to date has been diamond drilling. By the end of 2002, a total of 3,261 diamond drill holes with an aggregate length of 495,033 meters had been completed at Musselwhite. All drill hole collars are surveyed and most holes have been surveyed using recognized down hole survey methods.

        Diamond drill core is sampled by rotating the core perpendicular to the foliation and halving it longitudinally with a diamond saw into intervals selected by the geologist during core logging. One half of the core is collected in sample bags for analysis, and the other half is retained for a permanent record. Samples are constrained by geology to aid in the interpretation of gold distribution. A nominal sample length of 0.5 to 1.0 meters is used.

        Diamond drill core samples at Musselwhite have been prepared and analyzed at a number of laboratories since exploration drilling began in 1974. Currently, the samples are being prepared and analyzed at three different laboratories: the mine lab and two independent labs in Thunder Bay, Ontario. All of the assays completed on drill core have utilized a fire assay pre-concentration method followed by an AA finish or gravimetric finish on a one assay ton aliquot (approximately 30 grams). The gravimetric finish is employed if the AA finish results are greater than 20 grams per tonne of gold.

        A large number of samples were analyzed to develop the specific gravity of the host rocks and mineralization. Specific gravities range between 3.0 to
3.3 grams per cubic centimeter and generally result from measurements collected using water displacement field measurements.

        The Geology Department at the Musselwhite mine uses a defined Quality Assurance/Quality Control program to monitor accuracy and precision of all results. Commercially prepared standards and blanks are routinely inserted into the sample stream, both as part of the Geology Department's Quality Assurance/Quality Control program and by the lab, as part of their own internal system of checks.

        Sample contamination was monitored by inserting blank samples. Some contamination issues were recognized during the equipment start-up phase and remedial action was taken. The sample preparation protocols were altered and the core intervals that may have been contaminated during this period were re-sampled. Pulp and reject duplicate samples were inserted to monitor analytical precision.

MINERAL RESERVE AND RESOURCE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for the Musselwhite mine as at December 31, 2003, and 2002, and represents Kinross' 31.93% interest:

                                       2003 (AT A                                             2002 (AT A
                                      GOLD PRICE OF                                          GOLD PRICE OF
                                      U.S. $325 PER                                          U.S. $300 PER
                                         OUNCE)                                                 OUNCE)
                  -------------------------------------------------      -------------------------------------------------
                                         AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES              GRADE         CONTENT              TONNES              GRADE        CONTENT
                      ------              -----         -------              ------              -----        -------
                    (MILLIONS)            (GPT)        (000'S OZ)          (MILLIONS)            (GPT)       (000'S OZ)
Proven                   2.4              5.63              428                 2.8              5.67              511
Probable                 1.2              5.81              230                 1.0              4.81              156
                         ---              ----              ---                 ---              ----              ---
Total                    3.6              5.69              658                 3.8              5.44              667
                         ===              ====              ===                 ===              ====              ===

        In addition to proven and probable reserves, as at December 31, 2003, the Musselwhite mine has an estimated 1.3 million tonnes of measured and indicated resources at an average grade of 8.25 grams of gold per tonne. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND MILLING OPERATIONS

        The mining operations are accessed via a twin decline system extending from surface. Men and material are transported via a 12.5% grade ramp. Emergency access is via a 20% grade conveyor ramp extending from surface to the 460 meter level.

        Ventilation is provided by twin 375 kilowatt fans. Fresh air travels to the work face by means of a ventilation raise which ties into the conveyor ramp at the 240 meter level and travels along it to the lower levels of the mine. Exhaust air travels up the main access ramp to surface.

        Mining is conducted using sublevel blasthole stoping methods with waste rock backfill. Sublevels are established at 25 meter intervals.

        The ore is drilled off using three-inch and four-inch production holes using longhole drill rigs. Ore above the 200 meter level is direct hauled to surface. Ore below the 200 meter level is hauled to the underground crusher. Stopes are backfilled with either cemented or un-cemented rock backfill.

        Most of the ore production has and will continue to come from underground sources, with some production from open pits at the beginning and end of the mine life. The mine currently plans to produce approximately 75,000 ounces of gold attributable to Kinross' interest in 2004.

        The Musselwhite mill circuit uses a fairly standard approach with fine crushing/rod milling/ball milling to prepare the ore to the correct size. For the actual recovery of gold, gravity is used to scalp coarse gold from the ball milling circuit into a intensive cyanide leach system. The gravity tails are sent to conventional cyanide leaching which dissolves the remainder of the recoverable gold. Carbon is used to recover gold from leaching and after the stripping and electrowinning processes, a gold dore is produced. The dore bars produced at the mine are shipped under contract to Johnson Matthey for refining.

        The 2004 operating budget calls for a mill throughput rate of 3,832 tonnes per day.

        The current mining fleet is essentially the original mine equipment. The capital budget for Musselwhite includes costs for equipment replacement as dictated by accumulated operating hours and suggested replacement schedules.

        Boart Longyear Inc. provides all production longhole drilling services for the mine on a contract basis.

        The Musselwhite mine operates under Placer Canada's sustainability policy, which commits the operation to a high standard of environmental stewardship. Sustainability is an important issue for every department. This involves protecting human health, reducing the impact of mining on the ecosystem, and returning the site to a state compatible with a healthy environment. Musselwhite has implemented a series of management systems for maintenance, environmental activities and occupational health and safety. Currently, operations at Musselwhite appear to be in compliance with applicable corporate standards and environmental regulations.

        The closure plan involves progressive rehabilitation through an ongoing program of grass seeding. This information will be a useful start in compiling a chronological record of reclamation for use in the closure plan to be presented to stakeholders at the end of the mine life. As at December 31, 2003, the net present value of future cash outflows for Kinross' share of site restoration costs at Musselwhite under CICA Handbook section 3063, which is effective for fiscal years beginning January 1, 2004, are estimated at $1.6 million. Kinross has posted $0.6 million of letters of credit for site restoration with the province of Ontario.

        Musselwhite continues to evaluate options for its tailings management practices to mitigate the risks associated with tailings and waste rock. One option is a paste backfill/tailings disposal system; another is to produce a sulphide flotation product that would reduce the amount of potential acid generating material. The potential for acid rock drainage from the tailings is taken into account in the closure plan. Stockpiled open-pit waste rock has low potential for acid drainage and will be transported underground for use as rockfill.

        At present, all tailings pass through a water treatment plant for destruction of cyanide before discharge to the tailings pond. Additional remediation occurs naturally in the tailings pond, polishing ponds, and wetlands.

        Local First Nations communities monitor environmental issues through an environmental working committee. First Nations issues are listened to, documented, and addressed in this forum, and mine closure plans are periodically reviewed and analyzed.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production and operating and financial data relating to Kinross' 31.93% ownership interest in the Musselwhite mine for the eleven months ended December 31, 2003. Information for the years December 31, 2003, 2002, and 2001, is included for comparative purposes.

                                                           KINROSS
                                                            SHARE                 YEARS ENDED DECEMBER 31,
                                                            -----                 ------------------------
                                                            2003            2003           2002            2001
                                                            ----            ----           ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Tonnes mined (000's)(1)................................    1,228.7         1,330.3         1,156.9        1,290.2
Tonnes of ore processed (000's)(1).....................    1,228.7         1,330.9         1,156.9        1,290.2
Gold grade (gpt).......................................       5.40            5.45            5.90           5.90
Average gold recovery (%)..............................         96              96              95             95
Gold equivalent production(3)..........................     64,978          71,028          66,879         74,577
Number of employees(2).................................        418             418             374            485

SELECTED FINANCIAL INFORMATION
(IN MILLIONS EXCEPT UNIT COSTS):(3)

Revenue................................................    $  22.6         $  25.9         $  21.4       $   20.1
                                                           -------         -------         -------       --------
Cost of production.....................................       16.7            18.2            15.3           14.3
Inventory change/other.................................       (0.8)            0.2             0.3             --
Site restoration costs accruals........................        0.4             0.4             0.2            0.2
Depreciation, depletion and amortization...............        6.5             6.9             4.7            5.7
Care and maintenance...................................        0.2             0.2              --             --
Foreign exchange (gain) loss...........................       (0.5)           (0.5)            0.4             --
Exploration............................................        2.1             2.2             0.8            0.5
                                                           -------         -------         -------       --------
                                                              24.6            27.6            21.7           20.7
                                                           -------         -------         -------       --------
Net loss...............................................    $  (2.0)        $  (1.7)        $  (0.3)      $   (0.6)
                                                           =======         =======         =======       ========

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)(3)......................   $   2.7         $   2.8         $   3.7       $    4.0
Unit costs:
  Total cash costs per equivalent ounce produced........   $   257         $   256         $   228       $    192
  Total cash costs per tonne milled.....................   $    42         $    43         $    41       $     35
  Total production cost per gold equivalent ounce.......   $   363         $   359         $   302       $    271

-------------------------
(1)     Tonnes mined and ore processed includes 100% of mine production.
(2)     Number of employees includes all employees and contractors on site.
(3) Gold equivalent production, selected financial information and capital expenditures are 31.9% of the results of the Musselwhite mine for the periods indicated.

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.

        For further information on the 2003 results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial/Operations--Operations--Mine Operations--Musselwhite (31.93% ownership, Placer Dome 68.07%, operator), Canada."

PRODUCTION FORECAST, LIFE OF MINE, AND CAPITAL EXPENDITURES

        The Musselwhite mine has a projected mine life of 12 years at a mining rate of 4,000 tonnes per day.

        Kinross' share of capital expenditures at the Musselwhite mine in 2003 were $2.7 million compared to $nil during 2002. The increase was due to the completion of the TVX business combination on January 31, 2003. Planned expenditures of Kinross for 2004 total $3.7 million.










                                    [PICTURE]

ROUND MOUNTAIN

        Kinross owns an undivided 50% interest in and operates the Round Mountain gold mine. An affiliate of Barrick Gold Corporation owns the remaining undivided 50% interest in the joint venture common operation. Kinross acquired its interest in the Round Mountain in its combination with Echo Bay in January 2003.

PROPERTY DESCRIPTION AND LOCATION

        The Round Mountain gold mine is an open-pit mining operation located 60 miles north of Tonopah in Nye County, Nevada, U.S.A. The property position consists of contiguous patented and unpatented mining claims covering approximately 27,500 acres, while the active project boundary encompasses 7,263 acres. Kinross has received patents to convert mineable land to patented status. Patented claims cover all of the current reserves in the mine pit.

        The Smoky Valley Common Operation controls the mineral and surface rights of the mine through the ownership of 84 patented lode claims and 1,453 unpatented lode claims. The patented claims are held as private property and are legally surveyed. All of the reserves are located on patented claims. The unpatented claims are held under the 1872 Mining Law and are subject to normal annual filing requirements and fees. The majority of the unpatented claims are located on land administered by the Bureau of Land Management; the remainder are located on land administered by the United States Forest Service.

        Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. During 2003, this royalty averaged 4.5%. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid. For the period from the date that the royalty commenced through December 31, 2003, cumulative royalties of $33.1 million have been paid.

        The property is subject to no known environmental liabilities or mitigative measures. All environmental permitting is up to date and in order.

        The Round Mountain gold mine is subject to the Nevada State and United States federal employment taxes, business license tax, net proceeds of minerals tax and properties sales and use tax.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

        The mine site is accessed by State Highway 376, a paved two-lane paved highway that connects U.S. Highway 6 in Tonopah to the south and U.S. Highway 50 to the north. The mine is located approximately 250 miles from the major metropolitan areas of Las Vegas and Reno, Nevada. The mine is supported by the local communities of Hadley and Carvers, which provide most of the housing for mine personnel. Sierra Pacific Power Co. provides electrical power to the mine. There are sufficient surface and water rights to support all current and forecasted mining at the site.

        The mine area straddles the transition between the floor of the Big Smoky Valley and the adjacent Toquima Range. Mine site elevations vary between 5,800 to 6,800 feet above sea level. Elevations in the Big Smoky Valley and Toquima Range vary from 5,800 feet in the valley floor to 11,941 feet at the summit of Mount Jefferson.

        The oblong open-pit mine is over a mile at its longest dimension and currently more than 1,200 feet from the highest working level to the bottom of the pit.

        The Round Mountain mine lies within an arid, high desert setting. Average annual precipitation in the Big Smoky Valley is approximately five to seven inches with most of that total falling during the winter months. Snow is common at the valley floor, but rarely remains on the ground for more than a few days. Local rainfall can be extreme and flash flood events are not uncommon in the region. Temperature range can be extreme, with average daily fluctuations exceeding 22 degrees Celsius (40 degrees Fahrenheit). Winter temperatures are typically -12 to -7 degrees Celsius (10 to 20 degrees Fahrenheit) at night and 0 to 10 degrees Celsius (30 to 50 degrees Fahrenheit) during the day. Rarely (typically less than 10 days per year), winter low temperatures can fall below -18 degrees

Celsius (0 degrees Fahrenheit). Summer temperatures vary from 32 to 40 degrees Celsius (40 to 55 degrees Fahrenheit) at night to 90 to 105 degrees Fahrenheit during the day.

HISTORY

        The first gold production from the Round Mountain District occurred in 1906. Historic production from 1906 through 1969 based on United States Bureau of Mines records was 346,376 ounces of gold and 362,355 ounces of silver. Actual unreported production was probably significantly higher. Early important companies actively mining in the district were the Round Mountain Mining Co., the Fairview Round Mountain Mining Co., the Round Mountain Daisy Mining Co., the Round Mountain Sphinx Co., the Round Mountain Red Top Co., and the Round Mountain Red Antelope Mining Co. At some point prior to 1929, Nevada Porphyry Mines, Inc. consolidated many of the claims and controlled most of the district. Nevada Porphyry Mines and the A. O. Smith Corp. investigated the bulk tonnage potential of the property in 1929 and 1936 to 1937, respectively. In 1946 through 1962, the Yuba Consolidated, Fresnillo, and Consolidated Goldfields developed and mined the placer deposits flanking Round Mountain and Stebbins Hill.

        At some time between 1962 and 1969, the Ordrich Gold Resources Inc. acquired control of the property from Nevada Porphyry Gold Mines. In 1969, Copper Range Co. leased the property and developed a small reserve of 12 million tons at a grade of 0.062 oz Au/ton. The Smoky Valley Common Operation was formed in 1975 to operate the mine. This was initially a joint venture in which Copper Range held a 50 percent interest and Felmont Oil Co. and Case Pomeroy Co. each held a 25% interest.

        Commercial production commenced in 1977. In 1984, Homestake Mining Company acquired the Felmont Oil interest in the operation and, in 1985, Echo Bay acquired the Copper Range interest. Effective July 1, 2000, Homestake increased its interest in the Round Mountain mine from 25% to 50% when it acquired the Case Pomeroy interest. Effective December 14, 2001, Barrick Gold Corporation completed a merger with Homestake Mining Company thereby acquiring the Homestake interest in the mine.

        Since 1997, development drilling has continued and the reserve base has been significantly expanded and refined. The production rate for 2003 averaged 266,249 tons per day.

        In 2003, total gold production attributable to Kinross' 50% interest was 364,271 ounces.

GEOLOGY AND MINERALIZATION

        The Round Mountain mine is located along the western flank of the southern Toquima Range within the Great Basin sub-province of the Basin and Range province of western North America. The Basin and Range physiographic province is characterized by generally north-south trending block faulted mountain ranges, separated by alluvium-filled valleys. The Great Basin sub-province is specifically characterized by internal drainage. Topographic relief varies across the Basin and Range, from 1,500 feet to in excess of 5,000 vertical feet.

        The geology of the Round Mountain mine consists of a thick sequence of intracaldera Oligocene ash-flow tuffs and volcaniclastic rocks resting upon pre-Tertiary basement rocks. The caldera margin is mostly buried but in the pit area is well defined by a progressively steeper dipping arcuate contact between the volcanic rocks and older basement rocks. The caldera margin and caldera related structures provided the structural ground preparation for the hydrothermal system. The primary host rocks for gold mineralization are the volcanic rocks. A minor amount of ore occurs in the Paleozoic rocks along the caldera margin.

        The Round Mountain Gold deposit is a large, epithermal, low-sulfidation, volcanic-hosted, hot-springs type, precious metal deposit, located along the margin of a buried volcanic caldera. The deposit genesis is intimately associated with the Tertiary volcanism and caldera formation. Intra-caldera collapse features and sympathetic faulting in the metasedimentary rocks provided the major structural conduits for gold-bearing hydrothermal fluids. In the volcanic units, these ascending fluids deposited gold along a broad west-northwest trend.

        Gold mineralization at Round Mountain occurs as electrum in association with quartz, adularia, pyrite and iron oxides. Shear zone fractures, veins and disseminations within the more permeable units host the mineralization. Primary sulfide mineralization consists of electrum associated with or internal to pyrite grains. In oxidized zones, gold occurs as electrum associated with iron oxides, or as disseminations along fractures.

        Alteration of the volcanic units at Round Mountain can be characterized as a continuum from fresh rock progressing through highly altered alteration assemblages. There is a reasonable correlation between increasing gold grades and increasing degrees of alteration.

        Ore zones within the metasediments are more subtle, largely defined by secondary quartz overgrowths, pyrite, and adularia associated with narrow northwest trending structures.

EXPLORATION

        Kinross' share of exploration expenditures totaled $2.1 million during 2003. Kinross' share of the exploration forecast for 2004 is $2.7 million.

DRILLING, SAMPLE AND ANALYSIS AND SECURITY OF SAMPLES

        The current drill database for the open pit reserve contains a total of 4,089 drill hole records, of which 3,812 were established using reverse circulation drilling and 277 were drilled using diamond core methods. A separate database is maintained for dump drilling which contains an additional 1,293 drill hole records.

        The majority of the drilling is vertical with angle holes used where vertical structures are anticipated. All dump holes are drilled vertical.

        All holes are sampled on five-foot intervals and a "chipboard" constructed for each drill hole with sample from each interval glued to a board representing the complete hole.

        Sample data for the reserve model is derived primarily from conventional, reverse circulation rotary and HQ size core drilling. Holes are initially drilled on +200 foot centers defining deposit limits. In-fill drilling is completed on centers of 140 foot or less to develop reportable reserves used in mine planning.

        Reverse circulation drill cuttings are passed through a wet rotary splitter to collect a 10 to 15 pound sample for each five-foot interval. A sampling technique which uses flocculent to settle drill cuttings has been employed to capture very fine-grained material and assure sample integrity. This technique captures nearly 100% of the rock material generated during the drilling process. Core samples are split with a rock saw in five-foot intervals, with half the sample assayed, and the other half stored for reference.

        All samples collected from drill holes are prepared and assayed by the Round Mountain mine assay laboratory. All assay laboratory chemists and technicians are employees of Round Mountain Gold Corporation. The laboratory is not certified by any standards association. A mine geologist or mine geologic technician delivers the drill samples to the assay laboratory.

        The Round Mountain Deposit is noted for its coarse gold occurrences and high nugget effect in assaying. In order to minimize the sampling variation, a five-assay ton or 145.8 gram sample is used in the fire assay. To minimize potential lead exposure of the laboratory staff, bismuth is used as the collector of the gold and silver. After a 2-hour fusion, the samples are poured into molds. The samples are slagged and are cupelled in the cupel room. Following cupellation, the bead is smashed and parted with nitric acid, rinsed, dried, and annealed. The fire assay is completed with a gravitimetric finish.

        The assay laboratory maintains an internal assay quality control program. Laboratory supervisors routinely conduct quality inspections of sample preparation, equipment calibration, and assaying procedures. The lab regularly participates in round robin assays with other mine labs to check internal procedures. Five percent of all pulps are screened to verify that the pulps meet specification. Because of the large crucibles used in the five assay-ton fire assay, only 11 samples are fired per oven. Of these, one of the samples is either a blank (barren silica sand) or a certified standard that is inserted randomly by the lab computer system. The blank is inserted prior to the preparation stage. The standard is inserted following sample preparation. If the assay results exceed limits for either the blank or the standard, the entire batch is re-assayed.

        Assay results from blanks and standards are plotted and graphed daily. These graphs are an integral tool used by the assayers and supervisors to continuously monitor and improve lab procedures.

MINERAL RESERVE AND RESOURCE ESTIMATES

        The following table sets forth the estimated proven and probable reserves for the Round Mountain mine as at December 31, 2003, and 2002, reflecting Kinross' 50% interest:


                                       2003 (AT A                                             2002 (AT A
                                      GOLD PRICE OF                                          GOLD PRICE OF
                                      U.S. $325 PER                                          U.S. $300 PER
                                         OUNCE)                                                 OUNCE)
                  -------------------------------------------------      -------------------------------------------------
                                         AVERAGE          GOLD                                  AVERAGE         GOLD
                      TONNES              GRADE         CONTENT              TONNES              GRADE        CONTENT
                      ------              -----         -------              ------              -----        -------
                    (MILLIONS)            (GPT)        (000'S OZ)          (MILLIONS)            (GPT)       (000'S OZ)
Proven(1)               59.7              0.57           1,099                42.9               0.59            815
Probable                35.4              0.66             751                44.2               0.75          1,060
                        ----              ----           -----                ----               ----          -----
Total                   95.1              0.61           1,850                87.1               0.67          1,875
                        ====              ====           =====                ====               ====          =====

-------------------------
(1) Includes 38,430,000 tonnes stockpiled at December 31, 2003, with an average grade of 0.45 gpt or 562,000 ounces of proven gold reserves.

        In addition to the estimated proven and probable reserves, as at December 31, 2003, the Round Mountain mine has an estimated 15.9 million tonnes of measured and indicated resources at an average grade of 0.53 grams of gold per tonne at a gold price of U.S. $350 per ounce. UNITED STATES INVESTORS ARE ADVISED THAT THE TERMS "MEASURED RESOURCES" AND "INDICATED RESOURCES" ARE RECOGNIZED BY CANADIAN REGULATIONS BUT NOT BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. UNITED STATES INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO PROVEN AND PROBABLE RESERVES.

MINING AND MILLING OPERATIONS

        The Round Mountain mine currently operates a conventional open pit that is approximately 8200 feet long in the north-west, south-east direction and 5000 feet wide (north-east to south-west). The mining is conducted on 35 foot benches by electric shovels and front end loaders paired with 150, 190 and 240 ton haul trucks.

        Blasthole patterns are drilled on centers that range from 16 to 30 feet. Blasthole samples are collected and assayed and provide the control for ore segregation. Based upon these assays, blasted pit ore is determined to be run-of-mine dedicated pad ore, crushed reusable pad ore, or waste. Sulfide material greater than or equal to 0.018 opt of gold is shipped directly to the mill or mill stockpile. Run-of-mine ore is delivered the dedicated pad. Re-usuable pad ore is crushed and placed on reusable leach pads and waste is delivered directly to the waste dumps. Placer material encountered during normal stripping operations is sent to the dedicated pad. High grade coarse gold bearing ore is handled in one of three ways: 1) leached on the re-useable pad and offloaded to the mill; 2) sent directly to the gravity plant with tails reporting to the mill; or 3) sent directly to the mill or mill stockpile. Gold particle size distribution of high-grade ore determines the processing method.

        The Round Mountain operation uses conventional open-pit mining methods and recovers gold using four independent processing operations. These include crushed ore leaching (reusable pad), run-of-mine ore leaching (dedicated pad), milling and the gravity concentration circuit. Most of the ore is heap leached, with higher grade oxidized ores crushed and placed on the reusable pad. Lower grade ore, ore removed from the reusable leach pad and stockpiled ore that was previously leached are placed on the dedicated pad.

        The reusable pad processed 19,434 tons of ore per day in 2003, compared to 26,987 tons per day in 2002. Reusable pad volume varies with ore release, which is determined by the phases of the pit being mined. Reusable pad production increased in 2003 to 230,773 ounces from 242,808 ounces in 2002 due to the processing of higher grade ores and higher recoveries.

        The dedicated pad processed 145,125 tons of ore per day in 2003, compared to 135,222 tons per day in 2002. Production in 2003 from the dedicated pad was 421,218 ounces, compared to 347,966 ounces in 2002, due to higher recoveries.

        The mill processed 7,366 tons per day in 2003 producing 124,341 ounces, compared to 10,067 tons per day in 2002 producing 153,946 ounces. The mill facility achieved a recovery rate of 84.9% from both higher-grade oxide and non-oxidized ores during 2003 by employing gravity concentration, fine grinding and cyanide leaching.

        Ore and waste rock were mined at a rate of approximately 134,224 tons per day in 2003 compared to 174,920 tons per day in 2002.

        The finished dore bullion is shipped to refineries in North America for further processing as per the agreements of established contracts of the participants of the Smoky Valley Common Operation. Once the dore bullion leaves the mine site, marketing and sales are the responsibility and discretion of the Joint Venture partners.

        The site Plan of Operations and Comprehensive Reclamation Plans filed with the United States Department of the Interior, BLM and Nevada Division of Environmental Protection (NDEP) have been approved for all current operational facilities. Annual updates of the Reclamation Plan are prepared to adjust for cost inflation and to take credit for concurrent reclamation activities and submitted to the above listed agencies. The current reclamation cost estimate, approved in December 2003 by the BLM, USFS and NDEP totals $36.8 million. The net present value of these future cash outflows computed in accordance with CICA Handbook section 3063, which is effective for fiscal years beginning January 1, 2004, was $26.5 million at December 31, 2003. Tentative plans for permanent closure activities have been approved by the NDEP and BLM. Each participant in the Common Operation is responsible for its own estimate of reclamation costs in its own accounts. Kinross has posted letters of credit totaling $20.9 million in support of its share of site restoration costs at December 31, 2003.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

        The following table summarizes certain gold production, operating and financial data relating to Kinross' 50% ownership interest in the Round Mountain mine for the eleven months ended December 31, 2003. Information for the years ended December 31, 2003, 2002, and 2001, is included for comparative purposes.

                                                           KINROSS
                                                            SHARE                 YEARS ENDED DECEMBER 31,
                                                            -----                 ------------------------
                                                            2003            2003           2002            2001
                                                            ----            ----           ----            ----
SELECTED PRODUCTION AND OPERATING INFORMATION:

Gold produced (ounces)(3)
   Heap leach--reusable pad............................    102,629         115,386         121,404          109,852
   Heap leach--dedicated pad...........................    191,770         210,609         173,983          184,875
   Milled..............................................     57,450          62,171          76,973           78,427
   Other(2)............................................      4,484           4,484           5,387              321
                                                           -------         -------         -------          -------
   Total...............................................    356,333         392,650         377,747          373,475
                                                           =======         =======         =======          =======

Equivalent gold ounces(3)(4)...........................    364,271         401,127         382,414          376,899

SELECTED FINANCIAL INFORMATION
(IN MILLIONS EXCEPT UNIT COSTS):(3)

Revenue................................................    $ 132.7         $ 144.6         $ 114.3          $ 105.5
                                                           -------         -------         -------          -------
Cost of production.....................................       60.8            64.2            68.1             70.6
Royalties and production taxes.........................       12.5            13.5             9.3              7.6
Inventory change/other.................................        1.6             2.3             0.2              1.4
Site restoration costs accruals........................        1.8             2.5             3.4              3.4
Depreciation, depletion and amortization...............       33.7            36.2            21.6             20.6
Interest...............................................         --              --             0.3            (0.8)
Exploration............................................        2.1             2.1             1.0              0.7
                                                           -------         -------         -------          -------
                                                             112.5           120.8           103.9            103.5
                                                           -------         -------         -------          -------
Net earnings...........................................    $  20.2         $  23.8         $  10.4          $   2.0
                                                           =======         =======         =======          =======

OTHER FINANCIAL INFORMATION:

Capital expenditures (millions)(3).....................    $   5.7         $   5.8         $   8.6          $  15.0

Production cost per ounce of gold produced
   Direct mining expense...............................    $   167         $   164         $   180          $   190
   Royalties and production taxes......................         34              34              25               20
                                                           -------         -------         -------          -------
   Total cash cost.....................................        201             198             205              210
   Depreciation, depletion and amortization............         93              92              57               55
   Reclamation.........................................          5               6               9                9
                                                           -------         -------         -------          -------
   Total production costs..............................    $   299         $   296         $   271          $   274
                                                           =======         =======         =======          =======

OTHER INFORMATION:

Heap leach--reusable pad(1)
   Ore processed (tons/day)............................     19,045          19,704          26,987           23,601
   Total tons of ore processed.........................      6,285           7,113           9,742            8,520
   Grade (ounces per ton)..............................      0.043           0.043           0.043            0.035
   Average gold recovery rate (%)......................       67.0            69.5            61.3             77.4

Heap leach--dedicated pad(1)
   Ore processed (tons/day)............................    149,570         147,136         135,322          128,637
   Total tons of ore processed.........................     49,358          53,116          48,815           46,438
   Grade (ounces per ton)..............................      0.011           0.011           0.011            0.011
   Average gold recovery rate (%)......................        (5)             (5)             (5)              (5)

Milled(1)
   Ore processed (tons/day)............................      8,045           7,508          10,067           10,171
   Total tons of ore processed.........................      2,655           2,711           3,664            3,702
   Grade (ounces per ton)..............................      0.050           0.053           0.050            0.050
   Average gold recovery rate (%)......................       86.0            85.7            84.6             83.7

                                      (footnotes contained on following page)

-------------------------
(1)     Tons processed include 100% of mine production.
(2) A high-grade occurrence was discovered in April 1992. A small gravity plant was constructed to recover these ounces.
(3) Gold equivalent production, selected financial information and capital expenditures are 50% of the results of the Round Mountain mine for the periods indicated.
(4) Equivalent gold production presented by Kinross includes silver production converted to gold production using the ratio of the average spot market prices (eleven months--2003: 74.60:1; 2003: 74.79:1; 2002:
        67.49:1; 2001: 62.00:1).
(5) For dedicated leach pads, a gold recovery rate cannot be calculated until leaching is complete. Based on metallurgical test work completed during 1994 and 1995, the eventual recovery rate is estimated to be approximately 65%.

        Total cash costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations," above.

        For further information on the 2003 results, refer to the disclosure included under "Kinross Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial/Operations--Operations--Mine Operations--Round Mountain (50% owner and operator), USA.

PRODUCTION, LIFE OF MINE, AND CAPITAL EXPENDITURES

        The planned average production rate (total tons moved) for 2004 is 240,860 tons per day. Of this, 189,300 tons per day are ore production. The annual mining forecast for mill tons mined in 2004 is 1.4 million tons containing 38,300 ounces. Dedicated pad feed mined from the pit are estimated to be 18.5 million tons containing 231,200 ounces. Dedicated pad feed mined from the offload material are estimated to be 38.1 million tons containing 393,300 ounces. Mined production for the Reusable pad in 2004 is estimated to be 7.0 millions tons containing 207,900 ounces.

        Mining at Round Mountain is expected to be complete during 2006 (assuming no additions to reserves), with completion of stockpile processing in 2008. The joint venture partners continue to support an aggressive exploration program in the vicinity of the mine in order to add reserves and extend the mine life.

        Kinross' share of estimated gold equivalent production for 2004 is 367,500 ounces at total cash costs of $223 per ounce.

        Kinross' share of capital expenditures at the Round Mountain mine in 2003 was $5.7 million compared to $nil during 2002. The increase was due to the completion of the Echo Bay business combination on January 31, 2003. Pit de-watering and dedicated leach pad construction accounted for the majority of the capital expenditures in 2003. Kinross' share of planned capital expenditures for 2004 is $8.1 million.

                                    [PICTURE]
















                                  RMGC Site Map

ENVIRONMENTAL REGULATIONS

GENERAL

        Kinross' exploration activities and mining and processing operations are subject to the federal, state, provincial, regional and local environmental laws and regulations in the jurisdictions in which Kinross' facilities are located, such as the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right to Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws and their equivalent in other jurisdictions. In all jurisdictions in which Kinross operates, environmental licenses, permits and other regulatory approvals are required in order to engage in exploration, mining and processing, and mine closure activities. Regulatory approval of a detailed plan of operations and a comprehensive environmental impact assessment is required prior to initiating mining or processing activities or for any substantive change to previously approved plans. In all jurisdictions in which Kinross operates, specific statutory and regulatory requirements and standards must be met throughout the life of the mining or processing operations in regard to air quality, water quality, fisheries and wildlife protection, archaeological and cultural resources, solid and hazardous waste management and disposal, the management and transportation of hazardous chemicals, toxic substances, noise, community right-to-know, land use, and reclamation. Kinross is currently in compliance in all material respects with all applicable environmental laws and regulations.

PERMITTING--BUCKHORN PROJECT

        Development of the Buckhorn Mountain Project is subject to various permitting requirements. A plan of operations has been submitted to the governing agencies for the purpose of review of the project proposal and preparation of environmental documents as required by law as a prerequisite to any application for permits necessary for operation. The document builds in part on the previous work developed by Battle Mountain Gold relating to the Buckhorn Mountain Project (then known as the "Crown Jewel Project"). The plan of operations is also based in part on studies performed during the environmental review of the prior proposal. The current plan of operations proposes underground mining operation rather than an open pit operation and includes the incorporation of the existing and approved Kettle River Mill for the processing of the ore. These changes greatly simplify the project description, environmental concerns, and associated technical issues.

        In addition to receiving agency approval on the plan of operations, the Buckhorn Mountain Project must comply with other federal, state, and local laws and regulations. As part of the scoping process governmental agencies determine what permits will be required for operation of the mine and which existing or new environmental information will be necessary to review in order to determine any mitigation measures which must be undertaken to address identified impacts.

        Securing the necessary environmental approvals is expected to take approximately 18 months in total, and at a cost of approximately $1.5 million. The costs include the third party contractor for the supplemental environmental impact statement, additional technical studies (e.g., hydrology, geochemistry), and general permitting costs.

        Although all required environmental permits are expected to be issued for the Buckhorn Mountain Project, significant public opposition to the Project could result in delays, increased costs, or the inability to obtain one or more necessary permits. However, most of the sensitive environmental issues associated with the previous Battle Mountain Gold proposed mine plan are not part of the current proposal, reducing, but not eliminating, the risk of delays resulting from public opposition to the Project.

CERCLA ACTION

        In 1998, Lassen Gold Mining Inc. (a subsidiary of Kinross) was identified as a Potentially Responsible Party ("PRP") under the United States Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.ss.9601, et seq.; the Resource Conservation and Recovery Act, as amended 42 U.S.C. ss.ss.6901, et seq.; and the California Hazardous Substances Account Act, as amended, the California Health and Safety Code ss.ss. 25300 et seq., in connection with the PRC Patterson Superfund Site. Kinross became a member of the Patterson Environmental Trust that funded the site remediation. The total paid to the Trust by Kinross was $175,552. As more PRPs were identified and became contributors to the Trust or participated in funding remediation separately, the amount of funds held by the Trust exceeded the financial obligation. In 2001, in accordance with a Cash-Out Settlement Agreement, Kinross was refunded $152,308. Kinross may receive a supplemental distribution when settlement is reached with the additional PRPs and from accrued interest in the Trust escrow account. All remediation and restoration activities have been completed at the PRC Patterson Superfund site. Kinross no longer has any liability associated with the site.

        Other than as disclosed above, Kinross is not a PRP in any other CERCLA action.

LEGAL PROCEEDINGS

DERIVATIVE ACTION


        In October 1996, a shareholder derivative action was filed in the Court of Chancery of Delaware on behalf of Kinam Gold Inc. ("Kinam") formerly Amax Gold Inc. shareholder, entitled HARRY LEWIS V. MILTON H. WARD, ET AL., C.A. No. 15255-NC, against Cyprus Amax, Kinam's directors and Kinam as a nominal defendant. The complaint alleges, among other things, that the defendants engaged in self-dealing in connection with Kinam's entry in March 1996 into a demand loan facility provided by Cyprus Amax. The complaint seeks, among other things, a declaration that the demand loan facility is not entirely fair to Kinam and damages in an unspecified amount. Kinross subsequently filed a motion to dismiss the action with the court. On October 30, 2003, the Court of Chancery of Delaware granted Kinam's motion to dismiss the complaint. The plaintiff appealed this decision on November 30, 2003. This appeal was denied by the Delaware Supreme Court which affirmed the trial court's dismissal. Kinam believes that the complaint is without merit and will continue to defend the matter as required.


CLASS ACTION


        Kinross was named as a defendant in a class action complaint filed on or about April 26, 2002, entitled ROBERT A. BROWN, ET AL. V. KINROSS GOLD U.S.A., INC., ET AL., Case No. CV-S-02-0605-KJD-RJJ, brought in the United States District Court for the District of Nevada. Defendants named in the complaint are Kinross, its subsidiaries, Kinross Gold U.S.A., Inc. and Kinam, and Robert M. Buchan, president and C.E.O. of Kinross. The complaint is brought on behalf of two potential classes, those who tendered their Kinam preferred stock into the tender offer for the Kinam $3.75 Series B Preferred Stock made by Kinross Gold U.S.A. and those who did not. Plaintiffs argue, among other things, that amounts historically advanced by Kinross to Kinam should be treated as capital contributions rather than loans, that the purchase of Kinam preferred stock from institutional investors in July 2001 was a constructive redemption of the preferred stock, an impermissible amendment to the conversion rights of the preferred stock, or constituted the commencement of a tender offer, that Kinross and its subsidiaries have intentionally taken actions for the purpose of minimizing the value of the Kinam preferred stock, and that the amount offered in the tender offer of $16.00 per share was not a fair valuation of the Kinam preferred stock. The complaint alleges breach of contract based on the governing provisions of the Kinam preferred stock, breach of fiduciary duties, violations of the "best price" rule under Section 13(e) of the Securities Exchange Act of 1934, as amended, and the NYSE rules, violations of Section 10(b) and 14(e) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5 and 14c-6(a) hereunder, common law fraud based on the acts taken and information provided in connection with the tender offer, violation of Nevada's anti-racketeering law, and control person liability under Section 20A of the Securities Exchange Act of 1934, as amended. A second action seeking certification as a class action and based on the same allegations was also filed in the United States district Court for the District of Nevada on or about May 22, 2002. It names the same parties as defendants. This action has been consolidated into the Brown case and the Brown plaintiffs have been designated as lead plaintiffs. The plaintiffs seek damages ranging from $9.80 per share, plus accrued dividends, to $39.25 for the 894,600 shares of Kinam preferred stock potentially subject to the litigation, an aggregate of $8.8 million to $35.1 million or, in the alternative, the issuance of 26.875 to 80.625 Kinross shares for each Kinam preferred share. They also seek triple damages under Nevada statutes. Kinross brought a motion for judgment on the pleadings with respect to the federal securities claims based on fraud. Discovery was stayed pending the resolution of this matter. On September 29, 2003, the Court ruled that plaintiffs had failed to adequately state a federal securities fraud claim. The plaintiffs were given an opportunity to amend the complaint to try and state a claim that would meet the pleading standards established by the Court, but, if they are unable to do so, these claims will be dismissed. The plaintiffs have filed an amended complaint with the Court in an effort to eliminate the deficiencies in their original complaint. Kinross believes the amended complaint is without merit and has filed a motion for judgment on the pleadings seeking dismissal of the securities fraud claims without prejudice. Kinross anticipates continuing to vigorously defend this litigation. Kinross cannot reasonably predict the outcome of this action and the amount of loss cannot be reasonably estimated.

SETTLEMENT IN GREECE

        On December 10, 2003, the Greek government unilaterally terminated the contract pursuant to which Kinross' two subsidiaries, TVX and TVX Hellas S.A., held title to the Hellenic Gold Properties, and invited them to enter into a settlement agreement. A settlement agreement was then executed on December 12, 2003, pursuant to which the Greek government agreed to pay 11 million euros to TVX Hellas. Kinross agreed to augment the 11 euros with an additional 11 million euros, and to contribute all such amounts in full satisfaction of labor and trade liabilities of TVX Hellas. On January 30, 2004, Kinross advanced TVX Hellas 11 million euros and received a full release from all liabilities in connection with environmental remediation. TVX Hellas has settled all labor related claims and has filed for bankruptcy. Trade and other payables will be settled in the bankruptcy proceeding out of the remaining funds on hand in Greece.

THE HELLENIC GOLD PROPERTIES LITIGATION

        The Ontario Court (General Division) issued its judgment in connection with the claim against TVX by three individuals (collectively the "Alpha Group") on October 14, 1998, relating to TVX's interest in the Hellenic Gold Mining assets in Greece. The Court rejected full ownership and monetary damages claims but did award the Alpha Group a 12% carried interest and the right to acquire a further 12% participating interest in the Hellenic Gold Assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross appeal.

        Subsequent to the trial decision in October, 1998, TVX received notification of two actions commenced by 1235866 Ontario Inc. ("1235866"), the successor to Curragh Inc., Mineral Services Limited and Curragh Limited, against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against TVX for an interest in the Hellenic gold mines. On July 28, 1999, TVX entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of TVX's interest in the Hellenic gold mines. 1235866 agreed not to pursue any claim against TVX for an interest in the Hellenic Gold Properties beyond the interest awarded to the Alpha Group by the courts. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by TVX and its subsidiaries in connection with the acquisition, exploration, development and operation of the Hellenic Gold Properties up to the date of exercise. The TVX appeal, the Alpha Group cross appeal and a motion by 1235866 were all heard on February 17, 18 and 25, 2000. By judgment released June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, upheld the trial decision and rejected the Alpha Group cross appeal. The Court also rejected the motion of 1235866 for a new trial. As a result, TVX holds, as constructive trustee, a 12% carried interest and a right to acquire 12% participating interest in the Hellenic Gold Properties upon the payment of costs associated with that interest. The action by 1235866 against the Alpha Group continues. TVX and the Alpha Group have been unable to agree on the definition and application of the 12% carried interest and the right to acquire a 12% participating interest in the Hellenic Gold Properties awarded to Alpha Group in the trial judgment. Accordingly, in June 2001, a new action was commenced between the Alpha Group and TVX to clarify the award. TVX anticipates that the hearing with respect to such matter may be held in 2005.

        As a result of the settlement agreement Kinross executed with the Greek Government with respect to TVX Hellas S.A., the Alpha group has threatened further litigation due to an alleged breach of the October 14, 1998, judgment in the action noted above between the Alpha Group and TVX relating to the Hellenic Gold mines. The Alpha Group has threatened to expand this claim to include a claim against Kinross for breach of fiduciary duty. In addition, 1235866 has threatened further litigation for breach of fiduciary duty. Kinross cannot reasonably predict the outcome of this litigation and the threatened litigation and the amount of loss cannot be reasonably estimated. No pleadings have been exchanged with respect to these two threatened actions.

RUSSIA


        In July 2003, Kinross received notice that local taxation authorities in Russia are seeking a reassessment of the tax paid relating to the Kubaka mine by Omolon, Kinross' 98.1% owned Russian Joint Stock Company, in the amount of $8.5 million, which included penalties and interest. The notice challenged certain deductions and tax concessions relating to tax returns filed by Kinross in prior years. Kinross appealed this notice of reassessment and, on January 27, 2004, the Magadan Arbitration court agreed with Kinross on three of the four major reassessment items. The impact of this ruling reduced the liability to $3.9 million, which included interest and penalties. However, on May 14, 2004, the Magadan Appeal Court reversed this ruling. Kinross is appealing this decision to the Khaborovsk Cessation Court. Kinross cannot reasonably predict the potential outcome of this action and the amount of loss cannot reasonably be estimated.


CHILE

        On September 27, 2001, Kinross' 100% owned Chilean mining company, Compania Minera Kinam Guanaco ("CMKG") received a tax reassessment from the Chilean IRS. The reassessment, in the amount of $6.7 million, disallows certain deductions utilized by a third party. The third-party has indemnified Kinross for up to $13.5 million in relation to this reassessment. Kinross appealed the reassessment and, on January 12, 2004, the Chilean IRS upheld the tax auditors' position. Kinross plans to appeal the reassessment with the Chilean Tax Court. Kinross believes this reassessment will be resolved with no material adverse affect to Kinross' financial position, results of operations or cash flows.

BRAZIL

        Kinross' 50% owned Brazilian mining company, Mineracao Serra Grande S.A. which owns the Crixas mine, received a tax reassessment in November 2003 from the Brazilian IRS. The reassessment disallowed the claiming of certain sales tax credits and assessed interest and penalties of which Kinross' 50% share totals $9.5 million. Kinross and its joint venture partner believe that this reassessment will be resolved without any material adverse affect on its financial position, results of operations, or cash flows.

SUMMA

        In September 1992, Summa Corporation ("Summa") commenced a lawsuit against Echo Bay Exploration Inc. and Echo Bay Management Corporation (together, the "Subsidiaries"), indirect subsidiaries of Echo Bay, alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate royalties in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three-member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision. Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. Echo Bay has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither Echo Bay, nor counsel to the Subsidiaries, believe it is possible to quantify the precise amount of liability pursuant to a revised royalty calculation.

        In March, 2004, Summa filed a complaint in the District Court of Nevada, THE HOWARD HUGHES CORPORATION V. ECHO BAY MANAGEMENT CORPORATION, ET AL., Case No. A481813, against Echo Bay, the Subsidiaries, Kinross, Newmont Mining Corporation, and the officers and directors of the various corporate entities, alleging that the Subsidiaries have transferred substantially all of their assets to insiders and close third-parties, rendering them unable to respond to any judgment that Summa may obtain in the underlying litigation. The complaint alleges that the Echo Bay and TVX combination with Kinross and the acquisition of the closed McCoy/Cove mining operations by Newmont in exchange for assumption of the reclamation obligations was the culmination of a scheme to improperly strip the Subsidiaries of their assets. Kinross filed an answer to the complaint and sought to stay the action until the resolution of the 1992 action described above. This motion was denied and is being appealed by Kinross. No discovery has taken place in this action. Kinross believes this complaint to be without merit and anticipates vigorously defending the action.


OTHER

        In November 2001, two former employees of Echo Bay brought a claim against Echo Bay pursuant to the CLASS PROCEEDINGS ACT (British Columbia) as a result of the temporary suspension of operations at Echo Bay's Lupin mine in the spring of 1998 and the layoff of employees at that time. On August 12, 2002, the Supreme Court of British Columbia dismissed Echo Bay's application for a declaration that British Columbia did not have jurisdiction in connection with this claim or in the alternative, that the Court should decline jurisdiction. Echo Bay appealed this decision. On April 4, 2003, the appeal was heard by the Court of Appeal for British Columbia. On May 16, 2003, in a unanimous decision, the Court of Appeal allowed Kinross' appeal and service was set aside on the basis that British Columbia does not have jurisdiction in connection with this claim. In addition the court ordered the former employees to reimburse Echo Bay for costs associated with the appeal and the Supreme Court of British Columbia proceedings. On August 18, 2003, counsel for the former employees filed an application for leave to appeal to the Supreme Court of Canada. On March 4, 2004, the application for leave to appeal to the Supreme Court of Canada was dismissed with costs payable to Echo Bay.

        Kinross has been advised by counsel for the claimants that they have initiated proceedings on behalf of 75 employees for damages for wrongful dismissal in Nanavut and the Northwest Territories. They have requested that Echo Bay choose the jurisdiction in which proceedings are to be pursued. Echo Bay has not yet been served with these proceedings nor is the amount involved known at this time.

        Kinross is also involved in legal proceedings and claims arising in the ordinary course of its business. Kinross believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect Kinross' financial position, results of operations or cash flows.

EMPLOYEES


        At June 30, 2004, Kinross and its subsidiaries employed approximately 6,800 persons. Kinross' employees in the United States and Canada are predominately non-unionized. At the Porcupine Joint Venture a three-year Collective Bargaining Agreement was ratified on November 1, 2002. Kinross considers its employee relations to be good.

--------------------------------------------------------------------------------

                              MANAGEMENT OF KINROSS

--------------------------------------------------------------------------------

DIRECTORS

        Set forth below is information regarding the directors of Kinross.

                                                             COMMON SHARES,
                                                               RESTRICTED                        MEETINGS ATTENDED(3)
                                                              SHARE RIGHTS
                                                              AND DEFERRED
                                                               SHARE UNITS
                                                                 OWNED,
   NAME AND PLACE          PRINCIPAL                          CONTROLLED OR       CURRENT         BOARD
    OF RESIDENCE           OCCUPATION       DIRECTOR SINCE     DIRECTED(1)     COMMITTEES(3)    (TOTAL 7)   COMMITTEES
------------------------------------------------------------------------------------------------------------------------
John A. Brough         President,          January 19, 1994   1,166 Common        A, C, N       7 of 7      A -  5 of 5
Vero Beach, Florida    Torwest Inc.                           2,673.46 DSUs                                 C -  3 of 3
                       (real estate                                                                         N -  2 of 2
                       development
                       company)

Robert M. Buchan(2)    President and       May 31, 1993      145,772 Common         None        7 of 7
Toronto, Ontario       Chief                                     50,000
                       Executive Officer                       Restricted
                       of Kinross                             Share Rights

Scott A. Caldwell      Executive Vice-     March 3, 2003      46,068 Common         None
Toronto, Ontario       President and                             17,000                         7 of 7
                       Chief                                   Restricted
                       Operating Officer                      Share Rights
                       of Kinross

Arthur H. Ditto        Retired Mining      May 31, 1993      182,953 Common         None
Phoenix, Arizona       Executive                              2,005.10 DSUs                     7 of 7

John A. Keyes          Retired Mining      March 3, 2003      11,666 Common          E          7 of 7      E -  4 of 4
The Woodlands, Texas   Executive                              2,272.44 DSUs                                 A - 1 of 1

Richard S. Hallisey    President of        December 5, 2003       None              A,E         -
Toronto, Ontario       Sullivan Holdings                      1,047.49 DSUs
                       Limited

John M. H. Huxley      Principal,          May 31, 1993       41,603 Common       A, C, N       6 of 7      A -  4 of 5
Toronto, Ontario       Algonquin                              2,272.44 DSUs                                 C -  3 of 3
                       Management Inc.                                                                      N -  2 of 2
                       (management
                       company)

George A. Michals      President,          January 31, 2003   27,083 Common        A, CG                    A -  3 of 3
Orangeville, Ontario   Baymont Capital                        2,005.10 DSUs                     7 of 7      CG -  2 of 2
                       Resources Inc.
                       (investment
                       holding company)

Cameron A. Mingay      Partner, Cassels    January 12, 2001   1,666 Common         CG, E        7 of 7      CG -  2 of 2
Toronto, Ontario       Brock & Blackwell                      2,005.10 DSUs                                 E -  4 of 4
                       LLP (law firm)

John E. Oliver         Senior              March 7, 1995      7,360 Common        C, CG, N      7 of 7      A - 1 of 1
San Francisco,         Vice-President,                        5,346.92 DSUs                                 C -  3 of 3
California             Atlantic Region,                                                                     CG -  2 of 2
                       Bank  of Nova                                                                        N -  2 of 2
                       Scotia (financial
                       institution)

-------------------------
(1) Information respecting holdings of common shares has been provided by individual directors. Information respecting Restricted Shares Rights and Deferred Share Units is set forth in "Management of Kinross--Executive Compensation."
(2) Mr. Buchan also holds 384,613 convertible preferred shares of Kinross which are convertible into 1,058,390 common shares.
(3) Committees: A-Audit, C-Compensation, CG-Corporate Governance, E-Environmental, N-Nominating.

        Each of the directors has held the principal occupation set forth opposite his name, or other executive offices with the same firm or its affiliates, for the past five years, with the exception of Messrs. Arthur H. Ditto, Richard S. Hallisey, and John A. Keyes. Prior to February 2003, Mr. Ditto held the position of Vice-Chairman of Kinross from April 2002 to January 2003. Prior to that, from 1993 to 2002, he was Chief Operating Officer of Kinross and from 1996 to 2002 he was President of Kinross. Prior to December 2001, Mr. Hallisey was Vice-Chairman, National Bank Limited and, prior to January 1999, he was Vice-Chairman, First Marathon Securities Limited. Mr. Keyes, prior to January 2001, was President and Chief Operating Officer of Battle Mountain Gold Company and prior thereto was Senior Vice-President of Battle Mountain Gold Company.

        Below is a biography of each of the directors of Kinross:

JOHN A. BROUGH

        Mr. Brough has been President of Torwest Inc., a real estate development company, since 1998. Prior to 1998, Mr. Brough held the position of Executive Vice-President and Chief Financial Officer of iStar Internet Inc. Prior to 1997, Mr. Brough was Senior Vice-President and Chief Financial Officer of Markborough Properties Limited. He holds a Bachelor of Arts degree and is a Chartered Accountant.

ROBERT M. BUCHAN

        Mr. Buchan has been Chief Executive Officer of Kinross since May 1993. Prior to that he was Vice-Chairman of Dundee Bancorp Inc. Mr. Buchan is a director of B. C. Metals Corporation and also sits on the Board of the Art Gallery of Ontario. He has a degree in Mining Engineering and a Masters in Mineral Economics.

SCOTT A. CALDWELL

        Mr. Caldwell has been Executive Vice-President and Chief Operating Officer of Kinross since June 2002. Prior to that Mr. Caldwell was Senior Vice-President of Mine Operations of Kinross from 2001 to 2002 and he was and Senior Vice-President of Surface Operations of Kinross from 1998 to 2001. Prior to joining Kinross, he was Vice-President of Operations for Echo Bay from 1996 to 1998. Mr. Caldwell has a Bachelor of Science (Mining) degree.

ARTHUR H. DITTO

        Mr. Ditto previously held the position of the Vice-Chairman of Kinross from April 2002 to January 2003. Prior to that, from 1993 to 2002, he was Chief Operating Officer of Kinross and from 1996 to 2002, he was the President of Kinross. Mr. Ditto is currently retired and sits on the Board of Montana Tech Foundation. Mr. Ditto is also a director of Titanium Corporation, Inc., a position he has held since January 15, 2003. He holds a Bachelor of Science degree, is a registered Professional Engineer and has completed the executive development program at the University of Illinois.

RICHARD S. HALLISEY

        Mr. Hallisey is President and a director of Sullivan Holdings Limited, a position he has held since December, 2001. From January 1999 to December 2001, Mr. Hallisey was Vice-Chairman and Managing Director of National Bank Financial. Prior to his position with National Bank Financial, Mr. Hallisey was Vice-Chairman and a director of First Marathon Securities Limited. Mr. Hallisey holds a Bachelor of Science degree and a Masters in Business Administration.

JOHN M. H. HUXLEY

        Mr. Huxley has been a principal of Algonquin Management Inc., the manager of the Algonquin Power Income Fund, since 1997. Prior to that he was President of Algonquin Power Corporation, a builder, developer and operator of hydroelectric generating facilities in Canada and the United States. He holds a Bachelor of Laws degree.

JOHN A. KEYES

        Mr. Keyes most recently held the position of President and Chief Operating Officer of Battle Mountain Gold Company until 2001. Prior to that position, Mr. Keyes served as the Senior Vice-President, Operations, for Battle Mountain Gold Company with responsibility for operations in the United States, Canada, Bolivia, Chile, and Australia. Mr. Keyes has a Bachelor of Science degree (honors) and has completed an executive MBA course.

GEORGE F. MICHALS

        Mr. Michals is President of Baymont Capital Resources Inc., an investment holding company. Mr. Michals is a director of Morguard Corporation and Headwaters HealthCare Centre and has served in the past on the Boards of a number of private and public companies. From 1987 to 1990, he held the position of Executive Vice-President and Chief Financial Officer of Canadian Pacific Limited. He holds a Bachelor of Commerce degree and is a Chartered Accountant.

CAMERON A. MINGAY

        Mr. Mingay has been a partner of Cassels, Brock & Blackwell LLP, a law firm, since 1999. Prior to 1999, he was a partner of Smith Lyons LLP. He is also a director of Waverider Communications Inc., Alliance Surface Finishing Inc., and the Canadian Parapalegic Association (Ontario). Mr. Mingay holds a Bachelor of Laws degree and is a member of the Law Society of Upper Canada.

JOHN E. OLIVER

        Mr. Oliver was appointed Senior Vice-President, Atlantic Region, Bank of Nova Scotia in March 2004. Prior to that, Mr. Oliver was Executive Managing Director and Co-Head of Scotia Capital U.S., Bank of Nova Scotia from October 1999. From 1997 to 1999 Mr. Oliver was Senior Vice-President, Corporate and Real Estate Banking of Bank of Nova Scotia and prior thereto, he was Senior Vice-President of Real Estate Banking of Bank of Nova Scotia. Mr. Oliver was appointed the Independent Chairman of Kinross in August 2002.

OFFICERS

        The following table sets forth the names of each of the officers of Kinross and all offices of Kinross now held by each of them.



NAME                                            OFFICE HELD
----                                            -----------
ROBERT M. BUCHAN.............................   President and Chief Executive Officer
SCOTT A. CALDWELL............................   Executive Vice-President and Chief Operating Officer
RODNEY A. COOPER.............................   Vice-President, Technical Services
JERRY W. DANNI...............................   Vice-President, Environmental Affairs
ALAN R. EDWARDS..............................   Vice-President, Operations
CHRISTOPHER T. HILL..........................   Vice-President, Investor Relations, and Treasurer
JOHN W. IVANY................................   Executive Vice-President
LARS-ERIC JOHANSSON..........................   Executive Vice-President and Chief Financial Officer
ANDREW F. KACZMAREK..........................   Vice-President, Project Development
JOHN E. OLIVER...............................   Independent Chairman
SHELLEY M. RILEY.............................   Corporate Secretary
ALLAN D. SCHOENING...........................   Vice-President, Human Resources and Community Relations
RONALD W. STEWART............................   Vice-President, Exploration

        The following sets forth biographical information for each of the executive officers of Kinross who is not also a director of Kinross:

        RODNEY A. COOPER was appointed Vice-President, Technical Services, on March 15, 2004. Prior to that, Mr. Cooper held the position of Director, Technical Services, from March 2002 to March 2004, and Project Manager, Timmins, from June 2000 to February 2002. From January 1999 to May 2000, he was Mine Superintendent, Eskay Creek Mine for Homestake Canada Inc.

        JERRY W. DANNI has been Vice-President, Environmental Affairs since July 2000. Prior to joining Kinross, Mr. Danni was Vice-President of Environmental Affairs for Cyprus Climax Metals Company from 1994 to June 2000.

        ALAN R. EDWARDS has been Vice-President, Operations, since July 2003. Prior to that Mr. Edwards was a member in two mining limited liability partnerships, Perlite Southwest and CE Resources, from February 2002 to June 2003; Senior Vice-President, Operations, for P.T. Freeport Indonesia from September 2000 to February 2002; Vice-President, Surface Mines, for P.T. Freeport Indonesia from May 2000 to September 2000; President and General Manager for Minero C.V. from January 2000 to April 2000; and Vice-President and General Manager of Minero Coiso Verde from January 1998 to January 2000.

        CHRISTOPHER T. HILL has been Vice-President, Investors Relations, and Treasurer since March 2004. Mr. Hill was Vice-President, Treasurer from May 1998 to March 2004. Prior to that he was Treasury Manager, Barrick Gold Corporation from September 1994 to May 1998.

        JOHN W. IVANY has been Executive Vice-President of Kinross since July 1995.


        Lars-Eric Johansson was appointed Executive Vice-President and Chief Financial Officer effective June 1, 2004. Prior to that, he was Executive Vice-President and Chief Financial Officer of Noranda, Inc. of Toronto and prior to Noranda, he was Senior Vice-President and Chief Financial Officer of Falconbridge.


        ANDREW F. KACZMAREK was appointed Vice-President, Project Development, on March 15, 2004. Prior to that, Mr. Kaczmarek was Vice-President and General Manager, Chairman of Gabriel Resources Limited from July 2002 to May 2003. From January 2000 to July 2002, Mr. Kaczmarek was Manager, Safford Project of Phelps Dodge Corporation. Prior to that, he was Director, Project Development, of Cyprus Amax Corporation.

        SHELLEY M. RILEY has been the Corporate Secretary of Kinross since June 1993.

        ALLAN D. SCHOENING has been Vice-President, Human Resources and Community Relations for Kinross since July 1998. Prior to this he was Director, Human Resources for Barrick Gold Corporation from May 1995 to June 1998.

        RONALD W. STEWART has been the Vice-President, Exploration of Kinross since March 2002. Prior to that date he was Director of Investor Relations for Placer Dome from January 2000 to March 2002, Manager Mine Exploration for Placer Dome from February 1998 to January 2000 and Country Exploration Manager, Indonesia for Placer Dome from March 1996 to February 1998.

        Other than the following, none of the directors or officers: (i) has been subject to corporate cease trade order or similar order in the past ten years; (ii) became bankrupt or was the director or officer of a company that became bankrupt in the last ten years; or (iii) has been subject to penalties or sanctions imposed by a court relating to Canadian securities legislation.

        John Ivany, the Executive Vice-President of Kinross, was the subject of enforcement proceedings by the Alberta Securities Commission IN RE CARTAWAY RESOURCES CORP. In its order dated February 22, 2001, the Alberta Securities Commission found that Mr. Ivany, as Chief Executive Officer of Cartaway Resources Corp., had allowed the issuance of a press release that contained a material factual error in violation of the securities laws of the Province of Alberta. As a result, Mr. Ivany was prohibited from acting as a director or officer of any "junior issuer" for a period of five years and ordered to pay costs in the amount of CDN $20,000. Kinross is not a junior issuer under the applicable Alberta Securities Commission provisions.

EXECUTIVE COMPENSATION

        The following table sets forth all annual and long-term compensation for services in all capacities to Kinross and its subsidiaries for the fiscal year ended December 31, 2003, in respect of each of the individuals who were, at December 31, 2003, the Chief Executive Officer and the four senior executive officers, whose total salary exceeded $100,000 (the "Named Executive Officers").


                                           SUMMARY COMPENSATION TABLE(1)
=============================== ================================== ============================== =====================
                                                                                                      ALL OTHER(7)
                                             ANNUAL                   LONG TERM COMPENSATION          COMPENSATION
                                ---------------------------------- ------------------------------
                                                                    COMMON SHARE     RESTRICTED
                                                                       OPTIONS         SHARES
                                          SALARY        BONUS          GRANTED         RIGHTS
 NAME AND PRINCIPAL POSITION     YEAR        $            $               #           GRANTED
                                                                                         #
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Robert M. Buchan                 2003     713,500     535,125(6)      100,000          50,000          111,260
President and Chief Executive    2002     420,479     964,752(5)      124,117               -           50,367
Officer                          2001     387,360      64,650(2)       66,667               -           52,534
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Scott A. Caldwell                2003     273,806     121,295          53,125          17,000           22,722
Executive Vice-President and     2002     203,351     175,120(5)       42,105               -           66,787(3)
Chief Operating Officer          2001     172,892      63,527          26,667               -           35,341(3)
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Arthur H. Ditto                  2003      21,553           -               -               -        1,012,974(4)
Former Vice-Chairman             2002     247,274           -               -               -           23,758
                                 2001     228,421      32,900          41,667               -           23,398
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
John W. Ivany                    2003     237,685     102,030          44,688          14,300           27,667
Executive Vice-President         2002     197,726     226,064(5)       38,916               -           22,199
                                 2001     193,680      64,560          26,667               -           22,055
------------------------------- ------- ------------ ------------- ---------------- ------------- ---------------------
Brian W. Penny                   2003     198,353      69,424          27,800           8,340           18,713
Former Vice-President Finance    2002     171,936     201,388(5)       33,835               -           13,109
and Chief Financial Officer      2001     159,592      47,904          23,333               -           30,613(3)
=============================== ======= ============ ============= ================ ============= =====================

(1) Compensation, which is paid in Canadian dollars, is reported in United States dollars. The rates of exchange used to convert Canadian dollars to United States dollars are: 2001, 1.5489; 2002, 1.5703; and 2003,
        1.4051.
(2)     Paid in January 2002.
(3) Included in all other compensation is the value of the common shares granted under the restricted share plan in 2000.
(4) Mr. Ditto retired as Vice-Chairman on February 1, 2003, and this amount includes his retirement allowance and bonus amount previously shown in 2002.
(5)     Includes bonuses earned in 2002 and paid in January 2003.
(6)     Paid in January 2004.
(7)     Includes pension contributions, auto allowances, and other perquisites.

        For the period January 1 to December 31, 2003, the five senior executives of Kinross received salaries, bonuses, and other compensation totaling $3,466,107 in respect of services rendered to Kinross and its subsidiaries.

        Last year's management information circular of Kinross for its annual meeting of shareholders reported that for the period January 1 to December 31, 2002, the five senior executives of Kinross received salaries, bonuses, and other compensation totaling $2,180,621. This figure was incorrect, as it did not include bonuses totaling $967,936, paid in January 2003, but earned in 2002. These bonuses were declared in recognition of the combination of Kinross with Echo Bay and TVX.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth stock options granted under Kinross' Stock Option Plan during the fiscal year ended December 31, 2003, to each of the named executive officers.

        The options become exercisable as to 33-1/3% on each of the first, second, and third anniversary of the date of grant. The exercise price of the option is the market value (as defined in Kinross' Share Incentive Plan) of the common shares on the date of grant.


                                         OPTION GRANTS IN LAST FISCAL YEAR
===================== ================== =================== ================== ==================== =================
                                                                  AVERAGE
                                                              EXERCISE PRICE      MARKET VALUE ON        DATE OF
        NAME               NUMBER                %             (CDN $/SHARE)    GRANT (CDN $/SHARE)       EXPIRY
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
Robert M. Buchan          100,000               13.55%            $10.90              $10.90             11/24/08
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
Scott A. Caldwell          53,125                7.20%            $10.90              $10.90             11/24/08
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
John W. Ivany              44,688                6.05%            $10.90              $10.90             11/24/08
--------------------- ------------------ ------------------- ------------------ -------------------- -----------------
Brian W. Penny             27,800                3.77%            $10.90              $10.90             11/24/08
===================== ================== =================== ================== ==================== =================

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

        The following table sets forth details of exercised stock options during the fiscal year ended December 31, 2003, by each of the named executive officers and the fiscal year end value of unexercised options on an aggregate basis.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
======================== ============ ====================== ============================= ===========================
         NAME              COMMON        AGGREGATE VALUE        UNEXERCISED AT FISCAL         VALUE OF UNEXERCISED
                           SHARES         REALIZED ($)                 YEAR-END                     IN-THE-
                         ACQUIRED ON                          EXERCISABLE/UNEXERCISABLE     MONEY OPTIONS AT FISCAL
                          EXERCISE                                                                   YEAR-
                                                                                                 END (CDN $)(1)
                                                                                           EXERCISABLE/UNEXERCISABLE
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Robert M. Buchan                -                   -              690,784/100,000                  3,285,623/0
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Scott A. Caldwell          60,000             309,323               125,438/53,125                    250,683/0
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Arthur H. Ditto            42,200              36,714                    270,000/0                  1,441,651/0
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
John W. Ivany              33,333               4,000               242,249/44,688                  1,053,708/0
------------------------ ------------ ---------------------- ----------------------------- ---------------------------
Brian W. Penny             30,000             202,600                97,168/27,800                    307,282/0
======================== ============ ====================== ============================= ===========================

-------------------------

(1) Value of unexercised-in-the-money options calculated using the closing price of CDN $10.32 of the Kinross common shares on the TSX on December 31, 2003, less the exercise price of in-the-money stock options.

PENSION AND OTHER BENEFIT PLANS

CANADA

        In 1997, Kinross established a deferred profit sharing plan and a registered retirement savings plan covering all of the Canadian non-unionized employees. The deferred profit sharing plan provides for basic contributions by Kinross (which cannot be less than 4% of the member's compensation). In addition, there is an annual profit sharing contribution based on Kinross' financial performance. Kinross contributed an aggregate of $93,985 to the deferred profit sharing plan on behalf of the named executive officers during the year ended December 31, 2003.

        The registered retirement savings plan is available to all Canadian employees and allows for the minimum contribution of CDN $60 per month with Kinross matching 100% of this amount with any additional contributions being matched by 50% up to a maximum of CDN $30. Kinross contributed $3,084 to the registered retirement savings plan on behalf of each of Messrs. Buchan, Caldwell, Ivany, and Penny during the year ended December 31, 2003.

UNITED STATES

        Kinross' subsidiary, Kinross Gold U.S.A., Inc., has various pension plans in which one executive officer is eligible to participate. Kinross is required to make certain contributions to the pension plans on behalf of Arthur
H. Ditto.

        Employees are allowed to make contributions to the 401(k) Savings Plan from salary deductions each year subject to certain limitations. Kinross has in past years made matching contributions of 50% of each employee's contributions, but subject to a maximum contribution of 3% of the employee's annual compensation. Employees are always fully vested in their own salary deferral contributions and become fully vested (in 33?% increments) in any contribution by Kinross after three years. Participants are allowed to direct the investment of their account within a group of designated investment funds. Kinross contributed $3,912 to the 401(k) Savings Plan on behalf of Arthur H. Ditto during the year ended December 31, 2003.

        Kinross established a defined contribution money purchase plan (the "Money Purchase Plan") in which substantially all of the employees in the United States participate. The Money Purchase Plan is funded entirely by Kinross. Kinross contributes 5% of the employees' annual wages to this plan. Kinross is required to make contributions to this plan such that no unfunded pension obligations exist. Participants are allowed to direct the investment of the pension plan account balances. Kinross contributed $6,520 to the Money Purchase Plan on behalf of Arthur H. Ditto during the year ended December 31, 2003.

EMPLOYMENT CONTRACTS

        Kinross has entered into a severance agreement with each of the Named Executive Officers. Each of the severance agreements provides for a severance payment equal to two (in the case of Messrs. Ivany and Penny) or 2.5 (in the case of Messrs. Buchan and Caldwell multiplied by the sum of the Named Executive Officer's annual compensation (annual base salary and benefits) and target bonus. In the case of Messrs. Buchan and Caldwell, the severance payment may be paid to the Named Executive Officer following a change of control of Kinross, at the option of the Named Executive Officer. On January 31, 2003, Mr. Ditto retired as Vice-Chairman of Kinross and received payments in consideration of the grant of a release of his entitlement under his severance agreement. In the case of Messrs. Ivany and Penny, the severance is paid to the Named Executive Officer if a triggering event occurs following a change of control. A triggering event includes: (i) an adverse change in the employment terms of the executive,
(ii) a diminution of the title of the executive; (iii) a change in the person to whom the executive reports (subject to certain exceptions); and (iv) a change in the location at which the executive is required to work (subject to certain exceptions). The severance amount is payable at the option of Messrs. Ivany and Penny provided the exercise of such option occurs within 18 months following the change of control and within six months of the triggering event.

        Other than as described above, Kinross (and its subsidiaries) have no employment contracts in place with the Named Executive Officers and no compensatory plans or arrangements with respect to the Named Executive Officers that results or will result from the resignation, retirement or any other termination of employment of such officers' employment with Kinross (and its subsidiaries), from a change of control of Kinross (and its subsidiaries) or a change in the Named Executive Officers' responsibilities following a change of control.

CERTAIN TRANSACTIONS

        John E. Oliver is Senior Vice President, Atlantic Region, of the Bank of Nova Scotia. The Bank of Nova Scotia is a co-lead of the lending syndicate for Kinross' credit facility. The Bank of Nova Scotia's commitment to the credit facility is approximately $20 million. Mr. Oliver's duties do not include responsibilities in the commercial lending department responsible for management and decisions with respect to the Kinross credit facility. The board of Kinross does not consider this relationship to present a conflict of interest with Mr. Oliver's responsibilities as a board member.


        Kinross holds an ownership interest in a joint venture to develop a potential copper property in which Arthur H. Ditto, a director of Kinross, also holds an ownership interest. Kinross contributed $0.7 million to this joint venture during the preceding three years to provide working capital.


DIRECTORS AND OFFICERS' INSURANCE

        Kinross has purchased an insurance policy which covers actions against its directors and officers and those of its subsidiaries. The limit of liability applicable to all insured directors and officers under the current policy, which expires on February 1, 2005, is $25 million in the aggregate inclusive of defense costs. Under the policy, Kinross has reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of $2 million each loss for securities claims and $1 million each loss for non-securities claims. The total premium paid by Kinross in respect of coverage for 2004 was $775,000, no part of which is payable by the directors or officers of Kinross.

        The bylaws of Kinross also provide for the indemnification of Kinross' directors and officers from and against any liability and cost in respect of any action or suit against them in connection with the execution of their duties of office, subject to the limitations contained in the BUSINESS CORPORATION ACT (ONTARIO).

COMPENSATION OF DIRECTORS

        During the year ended December 31, 2003, the Compensation Committee determined that it was desirable to obtain professional advice regarding the compensation of Kinross' directors. Mercer Human Resource Consulting LLC ("Mercer") was retained to develop alternative pay programs for consideration by the Compensation Committee for Kinross' outside directors and Non-Executive Chair taking into consideration:

        (a) Competitive compensation levels relative to the TSX 60 and TSX 100 companies;

        (b)     Introduction of a flat fee approach; and

        (c)     Introduction of deferred share units in place of stock options.

        Reports were then prepared by Mercer pertaining to alternate methods of director compensation and corporate governance considerations. These reports were discussed in detail with the Compensation Committee and then presented to the board of directors for their review and approval.

        Under the new compensation plan adopted by the board of directors, each director who is not a salaried employee of Kinross or any of its subsidiaries is entitled to an annual retainer of CDN $75,000; the Chairs of the Compensation, Corporate Governance, Environmental, Health and Safety and Nominating Committees will receive an additional annual retainer of CDN $10,000; the Chair of the Audit Committee will receive an additional annual retainer of CDN $25,000 and the Non-Executive Chair will receive an additional annual retainer of CDN $125,000. The flat fee will be paid 50% in cash and 50% in deferred share units. In addition, such directors are also entitled to the reimbursement of their expenses.

        The main purpose of the deferred share unit plan is to strengthen the alignment of interests between the directors and the shareholders of Kinross by linking a portion of annual director compensation to the future value of Kinross common shares. Under the plan, each director receives, on the date in each quarter, which is two business days following the publication by Kinross of its earnings results for the previous quarter (or year in the case of the first quarter) that number of deferred share units having a value equal to 50% of the compensation of the director for the current quarter. The number of deferred share units granted to a director is determined by dividing the closing price of Kinross' common shares on the Toronto Stock Exchange on the business day immediately preceding the date of grant. At such time as a director ceases to be a director, Kinross will make a cash payment to the director, equal to the market value of Kinross' common shares on the date of departure, multiplied by the number of deferred share units held on that date.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PROGRAM

        The executive compensation program of Kinross is designed to encourage, compensate, and reward employees on the basis of individual and corporate performance, both in the short and long term. Base salaries are set at levels which are competitive with the base salaries paid by similar corporations within the mining industry. Compensation is directly tied to corporate and individual performance. Bonuses are directly tied to the performance of Kinross. Share ownership opportunities are provided as an incentive to align the interests of senior officers with the longer term interests of shareholders and to reward past performance.

        Compensation for Named Executive Officers, as well as for the senior officers as a whole, consists of a base salary, bonus, stock options, and restricted share rights.

        During the year ended December 31, 2003, the Compensation Committee determined that it was desirable to obtain professional advice regarding the compensation of the senior officers of Kinross and for a review to be conducted generally in relation to compensation matters that are properly within the purview of the Compensation Committee. As set forth above, Mercer was retained to work with the Compensation Committee on executive compensation and related governance requirements, including in particular:

        (a) conducting interviews with senior management and the board of directors to review the performance management process;

        (b)     executive compensation benchmarking;

        (c)     studying director compensation;

        (d)     the CEO evaluation process; and

        (e)     the appropriate quantum of transaction bonuses.

Reports were then prepared by Mercer pertaining to transaction bonuses, director compensation, corporate governance considerations and executive compensation. These reports were discussed in detail with the Compensation Committee.

BASE SALARY

        Corporate office base salaries are established at a competitive level. The level of base salary for each senior officer of Kinross is determined by the level of responsibility and the importance of the position to Kinross.

        For 2003, the President and Chief Executive Officer presented salary recommendations to the Compensation Committee with respect to the senior officers of Kinross. The Compensation Committee's recommendations for the base salaries for the senior officers were then submitted for approval by the board of directors of Kinross.

PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION

        The Chairman of the Compensation Committee presents recommendations to the Compensation Committee with respect to the President and Chief Executive Officer. In setting the President and Chief Executive Officer's salary for 2003, the Compensation Committee reviewed salaries paid to other senior officers in Kinross, salaries paid to other chief executive officers in the industry and the President and Chief Executive Officer's impact on the achievement of Kinross' objectives for the previous financial year.

        To determine the President and Chief Executive Officer's compensation for the year the Committee took into consideration Kinross' balance sheet and other financial items; merger and acquisition initiatives; reserve position and investor profile.

        During 2003, under President and Chief Executive Officer Robert M. Buchan's leadership, Kinross achieved a number of important goals and objectives. In September, 2003 the redemption of approximately CDN $195 million 5.5% Unsecured Subordinated Convertible Debentures eliminated a significant portion of Kinross' balance sheet debt. Mr. Buchan took a leadership role in this initiative at a time that capitalized on commodity price strength and reduced the equity issuance obligations on Kinross. In addition, Kinross' cash position increased 50% over prior year end. While some portion of this improvement was attributable to the increase in the gold price and corresponding improvements in cash flow generated from operating activities, a meaningful portion was attributable to Mr. Buchan's leadership in asset disposal decisions.

        Two very significant merger and acquisition initiatives were completed or initiated in 2003. In January, Kinross successfully completed a combination agreement with Echo Bay Mines Ltd. and TVX Gold Inc., resulting in Kinross becoming the seventh largest primary gold producer in the world. In October, Mr. Buchan led the proposed acquisition of Crown Resources Corporation and its 100% owned Buckhorn Mountain gold deposit. This transaction will add to Kinross' proven and probable resources and support efforts to address concerns regarding Kinross' long-term reserve position.

        Mr. Buchan played a key role in monitoring and supporting aggressive drilling efforts at various of Kinross' properties which resulted in an increase in the reported reserve position.

        Under Mr. Buchan's direction, Kinross committed significant resources to advancing its profile with investors with very positive results. Mr. Buchan took a very active role in both participating in events to promote Kinross as well as directing resources to ensure that Kinross remains a key player with a much larger investor base.

BONUS

        The Committee set the proposed bonuses for the 2003 fiscal year of Kinross for the Named Executives Officers based on the performance of the Chief Executive Officer and the senior executives with reference to the Mercer reports discussed above with particular emphasis on the following performance metrics:

        (a)     shareholder value creation;

        (b)     corporate financial performance; and

        (c)     implementation of strategic goals.

The Committee also reviewed comparator groups to determine that bonuses were in line with market expectations.

SHARE INCENTIVE PLAN

        The Share Incentive Plan of Kinross is designed to advance the interests of Kinross by encouraging employees to acquire equity participation in Kinross through the acquisition of Kinross common shares. The Share Incentive Plan consists of a stock option plan (the "Stock Option Plan") and a share purchase plan (the "Share Purchase Plan"). Currently the maximum number of Kinross common shares issuable pursuant to the Share Incentive Plan is 6,833,333, representing approximately 2.0% of the number of Kinross common shares currently issued and outstanding.

OPTIONS

        The Stock Option Plan of Kinross is administered by the Compensation Committee and forms part of Kinross' Share Incentive Plan. The Stock Option Plan is designed to give each holder of an option an interest in preserving and maximizing shareholder value in the longer term, to enable Kinross to attract and retain individuals with experience and ability and to reward individuals for current and future performance. The Compensation Committee considers option grants when reviewing key employee compensation packages. Any grant recommendations made by the Compensation Committee requires approval by the board of directors of Kinross. In determining the number of options to be granted, the Compensation Committee gives consideration to an individual's present and potential contribution to the success of Kinross.

        The number of options which may be issued under the Stock Option Plan in the aggregate and in respect of any fiscal year is limited under the terms of the Stock Option Plan and cannot be increased without shareholder and regulatory approval. The exercise price per share is not less than the closing price of the Kinross common shares on the TSX on the trading day preceding the day on which the option is granted. Each option is for a term of five years and have various vesting periods.

        The maximum number of Kinross common shares issuable under the Stock Option Plan is currently set at 4,166,667 in the aggregate, representing 1.2% of the outstanding number of Kinross common shares. The maximum number of common shares issuable to insiders pursuant to the Stock Option Plan within a one-year period, is limited to 10% of the total number of common shares then outstanding. The maximum number of common shares issuable to any one insider and such insider's associates pursuant to the Stock Option Plan, within a one year period, is limited to 5% of the total of common shares then outstanding. The maximum number of Kinross common shares reserved for issue to any one person under the Stock Option Plan is limited to 5% of the outstanding number of Kinross common shares from time to time.

        The initial grants of options to directors, officers, and employees of Kinross and options granted by and inherited from Kinross' predecessor companies were ratified by the full board of directors of Kinross. All subsequent grants were reviewed by the Compensation Committee and recommended to and approved by the board of directors of Kinross.

SHARE PURCHASE PLAN

        For the year ended December 31, 2003, employees of Kinross or designated affiliates are entitled to contribute up to 10% of their annual basic salary to the Share Purchase Plan. Kinross matches the participant's contribution on a quarterly basis and each participant is then issued common shares having a value equal to the aggregate amount contributed to the Share Purchase Plan by the participant and by Kinross. The purchase price per share is the weighted average closing price of the common shares on the TSX, for participants resident in Canada, or the NYSE, for participants resident in the United States, for the 20 consecutive trading day period prior to the end of the calendar quarter in respect of which the common shares are issued. Such common shares are delivered to participants 12 months following their date of issue. In the event of termination of employment or death of an employee, any portion of the participant's contribution then held in trust shall be paid to the participant or his or her estate and any portion of Kinross' contribution shall be returned to Kinross. In addition, any common shares held in safekeeping will be purchased for cancellation at an amount equal to the participant's contribution and the proceeds will be paid to the participant. The maximum number of common shares issuable under the Share Purchase Plan is currently set at 2,666,666 common shares in the aggregate.

        Subsequent to year end, Kinross made revisions to the Share Purchase Plan. Effective January 1, 2004, Kinross' match was reduced to 50% from 100% of the participant's contribution and common shares will be delivered to participants six months instead of one year following their date of issue. These changes were made to more closely align the Share Purchase Plan with those of comparative companies.

RESTRICTED SHARE RIGHTS

        The Restricted Share Plan of Kinross is administrated by the Compensation Committee. The purpose of the Restricted Share Plan is to advance the interests of Kinross through the motivation, attraction, and retention of employees, directors, and consultants of Kinross and to secure for Kinross and its shareholders the benefits inherent in the ownership of Kinross common shares to key employees, directors, and consultants of Kinross. Restricted share rights ("Restricted Share Rights") may be granted by the Compensation Committee to employees, officers, directors, and consultants of Kinross as a discretionary payment in consideration of past services to Kinross. In determining the eligibility of participants to the Restricted Share Plan, the Compensation Committee considers the present and potential contributions and the services rendered by each particular participant to the success of Kinross.

        A Restricted Share Right is exercisable for no additional consideration into one common share on the later of: (i) the end of a restricted period of time wherein a Restricted Share Right cannot be exercised as determined by the Committee ("Restricted Period"); and (ii) a date determined by an eligible participant that is after the Restricted Period and before a participant's retirement date or termination date (a "Deferred Payment Date"). The maximum number of common shares issuable under the Restricted Share Plan is currently set at 333,333. The maximum number of common shares issuable to insiders pursuant to the Restricted Share Plan, within a one-year period, is limited to 10% of the total number of common shares then outstanding. The maximum number of common shares issuable to any one insider and such insider's associates pursuant to the Restricted Share Plan, within a one-year year period, is limited to 5% of the total number of common shares then outstanding. The maximum number of common chares reserved for issue to any one person under the Restricted Share Plan is limited to 5% of the total number of common shares then outstanding. The maximum number of common shares reserved for issue to any one person under the Restricted Share Plan is limited to 5% of the number of common shares outstanding from time to time.

        The grant of a Restricted Share Right is evidenced by a Restricted Share Rights agreement between a participant and Kinross which is subject to the Restricted Share Plan and may be subject to other terms and conditions that are not inconsistent with the Restricted Share Plan and which the Compensation Committee deems appropriate.

        Participants seeking to set a Deferred Payment Date must give Kinross at least 60 days notice prior to the expiration of the Restricted Period in order to effect such change. Participants electing to change a Deferred Payment Date must give Kinross prior written notice not later than 60 days prior to the Deferred Payment Date.

        In the event of a participant's retirement or termination during a Restricted Period, any Restricted Share Rights automatically terminate, unless otherwise determined by the Committee. In the event of the retirement or termination after the Restricted Period and prior to any Deferred Payment Date, any Restricted Share Rights shall be immediately exercised without any further action by the participant and Kinross shall issue Restricted Shares and any dividends declared but unpaid to the participant. In the event of death or disability, such Restricted Share Rights shall be immediately exercised.

        If a participant holds Restricted Share Rights that are subject to a Restricted Period, the Committee shall have the discretion to pay a participant cash equal to any cash dividends declared on the common shares at the time such dividends are ordinarily paid to holders of the common shares. Kinross shall pay such cash dividends, if any, to those participants that hold Restricted Share Rights that are no longer subject to a Restricted Period and are exercisable at a Deferred Payment Date.

        A participant has the right, subject to the approval of the Committee, to receive cash instead of Restricted Shares upon the exercise of Restricted Share Rights calculated on the basis of the current market value of the common shares.

        In the event of a change of control, all Restricted Share Rights shall be immediately exercised notwithstanding the Restricted Period and any applicable Deferred Payment Date.

        The Restricted Share Plan shall remain in effect until terminated by the directors.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        The following chart compares the yearly percentage changes in the cumulative total shareholder return on the common shares against the cumulative total shareholder return of the TSX 300 Index and the TSX Gold and Silver Index for the period December 31, 1998 to December 31, 2003.

     COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN ON THE COMMON SHARES,
              THE TSX 300 INDEX AND THE TSX GOLD AND SILVER INDEX




                              [PERFORMANCE GRAPH]





                                                  1998       1999       2000       2001       2002       2003
Kinross                                         100.00      75.92      22.95      33.71     109.63      97.45
S&P/TSX Composite Index                         100.00     131.71     141.47     123.69     108.30     137.25
TSX Gold and Precious Minerals Index            100.00      83.01      74.74      88.40     112.41     132.91

--------------------------------------------------------------------------------

                        PRINCIPAL SHAREHOLDERS OF KINROSS

--------------------------------------------------------------------------------


        The table below sets forth information as to each person owning of record or who was known by Kinross to own beneficially more than 5% of the Kinross common shares as of June 30, 2004, and information as to the ownership of Kinross common shares by each of its directors and by all directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.


                                                      Amount and Nature of     Percent of Kinross'
        Name and Address of Beneficial Owner(1)      Beneficial Ownership(1)     Common Shares
        ------------------------------------------   -----------------------  --------------------
        FMR Corp.
        82 Devonshire Street
        Boston, Massachusetts 02109                          29,555,088               8.5

        John A. Brough(3)                                        31,166              (2)

        Robert M. Buchan(4)                                     886,556              (2)

        Scott A. Caldwell(5)                                    188,506              (2)

        Arthur H. Ditto(6)                                      299,620              (2)

        Richard S. Hallisey                                           0              (2)

        John M. H. Huxley(7)                                     71,603              (2)

        John A. Keyes                                            11,666              (2)

        George F. Michals(8)                                    102,917              (2)

        Cameron A. Mingay(9)                                      6,666              (2)

        John E. Oliver(10)                                       37,360              (2)

        EXECUTIVE OFFICERS                                                           (2)

        Robert M. Buchan                                      See above

        Scott A. Caldwell                                     See above              (2)

        John W. Ivany(11)                                       281,458              (2)

        Lars-Eric Johansson                                       _____              (2)

        All Directors, nominees for director,
           and executive officers as a group
           twelve (12) persons                                1,989,072              (2)

-------------------------
(1) The information in the foregoing table is based on 345,929,995 Kinross common shares outstanding as of June 30, 2004. With respect to FMR Corp., this information is based on the filings of FMR Corp. under section 13 of the Securities and Exchange Act of 1934.

(2)     Less than 1%.
(3)     Includes 30,000 options to purchase common shares.
(4) Includes 690,784 options to purchase common shares exercisable within 60 days and 50,000 restricted share rights. Mr. Buchan also owns 384,613 preferred shares convertible into 1,058,390 common shares and an additional 100,000 options.
(5) Includes 125,438 options to purchase common shares exercisable within 60 days and 17,000 restricted share rights. Mr. Caldwell also owns an additional 53,125 options.
(6) Includes 116,667 options to purchase common shares exercisable within 60 days.
(7)     Includes 30,000 options to purchase common shares.
(8)     Includes 75,834 options to purchase common shares.
(9)     Includes 5,000 options to purchase common shares.
(10)    Includes 30,000 options to purchase common shares.
(11) Includes 242,249 options to purchase common shares exercisable within 60 days and 14,300 restricted share rights. Mr. Ivany also owns an additional 44,688 options.

--------------------------------------------------------------------------------

                     MARKET PRICE FOR KINROSS COMMON SHARES

--------------------------------------------------------------------------------

        In Canada, the Kinross common shares trade on the TSX under the symbol "K." The Kinross common shares trade on the NYSE under the symbol "KGC." The Kinross common shares began trading on the NYSE on February 3, 2003. The following table sets forth, for the periods indicated, the high and low sales prices of the Kinross common shares on the TSX and the NYSE.


                                       Kinross Common Shares on the TSX(1)(2)      Kinross Common Shares on the
                                                                                           NYSE(1)(2)(3)
                                       --------------------------------------- --------------------------------------
                                                                   Average                                 Average
                                                                    Daily                                   Daily
                                           High         Low        Trading         High         Low        Trading
                                                                    Volume                                 Volume
                                       ------------ ------------ ------------- ------------ ------------ ------------
                                          (CDN         (CDN                       (U.S.         (U.S.
                                         Dollars)     Dollars)                   Dollars)     Dollars)

Fiscal Year Ended December 31, 1998       21.45         8.10      323,136         15.00        5.25        31,331
Fiscal Year Ended December 31, 1999       16.65         6.81      245,226         11.06        4.50        43,325
Fiscal Year Ended December 31, 2000       10.05         1.50      244,338          6.94        1.13        59,121
Fiscal Year Ended December 31, 2001
         First Quarter                     3.12         1.98      217,003          1.98        1.31        57,332
         Second Quarter                    4.89         2.10      529,899          3.60        1.32       137,884
         Third Quarter                     5.19         3.57      379,393          3.15        2.31        89,226
         Fourth Quarter                    4.59         2.85      331,562          2.97        1.86        58,322
Fiscal Year Ended December 31, 2002
         First Quarter                     6.42         3.51      907,887          4.02        2.13       143,703
         Second Quarter                   13.32         5.55    2,146,161          8.70        3.48       394,243
         Third Quarter                    11.25         6.18    1,695,503          7.20        3.75       282,677
         Fourth Quarter                   12.06         7.23    1,494,885          7.71        4.62       288,623
Fiscal Year Ending December 31, 2003
         First Quarter                    12.33         7.72    2,568,167          8.10        5.23       796,587
         Second Quarter                    9.88         7.92    2,132,746          7.39        5.34       645,859
         Third Quarter                    11.30         8.06    3,425,746          8.29        5.70     1,260,880
         Fourth Quarter                   12.00         9.61    2,684,527          9.22        7.19     1,361,578
Fiscal Year Ending December 31, 2004
         First Quarter                    10.93         8.70    2,327,337          8.53        6.48     1,444,124

         Second Quarter                [   9.85         6.66    2,205,556          7.53        4.80     1,042,771


-------------------------

(1) All amounts presented have been restated to reflect a three old for one new share consolidation which was completed on January 31, 2003.

(2)     Information presented through June 30, 2004.

(3) From August 1, 2001 until February 3, 2003, the Kinross common shares were listed on the American Stock Exchange under the symbol "KGC." Prior to August 1, 2001, the Kinross common shares were listed on the NYSE.


        In addition to common shares, Kinross has redeemable retractable preferred shares outstanding. As of June 30, 2004, there were approximately 24,000 holders of record of Kinross common shares (including holders who are nominees for an undetermined number of beneficial owners).

--------------------------------------------------------------------------------

                         KINROSS SELECTED FINANCIAL DATA

--------------------------------------------------------------------------------


        The selected financial data presented in this Proxy Statement/Prospectus should be read in conjunction with the audited consolidated financial statements of Kinross for the three years ended December 31, 2003, and the notes thereto and the discussion under the caption "--Management's Discussion and Analysis of Financial Condition and Results of Operations."


SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KINROSS

        The financial data set forth in the table below has been selected by Kinross and has been derived from the audited financial statements for the periods indicated.


        The selected consolidated financial data set forth below should be read in conjunction with the audited consolidated financial statements of Kinross for the three years ended December 31, 2003, and the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003, and the notes thereto included in this Proxy Statement/Prospectus, and management's discussion and analysis of financial condition and results of operations included in this Proxy Statement/Prospectus. The financial information as at March 31, 2004 and 2003, December 31, 2003 and 2002, and for the three months ended March 31, 2004 and 2003, and for the years ended December 31, 2003, 2002, and 2001, is derived from the audited consolidated financial statements of Kinross for the three years ended December 31, 2003, included in this Proxy Statement/Prospectus and the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003, respectively. The financial information as of December 31, 2001, 2000, and 1999, and for the years ended December 31, 2000, and 1999, is derived from audited consolidated financial statements of Kinross that are neither included nor incorporated by reference in this Proxy Statement/Prospectus.

        Readers should read Note 22 to the audited consolidated financial statements for the three years ended December 31, 2003, and Note 11 to the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003, for a reconciliation of the financial statements to U.S. GAAP. The formation of Kinross on May 31, 1993, qualifies under International Accounting Standard No. 22 (IAS 22), business combinations, as a uniting of interests and thereby has been accounted for as a pooling of interests.

        Readers should note that in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the financial statements, such as the changes described in Note 1 to Kinross' audited consolidated financial statements for the three years ended December 31, 2003. The auditor's report to the shareholders dated March 12, 2004, is expressed in accordance with Canadian reporting standards, which do not require a reference to such changes in accounting principles in the auditors' report when the changes are properly accounted for and adequately disclosed in the financial statements.

        The audited consolidated financial statements for the three years ended December 31, 2003, have been prepared in accordance with Canadian generally accepted accounting principles, which differ in certain respects from generally accepted accounting principles in the United States. See Note 22 of the audited consolidated financial statements for the three years ended December 31, 2003, and Note 11 of the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003, for a description of these differences.


        Kinross utilizes the U.S. $ as its reporting currency. All financial data presented below are in millions of dollars except per share data and number of shares outstanding.


                              ----------------------    --------------------------------------------------------------
                                  THREE MONTHS
                                 ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                              ----------------------    --------------------------------------------------------------
                                 2004       2003            2003          2002         2001        2000       1999
                              ----------- ----------    -------------- ------------ ----------- ----------- ----------
                                                         (CDN GAAP)
FOR THE PERIOD:                    (RESTATED)(4)
Revenue and other income        $  156.6    $ 120.1       $   584.6      $  275.2    $  282.9    $  289.3     $ 317.0
Net earnings (loss)                 13.2      (12.0)            9.7         (30.9)      (36.3)     (125.4)     (243.9)
Net earnings (loss)
   attributable to common
   shareholders                     13.2      (14.1)           19.7         (38.2)      (44.0)     (132.6)     (250.4)
Cash flow provided from
   operating activities             17.9       16.2            92.7          59.5        75.0        48.0        67.3
Cash flow from (used in)
   financing activities            (23.9)      (0.6)           28.1          67.8       (46.5)      (36.8)      (31.5)
Cash flow provided from
   (used in) investing             (21.9)     (66.1)           54.7         (40.7)      (24.8)      (47.1)      (77.5)
activities
Weighted average common
   shares outstanding
(millions)
--Basic                            345.7      253.1           308.6         119.7       104.5        99.4        99.7
--Diluted                          346.3      253.1           309.6         119.7       104.5        99.4        99.7
Capital expenditures                22.4      (12.8)           73.4          22.6        30.4        41.6        44.0
PER COMMON SHARE:
Net earnings (loss)--basic
   and diluted                  $   0.04    $ (0.06)      $    0.06     $   (0.32)    $ (0.42)    $ (1.32)    $ (2.52)
Cash dividends to common
   shareholders                       --         --              --            --          --     $    --     $    --
Dividends declared per
   common share                       --         --              --            --          --          --          --


                              ----------------------    --------------------------------------------------------------
                                                                               AS AT DECEMBER 31,
                                  AS AT MARCH 31,       --------------------------------------------------------------
                                      2004                  2003          2002         2001        2000       1999
                              ----------------------    -------------- ------------ ----------- ----------- ----------
                                                         (CDN GAAP)
AT PERIOD END:                     (RESTATED)(4)
Cash and cash equivalents           $     217.6           $   245.8      $  170.6     $  81.0    $   77.8     $ 113.9
Current assets                            381.8               402.3         246.2       138.7       156.3       215.1
Total assets                            2,116.2             2,145.1         598.0       577.6       700.0       882.4
Current liabilities                       111.3               150.0          73.8        76.7        81.6        90.5
Long-term debt(1)                           7.7                33.1          60.4        92.5       145.6       177.6
Convertible preferred
shares of                                  12.9                12.6          12.9        48.0        91.8        88.3
   subsidiary company
Net shareholders' equity                1,819.7             1,804.6         418.9       331.6       340.9       477.1
Working capital                           270.5               252.3         172.4        62.0        74.7       124.6


                                  THREE MONTHS
                                 ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                              ----------------------    --------------------------------------------------------------
                                 2004       2003            2003          2002         2001        2000       1999
                              ---------- -----------    -------------- ------------ ----------- ----------- ----------
FOR THE PERIOD:                                          (U.S. GAAP)    RESTATED(3)
Net earnings (loss)            $  15.5    $   (32.1)       $  (16.6)     $   17.3    $  (32.3)   $ (113.6)   $ (228.3)
Net earnings (loss)
  attributable to common
  shareholders                    15.5        (32.1)          (16.6)         17.3       (32.3)     (113.6)     (228.3)
Cash flow provided from
   operating activities           17.9         12.5            86.2          29.8        42.1        19.7        38.2
Cash flow provided from
  (used in) financing
  activities                     (23.9)         0.8            32.3          74.7        (6.5)      (12.5)       (7.0)
Cash flow from (used in)
   investing activities          (21.9)       (34.4)          (23.0)        (37.2)      (23.3)      (46.9)      (75.3)
Net income (loss) per share -
  basic and diluted            $  0.04    $   (0.13)       $  (0.05)     $   0.14    $  (0.31)   $  (1.14)   $  (2.29)


                                                                              AS AT DECEMBER 31,
                                 AS AT MARCH 31,        --------------------------------------------------------------
                                      2004                  2003          2002         2001        2000       1999
                              ----------------------    -------------- ------------ ----------- ----------- ----------
AT PERIOD END:                                          (U.S. GAAP)    RESTATED(3)
Current assets                      $     382.0           $   402.6      $  204.6     $ 123.6     $  118.6    $ 178.4
Current liabilities                       130.9               172.7          90.2        69.9         51.2       64.1
Total assets                            2,135.5             2,164.5         611.2       526.2        602.3      758.0
Long-term debt(2)                           7.7                33.1         159.9       184.9        205.3      218.1
Net shareholders' equity                1,818.0             1,799.8         321.9       201.5        194.6      318.6
Working capital                           251.1               229.9         114.4        53.7         67.4      114.3


-------------------------

(1) Includes long-term debt (current and long-term portions), the debt component of Kinross' 5.5% convertible subordinated unsecured debentures and Kinross' redeemable retractable preferred shares.
(2) Includes long-term debt (current and long-term portions), Kinross' 5.5% convertible subordinated unsecured debentures and Kinross' redeemable retractable preferred shares.
(3) Subsequent to the exchange of debt securities, Kinross accounted for its share investment in Echo Bay as an available for sale security under U.S. GAAP. At January 31, 2003, when Kinross acquired the remaining outstanding common shares of Echo Bay, Kinross retroactively restated its 2002 financial statements to account for its share investment in Echo Bay on an equity basis. As a result, Kinross reversed an unrealized gain of $21.8 million previously included in other comprehensive income, increased its deficit by $0.7 million to reflect its share of equity losses for the period ended December 31, 2002, and correspondingly reduced the carrying value of its investment. In addition, Kinross decreased long-term investments and recorded a share of loss in investee company of $1.0 million for the one month ended January 31, 2003, and increased long-term investments and recorded a share of income in investee company of $0.7 million for the year ended December 31, 2002. For U.S. GAAP purposes, as a result of the business combination on January 31, 2003, Kinross recognized an additional $40.8 million of goodwill representing the difference in carrying value of its share investment in Echo Bay between CDN and U.S. GAAP.

(4)     The restatement reflects the impact of the adoption of CICA Handbook
        Section 3110. See Note 2(b) to Kinross' unaudited interim consolidated financial statements for the quarters ended March 31, 2004 and 2003.


EXCHANGE RATE DATA

        References in this document to "U.S. dollars," or "U.S. $" are to the currency of the United States and references to "Canadian dollars," or "CDN $" are to the currency of Canada. Solely for your convenience, we have provided the following exchange rate information. You should not take this information as an assurance that the Canadian dollar amounts currently represent U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

        The following table sets forth, for each period indicated, the high and low exchange rates for one United States dollar expressed in Canadian dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the noon buying rate as reported by the Bank of Canada:


                                                                     Exchange Rates
                                                 ---------------------------------------------------------
                                                    High          Low          Average       Period End
                                                 -----------  -------------  -------------  --------------
                                                                    (Canadian Dollars)
Fiscal Year Ended December 31, 2000                1.5593        1.4341        1.4850          1.5002
Fiscal Year Ended December 31, 2001                1.6021        1.4936        1.5484          1.5926
Fiscal Year Ended December 31, 2002                1.6132        1.5110        1.5704          1.5796
Fiscal Year Ended December 31, 2003
         First Quarter                             1.5747        1.4656        1.5102          1.4693
         Second Quarter                            1.4846        1.3342        1.3984          1.3553
         Third Quarter                             1.4116        1.3363        1.3799          1.3504
         Fourth Quarter                            1.3480        1.2924        1.3160          1.2924
Fiscal Year Ended December 31, 2004
         First Quarter                             1.3476        1.2692        1.3178          1.3105
         Second Quarter                            1.3968        1.3093        1.3595          1.3404

        As of June 30, 2004, the noon buying rate as reported by the Bank of Canada was CDN $1.3404 per U.S. $1.00. This information should not be construed as a representation that the Canadian dollar amounts actually represent, or could be converted into, U.S. dollars at the rate indicate.


KINROSS GOLD CORPORATION
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


        The following summary of selected unaudited pro forma consolidated financial information for Kinross is derived from and should be read in conjunction with the detailed information contained in the audited consolidated financial statements of Kinross and Crown as at and for the year ended December 31, 2003, the unaudited interim consolidated financial statements of Kinross and Crown as at and for the three months ended March 31, 2004, each of which financial statements are included in this Proxy Statement/Prospectus, together with the accompanying notes to such financial statements.

        The unaudited pro forma consolidated financial statements of Kinross reflect the completion of the acquisition of TVX and Echo Bay and the merger with Crown if these transactions had occurred on January 1, 2003, for purposes of the pro forma consolidated statement of operations and as at March 31, 2004, for purposes of the consolidated balance sheet. The unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or financial results that would have been achieved had the transactions been completed as of the beginning of the period presented and should not be construed as representative of such amounts for any future dates or periods.

        All financial data presented are in millions of dollars, except per share data.



                                                             PRO FORMA FOR         PRO FORMA FOR
                                                       THE THREE MONTHS ENDED     THE YEAR ENDED
                                                            MARCH 31, 2004       DECEMBER 31, 2003
                                                      ------------------------ ----------------------
        OPERATING RESULTS:

        Revenue and other income                             $     156.6             $     613.5
        Net earnings (loss) for the period                          13.0                    (5.0)
        Net earnings attributable to common                         13.0
        shareholders                                                                         5.0

        PER SHARE DATA:

        Net earnings per share - basic and diluted           $      0.04             $      0.01


                                                                                    PRO FORMA
                                                                                      AS AT
                                                                                  MARCH 31, 2004
                                                                              -----------------------
        FINANCIAL POSITION:

        Cash and cash equivalents                                                    $     217.5
        Current assets                                                                     382.0
        Total assets                                                                     2,223.1
        Current liabilities                                                                111.5
        Long-term debt(1)                                                                    7.8
        Common shareholders' equity                                                      1,924.7
        Working capital                                                                    270.5


-------------------------

(1) Includes long-term debt (current and long-term portions), and Kinross' redeemable retractable preferred shares.

        The tables below set out the material adjustments to pro forma consolidated net earnings (loss) and shareholders' equity reflected in the unaudited pro forma consolidated financial information which would be required if U.S. GAAP had been applied. These tables should be read in conjunction with
Note 22 of Kinross' audited consolidated financial statements for the three years ended December 31, 2003, and Note 11 of the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003, which are included in this Proxy Statement/Prospectus.


                                      RECONCILIATION OF PRO FORMA NET LOSS

                                                                                Three months ended     Year ended
                                                                                  March 31, 2004    December 31, 2003
                                                                                --------------------------------------

Pro forma net earnings for the year under CDN GAAP                                  $      13.2        $      (5.0)

Adjustments for:

Recognition of deferred exchange gains and losses on convertible
  debentures (a)                                                                             --              (17.8)
Elimination of effects of recognition of equity component of
  convertible debentures (a)                                                                 --               (3.2)
Property, plant and equipment & amortization of differences from
  applying SFAS 121(b)                                                                      0.9                6.3
Restatement to equity account for investment in Echo Bay (c)                                 --               (1.0)
Effect of SFAS 133(d)                                                                       0.4                0.5
Impact of adoption of Section 3110(e)                                                       1.0              (11.1)
                                                                                --------------------------------------
Pro forma net earnings (loss) for the year under U.S. GAAP                           $     15.5        $     (31.3)
                                                                                ======================================

Pro forma U.S. GAAP earnings (loss) per common share                                 $     0.04        $     (0.09)


                               RECONCILIATION OF PRO FORMA CONSOLIDATED SHAREHOLDERS' EQUITY


                                                                                           As of March 31,
                                                                                                2004
                                                                                        ---------------------

        Pro forma shareholders' Equity under CDN GAAP                                        $   1,819.7

        Adjustments for:

        Property,  plant and equipment & amortization of differences from
          applying SFAS 121(b)                                                                     (27.3)
        Gains on marketable securities and long-term investments (c)                                 5.8
        Restatement to equity account for investment in Echo Bay (c)                                40.8
        Effect of SFAS 133(d)                                                                      (17.9)
        Minimum pension liability(g)                                                                (3.1)
                                                                                        ---------------------
        Pro forma shareholders equity under U.S. GAAP                                        $   1,818.0
                                                                                        =====================

        The pro forma U.S. GAAP net earnings (loss) per common share in the amount of $0.04 and ($0.09) for the three months ended March 31, 2004, and year ended December 31, 2003, respectively, have been calculated using the weighted average number of common shares of Kinross outstanding during the three months ended March 31, 2004, and year ended December 31, 2003, plus the additional common shares that will be issued to complete the business combination with Crown and the additional weighting of the shares issued to complete the business combination with TVX and Echo Bay, had that combination been completed on January 1, 2003.

        (a) Under CDN GAAP, the convertible debentures were accounted for in accordance with their substance and were presented in the financial statements in their respective liability and equity components. Kinross redeemed these convertible debentures on September 29, 2003. Under U.S. GAAP, the entire principal amount of the convertible debentures plus accrued interest of $146.8 million immediately prior to the redemption was treated as debt with interest expense based on the coupon rate of 5.5%.


        In addition, under CDN GAAP, realized and unrealized foreign exchange gains and losses on the debt component of the debentures were recognized in income. For U.S. GAAP, in addition to including these gains and losses in income, realized and unrealized exchange gains and losses related to the portion of the convertible debentures included in equity under CDN GAAP were also included in income. There was no gain or loss on the redemption of the convertible debentures for U.S. GAAP.


        (b) Cumulatively, as a result of applying SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and following the adoption of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," property, plant and equipment is reduced and the deficit increased by $60.5 million. This difference arose from the requirement to discount future cash flows from impaired property, plant and equipment under U.S. GAAP and from using proven and probable reserves only. At the time of the impairment, future cash flows from impaired property, plant and equipment were not discounted under CDN GAAP. Under U.S. GAAP, depreciation, depletion and amortization, in periods subsequent to the impairment, would be reduced by $0.9 million and $6.3 million for the three months ended March 31, 2004, and for the year ended December 31, 2003, respectively, to reflect the above. Cumulatively, as a result of these reductions in depreciation, depletion and amortization, property, plant and equipment is increased and the deficit decreased by $27.3 million and $28.2 million as of March 31, 2004 and December 31, 2003, respectively.

        (c) Under CDN GAAP, unrealized gains and losses on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains on long-term investments that are classified as securities available for sale of $5.6 million and $6.9 million as of March 31, 2004 and December 31, 2003, respectively, and marketable securities of $0.2 million and $0.3 million as of March 31, 2004 and December 31, 2003, respectively, are included as a component of comprehensive income (loss).

        Furthermore, U.S. GAAP requires that the transaction on April 3, 2002, whereby Kinross exchanged its investment in debt securities of Echo Bay for 57.1 million common shares of Echo Bay, be recorded at fair value with the resulting gain included in earnings. Under CDN GAAP, the cost of the Echo Bay common shares acquired on the exchange was recorded at the values of the securities given up. Since the fair value of the capital securities given up approximated their carrying value, no gain was recorded under CDN GAAP.

        Subsequent to the exchange of debt securities, Kinross accounted for its share investment in Echo Bay as an available for sale security under U.S. GAAP. At January 31, 2003, when Kinross acquired the remaining outstanding common shares of Echo Bay, Kinross retroactively restated its 2002 consolidated financial statements, prepared in accordance with U.S. GAAP, to account for its share investment in Echo Bay on an equity basis. As a result, Kinross reversed an unrealized gain of $21.8 million previously included in other comprehensive income, increased its deficit by $0.7 million to reflect its share of equity losses for the period ended December 31, 2002 and correspondingly reduced the carrying value of its investment. In addition, Kinross decreased long-term investments and recorded a share of loss in investee company of $1.0 million for the one month ended January 31, 2003 and increased long-term investments and recorded a share of income in investee company of $0.7 million during the year ended December 31, 2002. For U.S. GAAP purposes, as a result of the business combination on January 31, 2003, Kinross recognized an additional $40.8 million of goodwill representing the difference in carrying value of its share investment in Echo Bay between CDN and U.S. GAAP.

        Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net earnings (loss) when the original hedged transaction is recorded.

        On January 1, 2001, Kinross adopted Financial Accounting Standards Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred. The application of SFAS 133 results in a cumulative decrease in deferred revenue of $1.7 million and $2.2 million, a cumulative increase in accounts payable and accrued liabilities of $19.6 million and $22.7 million, a cumulative increase in deficit of $1.0 million and $1.4 million, and a cumulative decrease in other comprehensive income of $16.9 million and $19.1 million as of March 31, 2004 and December 31, 2003, respectively. Additionally, as a result of applying SFAS 133, there would be an increase in the CDN GAAP net earnings of $0.4 million and a decrease in the CDN GAAP net loss of $0.9 million for the three months ended March 31, 2004, and for the year ended December 31, 2003, respectively. On adoption of SFAS 133, Kinross did not complete the required documentation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives are carried at fair value with the changes in fair value recorded as an adjustment to net earnings (loss). The SFAS 133 requirements for foreign exchange forward contracts were accounted for as cash flow hedges from January 1, 2001. Realized and unrealized derivatives gains and losses included in other comprehensive income ("OCI") on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange gain (loss) for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. For the three months ended March 31, 2004, and for the year ended December 31, 2003, $2.7 million and $9.3 million, respectively, of derivative losses were reclassified out of other comprehensive income. As at March 31, 2004, Kinross estimates that $15.9 million of net derivatives losses included in other comprehensive income will be reclassified into earnings within the next twelve months. Beginning January 2002, Kinross met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings. There was no ineffectiveness recorded during the three months ended March 31, 2004.

        (e) Effective January 1, 2004, Kinross adopted Section 3110, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. This Section harmonizes CDN GAAP with U.S. GAAP for the accounting for asset retirement obligations. There are no GAAP differences between CDN GAAP and U.S. GAAP related to the accounting for asset retirement obligations on a prospective basis.

        Under Section 3110, the transition provisions required the prior year comparatives to be restated. However, U.S. GAAP required a cumulative effect of accounting change to be recorded in the period of adoption for SFAS 143, which was recorded by Kinross during the three months ended March 31, 2003.

        (f) Under CDN GAAP and U.S. GAAP, effective January 1, 2004, Kinross recorded an expense for employee stock-based compensation using the fair value based method in accordance with the transitional provisions of Section 3870 and SFAS 123, as amended by SFAS 148. Section 3870 is harmonized with SFAS 123 and SFAS 148. As a result no GAAP differences are required on the adoption of the fair value based method of accounting for stock options.

        The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.

        (g) Under U.S. GAAP, if the accumulated pension plan benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. CDN GAAP does not require Kinross to record a minimum liability and does not have the concept of Other Comprehensive Income. In 2003, Kinross recorded a minimum pension liability of $3.1 million with a corresponding decrease in Other Comprehensive Income. None of the additional liability relates to unrecognized prior service cost.


--------------------------------------------------------------------------------


     KINROSS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


--------------------------------------------------------------------------------


        The financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP"). Reconciliation to United States generally accepted accounting principles ("U.S. GAAP") is provided in
Note 22 to the audited consolidated financial statements for the three years ended December 31, 2003, and Note 11 to the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003. All amounts expressed herein are in United States dollars unless otherwise stated.

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE QUARTERS ENDED MARCH 31, 2004 AND 2003

        This section contains management's analysis of the financial performance of the Company and its financial position for the quarters ended March 31, 2004 and 2003, and it should be read in conjunction with the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003. Readers are cautioned that management's discussion and analysis of operating results and financial condition ("MD&A") contains forward-looking statements and that actual events may vary from management's expectations. In the MD&A and elsewhere, Kinross refers to measures such as total cash costs per equivalent ounce of gold, realized revenue and total cash costs items that are not defined by U.S. GAAP. The use of these terms may not be consistent with the way these terms are used by others. Where possible, Kinross has provided tables or other information that enables readers to reconcile between such non-GAAP measures and standard GAAP measures. While these measures are not defined by or required by GAAP, this information is provided to readers to help them better understand the significant events, transactions and trends that affect Kinross' businesses.

        This interim MD&A focuses on Kinross' results from operations for the three months ended March 31, 2004, and with discussion and analysis of Kinross' financial condition as at March 31, 2004 and for the three months then ended with comparisons to the corresponding period in 2003. This discussion should be read in conjunction with the financial statements and notes included in this Proxy Statement/Prospectus, along with the discussion under Management's Discussion and Analysis for the Years Ended December 31, 2003, 2002, and 2001 ("Annual MD&A").

OVERVIEW

        The profitability of Kinross and its competitors is subject to the world prices of gold and silver and the costs associated with: the acquisition of mining interests; exploration and development of mining interests; mining and processing of gold and silver; regulatory and environmental compliance and general and administrative functions. The prices of gold and silver are subject to a multitude of variables outside Kinross' control. In order to minimize the impact of price movements, management continually strives to be an efficient, cost effective producer. This discussion is based on issues which Kinross can control and Kinross' progress in meeting its primary objective for 2004 of producing between 1.70 and 1.75 million ounces of gold equivalent at total cash costs in the range of $225 to $235 per ounce.

        On January 31, 2003, Kinross combined its operations with those of TVX and Echo Bay. This transaction is fully described in the December 31, 2003 financial statements, the accompanying notes and the Annual MD&A. As a result, comparative numbers for the first quarter of 2003 include only two months of operations of the mines acquired from the combination. This transaction had a material impact on Kinross' operations and its balance sheet rendering comparisons rather meaningless except in the discussion of the operations of each mine.


RESULTS SUMMARY

==============================================================================================
                                                            THREE MONTHS ENDED MARCH 31,
----------------------------------------------------------------------------------------------
SUMMARY OF FIRST QUARTER CONSOLIDATED RESULTS            2004           2003         CHANGE
----------------------------------------------------------------------------------------------
Attributable Gold Equivalent Production - ounces         397,011        326,812           21%
Mining Revenues (millions)                             $   155.6      $   117.0           33%
Net earnings (loss) for the period (millions)          $    13.2      $  (12.0)          210%
Basic and Diluted earnings (loss) per share            $    0.04      $  (0.06)          167%
==============================================================================================

        Kinross' share of attributable gold equivalent production for the first quarter of 2004 was 397,011 ounces, an increase of 21% over the 326,812 gold equivalent ounces produced in the corresponding period in 2003. The principal reason for the increase is that the first quarter of 2003 includes only two months of operations for the mines acquired in the TVX and Echo Bay combinations.

        Revenue from gold and silver sales in the first quarter of 2004 was $155.6 million compared to $117.0 million in first quarter of 2003, an increase of 33%. Kinross sold 374,126 ounces of gold in the quarter at an average realized price of $403 per ounce while the average spot gold price for the quarter was $408. This compares to 320,943 ounces of gold sold in the first quarter of 2003 at an average realized price per ounce of gold of $342 per ounce ($352 average spot price). There is discussion later concerning Kinross' hedge position, which causes the difference between the realized price and the average spot price for gold.

        Average total cash costs per attributable gold equivalent ounce for the quarter were $241 compared to $237 per ounce in 2003. Cash flow provided from operating activities for the quarter was $17.9 million in 2004 compared to $16.2 million in 2003. Cash flow provided from operating activities was positively impacted by higher production and gold sales and negatively impacted by an increase in working capital requirements. Two significant factors in the use of cash were: $12.9 million related to winter road resupply purchases at Kubaka and Lupin; and $13.6 million of reduction in accrued liabilities due to payments associated with the completion of the settlement agreement regarding TVX Hellas.

        Net earnings for the quarter were $13.2 million or $0.04 per share compared to a net loss of $12.0 million or $0.06 per share for the first quarter of 2003. The net loss for the first quarter of 2003 has been restated to reflect the adoption of the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3110 "Asset retirement obligations" ("Section 3110"). This restatement increased the net loss for the first quarter of 2003 by $0.8 million to $12.0 million and increased the basic and diluted loss per share by $0.01 to $0.06. The bottom line improvement in the first quarter of 2004 was principally due to higher production levels coupled with higher gold selling prices.

        Kinross' first quarter plan called for gold equivalent production of 389,800 ounces at average total cash costs per equivalent ounce of $255. The actual results for the quarter exceeded both targets.

        Due to poor economic performance, management of Kinross and its joint venture partner, High River Gold, have made the decision to suspend all underground mine development work at the New Britannia Mine. Mining and milling of developed ore will continue until late in the third quarter of 2004.

OPERATING RESULTS

REVENUES

        A summary of revenue and production for Kinross, as a whole, is provided below.


========================================================= ==============================================
REVENUE AND PRODUCTION(1)                                               THREE MONTHS ENDED
                                                                             MARCH 31,
--------------------------------------------------------- ----------------------------------------------
                                                                   2004                     2003
--------------------------------------------------------- ----------------------- ----------------------
Attributable gold equivalent production - ounces                    397,011                  326,812
Gold sales - ounces                                                 374,126                  320,943
Gold sales - revenue (millions)                               $       150.0            $       112.4
Gold deferred revenue realized (millions)                               0.5                      0.6
--------------------------------------------------------- ----------------------- ----------------------
Total gold revenue realized (millions)                        $       150.5            $       113.0
========================================================= ======================= ======================
Average sales price per ounce of gold                         $         402            $         340
Deferred revenue realized per ounce of gold                               1                        2
--------------------------------------------------------- ----------------------- ----------------------
Average realized price per ounce of gold sold                 $         403            $         342
========================================================= ======================= ======================
Average spot gold price per ounce                             $         408            $         352
--------------------------------------------------------- ----------------------- ----------------------
Silver sales revenue (millions)                               $         5.1            $         4.0
--------------------------------------------------------- ----------------------- ----------------------
Total gold and silver revenue (millions)                      $       155.6            $       117.0
========================================================= ======================= ======================

-------------------------

(1) Revenue and production data for 2003 are for two months from January 31, 2003 to March 31, 2003.

        Included in gold equivalent production is silver production converted to gold production using a ratio of the average spot market prices for the commodities for each comparative quarter. The resulting ratios are 61.1:1 for the first quarter of 2004 and 75.6: 1 for the first quarter of 2003. Kinross produced 0.8 million ounces of silver in each of the first quarters of 2004 and 2003, respectively.

        Realized revenue is furnished to provide additional information and is a non-GAAP measure. This measure combined with total cash costs is intended to provide investors with information about the cash generating capability (realized revenue per ounce net of total cash costs per ounce) of the mining operations. Kinross uses this information for the same purpose and for assessing the performance of its mining operations. The measure of average realized price per ounce of gold sold has been calculated on a consistent basis in each period.

COSTS AND EXPENSES

        The following tables compare consolidated production costs per equivalent ounce of attributable gold production for the first quarter of 2004 and 2003 and provide reconciliations of total cash costs as per the financial statements.


======================================================================= ===========================================
CONSOLIDATED PRODUCTION COSTS PER EQUIVALENT OUNCE OF ATTRIBUTABLE                 THREE MONTHS ENDED
GOLD PRODUCTION                                                                         MARCH 31,
----------------------------------------------------------------------- --------------------- ---------------------
                                                                                2004                  2003
----------------------------------------------------------------------- --------------------- ---------------------
Cash operating costs                                                       $         227          $         228
Royalties                                                                             14                      9
----------------------------------------------------------------------- --------------------- ---------------------
Total cash costs                                                           $         241          $         237
Accretion expense                                                                      6                      4
Depreciation, depletion and amortization                                              87                     84
----------------------------------------------------------------------- --------------------- ---------------------
Total production costs                                                     $         334          $         325
======================================================================= ===================== =====================

        The following table reconciles the production costs per equivalent ounce of gold presented above to the operating costs presented in the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003.


======================================================================= ===========================================
RECONCILIATION OF TOTAL CASH COSTS PER EQUIVALENT                                   THREE MONTHS ENDED
OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                      MARCH 31,
----------------------------------------------------------------------- --------------------- ---------------------
                                                                                2004                  2003
----------------------------------------------------------------------- --------------------- ---------------------
(millions except production in ounces and per ounce amounts)
Operating costs per financial statements                                   $        94.5          $        87.5
Accretion expense                                                                   (2.2)                  (2.1)
Change in bullion inventory                                                          5.7                   (8.0)
Operating costs not related to gold production                                      (2.2)                  (0.1)
======================================================================= ===================== =====================
Total cash costs for per ounce calculation purposes                        $        95.8          $        77.3
======================================================================= ===================== =====================
Gold equivalent production - ounces                                              397,011                326,812
Total cash costs per equivalent ounce of gold                              $         241          $         237
======================================================================= ===================== =====================

        Total cash costs per equivalent ounce of gold is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating expenses as determined under generally accepted accounting principles. This measure intends to provide investors with information about the cash generating capabilities of Kinross' mining operations. Kinross uses this information for the same purpose and for assessing the performance of its mining operations. Mining operations are capital intensive. The measure total cash costs excludes capital expenditures but is reconciled to total operating costs for each mine. Capital expenditures require the use of cash in the current period, and in prior periods and are discussed throughout the MD&A and included in the segmented information note to the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003.

OPERATIONS

        Details of each individual mine operation, its performance and outlook are discussed in this section. First a summary:


PRODUCTION AND COST SUMMARY
=======================================================================================================================

                                                  GOLD EQUIVALENT PRODUCTION                    TOTAL CASH COSTS
                                                           (OUNCES)                                 ($/OUNCE)
THREE MONTHS ENDED MARCH 31,                        2004              2003                     2004           2003
-----------------------------------------------------------------------------------------------------------------------
Mining Operations:
  Fort Knox                                       75,980            91,214                      290           260
  Round Mountain 1, 2                             94,984            64,034                      191           192
  Porcupine 3                                     51,867            47,580                      251           257
  Kubaka 4                                        29,259            30,050                      323           188
  Paracatu 1, 3                                   24,340            16,958                      201           166
  La Coipa 1, 2                                   40,549            23,923                      229           244
  Crixas 1, 2                                     22,511            15,604                      127           101
  Musselwhite 1, 5                                17,549             9,475                      294           319
  New Britannia 1, 2                               6,707             7,460                      422           272
  Lupin 1                                          5,187            18,784                      304           411
  Kettle River                                    25,347               -                        228            -
  Refugio 2                                        2,731               -                        211            -
  Denton-Rawhide 6                                   -               1,730                       -            221
---------------------------------------------------------------------------------          ----------------------------
                                       Total     397,011           326,812        Average       241           237
=================================================================================          ============================

1. Production and cost data for 2003 are for two months from January 31, 2003 to March 31, 2003.
2.      Production reflects Kinross' 50% ownership interest.
3.      Production reflects Kinross' 49% ownership interest.
4. Production reflects Kinross' 54.7% ownership interest to February 28, 2003, and its 98.1% interest thereafter.
5.       Production reflects Kinross' 32% ownership interest.
6. Includes Kinross' share of Denton-Rawhide and Andacollo production attributable to the Pacific Rim (formerly Dayton) ownership interest.

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses."

MINING OPERATIONS

FORT KNOX (100% OWNERSHIP AND OPERATOR) - U.S.A

        Kinross acquired the Fort Knox open pit mine, located near Fairbanks, Alaska, in 1998. The Fort Knox operation consists of the main Fort Knox open pit and the True North open pit located approximately 15 kilometers northwest of Fort Knox. Gold equivalent production in the first quarter of 2004 was 75,980 ounces at a total cash cost per gold equivalent ounce of $290. Production for the first quarter of 2004 was marginally ahead of plan and total cash costs per ounce were 6% below plan. This compares to first quarter 2003 gold equivalent production of 91,214 ounces at a total cash cost per gold equivalent ounce of $260.

        Management of Kinross has decided to suspend mining of the True North mine for several months this year and use the True North mining fleet to complete the next phase of the tailings dam lift at Fort Knox rather than rely on more expensive third-party contractors. This will result in decreased production for the full year 2004 compared to 2003. Kinross' plan for 2004 is for gold production of 340,000 ounces at total cash costs of $220 per ounce.

        During the first half of the year, the mill feed grades are expected to be low due to the mining sequence at Fort Knox and the deferral of True North mining to the second half of 2004. Mill feed grades are expected to increase in the second half of the year due to improved grade at Fort Knox and the resumption of mining at True North. During the first half of 2004, gold production is expected to be approximately 145,000 ounces, increasing to approximately 195,000 ounces in the second half of the year. Cash costs will decrease quarter over quarter as the waste mining efforts shift to the Fort Knox mine expansion program. This expansion is of a capital nature and as a result major pit expansion will take place over the next several years, releasing approximately 1 million ounces of gold. Total cash costs per ounce for the first half of the year are expected to average approximately $280 per ounce, decreasing to approximately $176 per ounce for the second half of the year.


============================================================== ==================================
RECONCILIATION OF FORT KNOX TOTAL CASH COSTS PER EQUIVALENT            THREE MONTHS ENDED
OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                          MARCH 31,
-------------------------------------------------------------- ----------------------------------
                                                                      2004             2003
-------------------------------------------------------------- ----------------- ----------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                  $      23.0       $      23.8
Accretion expense                                                        (0.3)             (0.2)
Change in bullion inventory                                              (0.6)              0.1
-------------------------------------------------------------- ----------------- ----------------
Total cash costs for per ounce calculation purposes               $      22.1       $      23.7
============================================================== ================= ================
Gold equivalent production - ounces                                    75,980            91,214
Total cash costs per equivalent ounce of gold                     $       290       $       260
============================================================== ================= ================

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        During 2003, exploration was conducted within the Fort Knox pit, at the True North mine, on the Gil project and at Ryan Lode. Results from the Fort Knox in-pit work confirmed sufficient continuity of the mineralized zones to justify a major pit wall layback at an assumed gold price of $325 per ounce. This major layback is comprised of a three year, approximately $60.0 million capital expenditure program mostly in the form of stripping to liberate ore to prolong the economic life of the Fort Knox mine. The 2004 capital budget totals $39.0 million. In the first quarter of 2004 $7.2 million was spent - $4.7 million for mine development, $1.0 million on the tailings dam with the balance on new equipment or equipment rebuilds.

ROUND MOUNTAIN (50% OWNERSHIP AND OPERATOR) - U.S.A

        Kinross acquired its ownership interest in the Round Mountain open pit mine, located in Nye County, Nevada, upon completion of the combination with Echo Bay on January 31, 2003. Kinross' share of production for the first quarter of 2004 was 94,984 ounces at total cash costs per gold equivalent ounce of $191 compared to 64,034 ounces for the corresponding period in 2003 (two months only) at total cash costs per gold equivalent ounce of $192. Production levels exceeded plan by 9% while total cash costs per equivalent ounce were 13% below plan.

        Due to the failure of an electrical transformer in the last half of 2003, Kinross' focus was on accelerating the placement of ore on the dedicated leach pads to offset crushing and milling limitations and to stockpile higher grade ore. Once the mine resumed normal operations, the stockpiled ore was processed in the first quarter of 2004 at levels exceeding plan. Total cash costs per equivalent ounce of gold were below plan due primarily to the higher than expected production.

        Management's expectations for the full year are for the production of 367,000 ounces at total cash costs of $223 per ounce.


============================================================== ==================================
RECONCILIATION OF FORT KNOX TOTAL CASH COSTS PER EQUIVALENT            THREE MONTHS ENDED
OUNCE OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                          MARCH 31,
-------------------------------------------------------------- ----------------------------------
                                                                      2004             2003
-------------------------------------------------------------- ----------------- ----------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                  $      18.1       $      14.1
Accretion expense                                                        (0.5)             (0.3)
Change in bullion inventory                                               0.6              (1.5)
-------------------------------------------------------------- ----------------------------------
Total cash costs for per ounce calculation purposes               $      18.2       $      12.3
============================================================== ==================================
Gold equivalent production - ounces                                    94,984            64,034
Total cash costs per equivalent ounce of gold                     $       191       $       192
============================================================== ==================================

1.      Includes the months of February and March 2003.

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        Capital expenditures during the quarter were $1.8 million with total year planned expenditures of $8.1 million (Kinross' share). Capital expenditures during the first quarter of 2004 were incurred primarily on leach pad expansions and capitalized exploration on the Gold Hill deposit.

PORCUPINE (49% INTEREST, PLACER DOME 51%, OPERATOR) - CANADA

        Kinross formed this joint venture on July 1, 2002, with a wholly owned subsidiary of Placer Dome Inc. combining each company's gold mining operations in the Porcupine district of Timmins, Ontario. Kinross' share of gold production in the first quarter of 2004 was 51,867 ounces at a total cash costs of $251 per equivalent ounce compared to 47,580 ounces in 2003 at total cash costs per gold equivalent ounce of $257. Production increases over the prior year were due primarily to higher underground grades being processed. Total cash costs per ounce improved slightly as the impact of greater production output more than offset the approximately 15% appreciation of the Canadian dollar, compared to the United States dollar, when compared to the same quarter of 2003. Results to date are essentially on plan with the expectation of producing 200,000 ounces to Kinross' account at total cash costs per equivalent ounce of $230 for the whole year 2004.


======================================================================= ================================
RECONCILIATION OF PORCUPINE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF        THREE MONTHS ENDED
GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                         MARCH 31,
----------------------------------------------------------------------- --------------------------------
                                                                              2004            2003
----------------------------------------------------------------------- ---------------- ---------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                          $       12.8     $       13.8
Accretion expense                                                                 (0.2)            (0.3)
Change in bullion inventory                                                        0.4             (1.2)
----------------------------------------------------------------------- ---------------- ---------------
Total cash costs for per ounce calculation purposes                       $       13.0     $       12.3
======================================================================= ================ ===============
Gold equivalent production - ounces                                             51,867           47,580
Total cash costs per equivalent ounce of gold                             $        251     $        257
======================================================================= ================ ===============

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        Kinross and its partner plan an aggressive spending program for 2004 focussing on expanding reserves through the development of the Pamour project and Hoyle Pond development. Kinross' share of capital expenditures is estimated at $28.7 million for 2004. In the first quarter, Kinross' share of capital expenditures was $2.3 million which is less than the $4.5 million planned as certain spending was deferred until later in 2004.

KUBAKA (98.1% OWNERSHIP AND OPERATOR) - RUSSIA

        Kinross completed its acquisition of a further 43.44% of the mining operation in 2003 to bring its ownership to 98.1%. The transaction closed on February 28, 2003, so the comparative results include Kinross' 54.7% share for the first two months of 2003 and its 98.1 % ownership for the first quarter of 2004.

        Kinross' 98.1% share of gold equivalent production was 29,259 ounces for the first quarter of 2004 at total cash costs per equivalent ounce of $323 per ounce compared to 30,055 at $188 per ounce in 2003.

        Mining activities at the Kubaka open pit ceased in October 2002 and the processing of relatively lower grade stockpiles commenced along with additional exploration drilling to further define mineralization at the Birkachan and Tsokol deposits. Production in the first quarter of 2004 was 4% above plan while total cash costs per equivalent ounce of gold were as per plan.

        Pre-stripping of the Birkachan pit continued during the first quarter of 2004, and the first ore was mined in May, 2004. This initially mined ore and future ore will be placed in a stockpile. The all season road connecting the Birkachan deposit to the Kubaka processing facility is expected to be completed by the third quarter of 2004. Transportation of ore from the Birkachan mine to the Kubaka mill is planned to begin in the fourth quarter of 2004. Current plans indicate that a eight-week shut-down of the Kubaka mill during the third quarter of 2004 will reduce the over-all operating cost profile and will improve the annual cash flow of the mine. This eight-week suspension will allow for more efficient operations of the mill in the fourth quarter of 2004, and will eliminate over-time related labor costs associated with vacations. Spending for the first half of 2004 is expected to be slightly greater than the second half of the year. The total cash cost per ounce for the first half of 2004 is expected to average approximately $308 per ounce, decreasing to approximately $225 per ounce in the second half of the year. With the addition of the high grade Birkachan ore, the mill feed grade will increase in the second half of the year, resulting in gold production increases. Gold production for the first half of 2004 is expected to be approximately 60,000 ounces of gold equivalent, increasing to approximately 73,000 ounces in the second half of the year.


======================================================================= =============================
RECONCILIATION OF KUBAKA TOTAL CASH COSTS PER EQUIVALENT OUNCE OF           THREE MONTHS ENDED
GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                        MARCH 31,
----------------------------------------------------------------------- -----------------------------
                                                                             2004           2003
----------------------------------------------------------------------- -------------- --------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                         $       8.0    $       5.7
Accretion expense                                                               (0.1)          (0.1)
Change in bullion inventory                                                      1.5              -
Management fees                                                                  0.5            0.1
Operating costs not related to gold production                                  (0.5)             -
======================================================================= ============== ==============
Total cash costs for per ounce calculation purposes                      $       9.4    $       5.7
======================================================================= ============== ==============
Gold equivalent production - ounces                                           29,259         30,050
Total cash costs per equivalent ounce of gold                            $       323    $       188
======================================================================= ============== ==============

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        Kinross plans capital expenditures of $11.2 million in 2004 principally to develop the Birkachan test pit and commence underground exploration of the Tsokol vein. In the first quarter of 2004, Kinross spent $4.5 million compared to plan of $5.7 million primarily related to the pre-strip and construction at Birkachan and the tailings expansion program.

PARACATU (ALSO KNOWN AS BRASILIA - 49% OWNERSHIP, RIO TINTO 51%, OPERATOR) - BRAZIL

        Kinross acquired its ownership interest in the Paracatu open pit mine, located in the State of Minas Gerais, upon completion of the combination with TVX on January 31, 2003. Kinross' share of gold equivalent production for the first quarter of 2004 was 24,340 ounces at total cash costs per gold equivalent ounce of $201 compared to 16,958 ounces for the corresponding period in 2003 (two months only) at total cash costs per gold equivalent ounce of $166. Production was slightly below budget while total cash costs were slightly greater than budget. Plant throughput during the quarter was lower than budget due to harder ore being processed while recovery was negatively impacted by higher arsenic content in the ore. Notwithstanding these issues, management considers the 2004 plan of 95,000 ounces produced to Kinross' account at total cash costs per equivalent ounce of $228 achievable.

======================================================================= =============================
RECONCILIATION OF PARACATU TOTAL CASH COSTS PER EQUIVALENT OUNCE OF         THREE MONTHS ENDED
GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                        MARCH 31,
----------------------------------------------------------------------- -----------------------------
                                                                             2004           2003
----------------------------------------------------------------------- -------------- --------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                         $       4.6    $       3.7
Accretion expense                                                               (0.1)          (0.1)
Change in bullion inventory                                                      0.4           (0.8)
----------------------------------------------------------------------- -------------- --------------
Total cash costs for per ounce calculation purposes                      $       4.9    $       2.8
======================================================================= ============== ==============
Gold equivalent production - ounces                                           24,340           16,958
Total cash costs per equivalent ounce of gold                            $       201    $       166
======================================================================= ============== ==============

-------------------------

(1)     Includes the months of February and March 2003.

        Total cash cost are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        Kinross plans capital expenditures of $13.1 million in 2004 (its share) focussed on expansion of the mines' output. In the first quarter of 2004, $0.7 million was spent which was well below the budgeted amount of $5.6 million mainly due to the delay in completion of the SAG mill feasibility study ($2.7 million), which is now forecast to be completed in the second quarter of 2004.

LA COIPA (50% OWNERSHIP, PLACER DOME 50%, OPERATOR) - CHILE

        Kinross acquired its ownership interest in the La Coipa open pit mine, located in the Atacama region, Chile, upon completion of the combination with TVX on January 31, 2003. Kinross' share of gold equivalent production for the first quarter of 2004 was 40,549 ounces at total cash costs per gold equivalent ounce of $229 compared to 23,923 ounces for the corresponding period in 2003 (two months only) at total cash costs per gold equivalent ounce of $244. Production levels were 18% ahead of plan for the quarter while total cash costs per gold equivalent ounce were 5% below plan. Gold production was higher than plan due mainly to changes in the mine plan, notably a change in sequencing of ore from Phase Three at Coipa Norte rather than Phase Five. Gold production was also positively impacted by the lower gold to silver ratio (61.1: 1 for the first quarter of 2004 compared to 74.8: 1 for all of 2003). Total cash costs per equivalent ounce were lower than plan due to the higher production levels. Management expects total cash costs to increase throughout the year with the mining of more in-pit waste rock than in 2003. However, the full year 2004 production budget of 145,000 gold equivalent ounces at total cash costs per equivalent ounce of $288 is attainable.

======================================================================= =============================
RECONCILIATION OF LA COPIA TOTAL CASH COSTS PER EQUIVALENT OUNCE OF         THREE MONTHS ENDED
GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                        MARCH 31,
----------------------------------------------------------------------- -----------------------------
                                                                             2004           2003
----------------------------------------------------------------------- -------------- --------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                         $       8.4    $       8.4
Accretion expense                                                               (0.1)          (0.1)
Change in bullion inventory                                                      1.0           (2.4)
----------------------------------------------------------------------- -------------- --------------
Total cash costs for per ounce calculation purposes                      $       9.3     $      5.9
======================================================================= ============== ==============
Gold equivalent production - ounces                                           40,549          23,923
Total cash costs per equivalent ounce of gold                            $       229     $       244
======================================================================= ============== ==============

-------------------------

(1)     Includes the months of February and March 2003.

        Total Cash Costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        During the first quarter of 2004, Kinross' share of capital expenditures was $0.3 million with nominal spending required for the balance of the year 2004.

CRIXAS (50% OWNERSHIP, ANGLO GOLD 50%, OPERATOR) - BRAZIL

        Kinross acquired its ownership interest in the Crixas underground mine, located in the state of Goias, upon completion of the combination with TVX on January 31, 2003. Kinross' share of gold equivalent production for the first quarter of 2004 was 22,511 ounces at total cash costs per gold equivalent ounce of $127 compared to 15,604 ounces for the corresponding period last year (two months only) at total cash costs per equivalent ounce of $101. The increase in total cash costs in 2004 was a result of increased haulage costs as mining continued at depth as well as the impact from the strengthening of the Brazilian real in relation to the U.S. dollar. Production was 4% ahead of plan while total cash costs per ounce were on plan. Recoveries and plant throughput were greater than plan resulting in higher gold production; however, improvements in total cash costs per ounce, resulting from the higher production, were offset by the appreciation of the Brazilian real. Management considers the 2004 target of producing 94,000 ounces to Kinross' account at total cash costs of $129 per ounce achievable.


======================================================================= =============================
RECONCILIATION OF CRIXAS TOTAL CASH COSTS PER EQUIVALENT OUNCE OF           THREE MONTHS ENDED
GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                         MARCH 31,
----------------------------------------------------------------------- -----------------------------
                                                                             2004           2003
----------------------------------------------------------------------- -------------- --------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                         $       3.0    $       2.5
Accretion expense                                                                  -              -
Change in bullion inventory                                                     (0.1)          (0.9)
----------------------------------------------------------------------- -------------- --------------
Total cash costs for per ounce calculation purposes                      $       2.9    $       1.6
======================================================================= ============== ==============
Gold equivalent production - ounces                                           22,511         15,604
Total cash costs per equivalent ounce of gold                            $       127    $       101
======================================================================= ============== ==============

-------------------------

(1)     Includes the months of February and March 2003.

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        Kinross' share of capital expenditures in the first quarter of 2004 was $0.7 million spent mostly on ore development and equipment replacement. Total capital expenditures for the full year 2004 are budgeted at $3.3 million (Kinross' share).

MUSSELWHITE (31.93% OWNERSHIP, PLACER DOME 68.07%, OPERATOR) - CANADA

        Kinross acquired its ownership interest in the Musselwhite under ground mine, located in northwestern Ontario, Canada, upon completion of the combination with TVX on January 31, 2003. Kinross' share of gold equivalent production for the first quarter of 2004 was 17,549 ounces at total cash costs per gold equivalent ounce of $294 compared to 9,475 ounces for the corresponding period last year (two months only) at total cash costs per equivalent ounce of $319. Increased mill throughput in the quarter more than offset the lower grades and recoveries. Total cash costs decreased in the quarter from the prior year as the higher production more than offset the appreciation of the Canadian dollar. Production was slightly below plan while total cash costs were 7% higher than plan due principally to the Canadian dollar appreciation. The Joint Venture management considers the full year 2004 budget of producing 75,000 ounces to Kinross' account at total cash costs of $251 achievable. Higher grade ore is expected in the second quarter of 2004 and will continue into the fourth quarter of 2004, which will help reduce the total cash costs per equivalent ounce of gold.

======================================================================= =============================
RECONCILIATION OF MUSSELWHITE TOTAL CASH COSTS PER EQUIVALENT OUNCE OF       THREE MONTHS ENDED
GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                        MARCH 31,
----------------------------------------------------------------------- -----------------------------
                                                                             2004           2003
----------------------------------------------------------------------- -------------- --------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                         $       5.6    $       2.8
Accretion expense                                                                  -           (0.1)
Change in bullion inventory                                                     (0.4)           0.3
----------------------------------------------------------------------- -------------- --------------
Total cash costs for per ounce calculation purposes                      $       5.2    $       3.0
======================================================================= ============== ==============
Gold equivalent production - ounces                                           17,549          9,475
Total cash costs per equivalent ounce of gold                            $       294    $       319
======================================================================= ============== ==============

-------------------------

(1)     Includes the months of February and March 2003.

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        During the first quarter of 2004, Kinross' share of capital expenditures was $0.4 million with full year 2004 capital expenditures expected to be $3.7 million (Kinross' share).

NEW BRITANNIA (50% OWNERSHIP AND OPERATOR) - CANADA

        Kinross operates and owns a 50% interest in the New Britannia mine, located in northern Manitoba, Canada, acquired in the combination with TVX on January 31, 2003. Kinross' share of gold equivalent production for the first quarter of 2004 was 6,707 ounces at total cash costs of $422 per ounce compared to 7,460 ounces (two months only) at total cash costs per gold equivalent ounce of $272 for the corresponding period last year.

        The ore grade at the mine continues to adversely affect the sites ability to operate economically. Various options for the site are being reviewed with the preferred operating strategy being to stop underground development and mine the developed ore over the next four months after which the mine will shut down and enter reclamation and closure. As a result, Management has revised downward its 2004 production levels to 16,500 ounces from the planned 34,000 ounces. It is expected, however, that the mine will generate positive cash flow until closure.

        The New Britannia mine team has done an outstanding job of operating the mine over the last 10 years. The mine produced approximately 100,000 ounces gold above original expectations. The New Britannia mine earned the prestigious John
T. Ryan Safety award, given to the safest underground mine in Canada. The Team earned this award not once but five times over the course of ten years, the Regional Trophy three times for the Prairies and Northwest Territories Region and the Canada Trophy two times, the latest award was earned in 2003.

======================================================================= =============================
RECONCILIATION OF NEW BRITANNIA TOTAL CASH COSTS PER EQUIVALENT OUNCE       THREE MONTHS ENDED
OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                     MARCH 31,
----------------------------------------------------------------------- -----------------------------
                                                                             2004           2003
----------------------------------------------------------------------- -------------- --------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                         $       3.2    $       2.2
Accretion expense                                                                  -           (0.1)
Change in bullion inventory                                                     (0.4)          (0.1)
---------------------------------------------------------------------- --------------- -------------
Total cash costs for per ounce calculation purposes                      $       2.8    $       2.0
====================================================================== =============== =============
Gold equivalent production - ounces                                            6,707          7,460
Total cash costs per equivalent ounce of gold                            $       422    $       272
====================================================================== =============== =============

-------------------------

(1)     Includes the months of February and March 2003.

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        There are no capital expenditures planned for 2004.

LUPIN (100% OWNERSHIP AND OPERATOR) - CANADA

        Kinross operates the Lupin underground mine, located in the Nunavut Territory, Canada, acquired in the combination with Echo Bay on January 31, 2003. In August 2003, Kinross announced the immediate suspension of operations at Lupin due to the poor economic performance of the operation over a protracted period of time. The plant and equipment was placed on care and maintenance pending a review of alternatives for the mine. This review concluded that the development of a mine plan to extract the shaft and crown pillars and previously developed remnant ore would be appropriate. Accordingly, the mine recommenced production on March 3, 2004, and produced 5,187 gold equivalent ounces at total cash costs per gold equivalent ounce of $304. Management expects that the mine will meet its target for 2004 of producing 79,000 gold equivalent ounces at total cash costs per equivalent ounce of $319.


======================================================================= =============================
RECONCILIATION OF LUPIN TOTAL CASH COSTS PER EQUIVALENT OUNCE               THREE MONTHS ENDED
OF GOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                     MARCH 31,
----------------------------------------------------------------------- -----------------------------
                                                                             2004           2003
----------------------------------------------------------------------- -------------- --------------
(millions except production in ounces and per ounce amounts)
Operating costs included in financial statements                         $       1.3    $       9.2
Accretion expense                                                               (0.3)          (0.3)
Change in bullion inventory                                                      1.6           (1.2)
Operating costs not related to gold production                                  (1.0)             -
----------------------------------------------------------------------- -------------- --------------
Total cash costs for per ounce calculation purposes                      $       1.6    $       7.7
======================================================================= ============== ==============
Gold equivalent production - ounces                                            5,187         18,784
Total cash costs per equivalent ounce of gold                            $       304    $       114
======================================================================= ============== ==============

-------------------------

(1)  Includes the months of February and March 2003.

        Total cash costs are a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        A total of $2.6 million was spent to restart the operation and to buy additional equipment needed to meet the revised operating plan. There are no further capital spending requirements in 2004.

KETTLE RIVER (100% OWNERSHIP AND OPERATOR) - U.S.A.

        The Kettle River operations, located in the state of Washington, U.S.A., recommenced operations in late December 2003. During the first quarter of 2004, the mine produced 25,347 gold equivalent ounces at total cash costs of $228 per gold equivalent ounce.

        Production for the first quarter was essentially on plan despite more challenging ground conditions than expected. Ground support activities are now almost complete. Mill throughput was ahead of plan by 9% reflecting an efficient operation that is essential for the processing of ore from the Buckhorn Mountain mine, which will be acquired upon the close of the Crown transaction.

        Management is confident that the 2004 budget of 100,000 ounces produced at total cash costs per gold equivalent ounce of $208 will be met. In order to meet the objectives, $1.5 million in capital spending is required, primarily for the refurbishment of equipment.

REFUGIO (50% OWNERSHIP AND OPERATOR) - CHILE

        Kinross and its joint venture partner, Bema Gold Corporation, announced in 2003 plans to recommence production at the Refugio mine in late 2004. Kinross' share of capital expenditures associated with the recommencement of operations are expected to be approximately $53 million. During the first quarter of 2004, activities were focused on engineering, procurement and design of the expanded processing plant. Once complete in the fourth quarter of 2004, the Refugio mine will be capable of producing approximately 115,000 to 130,000 ounces of gold equivalent per annum to Kinross' share at total cash costs per ounce produced of approximately $225.

EXPENSES

GENERAL AND ADMINISTRATIVE

        General and administrative costs include corporate office expenses related to the overall management of the business which are not part of direct mine operating costs. General and administrative costs include the costs incurred at two corporate offices located in Toronto and Reno. There are two leases associated with the Toronto office, which expire in 2005 and in 2007 while the Reno office lease expires in 2006. General and administrative expenses totaled $6.9 million in the first quarter of 2004 compared to $5.8 million in 2003.

        The 2004 first quarter general and administrative expenses are higher than the 2003 comparative expenses as Kinross adopted CICA Handbook Section 3870 "Stock-based compensation and other stock-based payments." During the first quarter ended March 31, 2004, Kinross recorded compensatory expense of $0.5 million relating to stock options and restricted stock units previously granted over the respective vesting periods. All stock options granted since January 1, 2002 until December 31, 2003 have been recorded as a charge to opening retained earnings upon adoption and prior period results have not been restated. As a result of the adoption of CICA Handbook Section 3870, Kinross has increased its planned general and administrative spending in 2004 to $23.0 million.

EXPLORATION AND BUSINESS DEVELOPMENT

        Total exploration and business development expenses incurred during the first quarter of 2004 was $3.5 million, compared with $6.2 million in 2003. Planned exploration and business development expenditures for the first quarter of 2004 were $6.0 million. Exploration and business development activities were lower than planned as certain projects that were to begin in the first quarter were delayed until the second quarter. Costs pertaining to these activities will increase during the remaining quarters to compensate for the lower than planned first quarter spending.

        Kinross plans to spend a minimum of $20.0 million on its exploration program in order to replace and increase reserves at existing mines and increase reserves at development projects.

DEPRECIATION, DEPLETION AND AMORTIZATION

        Depreciation, depletion and amortization totaled $32.4 million during the first quarter 2004 compared to $28.2 million in 2003. Depreciation, depletion and amortization increased in 2004 when compared to 2003 since the results of operations for the first quarter of 2003 included only two months of depreciation, depletion and amortization for the assets acquired from TVX and Echo Bay. Depreciation, depletion and amortization have increased per equivalent ounce of gold to $87 in 2004 from $84 in 2003. The 2004 increase per equivalent ounce of gold was largely due to the impact of the combination with TVX and Echo Bay. It is expected that depreciation, depletion and amortization expenses will be $147.7 million for 2004.

INTEREST EXPENSE

        Interest expense totaled $0.7 million during the first quarter of 2004, compared to $1.1 million in 2003. Interest expense in 2004 is comprised of $0.1 million relating to interest on the Kubaka project loans, $0.3 million of interest on the Industrial Revenue Bonds and the Fort Knox capital leases and $0.3 million on other items. Interest expense is expected to remain low for the remainder of 2004, as Kinross has repaid the Industrial Revenue Bonds and the only plan to increase current debt levels is through the addition of $16.0 million of capital leases for the Refugio mining fleet.

FOREIGN EXCHANGE (GAIN) LOSS

        During the first quarter of 2004, Kinross recorded a net loss on foreign currency translation and transactions of $2.4 million compared to net losses in 2003 of $0.7 million.

        Kinross' monetary assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income.

        The foreign exchange risks facing Kinross and the impact of changes in the currencies in which Kinross conducts its operations in relation to the U.S. dollar are discussed in the "Risk Analysis" section of the MD&A for the year ended December 31, 2003.

INCOME AND MINING TAXES

        Kinross is subject to tax in various jurisdictions including Canada, the United States, Russia, Brazil and Chile. Kinross has substantial operating losses and other tax deductions in Canada, the United States and Chile (Refugio mine) to shelter future taxable income in those jurisdictions. The 2004 first quarter liability arose from income taxes in Russia, Brazil, Chile (La Coipa mine) and federal large corporations tax and provincial mining taxes in Canada. Kinross' joint venture investments in the La Coipa and Refugio mines are held in separate Chilean companies, each of which is subject to tax.

BALANCE SHEET

        Key items and statistics are highlighted below (in millions of U.S. dollars).

============================================================= ====================== =====================
                                                      AS AT:        MARCH 31             DECEMBER 31
                                                                      2004                   2003
------------------------------------------------------------- ---------------------- ---------------------
Unrestricted cash & equivalents                                    $     217.6           $     245.8
Current assets                                                           381.8                 402.3
Total assets                                                           2,116.2               2,145.1
Current Liabilities                                                      111.3                 150.0
Total Debt(1)                                                             20.6                  45.7
Total Liabilities(2)                                                     296.5                 340.5
Shareholders' Equity                                               $   1,819.7           $   1,804.6
------------------------------------------------------------- ---------------------- ---------------------
STATISTICS
         Working Capital                                           $     270.5           $     252.3
         Working Capital Ratio(3)                                        3.43x                 2.68x
============================================================= ====================== =====================

-------------------------

(1) Includes long-term debt plus the current portion thereof and preferred shares.
(2)     Includes preferred shares and non-controlling interest.
(3)     Current assets divided by current liabilities.

        During 2003, Kinross completed a number of material transactions that significantly improved its balance sheet. These events are fully described in the year ended December 31, 2003 MD&A. During the first quarter of 2004, unrestricted cash and equivalents decreased by $28.2 million. The changes in cash are fully described in the liquidity section that follows. The balance sheet has improved over the quarter as working capital increased, while debt and other obligations decreased.

LIQUIDITY AND CAPITAL RESOURCES

        Kinross is highly liquid. During the first quarter of 2004, Kinross fully repaid the Industrial Revenue Bonds of $25.0 million owing to the Alaska Industrial Development and Export Authority. Kinross is essentially debt free.

        Cash flow provided from operating activities for the quarter was $17.9 million in 2004 compared to $16.2 million in 2003. Cash flow provided from operating activities increased due to higher production and gold sales offset by an increase in working capital requirements. Two significant factors in the use of cash were: $12.9 million related to winter road resupply purchases at Kubaka and Lupin; and $13.6 million of reduction in accrued liabilities due to payments associated with the completion of the settlement agreement regarding TVX Hellas.

CAPITAL ADDITIONS

        Kinross plans to spend $165.0 million on additions to property, plant and equipment as fully described in the December 31, 2003 MD&A. This is a significant increase over the $73.4 million spent in 2003. Management believes that, with the price of gold in the $400 range, it is the correct time to upgrade and expand its mining operations.

        In the first quarter of 2004, $22.4 million was spent on additions to property, plant and equipment. In the section, "Mining Operations," the expenditures per mine are detailed.

LIQUIDITY OUTLOOK

        In Kinross' 2003 year-end MD&A, the following details were provided of the major uses of cash for 2004 outside of operating activities. These were:


         ================================================= ================== ===================
                                                                FULL YEAR        FIRST QUARTER
                                                               2004 - PLAN       2004 - ACTUAL
         ------------------------------------------------- ------------------ -------------------
         Site Restoration                                      $    19.2          $     1.7
         Exploration                                                20.0                2.7
         Property, plant and equipment additions                   165.0               22.4
         ------------------------------------------------- ------------------ -------------------
                                                               $   204.2          $    26.8
         ================================================= ================== ===================

        At the end of the first quarter, Kinross continues to plan for the above expenditures for the full year. It is expected that all of the $204.2 million will be paid for from cash flow provided from operating activities. Based on a gold price of $400 and average costs of production of $235 per ounce, a 10% change in production ounces will result in a reduction in cash flows of approximately, $28.1 million. However, Kinross' strong cash position and the low debt levels will allow Kinross to meet its requirements for capital expenditures and operating costs.

COMMITMENTS

        As at March 31, 2004, Kinross does not have any material monetary commitments other than the planned spending described above and its obligations under its hedge program as discussed later in this MD&A.

        On November 20, 2003, Kinross announced that it had executed a definitive acquisition agreement with Crown whereby Kinross will acquire Crown and its wholly-owned Buckhorn gold deposit located in north central Washington State, approximately 67 kilometers by road from Kinross' Kettle River gold milling facility. On December 16, 2003, Crown reported total proven and probable reserves, at a gold price of $350 per ounce, for the Buckhorn deposit of 2.79 million tonnes grading 11.05 grams per tonne containing 991,300 ounces of gold.

        The current operating plan for Buckhorn contemplates the development of an underground mine and the shipping of ore to the Kettle River mill. This development strategy addresses the major environmental issues identified during prior permitting efforts. Kinross has a strong environmental record and believes that by working diligently with federal, state and local agencies, as well as other stakeholders, the permitting process initiated by Crown can be successfully completed in a timely manner.

HEDGING ACTIVITIES

        The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at March 31, 2004, are as follows:


=============================================================================================================
YEAR            OUNCES HEDGED           AVERAGE PRICE         CALL OPTIONS SOLD        AVERAGE STRIKE PRICE
-------------------------------------------------------------------------------------------------------------
2004             107,500               $     280                   50,000                   $     340
2005              37,500               $     296                      -                            -
-------------------------------------------------------------------------------------------------------------
Total            145,000               $     284                   50,000                   $     340
=============================================================================================================

        The fair value of the call options sold is recorded in the audited consolidated financial statements for the three years ended December 31, 2003, at each measurement date. The fair value of the gold forward sales and spot deferred forward sales contracts, as at March 31, 2004 was $(20.5) million based on a gold price of $424 per ounce. In the first quarter of 2004, Kinross delivered 30,000 ounces into contracts outstanding at December 31, 2003 leaving 145,000 ounces hedged at March 31, 2004. Subsequent to the end of the quarter, Kinross delivered a further 20,000 ounces and financially closed out another 90,000 ounces at a cost of $9.7 million. This loss will be recognized in accordance with the original maturity dates of the contracts, which range from the third quarter of 2004 to the second quarter of 2005. The remaining 35,000 ounces hedged will be delivered in the second quarter of this year. If the market price of gold is $400 per ounce on the dates the ounces are delivered into the remaining forward sales contracts, Kinross would be paid $3.9 million less than if it were unhedged. In addition, at March 31, 2004, Kinross has 50,000 ounces of written call options outstanding. If the market price of gold is above $340 per ounce upon expiry in June 2004, Kinross will be committed to sell 50,000 ounces at $340 per ounce. If the market price of gold is $400 per ounce, Kinross would be paid $3.0 million less than if the calls did not exist. Kinross does not include these financial instruments in testing for impairment of operating mines, mineral rights and development properties.

CRITICAL ACCOUNTING POLICIES

        In the MD&A for the year 2003, there is a full discussion and description of the critical accounting policies appropriate to Kinross. The preparation of Kinross' audited consolidated financial statements for the three years ended December 31, 2003, in conformity with CDN GAAP requires management to make estimates and assumptions that affect amounts reported in the audited consolidated financial statements for the three years ended December 31, 2003, and the accompanying notes. These are fully described in the MD&A for the year 2003.

        During the first quarter of 2004, Kinross adopted two accounting changes:

        (1)     Stock-based compensation; and

        (2)     Asset retirement obligations

        The description and impact of these two changes are described in Note 2 of the notes to the unaudited interim financial statements for the quarters ended March 31, 2004 and 2003, which are included in this Proxy
Statement/Prospectus. Neither of these accounting changes had a material impact on Kinross' first quarter 2004 results.

OUTLOOK

        During the first quarter of 2004, Kinross was able to exceed budget for production and its expectations with respect to its mine operating costs. This is a result of Kinross' continuous improvement program. The first quarter generally is the weakest and Kinross expects production throughput to increase each quarter in 2004. This is expected to bring Kinross to its target of 1.70 to
1.75 million ounces of gold equivalent production for 2004. As production volumes increase, Kinross' total cash costs per gold equivalent ounce will decrease. Kinross considers, therefore, its target costs of $225 to $235 per ounce of gold for the whole year achievable. Kinross' investments in exploration at its existing operations continues to yield promising results.

        In 2003, Kinross announced plans to expand and recommission the Refugio mine and restart the Kettle River operation. The Refugio mine is scheduled to achieve production during the fourth quarter of 2004, while the Kettle River operation reopened in January 2004 and, after some initial start-up issues, is now working efficiently. We continue to plan to spend $165.0 million in capital improvements in 2004 in pursuit of meeting objective number two above.

        Kinross continues to look at opportunities to build the company through accretive acquisitions. It is very important that Kinross remain patient in this endeavor, since currently assets are being exchanged at higher than value prices. Opportunities will continue to arise and be evaluated appropriately.

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

        This portion of MD&A provides a detailed discussion of Kinross' financial and operating results for the year ended December 31, 2003, with comparisons to the two previous years. The following information should be read in conjunction with the audited consolidated financial statements for the three years ended December 31, 2003, and accompanying notes.


        This discussion is intended to provide investors with a reasonable basis for assessing Kinross' operating and financial performance and future prospects.

        The discussion is comprised of eight key sections.

        1. Overview--a summary of production, financial results, and cash flow provided from operating activities.

        2. Material Events--details of events during the year that materially impacted Kinross' operations and financial position.

        3. Financial/Operations--analysis of the overall results of Kinross with specific details of each mine's operations.

        4. Liquidity and Capital Resources--details of the Kinross' liquidity and the sources and uses of cash.

        5. Critical Accounting Policies--summary of material accounting policies.

        6.      Risk Analysis--details of the material risks to Kinross.

        7.      Strategy--describes Kinross' strategic plan.

        8.      Outlook--summary outlook for the year ahead.

OVERVIEW


        Kinross is principally engaged in the mining and processing of gold and, as a by-product, silver ore and the exploration for, and the acquisition of, gold-bearing properties, principally in the Americas and Russia. Kinross' products are gold and silver produced in the form of dore that is shipped to refineries for final processing.

        The profitability of Kinross and its competitors is subject to the world prices of gold and silver and the costs associated with the acquisition, exploration, and development of mining interests, the mining and processing of gold and silver, regulatory and environmental compliance, and general and administrative functions. The prices of gold and silver are subject to a multitude of variables outside of Kinross' control. In order to minimize the impact of price movements, management continually strives to be a low cost producer.


        On January 31, 2003, Kinross combined its operations with those of TVX and Echo Bay. This transaction is more fully discussed in the section entitled "Material Events" and in Note 2 to the audited consolidated financial statements for the three years ended December 31, 2003. The results for 2003 include eleven months of operations of these assets. The results of operations of TVX and Echo Bay are not included in the audited consolidated financial statements for the years ended December 31, 2002 and 2001.


        This transaction had a material impact on Kinross' operations and its balance sheet rendering comparisons to previous years rather meaningless except in the discussion of the operations of each mine. Those discussions include both mines owned at the beginning of the year and those added during the year as a result of the combination.


RESULTS SUMMARY


        Kinross' share of attributable gold equivalent production was 1,620,410 ounces in 2003, an increase of 82% over 2002 production of 888,634 ounces and 72% over 2001 production of 944,803 ounces. The increase in 2003 is attributed to the addition of 838,883 ounces resulting from the combination with TVX and Echo Bay.

        Revenue from gold and silver sales was $571.9 million in 2003, compared to $261.0 million in 2002 and $270.1 million in 2001.

        Average total cash costs per attributable gold equivalent ounces were $222 in 2003 compared to $201 in 2002 and $193 in 2001. Cash flow provided from operating activities for the year was $92.7 million compared to $59.5 million in 2002 and $75.0 million 2001. Cash flow provided from operating activities in 2003 was positively impacted by higher gold production and higher gold prices.

        Net income for the year ended December 31, 2003, totaled $9.7 million, or $0.06 per share. This compares to net losses of $30.9 million ($0.32 per share) for 2002 and $36.3 million ($0.42 per share) in 2001.


MATERIAL EVENTS


        During 2003, Kinross completed or committed to certain transactions that had, and will have, a material impact on Kinross' operations, its financial condition, and its prospects. The following details those transactions:

        1.      TVX GOLD INC. AND ECHO BAY MINES LTD. COMBINATION

        Kinross, TVX, and Echo Bay entered into a combination agreement dated June 10, 2002, as amended as of July 12, 2002 and November 19, 2002, for the purpose of combining the ownership of their respective businesses. The combination was effected by way of a plan of arrangement under the Canada Business Corporations Act with an effective date of January 31, 2003.

        In a concurrent transaction, TVX entered into two agreements dated June 10, 2002, each amended as of November 19, 2002, with a subsidiary of Newmont. Pursuant to these agreements, TVX acquired Newmont's 50% non-controlling interest in the TVX Newmont Americas Joint Venture ("TVX Newmont J/V") for an aggregate purchase price of $180.0 million with an effective date of January 31, 2003. Kinross advanced TVX $94.5 million immediately prior to the completion of the combination which allowed TVX to complete the acquisition of the 50% non-controlling ownership interest in TVX Newmont J/V.

        Pursuant to the combination, TVX became a wholly-owned subsidiary of Kinross on January 31, 2003, and each holder of TVX common shares received
2.1667 common shares of Kinross for each TVX common share. Also pursuant to the combination, Echo Bay became a wholly-owned subsidiary of Kinross and each holder of Echo Bay common shares, other than Kinross, received 0.1733 of a common share of Kinross for each Echo Bay common share. The exchange ratios reflect the three-for-one consolidation of Kinross' common shares that was completed on January 31, 2003, immediately prior to the arrangement. Kinross issued 177.8 million common shares with a fair value of $1,269.8 million with respect to the combination with TVX and Echo Bay.

        TVX held interests in various operating mines located in Canada, Brazil, and Chile. Giving effect to the acquisition of Newmont's 50% interest in TVX Newmont J/V, TVX's share of production from these mines in 2002 was 473,602 ounces of gold equivalent. Echo Bay held interests in various operating mines in Canada and the United States. Echo Bay's share of production from these mines in 2002 was 522,208 ounces of gold equivalent.

        The combination is being accounted for using the purchase method of accounting. Pursuant to the purchase method of accounting, the TVX and Echo Bay assets acquired and liabilities assumed have been recorded at their fair values as of the effective date of the combination. The excess of the purchase price over such fair values is recorded as goodwill. Goodwill is assigned to specific reporting units as of the date of the combination and will not be amortized.

        The goodwill resulting from the business combinations is $918.0 million and has been assigned to the Exploration and Acquisitions reporting unit and the Corporate reporting unit in the amount of $908.4 million and $9.6 million, respectively. Goodwill will be tested for possible impairment at least annually or more frequently upon the occurrence of certain events or when circumstances indicate the reporting unit's carrying value, including goodwill, is greater than its fair value. At December 31, 2003, Kinross has determined that there is no impairment of goodwill as discussed in more detail in the section entitled "Critical Accounting Policies."

        A more detailed discussion of the properties acquired pursuant to the business combinations and their impact on Kinross' operations, is provided under the section entitled "Financial/Operations--Operation."

        Concurrent with Kinross' shareholder approval of the combination, approval was also given for the elimination of Kinross' accumulated deficit of approximately $761.4 million as at December 31, 2002.

        2.      COMMON SHARE ISSUE AND CONVERTIBLE DEBENTURE REDEMPTION

        On August 28, 2003, Kinross issued 23.0 million common shares from its treasury for gross proceeds of $152.5 million. The bulk of the net proceeds from the offering were used to redeem the outstanding 5.5% convertible unsecured subordinated debentures. The principal amount of the convertible debentures was $144.8 million.


        The debentures were redeemed on September 29, 2003, which gave rise to a net gain on redemption of $15.4 million. The financial impact of the redemption is fully described in Note 13 to the audited consolidated financial statements for the three years ended December 31, 2003.

        3.      SALE OF EQUITY INVESTMENTS


        During the fourth quarter of 2003, Kinross sold several of its equity interests and portfolio investments which were considered non-strategic, including investments in Minefinders Corporation Ltd., Pacific Rim Mining Corporation, and Endeavor Mining Capital Corporation. Proceeds from the sale of equity investments totaled $56.2 million. These transactions resulted in after-tax gains amounting to $26.0 million which are included in the Consolidated Statements of Operations for the year as a component of the $29.5 million gain on disposal of assets.


        4.      FURTHER DEBT REPAYMENT

        As at December 31, 2003, Kinross owed $25.0 million in tax exempt industrial revenue bonds to the Alaska Industrial Development and Export Authority. The obligation was fully secured by a letter of credit issued by Kinross under its syndicated credit facility. On January 7, 2004, Kinross repaid the debt in its entirety and the letter of credit was returned and cancelled.

        5.      NEW SYNDICATED CREDIT FACILITY

        On February 27, 2003, Kinross arranged a new $125.0 million credit facility with a group of eight banks. The facility may be used for general corporate purposes but its main purpose is to allow for the issuance of letters of credit to various regulatory agencies to satisfy financial assurance requirements. The facility is secured by the Fort Knox mine and shares in various wholly-owned subsidiaries. As at December 31, 2003, there were letters of credit issued against the facility totaling $118.2 million. This has been reduced subsequent to the year end to $92.7 million as a result of the cancellation of the letter of credit supporting the industrial revenue bonds that were repaid subsequent to year end as described above.

        6.      ACQUISITION OF 43.44% OF OMOLON GOLD MINING COMPANY

        On December 3, 2002, Kinross entered into purchase agreements with four of the five Russian minority shareholders holding 44.17% of the shares of Omolon Gold Mining Company ("Omolon"). Omolon agreed to purchase these shares from the four shareholders for $44.7 million. The acquisition increased Kinross' ownership interest in Omolon to 98.1% and closed in February of 2003.

        7.      ACQUISITION OF CROWN RESOURCES CORPORATION


        On November 20, 2003, Kinross announced that it had executed a definitive acquisition agreement with Crown Resources Corporation ("Crown") whereby Kinross will acquire Crown and its wholly-owned Buckhorn gold deposit located in north central Washington State, approximately 67 kilometers by road from Kinross' Kettle River gold milling facility. On December 16, 2003, Crown reported total proven and probable reserves, at a gold price of $350 per ounce, for the Buckhorn Mountain Project of 2.79 million tonnes grading 11.05 grams of gold per tonne containing 991,300 ounces of gold. If the reserves had been calculated on the basis used by Crown, but the assumed gold price was changed to the $325 per ounce used by Kinross in calculating its proven and probable reserves at December 31, 2003, Crown estimates that, at a cutoff grade of 0.20 ounces per ton, there would be approximately 2,979,800 tons of ore grading at
0.33 ounces per ton, resulting in 975,300 ounces of mineable reserve.


        The current operating plan for the Buckhorn Mountain Project contemplates the development of an underground mine and the shipping of ore to the Kettle River mill. This development strategy addresses the major environmental issues identified during prior permitting efforts. Kinross has a strong environmental record and believes that by working diligently with federal, state, and local agencies as well as other stakeholders, the permitting process, initiated by Crown, can be successfully completed in a timely manner.

        Kinross has agreed to issue 0.2911 of a common share of Kinross for each outstanding common share of Crown. The total common shares to be issued by Kinross is approximately 13.6 million. A registration statement covering the issuance of the common shares has been filed with the U.S. Securities and Exchange Commission. It is anticipated that the acquisition of Crown will be completed following the effectiveness of the registration statement and the approval of the transaction by the Crown shareholders.

        8.      SUMMARY

        The results of these material transactions were to add to Kinross' annual production output, to increase reserves, to virtually eliminate all debt and to increase cash balances as at December 31, 2003, to $245.8 million.

        Management considers 2003 as a transition year whereby a strong financial and operating foundation was put in place to provide a basis for future growth and profitability.


FINANCIAL/OPERATIONS


BALANCE SHEET

Key items and statistics are highlighted below (in millions of U.S. dollars):


                                                      2003               2002               2001
                                                 --------------    ---------------    ---------------
        Unrestricted cash and equivalents          $    245.8        $    170.6         $      81.0
        Current Assets                             $    402.3        $    246.2         $     138.7
        Total Assets                               $  2,142.5        $    598.0         $     577.6
        Debt and other obligations(1)              $     45.7        $    205.6         $     265.3
        Current Liabilities                        $    150.0        $     73.8         $      76.7
        Total Liabilities(2)                       $    327.8        $    311.4         $     370.8
        Shareholders' Equity(3)                    $  1,814.7        $    286.6         $     206.8
        STATISTICS
           Working Capital                         $    252.3        $    172.4         $      62.0
           Working Capital Ratio(4)                     2.68x             3.34x               1.81x

-------------------------
(1) Includes long-term debt (plus the current portion thereof), preferred shares, and debt and equity components of convertible debentures.
(2) Include equity component of convertible debentures, preferred shares, and non-controlling interest.
(3)     Excludes equity component of convertible debentures.
(4)     Current assets divided by current liabilities.

REVENUES

GOLD AND SILVER SALES

        Kinross' primary source of revenue is from the sale of its gold production. Kinross sold 1,541,575 ounces of gold in 2003, compared to 848,513 ounces in 2002 and 907,149 ounces in 2001. Revenue from gold and silver sales was $571.9 million in 2003, compared to $261.0 million in 2002 and $270.1 million in 2001. In 2003, Kinross realized, on average, $357 per ounce of gold compared to $306 in 2002 and $296 in 2001. Revenue increases in 2003 were principally from the sale of gold and silver produced by the properties added from the TVX/Echo Bay combination totaling 838,883 ounces of gold equivalent and the increase in the realized gold price.

                                                               2003               2002              2001
                                                         ---------------    ---------------     -------------
Attributable gold equivalent production--ounces              1,620,410            888,634            944,803
Gold sales--ounces                                           1,541,575            848,513            907,149
Gold sales--revenue (millions)                              $    547.6         $    254.5         $    251.1
Gold deferred revenue realized (millions)                          2.3                5.1         $     17.7
                                                            ----------         ----------         ----------
Total gold revenue realized (millions)                      $    549.9         $    259.6              268.8
                                                            ==========         ==========         ==========
Average sales price per ounce of gold                       $      355         $      300         $      277
Deferred revenue realized per ounce of gold                          2                  6                 19
                                                            ----------         ----------         ----------
Average realized price per once of gold sold                $      357         $      306         $      296
                                                            ==========         ==========         ==========
Average spot gold price per ounce                           $      364         $      310         $      271
                                                            ----------         ----------         ----------
Silver sales revenue (millions)                             $     22.0         $      1.4         $      1.3
                                                            ----------         ----------         ----------
Total gold and silver revenue (millions)                    $    571.9         $    261.0         $    270.1
                                                            ==========         ==========         ==========

        Included in gold equivalent production is silver production converted to gold production using a ratio of the average spot market prices for the commodities for each year. The ratios are 74.79:1 in 2003, 67.24:1 in 2002, and 62.00:1 in 2001. Silver production was 4.4 million ounces in 2003, 0.3 million ounces in 2002, and 0.4 million ounces in 2001. For 2003, 86% of the total was produced at the La Coipa mine.

        Realized revenue is furnished to provide additional information and is a non-GAAP measure. This measure combined with total cash costs is intended to provide investors with information about the cash generating capability (realized revenue per ounce net of total cash costs per ounce) of the mining operations. Kinross uses this information for the same purpose and for assessing the performance of its mining operations. The measure of average realized price per ounce of gold sold has been calculated on a consistent basis in each period.

INTEREST AND OTHER INCOME

        Kinross invests its surplus cash in high quality, interest-bearing cash equivalents. Interest and other income during 2003 totaled $12.3 million compared to $16.9 million in 2002 and $9.3 million in 2001. Interest and other income in 2003 was comprised of interest on cash deposits of $4.6 million, the Sleeper mine reclamation recovery of $4.0 million and $3.7 million of other items. This compares to 2002 interest on cash deposits of $1.5 million, arbitration settlements of $10.3 million, and $5.1 million of other items. For 2001, interest on cash deposits totaled $4.9 million, insurance settlements were $1.3 million, and other items totaled $3.1 million.

MARK-TO-MARKET GAIN (LOSS) ON WRITTEN CALL OPTIONS

        In accordance with recommendations from the Canadian Institute of Chartered Accountants ("CICA") regarding accounting for written call options, the premiums received at the inception of the option are recorded as a liability. Changes in the fair value of the liability are recognized in earnings. The change in fair value of the written call options resulted in a mark-to-market gain of $0.4 million in 2003. This compared to a loss of $2.7 million in 2002 and a gain of $3.5 million in 2001. The remaining positions held by Kinross at December 31, 2003, will expire by June 2004.

COSTS AND EXPENSES

OPERATING COSTS

        Gold equivalent production in 2003 increased by 82% when compared to 2002, while operating costs increased by 122%. Operating costs were $387.3 million in 2003 compared to $174.8 million in 2002 and $180.7 million in 2001.

        Total cash costs per ounce of gold equivalent production were $222 in 2003, compared to $201 in 2002, and $193 in 2001. Total cash costs per ounce of gold equivalent produced in 2003 increased at Kubaka as low-grade stockpiles were being milled. Total cash costs increased at the Porcupine Joint Venture as the Canadian dollar strengthened against the United States dollar materially during the year. Total cash costs at Fort Knox increased due primarily to lower gold production from the True North mine. Total cash costs for each mine are discussed in more detail in the section entitled "Operations."


        CONSOLIDATED PRODUCTION COSTS PER
          EQUIVALENT OUNCE OF ATTRIBUTABLE
          GOLD PRODUCTION                                         YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                             2003          2002          2001
                                                         -----------  ------------  -------------
        Cash operating costs                               $    211     $    194      $     186
        Royalties                                                11            7              7
                                                           --------     --------      ---------
        Total cash costs                                   $    222     $    201      $     193
                                                           --------     --------      ---------
        Reclamation                                               6            4              2
        Depreciation, depletion and amortization                 91          101             94
                                                           --------     --------      ---------
        Total production costs                             $    319     $    306      $     289
                                                           ========     ========      =========

        The following table reconciles the production costs per equivalent ounce of gold presented above to the operating costs presented in the audited consolidated financial statements for the three years ended December 31, 2003.



RECONCILIATION OF TOTAL CASH COSTS PER
  EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED
  FINANCIAL STATEMENTS                                                        YEARS ENDED DECEMBER 31,
                                                                 -------------------------------------------------
(millions except production in ounces and per ounce amounts)           2003            2002              2001
                                                                 ---------------  ---------------  ---------------
Operating costs per financial statements                           $     387.3      $     174.8      $     180.7
Operating costs for attributable production                                0.4             13.4              7.4
Site restoration cost accruals                                            (9.4)            (3.0)            (1.9)
Change in bullion inventory                                               (2.5)            (2.0)             1.5
Operating costs not related to gold production                           (16.4)            (4.4)            (5.2)
                                                                   -----------      -----------      -----------
Total cash costs for per ounce calculation purposes                $     359.4      $     178.8      $     182.5
                                                                   -----------      -----------      -----------
Gold equivalent production--ounces                                   1,620,410          888,634          944,803
Total cash costs per equivalent ounce of gold                      $       222      $       201      $       193
                                                                   ===========      ===========      ===========


        Total cash costs per equivalent ounce of gold is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating expenses as determined under generally accepted accounting principles. This measure intends to provide investors with information about the cash generating capabilities of Kinross' operations. Kinross uses this information for the same purpose and for assessing the performance of its mining operations. Mining operations are capital intensive. The measure total cash costs excludes capital expenditures but is reconciled to total operating costs for each mine. Capital expenditures require the use of cash in the current period, and in prior periods and are discussed throughout the MD&A and included in the segmented information note to the audited consolidated financial statements for the three years ended December 31, 2003, (Note 19). For additional information about this non-GAAP measure, please see the discussion under the caption "Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations" on page 59.

OPERATIONS

        Details of each individual mine operation, its performance, and outlook are discussed in this section. First a summary:

                                                                YEARS ENDED DECEMBER 31,
                                                   ----------------------------------------------------
        GOLD EQUIVALENT PRODUCTION (OUNCES)             2003               2002              2001
                                                   ----------------    --------------    --------------
        PRIMARY OPERATIONS:
           Fort Knox                                    391,831           410,519           411,221
           Round Mountain(1)(4)                         364,271                --                --
           Porcupine(2)                                 223,960           189,464           156,581
           Kubaka(3)                                    164,006           220,972           237,162
           Paracatu Brasilia(1)(5)                       91,176                --                --
           La Coipa(1)(4)                               144,125                --                --
           Crixas(1)(4)                                  86,698                --                --
           Musselwhite(1)(6)                             64,978                --                --
           New Britannia(1)(4)                           31,627                --                --
           Lupin(9)                                      56,008                --                --
                                                   ----------------    --------------    --------------
                                                      1,618,680           820,955           804,964
                                                   ----------------    --------------    --------------
        OTHER OPERATIONS:
           Blanket(8)                                        --            41,612            39,592
           Refugio(4)                                        --            13,047            67,211
           Denton-Rawhide(7)                              1,730            11,162            17,713
           Andacollo(7)                                      --             1,858            11,718
           Other                                             --                --             3,605
                                                   ----------------    --------------    --------------
        Total gold equivalent ounces                  1,620,410           888,634           944,803
                                                   ================    ==============    ==============

-------------------------

(1) Production data is for eleven months from January 31, 2003, to December 31, 2003.
(2) 2003 production reflects Kinross' 49% ownership interest in the Porcupine Joint Venture. 2002 production reflects Kinross' 100% ownership interest in the Hoyle Pond mine to June 30, and its 49% ownership interest in the Porcupine Joint Venture thereafter.
(3) Represents Kinross' 54.7% ownership interest to February 28, 2003, and its 98.1% interest thereafter.
(4)     Represents Kinross' 50% ownership interest.
(5)     Represents Kinross' 49% ownership interest.
(6)     Represents Kinross' 31.9% ownership interest.
(7) Includes proportionate share of Denton-Rawhide and Andacollo production attributable to the Pacific Rim (formerly Dayton) ownership interest.
(8) Because of the economic and political conditions and the negative impact of inflationary pressures in Zimbabwe, Blanket was written off in 2001, Kinross commenced cost accounting for this investment in 2002 and ceased reporting its production in 2003.
(9) Production data is for the period January 31, 2003, to August 2003, when mining operations were suspended.

                                                                     YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------
        TOTAL CASH COSTS PER OUNCE OF ATTRIBU-
        TABLE GOLD EQUIVALENT PRODUCTION                     2003               2002              2001
                                                        ----------------    --------------    --------------
        (Dollars per equivalent ounce of gold)
        PRIMARY OPERATIONS:
           Fort Knox                                           243                232               207
           Round Mountain(1)                                   201                 --                --
           Porcupine                                           211                201               182
           Kubaka                                              194                133               140
           Paracatu Brasilia(1)                                193                 --                --
           La Coipa(1)                                         234                 --                --
           Crixas(1)                                           109                 --                --
           Musselwhite(1)                                      257                 --                --
           New Britannia(1)                                    327                 --                --
           Lupin(1)                                            407                 --                --

        OTHER OPERATIONS:
           Blanket                                              --                243               279
           Refugio                                              --                186               242
           Denton-Rawhide                                      221                249               248
           Andacollo                                            --                295               259
           Other                                                --                 --               353
                                                        ----------------    --------------    --------------
        Average total cash costs                               222                201               193
                                                        ================    ==============    ==============

-------------------------

(1) Cost data is for eleven months from January 31, 2003, to December 31, 2003, except Lupin which suspended operations in August 2003.


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


MINE OPERATIONS

FORT KNOX (100% OWNERSHIP AND OPERATOR) - USA

        Kinross acquired the Fort Knox open pit mine, located near Fairbanks, Alaska, in 1998. The Fort Knox operation consists of the main Fort Knox open pit and the True North open pit located approximately 15 kilometers northwest of Fort Knox. Gold equivalent production for 2003 was 391,831 ounces compared to 410,519 ounces in 2002 and 411,221 in 2001. The processing of lower grade True North ore that was slightly more refractory, due to the presence of sulphides, adversely impacted gold recoveries and the total cash costs per ounce in 2003. Total cash costs per gold equivalent ounce for 2003 increased to $243 from $232 in 2002 and $207 in 2001.


RECONCILIATION OF THE FORT KNOX TOTAL CASH COSTS
  PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED
  FINANCIAL STATEMENTS                                                   YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------------------
(millions except production in ounces and per ounce             2003               2002                2001
amounts)
                                                           ----------------    --------------     ---------------
Operating costs per financial statements                      $     92.9         $     99.2         $      82.9
Site restoration cost accruals                                      (2.5)              (1.0)               (1.2)
Change in bullion inventory                                          4.8               (2.9)                3.3
                                                              ----------         -----------        -----------
Total cash costs for per ounce calculation purposes           $     95.2         $     95.3         $      85.0
                                                              ----------         ----------         -----------
Gold equivalent production--ounces                               391,831            410,519             411,221
Total cash costs per equivalent ounce of gold                 $      243         $      232         $       207
                                                              ==========         =========          ===========

        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Management's expectation for the mine is for 2004 gold production of approximately 340,000 ounces at total cash costs of $220 per ounce. This reflects the intention to suspend mining of the True North mine for several months in 2004 and use the True North mining fleet to complete the next phase of the tailings dam lift at Fort Knox rather than rely on more expensive third party contractors. This will result in decreased production in 2004. Mining of True North is expected to be reactivated later in 2004 and is expected to continue into mid-2005.

        Capital expenditures at the Fort Knox operations in 2003 were $26.5 million compared to $15.0 million in 2002 and $20.2 million in 2001. The majority of capital expenditures was directed towards equipment purchases and rebuilds, the drilling of pit de-watering wells and exploration. Capital expenditures for 2004 are planned to be $39.0 million including mining equipment, development, a tailings dam lift, pit de-watering wells, and exploration.

        During 2003, exploration was conducted within the Fort Knox pit, at the True North mine, on the Gil project, and at Ryan Lode. Results from the Fort Knox in-pit work confirmed sufficient continuity of the mineralized zones to justify a major pit wall layback at an assumed gold price of $325 per ounce. This major layback is comprised of a three year, approximately $60.0 million capital expenditure program mostly in the form of stripping to liberate ore to prolong the economic life of the Fort Knox mine. At Gil, 10 kilometers east of the Fort Knox mine site, an engineering scoping study was completed. Reserves at year-end 2003 for Fort Knox and area deposits increased by approximately 10% to 2,945,000 ounces at a gold price of $325 per ounce.

ROUND MOUNTAIN (50% OWNERSHIP AND OPERATOR) - USA

        Kinross acquired its ownership interest in the Round Mountain open pit mine, located in Nye County, Nevada, upon completion of the combination with Echo Bay on January 31, 2003. Round Mountain continues to perform well in spite of a power problem that limited mill production in the second half of 2003. Kinross' share of the eleven-month production ended December 31, 2003, totaled 364,271 ounces. Gold equivalent production was positively impacted by higher gold recoveries due to the installation of new carbon columns during the second quarter and the implementation of side slope leaching of the historic dedicated leach pad.

        Due to the failure of an electrical transformer, production activities in the second half of the year focused on accelerating ore placement on the dedicated leach pads to offset crushing and milling limitations. Higher grade ore, which would have been milled during a portion of the third and fourth quarters, was stockpiled. As a result of the flexibility provided by having three separate processing streams, the lower mill throughput did not severely impact production for the second half of 2003. The transformer repairs have been completed and the mill was back at full production in February 2004.

        Total cash costs per gold equivalent ounce were $201 per ounce for the eleven-month period ended December 31, 2003.

        Kinross' expectation for Round Mountain is to produce approximately 367,000 ounces to Kinross' account at total cash costs of $223 per ounce in 2004.

        Costs in 2004 will increase since royalty payments are geared to the price of gold. In addition, the Nevada "Net Proceeds Tax" is also geared towards the price of gold and will negatively impact total cash costs per ounce.


             RECONCILIATION OF THE ROUND MOUNTAIN TOTAL CASH
               COSTS PER EQUIVALENT OUNCE OF GOLD TO                      ELEVEN MONTHS ENDED
               CONSOLIDATED FINANCIAL STATEMENTS                           DECEMBER 31, 2003
                                                                         ---------------------
             (millions except production in ounces and per ounce
             amounts)
             Operating costs per financial statements                        $        76.7
             Site restoration cost accruals                                           (1.8)
             Change in bullion inventory                                              (1.6)
                                                                             --------------
             Total cash costs for per ounce calculation purposes             $        73.3
                                                                             -------------
             Gold equivalent production--ounces                                      364,271
             Total cash costs per equivalent ounce of gold                   $          201
                                                                             ==============


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Kinross' share of capital expenditures at the Round Mountain mine in 2003 was $5.7 million. Pit de-watering and dedicated leach pad construction accounted for the majority of the capital expenditures. Capital expenditures for 2004 are planned to be $8.1 million.

        At the Gold Hill project, reverse circulation and diamond drilling was completed during 2003 in order to verify the existing block models. As a result of exploration activity at Round Mountain and Gold Hill, Kinross' gold reserves at Round Mountain and area were 1,850,000 ounces at an estimated gold price of $325 per ounce, essentially unchanged at the end of 2003 compared to the pro forma reserves at December 31, 2002.

PORCUPINE JOINT VENTURE (49% INTEREST, PLACER DOME 51%, OPERATOR) - CANADA

        On July 1, 2002, Kinross formed a joint venture with a wholly-owned subsidiary of Placer Dome Inc. ("Placer"). The formation of the joint venture combined the two companies' gold mining operations in the Porcupine district in Timmins, Ontario. The ownership of this unincorporated joint venture is 51% Placer and 49% Kinross. The joint venture operates pursuant to a contractual agreement and both parties receive their share of gold output in kind. Capital, exploration and operating costs are funded in proportion to each party's ownership interest. Upon creation of the joint venture, Placer contributed the Dome mine and mill and Kinross contributed the Hoyle Pond, Nighthawk Lake, and Pamour mines, exploration properties in the Porcupine district, as well as the Bell Creek mill.

        Comparative production and cost information for the first half of 2002, and for the full year ended December 31, 2001, represent Kinross' results from the Hoyle Pond mine.

        Kinross' share of gold production in 2003 increased to 223,960 ounces at a total cash cost of $211 per ounce compared to 189,464 ounces during 2002 at $201 per ounce and 156,581 ounces during 2001 at $182 per ounce.

        Kinross' expectation for the Porcupine joint venture is to produce approximately 200,000 ounces for Kinross' account at total cash costs of $230 per ounce in 2004. The reduction in production in 2004 and the cash costs per ounce increase in 2004 are due principally to the processing of lower grade ore.


RECONCILIATION OF THE PORCUPINE TOTAL CASH COSTS
  PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED
  FINANCIAL STATEMENTS                                                        YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------------------
(millions except production in ounces and per ounce amounts)          2003               2002             2001
                                                                ----------------    --------------   ---------------
Operating costs per financial statements                           $     53.4         $     38.6       $      29.1
Site restoration cost accruals                                           (1.6)              (1.5)             (0.2)
Change in bullion inventory                                              (1.5)               1.5               0.7
Operating costs not related to gold production                           (2.9)              (0.6)             (1.1)
                                                                   -----------        -----------      ------------
Total cash costs for per ounce calculation purposes                $     47.4         $     38.0       $      28.5
                                                                   ----------         -----------      -----------
Gold equivalent production--ounces                                    223,960            189,464           156,581
Total cash costs per equivalent ounce of gold                      $      211         $      201       $       182
                                                                   ==========         ==========       ===========


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Kinross' share of capital expenditures at the Porcupine joint venture in 2003 was $8.3 million compared to $6.7 million in 2002 and $7.9 million in 2001. This amount included expenditures on the tailings dam lift and the development of the Pamour project. Capital expenditures in 2004 are planned to be $28.7 million for Kinross' share of the Pamour project and Hoyle Pond development.

        The Pamour open pit feasibility study was finalized in late 2003 and permitting work was initiated. Demolition of the old Pamour headframe and associated infrastructure was completed in preparation for the development of the open pit operations. Saleable production is expected to commence in 2005.

        An aggressive exploration program continued during 2003 with 88,090 meters of exploration diamond drilling completed. These activities resulted in the Porcupine joint venture replacing its reserves consumed in 2003. Kinross' share of the reserves was 1,489,000 ounces at December 31, 2003, using a gold price of $325 per ounce.

KUBAKA (98.1% OWNERSHIP AND OPERATOR) - RUSSIA

        Kinross acquired a 54.7% interest in the Kubaka open pit mine located in the Magadan Oblast in far eastern Russia in three transactions during 1998 and 1999. In December 2002, Kinross entered into purchase agreements with its former Russian partners to acquire further shares to increase its interest to 98.1%. Consideration for this further purchase was $44.7 million with the transaction closing February 28, 2003.

        Mining activities at the Kubaka pit ceased in October of 2002, and the processing of relatively lower grade stockpiles commenced along with further exploration drilling.

        Kinross' share of gold equivalent production totaled 164,006 ounces in 2003 (54.7% ownership to February 28, 2003, 98.1% thereafter) at a total cash cost of $194 per ounce down from its 2002 share of gold equivalent production of 220,992 ounces at $133 per ounce and its 2001 share of 237,162 ounces at $140 per ounce.


RECONCILIATION OF THE KUBAKA TOTAL CASH COSTS
  PER EQUIVALENT OUNCE OF GOLD TO CONSOLIDATED
  FINANCIAL STATEMENTS                                                   YEARS ENDED DECEMBER 31,
                                                           ------------------------------------------------------
(millions except production in ounces and per ounce             2003               2002                2001
amounts)
                                                           ----------------    --------------     ---------------
Operating costs per financial statements                      $     30.6         $     28.6         $      34.1
Site restoration cost accruals                                      (0.5)              (0.8)               (0.4)
Change in bullion inventory                                          0.3               (0.1)               (1.6)
Management fees                                                      1.6                1.6                 1.0
                                                              ----------         ----------         -----------
Total cash costs for per ounce calculation purposes           $     32.0         $     29.3         $      33.1
                                                              ----------         ----------         -----------
Gold equivalent production--ounces                               164,006            220,972             237,162
Total cash costs per equivalent ounce of gold                 $      194         $      133         $       140
                                                              ==========         ==========         ===========


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Gold equivalent production in 2003 was 13% below Kinross' expectations due to lower underground production which was partially offset by higher than anticipated mill throughput. Underground production is expected to continue well into 2004 to supplement low-grade stockpiles and initial ore from a test pit at the Birkachan property located 28 kilometers north of Kubaka. In 2003, capital expenditures were $1.7 million compared to $0.1 million in 2002 and $0.4 million in 2001. Kinross plans to spend $11.2 million in 2004 on capital expenditures principally to develop the Birkachan test pit and commence underground exploration and development of the Tsokol vein.

        For 2004, Kubaka is expected to produce approximately 137,000 gold equivalent ounces at total cash costs of $260 per ounce. The expected increase in total cash costs per ounce in 2004 is due to lower grade ore being processed and the additional costs to transport the ore from the Birkachan property to the mill.

        Exploration drilling during the second half of 2003 assisted in further defining mineralization at the Birkachan and Tsokol deposits. Kinross' share of gold reserves at Kubaka and area, estimated at $325 per ounce of gold, increased to 410,000 ounces at year-end 2003 due to the inclusion of initial reserves at Birkachan and Tsokol, exploration success on the underground portion of Kubaka and the increase in ownership year-over-year.

PARACATU (ALSO KNOWN AS BRASILIA - 49% OWNERSHIP, RIO TINTO 51%, OPERATOR) - BRAZIL

        Kinross acquired its ownership interest in the Paracatu (Brasilia) open pit mine, located in the State of Minas Gerais, upon completion of the combination with TVX on January 31, 2003. During the eleven-months ended December 31, 2003, Kinross' share of gold production was 91,176 ounces at a total cash cost of $193 per ounce. In the second half of 2003, harder than anticipated ore, which reduced mill throughput, and the higher sulphide content of the ore processed, which reduced recoveries, combined to negatively impact gold production as compared to Kinross' expectations. The lower gold production in addition to higher electricity, fuel, and maintenance costs resulted in fourth quarter total cash costs per ounce being 20% above expectations.

        The economics of the Calha Mill expansion prefeasibility study completed during the second quarter were favorable and, as a result, work is well advanced on a full feasibility study that is to be completed during the second quarter of 2004. The study envisions the installation of a SAG mill to increase mill throughput by approximately 50% to 30 million tonnes per year.

        Kinross expects the Paracatu (Brasilia) mine to produce approximately 95,000 ounces to Kinross' account at total cash costs of $228 per ounce in 2004. The expected increase in total cash costs per ounce in 2004 is due to the strengthening of the Brazilian real in relation to the United States dollar and higher than normal electrical and fuel costs resulting from processing harder ore. The SAG mill, once commissioned in 2005, will mitigate the hard ore issue and should translate into higher production at reduced operating costs.

              RECONCILIATION OF THE PARACATU (BRASILIA) TOTAL
                CASH COSTS PER EQUIVALENT OUNCE OF GOLD TO               ELEVEN MONTHS ENDED
                CONSOLIDATED FINANCIAL STATEMENTS                         DECEMBER 31, 2003
                                                                       ----------------------
              (millions except production in ounces and per ounce
              amounts)
              Operating costs per financial statements                     $        19.9
              Site restoration cost accruals                                        (0.8)
              Change in bullion inventory                                           (0.4)
              Operating costs not related to gold mining                            (1.1)
                                                                           --------------
              Total cash costs for per ounce calculation purposes          $        17.6
                                                                           -------------
              Gold equivalent production--ounces                                    91,176
              Total cash costs per equivalent ounce of gold                $          193
                                                                           ==============


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Kinross' share of capital expenditures at the Paracatu (Brasilia) mine in 2003 was $5.2 million. Capital expenditures were mainly related to additions to the mining fleet and work related to the tailings dam. Kinross plans to spend $13.1 million in 2004 for capital expenditures to expand the output of the mine.

        In 2003, Kinross' share of reserves at Paracatu (Brasilia) increased by almost 5% to 2,613,000 ounces of gold, estimated at a gold price of $325 per ounce, compared to the pro forma reserves for the previous year. In addition, the economies of scale resulting from the proposed expansion could lower the cut-off grade and, consequently, could have the impact of enhancing future reserves.

LA COIPA (50% OWNERSHIP, PLACER DOME 50%, OPERATOR) - CHILE

        Kinross acquired its ownership interest in the La Coipa open pit mine upon completion of the combination with TVX on January 31, 2003. Kinross' share of gold equivalent production for the eleven-months ended December 31, 2003, was 144,125 ounces at a total cash cost of $234 per ounce. During the fourth quarter of the year, production was 44,454 ounces which was 48% above management's expectations at a total cash cost of $204 which was 34% below management's expectations. The much higher production and much lower costs resulted from a positive grade variance caused by a change in the sequencing of ore from Phase Three at Coipa Norte rather than Phase Five. Also, a planned maintenance shutdown in December was deferred to January 2004, causing throughput to exceed expectations.

        Kinross' expectation for the La Coipa mine is to produce approximately 145,000 gold equivalent ounces to Kinross' account at total cash costs of $288 per ounce in 2004. In 2004, Kinross will be mining more in-pit waste rock than in 2003, which will increase costs by approximately $6.0 million for its ownership interest. This additional cost will account for the majority of the increase in total cash costs per ounce in 2004. In 2005, total cash costs per ounce should decline as less waste is mined.


           RECONCILIATION OF THE LA COIPA TOTAL CASH
             COSTS PER EQUIVALENT OUNCE OF GOLD TO                      ELEVEN MONTHS ENDED
             CONSOLIDATED FINANCIAL STATEMENTS                           DECEMBER 31, 2003
                                                                       ----------------------
           (millions except production in ounces and per ounce
           amounts)
           Operating costs per financial statements                        $        34.9
           Site restoration cost accruals                                           (0.6)
           Change in bullion inventory                                              (0.6)
                                                                           --------------
           Total cash costs for per ounce calculation purposes             $        33.7
                                                                           --------------
           Gold equivalent production--ounces                                    144,125
           Total cash costs per equivalent ounce of gold                   $         234
                                                                           ==============


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Kinross' share of capital expenditures at La Coipa during 2003 was $0.5 million and Kinross plans to spend $1.4 million in 2004.

        Exploration activity in 2003 at La Coipa focused on the Puren Norte deposit that has a significant silver component. Compared to the pro forma reserves of the previous year, Kinross' share of gold reserves at La Coipa declined by 9% to 584,000 ounces while silver reserves increased by 18% to 37,837,000 ounces, estimated at a gold price of $325 per ounce and a silver price of $4.75 per ounce.

CRIXAS (50% OWNERSHIP, ANGLO GOLD 50%, OPERATOR) - BRAZIL

        Kinross acquired its ownership interest in the Crixas underground mine, located in the State of Goias, upon completion of the combination with TVX on January 31, 2003. For the eleven months ended December 31, 2003, Kinross' share of production was 86,698 ounces of gold at a total cash cost of $109 per ounce.

        Expectations are for the Crixas mine to produce approximately 94,000 ounces to Kinross' account at total cash costs of $129 per ounce in 2004. The expected total cash costs per ounce increase in 2004 is due to the strengthening of the Brazilian real in relation to the United States dollar and the fact that the mine is deeper which translates into higher operating costs.

           RECONCILIATION OF THE CRIXAS TOTAL CASH
             COSTS PER EQUIVALENT OUNCE OF GOLD TO                      ELEVEN MONTHS ENDED
             CONSOLIDATED FINANCIAL STATEMENTS                           DECEMBER 31, 2003
                                                                       ---------------------
           (millions except production in ounces and per ounce
           amounts)
           Operating costs per financial statements                        $        10.5
           Site restoration cost accruals                                           (0.2)
           Change in bullion inventory                                              (0.8)
                                                                           -------------
           Total cash costs for per ounce calculation purposes             $         9.5
                                                                           -------------
           Gold equivalent production--ounces                                     86,698
           Total cash costs per equivalent ounce of gold                   $         109
                                                                           =============


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        Kinross' share of capital expenditures at the Crixas mine in 2003 was $3.2 million. Planned 2004 capital expenditures are $3.3 million.

        Exploration work on the Forquilha Sul zone, which overlies the principal Mina III ore body, has confirmed continuity of mineralization over a strike length of approximately 400 meters. The zone remains open and exploration drilling in 2004 will target extensions along the strike. Kinross' share of 2003 gold reserves at Crixas was essentially unchanged at 470,000 ounces, estimated at a gold price of $325 per ounce, compared to pro forma reserves the previous year of 478,000 ounces.

MUSSELWHITE (31.93% OWNERSHIP, PLACER DOME 68.07%, OPERATOR) - CANADA

        Kinross acquired its ownership interest in the Musselwhite underground mine, located in northwestern Ontario, Canada, upon completion of the combination with TVX on January 31, 2003. For the eleven-month period ended December 31, 2003, Kinross' share of gold production was 64,978 ounces at total cash costs of $257 per ounce. Operational shortfalls in the first quarter of 2003 were largely responsible for the lower than expected gold production and higher total cash costs for the year.

        Kinross' expectation for the Musselwhite mine is to produce approximately 75,000 ounces to Kinross' account at total cash costs of $251 per ounce in 2004.


           RECONCILIATION OF THE MUSSELWHITE TOTAL CASH
             COSTS PER EQUIVALENT OUNCE OF GOLD TO                      ELEVEN MONTHS ENDED
             CONSOLIDATED FINANCIAL STATEMENTS                           DECEMBER 31, 2003
                                                                       ---------------------
           (millions except production in ounces and per ounce
           amounts)
           Operating costs per financial statements                        $        16.5
           Site restoration cost accruals                                           (0.4)
           Change in bullion inventory                                               0.8
           Operating costs not related to gold mining                               (0.2)
                                                                           --------------
           Total cash costs for per ounce calculation purposes             $        16.7
                                                                           --------------
           Gold equivalent production--ounces                                     64,978
           Total cash costs per equivalent ounce of gold                   $         257
                                                                           ==============


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Kinross' share of capital expenditures at the Musselwhite mine in 2003 was $2.7 million. Planned 2004 capital expenditures total $3.7 million.

        During 2003, over 80,000 meters of drilling was completed at Musselwhite. Positive results continue to be obtained from infill diamond drilling of the PQ Deeps zone. Kinross' share of gold reserves in 2003, estimated at a gold price of $325 per ounce, was essentially unchanged at 658,000 ounces compared to pro forma reserves containing 667,000 ounces in 2002.

NEW BRITANNIA (50% OWNERSHIP AND OPERATOR) - CANADA


        Kinross operates and owns a 50% interest in the New Britannia underground mine, located in northern Manitoba, acquired in the combination with TVX on January 31, 2003. Kinross' share of gold production for the eleven-months ended December 31, 2003, was 31,627 ounces at total cash costs of $327 per ounce. During the fourth quarter of 2003, Kinross' share of gold production was a disappointing 6,567 ounces at total cash costs of $408 per ounce. Kinross and its joint venture partner, High River Gold Mines Limited have completed an initial evaluation of the future of the mine. Due to the escalating unit cost and rapidly declining gold reserves, it is currently projected that gold production from New Britannia will be suspended in the third quarter of 2004.

        Kinross' revised expectation for the New Britannia mine is to produce approximately 16,500 ounces to Kinross' account in 2004.



           RECONCILIATION OF THE NEW BRITANNIA TOTAL CASH
             COSTS PER EQUIVALENT OUNCE OF GOLD TO                      ELEVEN MONTHS ENDED
             CONSOLIDATED FINANCIAL STATEMENTS                           DECEMBER 31, 2003
                                                                       ---------------------
           (millions except production in ounces and per ounce
           amounts)
           Operating costs per financial statements                        $        11.3
           Site restoration cost accruals                                           (0.1)
           Change in bullion inventory                                              (0.8)
           Operating costs not related to gold mining                               (0.1)
           Total cash costs for per ounce calculation purposes             $        10.3
                                                                           --------------
           Gold equivalent production--ounces                                     31,627
                                                                           --------------
           Total cash costs per equivalent ounce of gold                   $         327
                                                                           ==============


        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."


        Kinross' share of capital expenditures at the New Britannia mine in 2003 was $1.0 million. No capital expenditures are planned for 2004.

LUPIN (100% OWNERSHIP AND OPERATOR) - CANADA

        Kinross operates the Lupin underground mine, located in the Nunavut Territory, acquired in the combination with Echo Bay on January 31, 2003.


        In August 2003, Kinross announced the immediate suspension of operations at the Lupin mine due to the poor economic performance of the operation over a protracted period of time. As a result, there was no gold production during the fourth quarter of 2003 and gold production for the full year was 56,008 ounces at total cash costs of $407 per ounce. Kinross tested the carrying value of the Lupin assets for impairment upon suspension of operations, but determined that, based on cash flows from preliminary mine plan alternatives, the assets were not impaired at that time. The plant and equipment was placed on care and maintenance pending the results of the review of future alternatives for the property. Personnel have remained on site to continue with environmental management programs to ensure compliance with all regulatory requirements. Kinross incurred $9.1 million for severance and holding costs during the balance of 2003 as operations remained suspended.

        During the fourth quarter of 2003, a review of alternatives for the property concluded that the development of a mine plan to extract the shaft and crown pillars and previously developed remnant ore was optional. Consequently, plans have been developed that consume the remaining supply inventories and the projected cash flow, at a gold price of $350 per ounce continues to support the remaining mine carrying value. During the first quarter of 2004, Kinross has been preparing to reactivate Lupin with the objective of producing 79,000 ounces in 2004 at total cash costs of $319 per ounce with additional production to mid-2005. Mill operations and gold production are to commence in March 2004.



           RECONCILIATION OF THE LUPIN TOTAL CASH
             COSTS PER EQUIVALENT OUNCE OF GOLD TO                      ELEVEN MONTHS ENDED
             CONSOLIDATED FINANCIAL STATEMENTS                           DECEMBER 31, 2003
                                                                       ---------------------
           (millions except production in ounces and per ounce
           amounts)
           Operating costs per financial statements                        $        35.6
           Site restoration cost accruals                                           (0.8)
           Change in bullion inventory                                              (2.9)
           Operating costs not related to gold mining                               (9.1)
                                                                           -------------
           Total cash costs for per ounce calculation purposes             $        22.8
                                                                           -------------
           Gold equivalent production--ounces                                     56,008
           Total cash costs per equivalent ounce of gold                   $         407
                                                                           =============

        Total Cash Costs is a non-GAAP measure. For further information on this non-GAAP measure, please refer to the disclosure under the heading "Costs and Expenses--Operating Costs" and "Business of Kinross--Operations--Calculation of Total Cash Costs and Realized Revenue and Reconciliation to the Statement of Operations."

        Capital expenditures at the Lupin mine in 2003 were $1.1 million. Capital expenditures in 2004 have been $2.6 million with no further planned expenditures.

EXPENSES


GENERAL AND ADMINISTRATIVE

        General and administrative costs include corporate office expenses related to the overall management of the business which are not part of direct mine operating costs. General and administrative costs include the costs incurred at two corporate offices located in Toronto and Reno. There are two leases associated with the Toronto office which expire in 2005 and in 2007 while the Reno office lease expires in 2006. General and administrative expenses totaled $25.0 million in 2003 compared to $11.3 million in 2002 and $10.1 million in 2001.

        The 2003 general and administrative expenses are higher due to the increased size of Kinross resulting from the combination with TVX and Echo Bay, increased costs associated with compliance with new regulatory requirements, and increased costs dealing with transitional issues when compared to 2002. As Kinross continues to realize synergies associated with the combination, general and administrative expenses are estimated to decrease to $21.0 million in 2004.

EXPLORATION AND BUSINESS DEVELOPMENT

        Total exploration and business development expenses in 2003 were $24.3 million, compared with $11.6 million in 2002 and $7.9 million in 2001. Exploration activities increased significantly in 2003 upon completion of the TVX and Echo Bay combination and as a result of higher gold prices. Exploration activities were focused principally at and around existing operating mines and at the Kettle River - Emanuel Creek project in Washington State and the Refugio project in Chile. During 2003, Kinross spent $11.3 million on exploration at mines it operates including $2.7 million at Kettle River, $2.4 million at Fort Knox including the True North, Gil, and Ryan Lode projects, $2.1 million on district exploration and advancing the Gold Hill project at Round Mountain, and $1.3 million in the Kubaka area. At Kinross' joint venture properties operated by others, Kinross' portion of exploration expenditures in 2003 totaled $6.0 million, including $2.5 million at Porcupine and $2.1 million at Musselwhite. Other exploration expenses totaled $3.8 million, of which $1.4 million was spent at Refugio.

        As a result of this exploration activity and using a gold price assumption of $325 per ounce compared to $300 per ounce the previous year, gold reserves increased by 978,000 ounces, an increase of 7.4% during 2003. Total reserve growth was 2,742,000 ounces of gold in 2003, thereby more than offsetting reserve depletion during the year.

        For 2004, Kinross plans to spend a minimum of $20 million on its exploration program in order to replace and increase reserves at existing mines and increase reserves at development projects.

DEPRECIATION, DEPLETION AND AMORTIZATION

        Depreciation, depletion, and amortization totaled $140.9 million in 2003 compared to $85.3 million in 2002 and $85.8 million in 2001. Depreciation, depletion, and amortization have decreased per equivalent ounce of gold to $91 in 2003 from $101 in 2002 and $94 in 2001. The 2003 decrease per equivalent ounce of gold was largely due to the impact of the combination with TVX and Echo Bay and the increase in the reserve base of Kinross. It is expected that depreciation, depletion, and amortization expenses will increase by approximately 4.8% in 2004 to $147.7 million but is expected to decline marginally per gold equivalent ounce as production levels are expected to increase in 2004 compared to 2003.

GAIN ON DISPOSAL OF ASSETS


        The net gain on asset disposals for the year 2003 totaled $29.5 million. The bulk of this is from the gain on the sale of equity investments in Minefinders Corporation Ltd., Pacific Rim Mining Corporation, and Endeavor Mining Capital Corporation totaling $26.0 million as described in the section entitled "Material Events." There can be no assurance that similar gains will occur in future years. Gains in 2002 were $2.7 million and $1.2 million in 2001.


INTEREST EXPENSE

        Interest expense totaled $5.1 million in 2003, compared to $5.0 million in 2002 and $9.1 million in 2001. Interest expense in 2003 is comprised of $0.2 million relating to interest on the Kubaka project loans, $1.2 million of interest on the industrial revenue bonds and the Fort Knox capital leases, $2.4 million of interest on the debt component of the convertible debentures, and $1.3 million on other items. Interest expense is expected to decrease substantially in 2004 as the convertible debentures and the industrial revenue bonds have been fully repaid.

FOREIGN EXCHANGE (GAIN) LOSS

        For 2003, Kinross recorded net gains on foreign currency transactions of $3.3 million compared to net losses in 2002 of $4.3 million and $0.5 million in 2001.

        Kinross' monetary assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income.

        The foreign exchange risks facing Kinross and the impact of swings in the currencies in which Kinross conducts its operations in relation to the United States dollar are discussed later in the "Risk Analysis" section.

        Since Kinross' major exposure to foreign currencies is the relationship between the Canadian and the United States dollar, Kinross has entered into foreign exchange forward contracts to sell United States dollars and buy Canadian dollars. As at December 31, 2003, the contracts to buy Canadian dollars totaled CDN $28.4 million at an average exchange rate of 1.4221.

ASSET WRITE-DOWNS AND NON-CASH CHARGES

        Impairment analysis for the operating assets consists of comparing the estimated undiscounted future net cash flows on an area of interest basis with the assets' carrying values, and when the future net cash flows are less than the carrying value of any particular asset, a write-down is recorded. Over the past three years, gold has averaged $315 per ounce and closed the year at $417 per ounce. Subsequent to the end of 2003, gold has continued to trade above $390 per ounce. In addition to considering current and historical spot gold prices, Kinross reviewed analysts' reports and participated in external surveys. As a result of this trend, and external survey expectations for spot gold prices, Kinross used an assumption of $350 per ounce for gold for impairment analysis in 2003, compared to $325 per ounce in 2002.

        Asset write-downs and non-cash charges totaled $9.9 million in 2003 compared to $7.9 million in 2002 and $16.1 million in 2001. The 2003 write-downs relate to a reduction in the carrying value of E-Crete of $5.2 million and $4.7 million of other write-downs. The 2002 write-down and other non-cash charges were principally as a result of increases in reclamation provisions at the closure properties.

SHARE OF LOSS OF INVESTEE COMPANIES

        Kinross' share of gain or loss of investee companies was $ nil in 2003, compared to a loss of $0.6 million in 2002 and $2.2 million in 2001. Kinross accounts for investments on an equity basis when it owns more than 20% and exercises significant influence over management and operations of the business. As at December 31, 2003, Kinross did not have any investments accounted for on an equity basis.

INCOME AND MINING TAXES

        Kinross is subject to tax in various jurisdictions including Canada, the United States, Russia, Brazil, and Chile. Kinross has substantial operating losses and other tax deductions in Canada, the United States, and Chile (Refugio mine) to shelter future taxable income in those jurisdictions. The 2003 liability arose from income taxes in Russia, Brazil, Chile (La Coipa mine), and federal large corporations tax and provincial mining taxes in Canada. Kinross' joint venture investments in the La Coipa and Refugio mines are held in separate Chilean companies, each of which is subject to tax.

SITE RESTORATION COSTS

        Although the ultimate amount of reclamation and closure costs is uncertain, Kinross estimates its closure obligations at December 31, 2003, to be $146.3 million based on information currently available including preliminary closure plans and existing regulations. As at December 31, 2003, Kinross has accrued $119.7 million of this estimated obligation compared to the December 31, 2002, accrual of $57.0 million and the December 31, 2001, accrual of $55.6 million. The major reason for the significant increase at December 31, 2003, was the accrual established for the acquired properties resulting from the TVX and Echo Bay combination.

        Kinross plans reclamation spending of $19.2 million in 2004 compared to $19.3 million in 2003.


LIQUIDITY AND CAPITAL RESOURCES


        The mining business is highly capital intensive. It is imperative that Kinross be liquid with sufficient cash resources to meet the objectives of expanding existing mine production, to add to its reserves through exploration and development and to have the ability to acquire properties.

OPERATING ACTIVITIES

        Cash flow provided from operating activities was $92.7 million in 2003 compared to $59.5 million in 2002 and $75.0 million in 2001. The improvement in cash flow for 2003 was due principally to the properties added from the TVX and Echo Bay combination and the increase in the price received per ounce of gold sold.

FINANCING ACTIVITIES

        (i)     Equity issues

                o On August 28, 2003, Kinross issued 23.0 million common shares for gross proceeds of $152.5 million. The net proceeds from the offering were used to redeem the outstanding 5.5% convertible unsecured subordinated debentures. The principal amount of the convertible debentures was $144.8 million. The convertible debentures were redeemed on September 29, 2003.

                o On November 14, 2003, Kinross issued 6.7 million common shares upon the exercise of Echo Bay warrants. Total proceeds of $34.9 million were realized.

        (ii)    Credit facility

        As at December 31, 2002, Kinross had a $30.0 million operating line of credit in place with a bank syndicate which was being utilized for letters of credit purposes. As at December 31, 2002, $38.5 million of letters of credit were issued under this facility requiring Kinross to restrict $8.5 million of cash. On February 27, 2003, Kinross entered into a new credit facility for $125.0 million with a maturity date of December 31, 2005. The primary purpose of the new credit facility is to provide credit support so Kinross can issue letters of credit to satisfy financial assurance requirements.

        The new credit facility is extendable for further one-year periods with the mutual agreement of Kinross and the banks. Interest rates and letters of credit fees vary based on the results of the net debt to operating cash flow ratio and a standby fee is charged on the unused amount. As at December 31, 2003, the letter of credit fee was 1.5% and the standby fee 0.3%. The facility was put in place prior to certain events that significantly improved the financial position and liquidity of Kinross, notably, the equity issue, the debenture redemption and the sale of non-core investments. The covenants in the loan agreement were, therefore, tailored towards the then balance sheet. As a result, Kinross is well within the financial covenants which include a test of minimum tangible net worth, an interest coverage ratio, a net debt to operating cash flow ratio and a minimum proven and probable reserve test. Kinross was in compliance with all covenants at December 31, 2003. Kinross is in discussions with the banks to extend the maturity date and possibly increase the size of the credit facility.

        The loan facility is secured by the assets of the Fort Knox mine as well as by shares in various wholly-owned subsidiaries.

        Kinross had restricted cash of $21.1 million at December 31, 2002, which was comprised of $8.5 million of cash securing letters of credit issued in excess of the maximum allowable under the then credit facility, $12.2 million representing Kinross' share of restricted cash subject to a court ordered freeze in Russia and $0.4 million of other items. The court ordered freeze resulted from legal claims against Omolon alleging that the original issuance of its shares was flawed and therefore, null and void. On January 8, 2003, the claim was dismissed and the restrictions on cash were released.

        Kinross had restricted cash of $5.1 million at December 31, 2003. This restricted cash is associated with cash deposits that were made by Echo Bay to secure letters of credit for various financial assurance requirements. At the end of the year, letters of credit had been issued to replace all of the old financial assurances. Some state agencies have not released, as yet, the old financial assurance they were holding resulting in the restricted cash balances which are expected to be released in 2004.

DEBT REPAYMENT

        Kinross' outstanding convertible debentures were fully repaid during the third quarter of 2003, at par, using the proceeds of the equity issue which closed on August 28, 2003.

        Other long-term debt of $10.5 million was repaid during the year including $4.7 million of capital leases, $3.8 million of debt at E-Crete and $2.0 million of debt in Russia.

        No dividends were declared or paid to the holders of the convertible preferred shares of subsidiary company Kinam Gold Inc., in 2003, 2002, or 2001.

        As at December 31, 2003, Kinross' long-term debt was $0.7 million consisting of various capital leases. The current portion of the long-term debt is $29.4 million which includes $25.0 million in respect of the industrial revenue bonds, which were repaid on January 7, 2004.

INVESTING ACTIVITIES

        Additions to property, plant and equipment were $73.4 million in 2003 compared to $22.6 million in 2002 and $30.4 million in 2001. The amount of capital expenditures per mine is included in the "Operations" section. Capital expenditures increased by $50.8 million in 2003 with $28.9 million spent on additions to the mines added pursuant to the Echo Bay and TVX combination, including $9.5 million in preparation for the reactivation of the Kettle River operation with ore from the Emanuel zones. The largest amount spent was at the Fort Knox mine at $26.5 million. The remainder was spent fairly evenly across the other operating mines including the mines added by the combination. All capital expenditures were funded from cash flow provided from operating activities.

LIQUIDITY OUTLOOK

        As a result of the operating, financing, and investing activities during 2003, Kinross has significantly strengthened its financial condition and liquidity such that as at December 31, 2003, cash and cash equivalents totaled $245.8 million.

        Kinross has planned an aggressive spending program for 2004. The three major uses of cash, outside of operating activities, are expected to be:

                                                             (IN MILLIONS)
                                                            ---------------

           Site restoration                                  $        19.2
           Exploration                                                20.0
           Property, plant and equipment additions                   165.0
                                                             -------------
           Total                                             $       204.2
                                                             =============

        The site restoration and exploration costs are discussed in more detail in the section entitled "Financial/Operations."

        (i)     2004 capital additions

        Kinross plans to spend $165.0 million on additions to its property, plant, and equipment in 2004. This is a significant increase over the $73.4 million spent in 2003. Management believes that, with the price of gold in the $400 range, it is the correct time to upgrade and expand its mining operations. Below is a summary by mine of the planned expenditures. All amounts presented represent Kinross' proportionate share of planned expenditures.

                                                              (IN MILLIONS)
                                                              --------------

           Fort Knox                                          $        39.0
           Round Mountain                                               8.1
           Porcupine                                                   28.7
           Kubaka                                                      11.2
           Paracatu (Brasilia)                                         13.1
           La Coipa                                                     1.4
           Crixas                                                       3.3
           Musselwhite                                                  3.7
           Refugio                                                     52.3
           Other                                                        4.2
                                                              -------------
                                                              $       165.0
                                                              =============

        The major projects are for equipment and development at Fort Knox, the expansion and recommissioning of Refugio, the Pamour open pit project for the Porcupine joint venture and the mill expansion at Paracatu (Brasilia). This spending is in pursuit of expanding production and reserves and improving operating efficiencies.

        The total spending program of $204.2 million is expected to be paid for, in its entirety, with cash flow provided from operating activities.

        (ii)    Contractual obligations and commitments

        Once the industrial revenue bonds were repaid in January 2004, Kinross was essentially debt free. Therefore, there are no significant debt repayment obligations for the balance of 2004.

        Kinross has entered into an agreement to acquire Crown in exchange for the issuance of Kinross' common shares. Kinross will not issue fractional shares to the shareholders of Crown resulting in a small amount that will be paid in cash. This acquisition is fully discussed in the section entitled "Material Events."

        A Brazilian Central Bank program enables exporters to borrow United States dollars and commit to conduct export activities. The borrowed amounts are then reinvested locally at rates in excess of those on the loans. These contracts are referred to as export prepayment contracts. Kinross' Paracatu (Brasilia) joint venture participates in this program and entered into contracts during 2000 and 2001, which were immediately assigned to a Brazilian bank. The joint venture receives a premium instead of the higher interest rate earned by the bank. The lenders of the funds agreed to the assignment of the borrowed amounts to the local bank. There is no obligation by Kinross to repay any of the borrowed amounts. Kinross has $1.1 million of unearned premium related to these export prepayment contracts at December 31, 2003. Kinross will earn this premium as it exports gold. As at December 31, 2003, Kinross is committed to export $50.4 million of gold, $25.9 million in 2004, and $24.5 million in 2005.


                                                                                                             2008 AND
Contractual Obligations (millions)         TOTAL        2004          2005         2006           2007       BEYOND
                                       -------------------------------------------------------------------------------
Long-term debt obligations               $   27.8     $   27.8     $     --     $      --      $      --    $      --
Capital lease obligations                     2.3          1.6          0.7            --             --           --
Operating lease obligations                   9.3          3.0          3.0           2.6            0.7           --
Purchase obligations                          5.7          5.7           --            --             --           --
Export prepayment contracts                  50.4         25.9         24.5            --             --           --
Other long-term liabilities reflected
  on the balance sheet under CDN GAAP         2.5          0.4          0.3           0.3            0.3          1.2
                                       -------------------------------------------------------------------------------
Total                                    $   98.0     $   64.4     $   28.5     $     2.9      $     1.0    $     1.2
                                       ===============================================================================

        (iii)   Financial instruments


        Kinross manages its exposure to fluctuations in commodity prices and foreign exchange rates by entering into derivative financial instrument contracts in accordance with the formal risk management policies approved by its board of directors. Kinross does not hold or issue derivative contracts for speculative or trading purposes. Kinross' exposure with respect to foreign exchange is addressed under the heading "Expenses--Foreign Exchange" and in the section entitled "Risk Analysis--Foreign Exchange Risk."

        Kinross' net income can vary significantly with fluctuations in the market price of gold. At various times, in response to market conditions, Kinross has entered into gold forward sales contracts, spot deferred forward sales contracts and written call options for some portion of expected future production to mitigate the risk of adverse price fluctuations. Kinross does not hold these financial instruments for speculative or trading purposes. In addition, Kinross is not subject to margin requirements on any of its hedging lines. Due to the increase in gold prices, Kinross made a decision in 2002 to continue to deliver into these financial instruments and to not replace them with new financial instruments, thereby increasing its exposure to changes in gold prices.

        The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at December 31, 2003, are as follows:

                             OUNCES           AVERAGE         CALL OPTIONS        AVERAGE
             YEAR            HEDGED            PRICE              SOLD          STRIKE PRICE
        ---------------  --------------   ----------------   ---------------   ---------------
        2004                 137,500         $    277             50,000          $     340
        2005                  37,500         $    296                 --          $      --
                         --------------   ----------------   ---------------   ---------------
        Total                175,000         $    281             50,000          $     340
                         ==============   ================   ===============   ===============

        The fair value of the call options sold is recorded in the financial statements at each measurement date. The fair value of the gold forward sales and spot deferred forward sales contracts, as at December 31, 2003, was negative $24.4 million based on a gold price of $417 per ounce. In 2004, Kinross will receive $277 per ounce of gold for 137,500 ounces which may be significantly different from market prices. If the market price of gold is $400 per ounce on the dates the ounces are delivered into the forward sales contracts, Kinross would be paid $16.9 million less than if it were unhedged. In addition, at December 31, 2003, Kinross has 50,000 ounces of written call options outstanding. If the market price of gold is above $340 per ounce on expiry in June 2004, Kinross will be committed to sell 50,000 ounces at $340 per ounce. If the market price of gold is $400 per ounce, Kinross would be paid $3.0 million less than if it were unhedged. Kinross does not include these financial instruments in testing for impairment of operating mines, mineral rights, and development properties.

        Based on a gold price of $400 and average costs of production of $235 per ounce, a 10% reduction in production will result in a reduction in cash flows of approximately, $28.1 million. However, Kinross' strong cash position and low debt levels will allow the Company to meet its requirements for capital expenditures and operating costs for the 2004 year.

CRITICAL ACCOUNTING POLICIES

        Kinross' accounting policies are described in Note 1 to the audited consolidated financial statements for the three years ended December 31, 2003, including the recognition of revenue which occurs upon shipment to third-party gold refineries when the sales price is fixed and title has passed to the customer. The preparation of Kinross' audited consolidated financial statements for the three years ended December 31, 2003, in conformity with Canadian ("CDN") GAAP requires management to make estimates and assumptions that affect amounts reported in the audited consolidated financial statements for the three years ended December 31, 2003, and accompanying notes. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the audited consolidated financial statements for the three years ended December 31, 2003, and the reported amounts of revenues and expenses during the reporting period. Changes in estimates of useful lives are accounted for prospectively from the date of change. Actual results could differ from these estimates.


        The assets and liabilities which require management to make significant estimates and thus are deemed critical accounting policies are:

        o       Carrying value of goodwill;

        o Carrying value of operating mines, mineral rights, development properties and other assets;

        o       Depreciation, depletion and amortization;

        o       Inventories;

        o       Site restoration accruals;

        o       Provision for income and mining taxes; and

        o       Contingencies.

CARRYING VALUE OF GOODWILL

        Goodwill of $918.0 million arose as a result of Kinross' combination with TVX and Echo Bay. The total purchase price was $683.8 million for TVX and $634.9 million for Echo Bay. In the final purchase equation, the identifiable assets acquired and liabilities assumed were recorded at amounts equal to their respective fair values as at January 31, 2003, being the effective date of the combination. The remaining balance of the purchase price was allocated to goodwill. Goodwill is not subject to amortization but is subject to annual tests for impairment.

        Goodwill has been allocated to two reporting units: the Exploration and Acquisitions reporting unit and the Corporate reporting unit.

EXPLORATION AND ACQUISITIONS REPORTING UNIT


        The fundamental objective of the Exploration and Acquisitions reporting unit is to sustain and enhance growth in Kinross' mineral reserves through successful exploration programs and acquisitions of gold assets. The reporting unit's assets include Kinross' exploration properties, its exploration experience and databases, and its senior management's focus on value-enhancing acquisitions. Goodwill of $908.4 million has been allocated to this reporting unit.

        As a result of the business combination, Kinross has estimated that it will add 2.6 million recoverable ounces to proven and probable reserves annually, computed on an average basis over a three year period to account for anticipated year-to-year variances. Kinross' fundamental underlying objective is to replace annual production plus add an additional 0.4 to 0.8 million recoverable ounces to proven and probable reserves each year. The assignment of goodwill to the Exploration and Acquisitions reporting unit is premised upon the proposition that, as a result of the combination with TVX and Echo Bay, Kinross now has an increased portfolio of mining and exploration assets, increased cash flow, a global presence, the financial strength, and the currency, in the form of its common stock, that will allow it to focus upon the significant enhancement of its reserves, not only through its exploration programs, but also by becoming a fully competitive contender in bidding for gold assets as they become available throughout the world.


        The key strategy of Kinross and the most relevant measure of its success is its growth in annual production levels. The combination with TVX and Echo Bay was accretive to Kinross not only by adding immediately to production and cash flow but by also allowing Kinross to establish a global platform from which it can meet its long-term growth objectives.


        The amount of goodwill assigned to the Exploration and Acquisitions reporting unit upon completion of the combination is intended to represent the increase in the value of Kinross resulting from the combination which can be attributed to the enhancement of Kinross' ability to significantly increase its mineral reserves and, hence, increase its future production capabilities. The quantification of this increase in value was based upon a discounted cash flow methodology that assumed an increase in exploration spending to $20 million annually over a 10 year period, an average annual increase in proven and probable reserves of 2.6 million recoverable ounces, an average process recovery rate of 85%, a value of $52 for each recoverable ounce estimated to be added to proven and probable reserves (based upon a gold price of $325 per ounce and estimated costs of acquisition, development, infrastructure, and production) and a discount rate of 7%, representing Kinross' cost of capital.

        While Kinross believes that this discounted cash flow model provides a reasonable basis for the allocation of goodwill to the Exploration and Acquisitions reporting unit, Kinross also recognizes that the actual timing and value of additions to proven and probable reserves in the future could be significantly different from the assumptions used in the model. In this respect, reducing the additions to proven and probable reserves by 300,000 ounces per year would have decreased the value of the goodwill by $69.0 million at December 31, 2003, keeping other variables constant. A reduction in the gold price to $300 would have had the impact of reducing the value of the goodwill by $416.0 million, keeping other variables constant.

        Kinross tested the goodwill for impairment as at December 31, 2003. As a result of the closing of the combination on January 31, 2003, and the delays inherent in integrating the combined businesses and implementing the new policies, the calculations for 2003 are based on a partial year starting May 1, 2003. In carrying out the impairment test, Kinross considered the following factors:

        1. Maintenance of exploration spending at an annual level of at least $20 million.

        2. Based on proven and probable reserves added during 2003, whether Kinross was on track to meet its target of adding 2.6 million recoverable ounces to its proven and probable reserves annually.

        3. At the time of the impairment testing, a value of $58 was assigned to each recoverable ounce estimated to be added to proven and probable reserves in the future (based upon an assumed gold price of $350 per ounce and the three year average of the expected costs of acquisition, development and production) and a discount rate of 7% was utilized. An assumed process recovery rate of 85%, which is the weighted average of the process recovery rate for 2003 at the mines currently operated by Kinross , was used.


        Kinross concluded that there was no impairment of the goodwill allocated to the Exploration and Acquisitions reporting unit as at December 31, 2003.

CORPORATE REPORTING UNIT

        Goodwill of $9.6 million has been allocated to the Corporate reporting unit. This allocation is based upon the anticipated reduction in corporate overhead resulting from synergies arising from the business combination. The value of this component of the total goodwill has been determined based upon the net present value of the anticipated savings over a five year period, calculated using a discount rate of 7%, representing Kinross' cost of capital.

        For purposes of impairment testing at December 31, 2003, Kinross determined that 50% of the anticipated annual savings should be the target for 2003 in recognition of the fact that significant "one-time" costs were incurred in 2003 in order to effect the combination. Kinross has concluded that there was no impairment of the goodwill allocated to the Corporate reporting unit as at December 31, 2003.

CARRYING VALUE OF OPERATING MINES, MINERAL RIGHTS, DEVELOPMENT PROPERTIES AND OTHER ASSETS


        Kinross reviews and evaluates the carrying value of its operating mines and development properties for impairment when events or changes in circumstances indicate that the carrying amounts of related assets or groups of assets may not be recoverable. If the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset, an impairment loss is measured and recorded. Future cash flows are based on estimated future recoverable mine production, expected sales prices (considering current and historical prices, price trends and related factors), production levels, cash costs of production, capital and reclamation costs, all based on detailed engineering life-of-mine plans. Kinross does not take into effect the impact on cash flows associated with derivative instruments in testing for impairment. Future recoverable mine production is determined from proven and probable reserves and measured, indicated and inferred mineral resources after taking into account losses during ore processing and treatment. Estimates of recoverable production from measured, indicated, and inferred mineral interests are risk adjusted based on management's relative confidence in converting such interests to proven and probable reserves. All long-lived assets at a particular operation are considered together for purposes of estimating future cash flows. In the case of exploration stage mineral interests associated with greenfields exploration potential, cash flows and fair values are individually evaluated based primarily on recent exploration results and recent transactions involving sales of similar properties. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. It is possible that changes in estimates could occur which may affect the expected recoverability of Kinross' investments in mineral properties.


        These changes in estimates could include differences in estimated and actual cash costs of mining, differences between actual gold and silver prices and price assumptions used in the estimation of reserves and resources, differences in capital expenditure and reclamation cost estimates.

        The reviews and evaluations completed for 2003, 2002, and 2001 determined that certain asset values had become impaired and certain site restoration costs were under-accrued. Assets identified as impaired were written-down to their estimated recoverable amounts while accruals were made for certain restoration costs. The components of the asset write-downs and other non-cash charges are as follows:


                                                        2003              2002             2001
                                                  ---------------    --------------   ---------------
Blanket mine--producing mine                         $      --          $      --        $     11.8
E-Crete--aerated concrete producer                         5.2                 --                --
Delamar property--reclamation project                      2.0                5.7               4.3
Haile property--reclamation project                        0.8                0.6                --
Sleeper property--reclamation project                       --                0.3                --
Q.R. property--reclamation project                          --                1.1                --
Loan receivable from joint venture partner                 1.2                 --                --
Marketable securities                                      0.2                0.1                --
Long-term investments                                      0.5                0.1                --
                                                  ---------------    --------------   ---------------
                                                     $     9.9          $     7.9        $     16.1
                                                  ===============    ==============   ===============

        In the fourth quarter of 2003, following a comprehensive review of its properties, Kinross determined that the net recoverable amount of E-Crete, a producer of aerated concrete located in Phoenix, Arizona, was less than net book value. Accordingly, Kinross recorded a $5.2 million write-down. In addition, Kinross determined that a loan receivable from a joint venture partner was not collectible and that the liabilities previously accrued to reclaim certain closure properties were insufficient and required a further $2.8 million accrual. The 2003 fourth quarter review was performed using a gold price assumption of $350 per ounce.

        In the fourth quarter of 2002, following a comprehensive review of its mining properties, Kinross determined that the liabilities accrued to reclaim certain closure properties were insufficient and required a further $7.7 million accrual. These adjustments were required due to new and more stringent regulatory requirements for mine closures. The 2002 fourth quarter review was performed using a gold price assumption of $325 per ounce.

        In the fourth quarter of 2001, following a comprehensive review of its mining properties, Kinross determined that the estimated cost to reclaim the Delamar property was insufficient and required a further $4.3 million accrual. This adjustment was required due to a reassessment of the amount of water to be reclaimed from this site. In addition, as a result of the extreme inflationary pressures in Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services and the then current civil unrest, Kinross recorded a write-down of the carrying value of the Blanket mine by $11.8 million. Furthermore, the political situation in Zimbabwe and the related social and economic instability have prevented Kinross from continuing to exercise control of its subsidiary in Zimbabwe, which operates the Blanket mine. Consequently, due to the imposition of severe foreign exchange and currency export restrictions and the uncertainty as to whether the Zimbabwean subsidiary had the ability to distribute its earnings, Kinross discontinued the consolidation of the Zimbabwean subsidiary effective December 31, 2001. The investment in the subsidiary is nil following the write-down of the Blanket mine described above. The 2001 fourth quarter review was performed using a gold price assumption of $300 per ounce.

DEPRECIATION, DEPLETION AND AMORTIZATION

        (i)     Building, Plant, and Equipment

        New facilities, plant, and equipment are recorded at cost and carried net of depreciation. Mobile and other equipment is amortized, net of residual value, using the straight-line method, over the estimated productive life of the asset. Productive lives range from 2 to 5 years, but do not exceed the related estimated mine life based on proven and probable reserves. Plant and other facilities, used in carrying out the mine operating plan, are amortized using the units-of-production ("UOP") method over the estimated life of the ore body based on recoverable ounces to be mined from estimated proven and probable reserves. Repairs and maintenance expenditures are expensed as incurred. Expenditures that extend the useful lives of existing facilities or equipment are capitalized and amortized over the remaining useful life of the related asset.

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

        (ii)    Mineral Exploration and Mine Development Costs

        Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and are amortized using the UOP method over the estimated life of the ore body based on recoverable ounces to be mined from estimated proven and probable reserves. At Kinross' open pit mines, these costs include costs to further delineate the ore body and remove overburden to initially expose the ore body. Kinross expenses in-pit stripping costs as incurred. At Kinross' underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development.

        Major development costs incurred after the commencement of production are amortized using the UOP method based on recoverable ounces to be mined from estimated proven and probable reserves.

        Ongoing development expenditures to maintain production are charged to operations as incurred.

        (iii)   Mineral Interests

        Mineral interests include acquired mineral use rights in production, development, and exploration stage properties. The amount capitalized related to a mineral interest represents its fair value at the time it was acquired, either as an individual asset purchase or as part of a business combination. The values of such mineral use rights are primarily driven by the nature and amount of mineral interests believed to be contained, or potentially contained, in properties to which they relate.

        Production stage mineral interests represent mineral use rights in operating properties that contain proven and probable reserves. Development stage mineral interests represent mineral use rights in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent mineral use rights in properties that are believed to potentially contain: (i) other mineralized material such as measured, indicated, or inferred mineral resources with insufficient drill spacing to qualify as proven and probable reserves which is in close proximity to proven and probable reserves and within the immediate mine structure; or (ii) around - mine exploration potential such as inferred mineral resources not immediately adjacent to existing reserves and mineralization but located within the immediate mine infrastructure; and (iii) other mine-related or greenfields exploration potential that is not part of measured or indicated resources and is comprised mainly of material outside of the immediate mine area.

        Currently, under CDN GAAP, pursuant to CICA Handbook Section 1581 (Appendix A31) "business combinations" and Section 3062 "goodwill and other intangible assets," mineral use rights are listed as contract-based intangible assets. These new Handbook sections resulted in a conflict between previously issued accounting standards included in the CICA Handbook Section 3061 and EIC-126, which identify acquired mineral rights as property, plant, and equipment.

        Kinross has elected to account for the mineral use rights it acquired after January 1, 2002, in accordance with the CICA Handbook Sections 1581 and 3062. Had Kinross elected to account for acquired mineral use rights in accordance with CICA Handbook Sections 3061 and EIC-126, Kinross would increase property, plant, and equipment by $260.1 million and reduce mineral interests by $260.1 million as at December 31, 2003. There would be no effect on reported earnings.

        Kinross' mineral use rights generally are enforceable regardless of whether proven and probable mineral reserves have been established. Kinross has the ability and intent to renew mineral use rights where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineral interests.

        Production stage mineral interests are amortized over the life of mine using the UOP method based on recoverable ounces to be mined from estimated proven and probable reserves. Development stage mineral interests are not amortized until such time as the underlying property is converted to the production stage. With respect to exploration stage mineral interests, the excess of the carrying value over the residual value is amortized on a straight-line basis over the period that Kinross expects to convert, develop or further explore the underlying properties. Residual values for exploration stage mineral interests represent the expected fair value of the interests at the time Kinross plans to convert, develop, further explore, or dispose of the interests. The residual values range from 75% to 90% of the gross carrying value of the respective exploration stage mineral interests. Residual values are determined for each individual property based on the fair value of the exploration stage mineral interest, and the nature of, and Kinross' relative confidence in, the mineralized material believed to be contained, or potentially contained, in the underlying property. Such values are based on: (i) discounted cash flow analyses for those properties characterized as other mineralized material and around - mine exploration potential; and (ii) recent transactions involving similar properties for those properties characterized as other mine-related exploration potential and greenfields exploration potential. Based on its knowledge of the secondary market that exists for the purchase and sale of mineral properties, Kinross believes that both methods result in a residual value that is representative of the amount that Kinross could expect to receive if the property were sold to a third party. When an exploration stage mineral interest is converted to a development or production stage mineral interest, the residual value is reduced to zero for purposes of calculating UOP amortization.

        The expected useful lives and residual values used in amortization calculations are determined based on the facts and circumstances associated with the mineral interest. The useful lives used to amortize production stage mineral interests range from 3 to 19 years. Kinross evaluates the remaining amortization period and residual value for each individual mineral interest on at least an annual basis. Any changes in estimates of useful lives and residual values are accounted for prospectively from the date of the change.

        The calculation of UOP depreciation, depletion, and amortization on buildings, plant, and equipment, mineral exploration and mine development costs and mineral interests could be materially affected by change in estimates. These changes in estimates could be as a result of actual future production differing from current forecasts of future production based on proven and probable reserves. These factors could include an expansion of proven and probable reserves through exploration activities, differences between estimated and actual cash costs of mining and differences in gold and silver prices used in the estimation of proven and probable reserves.

        The calculation of straight line amortization of intangible assets could be materially affected by changes in the estimated useful life and residual values. These changes could be a result of exploration activities and differences in gold and silver prices used in the estimation of resources.

        Significant judgment is involved in the determination of useful life and residual values for the computation of depreciation, depletion, and amortization and no assurance can be given that actual useful lives and residual values will not differ significantly from current assumptions.

INVENTORIES

        Expenditures and depreciation, depletion, and amortization of assets incurred in the mining and processing activities that will result in future gold production are deferred and accumulated as ore in stockpiles, ore on leach pads and in-process inventories. These deferred amounts are carried at the lower of average cost or net realizable value ("NRV"). NRV is the difference between the estimated future gold price based on prevailing and long-term metal prices, less estimated costs to complete production into a saleable form. Write-downs of ore in stockpiles, ore on leach pads and inventories resulting from NRV impairments are reported as a component of current period costs.

        (i)     Ore in Stockpiles

        Stockpiles are comprised of coarse ore that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tonnes (via truck counts and/or in-pit surveys of the ore before processing) added and removed from the stockpile. Stockpile tonnages are verified by periodic surveys. Stockpiles are valued based on mining costs incurred up to the point of stockpiling the ore, including applicable depreciation, depletion, and amortization relating to mining operations. Costs are added to stockpiles based on the current mining cost per tonne and removed at the average costs per tonne.

        Ore in stockpiles is processed according to a life of mine plan that is designed to optimize use of known mineral reserves, present processing capacity and pit design. The market price of gold does not significantly affect the timing of processing of ore in stockpiles. While stockpiled ore can be processed earlier than planned in the event of an unforeseen disruption to mining activities, the current portion of ore in stockpiles represents the amount expected to be processed in the next twelve months. Ore in stockpiles not expected to be processed in the next twelve months is classified as long-term.

        Kinross' ore in stockpiles had a carrying value of $15.3 million at December 31, 2003.

        (ii)    Ore on Leach Pads

        The recovery of gold from certain oxide ores is best achieved through the heap leaching process. Under this method, ore is placed on leach pads where it is permeated with a chemical solution, which dissolves the gold contained in the ore. The resulting recovered solution, which is included in in-process inventory, is further processed in a plant where gold is recovered. For accounting purposes, costs are added to leach pads based on current mining costs, including applicable depreciation, depletion, and amortization relating to mining operations. Costs are removed from the leach pad as ounces are recovered in circuit at the plant based on the average cost per recoverable ounce of gold on the leach pad.

        The engineering estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads (measured tonnes added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on the leach process and ore type). While it may not be uncommon for recoveries to occur on a declining basis over a period of time in excess of twelve months, the engineering estimates of economically recoverable gold, based on Kinross' current operations, will be recovered within a period of twelve months or less. Presently, the Round Mountain mine is the only active heap leach operation. As such, all of Kinross' ore on leach pads is classified as current. In the event that Kinross determined, based on engineering estimates, that a quantity of gold contained in ore on leach pads was to be recovered over a period exceeding twelve months, that portion would be classified as long-term.

        Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on the leach pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. Operating results at the Refugio mine, Kinross' only historic interest in a heap leach operation, were not materially impacted by variations between the estimated and actual recoverable ounces of gold on its leach pads. Variances between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis. Assuming a one percent change in the estimated economically recoverable gold on the leach pads at December 31, 2003, Kinross would experience a production variance of approximately 1,000 ounces. As at December 31, 2003, the weighted average cost per recoverable ounce of gold on the leach pads was $120 per ounce. The ultimate recovery of gold from a leach pad will not be known until the leaching process is concluded. Kinross expects to place the last tonne of ore on its current leach pad in 2008 and recover the remaining economic ounces during the following twelve months.

        Kinross' ore on leach pads had a carrying value of $8.3 million at December 31, 2003.

        (iii)   In-process Inventory

        In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific mining operation, but include mill in-circuit, leach in-circuit, flotation and column cells, and carbon in-pulp inventories. In-process material is measured based on assays of the material fed to the processing plants and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed to the processing plant which is attributable to the source material coming from the mines, stockpiles or leach pads plus the in-process conversion costs, including applicable depreciation relating to the process facilities, incurred to that point in the process.

        Kinross' in-process inventory had a carrying value of $15.5 million at December 31, 2003.

        (iv)    Finished Metal

        Finished metal inventories, comprised of gold and silver dore and bullion, are valued at the lower of average production cost and net realizable value. Average production cost represents the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs.

        Kinross' finished metal inventory had a carrying value of $15.4 million at December 31, 2003.

        The allocation of costs to ore in stockpiles, ore on leach pads and in-process inventories and the determination of NRV involves the use of estimates. A high degree of judgment is involved in estimating future costs, future production levels, proven and probable reserve estimates, gold and silver prices and the ultimate estimated recovery (for ore on leach pads). There can be no assurance that actual results will not differ significantly from estimates used in the determination of the carrying value of inventories.

SITE RESTORATION ACCRUALS

        Estimated costs of site restoration for producing mines are accrued and expensed over the estimated life of the mine on a UOP basis using proven and probable reserves. Ongoing environmental protection expenditures are expensed as incurred. Estimated costs of site restoration for inactive mines are accrued based on management's best estimate at the end of each period. Changes in the estimate of site restoration costs for inactive mines are charged to income in the period the estimate is revised. Estimates of the ultimate site restoration costs are based on current laws and regulations and expected costs to be incurred, calculated on an undiscounted basis, all of which are subject to possible future changes to environmental laws and regulations which could materially impact amounts changed to operations for site restoration.

        The site restoration accrual as at December 31, 2003, is $146.3 million and is discussed in the section entitled "Financial/Operations."

PROVISION FOR INCOME AND MINING TAXES

        The provision for income and mining taxes is based on the liability method. Future taxes arise from the recognition of the tax consequences of temporary differences by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. There was no difference between enacted and substantially enacted statutory tax rates as at December 31, 2003, 2002, and 2001, respectively. Kinross records a valuation allowance against any portion of those future tax assets that it believes will, more likely than not, fail to be realized. On business acquisitions, where differences between assigned values and tax bases of assets acquired other than non-tax deductible goodwill, and liabilities assumed exist, Kinross recognizes the future tax assets and liabilities in respect of the tax effects of such differences.

        Assessing the recoverability of future income tax asset requires management to make significant estimates of future taxable income. Estimates of future taxable income are subject to changes in estimates discussed under the section "Carrying value of operating mines, mineral rights, development properties and other assets." In addition, future tax assets are subject to changes in future tax rates.

CONTINGENCIES

        Kinross follows Section 3290 of the CICA Handbook in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to the issuance of the financial statements indicates that it is likely that a future event will confirm that an asset has been impaired or a liability incurred at the date of the financial statements and the amount of the loss can be reasonably estimated.


        Note 23 to the audited consolidated financial statements for the three years ended December 31, 2003, describes the material contingencies facing Kinross as at December 31, 2003.

RECENT ACCOUNTING PRONOUNCEMENTS


CONSOLIDATION OF VARIABLE INTEREST ENTITIES


        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Fin 46"). FIN 46 requires that the assets, liabilities and results of variable interest entities be consolidated into the financial statements of the entity that has the controlling financial interest. FIN 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. In December 2003, the FASB issued FIN 46(R), amending the guidance in FIN 46 as well as the transition guidance. As a Foreign Private Issuer and based on its interpretation of the revised transition guidance, Kinross will be required to adopt the guidance in FIN 46(R) for the first reporting period that ends after March 15, 2004. Kinross is in the process of assessing the impact of the amended standard on the audited consolidated financial statements for the three years ended December 31, 2003.


HEDGING RELATIONSHIPS

        In 2002, the Accounting Standards Board of the CICA issued Accounting Guideline No. 13 "Hedging Relationships" ("AcG-13"). AcG-13 increases the documentation, designation and effectiveness criteria to achieve hedge accounting. The guideline requires the discontinuance of hedge accounting for hedging relationships established that do not meet the conditions at the date AcG-13 is first applied. It does not change the method of accounting for derivatives in hedging relationships, but requires fair value accounting for derivatives that do not qualify for hedge accounting. The new guideline is applicable for fiscal years commencing July 1, 2003. Kinross does not believe that the adoption of AcG-13 will have an impact on its results of operations and financial position.

IMPAIRMENT OF LONG-LIVED ASSETS

        In 2002, the CICA Handbook Section 3063 - "Impairment of long-lived Assets" ("CICA 3063") was amended to harmonize with SFAS 144. CICA 3063 applies to long-lived assets held for use and is effective on a prospective basis, for fiscal years beginning on or after April 1, 2003. Early adoption is encouraged. This standard requires that an impairment loss be recognized when the carrying amount of an asset held for use exceeds the sum of undiscounted cash flows. The impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset. Kinross does not believe that the adoption of CICA 3063 will have an impact on its results of operations and financial position.

ASSET RETIREMENT OBLIGATIONS

        In 2003, the CICA issued Handbook Section 3110 - "Asset Retirement Obligations" ("CICA 3110"), which is consistent with SFAS 143, "Accounting for Asset Retirement Obligations." The standard provides for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. It addresses obligations required to be settled as a result of an existing law, regulation or contract related to asset retirements. The new standard is applicable for fiscal years beginning January 1, 2004. Upon adoption, CICA 3110 will require retroactive restatement of all comparative periods which Kinross estimates may represent a cumulative increase in site restoration cost accruals of approximately $12.1 million based on the calculations done for the implementation of SFAS 143.

STOCK-BASED COMPENSATION

        Effective January 1, 2004, Kinross is required to adopt CICA Handbook
Section 3870 - "Stock-based Compensation and Other Stock-based Payments" ("CICA 3870") for fiscal years beginning on or after January 1, 2004, CICA 3870 requires fair value accounting for stock options. Adoption is retroactive, covering all stock options granted on or after January 1, 2002. Kinross will be required to restate the results for the years ended December 31, 2003 and 2002, upon adoption. The effects of this restatement will be to reduce net earnings $1.1 million ($nil per share) in 2003 and increase net loss by $2.0 million ($0.02 per share) in 2002. In addition, retained earnings would decrease by $3.1 million at December 31, 2003, and by $2.0 million at December 31, 2002. Common share capital and common share purchase warrants would increase by $3.1 million and $2.0 million at December 31, 2003, and 2002, respectively.


RISK ANALYSIS


        The operations of Kinross are high-risk due to the nature of operation, exploration, and development of mineral properties. Certain of the risk factors listed below are related to the mining industry in general while some are specific to Kinross. Included in the risk factors below are details on how Kinross mitigates these risks wherever possible.

NATURE OF MINERAL EXPLORATION AND MINING

        The exploration and development of mineral deposits involves significant financial and other risks over an extended period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a gold-bearing structure may result in substantial rewards, few properties explored are ultimately developed into producing mines. Major expenses are required to establish reserves by drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current or proposed exploration programs on properties in which Kinross has an interest will result in profitable commercial mining operations.

        The operations of Kinross are subject to the hazards and risks normally incident to exploration, development and production of gold, any of which could result in damage to life or property, environmental damage and possible legal liability for such damage. The activities of Kinross may be subject to prolonged disruptions due to weather conditions depending on the location of operations in which it has interests. Hazards, such as unusual or unexpected formations, rock bursts, pressures, cave-ins, flooding or other conditions, may be encountered in the drilling and removal of material. While Kinross may obtain insurance against certain risks, potential claims could exceed policy limits or could be excluded from coverage. There are also risks against which Kinross cannot or may not elect to insure. The potential costs which could be associated with any liabilities not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting the future earnings and competitive position of Kinross and, potentially, its financial viability.

        Whether a gold deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size and grade, costs and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in Kinross not receiving an adequate return on its invested capital.

        Kinross mitigates the likelihood and potential severity of these mining risks it encounters in its day-to-day operations through the application of high operating standards. In addition, Kinross reviews its insurance coverage at least annually to ensure the most complete and cost-effective coverage is obtained.

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ENVIRONMENTAL RISKS

        Kinross' mining and processing operations and exploration activities in Canada, the United States, Russia, Brazil, Chile, and other countries are subject to various laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, mine safety, and other matters. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on Kinross, increase costs, cause a reduction in levels of production and/or delay or prevent the development of new mining properties. Compliance with these laws and regulations requires significant expenditures and increases Kinross' mine development and operating costs.

        In all jurisdictions, permits from various governmental authorities are necessary in order to engage in mining operations. Such permits relate to many aspects of mining operations, including maintenance of air, water and soil quality standards. In most jurisdictions, the requisite permits cannot be obtained prior to completion of an environmental impact statement and, in some cases, public consultation. Further, Kinross may be required to submit for government approval a reclamation plan and to pay for the reclamation of the mine site upon the completion of mining activities. Kinross estimates its share of reclamation closure obligations at $146.3 million based on information currently available. As at December 31, 2003, Kinross has accrued $119.7 million of this liability. Kinross mitigates this risk by performing reclamation activities concurrent with production. In addition, planned spending on closure properties of approximately $19.2 million in 2004 is part of an aggressive plan to bring the majority of the closure projects to post closure monitoring by the end of 2005.

        Mining, like many other extractive natural resource industries, is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to Kinross' ownership of a property. To the extent Kinross is subject to uninsured environmental liabilities, the payment of such liabilities would reduce funds otherwise available and could have a material adverse effect on Kinross. Should Kinross be unable to fund fully the cost of remedying an environmental problem, Kinross might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect. Kinross mitigates the likelihood and potential severity of these environmental risks it encounters in its day-to-day operations through the application of high operating standards.

RESERVE ESTIMATES

        The figures for reserves presented are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations in the price of gold may render the mining of ore reserves uneconomical and require Kinross to take a write-down of the asset or to discontinue development or production. Moreover, short-term operating factors relating to the reserves, such as the need for orderly development of the ore body or the processing of new or different ore grades, may cause a mining operation to be unprofitable in any particular accounting period.

        Proven and probable reserves at Kinross' mines and development projects were calculated based upon a gold price of $325 per ounce of gold. Prior to 2002, gold prices were significantly below these levels. Prolonged declines in the market price of gold may render reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially Kinross' reserves. Should such reductions occur, material write-downs of Kinross' investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects and reduced income and cash flow.


        As set forth under "Environmental Risks" above, mining an ore body requires permits from various governmental agencies. Several of Kinross' gold properties, including Pamour and Aquarius, are not in active operation and commencement of operations would require permitting to be completed. Approximately 19% of Kinross' total reserves are located on inactive properties and could not be mined in the event the necessary permits could not be obtained. The inabilities to obtain the necessary permits on a delay in obtaining permits could adversely effect Kinross' future operations and cash flow.

        There are numerous uncertainties inherent in estimating quantities of proven and probable gold reserves. The estimates in this document are based on various assumptions relating to gold prices and exchange rates during the expected life of production, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures and recovery rates may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward or upward revision of current estimates.

OPERATIONS OUTSIDE OF NORTH AMERICA

        Kinross has mining operations and carries out exploration and development activities in Russia, Brazil, and Chile. There is no assurance that future political and economic conditions in these countries will not result in those countries governments adopting different policies respecting foreign development and ownership of mineral resources. Any such changes in policy may result in changes in laws affecting ownership of assets, taxation, rates of exchange, gold sales, environmental protection, labor relations, repatriation of income, and return of capital, which may affect both the ability of Kinross to undertake exploration and development activities in respect of future properties in the manner currently contemplated, as well as its ability to continue to explore, develop, and operate those properties for which it has obtained exploration, development, and operating rights to date. The possibility that a future government of these countries may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.

        Kinross is subject to the considerations and risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

        Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect. It is also not unusual in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. In addition, Russian tax legislation is subject to varying interpretations and constant change. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of Kinross' Russian operations may not coincide with that of management. As a result, transactions may be challenged by tax authorities and Kinross' Russian operations may be assessed additional taxes, penalties and interest, which could be significant. The periods remain open to review by the tax authorities for three years. Kinross mitigates this risk through effective communications with the Russian regulators.

        In addition, the economies of Russia, Brazil, and Chile differ significantly from the economies of Canada and the United States. Growth rates, inflation rates and interest rates of developing nations have been and are expected to be more volatile than those of western industrial countries.

LICENSES AND PERMITS

        The operations of Kinross require licenses and permits from various governmental authorities. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that Kinross will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost. Kinross endeavors to be in compliance with these regulations at all times.

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

GOLD PRICE

        The profitability of any gold mining operations in which Kinross has an interest will be significantly affected by changes in the market price of gold. Gold prices fluctuate on a daily basis and are affected by numerous factors beyond the control of Kinross. The supply and demand for gold, the level of interest rates, the rate of inflation, investment decisions by large holders of gold, including governmental reserves, and stability of exchange rates can all cause significant fluctuations in gold prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of gold has fluctuated widely and future serious price declines could cause continued commercial production to be impractical. Depending on the price of gold, cash flow from mining operations may not be sufficient to cover costs of production and capital expenditures. If, as a result of a decline in gold prices, revenues from metal sales were to fall below cash operating costs, production may be discontinued.

TITLE TO PROPERTIES

        The validity of mining claims which constitute most of Kinross' property holdings in Canada, the United States, Brazil, Chile, and Russia may, in certain cases, be uncertain and is subject to being contested. Kinross' titles, particularly title to undeveloped properties, may be defective.

        Certain of Kinross' United States mineral rights consist of unpatented lode mining claims. Unpatented mining claims may be located on U.S. federal public lands open to appropriation, and may be either lode claims or placer claims depending upon the nature of the deposit within the claim. In addition, unpatented mill site claims, which may be used for processing operations or other activities ancillary to mining operations, may be located on federal public lands that are non-mineral in character. Unpatented mining claims and mill sites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the federal government of the United States. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. The General Mining Law of the United States, which governs mining claims and related activities on U.S. federal public lands, includes provisions for obtaining a patent, which is essentially equivalent to fee title, for an unpatented mining claim upon compliance with certain statutory requirements (including the discovery of a valuable mineral deposit).

COMPETITION

        The mineral exploration and mining business is competitive in all of its phases. Kinross competes with numerous other companies and individuals, including competitors with greater financial, technical, and other resources than Kinross, in the search for and the acquisition of attractive mineral properties. The ability of Kinross to acquire properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration. There is no assurance that Kinross will continue to be able to compete successfully with its competitors in acquiring such properties or prospects.

JOINT VENTURES

        After completion of the combination, Kinross has ownership in eight mines that are operated through joint ventures with other mining companies. Any failure of such other companies to meet their obligations to Kinross or to third parties could have a material adverse effect on the joint ventures.

DISCLOSURES ABOUT MARKET RISKS

        To determine its market risk sensitivities, Kinross uses an internally generated financial forecast that is sensitized to various gold prices, currency exchange rates, interest rates and energy prices. The variable with the greatest impact is the gold price, and Kinross prepares a base case scenario and then sensitizes it by a $10 increase and decrease in the gold price. For 2004, sensitivity to a $10 change in the gold price is $15 million on pre-tax earnings.

        The financial forecast Kinross uses covers the life of the mine. In each year gold is produced according to the mine plan, the production is estimated based on current production costs plus the impact of any major changes to the operation during its life. Quantitative disclosure of market risks is disclosed below.

COMMODITY PRICE RISKS

        Kinross' net income can vary significantly with fluctuations in the market price of gold. At various times, in response to market conditions, Kinross has entered into gold forward sales contracts, spot deferred forward sales contracts and written call options for some portion of expected future production to mitigate the risk of adverse price fluctuations. Kinross does not hold these financial instruments for speculative or trading purposes. In addition, Kinross is not subject to margin requirements on any of its hedging lines. Due to the increase in gold prices, Kinross made a decision in 2002 to continue to deliver into these financial instruments and will not replace them with new financial instruments thereby increasing its exposure to changes in gold prices.

        The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at December 31, 2003, are as follows:


                                 OUNCES            AVERAGE         CALL OPTIONS         AVERAGE
                YEAR             HEDGED             PRICE              SOLD           STRIKE PRICE
           ---------------   ---------------   ----------------   ----------------   ---------------
           2004                  137,500          $    277             50,000           $     340
           2005                   37,500          $    296                 --           $      --
                             ---------------   ----------------   ----------------   ---------------
           Total                 175,000          $    281             50,000           $     340
                             ===============   ================   ================   ===============

        The fair value of the call options sold is recorded in the financial statements at each measurement date. The fair value of the gold forward sales and spot deferred forward sales contracts, as at December 31, 2003, was negative $24.4 million based on a gold price of $417 per ounce. In 2004, Kinross will receive $277 per ounce of gold for 137,500 ounces which may be significantly different from market prices. If the market price of gold is $400 per ounce on the dates the ounces are delivered into the forward sales contracts, Kinross would be paid $16.9 million less than if it were unhedged. In addition, at December 31, 2003, Kinross has 50,000 ounces of written call options outstanding. If the market price of gold is above $340 per ounce on expiry in June 2004, Kinross will be committed to sell 50,000 ounces at $340 per ounce. If the market price of gold is $400 per ounce, Kinross would be paid $3.0 million less than if it were unhedged. Kinross does not include these financial instruments in testing for impairment of operating mines, mineral rights, and development properties.

FOREIGN CURRENCY EXCHANGE RISK

        Kinross conducts the majority of its operations in the United States, Russia, Canada, Brazil, and Chile. Currency fluctuations affect the cash flow that Kinross will realize from its operations as gold is sold in U.S. dollars, while production costs are incurred in Russian rubles, Chilean pesos, Brazilian reals, Canadian, and U.S. dollars. Kinross' results are positively affected when the U.S. dollar strengthens against these foreign currencies and adversely affected when the U.S. dollar weakens against these foreign currencies. Kinross' cash and cash equivalent balances are held in U.S. and Canadian dollars; holdings denominated in other currencies are relatively insignificant.

        RUSSIAN RUBLES

        Kinross operates the Kubaka mine in Russia. Kinross estimates 2004 Russian ruble payments for operating, exploration and royalty expenses of 580.1 million Russian rubles at an exchange rate of 29 rubles to one U.S. dollar. A 10% change in the exchange rate could result in an approximate $2.0 million change in Kinross' pre-tax earnings.

        CHILEAN PESOS

        Kinross has joint venture interests in the Refugio mine and the La Coipa mine, both located in Chile. Kinross estimates 2004 payments for operating, exploration, and royalty expenses of 10.4 billion Chilean pesos at an exchange rate of 700 pesos to one U.S. dollar. A 10% change in the exchange rate could result in an approximate $1.5 million change in Kinross' pre-tax earnings. In addition, Kinross has budgeted capital expenditures of 15.0 billion Chilean pesos. A 10% change in the exchange rate could result in an approximate $2.1 million change in Kinross' capital expenditures.

        BRAZILIAN REALS

        Kinross is a partner in the Paracatu (Brasilia) and Crixas mines, both located in Brazil. Kinross estimates 2004 payments for operating, exploration, and royalty expenses of 51.0 million Brazilian reals at an exchange rate of 3 Brazilian reals to one U.S. dollar. A 10% change in the exchange rate could result in an approximate $1.7 million change in Kinross' pre-tax earnings. In addition, Kinross has budgeted capital expenditures of 36.3 million Brazilian reals. A 10% change in the exchange rate could result in an approximate $1.2 million change in Kinross' capital expenditures.

        CANADIAN DOLLARS

        Kinross operates the Lupin mine and is a partner in the New Britannia, Musselwhite, and Porcupine joint ventures. As a result of these ownership interests and expenses incurred by the Canadian corporate office, Kinross has Canadian dollar denominated operating, exploration, and administrative expenses. Kinross has currency hedges of CDN $14.1 million for 2004 at an exchange rate of
1.4121 to one U.S. dollar. Assuming 2004 budgeted payments of CDN $163.0 million at an exchange rate of CDN $1.30 per U.S. dollar and considering the 2004 Canadian dollar hedges, a 10% change in the exchange rate could result in an approximate $11.5 million change in Kinross' pre-tax earnings. In addition, Kinross has budgeted capital expenditures of CDN $42.0 million. A 10% change in the exchange rate could result in an approximate $3.2 million change in Kinross' capital expenditures.


STRATEGY


        Kinross' strategy is to increase shareholder value through increases in long-term cash flow, production, and earnings per share. Kinross' strategy consists of optimizing the performance and, therefore, the value of existing mines, investing in quality projects and looking for additional accretive acquisitions.

        The first component of this strategy is addressed as Kinross continues to look for opportunities to enhance the performance of existing assets that it operates, through its continuous improvement program. The continuous improvement program focuses on productivity improvements and cost cutting initiatives that add value by improving cash flow and earnings per share. Two significant initiatives in 2003 at the Round Mountain mine focused on waste dump haulage costs and heap leach pad inventory management. Modifications to the waste rock haulage process reduced haulage distances and costs, while side slope leaching of the heap leach pad improved the timing of the recovery of gold ounces.

        The second component of the strategy is the value created by investing in quality projects. In 2003, Kinross announced plans to expand and recommission the Refugio mine and restart the Kettle River operation. The Refugio mine is scheduled to achieve production during the fourth quarter of 2004, while the Kettle River operation reopened in January of 2004. The Pamour open pit project is being developed as a long-term source of ore for the Porcupine joint venture's Dome mill and at Paracatu (Brasilia), the joint venture partners are currently evaluating an expansion project. In addition, 2003 exploration activities added proven and probable reserves of 2.7 million ounces of gold, less the 1.8 million ounces of reserves depleted by production during the year. Kinross' current exploration budget in 2004 is approximately $20.0 million and may be expanded depending on success-driven opportunities. The objective of these exploration activities is to again increase proven and probable reserves in 2004.

        The third component of this strategy is to increase value through accretive acquisitions. On November 20, 2003, Kinross announced it had entered into an agreement with Crown whose major asset is the Buckhorn Mountain gold deposit located in north central Washington State. The current operating plan for Buckhorn contemplates the development of an underground mine and processing the ore at the nearby Kettle River mill. This component of the business strategy is designed to add value by increasing proven and probable reserves and providing additional production thereby increasing earnings and cash flow.

        Kinross will continue to focus on its continuous improvement program in 2004, advance existing exploration and development projects and look for accretive projects to acquire that will ultimately create additional value to Kinross' shareholders.


OUTLOOK


        Kinross has a robust pipeline of new projects at various stages of exploration and development and is well positioned financially through strong cash flow from operating activities and significant cash balances to advance these projects towards production. The first of these projects achieved commercial production in January 2004, with the development of the Emanuel Creek ore body and the restart of the Kettle River mill where gold production of approximately 100,000 ounces is anticipated in 2004. As a result of major projects such as the restart of an expanded Refugio, the development of the Pamour pit and the potential expansion of Paracatu (Brasilia), the capital expenditure program in 2004 is currently budgeted at approximately $165.0 million. It is expected that this capital expenditure program, the largest in Kinross' history, can be funded entirely from cash flow from operating activities at year end gold prices. During 2004, Kinross will deliver into essentially all remaining gold hedges and in the first quarter of 2005 will become totally unhedged.

        A key focus in 2004, and into the future, will be to continue to expand the reserve base of Kinross through exploration, optimization of producing assets and accretive acquisitions such as the Crown transaction. Planned production for Kinross in 2004 is 1.70 to 1.75 million ounces of gold equivalent at total cash costs in the range of $225 to $235 per ounce. A primary objective is to meet or exceed expectations in this regard, and to work toward our goal of ultimately reaching an annual production rate of two million ounces.

--------------------------------------------------------------------------------

                                   THE MERGER

--------------------------------------------------------------------------------

        The discussion in this Proxy Statement/Prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by, the merger agreement attached to this Proxy Statement/Prospectus as Appendix "A," which is incorporated herein by this reference.

GENERAL

        Kinross and Crown are furnishing this Proxy Statement/Prospectus to holders of Crown common stock in connection with the solicitation of proxies by the board of directors of Crown for approval, among other things, of the merger contemplated by the merger agreement. The merger agreement provides for the merger of Crown with and into Crown Merger, with Crown surviving the merger.

        The merger was unanimously approved by the board of directors of both Kinross and Crown. Neither board formed a special committee in connection with their consideration of the merger.

        The Crown common stock will be converted into Kinross common shares on the basis of 0.2911 shares of Kinross common shares for each share of Crown common stock previously outstanding.

        If the holder of any unexercised warrant to purchase shares of Crown common stock so elects, the warrant will be exchanged for 0.2911 of a Kinross common share for each share of Crown common stock that would have been issued on exercise of the warrant immediately prior to the effective time of the merger on a cashless basis and the number of shares of Solitario common stock to which the holder would have been entitled if the warrant had been exercised on a cashless basis immediately prior to the merger. If the holder does not make the foregoing election, the warrant will represent the right to acquire Kinross common shares in accordance with the terms and conditions of the warrant as amended pursuant to the merger agreement.

        On December 8, 2003, the Crown board of directors took action, as permitted under the Crown 2002 Stock Incentive Plan, so that conditional upon the completion of the merger as contemplated by the merger agreement, all options to purchase Crown common stock not exercised as of the effective time of the merger will be terminated on three days notice of the completion of the merger.

        The merger agreement contemplates that the merger will be completed within three business days of the satisfaction of all conditions precedent. The parties anticipate closing the merger as quickly as practicable subsequent to the approval of the transaction by the Crown shareholders. Completion of the merger is subject to the satisfaction of all conditions which must be satisfied or waived by the parties. In the event of the failure to meet any of these conditions, the merger may not be completed even if approved by the Crown stockholders.

        For a discussion of the principal United States federal income tax consequences of the merger to Kinross, Crown, and their respective shareholders, see "Tax Consequences."

BACKGROUND OF THE MERGER

        In 1991, Crown had formed a joint venture with Battle Mountain to develop Crown's Buckhorn Mountain Project, then named the Crown Jewel. Battle Mountain spent a substantial amount of its money and time in developing an open-pit mining plan and seeking appropriate permitting and other approvals for the plan. Battle Mountain's plan encountered substantial regulatory, political, and environmental opposition, and these factors, along with the acquisition of Battle Mountain by Newmont, lead to the abandonment of its interest in the joint venture to Crown in July 2001. As a result of Battle Mountain's withdrawal from the venture, Crown began work on a revised plan of operations for the Buckhorn Mountain Project. During this period, and primarily as a result of previous difficulties in obtaining the permitting and other approvals required to commence open pit mining operations, Crown did not gain the interest of qualified third parties as either joint venture partners or merger or acquisition candidates, under any reasonable economic terms. However, as part of Crown's efforts to complete a revised plan of operations and updated feasibility study for the Buckhorn Mountain Project, Crown remained aware of a potential venture with Echo Bay, specifically in relation to its Kettle River mill and tailings facilities, which had unique and favorable economic and geographic synergies in relation to the Buckhorn Mountain Project.

        On May 3, 2002, a meeting was held between Chris Herald, Crown's Chief Executive Officer and Bob LeClerc, then the Chief Executive Officer of Echo Bay at Echo Bay's Littleton, Colorado office. At the meeting, Mr. Herald and Mr. LeClerc discussed whether Crown and Echo Bay would be interested in a possible combination of Crown's Buckhorn Mountain Project with Echo Bay's Kettle River operations, both of which sites are located in Washington, and the possible benefits of such a combination. Both parties agreed that a combination of the projects potentially had substantial merit and agreed to work towards the execution of a confidentiality agreement.

        On June 10, 2002, Kinross, Echo Bay, and TVX announced an agreement to combine their respective business, with Kinross being the surviving parent corporation.

        On June 18, 2002, Crown and Echo Bay executed a confidentiality agreement, allowing each company to make documents and other confidential information available to the other for a possible transaction.

        On July 20 and 21, 2002, Crown and Echo Bay held technical due diligence meetings at Crown's Oroville, Washington office, and at the Buckhorn Mountain Project and Kettle River sites. Crown and Echo Bay exchanged technical reports and data prior to such meetings. Participating in the meeting on behalf of Crown were Mr. Herald and Peter Cooper, and on behalf of Echo Bay were Dan Hussey and Scott Marikis.

        On August 29, 2002, Mr. Herald and Mr. LeClerc held telephone discussions regarding a possible Buckhorn Mountain Project and Kettle River business combination. The general proposal discussed by Mr. LeClerc involved a 5% net smelter royalty to Crown, in exchange for its interest in the Buckhorn Mountain Project. Mr. Herald declined to make a counter proposal to Echo Bay. Mr. Herald and Mr. LeClerc determined that the parties had substantially different views regarding the relative valuations of each company's respective assets and discussions did not proceed at that point.

        On September 30, 2002, Mr. Herald held an in-person meeting at the Westin Hotel in Denver, Colorado, with Gordon McCreary, Kinross' then Vice-President of Investor Relations and Corporate Development concerning Kinross' possible interest in the Buckhorn Mountain Project following completion of Kinross' combination with Echo Bay and TVX. Mr. Herald and Mr. McCreary agreed that a discussion between Crown and Kinross may be appropriate after completion of the merger.

        On January 31, 2003, the combination among Kinross, Echo Bay, and TVX was completed.

        On February 18, 2003, Kinross entered into a confidentiality agreement with Crown, whereby the parties could investigate possible synergies between the Buckhorn Mountain Project and Kinross' Kettle River operations.

        On February 20, 2003, Mr. Herald and Walt Hunt, Crown's Vice-President of Operations, met with representatives of Kinross in its Toronto, Ontario office to discuss a potential transaction. Kinross was represented by Robert Buchan, its President and Chief Executive Officer, John Ivany, its Executive Vice-President and General Counsel, Rod Cooper, its then Director of Technical Services, Gordon McCreary, its Vice-President of Corporate Affairs, and Ronald Stewart, its Vice-President of Exploration. Crown presented the current status of the Buckhorn Mountain Project, discussing resources, permitting and feasibility studies either underway or planned. Crown delivered updated Buckhorn Mountain Project information to Kinross for its review. Kinross and Crown agreed to continue discussions and to exchange additional information in the future as necessary for the companies' respective technical reviews. Later that day, additional Kinross personnel were notified of the meeting and the status of the review, including Scott Caldwell, Executive Vice-President and Chief Operating Officer, Brian W. Penny, Vice-President-Finance and Chief Financial Officer, Chris Hill, then Treasurer, and Jerry Danni, Vice-President of Environmental Affairs.

        In March, 2003, Kinross held several telephone discussions with Crown, particularly Walt Hunt, regarding the technical aspects of the Buckhorn Mountain Project and exchanged various documents. Also in March of 2003, AMEC Engineering and Constructors were commissioned by Kinross to review the geological data concerning the Buckhorn Mountain Project and construct a confirmatory resource model.

        On April 2, 2003, Mr. Ivany telephoned Mr. Herald and indicated that Kinross' technical review of the Buckhorn Mountain Project appeared positive. Mr. Ivany thought it would take a couple of weeks to complete the evaluation and potentially develop a proposal.

        On April 20, 2003, Mr. Ivany called Mr. Herald to discuss the results of Kinross' technical evaluation. Mr. Ivany indicated that Kinross was pleased with the technical review of the Buckhorn Mountain Project, but was concerned about permitting. Mr. Ivany indicated that Kinross was continuing to develop and explore its Emanuel Creek project. Mr. Ivany and Mr. Herald discussed some general concepts whereby Kinross might make an offer conditioned on reaching future permitting milestones at the Buckhorn Mountain Project, but it was decided that the concepts would be too ambiguous and not attractive for either party. Mr. Ivany and Mr. Herald agreed to stay in touch and that Kinross would continue to monitor Crown's progress on the project.

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        Between April and July, 2003, Walt Hunt of Crown and Scott Marikis of
Kinross held informal telephone discussions regarding the progress of the permitting effort at the Buckhorn Mountain Project.

        On July 30, 2003, Mr. Ivany and Mr. Herald held discussions by telephone, arranging a meeting between Mr. Herald and Mr. Danni for the purpose of updating Kinross on the permitting developments with respect to the Buckhorn Mountain Project.

        On August 1, 2003, Mr. Herald met with Mr. Danni and Debbie Struhsacker, Kinross Gold U.S.A., Inc.'s (a wholly-owned subsidiary of Kinross) Vice-President-U.S. Governmental and Environmental Affairs, in Denver, Colorado. Mr. Herald updated Mr. Danni and Ms. Struhsacker on Crown's progress on the new Buckhorn Mountain Project Plan of Operations to be filed with the USFS and the Washington State Department of Ecology. Crown's political efforts and its public outreach program were also discussed. In addition, Mr. Herald provided an update of recent Washington legislation pertaining to regulatory reform to Kinross. The parties also discussed the status of Crown's patent application with the Bureau of Land Management. Mr. Herald provided documents related to many of the topics discussed. Mr. Danni said he would evaluate the information further and report to Kinross management.

        On August 7, 2003, during a meeting of Kinross' board of directors, Mr. Buchan informed Kinross' directors of the ongoing discussions with Crown.

        A meeting was held on August 25 and 26, 2003, at Crown's Oroville, Washington office between Mr. Herald, Mr. Hunt and Lyle Morganthaler, an independent mining engineer representing Crown, on behalf of Crown, and Mr. Cooper, Mr. Caldwell, Mike Doyle, the General Manager for Kinross' Round Mountain mine in Nevada and Al Kirkem, Kinross' Exploration Manager, on behalf of Kinross. Crown presented information regarding the Buckhorn Mountain Project that had been developed to date. The parties also generally discussed options related to the Kettle River mill, and its potential utility in the Buckhorn Mountain Project. The meetings also included a brief inspection of core drillings, a visit to the Buckhorn Mountain Project proposed mill and tailings site, a tour of the Buckhorn Mountain Project deposit, and a drive of a Buckhorn Mountain Project to Emanuel Creek potential haul road. Kinross also provided a review of its exploration results from the Emanuel Creek site.

        On August 26, 2003, Mr. Cooper, Mr. Caldwell, Mr. Danni, Mr. Doyle, and Mr. Kirkham met with Gordon Fellows, Kinross' Engineering and Environmental Manager at Kettle River, Mike Rasmussen, Kinross' Senior Exploration Geologist, and Robert Taylor, Kinross' General Manager at Kettle River. The meeting took place at the Kettle River mine offices. The individuals from Kinross discussed the potential for a transaction with Crown and reviewed Kettle River information relevant to Kinross' financial analysis of Crown. After the meeting, Kinross confidentially informed Wayne Zigarlick, Kinross' Mill Manager at Kettle River and Dave Riggleman, Kinross' Operations Manager at Kettle River, of the potential transaction, since their input would be required to finalize the financial analysis. Mr. Dan Hussey, Kinross' Chief Geologist at Kettle River, was also informed of the discussions regarding the Buckhorn Mountain Project. Later, on August 26, Sue Davis, Kinross' Human Resources Manager at Kettle River provided historical employment numbers for the Kettle River operations to Mr. Morgenthaler. Also on August 26, a meeting between Mr. Morgenthaler, an independent mining engineer representing Crown and Mr. Riggleman, Ms. Fellows and Pam Allen, Kinross' Accounting Manager at Kettle River, occurred whereby both companies exchanged information regarding Kettle River and the Buckhorn Mountain Project.

        On September 2, 2003, Mr. Kirkham contracted Mr. Tom Rice, a consultant from Reno, Nevada, to conduct land title due diligence on Kinross' behalf. On September 4 and 5, 2003, Mr. Rice visited Crown's Oroville, Washington office and reviewed certain files and held conversations with Mr. Hunt of Crown. Subsequently, under the coordination of John Bokich, Kinross' Director of Environmental Affairs, and Susan Mason, a consultant retained by Kinross for U.S. land management, Mr. Rice spent approximately 12 days during two trips doing extensive title research on the Buckhorn Mountain Project.

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        From September 2-4, 2003, Ms. Struhsaker, Ed Opitz, Kinross' Manager of
Environmental Engineering, and Mr. Fellows visited the Buckhorn Mountain Project to review environmental and permitting issues. Additionally, Vector Colorado, LLC completed an engineering review of certain aspects of the Buckhorn Mountain Project.

        From September 9-11, 2003, Tony Lipiec, Kinross' Manager, Process Engineering, conducted a site visit to Kettle River, the Buckhorn Mountain Project and to Crown's Oroville office to review information with Mr. Hunt of Crown.

        On September 22, 2003, Mr. Herald, Mr. Buchan, and Mr. Caldwell held discussions concerning a Kinross proposal to acquire Crown at the Denver Gold Conference in Denver, Colorado. Just prior to the meeting, Mr. Caldwell forwarded by fax Kinross' evaluation materials relating to the Buckhorn Mountain Project to Mr. Herald. Mr. Buchan and Mr. Caldwell reviewed Kinross' technical evaluation results with Mr. Herald. Mr. Herald explained Crown's capital structure. Mr. Buchan presented Kinross' proposal to acquire Crown which, from Mr. Buchan's point of view, contemplated that Crown's equity interest in Solitario would be included in the merger. The remaining material terms were substantially consistent with the final agreement. Mr. Herald indicated that Kinross' proposal appeared to be an offer that Crown's board of directors would consider, and that he would discuss it with certain members of Crown's board that evening.

        On September 23, 2003, a meeting was held between Mr. Herald and Jim Maronick, Crown's Chief Financial Officer, and Mr. Buchan concerning Kinross' proposal of the prior day. Crown sought certain clarifications regarding the offer and Kinross sought clarifications regarding Crown's capital structure. Mr. Herald presented the proposal to distribute the equity interest in Solitario to the Crown shareholders prior to the merger. Although Mr. Buchan indicated that Kinross was not necessarily agreeing to Mr. Herald's proposal, both parties agreed that they were close on the principal terms and agreed to proceed toward an agreement, subject to further consideration of the exact terms. An additional meeting was held between Mr. Herald, Mr. Maronick, and Mr. Penny, during which Crown provided Kinross certain additional information regarding its capital structure.

        On September 30, 2003, telephone discussions were held between Mr. Ivany and Mr. Herald concerning the terms of the transaction, and each agreed to consult with their respective associates to reach an agreement. Also on September 30, 2003, AMEC was engaged to provide assistance in completing the reserves and resources preliminary due diligence.

        On October 1, 2003, telephone discussions were held between Mr. Ivany and Mr. Herald concerning the final business terms of Kinross' offer. The parties agreed to the principal business terms and committed to work towards the execution of a letter of intent. Mr. Ivany informed Parr Waddoups Brown Gee & Loveless, a Professional Corporation, Kinross' U.S. counsel, of the verbal agreement.

        During the first week of October, the parties and their lawyers communicated several times by telephone and e-mail negotiating a letter of intent. The parties signed the letter of intent the evening of October 8, 2003, and publicly announced the execution of the letter of intent and the transaction on October 8, 2003.

        On November 11, 2003, Crown entered into the Echo Bay Minerals (a wholly-owned subsidiary of Kinross) toll milling agreement relating to the milling of ore produced at the Buckhorn Mountain Project. See "Business of Crown--Recent Developments."

REASONS FOR THE MERGER--ADVANTAGES AND DISADVANTAGES

        The Buckhorn Mountain Project, prior to July 2001, was held by a joint venture between Crown and Battle Mountain. Battle Mountain had managed the project and had sought to have it permitted as an open pit mine. When Battle Mountain was unable to complete the permitting process, it entered into an agreement with Crown, transferring ownership and control of the Buckhorn Mountain Project to Crown. Crown does not currently have the funds necessary to obtain the necessary permits and fund the capital expenditures necessary to commence mining operations at the Buckhorn Mountain Project.

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        In connection with its acquisition of Echo Bay in January 2003, Kinross obtained ownership of the Kettle River mill located approximately 92 kilometers (57 miles) from the Buckhorn Mountain Project. Under the currently proposed operating plan, the Buckhorn Mountain Project will be developed as an underground mine and the ore will be processed at the Kettle River facility, which has already been licensed and permitted. Kinross has access to the technical personnel and funding to pursue the permitting, construction, and operation of the Buckhorn Mountain Project. In addition, the existence of the Kettle River facility gives Kinross unique permitting and operational synergies with the Buckhorn Mountain Project.

        Set forth below are the material advantages and disadvantages to Kinross and Crown of the proposed merger.

KINROSS

        Kinross has recently restarted the Kettle River mill to process ore from the newly discovered Emanuel Creek deposit. The merger with Crown will provide Kinross with an opportunity to more effectively utilize the Kettle River mill by processing ore produced at the Buckhorn Mountain Project.

        Kinross anticipates that by combining the Kettle River and Buckhorn Mountain Project operations, there will be increased operating efficiency because only one management team will be required to manage the two locations. Kinross expects the combined Buckhorn Mountain Project and Emanuel Creek operations to produce gold for total cash costs and total costs per ounce less than Kinross' current average costs per ounce resulting in the merger being accretive to earnings and cash flow.

        Kinross believes that the Buckhorn Mountain Project mineral claims have been under-explored and may conduct further exploration activities in the future.

        Acquiring Crown at this time means that Kinross will be obligated to complete the permitting process before beginning production at the Buckhorn Mountain Project. The permitting process has been difficult and subject to delays beyond Crown or Kinross' control. The permitting process has involved a large number of interested parties who opposed permitting gold production at the Buckhorn Mountain Project. Kinross believes that by utilizing the existing Kettle River mill and by mining using underground methods, a plan that is acceptable to all concerned is achievable.

See "Business of Kinross" beginning on page 51 and "Risk Factors" beginning on page 10.

CROWN

        The board of directors of Crown has unanimously approved the adoption of the merger agreement and the transactions contemplated thereby and recommends that the transaction be approved by the Crown shareholders. Members of the board of directors are subject to conflicts of interest. See "Interests of Certain Individuals," below.

        In reaching its determination, the board of directors of Crown considered the following material factors, which were viewed as being factors in support of the adoption of the merger agreement:

        o the unique operational and cost synergies as a result of leveraging Kinross' existing management and business structure, utilizing Kinross' Kettle River facility, and the anticipated impact of reducing the permitting difficulties for the Buckhorn Mountain Project based on Kinross' successful permitting history in the State of Washington;

        o the amount of total consideration and the nature of that consideration to be paid by Kinross to the security holders of Crown;

        o the board analyzed the imputed value of the Kinross shares to the Crown shareholders as being between $80 and $105 million, based on the previous 90 days of Kinross stock market trading history; the board determined that because of the high market liquidity of Kinross' common shares on both the NYSE and TSX, its intrinsic value was adequately reflected in the market price; furthermore, because

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                the dilution caused by the contemplated Kinross-Crown
                transaction was less than 4% to Kinross, no consideration was given to pro forma valuations post-merger;

        o the additional value to the shareholders of Crown as a result of Kinross having agreed to the distribution of the Solitario common stock to the Crown shareholders prior to consummating the merger so that the Crown shareholders would continue to hold an interest in Solitario;

        o the expectation that the merger would be treated as a tax-free merger for United States federal income tax purposes based on consultations with Crown's tax advisors;

        o the regulatory approvals required to consummate the merger were not expected to be difficult to obtain;

        o the elimination of the uncertainty to the Crown shareholders relating to the time and expense to permit and develop the Buckhorn Mountain Project;

        o the significant financial resources of Kinross, and Crown's need to raise significant funds to develop the Buckhorn Mountain Project if the transaction with Kinross was not completed, the time required to do this, the risk of being unsuccessful in securing enough financial resources, and the potential dilution to the existing Crown shareholders;

        o the development of the Buckhorn Mountain Project requiring qualified technical and operational personnel already available to Kinross and the difficulties faced by Crown in seeking to attract and retain such personnel;

        o the wide distribution and liquidity of Kinross common shares on the NYSE and TSX, compared to the limited market for shares of Crown's common stock which currently trade on the OTC Bulletin Board;

        o with increased price of gold, which was or near a six-year high, providing a more favorable time to market the Buckhorn Mountain Project, and more favorable economics to the Crown shareholders;

        o the limited number of potential bidders with resources and synergies described above; and

        o the arms-length bargaining process, lasting more than a year, by which the merger terms were determined.

        The board of directors of Crown also considered the following material factors, which were viewed as being factors challenging the adoption of the merger agreement:

        o the potential additional value that might be realized if Crown were able to develop and operate the Buckhorn Mountain Project on its own was considered. However, this option included significant inherent risks as a result of the financing, permitting, and other operational implications of this course of action;

        o the potential for superior offers. However, based on Crown's history of difficulties with Buckhorn Mountain, including Battle Mountain's withdrawal, the historical permitting challenges, Crown's financial constraints, informal discussions with other mining companies (in the normal course of Crown's activities) that did not have the unique synergies of Kinross, Crown's knowledge of other transactions in the mining industry, and the unique operations synergies with Kinross, superior offers were considered unlikely; and

        o the conflict of interest to which certain members of the board and management were subject, as described below under "Interests of Certain Individuals."

        The board of directors of Crown determined that the negative factors were outweighed by the potential benefits to be gained by Crown and its shareholders as a result of the proposed merger with Kinross and concluded that the proposed merger was in the best interests of Crown and its shareholders.

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        The foregoing discussion of the factors considered by the board of directors of Crown includes all material factors considered. In view of the variety of factors considered in connection with its evaluation of the proposed merger, the board of directors of Crown did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors.

INTERESTS OF CERTAIN INDIVIDUALS

        Certain members of Crown's management and board of directors have interests in the merger that are described below that are in addition to their interests as Crown shareholders in general. Crown's board of directors took these interests into account in approving and adopting the acquisition agreement and the transactions contemplated thereby.

        On June 19, 2000, Crown entered into Change in Control and Severance Agreements with (i) Mr. Mark Jones, its Vice-Chairman of the Board; (ii) Mr. Christopher Herald, its President and Chief Executive Officer; (iii) Mr. James Maronick, its Chief Financial Officer and Vice-President, Finance; (iv) Mr. Walter Hunt, its Vice-President, Operations; and (v) Ms. Debbie Mino, its manager of investor relations.

        These agreements provide that if a change in control of Crown occurs, and if their employment is terminated other than for cause or if they resign for a good reason, they are entitled, on such date, to a payment of two and one-half (2 1/2) times their annual salary in the case of Messrs. Jones and Herald, and one and one-half times (1 1/2) their annual salary in the case of Messrs. Maronick and Hunt and Ms. Mino. The merger constitutes a change in control of Crown, and Kinross intends to terminate the employment of each of these employees following the merger. Accordingly, Kinross will pay the following to these individuals upon the date their employment is terminated, based upon their annual salaries for the 2004 year:

                  Mr. Jones:        $245,000
                  Mr. Herald:       $362,500
                  Mr. Maronick:     $150,000
                  Mr. Hunt:         $132,000
                  Ms. Mino:         $120,000

        At the time that the Change in Control and Severance Agreements were executed, Crown was experiencing severe financial difficulties, ultimately resulting in a bankruptcy filing. The Crown board of directors at the time, and currently, considers these agreements to be both customary and appropriate mechanisms for retaining the services of key employees. Crown's board considered the existence of those agreements in determining to enter into the merger agreement with Kinross. The Kinross agreement was unanimously approved by the board, including all disinterested board members.


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STOCK OPTIONS

        The acquisition agreement provides that Crown's board of directors will take action as permitted under the Crown 2002 Stock Incentive Plan so that all options to purchase Crown common stock will either be exercised or terminated prior to the effective time of the merger. Each Crown share issued upon exercise of an option will be treated like all other Crown shares and converted into
0.2911 of a Kinross common share upon completion of the merger. All of the options to purchase Crown shares are exercisable at $0.40 per share. The number of options to purchase Crown common shares held by its officers and directors, and the number of Kinross common shares into which such options are convertible, are as follows:

         Name                       Options          Shares of Kinross
         ----                       -------          -----------------

         Steven Webster             225,000               65,498
         Christopher Harte          175,000               50,943
         Christopher Herald         850,000              247,435
         Mark Jones                 175,000               50,943
         Brian Labadie              225,000               65,498
         F. Gardner Parker          200,000               58,220
         Ronald Shorr               175,000               50,943
         James Maronick             530,000              154,283
         Walt Hunt                  500,000              145,550
         Debbie Mino                150,000               43,665

REGULATORY APPROVALS REQUIRED


        Except as outlined in "Restrictions on Transfer of Kinross Common Shares," Kinross and Crown do not believe there are any material regulatory approvals required for the merger, other than the effectiveness of the registration statement filed with the Commission of which this Proxy Statement/Prospectus forms a part.


DISSENTERS' RIGHTS OF APPRAISAL

        Holders of Crown common stock have the right to dissent from the merger and receive cash equal to the fair value of their Crown common stock. The following discussion identifies the material requirements necessary to assert your rights, should you choose to do so. This summary is not exhaustive, and you should also carefully read the applicable sections of Chapter 23B.13 of the Washing Business Corporation Act ("WBCA"), which is attached to this Proxy Statement/Prospectus as Appendix B.

        If you are a Crown shareholder and wish to dissent from the merger, you should carefully review the text of Appendix B, particularly the procedural steps required to perfect dissenters' rights, which are complex. Because of the technical nature of these requirements, you are encouraged to consult with your legal counsel if you wish to assert dissenter rights. If you do not fully and precisely satisfy the procedural requirements of Washington law, you may lose your dissenters' rights.

REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS

        Under Washington law, Crown shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Crown common stock. To preserve your statutory dissenters' rights, you must:

        o deliver to Crown, before the vote on the proposal to approve the merger agreement is taken at the special meeting, notice of your intent to demand the fair value for your Crown common stock if the merger is consummated and becomes effective;

        o not vote your shares of Crown common stock at the special meeting in favor of the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

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        o       follow the statutory procedures for perfecting dissenters'
                rights under Washington law, which are described below under "--Dissenters' Notice Procedure."

        Merely voting against the merger agreement and the merger will not preserve your dissenters' rights. Failure to precisely comply with all procedures required by Washington law will result in the loss of your dissenters' rights. If you do not satisfy each of the statutory requirements, you cannot exercise dissenters' rights and you will be bound by the terms of the merger agreement.

        A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Crown in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. If your shares are not held of record in your name, you must instruct the record owner to act on your behalf to assert your dissenters' rights. You should contact the record holder to establish the necessary procedures sufficiently in advance so that your dissenters' rights are not lost.

        Your shares must either not be voted at the special meeting of Crown shareholders or must be voted against the approval of the merger agreement. Submitting a proxy card that does not direct how the shares of Crown common stock represented by that proxy are to be voted will constitute a vote in favor of each of the proposals being presented to Crown shareholders at the special meeting and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger agreement will not satisfy the notice requirement referred to above. You must deliver notice of the intent to exercise dissenters' rights to Crown prior to the vote being taken at the special meeting at: James R. Maronick, 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033.

DISSENTERS' NOTICE PROCEDURE

        Within ten days after the effective date of the proposed merger, Crown will deliver a notice to all shareholders who have properly given notice under the dissenters' rights provisions and have not voted in favor of the merger agreement as described above. The notice will contain:

        o the address where the demand for payment and certificates representing shares of Crown common stock must be sent and the date by which they must be received;

        o any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        o a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed transactions (October 9, 2003) and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Crown common stock or an interest in it;

        o       a date by which Crown must receive the payment demand; and

        o       a copy of Chapter 23B-13 of the WBCA.


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PAYMENT PROCEDURE

        If you wish to assert dissenters' rights, you must demand payment, certify that you acquired the Crown shares before October 8, 2003, the date that the proposed transaction was publicly announced, and deposit your Crown certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your Crown certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you delivered a timely notice of intent to demand payment.

        Except as provided below, within 30 days of the later of the effective date of the merger or Crown's receipt of a valid demand for payment, Crown will remit to each dissenting shareholder who complied with the requirements of Washington law the amount Crown estimates to be the fair value of the shareholder's Crown common stock, plus accrued interest.

        Crown will include the following information with the payment:

        o financial data relating to Crown, including Crown's balance sheet, income statement and statement of changes in shareholder's equity for its last fiscal year and its latest available financial statements;

        o Crown's estimate of the fair value of the shares and a brief description of the methods used to reach those estimates;

        o       an explanation of how the interest was calculated;

        o a statement of the dissenter's right to demand further payment under Chapter 23B.13.280 of the WBCA if they are dissatisfied with the estimate of the fair value of the shares determined by Crown; and

        o       a copy of Chapter 23B.13 of the WBCA.

        For a dissenting shareholder who was not the beneficial owner of the shares of Crown common stock on October 7, 2003, Crown may withhold payment and instead send a statement setting forth its estimate of the fair value of the shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment. Crown will also include in such statement an explanation of how it estimated the fair value of the shares and calculated the interest, and a statement of the dissenter's right to demand payment under Chapter 23B.13.280 of the WBCA if they are dissatisfied with the estimate of the fair value of the shares determined by Crown.

PAYMENT DISPUTES

        If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer of payment, notify Crown and demand payment of your estimate of the fair value of your shares and the amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by Crown of the payment demand, Crown must commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If Crown does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

        The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to, or greater than the value of the merger consideration to be issued to non-dissenting shareholders for shares of their Crown common stock under the terms of the merger agreement if the merger is consummated. The dissenters have the same discovery rights as parties in other civil proceedings. If the court determines that the fair value of the shares is in excess of any amount remitted by Crown, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted. For dissenting shareholders who were not the beneficial owners of their shares of Crown common stock before October 8, 2003, and for

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which Crown withheld payment pursuant to Chapter 23B.13.270 of the WBCA, the court may enter judgment for the fair value, plus accrued interest, of the dissenting shareholders after acquired shares.

        The court will determine the costs and expenses of the court proceeding and assess them against Crown, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Crown did not substantially comply with the relevant statutory provisions, the court may also assess against Crown any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Crown.

FAIR VALUE

        For purposes of Washington law, "fair value" means the value of Crown common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. A Crown shareholder has no right, at law or in equity, to set aside the approval of the merger or the consummation of the merger except if the approval or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, Crown's articles of incorporation or Crown's bylaws, or was fraudulent with respect to that shareholder or Crown.

ACCOUNTING FOR THE MERGER

        The merger will be accounted for by Kinross using the purchase method of accounting in accordance with both Section 1581, "Business Combinations," of the CICA Handbook, for purposes of Canadian generally accepted accounting principals, and SFAS 141, "Business Combinations," for purposes of United States generally accepted accounting principles. Pursuant to the purchase method of accounting under both Canadian and United States generally accepted accounting principles, the Crown assets acquired, other potential intangible assets identified, and liabilities assumed will be recorded at their fair market values as of the effective date of the merger. The excess of the purchase price over such fair value will be recorded as goodwill. In accordance with Section 3062, "Goodwill and Other Intangible Assets," of the CICA Handbook, for purposes of Canadian generally accepted accounting principles, and SFAS 142, "Goodwill and Other Intangible Assets," for purposes of United States generally accepted accounting principles, goodwill will be assigned to specific reporting units and will not be amortized. Goodwill is subject to a determination of fair value and will be reviewed for possible impairment at least annually or more frequently upon the occurrence of certain events or when circumstances indicate that a reporting unit's carrying value, including the goodwill which was allocated to it, is greater than its fair value.

DELIVERY OF CERTIFICATES FOR KINROSS COMMON SHARES

        It is anticipated that certificates for the Kinross common shares will be available to exchange for the Crown common stock within two business days following the completion of the merger. A properly completed letter of transmittal, together with the certificates representing shares of Crown common stock to be exchanged, must be delivered to the exchange agent prior to the issuance of certificates representing the Kinross common shares. Shareholders of record will receive a letter of transmittal from the exchange agent subsequent to the merger with specific instructions regarding the delivery of existing certificates in exchange for the issuance of new certificates. The exchange agent can be contacted at Computershare Trust Company of New York, telephone
(212) 701-7650.

        Certificates for Crown common stock that are not exchanged shall only represent the right to receive Kinross common shares subsequent to the merger.

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PAYMENT IN LIEU OF ISSUING FRACTIONAL SHARES

        No fractional shares will be issued by Kinross in connection with the merger. In lieu thereof, a shareholder otherwise entitled to receive a fractional share shall be paid the value of such fractional share in cash, based on the closing sales price, rounded to the nearest cent, for Kinross common shares as reported by the NYSE for the ten trading days ended the third business day prior to the closing date.

EXPENSES OF THE MERGER

        Kinross and Crown will each bear its own expenses incurred in connection with effecting the merger and the preparation of the Proxy Statement/Prospectus.

RESTRICTIONS ON TRANSFER OF KINROSS COMMON SHARES

UNITED STATES

        The Kinross common shares to be issued in the merger will be issued pursuant to the registration statement, of which this Proxy Statement/Prospectus forms a part, filed under the Securities Act. Notwithstanding such registration, several persons receiving shares of common stock will be subject to restrictions on the resale of such securities.

        The sale of shares issued to affiliates of Crown will be subject to restrictions on transfer under Rule 145 promulgated pursuant to the Securities Act. In general, under Rule 145, sales of securities are permitted only (a) after Kinross has been subject to the reporting requirements of the Exchange Act and has filed all required reports thereunder for a period of at least 90 days preceding the sale, and (b) if the sales are made in compliance with the limitations on volume and manner of sale contained in rule 144. Kinross is, and has been for in excess of 90 days, subject to the reporting requirements, so that Rule 145 would be available immediately upon consummation of the merger, subject to the limitations on volume and manner of sale. Alternatively, common stock may be sold by Crown shareholders subject to the rule without compliance with such limitations on volume and manner of sale if the holder, at the time of sale, (a) is not, and has not been for at least three months, an affiliate of either Kinross, Crown, or Kinross, and has held the securities for at least 2 years; or (b) is not an affiliate of the combined company and has held the securities for at least 1 year, and for the preceding 12 months Kinross has filed all required reports under the Exchange Act.

CANADA

        Kinross common shares issued in connection with the merger will be distributed in reliance on exemptions from the registration and prospectus requirements of Canadian securities laws, subject to regulatory approval in the case of Quebec, and will be freely tradeable in or into all provinces of Canada through appropriately registered dealers provided the following conditions are met at the time of such transaction:

        o at the time of the trade, Kinross has been a reporting issuer (which Kinross is) for at least 4 months (12 months in the case of Quebec);

        o the selling shareholder does not hold (alone or in combination with others) more than 20% of the outstanding voting securities of Kinross and does not otherwise hold a sufficient number of any securities of Kinross to affect materially the control of Kinross;

        o if the selling shareholder is an insider or officer of Kinross, the selling shareholder has no reasonable grounds to believe that Kinross is in default of any requirements under applicable Canadian securities laws;

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        o       no unusual effort is made to prepare the market or create a demand for the Kinross common shares; and

        o no extraordinary commission or consideration is paid in respect of the transaction in the Kinross common shares.

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                        AGREEMENTS RELATING TO THE MERGER

--------------------------------------------------------------------------------

THE MERGER AGREEMENT

        The following is a description of the material provisions of the merger agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A. While Kinross and Crown believe this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement. You are urged to read the merger agreement carefully and in its entirety.

STRUCTURE OF THE MERGER

        The merger agreement provides for the acquisition of Crown by Kinross through the merger of Crown Merger into Crown. As a result of the merger, Crown Merger will cease to exist and Crown will be the surviving corporation. Shares of Crown Merger's outstanding common stock, which are held by Kinross, will be converted in the merger into preferred stock of Crown with a fair market value and redemption amount equal to the value of the shares of Crown Merger common stock converted, and will remain outstanding following the merger.

EFFECTIVE TIME AND TIMING OF CLOSING

        The closing of the merger will take place no later than the third business day after satisfaction or waiver of the conditions to the merger set forth in the merger agreement (see "Conditions to the Merger" below), unless Kinross, Crown and Crown Merger agree to another time or date. Crown will file articles of merger with the Washington Secretary of State at the closing. The merger will be effective at the time that the articles of merger are filed, unless a later date is specified in the articles of merger and agreed to in writing by Kinross, Crown and Crown Merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

        At the effective time of the merger, Crown shareholders (other than shareholders exercising rights of appraisal under Washington law) will have the right, with respect to each of their shares of Crown common stock, to receive
0.2911 of a Kinross common share. Kinross will not issue any fractional Kinross common shares to holders of Crown common stock in connection with the merger. Instead, Kinross will pay in cash an amount equal to the product of the fractional part of a Kinross common share each such holder would otherwise be entitled to receive (taking into account all Crown common stock delivered by such holder) multiplied by the closing price of one Kinross common share on the NYSE Composite Tape (as reported by The Wall Street Journal or, if not reported by The Wall Street Journal, some other authoritative source) for the ten consecutive trading days ending on the third trading day immediately preceding the effective time of the merger.

EXCHANGE OF CERTIFICATES REPRESENTING CROWN COMMON STOCK

        Kinross will appoint an exchange agent who will exchange certificates representing shares of Crown common stock outstanding as of the effective time of the merger for certificates representing Kinross common shares and any cash issuable in lieu of fractional shares.

        As soon as reasonably practicable after the effective time of the merger, Kinross will cause the exchange agent to mail to each holder of record of a certificate representing shares of Crown common stock outstanding as of the effective time of the merger, a letter of transmittal which the holder must properly complete and deliver to the

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exchange agent along with the holder's certificate or certificates for Crown common stock, and instructions for effecting surrender of the certificate. The letter of transmittal will specify that the exchange agent will deliver the certificate representing Kinross common shares, and risk of loss and title to the certificate representing Crown common stock will pass, only upon delivery of the certificate to the exchange agent and will be in a form and have other provisions that Kinross will reasonably specify.

        Until each certificate representing Crown common stock is surrendered (except for certificates representing shares with respect to which appraisal rights have been validly exercised) it will be deemed from and after the effective time of the merger, for all corporate purposes, to evidence the Kinross common shares into which the shares of Crown common stock represented by the certificate have been converted in connection with the merger and the payment of cash for fractional shares. Certificates representing shares of Crown common stock with respect to which a Crown shareholder has validly exercised appraisal rights will represent the right to pursue any appraisal rights that the holder may have.

        After the surrender of a certificate representing Crown common stock to the exchange agent, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the exchange agent, the holder of the certificate will be entitled to receive a certificate representing the Kinross common shares into which the Crown common stock represented by the certificate have been converted in connection with the merger, excluding fractional shares, and payment of cash for fractional shares.

DISTRIBUTION OF SOLITARIO COMMON STOCK

        The merger agreement contemplates that all or some portion of the common stock of Solitario held by Crown may be distributed to the Crown shareholders prior to the effective time of the merger. Crown agreed to use its commercially reasonable efforts to cause Solitario to make all filings and obtain all regulatory approvals required by the Securities Act, the Exchange Act, Canadian securities laws and rules of the TSX in connection with the distribution by Crown of the Solitario Common Stock to the shareholders of Crown and to reasonably cooperate in providing all information to Solitario necessary to complete such filings. Solitario has filed documents with the SEC to permit the distribution of all of the shares of Solitario held by Crown to the Crown shareholders, except those shares, estimated to be approximately 1,000 shares, that would otherwise result in one or more Crown shareholders holding a fraction of a share of Solitario stock. The registration statement is subject to review and comment by the SEC prior to the distribution of the Solitario common stock. Crown anticipates completing the distribution prior to the merger.

TREATMENT OF CROWN STOCK OPTIONS

        The merger agreement provides that the Crown board of directors will take action as permitted under the Crown 2002 Stock Incentive Plan so that all options to purchase Crown common stock will either be exercised or terminated prior to the effective time of the merger.

TREATMENT OF CROWN WARRANTS

        If the holder of any unexercised warrant to purchase shares of Crown common stock elect, the warrant will be exchanged for 0.2911 of a Kinross common share for each share of Crown common stock that would have been issued on exercise of the warrant immediately prior to the effective time of the merger on a cashless basis. If the holder does not make the foregoing election, the warrant will represent the right to acquire Kinross common shares in accordance with the terms and conditions of the warrant as amended pursuant to the merger agreement.


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REPRESENTATIONS AND WARRANTIES

        In the merger agreement, Kinross and Crown Merger, on the one hand, and Crown, on the other, have made various representations and warranties relating to, among other things, their respective organization, capital structure, business and financial condition, the completeness and accuracy of filings made with the SEC, and the satisfaction of certain legal requirements for the merger. The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the merger. The representations and warranties of Kinross and Crown Merger, on the one hand, and Crown, on the other, are set forth in Articles III and IV, respectively, of the merger agreement.

        The merger agreement provides that these representations and warranties of Crown, Kinross and Crown Merger will not survive, or continue in effect, after the closing date of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

        Crown has agreed that, until the closing of the merger or the termination of the merger agreement, unless Kinross otherwise agrees in writing or as otherwise contemplated by the merger agreement, Crown will cause its business and the business of its subsidiaries to be conducted only in the ordinary course of business or as reasonably necessary to consummate the transactions contemplated by the merger agreement and will otherwise not engage in certain activities, including certain significant business or financing transactions or changes in corporate structure. The specific restrictions on the conduct of Crown's business are listed in Article V of the merger agreement.

OFFERS FOR ALTERNATIVE TRANSACTIONS

        The merger agreement provides that, until the earlier of the effective time of the merger or the termination of the merger agreement, Crown will not, and will not agree to:

        o enter into any transaction with any party other than Kinross relative to an alternative transaction (including a merger or consolidation or any other business combination or any disposition of Crown's assets or any interest in its business, its capital stock or any part thereof or a transaction comparable or similar to the merger with Kinross or that would prevent or materially impede the merger),

        o solicit or encourage submission of inquiries, proposals or offers from any other party relative to an alternative transaction;

        o except in the ordinary course of business or as required by law, regulation, or court order or by agreements existing at the date of the merger agreement, provide information to any other person regarding Crown or any of its subsidiaries (other than Solitario); or

        o conduct any discussions or negotiations regarding, or enter into any agreement, arrangement or understanding regarding, or approve, recommend or propose publicly to approve or recommend, an alternative transaction.

        Crown agreed to cease and cause to be terminated any existing discussions or negotiations with any person (other than Kinross) conducted prior to the date of the merger agreement with respect to any alternative transaction. Crown also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which Crown is a party, other than agreements with Crown's customers and suppliers entered into in the ordinary course of business.

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

        The merger agreement further provides that Crown will promptly notify Kinross if Crown receives any offer, inquiry or proposal or enters into any discussions, including without limitation, the terms and conditions of any alternative transaction and the identity of the potential acquirer relating to an alternative transaction and the details of the foregoing. Crown has agreed to keep Kinross fully informed on an ongoing basis with respect to each offer, inquiry, proposal or discussions with any person relating to an alternative transaction. Crown will provide Kinross with copies of all offers, inquiries or proposals relating to an alternative transaction that are in writing and all written materials and correspondence relating to those as soon as practicable after Crown receives them.

        Crown has agreed that neither it nor its board of directors will enter into any agreement with respect to, or otherwise approve or recommend, any alternative transaction, unless it has provided Kinross with the details of the alternative transaction (including a copy of all written agreements, correspondence and other documents relating thereto) and a reasonable period of time (which shall not be less than two business days) during which Kinross may propose changes to the transaction provided for by the merger agreement. The merger agreement provides that Crown may not furnish any of its non-public information to a potential party to a proposal superior to that of Kinross unless Crown has previously furnished or provided access to, or promptly thereafter furnishes or provides access to, such information to Kinross.

        In response to an unsolicited offer, inquiry or proposal from any person with respect to an alternative transaction, however, if the alternative transaction is a proposal superior to the transaction with Kinross, Crown (and its directors, officers, agents, representatives, affiliates, shareholders and other persons acting on its behalf) may

        o participate in discussions or negotiations with, review information from, any third party that has made the offer, inquiry or proposal relative to an alternative transaction;

        o subject to Crown providing Kinross with notice and an opportunity to propose changes to the offer, furnish non-public information to any third party that has made the offer, inquiry or proposal relative to an alternative transaction;

        o       approve or accept an unsolicited alternative transaction; and

        o make or authorize any statement, recommendation or solicitation in support of an unsolicited alternative transaction.

        An alternative transaction is a superior proposal if Crown's board of directors determines in good faith that:

        o with regard to participation in discussion or providing non-public information, the alternative transaction proposal is or is reasonably likely to be or become, or with regard to approving, accepting or recommending an alternative transaction, the alternative transaction proposal is more favorable to Crown and its shareholders than the transactions contemplated by the merger agreement; and

        o following consultation with outside legal counsel, that the failure to participate in discussions or negotiations, review such information or furnish such information regarding, or approve or accept, the alternative transaction would violate the fiduciary duties under applicable law.

        Crown has agreed that it will, prior to providing information or participating in discussions relating to an alternative transaction, advise Kinross that Crown will do so.

        Even if Crown's board of directors changes or withdraws its recommendation, the merger agreement requires Crown to take all action under law necessary to provide notice of and hold the special meeting of shareholders to seek approval of the merger.


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CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE THE MERGER

        The obligations of Crown, Kinross and Crown Merger to complete the merger depend upon the satisfaction or waiver of a number of conditions, including the following:

        o the effectiveness of the registration statement that includes this Proxy Statement/Prospectus and the receipt of all other authorizations necessary under applicable securities laws to consummate the transactions contemplated by the merger agreement;

        o the adoption and approval of the merger agreement, the merger and all other transactions contemplated by the merger agreement by Crown's shareholders holding at least 66-2/3% of Crown's outstanding common stock;

        o the absence of any law or any preliminary or permanent injunction or other order by any federal, state or foreign court having appropriate jurisdiction prohibiting, restraining, enjoining, restricting or preventing consummation of the merger having been issued and continuing in effect;

        o the absence of any litigation instigated which seeks to prohibit, restrain, enjoin, or restrict the consummation of the merger; and

        o the receipt and continuing effectiveness of all approvals, consents, or authorizations of any governmental entity or other regulatory body having jurisdiction over the matter, including, but not limited to, the NYSE and the TSX, so long as neither Crown nor Kinross have received written notice from any governmental entity or regulatory body that it is conducting any review or investigation to determine whether any approval, consent, or authorization should be withdrawn or materially modified.

        The obligation of Crown to complete the merger also depends on the satisfaction or waiver of, among others, the following additional conditions (any of which may be waived by Crown):

        o The truthfulness and correctness, as of the closing date, of the representations and warranties of Kinross and Crown Merger in the merger agreement and Crown's receipt of a certificate of the President and the Chief Financial Officer of Kinross, dated the closing date, to that effect;

        o Kinross and Crown Merger's performance of or compliance with, in all material respects, all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date and Crown's receipt of a certificate of the President and the Chief Financial Officer of Kinross and Crown Merger, dated the closing date, to that effect;

        o The absence of any change, occurrence, or circumstance, since the date of the merger agreement, in the current or future business, assets, liabilities, financial condition, or results of operations of Kinross and its consolidated subsidiaries having, or reasonably likely to have, individually or in the aggregate, a material adverse effect on Kinross, viewed on a consolidated basis;

        o Crown's receipt of the written opinion of Parr Waddoups Brown Gee & Loveless, counsel to Kinross, dated the closing date, to the effect that: (a) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (b) Kinross, Crown Merger, and Crown will constitute parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and (c) for United States federal income tax purposes no gain or loss will be recognized by the holders of Crown common stock or outstanding warrants to purchase Crown common stock upon receipt of Kinross common shares in the merger in exchange for the Crown common stock or the warrants, except for any cash received in lieu of a fractional share interest in the Kinross common shares; and (d) Crown shareholders will not recognize taxable gain under Section 367(a) of the Internal Revenue Code as a result of the merger; and the opinion shall not have been withdrawn or modified;

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

        o Kinross obtaining any consents from third parties necessary to consummate the transactions contemplated hereby without material adverse effect on the business or financial condition of Kinross; and

        The obligation of Kinross and Crown Merger to complete the merger also depends on the satisfaction or waiver of the following additional conditions (any of which may be waived by Kinross):

        o The truthfulness and correctness, as of the closing date, of the representations and warranties of Crown in the merger agreement and Kinross' receipt of a certificate of the President and the Chief Financial Officer of Crown, dated the closing date, to that effect;

        o Crown's performance of or compliance with, in all material respects, all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date and Kinross' receipt of a certificate of the President and the Chief Financial Officer of Crown, dated the closing date, to that effect;

        o The absence of any change, occurrence, or circumstance, since the date of the merger agreement, in the current or future business, assets, liabilities, financial condition, or results of operations of Crown and its consolidated subsidiaries having, or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties or prospects of Crown;

        o The number of shares of Crown common stock for which valid notices of the intent to exercise shareholder appraisal rights have been provided and remain outstanding immediately prior to the effectiveness of the merger not exceeding 5% of the issued and outstanding Crown common stock immediately prior to the effective time of the merger;

        o Completion of the distribution of the Solitario common stock to the shareholders of Crown, if any, in accordance with applicable United States and Canadian securities and corporate laws in a method reasonably satisfactory to Kinross;

        o Crown obtaining consents from third parties necessary to consummate the transactions contemplated hereby without material adverse effect on the business or financial condition of Crown;

        o Conversion or redemption of all of Crown's convertible notes prior to the effective time of the merger; and

        o Exercise or termination of all options to purchase Crown common stock prior to the effective time of the merger.

TERMINATION AND EFFECTS OF TERMINATION

        The merger agreement may be terminated, and the merger may be abandoned, at any time before Kinross and Crown complete the merger, under the following circumstances:

        o       By mutual written consent of Kinross and Crown;

        o       By either Kinross or Crown, if:

                o the merger has not occurred by September 30, 2004, provided that the party seeking to terminate the merger agreement for this reason has not breached in any material respect its obligations under the merger agreement in any manner that has contributed to the failure of the consummation of the merger on or before the such date;

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

                o the existence of any law that prohibits or makes the consummation of the merger illegal, or the entry of an order, decree, ruling, judgment or injunction by a governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling, judgment or injunction has become final and non-appealable;

                o approval of the Crown shareholders has not been obtained at the Crown special meeting (including any adjournment or postponement thereof), if required by applicable law, unless the failure to obtain the approval is the result of a material breach of merger agreement by the party seeking to terminate the merger agreement; or

                o Crown's board of directors has withdrawn its recommendation or has recommended or entered into a definitive agreement with respect to a superior proposal.

        o       By Crown, if:

                o the representations and warranties of Kinross and Crown Merger in the merger agreement fail to be true and correct in any material respect (or if the representation or warranty already is qualified as to materiality, shall fail to be true and correct as so qualified) either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination and the failure cannot be or has not been cured in all material respects within ten days after Crown's written notice thereof to Kinross or Crown Merger; or

                o Kinross or Crown Merger materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses and the breach or failure cannot be or has not been cured in all material respects within ten days after Crown's written notice thereof to Kinross or Crown Merger.

        o       By Kinross and Crown Merger, if:

                o the representations and warranties of Crown in the merger agreement fail to be true and correct in any material respect (or if the representation or warranty already is qualified as to materiality, shall fail to be true and correct as so qualified) either (1) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (2) as to all other representations and warranties, as of the date of determination and the failure cannot be or has not been cured in all material respects within ten days after Kinross' written notice thereof to Crown; or

                o Crown materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses and the breach or failure cannot be or has not been cured in all material respects within ten days after Kinross' written notice thereof to Crown.

        If the merger agreement is terminated, all rights and obligations of Kinross, Crown and Crown Merger under the merger agreement will terminate without any liability of any party to any other party. However, termination of the merger agreement will not relieve any party from liability for breach of the merger agreement. In addition, the provisions of the agreement relating to termination, fees and expenses (including the termination fees), confidentiality and certain miscellaneous provisions will survive termination of the merger agreement.

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EXPENSES

        Generally, all fees and expenses incurred by either party will be paid by the party incurring the expenses, whether the merger is consummated or not. If Crown does not complete the merger as a result of entering into any agreement resulting from a superior proposal within six months of the date of the merger agreement, then Crown has agreed (1) to pay to Kinross a fee of U.S. $2.0 million, and (2) reimburse Kinross for its documented, reasonable third-party, out-of-pocket expenses in connection with the merger agreement.

ADDITIONAL AGREEMENTS

        Kinross and Crown have agreed in the merger agreement to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on its part, to consummate and make effective the transactions contemplated by the merger agreement at the earliest practicable date.

        Crown has also agreed in the merger agreement

        o to use its commercially reasonable efforts to amend or redeem its outstanding convertible notes so that, in any event, all of its outstanding convertible notes are redeemed or are converted into Crown common stock prior to the effective time of the merger; and

        o to provide Kinross and its representatives with full access during normal business hours to Crown's facilities, personnel and records.

        Kinross has also agreed in the merger agreement that the surviving corporation in the merger and Kinross will assume and be jointly and severally liable for all obligations of Crown under the indemnification provisions in Crown's articles of incorporation and bylaws for any "proceeding" (as defined in Crown's bylaws) that arises with respect to the former officers and directors of Crown within six (6) years after the effective time of the merger.

AMENDMENT

        The merger agreement provides that the parties may amend the merger agreement in writing at any time prior to the effective time of the merger. In the event the parties amend the merger agreement following approval of the agreement by the Crown shareholders, Crown may need to obtain further shareholder approval of those amendments.

WAIVER

        Either party may waive any failure of the other party to comply with any provision of the merger agreement. Any waiver must be in writing and must be signed by the party giving the waiver.

STOCKHOLDER AND VOTING AGREEMENT

        On November 20, 2003, as a condition and an inducement to Kinross' willingness to enter into the merger agreement, several directors and officers of Crown and certain significant shareholders of Crown entered into a stockholder and voting agreement with Kinross under which they agreed, among other things, to vote or cause the vote of all of the shares of Crown common stock owned by them, as set forth in the stockholder and voting agreement, as well as any shares of Crown common stock acquired by them (i) in favor of the adoption and approval of the merger, and (ii) against any proposal to acquire the stock or assets of Crown made by any person or group other than Kinross and any other action that is intended or could reasonably be expected to impede, interfere with, delay or materially and adversely affect the contemplated economic benefits to Kinross of any of the transactions contemplated by the merger agreement or any of the other transactions contemplated by the stockholder and voting agreement. The stockholder and voting agreement expires on the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

        Each shareholder that is a party to the stockholder and voting agreement has appointed Kinross and its designees, individually, as the shareholder's proxy to vote or act by written consent with respect to the shareholder's shares of Crown common stock in the manner described above. The shareholder also revoked all prior proxies granted with respect to the shareholders shares.

        Each shareholder also agreed generally not to grant any proxies or transfer his or its shares of Crown common stock during the term of the stockholder and voting agreement. The Crown shareholders who entered into the and voting agreement did not receive any additional consideration for entering into the stockholder and voting agreement.


        The following shareholders of Crown entered into the stockholder and voting agreement: Zoloto Investors, LP, a Delaware limited partnership, Solitario, Christopher E. Herald, Mark E. Jones, III, Brian Labadie, James R. Maronick, and Steven A. Webster. As of June 7, 2004, 2,012,458 shares of Crown common stock were subject to the stockholder and voting agreement, representing approximately 9% of the outstanding shares of Crown common stock. Parties to the stockholder and voting agreement also hold $3,000,000 of Senior Notes which can be converted into 8,771,429 shares, options to acquire 1,917,500 shares, and warrants to acquire up to 8,771,429 shares. If all of these notes, options, and warrants were converted or exercised prior to the record date for the special meeting, the parties to the stockholder and voting agreement would hold 21,472,816 shares, or 43.3% of the outstanding Crown common stock on a fully diluted basis.


THE DISTRIBUTION AGREEMENT

        On November 20, 2003, Solitario and Crown entered into a distribution agreement with Kinross under which Solitario agreed, among other things, to file a registration statement under the Exchange Act with the Securities and Exchange Commission and all other necessary filings under applicable federal, state and provincial laws of the United States and Canada to permit the distribution of Solitario common stock by Crown to the Crown shareholders in accordance with applicable law. Solitario further agreed to work in good faith and use its best efforts to obtain the effectiveness of the registration statement and other filings. Kinross and Crown agreed to cooperate in providing information required to permit Solitario prepare the registration statement and other filings.


        Solitario filed an amended registration statement on Form 10/A with the SEC on April 22, 2004 that provides for the distribution of all of the shares of Solitario common stock held by Crown to the Crown shareholders, other than those shares, estimated to be approximately 1,000 shares, that could otherwise result in Crown shareholders owning a fraction of a share of Solitario common stock. Crown will make cash payment to its shareholders in lieu of fractional shares, based upon the market price of Solitario common stock on the record date for the distribution of Solitario shares. The registration statement is subject to review and comment by the SEC prior the distribution of the Solitario common stock.


        Each of the parties agreed to bear its own expenses in performing their obligations under the distribution agreement. Solitario agreed to indemnify Crown and Kinross for certain untrue statements or omissions of material facts in the registration statement, blue sky filings or other filings and for violations of applicable securities laws. Crown and Kinross agreed to indemnify Solitario for untrue statements in the registration statement to the extent the statements were provided by Crown or Kinross.

--------------------------------------------------------------------------------

                              MARKET FOR SECURITIES

--------------------------------------------------------------------------------

        The common shares of Kinross are listed and posted for trading on the TSE and the NYSE. In addition, Kinross has issued warrants that are listed and posted for trading on the TSX. The warrants are exercisable to acquire common shares of Kinross. See "Description of Securities."

--------------------------------------------------------------------------------

                            DESCRIPTION OF SECURITIES

--------------------------------------------------------------------------------

KINROSS PREFERRED SHARES

        A total of 384,613 shares of Kinross preferred shares are authorized and outstanding. A summary of the terms of the Kinross preferred shares is set forth below.

DIVIDENDS

        Holders of Kinross preferred shares are entitled to receive fixed cumulative preferential cash dividends as and when declared by the board of directors of Kinross at an annual rate of CDN $0.80 per share payable in equal quarterly installments on the first day of January, April, July, and October in each year.

CONVERSION

        Holders of Kinross preferred shares are entitled at any time to convert all or any part of the Kinross preferred shares into Kinross common shares on the basis of 2.7518 Kinross common shares for each Kinross preferred share so converted, subject to usual anti-dilution adjustments.

REDEMPTION; PUT RIGHT

        Kinross may at any time redeem all or any part of the Kinross preferred shares at a price of CDN $10 per share, together with an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to and including the date of redemption (collectively the "Redemption Price"). The holders of Kinross preferred shares are entitled to require Kinross to redeem all or any part of their Kinross preferred shares at any time at a price equal to the Redemption Price.

OTHER PAYMENTS

        So long as any Kinross preferred shares are outstanding, Kinross is not permitted, without the approval of the holders of the Kinross preferred shares, to declare or pay dividends on, or redeem, purchase for cancellation or otherwise retire shares of Kinross ranking junior to the Kinross preferred shares unless all dividends on the Kinross preferred shares have been paid and, after giving effect to such payment, Kinross would still be in a legal position to redeem all of the Kinross preferred shares then outstanding prior to any payment being made to any security ranking junior to the Kinross preferred shares.

VOTING RIGHTS

        The holders of Kinross preferred shares are not entitled (except as required by law) to receive notice of or to attend or vote at any meeting of shareholders of Kinross.

LIQUIDATION PREFERENCE

        In the event of the liquidation, dissolution, or winding-up of Kinross, holders of Kinross preferred shares will have preference over holders of Kinross common shares and will be entitled to receive an amount equal to the Redemption Price for each Kinross preferred share held by them.

KINAM CONVERTIBLE PREFERRED SHARES

        The convertible preferred shares of Kinam Gold Inc. comprise 1,840,000 shares of $3.75 Series B convertible preferred stock. A summary of the terms and provisions of the Kinam preferred shares is set forth below. A subsidiary of Kinross, Kinross Gold U.S.A., Inc., holds 1,632,717 of the issued and outstanding Kinam preferred shares, representing approximately 88.7% of the outstanding number of such shares.

DIVIDENDS

        Annual cumulative dividends of $3.75 per Kinam preferred share are payable quarterly on each February 15, May 15, August 15, and November 15, as and if declared by Kinam's board of directors. No dividends were paid on the Kinam preferred shares during 2001. Due to low gold prices and reduced cash flow from Kinam operations, dividend payments on these shares were suspended in August 2000 and continue to remain suspended.

CONVERSION

        The Kinam preferred shares are convertible into Kinross common shares at a conversion price of $30.92 per share (equivalent to a conversion rate of 1.6171 Kinross common shares for each preferred share), subject to adjustment in certain events.

REDEMPTION

        The Kinam preferred shares are redeemable at the option of Kinross at any time on or after August 15, 1997, in whole or in part, for cash initially at a redemption price of $52.625 per share declining rateably annually to $50.00 per share on or after August 15, 2004, plus accrued and unpaid dividends.

VOTING RIGHTS

        The holders of Kinam preferred shares are not entitled to receive notice of or to attend or vote at any meeting of shareholders of Kinross. The holders of Kinam preferred shares are entitled to one vote per share at meetings of the shareholders of Kinam Gold Inc.

WARRANTS

        As a result of the unit offering of Kinross, which closed on December 5, 2002, 25,000,000 common shares purchase warrants of Kinross are outstanding.

        Each three common share purchase warrants are exercisable on or before 5:00 p.m. (eastern standard time) on December 5, 2007, for one Kinross common share at an exercise price of CDN $15.00. The exercise price and the number of Kinross common shares issuable upon exercise are both subject to adjustment as provided for in the indenture governing the warrants. The warrants will expire and become null and void after 5:00 p.m. (eastern standard time) on December 2, 2007.

KINROSS COMMON SHARES

        Kinross has an unlimited number of common shares authorized and 345,929,995 common shares issued and outstanding as of March 31, 2004. There are no limitations contained in the articles or bylaws of Kinross on the ability of a person who is not a Canadian resident to hold Kinross common shares or exercise the voting rights associated with Kinross common shares. A summary of the rights of the Kinross common shares is set forth below.

DIVIDENDS

        Holders of Kinross common shares are entitled to receive dividends when, as and if declared by the board of directors of Kinross out of funds legally available therefor, provided that if any Kinross preferred shares or any other preferred shares are at the time outstanding, the payment of dividends on common shares or other distributions (including repurchases of common shares by Kinross) will be subject to the declaration and payment of all cumulative dividends on outstanding Kinross preferred shares and any other preferred shares which are then outstanding. The OBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would after the payment of the dividend, be unable to pay its liabilities as they fall due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital.

LIQUIDATION

        In the event of the dissolution, liquidation, or winding up of Kinross, holders of Kinross common shares are entitled to share rateably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Kinross' indebtedness, and the payment of the aggregate liquidation preference of the Kinross preferred shares, and any other preferred shares then outstanding.

VOTING

        Holders of Kinross common shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors.

TRANSFER AGENT

        Computershare Trust Company, Inc., is the Transfer Agent for Kinross. Computershare can be reached at 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, telephone 1-800-663-9097.

--------------------------------------------------------------------------------

          COMPARISON OF RIGHTS OF HOLDERS OF KINROSS COMMON SHARES AND
                          HOLDERS OF CROWN COMMON STOCK

--------------------------------------------------------------------------------

        The WBCA, Crown's amended and restated articles of incorporation, Crown's bylaws, and U.S. securities laws govern the rights of holders of Crown common stock.

        When the merger is effective, Crown shareholders who receive Kinross common shares will become shareholders of Kinross Gold Corporation, which is organized under the laws of the province of Ontario, Canada. The OBCA; Kinross' amended and restated articles of incorporation, referred to as the "Kinross Charter"; Kinross' bylaws; and the securities laws applicable in Canada and the United States govern the rights of holders of Kinross common shares.

        While the rights and privileges of shareholders of a corporation organized under the OBCA, such as Kinross, are, in many instances, comparable to those of shareholders of a Washington corporation such as Crown, there are material differences. The following is a summary of material differences between the rights of holders of Crown common stock and the holders of Kinross common shares.

        While we believe that the summary covers the material differences, it may not cover all of the information important to you. Moreover, this summary is not a complete discussion of the relative rights of the holders of each company's shares and it qualified in its entirety by reference to the WBCA and the OBCA, applicable provisions of U.S. and Canadian securities laws, and the respective charters and bylaws of Crown and Kinross. You should review these documents and the other documents referred to in this section for a more complete understanding of the differences between being a Crown shareholder and a Kinross shareholder. Upon request, Crown will send you copies of the charters and bylaws of Crown and Kinross.


GENERAL PROVISIONS

AUTHORIZED CAPITAL

                         CROWN                                                          KINROSS

AUTHORIZED:                                                       AUTHORIZED:

100,000,000 common shares, par value U.S. $0.01 per               an unlimited number of common shares without
share, of which there were 22,424,806 shares                      nominal or par value, of which there were 345.9
outstanding as of March 31, 2004                                  million shares outstanding as of March 31, 2004

40,000,000 preferred shares, par value U.S. $0.01 per             384,613 convertible preferred shares without
share, of which none were outstanding as of March 31,             nominal or par value, of which there were 384,613
2004.  Any increase in authorized capital stock of                shares outstanding as of March 31, 2004.
Crown would require approval by Crown's shareholders.
Kinross shareholders are not required to approve
issuances of Kinross' capital stock, since Kinross has
an unlimited number of shares authorized.

NUMBER OF DIRECTORS

                         CROWN                                                          KINROSS

The WBCA allows a corporation to specify the number of            Under the OBCA, the number of directors is set out
directors that make up a full board in its articles of            in the articles of the corporation. The OBCA
incorporation or bylaws. Crown's restated articles of             requires, however, that a corporation whose
incorporation provide that the corporation must have at           securities are publicly traded have not fewer than
least one director. Crown's bylaws provide that the               three directors, at least one-third of whom are
number of directors shall be fixed by resolution of the           not officers or employees of the corporation or
board of directors. Crown currently has seven                     any of its affiliates. However, where the
directors. Crown has a classified board of directors.             articles provide for a minimum and maximum number
                                                                  of directors, the shareholders may authorize the
                                                                  directors by a resolution passed by at least
                                                                  two-thirds of the votes cast by shareholders who
                                                                  voted in respect of the resolution, to determine
                                                                  the number of directors from time to time. The
                                                                  articles of Kinross provide for a minimum of three
                                                                  and a maximum of 15 directors. The board of
                                                                  directors of Kinross have been authorized by a
                                                                  resolution to set the number of directors from
                                                                  time to time and such number has currently been
                                                                  set at seven. It is contemplated that Kinross
                                                                  will have seven directors upon completion of the
                                                                  merger. Kinross' board of directors is not
                                                                  classified.


DIRECTOR QUALIFICATIONS

                         CROWN                                                          KINROSS

The bylaws of Crown require its directors to be at                A majority of the directors of an OBCA corporation
least 18 years old.                                               generally must be resident Canadians and a
                                                                  majority of resident Canadian directors must be
                                                                  present at a meeting in order to transact
                                                                  business. Certain persons are disqualified by the
                                                                  OBCA from being directors, such as bankrupts or
                                                                  persons under 18 years of age or of unsound mind.
                                                                  The bylaws of Kinross follow the qualifications
                                                                  prescribed under the OBCA.

ELECTION OF DIRECTORS BY ZOLOTO

                         CROWN                                                          KINROSS

On April 15, 2002, Crown entered into a Voting                    Members of the board of directors of Kinross are
Agreement with Zoloto, Solitario, and Crown, which                elected by the holders of Kinross common shares.
expires in June 2006.  The Voting Agreement provides              Kinross is not a party to, or aware of, any voting
that Zoloto and Solitario must each vote all of its               agreement with respect to the election of
shares of Crown's common stock in favor of the election           directors.
of three designees of Zoloto and one designee of
Solitario to Crown's board at any annual or special
meeting where directors are being elected during the
term of the agreement.

VACANCY ON THE BOARD OF DIRECTORS

                         CROWN                                                          KINROSS

While the WBCA provides that board vacancies, including           Generally, under the OBCA, if a vacancy occurs in
those created by increasing the number of directors,              the board of directors, the remaining directors,
may be filled by a vote of the shareholders or the                if constituting a quorum, may appoint a qualified
board of directors, Crown's restated articles provide             person to fill the vacancy for the remainder of
that vacancies may be filled only by the board of                 the vacating director's term. In the absence of a
directors, acting by a majority vote, even if less than           quorum, the remaining directors shall call a
a quorum.                                                         meeting of shareholders to fill the vacancy.  If
                                                                  the shareholders have authorized the directors by
If a vacancy was held by a director elected by one or             a resolution passed by at least two-thirds of the
more classes or series of shares, only those classes or           votes cast by shareholders who voted in respect of
series may fill the vacancy. If a vacancy will occur              the resolution, the directors may not, between
in the future due to a director's resignation at a                meetings of shareholders, appoint additional
later date, it may be filled before the vacancy occurs,           directors to fill vacancies created by increasing
but the new director may not be installed until the               the number of directors, if the total number of
vacancy occurs.                                                   directors would thereby exceed by more than
                                                                  one-third the number of directors required to have
                                                                  been elected at the last annual meeting.


REMOVAL OF DIRECTORS

                         CROWN                                                          KINROSS

Crown's restated articles provide that Crown's                    Under the OBCA, the shareholders of a corporation
shareholders can only remove directors for cause.                 may, by a resolution passed by a majority of the
                                                                  votes cast thereon at a meeting of shareholders
                                                                  called for that purpose, remove any director from
                                                                  office and may elect any qualified person to fill
                                                                  the resulting vacancy for the remainder of the
                                                                  removed director's term.

AMENDMENTS TO GOVERNING DOCUMENTS

                         CROWN                                                          KINROSS

In the case of a Washington public company, such as               Under the OBCA, an amendment to a corporation's
Crown, amendments to the articles of incorporation                articles of incorporation generally requires
generally must be approved by a majority of all the               shareholder approval by a resolution passed by at
shares entitled to vote by each voting group that has a           least two-thirds of the votes cast by shareholders
right to vote on the amendment. Crown may amend its               who voted in respect of the resolution. In
bylaws by a majority vote of the board or by the                  addition, under the OBCA, if certain amendments to
affirmative vote of a majority of its outstanding                 the articles of incorporation directly or
shares.                                                           indirectly affect the rights of a particular class
                                                                  or series of shares, that class or series is
The Voting Agreement requires the consent of Zoloto and           entitled to vote separately on the amendment as a
Solitario for amendments to Crown's organizational                class, whether or not that class or series
documents regarding the size of the board.                        otherwise carries the right to vote. Under the
                                                                  OBCA, unless the articles of incorporation or
                                                                  bylaws otherwise provide, the directors may, by
                                                                  resolution, make, amend, or repeal any bylaw that
                                                                  regulates the business or affairs of a
                                                                  corporation. Where the directors make, amend, or
                                                                  repeal a bylaw, they are required under the OBCA
                                                                  to submit the bylaw, amendment, or repeal to the
                                                                  shareholders at the next meeting of shareholders,
                                                                  and the shareholders may confirm, reject, or
                                                                  amend, the bylaw amendment or repeal.

QUORUM OF SHAREHOLDERS

                         CROWN                                                          KINROSS

Under the WBCA and Crown's bylaws, a majority of shares           As permitted by the OBCA, the bylaws of Kinross
entitled to vote at a meeting constitutes a quorum.               provide that a quorum for any meeting of
                                                                  shareholders shall be at least two persons present
                                                                  who are entitled to vote not less than 5% of the
                                                                  total number of votes entitled to be cast at the
                                                                  meeting.


SPECIAL SHAREHOLDER MEETINGS

                         CROWN                                                          KINROSS

Under Crown's restated articles, a special meeting may            The OBCA provides that shareholder meetings may be
be called only by the chairman of the board of                    called by the board of directors, and must be
directors, the president, or two or more members of the           called by the board of directors, when so
board.                                                            requested by holders of not less than 5% of the
                                                                  issued shares of the corporation that carry the
                                                                  right to vote at the meeting sought.  A court may
                                                                  also order, in its discretion, the calling of a
                                                                  meeting upon the application of a director or a
                                                                  shareholder entitled to vote at the meeting.

SHAREHOLDER CONSENT INSTEAD OF A MEETING

                         CROWN                                                          KINROSS

Crown's bylaws provide that shareholder action must be            Under the OBCA, shareholder action without a
taken at a duly called meeting of the shareholders.               meeting may be taken by written resolution signed
                                                                  by all shareholders who would be entitled to vote
                                                                  thereon at a meeting.

SIGNIFICANT TRANSACTIONS

                         CROWN                                                          KINROSS

To engage in significant transactions, such as share              Under the OBCA, extraordinary corporate actions,
exchange, merger, or sale of substantially all of a               such as an amalgamation with another corporation
corporation's assets, the WBCA generally requires the             (other than an amalgamation between a parent
board to recommend the actions to the shareholders for            corporation and one or more of its wholly-owned
approval. Two-thirds of the shares of each voting                 subsidiaries or between two or more of such
group entitled to vote on the action must approve the             subsidiaries), a continuance under the laws of
action, unless the articles specify a lower threshold             another jurisdiction, a sale, lease or exchange of
(but not less than a majority).  Crown's restated                 all or substantially all of the property of the
articles do not lower this threshold.                             corporation other than in the ordinary course of
                                                                  business, and other extraordinary corporate
                                                                  actions, such as the winding-up or dissolution of
                                                                  the corporation, are required to be approved by a
                                                                  resolution passed by at least two-thirds of the
                                                                  votes cast by shareholders who voted in respect of
                                                                  the resolution. A resolution to approve an
                                                                  extraordinary corporate action is also required in
                                                                  some cases to be approved separately by the
                                                                  holders of a class or series of shares, including
                                                                  a class or series that does not otherwise carry
                                                                  the right to vote (generally if such class or
                                                                  series is affected differently from other shares
                                                                  by such action). A corporation may also apply to
                                                                  a court for an order approving an arrangement,
                                                                  which can be any form of corporate reorganization,
                                                                  including one or more of amendments to the
                                                                  articles of incorporation, an exchange of the
                                                                  corporation's securities for securities, cash or
                                                                  property of another corporation, an amalgamation,
                                                                  a transfer of all or substantially all the
                                                                  property of the corporation to another corporation
                                                                  in exchange for securities,


                                                                  money or other property of such other corporation,
                                                                  a liquidation or a dissolution. The court may make
                                                                  such order as it considers appropriate with respect
                                                                  to such proposed arrangement.

SHAREHOLDER PROPOSALS AND ADVANCE NOTICE REQUIREMENTS

                         CROWN                                                          KINROSS

Crown's bylaws require shareholders to submit notice of           Under the OBCA, a shareholder entitled to vote at
their intent to bring business before a meeting not               a meeting of shareholders may submit to the
less than 60 days before the scheduled annual meeting             corporation a notice of a proposal consisting of
and to provide certain information in the notice.                 matters that the shareholder proposes to raise at
                                                                  the meeting. Upon receipt of a notice of such a
Generally, under U.S. securities laws, a shareholder              proposal, a corporation that solicits proxies
may submit a proposal to be included in a corporation's           shall set out the proposal in the management proxy
proxy statement if the shareholder:                               circular and, if requested by the shareholder,
                                                                  include in the management proxy circular a
o    owns at least 1% or $2,000 market value of the               statement by the shareholder of not more than 200
     securities entitled to be voted on the proposal;             words in support of the proposal and the name and
                                                                  address of the shareholder. A corporation may,
o    has owned the securities for at least one year               within ten days after receiving a shareholder
     prior to the date of the proposal; and                       proposal, notify the shareholder of its intention
                                                                  to omit the proposal from the management proxy
o    continues to own the securities through the                  circular if:
     date of the meeting.
                                                                  o    the proposal is not submitted at least 60
Under the U.S. securities laws, Crown may exclude a                    days before the anniversary date of the
shareholder proposal from its proxy statement if:                      previous annual meeting or 60 days before the
                                                                       date of the special meeting at which the
o    it is not a proper subject for shareholder                        matter is proposed to be raised, as
     action under Washington law;                                      applicable;

o    it would, if implemented, cause a violation of               o    it clearly appears that the proposal is
     law;                                                              submitted by the shareholder primarily for
                                                                       the purpose of enforcing a personal claim or
o    it is materially false or misleading;                             redressing a personal grievance against the
                                                                       corporation or any of its directors, officers
o    it relates to a personal grievance or is                          or security holders, or for a purpose that is
     designed to further a personal interest not shared                not related in any significant way to the
     by other shareholders;                                            business or affairs of the corporation;

o    it relates to operations of the company that                 o    the corporation, in the previous two
     are immaterial;                                                   years, included a proposal in a management
                                                                       proxy circular at the request of the
o    Crown lacks the power or authority to                             shareholder and the shareholder failed to
     implement it;                                                     present the proposal at the meeting; or

o    it deals with a matter relating to Crown's                   o    substantially the same proposal was
     ordinary business operations;                                     submitted to shareholders within the past two
                                                                       years and the proposal was defeated.
o    it relates to an election for membership to
     Crown's board of directors;

o it conflicts with a proposal submitted by Crown at the same meeting;


o    it has already been substantially implemented;

o it substantially duplicates a proposal of another proponent that Crown is including in the proxy statement;

o it deals with substantially the same subject matter as another proposal that was included in Crown's proxy statement for a previous meeting and which did not receive the prescribed level of support; or

o it relates to specific amounts of cash or shares dividends.

DISSENTERS' RIGHTS

                         CROWN                                                          KINROSS

Under the WBCA, a shareholder is entitled to dissent              The OBCA provides that shareholders entitled to
from and, upon perfection of the shareholder's                    vote on certain matters are entitled to exercise
appraisal right, to obtain the fair value of his or her           dissenters' rights and to be paid the fair value
shares in the event of specified corporate actions,               of their shares.  Such matters include the
including specified mergers, share exchanges, sales of            following:
substantially all of the corporation's assets, and
certain amendments to the corporation's articles of               o    any amalgamation (other than with one or
incorporation if the amendment effects a redemption or                 more wholly-owned subsidiaries, or between
cancellation of all of the shareholder's shares in                     one or more such subsidiaries);
exchange for cash or other consideration other than
shares of the corporation. For a description of the               o    an amendment to the articles to add,
dissenters' rights of Crown common shareholders, see                   remove or change restrictions on the issue,
"Dissenters' Rights."                                                  transfer or ownership of shares;

                                                                  o    an amendment to the articles to add,
                                                                       remove or change any restriction upon the
                                                                       business or businesses that the corporation
                                                                       may carry on or upon the powers the
                                                                       corporation may exercise;

                                                                  o    a continuance under the laws of another
                                                                       jurisdiction;

                                                                  o    a sale, lease or exchange of all or
                                                                       substantially all of the property of the
                                                                       corporation other than in the ordinary course
                                                                       of business;

                                                                  o    an arrangement proposed by the corporation
                                                                       if the applicable court order permits a
                                                                       shareholder to dissent in connection with
                                                                       that arrangement; or

                                                                  amendments to the articles of the corporation
                                                                  which require a separate vote by class or series.


SHAREHOLDER DERIVATIVE ACTIONS

                         CROWN                                                          KINROSS

Derivative actions may be brought in Washington by a              Under the OBCA, a complainant (as described below
shareholder on behalf of, and for the benefit of, the             for the purposes of the oppression remedy) may
corporation.  The WBCA provides that a shareholder must           apply to the court for leave to bring an action in
have been a shareholder of the corporation when the               the name and on behalf of a corporation or any
transaction complained of occurred unless the person              subsidiary, or to intervene in an existing action
became a shareholder through transfer by operation of             to which any such corporation or subsidiary is a
law from one who was a  shareholder at that time. The             party, for the purpose of prosecuting, defending
complaint must be verified and allege with                        or discontinuing the action on behalf of such
particularity the demand made, if any, to obtain action           corporation or subsidiary. Under the OBCA, no
by the board of directors and either that the demand              action may be brought and no intervention in an
was refused or ignored or why a demand was not made.              action may be made unless the complainant has
Whether or not a demand for action was made, if the               given 14 days' notice to the directors of the
corporation commences an investigation of the charges             corporation or its subsidiary of the complainant's
made in the demand or complaint, the court may stay any           intention to apply to the court and the court is
proceeding until the investigation is completed. Once             satisfied that:
such a proceeding is commenced, it may not be
discontinued or settled without the court's approval.             o    the directors of the corporation or its
If the court determines that a proposed discontinuance                 subsidiary will not bring, diligently
or settlement will substantially affect the interest of                prosecute or defend or discontinue the action;
the corporation's shareholders or a class of
stockholders, the court shall direct that notice be               o    the complainant is acting in good faith;
given to the shareholders affected. On termination of                  and
the proceeding the court may require the plaintiff to
pay any defendant's reasonable expenses, including                o    it appears to be in the interests of the
counsel fees, incurred in defending the proceeding if                  corporation or its subsidiary that the action
it finds that the proceeding was commenced without                     be brought, prosecuted, defended or
reasonable cause.                                                      discontinued.

                                                                  Under the OBCA, the court in connection with a
                                                                  derivative action may make any order it thinks fit.

OPPRESSION REMEDY

                         CROWN                                                          KINROSS

WBCA does not provide for a statutory oppression remedy.          The OBCA allows a court to rectify unfairness to,
                                                                  or oppression of, shareholders, if the court is
                                                                  satisfied that:

                                                                  o    any act or omission of the corporation or
                                                                       an affiliate effects or threatens to effect
                                                                       such a result;

                                                                  o    the business or affairs of the
                                                                       corporation or an affiliate are, have been or
                                                                       are threatened to be carried on or conducted
                                                                       in such a manner; or

                                                                  o    the powers of the directors of the
                                                                       corporation or an affiliate are, have been or
                                                                       are threatened to be exercised in such a
                                                                       manner.

                                                                  A complainant entitled to apply for an oppression
                                                                  remedy can be:

                                                                  o    a present or former registered holder or
                                                                       beneficial owner of securities of a
                                                                       corporation or any of its affiliates; or


                                                                  o    any other person who, in the discretion
                                                                       of the court, is a proper person to make such
                                                                       an application.

PAYMENT OF DIVIDENDS

                         CROWN                                                          KINROSS

Under the WBCA, the corporation may make a                        Under the OBCA, a corporation may pay a dividend
distribution, in cash or in property, to its                      by issuing fully paid shares of the corporation or
shareholders upon authorization by its board of                   options or rights to acquire such shares. A
directors unless, after giving effect to such                     corporation may also pay a dividend in money or
distribution the corporation would be unable to pay its           property unless there are reasonable grounds for
debts as they become due in the usual course of                   believing that (1) the corporation is, or would
business; or the corporation's total assets would be              after the payment be, unable to pay its
less than the sum of its total liabilities, plus,                 liabilities as they become due; or (2) the
unless the articles of incorporation permit otherwise,            realizable value of the corporation's assets would
the amount that the corporation would need, if it were            thereby be less than the aggregate of its
to be dissolved at the time of the distribution, to               liabilities and stated capital of all classes.
satisfy the preferential rights of shareholders whose
preferential rights are superior to those receiving the
distribution.

REPURCHASE OF SHARES

                         CROWN                                                          KINROSS

Under the WBCA, the corporation may acquire its own               Under the OBCA, a repurchase or redemption by the
shares and shares so acquired constitute authorized but           corporation of its shares, or other reduction of
unissued shares.  If the articles of incorporation                capital, is generally subject to solvency tests
prohibit the reissue of acquired shares, the number of            similar to those applicable to the payment of
authorized shares is reduced by the number of shares              dividends, as set out above for the purpose of the
acquired, effective upon amendment of the articles of             payment of dividends.
incorporation. However, any repurchase of shares is
generally subject to solvency tests similar to those
applicable to the payment of dividends, as set out
above for the purpose of the payment of dividends.


FIDUCIARY DUTIES OF DIRECTORS

                         CROWN                                                          KINROSS

Under the WBCA, directors owe a duty of care and a duty           Pursuant to the OBCA, the duty of loyalty requires
of loyalty to the corporation and its shareholders.               directors to act honestly and in good faith with a
The duty of care requires that the directors act with             view to the best interests of the corporation, and
the care an ordinarily prudent person in a like                   the duty of care requires that the directors
position would exercise under similar circumstances.              exercise the care, diligence and skill that a
They must act in an informed and deliberative manner              reasonably prudent person would exercise in
and inform themselves, prior to making a business                 comparable circumstances.
decision, of all material information reasonably
available to them.  The duty of loyalty may be
summarized as the duty to act in good faith, not out of
self-interest, and in a manner that the directors
reasonably believe to be in the best interests of the
corporation.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

                         CROWN                                                          KINROSS

The WBCA generally permits indemnification of a person            Under the OBCA, a corporation may indemnify a
who acted in good faith and in a manner the person                director or officer, a former director or officer
reasonably believed to be in, or not opposed to, the              or a person who acts or acted at the corporation's
best interests of the corporation and, with respect to            request as a director or officer of another
any criminal action or proceeding, had no reasonable              corporation of which the corporation is or was a
cause to believe that the conduct was unlawful.                   shareholder or creditor, and his or her heirs and
Indemnification is permissive under Washington law,               legal representatives, against all costs, charges
except that, unless limited by the articles of                    and expenses, including an amount paid to settle
corporation, a corporation must indemnify a present or            an action or satisfy a judgment, reasonably
former officer or director who is successful on the               incurred by him or her in respect of any civil,
merits or otherwise in the defense of certain specified           criminal or administrative action or proceeding to
actions, suits or proceedings for expenses, including             which he or she is made a party by reason of being
attorney's fees, actually and reasonably incurred in              or having been a director or officer of the
connection therewith. Under the WBCA, if authorized by            corporation or such other corporation, if: (1) he
the articles of incorporation, a bylaw adopted or                 or she acted honestly and in good faith with a
ratified by shareholders or a resolution adopted or               view to the best interests of the corporation; and
ratified, before or after the event, by the                       (2) in the case of a criminal or administrative
shareholders, a corporation has the power to indemnify            action or proceeding that is enforced by a
a director, officer or employee made a party to a                 monetary penalty, he or she had reasonable grounds
proceeding, or advance or reimburse expenses incurred             to believe that his or her conduct was lawful.
in a proceeding, except for:                                      Any such person is entitled to such indemnity from
                                                                  the corporation if he or she was substantially
o    acts or omissions of a director, officer or                  successful on the merits in his or her defense of
     employee finally found to have engaged in                    the action or proceeding and fulfilled the
     intentional misconduct or a knowing violation of             conditions set out in (1) and (2) above. A
     the law;                                                     corporation may, with the approval of a court,
                                                                  also indemnify any such person in respect of an
o    conduct of a director, officer or employee in                action by or on behalf of the corporation or such
     connection with a transaction finally found to be            other corporation to procure a judgment in its
     an unlawful distribution; or                                 favor, to which such person is made a party by
                                                                  reason of being or having been a director or
o    any transaction if such director, officer or                 officer of the corporation or such other
     employee is finally found to have personally                 corporation, if he or she fulfills the conditions
     received a benefit in money, property or services            set out in (1) and (2) above. Kinross' bylaws
     to which he or she was not legally entitled.                 require Kinross to indemnify the persons permitted
                                                                  to be indemnified by the provisions of the OBCA
                                                                  summarized above


If the corporation indemnifies or advances expenses to            and every other person who
a director in connection with a proceeding by or in the           properly incurred any liability on behalf of
right of the corporation, the corporation must report             Kinross or acted at Kinross' request.
the indemnification or advance in the form of a notice
to the shareholders delivered with or before the notice
of the next shareholders' meeting.

Crown's restated articles authorize the board of directors to indemnify its directors to the fullest extent permitted by the WBCA and to determine the terms of such indemnification. Crown's bylaws provide mandatory indemnification for officers and directors who are made a party to or are involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer. Crown's bylaws provide that the right of indemnification includes the right to have Crown advance expenses for such indemnifiable actions unless the board of directors adopts a resolution expressly disapproving such advancement of expenses. However, such advances are contingent upon the director or officer delivering an undertaking to the corporation to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification under the bylaws or otherwise.

DIRECTOR LIABILITY

                         CROWN                                                          KINROSS

The WBCA allows a corporation's articles of                       The OBCA provides that no provision in a contract,
incorporation to limit directors' personal liability              the articles of incorporation, the bylaws or a
except for:                                                       resolution relieves a director or officer from the
                                                                  duty to act in accordance with the OBCA or
o    acts or omissions involving intentional                      relieves him or her from liability for a breach
     misconduct or knowing violations of the law;                 thereof. The bylaws of Kinross provide
                                                                  protections from liability to directors, officers
o    a director's assent to or vote in favor of an                and, to the extent applicable, employees of
     unlawful distribution; or                                    Kinross, as long as he or she acted honestly and
                                                                  in good faith with a view to the best interests of
o    any transaction from which the director will                 Kinross.
     personally receive a benefit in money, property or
     services to which he or she is not legally
     entitled.

Crown's restated articles limit the liability of its directors to the extent allowed by Washington law.


ACCESS TO CORPORATE RECORDS

                         CROWN                                                          KINROSS

Under the WBCA, a shareholder of a Washington                     Under the OBCA, shareholders, creditors, their
corporation may inspect certain corporate records upon            agents and legal representatives may examine the
five business days notice to the corporation, including           articles of incorporation, bylaws, minutes of
the articles of incorporation and bylaws currently in             meetings and resolutions of shareholders, register
effect, the minutes and records of all shareholders'              of directors and securities register of the
meetings or actions taken without a meeting for the               corporation during usual business hours and take
past three years and the balance sheets and income                extracts therefrom, free of charge. Shareholders
statements for the past three years. A shareholder may            and others have the right to obtain a shareholder
also inspect upon five business days notice other                 list, upon payment of a reasonable fee, as long as
corporate records if:                                             such list is used only in connection with an
                                                                  effort to influence voting by shareholders of the
o    the shareholder makes a good faith demand to                 corporation, an offer to acquire shares of the
     inspect the records for a proper purpose;                    corporation or any other matter relating to the
                                                                  affairs of the corporation.
o    the shareholder describes with reasonable
     particularity the shareholder's purpose and the
     records the shareholder desires to inspect; and

o the records are directly connected with the shareholder's purpose.

Such records include the following: excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors, records of any action taken by the board of directors without a meeting, accounting records and the record of shareholders.

TRANSACTIONS WITH INTERESTED DIRECTORS

                         CROWN                                                          KINROSS

The WBCA permits transactions in which one or more                The OBCA requires that a director or officer of a
directors have a conflicting interest if:                         corporation who (1) is a party to a material
                                                                  contract or transaction or proposed material
o    a majority, although no fewer than two, of                   contract or transaction with the corporation, or
     qualified directors on the board, or on the                  (2) is a director or an officer of, or has a
     committee considering the transaction, approves              material interest in, any person who is a party to
     the transaction;                                             a material contract or transaction or proposed
                                                                  material contract or transaction with the
o    an affirmative vote of a majority of all                     corporation shall disclose in writing to the
     qualified shares approves the transaction; or                corporation or request to have entered in the
                                                                  minutes of meetings of directors the nature and
o     at the time of commitment, the transaction was              extent of his or her interest. An interested
     fair to the corporation.                                     director is prohibited from voting on a resolution
                                                                  to approve the contract or transaction except in
Such vote must occur after the directors have received            certain circumstances, such as a contract or
disclosure of the conflicting interest, with certain              transaction relating primarily to his or her
limited exceptions, or the vote will be invalid.                  remuneration, a contract or transaction for
Further, a committee vote is valid only if all members            indemnification or liability insurance of the
of the committee are qualified directors and either:              director, or a contract or transaction with an
                                                                  affiliate of the corporation. If a director or
o    consist of all the qualified directors on the                officer has disclosed his or her interest in
     board; or                                                    accordance with the OBCA and the contract or
                                                                  transaction was reasonable and fair to the
                                                                  corporation at the time it was approved, the


o    were appointed by affirmative vote of a                      director or officer is not accountable to the
     majority of the board's qualified directors.                 corporation or its shareholders for any profit or
                                                                  gain realized from the contract or transaction and
A director is a "qualified director" if he or she has             the contract or transaction is neither void nor
neither:                                                          voidable by reason only of the interest of the
                                                                  director or officer or that the director is
o    a conflicting interest regarding the                         present at or is counted to determine the presence
     transaction; nor                                             of a quorum at the meeting of directors that
                                                                  authorized the contract or transaction. The OBCA
o    any familial, financial, professional or                     further provides that even if a director or
     employment relationship with a second director who           officer does not disclose his or her interest in
     does have a conflicting interest, if the                     accordance with the OBCA, or (in the case of a
     relationship would reasonably be expected to exert           director) votes in respect of a resolution on a
     influence on the first director's judgment in                contract or transaction in which he or she is
     voting on the transaction.                                   interested contrary to the OBCA, if the director
                                                                  or officer acted honestly and in good faith and
Qualified shares are defined generally as shares other            the contract or transaction was reasonable and
than those beneficially owned, or the voting of which             fair to the corporation at the time it was
is controlled, by a director who has a conflicting                approved, the director or officer is not
interest regarding the transaction.                               accountable to the corporation or to its
                                                                  shareholders for any profit or gain realized from
                                                                  the contract or transaction by reason only of his
                                                                  or her holding the office of director or officer
                                                                  and the contract or transaction is not by reason
                                                                  only of the director's or officer's interest
                                                                  therein void or voidable, if the contract or
                                                                  transaction has been confirmed or approved by the
                                                                  shareholders by a resolution passed by at least
                                                                  two-thirds of the votes cast by shareholders who
                                                                  voted in respect of the resolution, on the basis
                                                                  of disclosure in reasonable detail of the nature
                                                                  and extent of the director's or officer's interest
                                                                  in the notice of meeting or management proxy
                                                                  circular.

ANTI-TAKEOVER PROVISIONS AND INTERESTED SHAREHOLDER TRANSACTIONS

                         CROWN                                                          KINROSS

The WBCA prohibits a target corporation, with certain             The OBCA does not contain a provision comparable
exceptions, from engaging in certain significant                  to the WBCA with respect to business
business transactions with a person or group of persons           combinations.  However, Canadian securities
beneficially owning 10% or more of the target                     regulators have adopted requirements in connection
corporation's voting securities for a period of five              with related party transactions, such as Rule
years after the acquisition unless a majority of the              61-501 of the Ontario Securities Commission. A
members of the target corporation's board of directors            related party transaction generally includes any
approve the transaction or share acquisition prior to             transaction by which an issuer, directly or
the acquisition date. Significant business                        indirectly, acquires an asset, or subscribes for a
transactions include, among others:                               security, from a related party, or transfers an
                                                                  asset or issues a security to a related party,
o    mergers or consolidations with, dispositions                 assumes or forgives a liability of a related
     of assets to, or issuances or redemptions of                 party, by any means in any one or any combination
     shares to or from, the acquiring person;                     of transactions. "Related party" is defined to
                                                                  include, in relation to the issuer or a related
o    termination of 5% or more of the target                      party involved in the transaction, directors,
     corporation's employees employed in Washington               senior officers and holders of securities
     State, occurring as a result of the acquiring                sufficient to affect materially the control of the
     person's acquisition of 10% or more of the shares;           issuer or of such other party, or persons
     or                                                           beneficially owning or exercising control or
                                                                  direction over more than 10% of the voting
                                                                  securities of the issuer or of such other party.


o    allowing the acquiring person to receive any                 Rule 61-501 requires more detailed disclosure in
     disproportionate benefit as a shareholder.                   the proxy material sent to security holders in
                                                                  connection with a related party transaction and,
Target corporations include all domestic corporations             subject to certain exemptions, the preparation by
with principal executive offices in Washington and                an independent value of a formal valuation of the
either a majority or more than 1,000 of their employees           subject matter of the related party transaction
reside in Washington.                                             and any non-cash consideration offered therefore
                                                                  and the inclusion of a summary of the valuation in
Crown's bylaws provide that Crown's board may consider            the proxy material. It also requires, subject to
the interests of other constituencies in evaluating an            certain exemptions, that the shareholders of the
unsolicited bid. This allows a board to defend against            issuer, other than related parties, separately
an unsolicited bid. The WBCA also provides that the               approve the transaction, by either a simple
board of directors, when evaluating an offer to effect            majority or two-thirds of the votes cast,
a merger, may consider the extent to which such offer             depending on the circumstances.
furthers the purposes of Crown and the social, legal,
economic or other effects of such offer upon employees,           These requirements of Canadian securities
customers, suppliers and other constituencies of Crown,           regulators provide, in addition to specified
the community and all other relevant factors.                     exemptions in certain circumstances, for
                                                                  discretion to be exercised by such regulators to
Any shareholder attempting to gain control of Crown's             exempt parties from some or all of such
board would, therefore, be prevented from doing so at             requirements, with or without conditions, where
one annual meeting, unless such shareholder had the               such regulators consider it to be consistent with
ability to remove the classification requirement set              the public interest to do so. In general, these
forth in Crown's restated articles.                               requirements of Canadian securities laws are
                                                                  administered and enforced by securities regulators
                                                                  rather than by the courts and the basis upon which
                                                                  such regulators take jurisdiction over a matter
                                                                  and the remedies that may be available differ
                                                                  significantly from those applicable to
                                                                  requirements of corporate law contained in the
                                                                  OBCA.

--------------------------------------------------------------------------------

                                TAX CONSEQUENCES

--------------------------------------------------------------------------------

UNITED STATES FEDERAL TAX CONSEQUENCES

GENERAL


        The obligations of Crown to consummate the merger are conditioned upon the receipt by Crown of an opinion (the "Closing U.S. Tax Opinion"), dated the Closing Date, from Parr Waddoups Brown Gee & Loveless, A Professional Corporation, special counsel to Kinross, to the effect that: (i) for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) Kinross, Crown Merger, and Crown will be "parties" to that reorganization within the meaning of Code
Section 368(b); and (iii) the Crown shareholders and warrant holders will not recognize any taxable gain or loss on their exchange of Crown common stock or warrants for Kinross common shares in the merger. The issuance of the tax opinion of Parr Waddoups Brown Gee & Loveless, A Professional Corporation, to Kinross and Crown as of the Closing Date will depend on the facts as they exist at the time of the merger and the tax opinion will be based upon, among other things, certain factual assumptions and representations by Kinross, Crown Merger, and Crown (the "Factual Representations") and customary for similar transactions. If any of those Factual Representations is or becomes inaccurate, the tax opinion may not be an appropriate basis for your tax position or the preparation of your tax return. The Closing U.S. Tax opinion will not be binding on the Internal Revenue Service or the courts.

        Crown may, in its discretion, waive the receipt of the Closing U.S. Tax Opinion as a condition to consummate the merger. If the Closing U.S. Tax Opinion is materially different from the tax opinion of Parr Waddoups Brown Gee & Loveless attached hereto as Exhibit 8.1, or if the condition requiring receipt of the Closing U.S. Tax Opinion is waived and the merger would result in materially different tax consequences to the holders of Crown common stock and Crown warrants, Kinross and Crown will recirculate a revised Proxy Statement/Prospectus disclosing such material differences to the Crown shareholders and resolicit their vote to approve the merger.


        NEITHER KINROSS NOR CROWN HAS REQUESTED A RULING FROM THE IRS WITH RESPECT TO ANY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR OF OWNING AND DISPOSING OF KINROSS COMMON SHARES AND, AS A RESULT, THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT DISAGREE WITH OR CHALLENGE ANY OF THE CONCLUSIONS SET FORTH HEREIN OR IN THE CLOSING U.S. TAX OPINION.

        As used herein, the term "U.S. Holder" means a beneficial owner of Crown common stock, Crown warrants, or Kinross common shares, as applicable, that is, for U.S. federal income tax purposes: (i) an individual who is a U.S. citizen or resident, (ii) a corporation or other entity created or organized in or under the laws of the U.S. or any state or political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or
(B) the trust was in existence on August 20, 1996, was treated as a U.S. person under the tax law in effect immediately prior to that date, and has validly elected to continue to be treated as a U.S. person after that date. The term "Non-U.S. Holder" means a beneficial owner of Crown common stock, Crown warrants, or Kinross common shares, as applicable, that is not, for U.S. federal income tax purposes, a U.S. Holder.

        If a partnership (or other entity treated as a partnership for U.S. tax purposes) holds the shares or warrants in question, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.

        Each U.S. Holder and Non-U.S. Holder is urged to consult his own tax advisor concerning the specific U.S. and Canadian federal, state, and local tax consequences of the merger and the ownership and disposition of Kinross common shares received in the merger in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES FEDERAL TAX CONSEQUENCES OF THE MERGER


        The following represents the opinion of Parr Waddoups Brown Gee & Loveless, provided to Kinross and Crown as to the anticipated material United States ("U.S.") federal income tax consequences to Crown shareholders and warrant holders of the merger, and of owning and disposing of Kinross common shares. That opinion is based upon the Code, Treasury Regulations promulgated thereunder, the Canada-United States Income Tax Convention (1980) (the "Treaty"), administrative rulings, and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis, and on certain factual representations made by Kinross, Crown Merger, and Crown. Any change in currently applicable law, which may or may not be retroactive, or failure of any of the Factual Representations made by Kinross, Crown Merger, or Crown to be true, correct, and complete in all material respects could affect the continuing validity of the opinion, as to the material U.S. federal income tax consequences of the merger. Each Crown shareholder and warrant holder should be aware that neither the Internal Revenue Service (the "IRS") nor any court is bound by the opinion of Parr Waddoups Brown Gee & Loveless, A Professional Corporation, or the interpretations of the Code and the regulations set forth below.


        The opinion of Parr Waddoups Brown Gee & Loveless assumes that Crown shareholders and warrant holders hold their Crown common stock and Crown warrants, as applicable, as capital assets within the meaning of Section 1221 of the Code, and will hold any Kinross common shares as capital assets. Further, the opinion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder or warrant holder in light of his or her personal investment circumstances or to persons subject to special treatment under U.S. federal income tax laws such as insurance companies, tax-exempt organizations, dealers in securities or foreign currency, banks, trusts, persons that hold their Crown common stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, shareholders who acquired their Crown common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, holders of options granted under any Crown benefit plan or persons that, as a result of the merger, will own, directly or indirectly, at least 10% of the total combined voting power of Kinross. Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

        Subject to the foregoing and assuming the merger is consummated in accordance with the terms of the merger agreement and as described therein, and that the Factual Representations made by Kinross, Crown Merger, and Crown are accurate in all respects, Parr Waddoups Brown Gee & Loveless, A Professional Corporation, is of the opinion that for U.S. federal income tax purposes:

        (a) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Kinross, Crown Merger, and Crown will each be a party to that reorganization within the meaning of Section 368(b);

        (b) no gain or loss will be recognized by Kinross or Crown as a result of the Merger (other than gain or loss recognized by Crown on the distribution of shares of Solitario common stock in connection with the merger);

        (c) no gain or loss will be recognized by the holder of Crown common stock or warrants, as applicable, on the conversion of such holder's Crown common stock or warrant, as applicable, into Kinross common shares (except with respect to cash, if any, received in lieu of fractional shares of Kinross common shares) unless such holder is a U.S. Holder that owns, directly or indirectly, 5% or more of the Kinross common shares measured by either voting rights or value, immediately after the merger and fails to enter into gain recognition agreements with the IRS as required under Section 367 of the Code and Treasury Regulations promulgated thereunder, in which case gain (but not loss) would be recognized;

        (d) the aggregate tax basis of the Kinross common shares received in the merger (including any fractional interest) by a holder of Crown common stock or warrants will be the same as the aggregate tax basis of such holder's Crown common stock or warrants, as applicable, exchanged therefore;

        (e) the holding period of Kinross common shares received in the merger by a holder of Crown common stock will include the holding period of such holder's Crown common stock provided such common stock was held as capital assets by the holder at the effective time of the merger; and

        (f) a holder of Crown common stock or warrants, as applicable, who receives cash in lieu of a fractional share of Kinross common shares will recognize gain or loss equal to the difference, if any, between such holder's basis in the fractional share (determined under clause (d) above) and the amount of cash received.

        If the merger does not qualify as a reorganization within the meaning of
Section 368(a) of the Code, U.S. Holders of Crown common stock or warrants will recognize gain or loss equal to the difference between such holder's basis in the shares or warrants and the fair market value of the Kinross common shares and any cash consideration (including cash in lieu of fractional Kinross common shares) received. Furthermore, if the failure to qualify the merger under
Section 368(a) of the Code arose solely from the failure to meet the requirements of Section 367 of the Code, U.S. Holders of Crown common stock or warrants would recognize gain, but not loss, on the merger. The U.S. federal tax consequences described in this paragraph could occur notwithstanding special counsel's opinion to the contrary.

WITHHOLDING WITH RESPECT TO CASH PAID IN LIEU OF FRACTIONAL KINROSS SHARES

        Certain Crown shareholders and warrant holders may be subject to U.S. withholding on cash payments received in lieu of fractional Kinross common shares. Withholding will not apply, however, to a Crown shareholder or warrant holder who (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to Crown shareholders and warrant holders following the consummation of the merger,
(ii) provides a certification of foreign status on Form W-8 (or successor form) or (iii) is otherwise exempt from withholding.

UNITED STATES FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS OWNING AND DISPOSING OF KINROSS COMMON SHARES

        The following discussion summarizes the material U.S. federal income tax consequences to a U.S. Holder of owning and disposing of Kinross common shares. This discussion assumes that each such U.S. Holder will be a "resident" of the U.S. within the meaning of the Treaty who is eligible for benefits under the Treaty and is limited as described under "United States Federal Tax Consequences--General" above. Each U.S. Holder is urged to consult his own tax advisor concerning whether the U.S. Holder is eligible for benefits under the Treaty and, if not so eligible, the material U.S. federal income tax consequences arising from ownership of Kinross common shares. The discussion that follows is not intended to apply to or be used by Non-U.S. Holders. All persons, whether U.S. Holders of Non-U.S. Holders, are advised to consult with their own tax advisors concerning the specific Canadian and U.S. federal, state, and local tax consequences of the ownership and disposition of Kinross common shares in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

TAXATION OF DIVIDENDS ON KINROSS COMMON SHARES

        Subject to the discussion under "Passive Foreign Investment Company Considerations" below, the gross amount of any distribution of cash (including any amounts withheld in respect of Canadian withholding tax, as discussed below) with respect to Kinross common shares held by a U.S. Holder will be includable in income by that U.S. Holder as a taxable dividend to the extent of Kinross' current or accumulated earnings and profits, computed in accordance with U.S. federal income tax principles. A dividend distribution will be so included in gross income when received by (or otherwise made available to) the U.S. Holder, and will be characterized as ordinary income for U.S. federal income tax purposes. The dividend income will not be eligible for the dividends received deduction allowed to corporations.

        Under recent legislation generally effective for tax years beginning after December 31, 2002, through tax years beginning on or before December 31, 2008, dividend income received by an individual from a corporation organized in the U.S. or from a "qualified foreign corporation" is eligible for taxation at the reduced rates imposed on long-term capital gains recognized by individuals. A corporation organized outside the U.S. is a "qualified foreign corporation" if it is not a passive foreign investment company ("PFIC," as described below), and if either (i) the foreign corporation is eligible for the benefits of a comprehensive income tax treaty with the U.S. determined to be satisfactory to the U.S. Department of Treasury (which includes the Treaty as currently in effect), or (ii) the foreign corporation's stock with respect to which a dividend is paid is readily tradable on an established securities market within the U.S. Because of uncertainty regarding Kinross' status as a PFIC (see below), no assurance can be given that Kinross is or will become a "qualified foreign corporation."


        Distributions in excess of Kinross' current accumulated earnings and profits, as determined under U.S. federal tax law, will be treated as (i) a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its Kinross common shares (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from a sale or exchange of such Kinross common shares. If the distribution is paid in Canadian currency, the amount includable in the U.S. Holder's income will be the U.S. dollar value of the Canadian currency, based on the prevailing U.S. dollar/Canadian dollar exchange rate on the date of receipt, regardless of whether the payment is actually converted into U.S. dollars. Any gain or loss resulting from foreign currency exchange rate fluctuations during the period from the date the dividend is includable in income to the date the foreign currency is converted into U.S. dollars will generally be treated as ordinary income or loss. If Canadian withholding taxes are imposed with respect to such dividend, a U.S. Holder will be treated as having actually received the amount of such taxes and as having paid such amount to the Canadian taxing authorities. As a result, the amount of dividend income included in a U.S. Holder's gross income will be greater than the amount of cash actually received with respect to such dividend income.


        A dividend distribution generally will be treated as foreign source income and generally will be classified as "passive income" or "financial services income," depending on the U.S. Holder's states, for U.S. foreign tax credit purposes. A U.S. Holder may be able, subject to certain generally applicable limitations, to claim a United States foreign tax credit or a deduction for any Canadian withholding taxes imposed on dividend payments. The rules relating to the determination of the U.S. foreign tax credit are complex, and the calculation of U.S. foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes in lieu of claiming a U.S. foreign tax credit, the availability of deductions, involve the application of rules that depend on a U.S. Holder's particular circumstances. U.S. Holders are urged to consult their own tax advisor regarding the application of the U.S. foreign tax credit rules to dividend income on the Kinross common shares.


TAXATION ON SALE OR EXCHANGE OF KINROSS COMMON SHARES

        Upon the sale, redemption or other disposition of Kinross common shares, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis in the Kinross common shares. Generally the U.S. dollar value of the amount realized by a U.S. Holder that (i) receives foreign currency on the sale or other disposition of Kinross common shares and (ii) is a cash basis taxpayer or an accrual basis taxpayer that so elects, will be determined by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale or other disposition (or in the case of a non-electing accrual basis U.S. Holder, the spot rate of the foreign currency on the date of the sale or other disposition).

        Except as provided under "Passive Foreign Investment Company Considerations" below, gain or loss recognized on the sale or other disposition of Kinross common shares will be a capital gain or loss. In the case of non-corporate U.S. Holders, including individuals, net capital gains derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers. Any tax imposed by Canada directly on the gain from such a sale should be eligible for the United States foreign tax credit; however, because the gain generally will be U.S.-source gain, a U.S. Holder might not be able to use the credit otherwise available. Any loss recognized generally will be allocated to reduce United States-source income. U.S. Holders should consult their tax advisors regarding the U.S. foreign tax credit implications of the sale, redemption or other disposition of Kinross common shares.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

        A foreign corporation is considered to be a PFIC if, with respect to a taxable year, (i) at least 75% of its gross income is "passive income" (the "income test") or (ii) the average value of its assets held during its taxable year (measured at the end of each quarter) that produce or are held for the production of "passive income" is at least 50% (the "asset test"). In applying the income test and the asset test, if a foreign corporation owns (directly or indirectly) at least 25% (by value) of the stock of another corporation, such foreign corporation is treated as if it had directly received its proportionate share of the gross income of the other corporation and as if it directly owned its proportionate share of the assets of such other corporation.

        For this purpose, "passive income" generally includes dividends, interest, certain royalties and rents, and net gains from the sale of stock, securities or partnership interests. Net gains from commodities transactions are generally also included within the definition of "passive income," unless such net gains are derived in the active conduct of a commodities business and substantially all of the foreign corporation's business is as an active producer, processor, merchant or handler of commodities (the "commodities exception"). The commodities exception generally applies only if the corporation's gross receipts from qualified active sales equals or exceeds 85% of its gross receipts.

        The PFIC asset test is applied using the fair market value of a publicly traded foreign corporation's assets, not the adjusted book value of its assets. The legislative history to the PFIC rules provides that in applying the PFIC asset test, the total value of a publicly-traded corporation's assets "generally" will be treated as equal to the sum of the aggregate value of its outstanding stock plus its liabilities (the "General Rule"). There are, however, no regulations or other guidance which define when this General Rule applies and when it does not apply, and how it applies in particular circumstances.

        The determination of whether or not Kinross is a PFIC is a factual determination that can only be made annually after the close of each taxable year and must take into account the activities, income and assets of Kinross and each of Kinross' subsidiaries. Kinross has not definitively determined whether it was a PFIC during its tax year ended December 31, 2003, and it cannot at present be determined with certainty whether Kinross will be a PFIC in its current taxable year ending December 31, 2004, or in any future taxable year. This determination will depend on the various sources of Kinross' income and whether the commodities exception is satisfied. In addition, this determination will depend on the relative values of Kinross' passive assets, such as cash, and the relative values of its non-passive assets, including goodwill. Furthermore, since the goodwill of a publicly-traded corporation such as Kinross is largely a function of the trading price of its shares, the valuation of that goodwill may be subject to significant change throughout the year. Therefore, it is possible that Kinross is or could become a PFIC for its current taxable year or any subsequent taxable year due to the nature of its income or its assets or as the result of a decrease in the trading price of the Kinross common shares. If Kinross is or becomes a PFIC in any taxable year in a U.S. Holder's holding period, it generally will remain a PFIC for all subsequent taxable years with respect to that U.S. Holder.

        In general, if Kinross were a PFIC:

        (a) Any distribution made by Kinross during a taxable year to a U.S. Holder with respect to the Kinross common shares that was an "excess distribution" (defined generally as the excess of the amount received with respect to the Kinross common shares in any taxable year over 125% of the average amount received in the three previous taxable years or, if shorter, the U.S. Holder's holding period before the taxable year) would be allocated ratably to each day of the U.S. Holder's holding period. The amount allocated to the current taxable year would be included as ordinary income for that year. The amount allocated to each prior PFIC year in the U.S. Holder's holding period generally would be taxed as ordinary income at the highest rate in effect for that U.S. Holder in that prior year and such tax would be subject to an interest charge at the rate applicable to income tax deficiencies as if it were overdue with respect to such prior year.

        (b) Dividends paid to individual U.S. Holders would not qualify for reduced long-term capital gains rates.

        (c) The entire amount of any gain realized upon the sale or other disposition of Kinross common shares (generally including any disposition otherwise treated as tax-free and the use of Kinross common shares as security for an obligation) that was held during more than one taxable year would be treated as an excess distribution made in the year of sale or other disposition and, as a consequence, would be treated as ordinary income (rather than capital gain), and to the extent allocated to PFIC years in the U.S. Holder's holding period prior to the year of sale or other disposition, would be subject to the interest charge described above.

        Among other PFIC elections which may be available, a so-called "mark-to-market election" may be made by a U.S. Holder who owns marketable stock in a PFIC at the close of such person's taxable year. If a mark-to-market election is made, instead of the PFIC rules described above, such U.S. Holder generally would be required to include as ordinary income or, to the extent described in the next sentence, be allowed an ordinary loss deduction in an amount equal to the difference between the fair market value of such stock as of the close of such taxable year (or the amount realized from a sale or other disposition) and the U.S. Holder's adjusted basis, and certain additional rules would apply. An ordinary loss deduction will be allowed only to the extent that ordinary income was previously included under the mark-to-market election and was not substantially offset by ordinary loss deductions. The mark-to-market election is available with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS. The Kinross common shares will be treated as marketable stock for these purposes provided that the shares continue to be actively traded on an established stock exchange. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES AND ADVISABILITY OF MAKING SUCH A MARK-TO-MARKET ELECTION AND WHETHER ANY OTHER PFIC ELECTION IS AVAILABLE.

        A shareholder in a PFIC who is a U.S. person is generally required to file with the U.S. federal income tax return a completed Form 8621 in each year that shares are owned in the PFIC.

U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

        Payments of dividends on and proceeds from the sale or other disposition of the Kinross common shares may be subject to information reporting to the IRS and backup withholding at a current rate of 28% on the gross proceeds received. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Persons in doubt as to the necessity of furnishing this form should consult their own tax advisors. Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such Non-U.S. Holders may be required to provide certification of Non-U.S. Holder status (generally on IRS Form W-8BEN) in connection with payments received in the U.S. or through certain U.S.-related financial intermediaries.

        Amounts withheld as backup withholding may be credited against a U.S. Holder's federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

CANADIAN FEDERAL TAX CONSEQUENCES

        In the opinion of Cassels Brock & Blackwell LLP the following discussion describes the material Canadian federal income tax considerations generally applicable to Crown shareholders and warrant holders who exchange their Crown common stock and warrants for Kinross common shares pursuant to the merger and of holding and subsequently disposing of Kinross common shares. The opinion applies to shareholders and warrant holders who, for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"): (i) deal at arm's length and are not affiliated with Kinross and Crown; (ii) are not "financial institutions" for purposes of the mark-to-market rules; (iii) are not "specified financial institutions"; and (iv) hold their Crown common stock and warrants and will hold their Kinross common shares as capital property.

        This opinion is based upon the current provisions of the Canadian Tax Act and the regulations thereunder (the "Regulations") in force as of the date hereof, all specific proposals (the "Proposed Amendments") to amend the Canadian Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Treaty and counsel's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). No assurance can be given that the Proposed Amendments will be enacted in their current proposed form if at all; however, the Canadian federal income tax considerations generally applicable to holders with respect to the merger will not be different in a material adverse way if the Proposed Amendments are not enacted. This opinion does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations.

        This opinion is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Therefore, holders are urged to consult their own tax advisors with respect to their particular circumstances.

U.S. SHAREHOLDERS AND WARRANT HOLDERS

        This description is generally applicable to Crown shareholders and warrant holders who, for the purposes of the Canadian Tax Act, (i) have not been and will not be deemed to be resident in Canada at any time while they hold Crown common stock, warrants, or Kinross common shares; and (ii) do not use or hold the Crown common stock, warrants, or Kinross common shares in carrying on a business in Canada; and who, for purposes of the Treaty, are residents of the United States ("U.S. Holders"). Special rules, which are not discussed below, may apply to a U.S. Holder that is an insurer carrying on business in Canada and elsewhere.

        A U.S. Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain arising on the exchange of Crown common stock or warrants for Kinross common shares or cash in lieu of a fractional Kinross common share as a result of the merger. Similarly, a U.S. Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain arising on a disposition of Kinross common shares provided that (i) the Kinross common shares are listed on a prescribed stock exchange (which includes the TSX) for the purposes of the Canadian Tax Act at the time of disposition; and (ii) at no time during the 60 month period immediately preceding the disposition of the Kinross common shares were 25% or more of the issued shares of any class or series of the capital stock of Kinross owned by the U.S. Holder, by persons with whom the U.S. Holder did not deal at arm's length, or by the U.S. Holder together with such persons.

        Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. Holder on the Kinross common shares will generally be subject to Canadian withholding tax at the rate of 15%. This rate is reduced to 5% in the case of a U.S. Holder that is a company that owns at least 10% of the voting stock of Kinross.

CANADIAN SHAREHOLDERS AND WARRANT HOLDERS

        This description is generally applicable to Crown shareholders and warrant holders, who, for the purposes of the Canadian Tax Act, are or are deemed to be resident in Canada and for whom Crown is not a "foreign affiliate" ("Canadian Holders").

        A Canadian Holder whose Crown common stock or warrants are exchanged for Kinross common shares as a result of the merger will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received for such Crown common stock or warrants, net of any reasonable costs of disposition, are greater (or less) than the adjusted cost base to the Canadian Holder of such Crown common stock or warrants, respectively. For this purpose, the proceeds of disposition will be equal to the fair market value of the Kinross common shares received by a Canadian Holder as a result of the merger plus the amount of any cash received in lieu of a fractional Kinross common share.

        Dividends on Kinross common shares received by a Canadian Holder who is an individual will be included in the individual's income and will be subject to the gross-up and dividend tax credit rules normally applicable under the Canadian Tax Act to taxable dividends received from taxable Canadian corporations. Dividends on Kinross common shares received by a Canadian Holder that is a corporation will be included in computing its income and generally will be deductible in computing its taxable income.

        A Canadian Holder that is a private corporation or a subject corporation (as defined in the Canadian Tax Act) will generally be liable to pay a refundable tax under Part IV of the Canadian Tax Act at the rate of 33-1/3% on dividends received on the Kinross common shares to the extent that such dividends are deductible in computing taxable income.

        A disposition or deemed disposition by a Canadian Holder of Kinross common shares will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than the holder's adjusted cost base of the Kinross common shares. In this regard the cost to the holder of a Kinross common share acquired pursuant to the merger will equal the fair market value of the Crown common stock or warrants exchanged therefore, less the amount of any cash received in lieu of a fractional Kinross common share, and will be averaged with the adjusted cost base of any other Kinross common shares then owned by such holder as capital property for purposes of determining the holder's adjusted cost base of such Kinross common shares.

        Where a corporate Canadian Holder disposes of Kinross common shares, the amount of any capital loss will be reduced by dividends received on such Kinross common shares to the extent and under the circumstances provided in the Canadian Tax Act. Similar rules may apply where a Canadian Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that is itself a member of a partnership or a beneficiary of a trust that owns shares

        One-half of any capital gain will be a taxable capital gain and will be included in income and one-half of any capital loss will be an allowable capital loss. Allowable capital losses may generally be deducted against taxable capital gains realized in the year of disposition, the three preceding taxation years or future taxation years, subject to and in accordance with the rules contained in the Canadian Tax Act.

        Certain corporations may be liable to pay an additional refundable tax of 6-2/3% on their "aggregate investment income," which is defined by the Canadian Tax Act to include an amount in respect of taxable capital gains. This tax generally will be refunded to a corporate holder at the rate of $1 for every $3 of taxable dividends paid while it is a private corporation.

        Individuals (other than certain trusts) may be subject to alternative minimum tax in respect of realized capital gains.

--------------------------------------------------------------------------------

                                     EXPERTS

--------------------------------------------------------------------------------

        The consolidated financial statements of Kinross Gold Corporation and Subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants as stated in their report appearing herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of TVX Gold Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, included in this Proxy Statement/Prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing herein, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Echo Bay Mines Ltd. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, included in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


        The financial statements of Crown Resources Corporation and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


--------------------------------------------------------------------------------

                        VALIDITY OF KINROSS COMMON SHARES

--------------------------------------------------------------------------------

        The validity of the Kinross common shares offered hereby under the laws of the Province of Ontario will be passed upon for Kinross by Cassels Brock & Blackwell LLP. Mr. Mingay, a partner at Cassels Brock & Blackwell LLP, is a director of Kinross. Cassels Brock & Blackwell LLP has also delivered an opinion concerning the material Canadian federal income tax consequences of the merger. Parr Waddoups Brown Gee & Loveless has delivered an opinion concerning the material United States federal income tax consequences of the merger.

--------------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

--------------------------------------------------------------------------------

You may read and copy any document filed by Kinross or Crown with the SEC at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Filings with the SEC are also available to the public from the SEC's website at HTTP://WWW.SEC.GOV.

The following documents were filed by Kinross with the SEC and are available upon request from Kinross:


Kinross' Annual Report on Form 40-F for the fiscal year ended December 31, 2003, dated May 3, 2004;

Kinross' Report on Form 6-K dated May 12, 2004;

Kinross' Report on Form 6-K dated May 17, 2004;

Kinross' Report on Form 6-K dated May 21, 2004; and


The description of Kinross' Common Shares, no par value, contained in Kinross' Registration Statement on Form 8-A12B, filed on January 29, 2003, under the Securities Exchange Act of 1934, as amended.

        Kinross has filed a registration statement (File No. 333-111516) on Form F-4 with the Securities and Exchange Commission (the "SEC"). This Proxy Statement/Prospectus, which is a part of that registration statement, does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for additional information. With respect to references made in this document to any contract, agreement, or other document, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement, or other document.


The following documents were filed by Crown with the SEC and are available upon request from Crown:

Annual Report on Form 10-K dated for the year ended December 31, 2003; and

Quarterly Report on Form 10-Q for the three months ended March 31, 2004.


        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY KINROSS, CROWN, OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KINROSS OR CROWN SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

GLOSSARY OF TECHNICAL TERMS USED IN THIS DOCUMENT

AA FINISH
        A method used to complete fire assaying where the bead produced by this assay technique is dissolved in strong acids. The gold in the acid solution is determined by a machine called an atomic adsorption spectrometer. This method is used to accurately quantify small amounts of gold and other metals.

ADIT
        A nearly horizontal gallery or passage driven from the surface of the ground to the ore body. The term "tunnel" is frequently used in place of adit, but technically a tunnel is open to the surface on both ends.

ADULARIA
        A variety of orthoclase, a mineral part of the feldspar group. A common mineral of granitic rocks.

ALBITITE
        A porphyritic igneous rock, containing phenocrysts of albite in a groundmass chiefly consisting of albite. Muscovite, garnet, apatite, quartz, and opaque oxides are common accessory minerals.

ALIQUOTS
        A small representative sample taken from a gold bar or article from assay to determine its fine gold content.

ALLUVIAL
        Referring to material, which has been placed by the action of surface water.

ALLUVIAL PLACER
        Gravel that has been transported and deposited by flowing waters, streams, creeks, etc., depositing placer gold and other valuable minerals. Also called an "alluvial deposit."

ALLUVIUM
        A general term for all detrital deposits resulting from the flow of present waterways, thus including the sediments laid down in streambeds, flood plain, lakes, fan at the foot of mountain slopes, and estuaries.

ALMANDINE
        An isometric mineral, 8[Fe32+Al2Si3O12]; pyralspilite subgroup of the garnet group, with Fe replaced by Mg, Mn, and Ca; in red to brownish-black dodecahedral and trapezohedral crystals, or massive; Mohs hardness, 7-1/2; occurs in medium-grade metamorphic rock and felsic igneous rocks; used as a gemstone and an abrasive.

ALUNITE
        1. A trigonal mineral, Kal3(OH)6(SO4)2; massive or disseminated; in pale tints; formed from sulfuric acid acting on potassium feldspar in volcanic regions (alunization), and around fumaroles. 2. A mineral group including jarosite.

ANKERITE
        A trigonal mineral, Ca(Fe,Mg,Mn)(CO3)2; dolomite group; forms series with dolomite and with kutnohorite; associated with iron ores; commonly forms thin veins in some coal seams.

ANTIFORM
        A fold that is convex upward or had such an attitude at some stage of development.

ARCHEAN ABITIBI

        The Abitibi-Grenville Transect focuses on the Late Archean Abitibi greenstone belt, which is part of the southern Superior Province, the central core of the North American craton, and on the Mesoproterozoic Grenville orogen which extends from southern Sweden to southern Mexico, but is exposed principally as the southeastern Canadian shield. The Abitibi subprovince is the largest, and perhaps the best studied, of the Archean greenstone terranes of the world and is host to a major proportion of Canada's mineral resources.

ARCUATE STRIPS OR BELTS
        A geological term referring to a long narrow structure (i.e., reef) that derives its name from the fact that it has a shape resembling an arc.

ARGILLIC
        Pertaining to clay or clay minerals; e.g., argillic alteration in which certain minerals of a rock are converted to minerals of the clay group.

ARGILLITE
        A compact rock, derived either from mudstone (claystone or siltstone), or shale, that has undergone a somewhat higher degree of induration than mudstone or shale but is less clearly laminated and without its fissility, and that lacks the cleavage distinctive of slate.

ARSENOPYRITE
        The most common arsenic mineral and principal ore of arsenic; occurs in many sulfide ore deposits, particularly those containing lead, silver and gold.

ASSAY
        To determine the value of various elements within an ore sample, streambed sample, or valuable metal sample.

B2 HORIZON
        A local geological term identifying a particular formation of rock.

BALL MILL
        A steel cylinder filled with steel balls into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

BASALT
        An extrusive volcanic rock composed primarily of plagioclase, pyroxene and some olivine.

BASEMENT ROCKS
        A name commonly applied to metamorphic or igneous rocks underlying the sedimentary sequence.

BELT
        A series of mineral deposits occurring in close proximity to each other often with a common origin.

BIOTITE
        A common rock-forming mineral in crystalline rocks, either as an original crystal in igneous rocks or as a metamorphic product in gneisses and schists; a detrital constituent of sedimentary rocks.

BLOCK FAULTED
        A type of normal faulting in which the crust is divided into structural or fault blocks of different elevations and orientations. It is the process by which block mountains are formed.

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BOUDINS
        Series of sausage-shaped segments occurring in a boudinage structure. Boudinage occurs when bed sets are divided by cross-fractures into pillowlike segments. The cross-fractures are not sharp, but rather rounded, and may be compared with the necks that develop in ductile metal pieces under tension. The overall resulting appearance is that of a string of linked sausages when observed in section.

BQ
        A diamond drill core measuring 1.432 inches in diameter (3.637 cm).

BRECCIA
        A coarse-grained clastic rock, composed of angular broken rock fragments held together by a mineral cement or in a fine-grained matrix; it differs from conglomerate in that the fragments have sharp edges and unworn corners.

CALDERA
        A large, basin-shaped volcanic depression, more or less circular, the diameter of which is many times greater than that of the included vent or vents, no matter what the steepness of the walls or the form of the floor may be.

CALL OPTION
        A bullion option entitling, but not obliging, except upon exercise, the buyer to purchase from the seller at the strike price a specified number of ounces of bullion.

CALOMEL
        A tetragonal mineral, 2[Hg2Cl2]; a secondary alteration of mercury-bearing minerals; horn quicksilver; mercurial horn ore.

CARBON-IN-LEACH
        A process step wherein granular activated carbon particles much larger than the ground ore particles are introduced into the ore pulp. Cyanide leaching and precious metals adsorption onto the activated carbon occur simultaneously. The loaded activated carbon is mechanically screened to separate it from the barren ore pulp and processed to remove the precious metals and prepare it for reuse.

CARBON-IN-PULP
        A process step wherein granular activated particles much larger than the ground ore particles are introduced into the ore pulp after primary leaching in cyanide. Precious metals adsorption occurs onto the activated carbon from the pregnant cyanide solution.

CARBONACEOUS
        1. containing carbon or coal, especially shale or other rock containing small particles of carbon distributed throughout the whole mass. 2. Carbonaceous sediments include original organic tissues and subsequently produced derivatives of which the composition is organic chemically.

CARE AND MAINTENANCE
        The status of a mining operation when mining has been suspended but reclamation and closure of the property has not been commenced. The mill and associated equipment is being cared for and maintained until operations re-commence.

CATHODE
        A rectangular plate of metal, produced by electrolytic refining, which is melted into commercial shapes such as wire-bars, billets, ingots, etc.

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CERARGYRITE
        A former name for chlorargyrite, which is an isometric mineral, 4[AgCl]; sectile; forms waxy white, yellow, or pearl-gray incrustations, darkening to violet on exposure to light; a supergene mineral occurring in silver veins; an important source of silver.

CHALCOPYRITE
        A copper mineral composed of copper, iron and sulphur. This mineral is very similar to marcasite in its characteristics; it tarnishes easily; going from bronze or brassy yellow to yellowish or grayish brown, has a dark streak, and are lighter in weight and harder than gold.

CHERT
        A compact, glass-like siliceous rock composed of silica of various types (opaline or chalcedonic).

CHIP SAMPLE
        A method of sampling of rock exposure whereby a regular series of small chips of rock is broken off along a line across the face.

CHLORITE
        1. The mineral group chamosite, clinochlore, cookeite, gonyerite, nimite, orthochamosite, pennantite, and sudoite. 2. Chlorites are associated with and resemble micas (the tabular crystals of chlorites cleave into small, thin flakes or scales that are flexible, but not elastic like those of micas); they may also be considered as clay minerals when very fine grained. Chlorites are widely distributed, esp. in low-grade metamorphic rocks, or as alteration products of ferromagnesian minerals.

CHLORITOID
        A monoclinic or triclinic mineral, (Fe,Mg,Mn)2Al4Si2O10(OH)4; dull green to gray-black; occurs in masses of brittle folia in metamorphosed argillaceous sedimentary rocks. It is related to the brittle micas.

CIRCUIT
        A processing facility for removing valuable minerals from the ore so that it can be processed and sold.

CLAY
        An extremely fine-grained natural earthy material composed primarily of hydrous aluminum silicates. It may be a mixture of clay minerals and small amounts of nonclay materials or it may be predominantly one clay mineral. The type is determined by the predominant clay mineral. Clay is plastic when sufficiently pulverized and wetted, rigid when dry, and vitreous when fired to a sufficiently high temperature.

CONGLOMERATE
        Rounded, water-worn fragments of rock or pebbles, cemented together by another mineral substance.

CORE
        The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

COVELLITE
        A copper mineral, CuS; metallic indigo blue with iridescent tarnish. It is a mineral produced by supergene enrichment.

CRETACEOUS
        1. Applied to the third and final period of the Mesozoic Era. Extensive marine chalk beds were deposited during this period. 2. Of the nature of chalk or relating to chalk. 3. System of strata deposited in the Cretaceous Period.

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CUPEL
        1. A small bone-ash cup used in gold or silver assaying with lead. 2. The hearth of a small furnace used in refining metals.

CUT-OFF GRADE
        The lowest grade of mineral resources considered economic; used in the calculation of reserves in a given deposit.

CYANIDATION
        A method of extracting exposed gold or silver grains from crushed or ground ore by dissolving the contained gold and silver in a weak cyanide solution. May be carried out in tanks inside a mill or in heaps of ore out of doors.

CYCLONE UNDERFLOW
        A coarser sized fraction, which leaves via apex aperture of hydrocyclone.

DEDICATED PAD
        An area of topography where gold ore will be placed in order to be leached. The ore will remain permanently upon this pad upon the completion of the gold extraction.

DEVONIAN
        The fourth period, in order of decreasing age, of the periods making up the Paleozoic era. It followed the Silurian period and was succeeded by the Mississippian period. Also, the system of strata deposited at that time. Sometimes called the Age of Fishes.

DILUTION
        The effect of waste or low-grade ore being included unavoidably in the mine ore, lowering the recovered grade.

DOLOMITE
        A carbonate sedimentary rock consisting of more than 50% to 90% mineral dolomite, depending upon classifier, or having a Ca:Mg ratio in the range 1.5 to 1.7, or having an MgO equivalent of 19.5% to 21.6%, or having a magnesium-carbonate equivalent of 41.0% to 45.4%. Dolomite beds are associated and interbedded with limestone, commonly representing postdepositional replacement of limestone.

DORE
        Unrefined gold and silver bullion bars, which will be further, refined to almost pure metal.

DRUMLINS
        A hilly remnant from the ice ages.

DRUSY
        Pertaining to an insoluble residue or encrostation, especially of quartz crystals; e.g. a drusy oolith covered with subhedral quartz.

ELECTROWINNING
        Recovery of a metal from a solution by means of electro-chemical processes.

ENARGITE
        An orthorhombic mineral, Cu3AsS4; dimorphous with luzonite, metallic gray-black; in vein and replacement copper deposits as small crystals or granular masses; an important ore of copper and arsenic; may contain up to 7% antimony.

EPITHERMAL
        Said of a hydrothermal mineral deposit formed within about 1 kilometer of the Earth's surface and in the temperature range of 50 to 200 degrees C, occurring mainly as veins. Also, said of that depositional environment.

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ESKERS
        A sinuous ridge of sedimentary material (typically gravel or sand) deposited by streams that cut channels under or through the glacier ice.

FACIES
        A term of wide application, referring to such aspects of rock units as rock type, mode of origin, composition, fossil content, or environment of deposition.

FAULT
        A fracture in the earth's crust accompanied by a displacement of one side of the fracture with respect to the other and in a direction parallel to the fracture.

FELDSPAR
        1. Constituting 60% of the Earth's crust, feldspar occurs in all rock types and decomposes to form much of the clay in soil, including kaolinite. 2. The mineral group albite, andesine, anorthite, anorthoclase, banalsite, buddingtonite, bytownite, celsian, hyalophane, labradorite, microcline, oligoclase, orthoclase, paracelsian, plagioclase, reedmergnerite, sanidine, and slawsonite.

FELSIC
        A mnemonic adjective derived from (fe) for feldspar, (l) for lenad or feldspathoid, and (s) for silica, and applied to light-colored rocks containing an abundance of one or all of these constituents. Also applied to the minerals themselves, the chief felsic minerals being quartz, feldspar, feldspathoid, and muscovite.

FLOCCULENT
        A chemical used to promote the formation of denser slurries.

FLOTATION
        A separation process in which valuable mineral particles are induced to become attached to bubbles and float, which the non-valuable minerals sink.

FOLD
        Any bending or wrinkling of rock strata.

FOLIATION
        Laminated structure resulting from the segregation of different minerals into parallel layers.

FOOTWALL
        The mass of rock beneath a fault plane, vein, lode, or bed of ore.

FORMATION
        Unit of sedimentary rock of characteristic composition or genesis.

GALENA
        A lead mineral, which occurs with sphalerite in hydrothermal veins, also in sedimentary rocks as replacement deposits; an important source of lead and silver.

GARNET
        The silicate minerals almandine, andradite, calderite, goldmanite, grossular, hibshite, katoite, kimzeyite, knorringite, majorite, pyrope, schlorlomite, spessartine, and uvarovite.

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GEYSERITES
        A type of rock associated with natural hot springs.

GLACIAL TILL
        Dominantly unsorted and unstratified drift, generally unconsolidated, deposited directly by and underneath a glacier without subsequent reworking by meltwater, and consisting of a heterogeneous mixture of clay, silt, sand, gravel, and boulders ranging widely in size and shape; ice-laid drift.

GLACIOLACUSTRINE
        Pertaining to, derived from, or deposited in glacial lakes; especially said of the deposits and landforms composed of suspended material brought by meltwater streams flowing into lakes bordering the glacier, such as deltas, kame deltas, and varved sediments.

GOLD
        A yellow malleable ductile high density metallic element resistant to chemical reaction, often occurring naturally in quartz veins and gravel, and precious as a monetary medium, in jewellery, etc. Symbol - Au.

GOLD EQUIVALENT PRODUCTION
        Gold equivalent production represents gold production plus silver production computed into gold ounces using a market price ratios.

GRADE
        The amount of valuable metal in each tonne or ore, expressed as grams per tonne for precious metals.

        CUT-OFF GRADE - is the minimum metal grade at which a tonne of rock can be processed on an economic basis.

        RECOVERED GRADE - is actual metal grade realized by the metallurgical process and treatment or ore, based on actual experience or laboratory testing.

GRAVIMETRIC FINISH
        A method used to complete fire assaying where the bead produced by this assay technique is weighed upon an extremely sensitive weigh scale.

GRAVITY RECOVERY CIRCUIT
        Equipment used within a plant to recover gold from the ore using the difference in specific gravity between the gold and the host rock. Typically used are shaking tables, spirals, etc.

GREENSCHIST
        A metamorphosed basic igneous rock, which owes its color and schistosity to abundant chlorite.

GREENSCHIST FACIES
        Metamorphic rocks produced under low temperature conditions.

GREENSTONE
        An old field term applied to altered basic igneous rocks which owe their color to the presence of chlorite, hornblende, and epidote.

HALIDE
        A fluoride, chloride, bromide, or iodide.

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HALOS
        A differentiated (lower) grade zone surrounding a central zone of higher grade.

HANGINGWALL
        The mass of rock located above a fault plane, vein, lode, or bed of ore.

HEAP LEACHING
        A process whereby gold is extracted by "heaping" broken ore on sloping impermeable pads and repeatedly spraying the heaps with a weak cyanide solution which dissolves the gold content. The gold-laden solution is collected for gold recovery.

HEDGING
        Taking a buy or sell position in a futures market opposite to a position held in the cash market to minimize the risk of financial loss from an adverse price change.

HIGH-GRADE
        Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

HIGH RATE THICKENER
        A type of equipment used to perform solid liquid separation. Slurry (a mixture of rock and water) is fed into this unit with a clear solution produced in one stream and a moist solid produced in the second stream.

HQ
        A diamond drill core measuring 2.500 inches in diameter (6.35 cm).

INTRUSIVE
        Rock which while molten, penetrated into or between other rocks but solidified before reaching the surface.

IGNIMBRITES
        A silicic volcanic rock forming thick, massive, lavalike sheets. The rock is chiefly a fine grained rhyolitic tuff.

INTRACALDERA OLIGOCENE ASH-FLOW TUFFS
        A geological term referring to a rock formation comprising ash-flow tuffs existing inside a caldera. A caldera is a crater formed from by the collapse of the central part of a volcano. This particular formation dates back to the Oligocene epoch.

JOINTS
        Natural cracks or fractures in rocks. They tend to occur in more or less parallel systems, and when quarry walls are maintained parallel and at right angles to them, they may be utilized as natural partings in the process of block removal.

KAOLINITE
        A monoclinic mineral, 2[Al2Si2O5(OH)4]; kaolinite-serpentine group; kaolinite structure consists of a sheet of tetrahedrally bonded silica and a sheet of octahedrally bonded alumina with little tolerance for cation exchange or expansive hydration; polymorphous with dickite, halloysite, and nacrite; soft; white; formed by hydrothermal alteration or weathering of aluminosilicates, esp. feldspars and feldspathoids; formerly called kaolin.

K-FELDSPAR
        A potassium-bearing feldspar.

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LEACH
        A method of extracting gold from ore by a chemical solution usually containing cyanide.

LENSE
        Pyrite, round or oval in plan and lenticular in section, ranging up to 2 to 3 feet (0.6 to 0.9 meters) in thickness and several hundred feet in the greatest lateral dimension, that is found in coalbeds.

LENTICULAR
        Resembling in shape the cross section of a lens. The term may be applied, e.g., to a body of rock, a sedimentary structure, or a mineral habit.

LENTICULAR SULPHIDE OREBODIES
        Sulphide orebodies that are shaped approximately like a double convex lens. When a rock mass thins out from the center to the edge all around it is said to be lenticular in form.

LIMBS
        The two parts of a fold on either side of its axis.

LITHOLOGIES
        Refers to the physical characteristics of a rock, generally as determined megascopically or with the aid of low-powered magnification.

LODE
        Vein of metal ore.

LOW-GRADE
        A term applied to ores relatively poor in the metal they are mined for; lean ore.

MAFIC
        Igneous rocks composed mostly of dark, iron- and magnesium-rich minerals.

MAGMATIC DOMING
        Creation of a roughly symmetrical structure resembling a dome produced by the actions of magma.

METACHERT HORIZON
        Layers of compact siliceous rock formed of chalcedonic silica that has been subjected to the forces of metamorphism.

METAMORPHISM
        The process by which the form or structure of rocks is changed by heat and pressure.

METASEDIMENTARY SLATES
        Partially metamorphosed slate.

MICA
        1. A group of phyllosilicate minerals having the general composition, X2Y4-6Z8O20(OH,F) where X=(Ba,Ca,Cs,H3O,K,Na,NH4), Y=(Al,Cr,Fe,Li,Mg,Mn,V,Zn), and Z=(Al,Be,Fe,Si); may be monoclinic, pseudohexagonal or pseudo-orthorhombic; soft; perfect basal (micaceous) cleavage yielding tough, elastic flakes and sheets; colorless, white, yellow, green, brown, or black; excellent electrical and thermal insulators (isinglass); common rock-forming minerals in igneous, metamorphic, and sedimentary rocks. 2. The mineral group anandite, annite, biotite, bityite, celadonite, chernykhite, clintonite, ephesite, ferri-annite, glauconite, hendricksite, kinoshitalite, lepidolite, margarite, masutomilite, montdorite, muscovite, nanpingite, norrishite, paragonite, phlogopite, polylithionite, preiswerkite, roscoelite, siderophyllite, sodium phlogopite, taeniolite, tobelite, wonesite, and zinnwaldite.

MICACEOUS
        Consisting of or containing mica; e.g., a micaceous sediment.

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MILL
        A plant where ore is ground fine and undergoes physical or chemical treatment to extract the valuable metals.

MINERAL CLAIM
        A mineral claim usually authorizes the holder to prospect and mine for minerals and to carry out works in connection with prospecting and mining.

MINERAL RESERVES
        The economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.

        PROVEN MINERAL RESERVE: The economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

        PROBABLE MINERAL RESERVE: The economically mineable part of an Indicated, and in some circumstances a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

MINERAL RESOURCE

        A concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

        MEASURED MINERAL RESOURCES: A measured mineral resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

        INDICATED MINERAL RESOURCES: An indicated mineral resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and test information gathered through appropriate techniques from location such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

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        INFERRED MINERAL RESOURCE: The part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. Due to the uncertainty which may attach to inferred mineral resources, it cannot be assumed that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource as result of continued exploration.

MINERALIZATION
        The process or processes by which a mineral or minerals are introduced into a rock, resulting in a valuable or potentially valuable deposit. It is a general term, incorporating various types; e.g., fissure filling, impregnation, and replacement.

MISSISSIPPIAN
        Belonging to the geologic time, system of rocks or sedimentary deposits of the fifth period of the Paleozoic Era, characterized by the submergence of extensive land areas under shallow seas.

MORAINES
        A mound, ridge, or other distinct accumulation of glacial till.

MUCK SAMPLE
        A representative piece of ore that is taken from a muck pile and then assayed to determine the grade of the pile.

MUSCOVITE
        A monoclinic mineral, Kal2(Si3Al)O10(OH,F)2; mica group; pseudohexagonal; perfect basal cleavage; forms large, transparent, strong, electrically and thermally insulating, stable sheets; a common rock-forming mineral in silicic plutonic rocks, mica schists, gneisses, and commercially in pegmatites; also a hydrothermal and weathering product of feldspar and in detrital sediments. Also spelled muscovite.

NET SMELTER RETURN
        A type of royalty payment where the royalty owner receives a fixed percentage of the revenues of a property or operation.

NQ
        A letter name specifying the dimensions of bits, core barrels, and drill rods in the N-size and Q-group wireline diamond drilling system having a core diameter of 47.6 mm and a hole diameter of 75.7 mm.

OPEN PIT
        A mine that is entirely on surface. Also referred to as open-cut or open-cast mine.

OLIGOCENE
        An epoch of the early Tertiary Period, after the Eocene and before the Miocene; also, the corresponding worldwide series of rocks. It is considered to be a period when the Tertiary is designated as an era.

OXIDATION
        A reaction where a material is reacted with an oxidizer such as pure oxygen or air in order to alter the state of the material.

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OXIDE CAPPING
        Is the part of the orebody, which is found on top of the original ore material, but which has not been altered by climate and groundwater.

OXIDE-SILICATE FACIES BANDED IRON FORMATIONS
        A geological term referring to a part of a group of rocks that differs from the whole formation in composition. In this instance the rock comprises iron-bearing minerals of the oxide-silicate variety (i.e., hematite, magnetite). These iron-bearing rocks exist in thin layers or bands hence the term "banded iron formation."

PALEOZOIC
        The era of geologic time that includes the Cambrian, Ordovician, Silurian, Devonian, Mississippian, Pennsylvanian and Permian periods and is characterized by the appearance of marine invertebrates, primitive fishes, land plants and primitive reptiles.

PEGMATITES
        Igneous rocks of coarse grain found usually as dikes associated with large masses of plutonic rock.

PHASES
        Stages in time and/or composition in forming the rock.

PHYLLITE
        1. A metamorphic rock, intermediate in grade between slate and mica schist. Minute crystals of sericite and chlorite impart a silky sheen to the surfaces of cleavage (or schistosity). Phyllites commonly exhibit corrugated cleavage surfaces. 2. A general term for minerals with a layered crystal structure. 3. A general term used by some French authors for the scaly minerals, such as micas, chlorites, clays, and vermiculites.

PLACER
        A place where gold is obtained by the washing of materials: rocks, boulders, sand, clay, etc. containing gold or other valuable minerals by the elements. These are deposits of valuable minerals, in Kinross' case, native gold, are found in the form of dust, flakes, grains, and nuggets. In the United States mining law, mineral deposits, not veins in place, are treated as placers as far as locating, holding, and patenting are concerned. The term "placer" applies to ancient (Tertiary) gravel as well as to recent deposits, and to underground (drift mines) as well as surface deposits.

PORPHYRY
        An igneous rock in which relatively large crystals, called phenocrysts, are set in a fine-granted groundmass.

POLYMETAMORPHIC
        The property possessed by certain chemicals compounds of crystallizing in several distinct forms.

POTASSIC
        Of, pertaining to, or containing potassium; relating to or containing potash.

PQ
        A diamond drill core measuring 2.344 inches in diameter (5.954 cm).

PREMIUM
        An amount specified as such by the parties to a hedging agreement, which amount is the purchase price of the bullion option and is payable by the buyer to the seller on the premium payment date for value on such date.

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PUT OPTION
        A bullion option entitling, but not obliging, except upon exercise, the buyer to sell to the seller at the strike price a specified number of ounces of bullion.

PULP METALLIC
        A type of assay method, which is used to handle the coarse gold component of a sample to allow for its accurate determination.

PYRITE
        A yellow iron sulphide mineral, normally of little value. It is sometimes referred to as "fool's gold."

PYROCLASTIC
        Produced by explosive or aerial ejection of ash, fragments, and glassy material from a volcanic vent. Applied to the rocks and rock layers as well as to the textures so formed.

QUALIFIED PERSON
        An individual who: (a) is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation, or mineral project assessment, or any combination of these; (b) has experience relevant to the subject matter of the mineral project; and (c) is a member in good standing of a professional association as defined by NI 43-101.

QUARTZ
        Common rock-forming mineral consisting of silicon and oxygen.

QUARTZITE
        1. A granoblastic metamorphic rock consisting mainly of quartz and formed by recrystallization of sandstone or chert by either regional or thermal metamorphism; metaquartzite. 2. A very hard but unmetamorphosed sandstone, consisting chiefly of quartz grains that are so completely cemented with secondary silica that the rock breaks across or through the grains rather than around them; an orthoquartzite. 3. Stone composed of silica grains so firmly cemented by silica that fracture occurs through the grains rather than around them. 4. As used in a general sense by drillers, a very hard, dense sandstone.
5. A granulose metamorphic rock consisting essentially of quartz. 6. Sandstone cemented by silica that has grown in optical continuity around each fragment.

QUARTZ-MUSCOVITE
        A mineral, a member of the mica group.

RECLAMATION
        The restoration of a site after mining or exploration activity is completed.

RECOVERY
        A term used in process metallurgy to indicate the proportion of valuable material obtained in the processing of an ore. It is generally stated as a percentage of valuable metal in the ore that is recovered compared to the total valuable metal present in the ore.

RUN-OF-MINE
        Said of ore in its natural, unprocessed state; pertaining to ore just as it is mined.

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REUSABLE PAD ORE
        Ore which is processed on a reusable pad. The reusable pad is an area where heap leaching takes place on ore material temporarily placed onto it. Upon completion of leaching, the ore is removed from the pad and sent to disposal. New material is then applied.

SAMPLE
        A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

SANIDINE
        A monoclinic mineral, (K,Na)AlSi3O8; feldspar group; forms a series with albite; prismatic cleavage; colorless; forms phenocrysts in felsic volcanic rocks.

SCALP
        The process of removing oversize lumps on a continuous basis from a stream of bulk material.

SCHIST
        A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.

SEDIMENTARY ROCKS
        Secondary rocks formed from material derived from other rocks and laid down under water. Examples are limestone, shale and sandstone.

SEMI-AUTOGENOUS (SAG) MILL
        A steel cylinder with steel balls into which run-of-mine material is fed. The ore is ground in the action of large lumps of rock and steel balls.

SEMI-TABULAR FORMS
        Geological formations that are somewhat flat or tabular in character.

SERICITE
        A white, fine-grained potassium mica occurring in small scales as an alteration product of various aluminosilicate minerals, having a silky luster, and found in various metamorphic rocks (especially in schists and phyllites) or in the wall rocks, fault gouge, and vein fillings of many ore deposits. It is commonly muscovite or very close to muscovite in composition, but may also include paragonite and illite.

SHEAR ZONE
        A geological term to describe a geological area in which shearing has occurred on a large scale.

SILICA
        The chemically resistant dioxide of silicon, SiO2; occurs naturally as five crystalline polymorphs: trigonal and hexagonal quartz, orthorhombic and hexagonal tridymite, tetragonal and isometric cristobalite, monoclinic coesite, and tetragonal stishovite. Also occurs as cryptocrystalline chalcedony, hydrated opal, the glass lechatelierite, skeletal material in diatoms and other living organisms, and fossil skeletal material in diatomite and other siliceous accumulations. Also occurs with other chemical elements in silicate minerals.

SILT
        Material passing the No. 200 U.S. standard sieve that is nonplastic or very slightly plastic and that exhibits little or no strength when air-dried. Material composes of fine rock components.

SKIP
        1. A guided steel hoppit, usually rectangular, with a capacity up to 50 st (45.4 t), which is used in vertical or inclined shafts for hoisting coal or minerals. It can also be adapted for personnel riding. 2. A large hoisting bucket, constructed of boiler plate that slides between guides in a shaft, the bail usually connecting at or near the bottom of the bucket so that it may be automatically dumped at the surface. 3. An open iron vehicle or car on four wheels, running on rails and used esp. on inclines or in inclined shafts. 4. A truck used in a mine. 5. A small car that conveys the charge to the top of a blast furnace.

SLURRY
        Fine rock particles are suspended in a stream of water.

SPHALERITE
        A zinc mineral, which is composed of zinc and sulphur. It has a specific gravity of 3.9 to 4.1.

SPOT DEFERRED CONTRACT
        A forward sale of gold based on the spot gold price at the inception of the contract plus contango that accrues until the future delivery date under the contract. The underlying LIBOR based return and gold lease rate expense may be fixed or left floating, at the option of Kinross.

STIBNITE
        A mineral composed of antimony and sulphur often associated with other sulphides.

STOCK
        A magma that has intruded into preexisting rock in a columnar shape typically a kilometer or more in diameter.

STOCKPILE
        Broken ore heaped on surface, pending treatment or shipment.

STOCKWORK
        A mineral deposit consisting of a three-dimensional network of planar to irregular veinlets closely enough spaced that the whole mass can be mined.

STOPES
        An underground opening in a mine from which ore is extracted.

STRATABOUND DEPOSIT
        An ore deposit, which is confined within a geological strata or layer.

STRATABOUND DISSEMINATED
        Disseminated ore within a stratabound deposit.

STRIKE-SLIP MOVEMENT
        1. In a fault, the component of the movement or slip that is parallel to the strike of the fault. 2. A horizontal component of the slip parallel with the fault strike.

SUMP
        The lowest part of a mine shaft into which water drains.

SUPRACRUSTAL ASSEMBLAGES
        Referring to overlying or "last in the sequence" groups of rocks or assemblages in the earth's crust.

SYENITE
        A group of plutonic rocks containing alkali feldspar (usually orthoclase, microcline, or perthite), a small amount of plagioclase (less than in "monzonite"), one or more mafic minerals (esp. hornblende), and quartz, if present, only as an accessory; also, any rock in that group; the intrusive equivalent of "trachyte." With an increase in the quartz content, syenite grades into "granite."

SYMPATHETIC FAULTING
        A minor fault that has the same orientation as the major fault or some such structure with which it is associated.

SYNCLINE
        A fold in rocks in which the strata dip inward from both sides toward the axis.

TAILINGS
        The material that remains after all metals considered economic have been removed from ore during milling.

T-ANTIFORM STRUCTURE
        A local geological term identifying a particular formation of rock. In this instance the structure is an antiform, which is an "n"shaped fold.

TENNANTITE
        An isometric mineral, (Cu,Fe)12As4S13; tetrahedrite group; forms a series with tetrahedrite; may contain zinc, silver, or cobalt replacing copper; in veins; an important source of copper.

TERRANE
        Area of land of a particular character, E.G., mountainous, swampy.

TETRAHEDRITE
        1. An isometric mineral, (Cu,Fe)12Sb4S13, having copper replaced by zinc, lead, mercury, cobalt, nickel, or silver; forms a series with tennantite and freibergite; metallic; crystallizes tetrahedra; occurs in hydrothermal veins and contact metamorphic deposits; a source of copper and other metals. 2. The mineral group freibergite, giraudite, goldfieldite, hakite, tennantite, and tetrahedrite.

THOLEIITIC
        A silica-oversaturated (quartz-normative) basalt, characterized by the presence of low-calcium pyroxenes (orthopyroxene and/or pigeonite) in addition to clinopyroxene and calcic plagioclase.

TOURMALINE
        1. Any member of the trigonal mineral group, XY3Z6(BO3)3Si6O18(OH,F)4where X is Na partially replaced by Ca, K, Mg, or a vacancy, Y is Mg, Fe2+, Li, or Al, and Z is Al and Fe3+; forms prisms of three, six, or nine sides; commonly vertically striated; varicolored; an accessory in granite pegmatites, felsic igneous rocks, and metamorphic rocks. Transparent and flawless crystals may be cut for gems. 2. The mineral group buergerite, dravite, elbaite, ferridravite, liddicoatite, schorl, and uvite.

TRENDING FAULTS
        Faults that are similar in direction or bearing.

TRIASSIC
        Belonging to the geolic time, system of rocks or sedimentary deposits of the first period of the Mesozoic Era, characterized by the diversification of land life, the rise of dinosaurs and the appearance of the earliest mammals.

TUFF
        Rock composed of fine volcanic ash.

ULTRAMAFIC
        Also called ultrabasic. Characterizes rocks containing less than 45% silica; containing virtually no quartz or feldspar. They are essentially composed of iron and magnesium-rich minerals, metallic oxides and sulfides, and native metals.

UNCONFORMITY
        A surface between successive strata representing a missing interval in the geologic record of time, and produced either by an interruption in deposition or by the erosion of depositionally continuous strata followed by renewed deposition.

VEIN
        A fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

VOLCANICS
        A general collective term for extrusive igneous and pyroclastic material and rocks.

VUG
        A small cavity in a rock, usually lined with crystals of a different mineral composition than the enclosing rock.

VUGGY
        Pertaining to a vug or having numerous vugs.

ZONE
        An area of distinct mineralization.

MEASUREMENTS CONVERSION TABLE

                                METRIC CONVERSION TABLE
        ---------------------------------------------------------------------
          TO CONVERT        TO IMPERIAL MEASUREMENT UNITS      MULTIPLY BY
        Tonnes            Short tons                             1.10231
        Tonnes            Long tons                              0.98422
        Tonnes            Pounds                                 2204.62
        Tonnes            Ounces (troy)                           32,150
        Kilograms         Ounces (troy)                           32.150
        Grams             Ounces (troy)                          0.03215
        Grams/tonnes      Ounces (troy)/short ton                0.02917
        Hectares          Acres                                  2.47105
        Kilometers        Miles                                  0.62137
        Meters            Feet                                   3.28084





                                           INDEX TO FINANCIAL STATEMENTS

PRO FORMA FINANCIAL STATEMENTS:
Compilation report on pro forma consolidated financial statements.............................................F-A1
Comment for United States Readers on Differences Between Canadian and United States
     Reporting Standards......................................................................................F-A2
Pro forma consolidated balance sheet as at March 31, 2004 (unaudited).........................................F-A3
Pro forma consolidated statement of operations for the three months ended March 31, 2004 (unaudited)..........F-A4
Pro forma consolidated statement of operations for the year ended December 31, 2003 (unaudited)...............F-A5
Notes to the pro forma consolidated financial statements (unaudited)..........................................F-A6

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF KINROSS:
Consolidated balance sheets as at March 31, 2004 and 2003 (unaudited).........................................F-B1
Consolidated statements of operations for the three months ended March 31, 2004 and 2003 (unaudited)..........F-B2
Consolidated statements of cash flows for the three months ended March 31, 2004 and 2003 (unaudited)..........F-B3
Consolidated statement of common shareholders equity for the three months ended March 31, 2004 and
     2003 (unaudited).........................................................................................F-B4
Notes to the consolidated financial statements for the three months ended March 31, 2004 (unaudited)..........F-B5
Report of Independent Registered Chartered Accountants.......................................................F-B35
Consolidated balance sheets as at December 31, 2003 and 2002.................................................F-B36
Consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001...................F-B37
Consolidated statements of cash flows for the years ended December 31, 2003, 2002 and 2001...................F-B38
Consolidated statements of common shareholders' equity for the years ended December 31, 2003, 2002 and 2001................................................................................................F-B39
Notes to the consolidated financial statements...............................................................F-B40

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF TVX:
Auditors' report..............................................................................................F-C1
Consolidated balance sheets as at December 31, 2002 and 2001..................................................F-C2
Consolidated statements of operations for the years ended December 31, 2002, 2001, and 2000...................F-C3
Consolidated statements of deficit for the years ended December 31, 2002, 2001, and 2000......................F-C4
Consolidated statements of cash flows for the years ended December 31, 2002, 2001, and 2000...................F-C5
Notes to consolidated financial statements....................................................................F-C6

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF ECHO BAY:
Report of independent chartered accountants...................................................................F-D1
Consolidated balance sheets as at December 31, 2002 and 2001..................................................F-D2
Consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000....................F-D3
Consolidated statements of deficit for the years ended December 31, 2002, 2001 and 2000.......................F-D3
Consolidated statements of cash flows for the years ended December 31, 2002, 2001 and 2000....................F-D4
Notes to consolidated financial statements....................................................................F-D5

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF CROWN:
Report of Independent Registered Public Accounting Firm.......................................................F-E1
Consolidated balance sheets as at December 31, 2003 and 2002 (As Restated)....................................F-E2
Consolidated statements of operations for the years ended December 31, 2003, 2002 (As Restated), and 2001 (As Restated)...................................................................................F-E3
Consolidated statements of stockholders' equity and comprehensive income (loss) for the years ended
     December 31, 2003, 2002 (As Restated), and 2001 (As Restated)............................................F-E4
Consolidated statements of cash flows for the years ended December 31, 2003, 2002 (As Restated), and 2001 (As Restated)...................................................................................F-E5
Notes to consolidated financial statements (As Restated)......................................................F-E6
Unaudited condensed consolidated balance sheets as at March 31, 2004 and December 31, 2003...................F-E32
Unaudited condensed consolidated statements of operations for the three months ended March 31, 2004 and 2003 (As Restated)..................................................................................F-E33
Unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2004 and 2003 (As Restated)..................................................................................F-E34
Notes to the unaudited condensed consolidated financial statements...........................................F-E35

COMPILATION REPORT ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


To the Directors of
Kinross Gold Corporation


We have read the accompanying unaudited pro forma consolidated balance sheet of Kinross Gold Corporation (the "Company") as at March 31, 2004, and unaudited pro forma consolidated statement of operations for the three months ended March 31, 2004, and the year ended December 31, 2003, and have performed the following procedures:

1. Compared the figures in the columns captioned "Kinross" to the unaudited financial statements of the Company as at and for the three months ended March 31, 2004, and to the audited consolidated financial statements of the Company for the year ended December 31, 2003, and found them to be in agreement.


2. Compared the figures in the columns captioned "Crown" to the unaudited financial statements of Crown Resources Corporation as at and for the three months ended March 31, 2004, and to the audited consolidated financial statements of Crown Resources Corporation for the year ended December 31, 2003, and found them to be in agreement.

3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

        (a)     the basis for determination of the pro forma adjustments; and

        (b) whether the unaudited pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

        The officials:

        (a) described to us the basis for determination of the pro forma adjustments, and

        (b) stated that the unaudited pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4. Read the notes to the unaudited pro forma consolidated financial statements and found them to be consistent with the basis described to us for determination of the pro forma adjustments.


5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "Kinross" and "Crown" as at and for the three months ended March 31, 2004, and for the year ended December 31, 2003, and found the amounts in the column captioned "Pro-Forma Consolidated" to be arithmetically correct.


A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.



(SIGNED) DELOITTE & TOUCHE LLP
INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

Toronto, Canada
June ___, 2004


                                      F-A1

COMMENT FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

The above compilation report on pro forma consolidated financial statements, provided solely pursuant to Canadian requirements, is expressed in accordance with reporting standards generally accepted in Canada. Such standards contemplate the issuance of a report with respect to the compilation of unaudited pro forma financial statements. U.S. standards do not provide for the issuance of a report on the compilation of unaudited pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the unaudited pro forma consolidated financial statements would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under U.S. standards, we would be unable to issue our report with respect to the compilation of the accompanying unaudited pro forma consolidated financial statements.




(SIGNED) DELOITTE & TOUCHE LLP
INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

Toronto, Canada
June ___, 2004





                                      F-A2


                                                   KINROSS GOLD CORPORATION
                                       PRO FORMA CONSOLIDATED BALANCE SHEET - UNAUDITED
                                            (EXPRESSED IN MILLIONS OF U.S. DOLLARS)
                                                     AS AT MARCH 31, 2004

                                                                                            PRO-FORMA       PRO-FORMA
                                                       NOTES      KINROSS       CROWN      ADJUSTMENTS     CONSOLIDATED
                                                       -----      -------       -----      -----------     ------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                               2.2     $             $            $     (1.7)    $      217.5
                                                                     217.6         1.6
Restricted cash                                                        1.4         -              -                1.4
Accounts receivable and other assets                                  30.4         0.4            -               30.8
Inventories                                                          132.4         -              -              132.4
                                                               ----------------------------------------------------------
                                                                     381.8         2.0           (1.7)           382.1
                                                               ----------------------------------------------------------
Property, plant and equipment                           2.2          520.7         8.8           (8.8)           520.7
Mineral interests                                       2.2          253.4        21.1           85.5            360.0
Goodwill                                                             918.0         -              -              918.0
Future income and mining taxes                                         1.3         -              -                1.3
Long-term investments                                   2.2           16.5         2.0           (2.0)            16.5
Deferred charges and other long-term assets                           24.5         0.1            -               24.6
                                                               ----------------------------------------------------------
                                                                $   2,116.2   $   34.0     $     73.0     $    2,223.2
                                                               ==========================================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                              84.8         0.1            -               84.9
Current portion of long-term debt                                      4.4         0.1            -                4.5
Current   portion  of  site   restoration   cost                      22.1         -              -               22.1
accruals
                                                               ----------------------------------------------------------
                                                                     111.3         0.2            -              111.5
                                                               ----------------------------------------------------------
Long-term debt                                                         0.4         -              -                0.4
Site restoration cost accruals                                       107.4         -              -              107.4
Future income and mining taxes                          2.2           54.5         3.2           (1.5)            56.2
Deferred revenue                                                       1.7         -              -                1.7
Other long-term liabilities                                            4.7         0.1            -                4.8
Convertible senior notes payable                        2.2            -           0.4           (0.4)             -
Redeemable retractable preferred shares                                2.9         -              -                2.9
                                                               ----------------------------------------------------------
                                                                     282.9         3.9           (1.9)           284.9

NON-CONTROLLING INTERESTS                                              0.7         -              -                0.7

CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY                    12.9         -              -               12.9

COMMON SHAREHOLDERS' EQUITY
Common share capital and common share purchase
   warrants                                             2.2        1,784.0        56.9           48.1          1,889.0
Treasury stock                                          2.2            -          (0.3)           0.3              -
Unearned compensation                                   2.2            -          (1.4)           1.4              -
Contributed surplus                                     2.2           32.9         -              -               32.9
Retained earnings (deficit)                             2.2            4.8       (25.1)          25.1              4.8
Cumulative translation adjustments                                    (2.0)        -              -               (2.0)
                                                               ----------------------------------------------------------
                                                                $  1,819.7    $   30.1     $     74.9      $   1,924.7
                                                               ----------------------------------------------------------
                                                                $  2,116.2    $   34.0     $     73.0      $   2,223.2
                                                               ==========================================================


                                                             F-A3


                                                    KINROSS GOLD CORPORATION
                                   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
                                (EXPRESSED IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)
                                           FOR THE THREE MONTHS ENDED MARCH 31, 2004


                                                                                                  PRO-FORMA         PRO-FORMA
                                                         NOTES       KINROSS        CROWN        ADJUSTMENTS       CONSOLIDATED
                                                         -----       -------        -----        -----------       ------------
REVENUE AND OTHER INCOME
   Mining revenue                                                   $    155.6     $     -       $        -         $     155.6
   Interest and other income                                               1.8           -                -                1.8
   Mark to market gain on call options                                    (0.8)          -                -               (0.8)
                                                                   --------------------------------------------------------------
                                                                         156.6           -                -              156.6
                                                                   --------------------------------------------------------------
EXPENSES
   Operating (exclusive of depreciation, depletion and
       amortization shown separately below)                               94.5           -                -               94.5
   General and administrative                                              6.9           0.4              -                7.3
   Exploration and business development                                    3.5           -                -                3.5
   Depreciation, depletion and amortization                               32.4           -                -               32.4
   Gain on disposal of assets                                             (0.4)          -                -               (0.4)
   Foreign exchange loss                                                   2.4           -                -                2.4
   Interest expense on long-term liabilities                               0.7           -                -                0.7
                                                                   ==============================================================
                                                                         140.0           0.4              -              140.4
                                                                   ==============================================================
   EARNINGS (LOSS) BEFORE TAXES AND OTHER ITEMS                           16.6          (0.4)             -               16.2

   Provision for income and mining taxes                                  (3.2)          0.2              -               (3.0)
   Share of loss in investee companies                    2.3              -            (0.2)             0.2              -
                                                                   --------------------------------------------------------------
   EARNINGS (LOSS) FOR THE YEAR BEFORE DIVIDENDS ON
CONVERTIBLE                                                               13.4          (0.4)             0.2             13.2
      PREFERRED SHARES OF SUBSIDIARY COMPANY
   DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF
SUBSIDIARY                                                                (0.2)          -                -               (0.2)
      COMPANY
                                                                   --------------------------------------------------------------
   NET EARNINGS (LOSS) FOR THE YEAR                                 $     13.2     $    (0.4)       $     0.2       $     13.0
                                                                   ==============================================================

   ATTRIBUTABLE TO COMMON SHAREHOLDERS:

                                                                   --------------------------------------------------------------
   NET EARNINGS FOR THE YEAR ATTRIBUTABLE TO COMMON
      SHAREHOLDERS                                                  $     13.2     $    (0.4)       $     0.2       $     13.0
                                                                   ==============================================================

EARNINGS (LOSS) PER SHARE
   Basic                                                                 $0.04        ($0.02)                       $     0.04
   Diluted                                                               $0.04          -                           $     0.04

WEIGHTED  AVERAGE  NUMBER OF COMMON SHARES  OUTSTANDING
(MILLIONS)
   Basic                                                                 345.7          22.0                             356.2
   Diluted                                                               346.3           -                               356.8



                                                                   F-A4


                                                    KINROSS GOLD CORPORATION
                                   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
                                (EXPRESSED IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)
                                              FOR THE YEAR ENDED DECEMBER 31, 2003


                                                                                                   PRO-FORMA         PRO-FORMA
                                                         NOTES        KINROSS        CROWN        ADJUSTMENTS       CONSOLIDATED
                                                         -----        -------        -----        -----------       ------------
REVENUE AND OTHER INCOME
   Mining revenue                                         2.4       $    571.9     $    -        $       11.7       $     600.5
                                                          2.5              -            -                16.7
                                                          2.6              -            -                 0.2
   Interest and other income                                              12.3          -                 0.3             12.6
   Mark to market gain on call options                                     0.4          -                 -                0.4
                                                                 ----------------------------------------------------------------
                                                                         584.6          -                28.9            613.5
                                                                 ----------------------------------------------------------------
EXPENSES
   Operating (exclusive of depreciation, depletion and
       amortization shown separately below)               2.4            387.3          -                 6.1            404.9
                                                          2.5              -            -                11.0
                                                          2.6              -            -                 0.2
                                                          2.7              -            -                 0.3
   General and administrative                             2.4             25.0          4.1               6.2             46.4
                                                          2.5              -            -                11.1
   Exploration and business development                   2.4             24.3          -                 0.3             25.4
                                                          2.5              -            -                 0.8
   Depreciation, depletion and amortization               2.4            140.9          -                 2.0            146.4
                                                          2.5              -            -                 2.8
                                                          2.8              -            -                 0.7
   Gain on disposal of assets                                            (29.5)         -                 -              (29.5)
   Foreign exchange (gain) loss                           2.4             (3.3)         -                (0.8)            (4.1)
   Interest expense on long-term liabilities                               5.1          -                 -                5.1
   Loss on redemption of debt component of
      convertible debentures                                               1.1          -                 -                1.1
   Asset write-downs and non-cash charges                                  9.9          -                 -                9.9
                                                                 ----------------------------------------------------------------
                                                                         560.8          4.1              40.7            605.6
                                                                 ================================================================
   EARNINGS (LOSS) BEFORE TAXES AND OTHER ITEMS                           23.8         (4.1)            (11.8)             7.9

   Provision for income and mining taxes                  2.4            (13.1)         1.7              (0.5)           (11.9)
   Non-controlling interest                                               (0.2)         -                 -               (0.2)
   Share of loss in investee companies                    2.3              -           (0.6)              0.6              -
                                                                 ----------------------------------------------------------------
   EARNINGS (LOSS) FOR THE YEAR BEFORE DIVIDENDS ON
CONVERTIBLE                                                               10.5         (3.0)            (11.7)            (4.2)
      PREFERRED SHARES OF SUBSIDIARY COMPANY
   DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF
SUBSIDIARY                                                                 0.8          -                 -                0.8
      COMPANY
                                                                 ----------------------------------------------------------------
   NET EARNINGS (LOSS) FOR THE YEAR                                 $      9.7      $  (3.0)      $     (11.7)      $     (5.0)
                                                                 ================================================================

   ATTRIBUTABLE TO COMMON SHAREHOLDERS:

   NET EARNINGS (LOSS) FOR THE YEAR                                 $      9.7      $  (3.0)      $     (11.7)      $     (5.0)
   INCREASE IN EQUITY COMPONENT OF CONVERTIBLE                            (6.5)         -                 -               (6.5)
DEBENTURES
   GAIN ON REDEMPTION OF EQUITY COMPONENT OF
CONVERTIBLE                                                               16.5          -                 -               16.5
      DEBENTURES

                                                                 ----------------------------------------------------------------
   NET EARNINGS FOR THE YEAR ATTRIBUTABLE TO COMMON
      SHAREHOLDERS                                                  $     19.7      $  (3.0)       $     (11.7)      $      5.0
                                                                 ================================================================

EARNINGS (LOSS) PER SHARE
   Basic                                                            $      0.06     $  (0.45)                       $      0.01
   Diluted                                                          $      0.06         -                           $      0.01

WEIGHTED  AVERAGE  NUMBER OF COMMON SHARES  OUTSTANDING
(MILLIONS)
   Basic                                                                 308.6          6.6                              333.9
   Diluted                                                               309.6          6.6                              334.9

                                                             F-A5

KINROSS GOLD CORPORATION
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (EXPRESSED IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE DATA)


1.      BASIS OF PRESENTATION


The unaudited pro forma consolidated financial statements ("pro forma financial statements") have been prepared using the purchase method of accounting for the business combination of Kinross Gold Corporation ("the Company" or "Kinross"), TVX Gold Inc. ("TVX") and Echo Bay Mines Ltd. ("Echo Bay") and using the purchase method of accounting for the business combination of the Company and Crown Resources Corporation ("Crown"). The Company has been identified as the acquirer for both business combinations. The purchase price allocated to the TVX and Echo Bay assets acquired and liabilities assumed was based on the final purchase equation and their respective fair values at January 31, 2003 upon completion of the business combination. The purchase price allocated to the Crown assets acquired and liabilities assumed was based on their respective fair values at March 31, 2004. The allocation of the aggregate purchase price reflected in the pro forma financial statements for the Crown business combination is preliminary. The actual purchase adjustment to reflect the fair values of the assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma financial statements may be subject to change. Such allocation may differ significantly from the preliminary allocation included herein.

The accompanying pro forma financial statements as at and for the year ended December 31, 2003, and as at and for the three months ended March 31, 2004, have been prepared by the Company's management based on the audited consolidated financial statements of the Company and Crown for the year ended December 31, 2003, and the unaudited interim consolidated financial statements of the Company and Crown as at and for the three months ended March 31, 2004, and the unaudited results of operations for TVX and Echo Bay for the one month period ended January 31, 2003. The pro forma financial statements are presented as if the business combinations had occurred on March 31, 2004, in respect to the pro forma consolidated balance sheet and on January 1, 2003, in respect of the pro forma consolidated statement of operations. The pro forma financial statements have been reclassified to reflect classifications consistent with the presentation adopted by the Company.


Accounting policies used in the preparation of the pro forma financial statements are those disclosed in the Company's consolidated financial statements. The financial statements of the Company and Crown have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("CDN GAAP"). In the opinion of management of the Company, these pro forma financial statements include all adjustments necessary for a fair presentation applicable to the preparation of pro forma financial statements.


The pro forma financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected herein had been completed on the dates indicated or the results, which may be obtained in the future. In preparing these pro forma financial statements no adjustments have been made to reflect transactions that have occurred since the dates indicated or the general and administrative cost savings expected to result from combining the operations of the Company, TVX, Echo Bay and Crown.


The pro forma financial statements should be read in conjunction with the description of the combination of the Company and Crown in this registration statement, the audited consolidated financial statements of the Company and Crown as at and for the year ended December 31, 2003 and notes attached thereto, the unaudited interim consolidated financial statements of the Company and Crown as at and for the three months ended March 31, 2004 and notes attached hereto, each contained elsewhere in this registration statement.

The combinations will be accounted for by the Company using the purchase method of accounting in accordance with both Section 1581 "Business Combinations" of the Canadian Institute of Chartered Accountants Handbook ("CICA Handbook"), for purposes of CDN GAAP and Statement of Accounting Standards ("SFAS") 141, "Business Combinations," for purposes of United States Generally Accepted Accounting Principles ("U.S. GAAP"). Pursuant to the purchase method of accounting under both CDN and U.S. GAAP, the TVX and Echo Bay assets acquired and liabilities assumed were recorded at their fair values on January 31, 2003, while, the Crown assets acquired and liabilities assumed will be recorded at their fair values as of the effective date of the Combination. The excess of the purchase price over the TVX and Echo Bay fair values of assets acquired and liabilities assumed has been recorded as goodwill. In accordance with CICA Handbook Section 3062, "Goodwill and Other Intangible Assets" for purposes of CDN GAAP and SFAS 142 "Goodwill and Other Intangible Assets" for the purposes of U.S. GAAP, goodwill was assigned to specific reporting units and will not be amortized. Based on the preliminary purchase equation for Crown there was no goodwill to be allocated.

                                      F-A6

2.      PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

        The pro forma financial statements have been prepared on the basis that the business combination more fully described elsewhere herein is completed and the shareholders of Crown approve the business combination. In addition, the results of operations of the Company have been adjusted to reflect the results of operations for TVX and Echo Bay for the one month ended January 31, 2003 to reflect the business combination as if it had occurred on January 1, 2003 for purposes of pro forma statement of operations.

2.1     TVX AND ECHO BAY COMBINATION

        On January 31, 2003, pursuant to a Canadian Plan of Arrangement, the Company acquired 100% of TVX and 100% of Echo Bay. Consideration paid for the TVX common shares was 2.1667 Kinross common shares for each TVX common share. Consideration paid for the Echo Bay shares was 0.1733 of a Kinross common share for each Echo Bay common share. The exchange ratio reflects the three for one consolidation of the Company's common shares that was approved by the shareholders on January 28, 2003 (see Note 16 to the audited consolidated financial statements). The purchase price for these acquisitions totaled $1.3 billion, comprised of 177.8 million Kinross common shares, $12.6 million of direct costs and $29.3 million representing the fair value of common share purchase warrants and stock options assumed. The value of Kinross was $7.14 per share based on the average market price of the shares over the two-day period before and after June 10, 2002, being the date Kinross, TVX and Echo Bay entered into the combination agreement.

        In a separate transaction, immediately prior to the business combination, TVX acquired Newmont Mining Corporation's ("Newmont") 50% non-controlling interest in the TVX Newmont Americas joint venture ("TVX Newmont JV") for $180.0 million in cash. The purchase price was satisfied using TVX's available cash of $85.5 million and cash advanced by Kinross to TVX of $94.5 million.


        Upon completion of the acquisition of TVX and TVX's purchase of Newmont's interest in the TVX Newmont JV, Kinross holds various non-operating interests in gold mines located in Chile (La Coipa - 50%), Brazil (Paracatu - 49% and Crixas - 50%) and Canada (Musselwhite 32%), an operating interest in one other Canadian mine (New Britannia - 50%) and exploration interests in Brazil. Upon acquiring Echo Bay, Kinross holds operating interests in gold mines located in the United States (Round Mountain - 50%) and Canada (Lupin 100%) and interests in development properties in both Canada and the United States.


        The combination of Kinross, TVX and Echo Bay was undertaken to create the seventh largest senior primary gold producer in the world, with the financial and operating base necessary to continue to grow the Company. With an expanded global operating base, a more than doubling of gold production, increased cash flow provided from operating activities and a portfolio of development projects, the Company has an enhanced ability to pursue new growth strategies, previously unattainable, and undertake significant exploration programs.

        The acquisitions were accounted for using the purchase method of accounting whereby identifiable assets acquired and liabilities assumed were recorded at their fair market values as of the date of acquisition. The excess of the purchase price over such fair value was recorded as goodwill and amounted to $918 million. During the fourth quarter of 2003, the Company finalized the purchase price allocations for the TVX and Echo Bay acquisitions. In addition, Kinross tested the goodwill for impairment as at December 31, 2003 and determined that there was no impairment at that date.

                                      F-A7

The following reflects the final purchase price allocation for the combination with TVX and Echo Bay (in millions except per share data):

                                                                                      TVX          ECHO BAY

Common shares of Kinross issued to Echo Bay and TVX shareholders                        93.9          83.9
Value of Kinross common stock per share                                             $   7.14      $   7.14
                                                                                 ------------------------------
Fair value of the Company's common stock issued                                     $   670.7     $  599.1

Plus - fair value of warrants and options assumed by the Company (100% vested)            6.8         22.5
Plus - direct acquisition costs incurred by the Company                                   6.3          6.3
Plus - the Company's previous 10.6% ownership interest in Echo Bay                        -            7.0
                                                                                 ------------------------------

Total purchase price                                                                $   683.8     $  634.9

Plus - fair value of liabilities assumed by Kinross
   Accounts payable and accrued liabilities                                              53.6         23.1
   Long-term debt, including current portion                                              2.2          -
   Site restoration cost accruals, including current portion                             17.5         45.5
   Future income tax liabilities                                                         52.0          0.8
   Other long-term liabilities                                                            0.1          -
   Liability with respect to TVX Newmont JV assets acquired                              94.5          -

Less - fair value of assets acquired by Kinross
  Cash                                                                                  (27.8)       (16.4)
  Restricted cash                                                                       (11.3)       (10.1)
  Marketable securities                                                                  (0.5)        (1.9)
  Accounts receivable and other assets                                                  (18.2)        (4.6)
  Inventories                                                                           (19.1)       (28.8)
  Properties, plant and equipment                                                      (129.1)       (84.6)
  Mineral interests                                                                    (205.5)       (78.4)
  Long-term investments and other non-current assets                                     (5.1)       (48.6)
                                                                                 ------------------------------

Residual purchase price allocated to goodwill                                       $   487.1     $  430.9
                                                                                 ==============================

Property, plant and equipment was adjusted to estimated fair values based on replacement costs as determined through independent appraisals performed by a third party. Mineral interests, representing acquired mineral use rights and previously included in property, plant and equipment, were fair valued based on estimated future cash flows or recent transactions involving sales of similar properties, depending on the nature of the underlying property. Estimated future cash flows were based on estimated quantities of gold to be produced at each site, the estimated costs, timing and capital expenditures associated with such production, the Company's long-term expectation that a price of $325 would be realized for each ounce of gold produced, foreign currency exchange rates at the date of acquisition and a discount rate specific to the Company's cost of capital, estimated to be equal to 7%.

2.2     CROWN COMBINATION


On November 20, 2002, the Company executed a definitive acquisition agreement to acquire 100% of the common shares of Crown. The Company has agreed to issue
0.2911 of a common share for each outstanding common share of Crown. The value of the Kinross shares is $7.49 per share based on the average market price of the shares over the two day period before and after October 8, 2003, being the date Kinross and Crown announced the combination and entered into a letter agreement. Total number of common shares to be issued by the Company is approximately 10.54 million. The 10.54 million common shares to be issued by the Company assume that all of the convertible senior notes payable outstanding by Crown will be converted into common shares of Crown immediately prior to closing, and the exercise of all stock options outstanding at March 31, 2004 for net proceeds of $1.3 million. All stock options expire if not exercised prior to closing. In addition, the Company has eliminated Crown's investment in Solitario as the purchase agreement with the Company contemplates Crown distributing to its shareholders the 9,633,585 shares it holds in Solitario immediately prior to the closing of the combination. The transaction is expected to close in 2004.


                                      F-A8

The following reflects the preliminary purchase price allocation for the acquisition of 100% of Crown (in millions except per share data):


Common shares of Kinross to be issued to Crown shareholders                10.54
Value of Kinross common stock per share                                $    7.49
                                                                       ---------
Fair value of the Company's common stock to be issued                  $   79.1
Plus - Fair value of Crown's warrants and options                          25.9
Acquisition costs                                                           3.0
                                                                       ---------

Total purchase price                                                   $  108.0

Plus - fair value of liabilities assumed by Kinross
   Accounts payable and accrued liabilities                                 0.1
   Long-term debt, including current portion                                0.1
   Future income tax liabilities                                            1.7

Less - fair value of assets acquired by Kinross
    Cash (including $1.3 million of stock option proceeds)                 (2.9)
    Short term investments                                                 (0.2)
    Accounts receivable and other assets                                   (0.1)
    Mineral interests                                                    (106.6)
    Long-term investments and other non-current assets                     (0.1)
                                                                       ---------

Residual purchase price allocated to goodwill                          $    NIL
                                                                       =========


        Mineral interests were fair valued based on estimated future cash flows of the underlying property. Estimated future cash flows were based on estimated quantities of gold to be produced, the estimated costs, timing and capital expenditures associated with such production, the Company's long-term expectation that a price of $350 would be realized for each ounce of gold produced and a discount rate specific to the Company's cost of capital, estimated to be equal to 7%.

2.3     DISTRIBUTION OF SOLITARIO RESOURCES CORPORATION ("SOLITARIO")


To eliminate Crown's share of loss on the investment in Solitario for the year ended December 31, 2003 of $0.6 million and for the three months ended March 31, 2004 of $0.2 million as the purchase agreement with the Company contemplates Crown distributing to its shareholders the 9,633,585 shares it holds in Solitario prior to the closing of the purchase by the Company.


2.4     TVX JANUARY RESULTS OF OPERATIONS

To increase mining revenue by $11.7 million, interest and other income by $0.3 million, operating costs by $6.1 million, general and administration costs by $6.2 million, exploration and business development costs by $0.3 million, depreciation depletion and amortization costs by $2.0 million, foreign exchange gain by $0.8 million, and income tax expense by $0.5 million to reflect the results of operations for January 2003 by TVX. Included in TVX's general and administration cost for January are costs to complete the business combination of $5.4 million.

2.5     ECHO BAY JANUARY RESULTS OF OPERATIONS

To increase mining revenue by $16.7 million, operating costs by $11.0 million, general and administrative costs by $11.1 million, exploration and business development costs by $0.8 million and depreciation, depletion and amortization by $2.8 million to reflect the results of operations for January 2003 by Echo Bay. Included in Echo Bay's general and administration cost for January are costs to complete the business combination of $11.0 million.

CONFORMING ADJUSTMENTS

2.6     REVENUE RECOGNITION


To increase Echo Bay's mining revenue for the year ended December 31, 2003 by $0.2 million and operating costs by $0.2 million to reflect silver sales as revenue in accordance with the Company's accounting policies. Echo Bay credited by-product silver revenues to operating costs where the Company records by-product silver as part of revenue.


                                      F-A9

2.7     DEFERRED STRIPPING


To increase operating costs for the year ended December 31, 2003 of TVX by $0.3 million to reflect the impact of expensing stripping costs as incurred in accordance with the Company's accounting policies.


2.8     DEPRECIATION, DEPLETION AND AMORTIZATION


To increase depreciation, depletion and amortization expense for the year ended December 31, 2003 of TVX and Echo Bay by $0.7 million to reflect the impact of the final purchase equation on the pro forma results for January 2003.


3.      ITEMS NOT ADJUSTED

The pro forma financial statements do not give effect to operating efficiencies, cost savings and synergies that might result from the business combinations of Kinross, TVX, Echo Bay and Crown at the corporate level.

4.      SHARE INFORMATION

The number of pro forma common shares outstanding after giving effect to the transaction is:


Kinross issued and outstanding at March 31, 2004                  345.9
Crown shares converted to equivalent Kinross shares(1)             10.5
                                                             ------------

                                                                  356.4
                                                             ============

-----------------------
(1)     Assumes the issuance of 10.5 million common shares of the Company for
        36.2 million common shares of Crown.


The pro forma net earnings per common share in the amount of $0.01 for the year ended December 31, 2003 and $0.04 for the three months ended March 31, 2004 has been calculated using the weighted average number of common shares of the Company outstanding during the year ended December 31, 2003, and the three months ended March 31, 2004, plus the additional common shares that will be issued to complete the business combination with Crown and the additional weighting of the shares issued to complete the business combination with TVX and Echo Bay, had that combination been completed on January 1, 2003. The increase in equity component of convertible debentures and gain on redemption of equity component of convertible debentures have been included in the determination of net earnings attributable to common shareholders on the pro forma statement of operations in the determination of per share data.

Weighted average number of common shares outstanding used in computing per share amounts for the year ended December 31, 2003:


        Weighted average number of common shares outstanding for the Company for the year ended         308.6
        December 31, 2003
        Additional common shares issued to complete the Crown combination                                10.5
        Additional weighting of common shares issued to complete the TVX combination                      7.8
        Additional weighting of common shares issued to complete the Echo Bay combination                 7.0
                                                                                                    ------------

                                                                                                        333.9
                                                                                                    ============
Weighted average number of common shares outstanding used in computing per share amounts for the three months ended March 31, 2004:

         Weighted average number of common shares outstanding for the Company for the period
         ended March 31, 2004                                                                           345.7
         Additional common shares issued to complete the Crown combination                               10.5
                                                                                                    ------------

                                                                                                        356.2
                                                                                                    ============


                                     F-A10

5.      INCOME AND MINING TAXES


The December 31, 2003 pro forma tax adjustment and the pro forma consolidated provision for income and mining taxes were recorded at the statutory rates that were then in force. The statutory rates are: Canada income tax--approximately 40%; Ontario mining tax--12%; Manitoba mining tax--18%; U.S. income tax--35%; Russian income tax--24%; Brazil income tax--34%; Chile income tax--35%. For the Canada and U.S. income tax, no recognition was given to tax losses for purposes of the calculation of the current period tax expense.


6. RECONCILIATION OF UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FROM CDN TO U.S. GAAP


The tables below set out the material adjustments to pro forma consolidated net earnings (loss) and shareholders' equity reflected in the unaudited pro forma consolidated financial information which would be required if U.S. GAAP had been applied. These tables should be read in conjunction with Note 22 of the Company's audited financial statements for the year ended December 31, 2003, and
Note 11 of these unaudited consolidated financial statements.


                                       RECONCILIATION OF PRO FORMA NET LOSS


                                                                                Three months ended       Year ended
                                                                                  March 31, 2004      December 31, 2003
                                                                                ----------------------------------------
Pro forma net earnings for the year under CDN GAAP                                 $      13.2          $      (5.0)

Adjustments for:

Recognition of deferred exchange gains and losses on convertible debentures (a)           --                  (17.8)
Elimination of effects of recognition of equity component of convertible
  debentures (a)                                                                          --                   (3.2)
Property,  plant and equipment & amortization of differences  from applying SFAS
121(b)                                                                                     0.9                  6.3
Restatement to equity account for investment in Echo Bay (c)                              --                   (1.0)
Effect of SFAS 133(d)                                                                      0.4                  0.5
Impact of adoption of Section 3110(e)                                                      1.0                (11.1)
                                                                                ----------------------------------------
Pro forma net earnings (loss) for the year under U.S. GAAP                          $     15.5          $     (31.3)
                                                                                ========================================

Pro forma U.S. GAAP earnings (loss) per common share                                $     0.04          $     (0.09)


                               RECONCILIATION OF PRO FORMA CONSOLIDATED SHAREHOLDERS' EQUITY


                                                                                               As of March 31,
                                                                                                    2004
                                                                                            ----------------------

            Pro forma shareholders' Equity under CDN GAAP                                        $   1,819.7

            Adjustments for:

            Property,  plant and equipment & amortization of differences  from applying SFAS
            121(b)                                                                                     (27.3)
            Gains on marketable securities and long-term investments (c)                                 5.8
            Restatement to equity account for investment in Echo Bay (c)                                40.8
            Effect of SFAS 133(d)                                                                      (17.9)
            Minimum pension liability(g)                                                                (3.1)
                                                                                            ----------------------
            Pro forma shareholders equity under U.S. GAAP                                        $   1,818.0
                                                                                            ======================

The pro forma U.S. GAAP net earnings (loss) per common share in the amount of $0.04 and ($0.09) for the three months ended March 31, 2004, and year ended December 31, 2003, respectively, have been calculated using the weighted average number of common shares of the Company outstanding during the three months ended March 31, 2004, plus the additional


                                     F-A11
common shares that will be issued to complete the business combination with Crown and the additional weighting of the shares issued to complete the business combination with TVX and Echo Bay, had that combination been completed on January 1, 2003.

(a) Under CDN GAAP, the convertible debentures were accounted for in accordance with their substance and were presented in the financial statements in their respective liability and equity components. The Company redeemed these convertible debentures on September 29, 2003. Under U.S. GAAP, the entire principal amount of the convertible debentures plus accrued interest of $146.8 million immediately prior to the redemption was treated as debt with interest expense based on the coupon rate of 5.5%.


In addition, under CDN GAAP, realized and unrealized foreign exchange gains and losses on the debt component of the debentures were recognized in income. For U.S. GAAP, in addition to including these gains and losses in income, realized and unrealized exchange gains and losses related to the portion of the convertible debentures included in equity under CDN GAAP were also included in income. There was no gain or loss on the redemption of the convertible debentures for U.S. GAAP.


(b) Cumulatively, as a result of applying SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and following the adoption of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," property, plant and equipment is reduced and the deficit increased by $60.5 million. This difference arose from the requirement to discount future cash flows from impaired property, plant and equipment under U.S. GAAP and from using proven and probable reserves only. At the time of the impairment, future cash flows from impaired property, plant and equipment were not discounted under CDN GAAP. Under U.S. GAAP, depreciation, depletion and amortization, in periods subsequent to the impairment, would be reduced by $0.9 million and $6.3 million for the three months ended March 31, 2004, and the year ended December 31, 2003, respectively, to reflect the above. Cumulatively, as a result of these reductions in depreciation, depletion and amortization, property, plant and equipment is increased and the deficit decreased by $27.3 million and $28.2 million as of March 31, 2004 and December 31, 2003, respectively.

(c) Under CDN GAAP, unrealized gains and losses on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains on long-term investments that are classified as securities available for sale of $5.6 million and $6.9 million as of March 31, 2004 and December 31, 2003, respectively, and marketable securities of $0.2 million and $0.3 million as of March 31, 2004 and December 31, 2003, respectively are included as a component of comprehensive income (loss).

Furthermore, U.S. GAAP requires that the transaction on April 3, 2002, whereby the Company exchanged its investment in debt securities of Echo Bay for 57.1 million common shares of Echo Bay, be recorded at fair value with the resulting gain included in earnings. Under CDN GAAP, the cost of the Echo Bay common shares acquired on the exchange was recorded at the values of the securities given up. Since the fair value of the capital securities given up approximated their carrying value, no gain was recorded under CDN GAAP.


Subsequent to the exchange of debt securities, the Company accounted for its share investment in Echo Bay as an available for sale security under U.S. GAAP. At January 31, 2003, when the Company acquired the remaining outstanding common shares of Echo Bay, the Company retroactively restated its 2002 consolidated financial statements, prepared in accordance with U.S. GAAP, to account for its share investment in Echo Bay on an equity basis. As a result, the Company reversed an unrealized gain of $21.8 million previously included in other comprehensive income, increased its deficit by $0.7 million to reflect its share of equity losses for the period ended December 31, 2002 and correspondingly reduced the carrying value of its investment. In addition, the Company decreased long-term investments and recorded a share of loss in investee company of $1.0 million for the one month ended January 31, 2003 and increased long-term investments and recorded a share of income in investee company of $0.7 million during the year ended December 31, 2002. For U.S. GAAP purposes, as a result of the business combination on January 31, 2003, the Company recognized an additional $40.8 million of goodwill representing the difference in carrying value of its share investment in Echo Bay between CDN and U.S. GAAP.


                                     F-A12

(d) Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net earnings (loss) when the original hedged transaction is recorded.


On January 1, 2001, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred. The application of SFAS 133 results in a cumulative decrease in deferred revenue of $1.7 million and $2.2 million, a cumulative increase in accounts payable and accrued liabilities of $19.6 million and $22.7 million, a cumulative increase in deficit of $1.0 million and $1.4 million, and a cumulative decrease in other comprehensive income of $16.9 million and $19.1 million as of March 31, 2004, and December 31, 2003, respectively. Additionally, as a result of applying SFAS 133, there would be an increase in the CDN GAAP net earnings of $0.4 million and a decrease in the CDN GAAP net loss of $0.9 million for the three months ended March 31, 2004, and December 31, 2003, respectively. On adoption of SFAS 133, the Company did not complete the required documentation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives are carried at fair value with the changes in fair value recorded as an adjustment to net earnings (loss). The SFAS 133 requirements for foreign exchange forward contracts were accounted for as cash flow hedges from January 1, 2001. Realized and unrealized derivatives gains and losses included in other comprehensive income ("OCI") on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange gain (loss) for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. For the three months ended March 31, 2004, and the year ended December 31, 2003, $2.7 million and $9.3 million, respectively, of derivative losses were reclassified out of other comprehensive income. As at March 31, 2004, the Company estimates that $15.9 million of net derivatives losses included in other comprehensive income will be reclassified into earnings within the next twelve months. Beginning January 2002, the Company met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings. There was no ineffectiveness recorded during the three months March 31, 2004.

(e) Effective January 1, 2004, the Company adopted Section 3110, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. This Section harmonizes CDN GAAP with U.S. GAAP for the accounting for asset retirement obligations. There are no GAAP differences between CDN GAAP and U.S. GAAP related to the accounting for asset retirement obligations on a prospective basis.

Under Section 3110 the transitions provisions required the prior year comparatives to be restated. However, U.S. GAAP required a cumulative effect of accounting change to be recorded in the period of adoption for SFAS 143, which was recorded during the three months ended March 31, 2003.

(f) Under CDN GAAP and U.S. GAAP, effective January 1, 2004, the Company recorded an expense for employee stock-based compensation using the fair value based method in accordance with the transitional provisions of Section 3870 and SFAS 123, as amended by SFAS 148. Section 3870 is harmonized with SFAS 123 and SFAS 148. As a result no GAAP differences are required on the adoption of the fair value based method of accounting for stock options.

The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.



                                     F-A13

(g) Under U.S. GAAP, if the accumulated pension plan benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. CDN GAAP does not require the Company to record a minimum liability and does not have the concept of Other Comprehensive Income. In 2003, the Company recorded a minimum pension liability of $3.1 million with a corresponding decrease in Other Comprehensive Income. None of the additional liability relates to unrecognized prior service cost.









                                     F-A14


KINROSS GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN MILLIONS OF U.S. DOLLARS) (UNAUDITED)

                                                                                   As at                        As at
                                                                                 March 31,                   December 31
                                                                                   2004                         2003
                                                                         --------------------------    ------------------------
                                                                                                             Restated(a)
ASSETS
     Current assets
         Cash and cash equivalents                                            $         217.6               $       245.8
         Restricted cash                                                                  1.4                         5.1
         Accounts receivable and other assets                                            30.4                        42.2
         Inventories (Note 4)                                                           132.4                       109.2
                                                                              ---------------               -------------
                                                                                        381.8                       402.3
     Property, plant and equipment                                                      520.7                       525.2
     Mineral interests                                                                  253.4                       260.1
     Goodwill                                                                           918.0                       918.0
     Long-term investments (Note 5)                                                      16.5                         2.1
     Future income and mining taxes                                                       1.3                         1.5
     Deferred charges and other long-term assets                                         24.5                        35.9
                                                                              ---------------
                                                                              $       2,116.2               $     2,145.1
                                                                              ===============               =============
LIABILITIES
     Current liabilities
         Accounts payable and accrued liabilities                             $          84.8               $       101.4
         Current portion of long-term debt                                                4.4                        29.4
         Current portion of site restoration cost obligations  (Note 2(b))               22.1                        19.2
                                                                              ---------------               -------------
                                                                                        111.3                       150.0
     Long-term debt                                                                       0.4                         0.7
     Site restoration cost obligations (Note 2(b))                                      107.4                       111.0
     Future income and mining taxes                                                      54.5                        55.6
     Deferred revenue                                                                     1.7                         2.2
     Other long-term liabilities                                                          4.7                         4.7
     Redeemable retractable preferred shares                                              2.9                         3.0
                                                                              ---------------               -------------
                                                                                        282.9                       327.2
                                                                              ---------------               -------------

NON-CONTROLLING INTEREST                                                                  0.7                         0.7
                                                                              ---------------               -------------

CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY                                       12.9                        12.6
                                                                              ---------------               -------------
COMMON SHAREHOLDERS' EQUITY
     Common share capital and common share purchase warrants                          1,784.0                     1,783.5
     Contributed surplus                                                                 32.9                        30.0
     Retained earnings                                                                    4.8                        (6.9)
     Cumulative translation adjustments                                                  (2.0)                       (2.0)
                                                                              ---------------               --------------
                                                                                      1,819.7                     1,804.6
                                                                              ---------------               -------------
                                                                              $       2,116.2               $     2,145.1
                                                                              ===============               =============

------------------------

(a)     See Note 2(b).


                                      F-B1


KINROSS GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31
(EXPRESSED IN MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS) (UNAUDITED)

                                                                                          Three months ended
                                                                                               March 31,
                                                                         ------------------------------------------------------
                                                                                   2004                         2003
                                                                         --------------------------    ------------------------
                                                                                                             Restated(a)
REVENUE AND OTHER INCOME
     Mining revenue                                                           $         155.6               $       117.0
     Interest and other income                                                            1.8                         1.0
     Mark-to-market (loss) gain on call options                                          (0.8)                        2.1
                                                                              ---------------               -------------
                                                                                        156.6                       120.1
                                                                              ---------------               -------------
Expenses
     Operating (exclusive of depreciation, depletion and amortization
        shown separately below)                                                          94.5                        87.5
     General and administrative                                                           6.9                         5.8
     Exploration and business development                                                 3.5                         6.2
     Depreciation, depletion and amortization                                            32.4                        28.2
     Gain on disposal of assets                                                          (0.4)                       (0.1)
     Foreign exchange loss                                                                2.4                         0.7
     Interest expense on long-term liabilities                                            0.7                         1.1
                                                                              ---------------               -------------
                                                                                        140.0                       129.4
                                                                              ---------------               -------------

EARNINGS (LOSS) BEFORE TAXES AND OTHER ITEMS                                             16.6                        (9.3)

     Provision for income and mining taxes                                               (3.2)                       (2.5)
                                                                              ---------------               -------------

EARNINGS (LOSS) FOR THE PERIOD BEFORE DIVIDENDS ON CONVERTIBLE
   PREFERRED SHARES OF SUBSIDIARY COMPANY                                                13.4                       (11.8)

DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY                          (0.2)                       (0.2)
                                                                              ---------------               -------------

NET EARNINGS (LOSS) FOR THE PERIOD                                            $          13.2               $       (12.0)
                                                                              ===============               =============

ATTRIBUTABLE TO COMMON SHAREHOLDERS:

NET EARNINGS (LOSS) FOR THE PERIOD                                            $          13.2               $       (12.0)

     Increase in equity component of convertible debentures                              --                          (2.1)
                                                                              ---------------               -------------

NET EARNINGS (LOSS) ATTRIBUTABLE TO COMMON SHARES                             $          13.2               $       (14.1)
                                                                              ===============               =============

EARNINGS (LOSS) PER SHARE
     Basic (note 7)                                                           $          0.04               $        (0.06)
     Diluted (Note 7)                                                         $          0.04               $        --

WEIGHTED AVERAGE NUMBER COMMON SHARES OUTSTANDING
     Basic (Note 7)                                                                     345.7                        253.1
     Diluted (Note 7)                                                                   346.3                        --

TOTAL OUTSTANDING AND ISSUED COMMON SHARES AT MARCH 31                                  345.9                        314.7




                                      F-B2


KINROSS GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31
(EXPRESSED IN MILLIONS OF U.S. DOLLARS) (UNAUDITED)

                                                                                          Three months ended
                                                                                               March 31,
                                                                         ------------------------------------------------------
                                                                                   2004                         2003
                                                                         --------------------------    ------------------------
                                                                                                             Restated(a)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING:
Earnings (loss) for the period before dividends on convertible preferred
   shares of subsidiary company                                               $          13.4               $       (11.8)
Items not affecting cash:
     Depreciation, depletion and amortization                                            32.4                        28.2
     Future income and mining taxes                                                      (0.9)                        0.1
     Accretion expense                                                                    2.2                         2.1
     Changes in non-cash working capital items
         Accounts receivable and other assets                                            11.6                         6.2
         Inventories                                                                    (22.0)                       (5.4)
         Accounts payable and accrued liabilities                                       (16.6)                       (1.6)
Site restoration cash expenditures                                                       (1.7)                       (2.1)
Other                                                                                    (0.5)                        0.5
                                                                              ---------------               -------------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES                                             17.9                        16.2
                                                                              ---------------               -------------

FINANCING:
     Issuance of common shares                                                            1.4                         1.8
     Reduction of debt component of convertible debentures                               --                          (1.4)
     Repayment of debt                                                                  (25.3)                       (1.0)
                                                                              ---------------               -------------
CASH FLOW USED IN FINANCING ACTIVITIES                                                  (23.9)                       (0.6)
                                                                              ---------------               -------------

INVESTING:
     Additions to property, plant and equipment                                         (22.4)                      (12.8)
     Business acquisitions, net of cash acquired                                         --                         (81.4)
     Long-term investments and other assets                                              (3.7)                       (3.7)
     Proceeds form the sale of property, plant and equipment                              0.5                        --
     Decrease in restricted cash                                                          3.7                        31.8
                                                                              ---------------               -------------
CASH FLOW USED IN INVESTING ACTIVITIES                                                  (21.9)                      (66.1)
                                                                              ---------------               -------------

Effect of exchange rate changes on cash                                                  (0.3)                        2.3
                                                                              ---------------               -------------

DECREASE IN CASH AND CASH EQUIVALENTS                                                   (28.2)                      (48.2)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                          245.8                       170.6
                                                                              ---------------               -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $         217.6               $       122.4
                                                                              ===============               =============

------------------------

(a)     See Note 2(b).

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION

CASH PAID FOR:
   Interest                                                                   $           0.4               $         0.3
   Income taxes                                                               $           1.7               $         1.2
KINROSS GOLD CORPORATION




                                      F-B3


KINROSS GOLD CORPORATION
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS EQUITY
FOR THE THREE MONTHS ENDED MARCH 31
(EXPRESSED IN MILLIONS OF U.S. DOLLARS) (UNAUDITED)

                                            COMMON                                  RETAINED     CUMULATIVE
                                            SHARE     CONTRIBUTED   CONVERTIBLE     EARNINGS    TRANSLATION
                                           CAPITAL      SURPLUS     DEBENTURES     (DEFICIT)    ADJUSTMENTS      TOTAL
                                         ---------------------------------------------------------------------------------
                                                                                 Restated(a)
BALANCE, DECEMBER 31, 2002 (RESTATED)     $ 1,058.5    $    12.9    $    132.3     $   (773.1)   $    (23.4)   $   407.2

Reduction of stated capital                  (761.4)        --            --            761.4          --           --

Issuance of common shares                   1,301.0         --            --             --            --        1,301.0

Increase in equity component of
     convertible debentures                    --           --             2.2           (2.1)         --            0.1

Net loss for the period                        --           --            --            (12.0)         --          (12.0)

Cumulative translation adjustments             --           --            --             --             9.4          9.4
                                          ---------    ---------    ----------     ----------    ----------    ---------

BALANCE, MARCH 31, 2003                   $ 1,598.1    $    12.9    $    134.5     $    (25.8)   $    (14.0)   $ 1,705.7
                                          =========    =========    ==========     ==========    ==========    =========

BALANCE, DECEMBER 31, 2003 (RESTATED)     $ 1,783.5    $    30.0    $     --       $     (6.9)   $     (2.0)   $ 1,804.6

Cumulative effect of recording the
     fair value of stock options as
     compensation expense                      --            1.5          --             (1.5)         --           --
                                          ---------    ---------    ----------     ----------    ----------    ---------

BALANCE, JANUARY 1, 2004                    1,783.5         31.5          --             (8.4)         (2.0)     1,804.6

Issuance of common shares                       1.4         --            --             --            --            1.4

Stock-based compensation expense(b)            --            0.5          --             --            --            0.5

Net earnings for the period                    --           --            --             13.2          --           13.2

Transfer of fair value of expired options      (0.9)         0.9          --             --            --           --
                                          ---------    ---------    ----------     ----------    ----------    ---------

BALANCE, MARCH 31, 2004                   $ 1,784.0    $    32.9    $     --       $      4.8    $     (2.0)   $ 1,819.7
                                          =========    =========    ==========     ==========    ==========    =========

------------------------


(a)     See Note 2(b).

(b)     Includes stock option and restricted stock unit expense.




                                      F-B4

KINROSS GOLD CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31
(ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS, EXCEPT PER SHARE AND PER OUNCE AMOUNTS, UNLESS OTHERWISE STATED)

1.      BASIS OF PRESENTATION

        The interim consolidated financial statements (the "financial statements") of Kinross Gold Corporation (the "Company") have been prepared in accordance with the accounting principles and methods of application disclosed in the consolidated financial statements for the year ended December 31, 2003, except for those indicated below.

        The accompanying interim unaudited consolidated financial statements include all adjustments that are, in the opinion of management, necessary for a fair presentation. These financial statements do not include all disclosures required by Canadian Generally Accepted Accounting Principles ("CDN GAAP") for annual consolidated financial statements and accordingly the financial statements should be read in conjunction with the Company's annual report for the year ended December 31, 2003 filed with all the Canadian securities regulatory agencies on April 16, 2004.

        RECENT ACCOUNTING PRONOUNCEMENT

        On March 19, 2003, the Emerging Issues Committee (EIC) of the Canadian Institute of Chartered Accountants ("CICA") issued EIC 146 "Flow through shares" ("EIC 146"). EIC 146 requires the recognition of a future tax liability and a reduction to shareholders equity on the date that the company renounces the tax credits associated with tax expenditures provided there is reasonable assurance that the expenditures will be made. This EIC is applicable on a prospective basis for all transactions initiated after March 19, 2003. The Company will be adopting EIC 146 on a prospective basis.

        COMPARATIVE FIGURES

        Certain 2003 figures in the accompanying unaudited consolidated financial statements have been reclassified to conform to the 2004 presentation.

2.      ACCOUNTING CHANGES

        (A)     STOCK-BASED COMPENSATION

        In November 2001, the CICA issued Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments" ("Section 3870"), which was revised in November 2003. Section 3870 establishes standards for the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services and applies to transactions, including non-reciprocal transactions, in which an enterprise grants common shares, stock options or other equity instruments, or incurs liabilities based on the price of common shares or other equity instruments. Section 3870 outlines a fair value based method of accounting required for certain stock-based transactions, effective January 1, 2002 and applied to awards granted on or after that date.

        Prior to January 1, 2004, as permitted by Section 3870, the Company did not adopt the provisions in respect of the fair value based method of accounting for its employee stock-based transactions.

        Effective January 1, 2004, the Company recorded an expense for employee stock-based compensation using the fair value based method prospectively for all awards granted or modified on or after January 1, 2002, in accordance with the transitional provisions of Section 3870. The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.

        The impact of the adoption of the fair value based method for all awards only impacted the Company's method of accounting for stock options. Stock option compensation (pre-tax) of $1.5 million is recorded as a result of the cumulative effect of the adoption of Section 3870 as an adjustment to opening retained earnings as shown in the consolidated statements of common shareholders' equity. Additionally, during the three months ended March 31, 2004 the Company recorded stock option expense of $0.3 million. Additionally, the Company recorded restricted stock unit expense of $0.2 million during the three months ended March 31, 2004.

        Had the Company adopted the fair value based method of accounting for all stock-based awards, reported net earnings (loss) and earnings (loss) per common share would have been adjusted to the pro forma amounts indicated in the table below:



                                      F-B5

                                                        THREE MONTHS ENDED
                                                          MARCH 31, 2003
                                                     -------------------------
                                                           Restated(a)
Net earnings (loss)                                         $    (12.0)
   Stock-based compensation expense--pro forma                    (0.1)
Net earnings (loss)--pro forma                              $    (12.1)
                                                     -------------------------

Loss per common share
   Basic and diluted--reported                              $    (0.06)
   Basic and diluted--pro forma                             $    (0.06)
                                                     =========================

        (B)     ASSET RETIREMENT OBLIGATIONS

        The CICA issued Handbook Section 3110 "Asset Retirement Obligations" ("Section 3110") to be applied to fiscal years commencing on or after January 1, 2004. Section 3110 requires a liability to be initially recognized for the estimated fair value of the obligation when it is incurred. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset and depreciated over the remaining life of the underlying asset and the associated liability is accreted to the estimated fair value of the obligation at the settlement date through periodic accretion charges to net earnings
(loss). When the obligation is settled, any difference between the final cost and the recorded liability is recognized as income or loss on settlement.

        The Company's mining and exploration activities are subject to various laws and regulations for federal, provincial and various international jurisdictions governing the protection of the environment. These laws and regulations are continually changing. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. Prior to the issue of Section 3110 the Company accrued for estimated site restoration and closure obligations over the producing life of a mine with an annual charge to earnings based primarily on legal, regulatory requirements and company policy.

        Effective January 1, 2004, the Company adopted the initial recognition and measurement provisions of Section 3110 and applied them retroactively. The financial statements and accompanying notes have been restated to reflect the adoption of Section 3110. The adoption of Section 3110 resulted in an increase in net loss for the period of $0.8 million (pretax) for the period ended March 31, 2003 as a result of adjustments required to the site restoration cost obligation and the recording of a cumulative effect of accounting change of $10.1 million and $12.3 million as at December 31, 2002 and 2003, respectively, which reduced opening retained earnings (deficit) as shown in the Consolidated statements of common shareholders' equity. During the three months ended March 31, 2004, the Company recorded depreciation expense of $0.5 million (pretax) and accretion expense of $2.2 million (pretax). The adoption also resulted in the recording of a long-lived asset of $3.3 million and $3.8 million as at March 31, 2004 and December 31, 2003, respectively. The site restoration cost obligation (asset retirement obligation liability) as at December 31, 2003 of $117.5 million was also increased by $12.6 million to $130.2 million to reflect the adoption of Section 3110. The site restoration cost accrual as at March 31, 2004 was $129.5 million. The undiscounted amount of estimated cash flows to settle the site restoration cost accruals was approximately $145 million. The expected timing of expenditures ranges from 2004 to 2025. The credit adjusted risk free rate used in estimating the site restoration cost obligation was 7%.


                                      F-B6

                                               THREE MONTHS ENDED
                                                 MARCH 31, 2003
                                             -----------------------
Net loss for the period
As previously reported                             $    (11.2)
Impact of adoption of Section 3110                       (0.8)
As currently reported                              $    (12.0)

Earnings (loss) per common share
Basic and diluted
As previously reported                             $    (0.05)
Impact of adoption of Section 3110                      (0.01)
As currently reported                              $    (0.06)
                                             =======================

        The following table provides a reconciliation of the site restoration cost obligation for the following periods:

                                                   THREE MONTHS ENDED            YEAR ENDED
                                                     MARCH 31, 2004           DECEMBER 31, 2003
                                                 -----------------------    ----------------------
Balance at the beginning of the period                 $   130.2                   $   57.0
Impact on adoption of Section 3110                           --                        13.2
Additions resulting from acquisitions(a)                     --                        64.6
Liabilities settled                                         (2.6)                     (22.4)
Accretion expense                                            2.2                        9.4
Foreign exchange                                            (0.3)                       3.4
Revisions                                                    --                         5.0
                                                 -----------------------    ----------------------
Balance at the end of the period                       $   129.5                   $  130.2
                                                 =======================    ======================

-------------------------

(a) Reflects the acquisitions of TVX and Echo Bay as well as the increase in ownership of Kubaka.

3.      FINANCIAL INSTRUMENTS

        The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial instrument contracts in accordance with the formal risk management policy approved by the Company's Board of Directors. The Company does not hold or issue derivative contracts for speculative or trading purposes.

        Realized and unrealized gains or losses on derivative contracts, that qualify for hedge accounting, are deferred and recorded in income when the underlying hedged transaction is recognized. Gains on the early settlement of gold hedging contracts are recorded as deferred revenue on the balance sheet and included in income over the original delivery schedule of the hedged production.

        Premiums received at the inception of written call options are recorded as a liability. Changes in the fair value of the liability are recognized currently in earnings. The mark-to-market adjustments increased the liability by $0.8 million for the three months ended March 31, 2004 and decreased the liability by $2.1 million for the three months ended March 31, 2003.


                                      F-B7

4.      INVENTORIES

        The following table details the composition of inventories as at:

                                                   THREE MONTHS ENDED            YEAR ENDED
                                                     MARCH 31, 2004           DECEMBER 31, 2003
                                                 -----------------------    ----------------------
In-process                                             $    15.9                   $   15.5
Finished metal                                              21.0                       15.4
Ore in stockpiles                                           14.7                       15.3
Ore on leach pads                                           13.2                        8.3
Materials and supplies                                      75.4                       62.5
                                                 -----------------------    ----------------------
                                                       $   140.2                   $  117.0
Long-term portion of ore in stockpiles(a)                   (7.8)                      (7.8)
                                                 -----------------------    ----------------------
                                                       $   132.4                   $  109.2
                                                 =======================    ======================

-------------------------

(a) Long-term portion of ore in stockpiles is included in deferred charges and other assets on the consolidated balance sheets.

        The most significant amounts of ore in stockpiles represents stockpiled ore at the Company's Fort Knox mine and its proportionate share of stockpiled ore at Round Mountain, La Coipa and the Porcupine Joint Venture.

        Ore on leach pads relates entirely to the Company's 50% owned Round Mountain mine.

        Based on current mine plans, the Company expects to place the last tonne of ore on its current leach pad in 2008. The Company expects that all economic ounces will be recovered within approximately 12 months following the date the last tonne of ore is placed on the leach pad.

5.      LONG-TERM INVESTMENTS

        On February 10, 2004, the Company entered into a transaction with Wolfden Resources Inc. to sell its interests in the Ulu gold property in exchange for 2.0 million common shares of Wolfden Resources Inc. valued at $7.7 million and 1.0 million common share warrants each to acquire one common share at an exercise price of $5.80 valued at $1.1 million exercisable for 18 months from the transaction date. In addition, the Company also received $2.0 million in cash consideration. There was no gain or loss on sale as result of this transaction.

        On January 8, 2004, the Company purchased a 10.2% interest in Anatolia Minerals Development Limited. As a result, the Company received 4.0 million common shares of Anatolia Minerals Development Limited valued at $5.4 million.

6.      SEGMENTED INFORMATION

        The Company operates primarily in the gold mining industry. Its activities include gold production, exploration for gold and the acquisition of gold properties. The Company's primary mining operations are in North America, South America and Russia and are supported by two corporate offices, one in Canada and the other in the United States. The Company's major product is gold. Reportable segments are identified as those individual mine sites having over 10% of total earnings (loss) or assets of the Company. The exploration and acquisition segment is responsible for all activities involved in the exploration for gold bearing properties, regardless of location and has the responsibility for additions to the proven and probable reserves of the Company. In addition, this segment is responsible for the addition of proven and probable reserves through acquisitions and subsequent exploration of those acquired properties. Operations not meeting these thresholds are included in corporate and other. Segment earnings (loss) do not include general and administrative expenses or other revenues and expenses of a corporate nature.

        The following tables set forth information by segment for the following periods:


                                      F-B8


                                                                            DEPRECIATION,                 SEGMENT
                                         OWNERSHIP    MINING    OPERATING   DEPLETION AND                EARNINGS
                              LOCATION    INTEREST    REVENUE     COSTS      AMORTIZATION   EXPLORATION   (LOSS)
                            ---------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED MARCH 31, 2004:
OPERATED BY KINROSS
   Fort Knox                  Alaska        100.0%   $   35.8   $   23.0        $  7.1      $     --     $   5.7
   Kubaka                     Russia         98.1%       12.0        8.0           1.7            --         2.3
   Round Mountain             Nevada         50.0%       36.8       18.1           8.0            --        10.7

JOINT VENTURE PARTICIPANT
   La Coipa                   Chile          50.0%       15.8        8.4           2.5            --         4.9
   Crixas                     Brazil         50.0%        9.5        3.0           2.2            --         4.3
   Paracatu                   Brazil         49.0%        9.5        4.6           1.5            --         3.4
   Musselwhite                Ontario        31.9%        8.0        5.6           1.8            --         0.6
   Porcupine Joint Venture    Ontario        49.0%       20.4       12.8           5.1            --         2.5

OTHER
   Exploration and acquisitions             100.0%         --         --            --           3.5        (3.5)
   Corporate and other(b)                                 7.8       11.0           2.5            --        (5.7)
-------------------------------------------------------------------------------------------------------------------

TOTAL                                                $  155.6   $   94.5        $ 32.4      $    3.5     $  25.2
===================================================================================================================

FOR THE THREE MONTHS ENDED MARCH 31, 2003--RESTATED(A):
OPERATED BY KINROSS
   Fort Knox                  Alaska        100.0%   $   33.2   $   23.9        $ 10.0      $     --     $  (0.7)
   Kubaka(c)                  Russia         98.1%       11.5        5.8           3.1            --         2.6
   Round Mountain             Nevada         50.0%       21.3       14.1           6.1            --         1.1

JOINT VENTURE PARTICIPANT
   La Coipa                   Chile          50.0%       10.6        8.4           1.1            --         1.1
   Crixas                     Brazil         50.0%        5.6        2.5           1.8            --         1.3
   Paracatu                   Brazil         49.0%        5.8        3.7           1.0            --         1.1
   Musselwhite                Ontario        32.0%        2.9        2.8           1.0            --        (0.9)
   Porcupine Joint Venture    Ontario        49.0%       18.2       13.7           4.4            --         0.1

OTHER
   Exploration and acquisitions             100.0%         --        0.7            --           6.2        (6.9)
   Corporate and other(b)                                 7.9       11.9          (0.3)           --        (3.7)
-------------------------------------------------------------------------------------------------------------------

TOTAL                                                $  117.0   $   87.5        $ 28.2      $    6.2     $  (4.9)
===================================================================================================================

-------------------------

(a)     See note 2(b).

(b)     Includes Corporate and other non-core mining operations.

(c) Segment information for the three months ended March 31, 2003 included the Company's portion of Kubaka's financial results (54.7% until February 28, 2003 and 100% thereafter).


                                      F-B9

        The following table reconciles the reportable operating segment earnings
(loss) to net earnings (loss) for the three months ended March 31:

                                                                 THREE MONTHS ENDED MARCH 31,
                                                             -------------------------------------
                                                                  2004                 2003
                                                             ----------------     ----------------
                                                                                    Restated(a)
Segment earnings (loss)                                         $    25.2            $   (4.9)
   Interest and other income                                          1.8                 1.0
   Mark-to-market (loss) gain on call options                        (0.8)                2.1
   General and administrative                                        (6.9)               (5.8)
   Gain on sale of assets                                             0.4                 0.1
   Foreign exchange                                                  (2.4)               (0.7)
   Interest expense on long-term liabilities                         (0.7)               (1.1)
                                                             ----------------     ----------------
Earnings (loss) before taxes and dividends on
  convertible preferred shares of subsidiary company            $    16.6            $   (9.3)
                                                             ================     ================

-------------------------

(a)     See note 2(b).

        The following table details the segment assets and capital expenditures for the following periods:

                                                                                           CAPITAL EXPENDITURES
                                                   SEGMENT ASSETS AS AT                     THREE MONTHS ENDED
                                             ----------------------------------     -----------------------------------
                                               MARCH 31,         DECEMBER 31,         MARCH 31,           MARCH 31,
                                                  2004               2003                2004              2003(A)
                                             ---------------     --------------     ---------------     ---------------
                                                                  Restated(a)                            Restated(a)
OPERATED BY KINROSS
   Fort Knox                    Alaska          $   261.2           $    261.2         $       7.2          $     9.2
   Kubaka(d)                    Russia               64.0                 73.3                 4.5                0.1
   Round Mountain               Nevada              134.1                138.4                 1.8                0.2

JOINT VENTURE PARTICIPANT
   La Coipa                     Chile                53.2                 54.0                 0.3                --
   Crixas                       Brazil               56.5                 54.2                 0.7                0.1
   Paracatu                     Brazil              139.7                141.0                 0.7                0.4
   Musselwhite                  Ontario              76.9                 80.4                 0.4                0.2
   Porcupine Joint Venture      Ontario              78.1                 83.7                 2.3                1.4

OTHER
   Exploration and acquisitions(b)                  908.4                908.4                 --                 --
   Corporate and other(b)(c)                        344.1                350.5                 4.5                1.2
                                             ---------------     --------------     ---------------     ---------------

TOTAL                                           $ 2,116.2           $  2,145.1         $      22.4          $    12.8
                                             ===============     ==============     ===============     ===============

-------------------------

(a)     See note 2(b).

(b) Segment assets represent goodwill of $908.4 million allocated to the Exploration and acquisitions segment with the remainder of $9.6 million of goodwill allocated to Corporate and other.

(c) Includes Corporate and other non-core mining operations. Also includes $182.4 million and $91.1 million in cash and cash equivalents held at the Corporate level as at March 31, 2004 and December 31, 2003, respectively.

(d) Segment information for the three months ended March 31, 2003 included the Company's portion of Kubaka's financial results (54.7% until February 28, 2003 and 100% thereafter).


                                     F-B10


                                             MINING REVENUES                      PROPERTY, PLANT &
                                           THREE MONTHS ENDED                      EQUIPMENT AS AT
                                    ----------------------------------    -----------------------------------
                                      MARCH 31,         DECEMBER 31,         MARCH 31,          DECEMBER 31
                                         2004               2003               2004               2003(A)
                                    ---------------    ---------------    ----------------    ---------------
                                                        Restated(a)                            Restated(a)
GEOGRAPHIC INFORMATION:
   United States                       $    78.9          $     54.5         $     293.6          $   296.0
   Canada                                   29.0                29.0               110.8              113.5
   Russia                                   12.0                11.5                13.0               10.3
   Chile                                    16.7                10.6                38.4               39.3
   Brazil                                   19.0                11.4                59.7               60.9
   Other                                     --                  --                  5.2                5.2
                                    ---------------    ---------------    ----------------    ---------------
TOTAL                                  $   155.6          $    117.0         $     520.7          $   525.2
                                    ===============    ===============    ================    ===============

-------------------------

(a)     See note 2 (b).

        The Company is not economically dependent on a limited number of customers for the sale of its product because gold can be sold through numerous commodity market traders worldwide. For the three months ended March 31, 2004 sales to three customers totaled $53.4 million, $30.9 million and $24.1 million, respectively. For the three months ended March 31, 2003 sales to five customers totaled $10.2 million, $20.2 million, $28.4 million, $22.2 million and $12.1 million, respectively.

7.      EARNINGS (LOSS) PER SHARE

        Earnings (loss) per share ("EPS") have been calculated using the weighted average number of shares outstanding during the period. Diluted EPS is calculated using the treasury stock method. The following table details the calculation of loss applicable to common shareholders and the weighted average number of outstanding common shares for the purposes of computing basic and diluted earnings (loss) per common share for the following periods.

                                                                          MARCH 31,             MARCH 31
(NUMBER OF COMMON SHARES IN MILLIONS)                                       2004                2003(a)
                                                                      ------------------    -----------------
Basic weighted average shares outstanding:                                  345,780              253,096

Weighted average shares dilution adjustments:
   Dilutive stock options(b)                                                    352                   --
   Restricted shares                                                            206                   --
                                                                      ------------------    -----------------
Diluted weighted average shares outstanding                                 346,338              253,096
                                                                      ------------------    -----------------

Weighted average shares dilution adjustments--exclusions:(c)
   Dilutive stock options                                                        --                2,277
   Echo Bay warrants(d)                                                          --                1,682
   Redeemable preferred shares                                                1,058                1,058
   Kinam preferred                                                              334                  360
   Convertible debt                                                              --                4,994
                                                                      ------------------    -----------------

-------------------------

(a) As a result of the net loss from continuing operations for the three month period ended March 31, 2003, diluted earnings per share was calculated using the basic weighted average shares outstanding because to do otherwise would have been anti-dilutive.

(b) Dilutive stock options were determined by using the Company's average share price for the period. For the three months ended March 31, 2004, and 2003, the average share price used were $7.14, and $6.89 per share, respectively.

(c) These adjustments were excluded, as they were anti-dilutive for the three months ended March 31, 2004 and 2003, respectively.

(d) Echo Bay warrants were exercised during the three months ended December 31, 2003 and are no longer outstanding.


                                     F-B11

8.      LONG-TERM DEBT

        During the three months ended March 31, 2004 the Company fully repaid the Industrial Revenue Bonds of $25.0 million owing to the Alaska Industrial Development and Export Authority.

9.      COMMITMENTS AND CONTINGENCIES

        GENERAL

        The Company follows Section 3290 of the CICA handbook in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to the issuance of the financial statements indicates that it is likely that a future event will confirm that an asset has been impaired or a liability incurred at the date of the financial statements and the amount of the loss can be reasonably estimated.

        OTHER LEGAL MATTERS

        DERIVATIVE ACTION

        In October 1996, a shareholder derivative action was filed in the Court of Chancery of Delaware on behalf of a Kinam Gold Inc. ("Kinam") formerly Amax Gold Inc., shareholder, entitled HARRY LEWIS V. MILTON H. WARD, ET AL., C.A. No. 15255-NC, against Cyprus Amax, Kinam's directors and Kinam as a nominal defendant. Kinam Gold Inc. is a 100% owned subsidiary of the Company. The complaint alleges, among other things, that the defendants engaged in self-dealing in connection with Kinam's entry in March 1996 into a demand loan facility provided by Cyprus Amax. The complaint seeks, among other things, a declaration that the demand loan facility is not entirely fair to Kinam and damages in an unspecified amount. Kinam subsequently filed a motion to dismiss the action with the court. On October 30, 2003, the Court of Chancery of Delaware granted Kinam's motion to dismiss the complaint. The plaintiff appealed this decision on November 30, 2003. The Company and Kinam believe that the complaint is without merit and will continue to defend the matter as required. The Company cannot reasonably predict the outcome of this action and the amount of loss cannot be reasonably estimated, therefore no loss contingency has been recorded in the financial statements. This derivative action relates to the Corporate and other segment (see note 6).

        CLASS ACTION

        The Company was named as a defendant in a class action complaint filed on or about April 26, 2002, entitled ROBERT A. BROWN, ET AL. V. KINROSS GOLD U.S.A., INC., ET AL., Case No. CV-S-02-0605-KJD-RJJ, brought in the United States District Court for the District of Nevada. Defendants named in the complaint are the Company, its subsidiaries, Kinross Gold U.S.A., Inc. and Kinam, and Robert M. Buchan, President and C.E.O. of the Company. The complaint is brought on behalf of two potential classes, those who tendered their Kinam preferred stock into the tender offer for the Kinam $3.75 Series B Preferred Stock made by the Kinross Gold U.S.A. and those who did not. Plaintiffs argue, among other things, that amounts historically advanced by the Company to Kinam should be treated as capital contributions rather than loans, that the purchase of Kinam preferred stock from institutional investors in July 2001 was a constructive redemption of the preferred stock, an impermissible amendment to the conversion rights of the preferred stock, or constituted the commencement of a tender offer, that the Company and its subsidiaries have intentionally taken actions for the purpose of minimizing the value of the Kinam preferred stock, and that the amount offered in the tender offer of $16.00 per share was not a fair valuation of the Kinam preferred stock. The complaint alleges breach of contract based on the governing provisions of the Kinam preferred stock, breach of fiduciary duties, violations of the "best price" rule under Section 13(e) of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange rules, violations of Section 10(b) and 14(e) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5 and 14c-6(a) hereunder, common law fraud based on the acts taken and information provided in connection with the tender offer, violation of Nevada's anti-racketeering law, and control person liability under
Section 20A of the Securities Exchange Act of 1934, as amended. A second action seeking certification as a class action and based on the same allegations was also filed in the United States District Court for the District of Nevada on or about May 22, 2002. It names the same parties as defendants. This action has been consolidated into the Brown case and the Brown plaintiffs have been designated as lead plaintiffs. The plaintiffs seek damages ranging from $9.80 per share, plus accrued dividends, to $39.25 per share of Kinam preferred stock or, in the alternative, the issuance of 26.875 to 80.625 shares of the Company for each Kinam preferred share. They also seek triple damages under Nevada statutes. The Company brought a motion for judgment on the pleadings with respect to the federal securities claims based on fraud. Discovery was stayed pending the resolution of this matter. On September 29, 2003, the Court ruled that plaintiffs had failed to adequately state a federal securities fraud claim. The plaintiffs were given an opportunity to amend the complaint to try and state a


                                     F-B12
claim that would meet the pleading standards established by the Court but, if they are unable to do so, these claims will be dismissed. The plaintiffs have filed an amended complaint with the Court in an effort to eliminate the deficiencies in their original complaint. The Company believes the amended complaint is without merit and has filed a motion for judgment on the pleadings seeking dismissal of the securities fraud claims without prejudice. The Company anticipates continuing to vigorously defend this litigation. The Company cannot reasonably predict the outcome of this action and the amount of loss cannot be reasonably estimated, therefore no loss contingency has been recorded in the financial statements. This class action relates to the Corporate and other segment (see note 6).

        SETTLEMENT IN GREECE

        In January 2003, the Stratoni lead / zinc mine located in Greece, owned by TVX Hellas S.A. ("TVX Hellas"), a subsidiary of the Company, was shut down pending the receipt of new mining permits. Revised mining permits were issued on February 18, 2003. However, operations remained suspended throughout 2003 as the Company worked with the Greek government and potential investors to develop the appropriate exit strategy. On December 10, 2003, the Greek government unilaterally terminated the contract pursuant to which the Company's two subsidiaries, TVX and TVX Hellas, held title to the Hellenic gold mines, and invited them to enter into a settlement agreement. A settlement agreement was then executed on December 12, 2003, pursuant to which the Greek government agreed to pay 11 million Euros to TVX Hellas. The Company agreed to augment the 11 million Euros ($13.6 million), with an additional 11 million Euros, and to contribute all such amounts in full satisfaction of labor and trade liabilities of TVX Hellas. On January 30, 2004, the Company advanced TVX Hellas 11 million Euros ($13.6 million) and received a full release from all liabilities in connection with environmental remediation. TVX Hellas has settled all labor related claims and has filed for bankruptcy. Trade and other payables will be settled in the bankruptcy proceedings out of the remaining funds on hand in Greece.

        THE HELLENIC GOLD PROPERTIES LITIGATION

        The Ontario Court (General Division) issued its judgment in connection with the claim against TVX by three individuals (collectively the "Alpha Group") on October 14, 1998, relating to TVX's interest in the Hellenic Gold Mining assets in Greece owned by TVX Hellas. The Court rejected full ownership and monetary damage claims but did award the Alpha Group a 12% carried interest and the right to acquire a further 12% participating interest in the Hellenic Gold assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross appeal.

        Subsequent to the trial decision in October, 1998, TVX received notification of two actions commenced by 1235866 Ontario Inc. ("1235866"), the successor to Curragh Inc., Mineral Services Limited and Curragh Limited, against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against TVX for an interest in the Hellenic gold mines. On July 28, 1999, TVX entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of TVX's interest in the Hellenic gold mines. 1235866 agreed not to pursue any claim against TVX for an interest in the Hellenic gold mines beyond the interest awarded to the Alpha Group by the courts. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by TVX and its subsidiaries in connection with the acquisition, exploration, development and operation of the Hellenic gold mines up to the date of exercise. The TVX appeal, the Alpha Group cross appeal and a motion by 1235866 were all heard on February 17, 18 and 25, 2000. By judgment released June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, upheld the trial decision and rejected the Alpha Group cross appeal. The Court also rejected the motion of 1235866 for a new trial. As a result, TVX holds, as constructive trustee, a 12% carried interest and a right to acquire 12% participating interest in the Hellenic gold mines upon the payment of costs associated with that interest. The action by 1235866 against the Alpha Group continues. TVX and the Alpha Group have been unable to agree on the definition and application of the 12% carried interest and the right to acquire a 12% participating interest in the Hellenic gold mines awarded to Alpha Group in the trial judgment. Accordingly, in June 2001, a new action was commenced between the Alpha Group and TVX to clarify the award. TVX anticipates that the hearing with respect to such matter may be held in 2005.

        As a result of the settlement agreement the Company executed with the Greek Government with respect to TVX Hellas S.A., the Alpha group has threatened further litigation due to an alleged breach of the October 14, 1998 judgment in the action noted above between the Alpha Group and TVX relating to the Hellenic Gold mines. The Alpha Group has threatened to expand this claim to include a claim against the Company for breach of fiduciary duty. In addition, 1235866 has threatened further litigation for breach of fiduciary duty. The Company cannot reasonably predict the outcome of this litigation and the threatened litigation and the amount of loss cannot be reasonably estimated, therefore no loss contingency has been recorded in the financial statements.

        No pleadings have been exchanged with respect to these two threatened actions.


                                     F-B13

        SUMMA

        In September 1992, Summa Corporation ("Summa") commenced a lawsuit against Echo Bay Exploration Inc. and Echo Bay Management Corporation (together, the "Subsidiaries"), 100% owned subsidiaries of Echo Bay, alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The assets and liabilities of the Subsidiaries are included under the heading Corporate and other in the segmented information (see note 6). The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate royalties in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three-member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision. Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. Echo Bay has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither the Company, nor counsel to the Subsidiaries, believe it is possible to quantify the precise amount of liability pursuant to a revised royalty calculation.

        In March, 2004, Summa filed a complaint in the District Court of Nevada, THE HOWARD HUGHES CORPORATION V. ECHO BAY MANAGEMENT CORPORATION, ET AL., Case No. A481813, against Echo Bay, the Subsidiaries, Kinross, Newmont Mining Corporation, and the officers and directors of the various corporate entities, alleging that the Subsidiaries have transferred substantially all of their assets to insiders and close third-parties, rendering them unable to respond to any judgment that Summa may obtain in the underlying litigation. The complaint alleges that the Echo Bay and TVX combination with Kinross and the acquisition of the closed McCoy/Cove mining operations by Newmont in exchange for assumption of the reclamation obligations was the culmination of a scheme to improperly strip the Subsidiaries of their assets. Kinross has not filed an answer to the complaint, and no discovery has taken place. Kinross believes this complaint to be without merit and anticipates vigorously defending the action.

        OTHER

        In November 2001, two former employees of Echo Bay brought a claim against Echo Bay pursuant to the Class Proceedings Act (British Columbia) as a result of the temporary suspension of operations at Echo Bay's Lupin mine in the spring of 1998 and the layoff of employees at that time. On August 12, 2002, the Supreme Court of British Columbia dismissed Echo Bay's application for a declaration that British Columbia did not have jurisdiction in connection with this claim or in the alternative, that the Court should decline jurisdiction. Echo Bay appealed this decision. On April 4, 2003, the appeal was heard by the Court of Appeal for British Columbia. On May 16, 2003, in a unanimous decision, the Court of Appeal allowed Kinross' appeal and service was set aside on the basis that British Columbia does not have jurisdiction in connection with this claim. In addition the court ordered the former employees to reimburse Echo Bay for costs associated with the appeal and the Supreme Court of British Columbia proceedings. On August 18, 2003, counsel for the former employees filed an application for leave to appeal to the Supreme Court of Canada. On March 4, 2004, the application for leave to appeal to the Supreme Court of Canada was dismissed with costs payable to Echo Bay.


                                     F-B14

        GENERAL

        The Company is also involved in legal proceedings and claims arising in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect Kinross' financial position, results of operations or cash flows.

        Total accrued liabilities in relation to legal contingencies as at March 31, 2004 and December 31, 2003 were $1.5 million and $15.1 million, respectively.

        INCOME TAXES

        The Company operates in numerous countries around the world and accordingly is subject to, and pays annual income taxes under the various regimes in countries in which it operates. These tax regimes are determined under general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due. The tax rules and regulations in many countries are complex and subject to interpretation. From time to time the Company will undergo a review of its historic tax returns and in connection with such reviews, disputes can arise with the taxing authorities over the Company's interpretation of the country's income tax rules. As at March 31, 2004, the Company had the following disputes and has not accrued any additional tax liabilities in relation to the disputes listed below:

        RUSSIA

        In July, 2003, the Company received notice that local taxation authorities in Russia are seeking a reassessment of the tax paid relating to the Kubaka mine by Omolon, the Company's 98.1% owned Russian Joint Stock Company in the amount of $8.5 million, which included penalties and interest. The notice challenged certain deductions taken by the Company and tax concessions relating to tax returns filed by the Company in prior years. The Company appealed this notice of reassessment and on January 27, 2004, the Magadan Arbitration court agreed with the Company on three of the four major reassessment items. The impact of this ruling reduced the liability to $3.9 million, which includes interest and penalties. The Company will appeal the decision, but in the event the decision of the appellant court is not ruled in the Company's favor, Omolon has enough unutilized deductions to shelter the additional taxable income. The Company believes that this reassessment will be resolved with no material adverse to the Company's financial position, results of operations or cash flows. This reassessment relates to the Kubaka business segment (see note 6).

        CHILE

        On September 27, 2001, the Company's 100% owned Chilean mining company, Compania Minera Kinam Guanaco ("CMKG") received a tax reassessment from the Chilean IRS. The assets of CMKG are included under the heading Corporate and other in the segmented information (see note 6). The reassessment, in the amount of $6.7 million, disallows certain deductions utilized by a third party. The third party has indemnified the Company for up to $13.5 million in relation to this reassessment. The Company appealed the reassessment and on January 12, 2004, the Chilean IRS upheld the tax auditors position. The Company plans to appeal the reassessment with the Chilean Tax Court. The Company believes this reassessment will be resolved with no material adverse impact on to the Company's financial position, results of operations or cash flows.

        BRAZIL

        The Company's 50% owned Brazilian mining company, Mineracao Serra Grande S.A. which owns the Crixas mine received a tax reassessment in November 2003 from the Brazilian IRS. The reassessment disallowed the claiming of certain sales tax credits and assessed interest and penalties of which the Company's 50% share totals $9.5 million. The Company and its joint venture partner believe that this reassessment will be resolved without any material adverse affect on its financial position, results of operations or cash flows. This reassessment relates to the Crixas business segment (see note 6).


                                     F-B15

10.     HEDGING ACTIVITIES

        The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at March 31, 2004 are as follows:

 OUNCES HEDGED    AVERAGE PRICE    CALL OPTIONS SOLD    AVERAGE STRIKE PRICE
---------------  ---------------  -------------------  ----------------------

     107,500           $280              50,000                  $340
      37,500           $296                  --                    --
---------------  ---------------  -------------------  ----------------------
     145,000           $284              50,000                  $340
===============  ===============  ===================  ======================

        The fair value of the call options sold is recorded in the consolidated financial statements at each measurement date. The fair value of the gold forward sales and spot deferred forward sales contracts, as at March 31, 2004, was $(20.5) million based on a gold price of $424 per ounce. In the first quarter of 2004, the Company delivered 30,000 ounces into contracts outstanding at December 31, 2003 leaving 145,000 ounces hedged at March 31, 2004. Subsequent to the end of the quarter, the Company delivered a further 20,000 ounces and financially closed out another 90,000 ounces at a cost of $9.7 million. This loss will be recognized in accordance with the original maturity dates of the contracts, which range from the third quarter of 2004 to the second quarter of 2005. The remaining 35,000 ounces hedged will be delivered in the second quarter of this year.


                                     F-B16

11. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP"), which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

Material variations between financial statement items under CDN GAAP and the amounts determined using U.S. GAAP are as follows:

CONSOLIDATED BALANCE SHEET
AS AT MARCH 31, 2004                                     Property,
                                                           plant
                                                       and equipment   Reversal of      Gains
                                                       & amortization   1991 and    on marketable
                                                        differences       2003       securities
                                             Under     from applying     deficit    and long-term    Effect of
                                           CDN GAAP       SFAS 121     eliminations  investments     SFAS 133
---------------------------------------------------------------------------------------------------------------
ASSETS                                                      (b)            (c)           (d)           (e)
   CURRENT ASSETS
   Cash and cash equivalents              $    217.6   $        --     $      --    $      --      $       --
   Restricted cash                               1.4            --            --           --              --
   Accounts receivable and other assets         30.4            --            --           --              --
   Inventories                                 132.4            --            --           --              --
   Marketable securities                          --            --            --          0.2              --
---------------------------------------------------------------------------------------------------------------
                                               381.8            --            --          0.2              --
   Property, plant and equipment               520.7        (27.3)            --           --              --
   Mineral interests                           253.4            --            --           --              --
   Goodwill                                    918.0            --            --           --              --
   Long-term investments                        16.5            --            --          5.6              --
   Future income and mining taxes                1.3            --            --           --              --
   Deferred  charges and other long-term        24.5            --            --           --              --
     assets
---------------------------------------------------------------------------------------------------------------
                                          $  2,116.2   $    (27.3)     $      --    $     5.8      $       --
===============================================================================================================
LIABILITIES
   CURRENT LIABILITIES
   Accounts payable and accrued
     liabilities                          $     84.8   $        --     $      --    $      --      $     19.6
   Current portion of long-term debt             4.4            --            --           --              --
   Current portion of site restoration
     cost obligations                           22.1            --            --           --              --
---------------------------------------------------------------------------------------------------------------
                                               111.3            --            --           --            19.6

   Long-term debt                                0.4            --            --           --              --
   Site restoration cost obligations           107.4            --            --           --              --
   Future income and mining taxes               54.5            --            --           --              --
   Deferred revenue                              1.7            --            --           --           (1.7)
   Other long-term liabilities                   4.7            --            --           --              --
   Redeemable retractable preferred shares       2.9            --            --           --              --
---------------------------------------------------------------------------------------------------------------
                                               282.9            --            --           --            17.9
---------------------------------------------------------------------------------------------------------------
   NON-CONTROLLING INTEREST                      0.7            --            --           --              --
---------------------------------------------------------------------------------------------------------------
   CONVERTIBLE PREFERRED SHARES OF
      SUBSIDIARY COMPANY                        12.9            --            --           --              --
---------------------------------------------------------------------------------------------------------------
   COMMON SHAREHOLDERS' EQUITY
   Common share capital                      1,784.0            --         766.7           --              --
   Contributed surplus                          32.9            --            --           --              --
   Retained earnings (deficit)                   4.8        (27.3)       (766.7)           --           (1.0)
   Cumulative translation adjustments          (2.0)            --            --           --              --
   Other comprehensive income (loss)              --            --            --          5.8          (16.9)
---------------------------------------------------------------------------------------------------------------
                                             1,819.7        (27.3)            --          5.8          (17.9)
---------------------------------------------------------------------------------------------------------------
                                          $  2,116.2   $    (27.3)     $      --    $     5.8      $       --
===============================================================================================================

Common shares outstanding as of
   period end (millions)                       345.9



                                     F-B17


                                                           Impact on
                 Reclassi-                                adoption of
                fication of                  Accounting    accounting
     Flow        cumulative                  for equity    for asset      Minimum
   through      translation   To adjust to  interest in    retirement     pension        Under
    shares      adjustments   equity basis    Echo Bay    obligations    liability     U.S. GAAP
---------------------------------------------------------------------------------------------------
     (f)            (h)           (i)           (d)           (j)           (k)

$       --      $      --     $      --     $       --    $       --    $      --     $    217.6
        --             --            --             --            --           --            1.4
        --             --            --             --            --           --           30.4
        --             --            --             --            --           --          132.4
        --             --            --             --            --           --            0.2
---------------------------------------------------------------------------------------------------
        --             --            --             --            --           --          382.0
        --             --            --             --            --           --          493.4
        --             --            --             --            --           --          253.4
        --             --            --           40.8            --           --          958.8
        --             --            --             --            --           --           22.1
        --             --            --             --            --           --            1.3
        --             --            --             --            --           --           24.5
---------------------------------------------------------------------------------------------------
$       --      $      --     $      --     $     40.8    $       --    $      --     $  2,135.5
===================================================================================================


$       --      $      --     $      --     $       --    $       --    $      --     $    104.4
        --             --            --             --            --           --            4.4

        --             --            --             --            --           --           22.1
---------------------------------------------------------------------------------------------------
        --             --            --             --            --           --          130.9

        --             --            --             --            --           --            0.4
        --             --            --             --            --           --          107.4
        --             --            --             --            --           --           54.5
        --             --            --             --            --           --             --
        --             --            --             --            --          3.1            7.8
        --             --            --             --            --           --            2.9
---------------------------------------------------------------------------------------------------
        --             --            --             --            --          3.1          303.9
---------------------------------------------------------------------------------------------------
        --             --            --             --            --           --            0.7
---------------------------------------------------------------------------------------------------

        --             --            --             --            --           --           12.9
---------------------------------------------------------------------------------------------------

     (1.1)             --            --             --            --           --        2,549.6
        --             --            --             --            --           --           32.9
       1.1             --            --           40.8            --           --         (748.3)
        --            2.0            --             --            --           --             --
        --           (2.0)           --             --            --        (3.1)         (16.2)
---------------------------------------------------------------------------------------------------
        --             --            --           40.8            --        (3.1)      (1,818.0)
---------------------------------------------------------------------------------------------------
$       --      $      --     $      --     $     40.8    $       --    $      --     $  2,135.5
===================================================================================================


                                                                                           345.9



                                     F-B18


CONSOLIDATED BALANCE SHEET
AS AT DECEMBER 31, 2003                                  Property,
                                                           plant
                                                       and equipment                       Gains
                                                       & amortization   Reversal of    on marketable
                                                        differences       1991 and       securities
                                             Under     from applying    2003 deficit   and long-term     Effect of
                                           CDN GAAP       SFAS 121      eliminations    investments      SFAS 133
---------------------------------------------------------------------------------------------------------------------
ASSETS                                                      (b)             (c)             (d)             (e)
   CURRENT ASSETS
   Cash and cash equivalents              $    245.8   $        --     $         --    $      --       $       --
   Restricted cash                               5.1            --               --           --               --
   Accounts receivable and other assets         42.1            --               --           --               --
   Inventories                                 109.2            --               --           --               --
   Marketable securities                         0.1            --               --          0.3               --
---------------------------------------------------------------------------------------------------------------------
                                               402.3            --               --          0.3               --
   Property, plant and equipment               525.2        (28.2)               --           --               --
   Mineral interests                           260.1            --               --           --               --
   Goodwill                                    918.0            --               --           --               --
   Long-term investments                         1.5            --               --           --               --
   Future income and mining taxes                2.1            --               --          6.9               --
   Deferred  charges and other long-term
     assets                                     35.9            --               --           --               --
---------------------------------------------------------------------------------------------------------------------
                                          $  2,145.1   $    (28.2)     $         --    $     7.2       $       --
=====================================================================================================================
LIABILITIES
   CURRENT LIABILITIES
   Accounts payable and accrued
     liabilities                          $    101.4   $        --     $         --    $      --       $     22.7
   Current portion of long-term debt            29.4            --               --           --               --
   Current portion of site restoration
     cost obligations                           19.2            --               --           --               --
---------------------------------------------------------------------------------------------------------------------
                                               150.0            --               --           --             22.7

   Long-term debt                                0.7            --               --           --               --
   Site restoration cost obligations           111.0            --               --           --               --
   Future income and mining taxes               55.6            --               --           --               --
   Deferred revenue                              2.2            --               --           --            (2.2)
   Other long-term liabilities                   4.7            --               --           --               --
   Redeemable retractable preferred shares       3.0            --               --           --               --
---------------------------------------------------------------------------------------------------------------------
                                               327.2            --               --           --             20.5
---------------------------------------------------------------------------------------------------------------------
   NON-CONTROLLING INTEREST                      0.7            --               --           --               --
---------------------------------------------------------------------------------------------------------------------
   CONVERTIBLE PREFERRED SHARES OF
      SUBSIDIARY COMPANY                        12.6            --               --           --               --
---------------------------------------------------------------------------------------------------------------------
   COMMON SHAREHOLDERS' EQUITY
   Common share capital                      1,783.5            --            766.7           --               --
   Contributed surplus                          30.0            --               --           --               --
   Deficit                                     (6.9)        (28.2)          (766.7)           --            (1.4)
   Cumulative translation adjustments          (2.0)            --               --           --               --
   Other comprehensive income (loss)              --            --               --          7.2           (19.1)
---------------------------------------------------------------------------------------------------------------------
                                             1,804.6        (28.2)               --          7.2           (20.5)
---------------------------------------------------------------------------------------------------------------------
                                          $  2,145.1   $    (28.2)     $         --    $     7.2       $       --
=====================================================================================================================

Common shares outstanding as of
   period end (millions)                       345.6

                                     F-B19

                                                                         Impact on
                 Reclassi-                                              adoption of
                fication of                  Accounting                  accounting
     Flow        cumulative                  for equity                  for asset      Minimum
   through      translation   To adjust to  interest in    Effect of     retirement     pension        Under
    shares      adjustments   equity basis    Echo Bay      SFAS 143    obligations    liability     U.S. GAAP
-----------------------------------------------------------------------------------------------------------------
     (f)            (h)           (i)           (d)           (j)           (j)           (k)

$       --      $      --     $      --     $       --    $       --    $       --    $      --     $    245.8
        --             --            --             --            --            --           --            5.1
        --             --            --             --            --            --           --           42.1
        --             --            --             --            --            --           --          109.2
        --             --            --             --            --            --           --            0.4
-----------------------------------------------------------------------------------------------------------------
        --             --            --             --            --            --           --          402.6
        --             --            --             --           2.2         (2.6)           --          496.6
        --             --            --             --            --            --           --          260.1
        --             --            --           40.8            --            --           --          958.8
        --             --            --             --            --            --           --            1.5
        --             --            --             --            --            --           --            9.0
        --             --            --             --            --            --           --           35.9
-----------------------------------------------------------------------------------------------------------------
$       --      $      --     $      --     $     40.8    $      2.2    $    (2.6)    $      --     $  2,164.5
=================================================================================================================


$       --      $      --     $      --     $       --    $       --    $       --    $      --     $    124.1
        --             --            --             --            --            --           --           29.4

        --             --            --             --            --            --           --           19.2
-----------------------------------------------------------------------------------------------------------------
        --             --            --             --            --            --           --          172.7

        --             --            --             --            --            --           --            0.7
        --             --            --             --          11.1        (10.5)           --          111.6
        --             --            --             --            --            --           --           55.6
        --             --            --             --            --            --           --             --
        --             --            --             --           2.2         (2.2)          3.1            7.8
        --             --            --             --            --            --           --            3.0
-----------------------------------------------------------------------------------------------------------------
        --             --            --             --          13.3        (12.7)          3.1          351.4
-----------------------------------------------------------------------------------------------------------------
        --             --            --             --            --            --           --            0.7
-----------------------------------------------------------------------------------------------------------------

        --             --            --             --            --            --           --           12.6
-----------------------------------------------------------------------------------------------------------------

     (1.1)             --            --             --            --            --           --        2,549.1
        --             --            --             --            --            --           --           30.0
       1.1             --            --           40.8        (11.1)          10.1           --        (762.3)
        --            2.0            --             --            --            --           --             --
        --           (2.0)           --             --            --            --        (3.1)         (17.0)
-----------------------------------------------------------------------------------------------------------------
        --             --            --           40.8          11.1          10.1        (3.1)        1,799.8
-----------------------------------------------------------------------------------------------------------------
$       --      $      --     $      --     $     40.8    $      2.2    $    (2.6)    $      --     $  2,164.5
=================================================================================================================



                                                                                                         345.6


                                     F-B20

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2004

                                                       Property,
                                                         plant                       Gains on
                                                     and equipment                  marketable
                                                     & amortization  Reversal of    securities
                                                      differences      1991 and        and
                                           Under     from applying   2003 deficit   long-term     Effect of
                                         CDN GAAP       SFAS 121     elimination   investments    SFAS 133
-------------------------------------------------------------------------------------------------------------
                                                          (b)            (c)           (d)           (e)
REVENUE
   Mining revenue                       $   155.6    $      --       $      --     $      --     $   0.3
   Interest and other income                  1.8           --              --            --         0.1
   Mark-to-market gain on call options      (0.8)           --              --            --          --
-------------------------------------------------------------------------------------------------------------
                                            156.6           --              --            --         0.4
-------------------------------------------------------------------------------------------------------------
EXPENSES
   Operating                                 94.5           --              --            --          --
   General and administrative                 6.9           --              --            --          --
   Exploration                                3.5           --              --            --          --
   Depreciation, depletion and
     amortization                            32.4        (0.9)              --            --          --
   Gain on disposal of assets               (0.4)           --              --            --          --
   Foreign exchange loss                      2.4           --              --            --          --
   Interest expense on long-term
     liabilities                              0.7           --              --            --          --
-------------------------------------------------------------------------------------------------------------
                                            140.0        (0.9)              --            --          --
-------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE TAXES AND
   OTHER ITEMS                               16.6          0.9              --            --         0.4

Provision for income and mining taxes       (3.2)           --              --            --          --
-------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) BEFORE CUMULATIVE
EFFECT OF A CHANGE IN ACCOUNTING
PRINCIPLE AND DIVIDENDS ON CONVERTIBLE
PREFERRED SHARES OF SUBSIDIARY COMPANY       13.4          0.9              --            --         0.4

Cumulative effect of a change in
accounting principle                           --           --              --            --          --
-------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) FOR THE YEAR BEFORE
   DIVIDENDS ON CONVERTIBLE PREFERRED
   SHARES OF SUBSIDIARY COMPANY              13.4          0.9              --            --         0.4

Dividends on convertible preferred
shares of subsidiary company                 (0.2)           --              --            --          --
-------------------------------------------------------------------------------------------------------------

NET EARNINGS (LOSS) FOR THE YEAR             13.2          0.9              --            --         0.4

Increase in equity component of
convertible debentures                         --           --              --            --          --
-------------------------------------------------------------------------------------------------------------

NET EARNINGS (LOSS) FOR THE PERIOD
   ATTRIBUTABLE TO COMMON SHAREHOLDERS  $    13.2    $     0.9       $      --     $      --     $   0.4
=============================================================================================================

EARNINGS (LOSS) PER SHARE
Basic                                   $    0.04
Diluted                                 $    0.04
WEIGHTED AVERAGE COMMON SHARES
   ISSUED AND OUTSTANDING (MILLION)
Basic                                       345.7
Diluted                                     346.3


                                     F-B21

                                                                   Impact on
              Reclassi-                                           adoption of
             fication of   To adjust    Accounting    Impact on   fair value
   Flow      cumulative       to        for equity   adoption of  base method
  through    translation    equity     interest in     Section     on stock      Under
  shares     adjustments     basis       Echo Bay       3110        options    U.S. GAAP
------------------------------------------------------------------------------------------
    (f)          (h)          (i)          (d)           (j)          (l)

$     --     $     --     $      --    $       --    $     --     $      --    $  155.9
      --           --            --            --          --            --         1.9
      --           --            --            --          --            --       (0.8)
------------------------------------------------------------------------------------------
      --           --            --            --          --            --       157.0
------------------------------------------------------------------------------------------

      --           --            --            --       (0.6)            --        93.9
      --           --            --            --          --            --         6.9
      --           --            --            --          --            --         3.5
      --           --            --            --       (0.4)            --        31.1
      --           --            --            --          --            --       (0.4)
      --           --            --            --          --            --         2.4
      --           --            --            --          --            --         0.7
------------------------------------------------------------------------------------------
      --           --            --            --       (1.0)            --       138.1
------------------------------------------------------------------------------------------

      --           --            --            --         1.0            --        18.9

      --           --            --            --          --            --       (3.2)

------------------------------------------------------------------------------------------



      --           --            --            --         1.0            --        15.7


      --           --            --            --          --            --          --

------------------------------------------------------------------------------------------


      --           --            --            --         1.0            --        15.7


      --           --            --            --          --            --       (0.2)

------------------------------------------------------------------------------------------
      --           --            --            --         1.0            --        15.5


      --           --            --            --          --            --          --

------------------------------------------------------------------------------------------

$     --     $     --     $      --    $       --    $    1.0     $      --    $   15.5

==========================================================================================


                                                                               $   0.04
                                                                               $   0.04


                                                                                  345.7
                                                                                  346.3



                                     F-B22

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2003

                                                      Recognition                     Property,
                                                          of          Elimination        plant
                                                       deferred      of effects of   and equipment
                                                       exchange     recognizing the        &
                                                     gains/losses       equity       amortization    Reversal of
                                                          on           component      difference      1991 and
                                           Under      convertible   of convertible   from applying  2003 deficit
                                         CDN GAAP     debentures      debentures       SFAS 121      elimination
------------------------------------------------------------------------------------------------------------------
                                                          (a)             (a)             (b)            (c)
REVENUE
   Mining revenue                       $   117.0    $      --      $         --     $      --      $      --
   Interest and other income                  1.0           --                --            --             --
   Mark-to-market gain on call options        2.1           --                --            --             --
------------------------------------------------------------------------------------------------------------------
                                            120.1           --                --            --             --
------------------------------------------------------------------------------------------------------------------
EXPENSES
   Operating                                 87.5           --                --            --             --
   General and administrative                 5.8           --                --            --             --
   Exploration                                6.2           --                --            --             --
   Depreciation, depletion and
     amortization                            28.2           --                --         (1.5)             --
   Gain on sale of assets                   (0.1)           --                --            --             --
   Foreign exchange loss                      0.7          8.0                --            --             --
   Interest expense on long-term
     liabilities                              1.1           --               1.3            --             --
   Accretion expense                           --           --                --            --             --
------------------------------------------------------------------------------------------------------------------
                                            129.4          8.0               1.3         (1.5)             --
------------------------------------------------------------------------------------------------------------------
LOSS BEFORE TAXES AND OTHER ITEMS           (9.3)        (8.0)             (1.3)           1.5             --

Provision for income and mining taxes       (2.5)           --                --            --             --
------------------------------------------------------------------------------------------------------------------

Share of income (loss) of investee
   companies                                   --           --                --            --             --
------------------------------------------------------------------------------------------------------------------

LOSS BEFORE CUMULATIVE EFFECT
OF A CHANGE IN ACCOUNTING
PRINCIPLE AND DIVIDENDS ON CONVERTIBLE
PREFERRED SHARES OF SUBSIDIARY COMPANY     (11.8)        (8.0)             (1.3)           1.5             --

Cumulative effect of a change in
accounting principle                           --           --                --            --             --
------------------------------------------------------------------------------------------------------------------

LOSS FOR THE PERIOD BEFORE DIVIDENDS
ON CONVERTIBLE PREFERRED SHARES OF
SUBSIDIARY COMPANY                         (11.8)        (8.0)             (1.3)           1.5             --

Dividends on convertible preferred
shares of subsidiary company                (0.2)           --                --            --             --
------------------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                    (12.0)        (8.0)             (1.3)           1.5             --

Increase in equity component of
convertible debentures                      (2.1)           --               2.1            --             --
------------------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD ATTRIBUTABLE
TO COMMON SHAREHOLDERS                  $  (14.1)    $   (8.0)      $        0.8     $     1.5      $      --
==================================================================================================================

LOSS PER SHARE
Basic and diluted                       $   (0.6)
COMMON SHARES ISSUED AND OUTSTANDING
   (MILLIONS)
Weighted average                        $   253.1



                                     F-B23

                                       Reclassi-
   Gains on                            fication
  marketable                               of       To adjust    Accounting                 Impact on
securities and                Flow     cumulative      to        for equity                adoption of
  long-term     Effect of    through   translation   equity     interest in    Effect of     Section        Under
 investments     SFAS 133    shares    adjustments    basis       Echo Bay     SFAS 143       3110        U.S. GAAP
----------------------------------------------------------------------------------------------------------------------
     (d)           (e)         (f)        (h)          (i)          (d)           (j)          (j)

$      --       $   0.9     $     --   $     --    $   (6.0)    $       --    $      --    $      --    $  111.9
       --            --           --         --          0.3            --           --           --         1.3
       --            --           --         --           --            --           --           --         2.1
----------------------------------------------------------------------------------------------------------------------
       --           0.9           --         --        (5.7)            --           --           --       115.3
----------------------------------------------------------------------------------------------------------------------

       --            --           --         --        (2.9)            --        (1.2)          1.2        84.6
       --            --           --         --           --            --           --           --         5.8
       --            --           --         --        (0.1)            --           --           --         6.1
       --            --           --         --        (1.2)            --          0.1           --        25.6
       --            --           --         --           --            --           --           --       (0.1)
       --            --           --         --           --            --           --           --         8.7
       --            --           --         --           --            --           --           --         2.4
       --            --           --         --           --            --          2.0        (2.0)          --
----------------------------------------------------------------------------------------------------------------------
       --            --           --         --        (4.2)            --          0.9        (0.8)       133.1
----------------------------------------------------------------------------------------------------------------------


       --           0.9           --         --        (1.5)            --        (0.9)          0.8      (17.8)
----------------------------------------------------------------------------------------------------------------------

       --            --           --         --          0.4            --           --           --       (2.1)
----------------------------------------------------------------------------------------------------------------------

       --            --           --         --          1.1         (1.0)           --           --         0.1
----------------------------------------------------------------------------------------------------------------------

       --           0.9           --         --           --         (1.0)        (0.9)          0.8      (19.8)

       --            --           --         --           --            --       (12.1)           --      (12.1)
----------------------------------------------------------------------------------------------------------------------


       --           0.9           --         --           --         (1.0)       (13.0)          0.8      (31.9)


       --            --           --         --           --            --           --           --       (0.2)
----------------------------------------------------------------------------------------------------------------------

       --           0.9           --         --           --         (1.0)       (13.0)          0.8      (32.1)


       --            --           --         --           --            --           --           --          --
----------------------------------------------------------------------------------------------------------------------


$      --       $   0.9     $     --   $     --    $      --    $    (1.0)    $  (13.0)    $     0.8    $ (32.1)
======================================================================================================================


                                                                                                        $ (0.13)

                                                                                                           253.1


                                     F-B24

Statement of Operations Presentation: For U.S. GAAP purposes, the measure "(Loss) earnings before cumulative effect of a change in accounting principle and dividends on convertible preferred shares of subsidiary company" is not a recognized term and would therefore not be presented.

The following table reconciles "(Loss) Earnings before cumulative effect of a change in accounting principle and dividends on convertible preferred shares of subsidiary company" to "loss from operations":

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                      ------------------------------------
                                                                           2004                2003
                                                                      ---------------    -----------------
Earnings (loss) before cumulative effect of a change in
accounting principle and dividends on convertible preferred
  shares of subsidiary company                                            $   15.7           $   (19.8)
Add/(deduct):
     Interest and other income                                                (1.9)               (1.3)
     Mark-to-market (gain) loss on call options                                0.8                (2.1)
     Interest expense on long-term liabilities                                 0.7                 2.4
     Gain on disposal of assets(1)                                            (0.3)               --
     Provision for (recovery of) income and mining taxes                       3.2                 2.1
     Share in loss (income) of investee companies                             --                  (0.1)
Earnings (loss) from operations for U.S. GAAP                             $   18.2           $   (18.8)

(1) Gain on disposal of assets includes gains on sales of marketable securities and long-term investments of $0.2 million, a component of non- operating earnings. In addition, "dividends on convertible preferred shares of subsidiary" are required to be presented as a component of non-operating earnings: For U.S. GAAP purposes, the components of non-operating earnings (loss) are as follows:

Non-operating earnings (loss) are as follows:

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                      ------------------------------------
                                                                           2004                2003
                                                                      ---------------    -----------------
Add/(deduct):
     Interest and other income                                                 1.9                 1.3
     Mark-to-market (gain) loss on call options                               (0.8)                2.1
     Interest expense on long-term liabilities                                (0.7)               (2.4)
     Gain on disposal of assets(1)                                             0.3                --
     Share in loss (income) of investee companies                             --                   0.1
     Dividends on convertible preferred shares of subsidiary company          (0.2)               (0.2)
Earnings (loss) from operations for U.S. GAAP                             $    0.5           $     0.9


                                     F-B25

CONSOLIDATED STATEMENTS OF CASH FLOWS                               Property,                     Gains
FOR THE PERIOD ENDED MARCH 31, 2004                                 plant and                       on
                                                                   equipment &                  marketable
                                                                  amortization   Reversal of    securities
                                                                   differences     1991 and        and
                                                        Under     from applying  2003 deficit   long-term     Effect of
                                                      CDN GAAP      SFAS 121     elimination   investments     SFAS 133
                                                                       (b)           (c)           (d)           (e)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE
FOLLOWING ACTIVITIES:
   OPERATING:
   Earnings for the year before dividends on
      convertible preferred shares of subsidiary
      company                                        $    13.4    $      0.9     $       --    $       --    $      0.4
   Items not affecting cash:
      Depreciation, depletion and amortization            32.4         (0.9)             --            --            --
      Future income and mining taxes                     (0.9)            --             --            --            --
      Cumulative effect of a change in accounting
        principle                                           --            --             --            --            --
      Accretion expense                                    2.2            --             --            --            --
      Share in (income) loss of investee companies          --            --             --            --            --
      Site restoration cash expenditures                 (1.7)            --             --            --            --
      Other                                              (0.5)            --             --            --            --
         Interest on convertible debentures                 --            --             --            --            --
         Realized foreign exchange losses on
            convertible debentures                          --            --             --            --            --
         Unrealized foreign exchange losses on
            redeemable retractable preferred shares         --            --             --            --            --
      Gain on disposal of assets                            --            --             --            --            --
      Deferred revenue realized                             --            --             --            --           0.2
   Changes in non-cash operating assets and
      liabilities:
      Accounts receivable and other assets                11.6            --             --            --            --
      Inventories                                       (22.0)            --             --            --            --
      Ore in stockpiles                                     --            --             --            --            --
      Accounts payable and accrued liabilities          (16.6)            --             --            --         (0.6)
      Other long-term obligations                           --            --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES              17.9            --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
   FINANCING:
      Issuance of common shares                            1.4            --             --            --            --
      Reduction of debt component of convertible
        debentures                                          --            --             --            --            --
      Repayment of debt                                 (25.3)            --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED FROM FINANCING ACTIVITIES            (23.9)            --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
   INVESTING:
      Additions to property, plant and equipment        (22.4)            --             --            --            --
      Long-term investments and other assets             (3.7)            --             --            --            --
      Proceeds from the disposal of property,
        plant and equipment                               0.5             --             --            --            --
      Decrease in restricted cash                         3.7             --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
CASH FLOW USED IN INVESTING ACTIVITIES                  (21.9)            --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                  (0.3)            --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS        (28.2)            --             --            --            --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD           245.8            --             --            --            --
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD             $   217.6    $       --     $       --            --            --
==========================================================================================================================



                                     F-B26

                 Reclassi-                                               Adoption of
                fication of                  Accounting                   fair value
     Flow        cumulative                  for equity                  based method
   through      translation   To adjust to  interest in    Effect of       on stock         Under
    shares      adjustments   equity basis    Echo Bay      SFAS 143       options        U.S. GAAP
------------------------------------------------------------------------------------------------------
     (f)            (h)           (i)           (d)           (j)            (l)




$       --      $      --     $      --     $       --    $     1.0     $      --       $     15.7

        --             --            --             --         (0.4)           --             31.1
        --             --            --             --            --           --            (0.9)
        --             --            --             --            --           --               --
        --             --            --             --         (0.6)           --              1.6
        --             --            --             --            --           --               --
        --             --            --             --            --           --            (1.7)
        --             --            --             --            --           --            (0.5)
        --             --            --             --            --           --               --

        --             --            --             --            --           --               --
        --             --            --             --            --           --               --
        --             --            --             --            --           --               --
        --             --            --             --            --           --               --

        --             --            --             --            --           --              0.2
        --             --            --             --            --           --               --
        --             --            --             --            --           --             11.6
        --             --            --             --            --           --           (22.0)
        --             --            --             --            --           --               --
        --             --            --             --            --           --           (17.2)
        --             --            --             --            --           --               --
------------------------------------------------------------------------------------------------------
        --             --            --             --            --           --             17.9
------------------------------------------------------------------------------------------------------

        --             --            --             --            --           --              1.4
        --             --            --             --            --           --               --
        --             --            --             --            --           --           (25.3)
------------------------------------------------------------------------------------------------------
        --             --            --             --            --           --           (23.9)
------------------------------------------------------------------------------------------------------

        --             --            --             --            --           --           (22.4)

        --             --            --             --            --           --            (3.7)
        --             --            --             --            --           --              0.5
        --             --            --             --            --           --              3.7
------------------------------------------------------------------------------------------------------
        --             --            --             --            --           --           (21.9)
------------------------------------------------------------------------------------------------------
        --             --            --             --            --           --            (0.3)
------------------------------------------------------------------------------------------------------
        --             --            --             --            --           --           (28.2)
        --             --            --             --            --           --            245.8
------------------------------------------------------------------------------------------------------
$       --      $      --     $      --     $       --    $       --    $      --       $    217.6
======================================================================================================



                                     F-B27

CONSOLIDATED STATEMENTS OF CASH FLOWS                                               Elimination      Property,
FOR THE PERIOD ENDED MARCH 31, 2003                               Recognition of   of effects of     plant and
                                                                     deferred     recognition of    equipment &
                                                                     exchange         equity       amortization   Reversal of
                                                                   gains/losses      component      differences     1991 and
                                                        Under     on convertible  of convertible   from applying  2003 deficit
                                                      CDN GAAP      debentures      debentures       SFAS 121     elimination
                                                                       (a)              (a)             (b)           (c)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE
FOLLOWING ACTIVITIES:
   OPERATING:
   Earnings (loss) for the year before dividends
      on convertible preferred shares of subsidiary
      company                                        $  (11.8)    $     (8.0)     $      (1.3)     $      1.5     $       --
   Items not affecting cash:
      Depreciation, depletion and amortization            28.2             --               --          (1.5)             --
      Future income and mining taxes                       0.1             --               --             --             --
      Cumulative effect of a change in accounting
        principle                                           --             --               --             --             --
      Accretion expense                                    2.1             --               --             --             --
      Share in (income) loss of investee companies          --             --               --             --             --
      Site restoration cash expenditures                 (2.1)             --               --             --             --
      Other
         Interest on convertible debentures                 --             --            (0.1)             --             --
         Unrealized foreign exchange losses on
           convertible debentures                          1.6            8.0               --             --             --
         Gain on disposal of assets                      (0.1)             --               --             --             --
         Deferred revenue realized                       (0.6)             --               --             --             --
   Changes in non-cash operating assets and liabilities:
      Accounts receivable and other assets                 6.2             --               --             --
      Inventories                                        (5.4)             --               --             --             --
      Ore in stockpiles                                  (0.4)             --               --             --             --
      Accounts payable and accrued liabilities           (1.6)             --               --             --             --
      Other long-term obligations                           --             --               --             --             --
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES              16.2             --            (1.4)             --             --
-------------------------------------------------------------------------------------------------------------------------------
   FINANCING:
      Issuance of common shares                            1.8             --               --             --             --
      Reduction of debt component of convertible
        debentures                                       (1.4)             --              1.4             --             --
      Repayment of debt                                  (1.0)             --               --             --             --
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED FROM FINANCING ACTIVITIES             (0.6)             --              1.4             --             --
-------------------------------------------------------------------------------------------------------------------------------
   INVESTING:
      Additions to property, plant and equipment        (12.8)             --               --             --             --
      Business acquisitions, net of cash acquired       (81.4)             --               --             --             --
      Long-term investments and other assets             (3.7)             --               --             --             --
      Proceeds from the disposal of property,
        plant and equipment                                 --             --               --             --             --
      Decrease in restricted cash                         31.8             --               --             --             --
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOW USED IN INVESTING ACTIVITIES                  (66.1)             --               --             --             --
-------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                    2.3             --               --             --             --
-------------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS        (48.2)             --               --             --             --
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR             170.6             --               --             --             --
-------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR               $   122.4    $        --     $         --     $       --     $       --
===============================================================================================================================


                                     F-B28

    Gains                                    Reclassi-
on marketable                               fication of                  Accounting                  Impact on
  securities                      Flow       cumulative                  for equity                 adoption of
and long-term    Effect of      through     translation   To adjust to  interest in    Effect of      Section        Under
 investments      SFAS 133       shares     adjustments   equity basis    Echo Bay      SFAS 143        3110       U.S. GAAP
-------------------------------------------------------------------------------------------------------------------------------
     (d)            (e)           (f)           (h)           (i)           (d)           (k)           (j)




$      --       $      0.9    $       --    $      --     $      --     $    (1.0)    $  (13.0)     $      0.8    $   (31.9)

       --               --            --           --         (1.2)             --          0.1             --          25.6
       --               --            --           --            --             --           --             --           0.1
       --               --            --           --            --             --         12.1             --          12.1
       --               --            --           --            --             --          0.6          (0.8)           1.9
       --               --            --           --         (1.1)            1.0           --             --         (0.1)
       --               --            --           --            --             --           --             --         (2.1)

       --               --            --           --            --             --           --             --         (0.1)

       --               --            --           --            --             --           --             --           9.6
       --               --            --           --            --             --           --             --         (0.1)
       --              0.2            --           --            --             --           --             --         (0.4)

       --               --            --           --            --             --           --             --           6.2
       --               --            --           --            --             --           --             --         (5.4)
       --               --            --           --            --             --           --             --         (0.4)
       --            (1.1)            --           --            --             --           --             --         (2.7)
       --               --            --           --            --             --          0.2             --           0.2
-------------------------------------------------------------------------------------------------------------------------------
       --               --            --           --         (2.3)             --           --             --          12.5
-------------------------------------------------------------------------------------------------------------------------------

       --               --            --           --            --             --           --             --           1.8
       --               --            --           --            --             --           --             --            --
       --               --            --           --            --             --           --             --         (1.0)
-------------------------------------------------------------------------------------------------------------------------------
       --               --            --           --            --             --           --             --           0.8
-------------------------------------------------------------------------------------------------------------------------------

       --               --            --           --            --             --           --             --        (12.8)
       --               --            --           --            --             --           --             --        (81.4)
       --               --            --           --          31.7             --           --             --          28.0
       --               --            --           --            --             --           --             --            --
       --               --            --           --            --             --           --             --          31.8
-------------------------------------------------------------------------------------------------------------------------------

       --               --            --           --          31.7             --           --             --        (34.4)
-------------------------------------------------------------------------------------------------------------------------------
       --               --            --           --            --             --           --             --           2.3
-------------------------------------------------------------------------------------------------------------------------------
       --               --            --           --          29.4             --           --             --        (18.8)
       --               --            --           --        (29.4)             --           --             --         141.2
-------------------------------------------------------------------------------------------------------------------------------
$      --       $       --    $       --    $      --     $      --     $       --    $      --     $       --    $    122.4
===============================================================================================================================



                                     F-B29

Consolidated statements of cash flows presented in accordance with U.S. GAAP would require the following changes from the consolidated statements of cash flows prepared in accordance with CDN GAAP:

1. Within cash flows provided from operating activities, the determination should begin with "net earnings (loss)," instead of the "earnings (loss) for the year before dividends on convertible preferred shares of subsidiary company."

2. Under U.S. GAAP, the reduction of the debt component of convertible debentures is treated as interest expense and as a cash flow from operating activities. Under CDN GAAP, the interest expense is classified as a financing activity.

Consolidated Statements of Comprehensive Income (Loss): The Company's statements of comprehensive income (loss) under U.S. GAAP are as follows:

                                                                               THREE MONTHS ENDED MARCH 31,
                                                                             ----------------------------------
                                                                                  2004               2003
                                                                             ---------------     --------------
  Net earnings (loss) for the period under U.S. GAAP                             $   15.5            $   (32.1)
       Change in currency translation adjustments                                    --                   (9.4)
       Change in unrealized gains on marketable securities and                       (1.4)                27.6
  long-term investments (d)
       SFAS 133 (e)                                                                   2.2                 (4.6)
  Comprehensive income (loss) under U.S. GAAP                                    $   16.3            $   (18.5)

(a) Under CDN GAAP, the convertible debentures were accounted for in accordance with their substance and were presented in the financial statements in their respective liability and equity components. The Company redeemed these convertible debentures on September 29, 2003. Under U.S. GAAP, the entire principal amount of the convertible debentures plus accrued interest of $146.8 million immediately prior to the redemption was treated as debt with interest expense based on the coupon rate of 5.5%.

In addition, under CDN GAAP, realized and unrealized foreign exchange gains and losses on the debt component of the debentures were recognized in income. For U.S. GAAP, in addition to including these gains and losses in income, realized and unrealized exchange gains and losses related to the portion of the convertible debentures included in equity under CDN GAAP were also included in income. There was no gain or loss on the redemption of the convertible debentures for U.S. GAAP.

(b) Cumulatively, as a result of applying SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and following the adoption of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," property, plant and equipment is reduced and the deficit increased by $60.5 million. This difference arose from the requirement to discount future cash flows from impaired property, plant and equipment under U.S. GAAP and from using proven and probable reserves only. At the time of the impairment, future cash flows from impaired property, plant and equipment were not discounted under CDN GAAP. Under U.S. GAAP, depreciation, depletion and amortization, in periods subsequent to the impairment, would be reduced by $0.9 million and $1.5 million during the three months ended March 31, 2004 and 2003, respectively, to reflect the above. Cumulatively, as a result of these reductions in depreciation, depletion and amortization, property, plant and equipment is increased and the deficit decreased by $27.3 million and $28.2 million as of March 31, 2004 and December 31, 2003, respectively.

(c) CDN GAAP allows for the elimination of operating deficits by the reduction of stated capital attributable to common shares with a corresponding offset to the accumulated deficit. For CDN GAAP, the Company eliminated operating deficits of $761.4 million and $5.3 million in 2003 and 1991, respectively. These reclassifications are not permitted by U.S. GAAP and would require in each subsequent year a cumulative increase in share capital and a cumulative increase in deficit of $766.7 million.

(d) Under CDN GAAP, unrealized gains and losses on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains on long-term investments that are classified as securities available for sale of $5.6 million and $6.9 million as of March 31, 2004 and December 31, 2003, respectively, and marketable securities of $0.2 million and $0.3 million as of March 31, 2004, and December 31, 2003, respectively, are included as a component of comprehensive income (loss).

Furthermore, U.S. GAAP requires that the transaction on April 3, 2002, whereby the Company exchanged its investment in debt securities of Echo Bay for 57.1 million common shares of Echo Bay, be recorded at fair value with the resulting gain included in earnings. Under CDN GAAP, the cost of the Echo Bay common shares acquired on the exchange was recorded


                                     F-B30
at the values of the securities given up. Since the fair value of the capital securities given up approximated their carrying value, no gain was recorded under CDN GAAP.

Subsequent to the exchange of debt securities, the Company accounted for its share investment in Echo Bay as an available for sale security under U.S. GAAP. At January 31, 2003, when the Company acquired the remaining outstanding common shares of Echo Bay, the Company retroactively restated its 2002 consolidated financial statements, prepared in accordance with U.S. GAAP, to account for its share investment in Echo Bay on an equity basis. As a result, the Company reversed an unrealized gain of $21.8 million previously included in other comprehensive income, increased its deficit by $0.7 million to reflect its share of equity losses for the period ended December 31, 2002 and correspondingly reduced the carrying value of its investment. In addition, the Company decreased long-term investments and recorded a share of loss in investee company of $1.0 million for the one month ended January 31, 2003 and increased long-term investments and recorded a share of income in investee company of $0.7 million during the year ended December 31, 2002. For U.S. GAAP purposes, as a result of the business combination on January 31, 2003, the Company recognized an additional $40.8 million of goodwill representing the difference in carrying value of its share investment in Echo Bay between CDN and U.S. GAAP.

(e) Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net earnings (loss) when the original hedged transaction is recorded.

On January 1, 2001, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred. The application of SFAS 133 results in a cumulative decrease in deferred revenue of $1.7 million and $2.2 million, a cumulative increase in accounts payable and accrued liabilities of $19.6 million and $22.7 million, a cumulative increase in deficit of $1.0 million and $1.4 million, and a cumulative decrease in other comprehensive income of $16.9 million and $19.1 million as of March 31, 2004 and December 31, 2003, respectively. Additionally, as a result of applying SFAS 133, there would be an increase in the CDN GAAP net earnings of $0.4 million and a decrease in the CDN GAAP net loss of $0.9 million for the three months ended March 31, 2004 and March 31, 2003, respectively. For the year ended December 31, 2003, the application of SFAS 133 would have resulted in a decrease of the CDN GAAP net loss of $0.5 million. On adoption of SFAS 133, the Company did not complete the required documentation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives are carried at fair value with the changes in fair value recorded as an adjustment to net earnings (loss). The SFAS 133 requirements for foreign exchange forward contracts were accounted for as cash flow hedges from January 1, 2001. Realized and unrealized derivatives gains and losses included in other comprehensive income ("OCI") on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange gain (loss) for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. During the three months ended March 31, 2004, $2.7 million of derivative losses were reclassified out of other comprehensive income (three months ended March 31, 2003, $2.2 million of derivative losses). The Company estimates that $15.9 million of net derivatives losses included in other comprehensive income will be reclassified into earnings within the next twelve months. Beginning January 2002, the Company met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings. There was no ineffectiveness recorded during the three months March 31, 2004 and 2003.

(f) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company accounted for the issue of flow-through shares using the deferral method in accordance with CDN GAAP. At the time of issue the funds received were recorded as share capital. Qualifying expenditure did not begin to be incurred until 2002. For U.S. GAAP, the premium paid in excess of the market value of $1.1 million was credited to other liabilities and included in income as the


                                     F-B31
qualifying expenditures were made. All of the qualifying expenditures were made in 2002. $1.1 million was included in interest and other income for the year ended December 31, 2002.

(g) The terms "proven and probable reserves," "exploration," "development," and "production" have substantially the same meaning under both U.S. and CDN GAAP. Exploration costs incurred are expensed at the same point in time based on the same criteria under both U.S. and CDN GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and CDN GAAP.

(h) Under CDN GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulated in a separate component of shareholders' equity, described as cumulative translation adjustments on the consolidated balance sheet. Under U.S. GAAP, the unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders equity but rather as an adjustment to accumulated other comprehensive income. On September 29, 2003, the Company changed its accounting policy with respect to the translation of foreign currencies during 2003. As such, the $2.0 million accumulated translation loss in other comprehensive income, will only become realized in earnings upon the substantial disposition, liquidation or closure of the mining property or investment that gave rise to such amounts.

(i) Under CDN GAAP, Kinross proportionately consolidates its interests in the following incorporated joint ventures: RPM (Paracatu), MDO (La Coipa), MSG (Crixas ) and CMM (Refugio). In addition, the Company proportionately consolidates its interests in the following unincorporated joint ventures: Round Mountain, Porcupine Joint Venture, Musselwhite and New Britannia. Prior to March 1, 2003, the investment in Omolon was also proportionately consolidated under CDN GAAP. Effective March 1, 2003, following the Company's increase in share ownership to 98.1%, as described in note 2(b), Omolon is fully consolidated under both CDN and U.S. GAAP.

These investments are accounted for using the equity method under U.S. GAAP. The Company relies on an accommodation provided for in Item 17(c) (2)(vii) of SEC Form 20-F, which permits a company using the equity method for U.S. GAAP to omit the differences arising from the use of proportionate consolidation under CDN GAAP. Each of the joint ventures listed, except Omolon prior to March 1, 2003, qualifies for this accommodation on the basis that it is an operating entity, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in the entity.

With respect to Omolon, the Company concluded that it did not meet the criteria outlined for the accommodation. Therefore, the financial information of Omolon has been disclosed using the equity method for U.S. GAAP purposes for comparative periods prior to March 1, 2003. Under the equity method, an investment in common shares is generally shown in the balance sheet of an investor as a single amount as "Investment in investee company." Likewise, an investor's share of earnings or losses from its investment is ordinarily shown in its statement of operations as a single amount as "Share of income (loss) of investee company."

(j)     Asset retirement obligations

Effective January 1, 2004, the Company adopted Section 3110, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. This Section harmonizes Canadian GAAP with U.S. GAAP (SFAS 143) for the accounting of asset retirement obligations. There are no GAAP differences between Canadian GAAP and U.S. GAAP related to the accounting for asset retirement obligations on a prospective basis.

Under Section 3110 the transitions provisions required the prior year comparatives to be restated. However, U.S. GAAP required a cumulative effect of accounting change to be recorded in the period of adoption for SFAS 143, which was recorded by the Company for the three months ended March 31, 2003.


                                     F-B32

(k) Under U.S. GAAP, if the accumulated pension plan benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. CDN GAAP does not require the Company to record a minimum liability and does not have the concept of Other Comprehensive Income. In 2003, the Company recorded a minimum pension liability of $3.1 million with a corresponding decrease in Other Comprehensive Income. None of the additional liability relates to unrecognized prior service cost.

(l)     Stock-based compensation

Under Canadian GAAP and US GAAP, effective January 1, 2004, the Company recorded an expense for employee stock-based compensation using the fair value based method, in accordance with the transitional provisions of Section 3870 and SFAS 123, as amended by SFAS 148. Section 3870 is harmonized with SFAS 123 and SFAS
148. As a result no GAAP differences are required on the adoption of the fair value based method of accounting for stock options.

The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.

ACCOUNTING CHANGES

STOCK-BASED COMPENSATION

The Company adopted the fair value method of accounting for stock options. See
Note 2(a).

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

On December 24, 2003, the FASB issued Interpretation No. 46 (revised December
2003) ("FIN 46R"). FIN 46R requires that the assets, liabilities and results of variable interest entities be consolidated into the financial statements of the entity that has the controlling financial interest. FIN 46R also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. During the three months ended March 31, 2004, the Company evaluated the impact of FIN 46R at March 31, 2004, and determined that it did not have an impact on its results of operations or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

The Emerging Issues Task Force ("EITF") formed a committee ("Committee") to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") to business combinations within the mining industry, accounting for goodwill and other intangibles and the capitalization of costs after the commencement of production, including deferred stripping. The issues discussed also included whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets. In March 2004, the EITF reached a consensus, subject to ratification by the Financial Accounting Standards Board ("FASB"), that mineral interests conveyed by leases should be considered tangible assets. The EITF also reached a consensus, subject to ratification by the FASB, on other mining related issues involving impairment and business combinations.


                                     F-B33

On March 31, 2004, the FASB ratified the consensus of the EITF on other mining related issues involving impairment and business combinations. This did not have an impact to the Company's financial statements since it did not change the current accounting. The FASB also ratified the consensus of the EITF that mineral interests conveyed by leases should be considered tangible assets subject to the finalization of a FASB Staff Position ("FSP") in this regard.

On April 30, 2004, the FASB issued a FSP amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights would be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company does not expect this FSP to have a material impact on its results of operation or financial condition.

The Committee is continuing its evaluation of mining industry accounting issues, which may have an impact on the Company's accounting in the future.

12.     CROWN RESOURCES

        On October 8, 2003, Kinross Gold Corporation and Crown Resources Corporation ("Crown") announced that they have executed a Letter of Intent whereby Kinross Gold Corporation will acquire Crown and its 100%-owned Buckhorn Mountain gold deposit located in north central Washington State, USA, approximately 67 kilometers by road from Kinross' Kettle River gold milling facility.

        On November 20, 2003, Kinross Gold Corporation executed a definitive agreement to acquire Crown. Each of the outstanding shares of common stock of Crown will be exchanged for 0.2911 shares of Kinross Gold Corporation common stock at closing and is subject to the approval of two thirds of Crown's shareholders and customary closing conditions. Until the acquisition is completed, Crown is required to operate its business in the ordinary course, and is restricted from engaging in certain significant business and financing transactions, or changes in corporate structure. Prior to the completion of the acquisition, Crown would dividend to its shareholders its approximate 41% equity interest in Solitario Resources Corporation (TSX-SLR).

        The current plan, which contemplates the development of an underground mine rather than an open pit mine, positively addresses major environmental concerns identified during previous permitting efforts. Kinross is confident that by working in conjunction with Federal, State and local agencies as well as other stakeholders, the permitting process, initiated by Crown, will be successful in obtaining the necessary regulatory approvals to develop an underground mine in a timely manner. In conjunction with the permitting process, Kinross will review potential synergies between its Kettle River operation and the Buckhorn Mountain deposit.

        Either party may terminate the Merger Agreement if the transaction has not been consummated by September 30, 2004 subject to certain conditions. The Company expects the transaction to close by September 30, 2004.


                                     F-B34

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTSS


TO THE SHAREHOLDERS OF KINROSS GOLD CORPORATION


We have audited the consolidated balance sheets of Kinross Gold Corporation as at December 31, 2003 and 2002 and the

consolidated statements of operations, common shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003, in accordance with Canadian generally accepted accounting principles.


/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Independent Registered Chartered Accountants



Toronto, Canada
March 12, 2004




COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS CANADA - UNITED STATES OF AMERICA REPORTING DIFFERENCE


In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have material effect on the comparability of the Company's financial statements, such as the changes described in Note (1) to the financial statements. Our report to the Shareholders, dated March 12, 2004, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the Independent Registered Chartered Accountants' report when the change is properly accounted for and adequately disclosed in the financial statements.






/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
Independent Registered Chartered Accountants



Toronto, Canada
March 12, 2004


                                      F-B35

    CONSOLIDATED BALANCE SHEETS
    (EXPRESSED IN MILLIONS OF U.S. DOLLARS)
    AS AT DECEMBER 31

========================================================================================== ============
                                                                                   2003         2002
========================================================================================== ============
ASSETS
    Current assets
       Cash and cash equivalents                                               $     245.8   $    170.6
       Restricted cash                                                                 5.1         21.1
       Accounts receivable and other assets (Note 3)                                  42.2         15.6
       Inventories (Note 4)                                                          109.2         38.9
                                                                                     402.3        246.2
    Property, plant and equipment (Note 5)                                           522.6        330.0
    Mineral interests (Note 6)                                                       260.1            -
    Goodwill (Note 2)                                                                918.0            -
    Future income and mining taxes (Note 18)                                           1.5            -
    Long-term investments (Note 7)                                                     2.1         11.8
    Deferred charges and other long-term assets (Note 8)                              35.9         10.0
                                                                              ------------ ------------
                                                                               $   2,142.5   $    598.0
                                                                              ============ ============
LIABILITIES
    Current liabilities
       Accounts payable and accrued liabilities                                $     101.4   $     35.5
       Current portion of long-term debt (Note 11)                                    29.4         23.3
       Current portion of site restoration cost accruals (Note 12)                    19.2         15.0
                                                                              ------------ ------------
                                                                                     150.0         73.8
       Long-term debt (Note 11)                                                        0.7         12.9
       Site restoration cost accruals (Note 12)                                      100.5         42.0
       Future income and mining taxes (Note 18)                                       55.6          3.3
       Deferred revenue (Note 10(a))                                                   2.2          4.5
       Other long-term liabilities                                                     2.5          5.5
       Debt component of convertible debentures (Note 13)                                -         21.7
       Redeemable retractable preferred shares (Note 14)                               3.0          2.5
                                                                              ------------ ------------
                                                                                     314.5        166.2
                                                                              ------------ ------------
NON-CONTROLLING INTEREST                                                               0.7            -
                                                                              ------------ ------------
CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY (NOTE 15)                          12.6         12.9
                                                                              ------------ ------------
COMMON SHAREHOLDERS' EQUITY
    Common share capital and common share purchase warrants (Note 16)              1,783.5      1,058.5
    Contributed surplus                                                               30.0         12.9
    Equity component of convertible debentures (Note 13)                                 -        132.3
    Retained earnings (deficit)                                                        3.2       (761.4)
    Cumulative translation adjustments                                                (2.0)       (23.4)
                                                                              ------------ ------------
                                                                                   1,814.7        418.9
                                                                              ------------ ------------
                                                                               $   2,142.5   $    598.0
========================================================================================== ============

COMMITMENTS AND CONTINGENCIES (NOTE 23)

Signed on behalf of the Board:


/s/ John A. Brough                            /s/ John M.H. Huxley

 John A. Brough                               John M.H. Huxley
 Director                                     Director


                                      F-B36

    CONSOLIDATED STATEMENTS OF OPERATIONS
    (EXPRESSED IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
    FOR THE YEARS ENDED DECEMBER 31


=======================================================================================================  ===========  ===========
                                                                                                  2003         2002         2001
=======================================================================================================  ===========  ===========
REVENUE AND OTHER INCOME
    Mining revenue                                                                            $   571.9   $   261.0    $   270.1
    Interest and other income                                                                      12.3        16.9          9.3
    Mark-to-market gain (loss) on call options                                                      0.4        (2.7)         3.5
                                                                                             ----------  -----------  -----------
                                                                                                  584.6       275.2        282.9
                                                                                             ----------  -----------  -----------
EXPENSES
    Operating (exclusive of depreciation, depletion and amortization shown separately below)      387.3       174.8        180.7
    General and administrative                                                                     25.0        11.3         10.1
    Exploration and business development                                                           24.3        11.6          7.9
    Depreciation, depletion and amortization                                                      140.9        85.3         85.8
    Gain on disposal of assets                                                                    (29.5)       (2.7)        (1.2)
    Foreign exchange (gain) loss                                                                   (3.3)        4.3          0.5
    Interest expense on long-term liabilities                                                       5.1         5.0          9.1
    Loss on redemption of debt component of convertible debentures                                  1.1           -            -
    Asset write-downs and non-cash charges (Note 17)                                                9.9         7.9         16.1
                                                                                             ----------  -----------  -----------
                                                                                                  560.8       297.5        309.0
                                                                                             ----------  -----------  -----------
    EARNINGS (LOSS) BEFORE TAXES AND OTHER ITEMS                                                   23.8       (22.3)       (26.1)

    Provision for income and mining taxes (Note 18)                                               (13.1)       (6.5)        (2.9)
    Non-controlling interest                                                                       (0.2)          -            -
    Share in loss of investee companies                                                               -        (0.6)        (2.2)

    EARNINGS (LOSS) FOR THE YEAR BEFORE DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF
     SUBSIDIARY COMPANY                                                                            10.5       (29.4)       (31.2)

    DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY                                 0.8         1.5          5.1
                                                                                             ----------  -----------  -----------
    NET EARNINGS (LOSS) FOR THE YEAR                                                          $     9.7   $   (30.9)   $   (36.3)
                                                                                             ==========  ===========  ===========
    ATTRIBUTABLE TO COMMON SHAREHOLDERS:

    NET EARNINGS (LOSS) FOR THE YEAR                                                          $     9.7   $   (30.9)   $   (36.3)

    INCREASE IN EQUITY COMPONENT OF CONVERTIBLE DEBENTURES (NOTE 13)                               (6.5)       (7.3)        (7.7)
    GAIN ON REDEMPTION OF EQUITY COMPONENT OF CONVERTIBLE DEBENTURES (NOTE 13)                     16.5            -           -
                                                                                             ----------  -----------  -----------
    NET EARNINGS (LOSS) FOR THE YEAR ATTRIBUTABLE TO COMMON SHAREHOLDERS                      $    19.7   $    (38.2)  $   (44.0)

    EARNINGS (LOSS) PER SHARE
     Basic (Note 16)                                                                          $    0.06   $    (0.32)  $   (0.42)
     Diluted (Note 16)                                                                        $    0.06          n/a         n/a

    WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (MILLIONS)
     Basic (Note 16)                                                                              308.6        119.7       104.5
     Diluted (Note 16)                                                                            309.6          n/a         n/a
=======================================================================================================  ===========  ===========


                                      F-B37

CONSOLIDATED STATEMENTS OF CASH FLOWS
(EXPRESSED IN MILLIONS OF U.S. DOLLARS)
FOR THE YEARS ENDED DECEMBER 31

============================================================================================= ============= =============
                                                                                        2003          2002          2001
============================================================================================= ============= =============
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING ACTIVITIES:
OPERATING:
Earnings (loss) for the year before dividends on convertible preferred shares
    of subsidiary company                                                         $     10.5    $    (29.4)   $    (31.2)

Items not affecting cash:
    Depreciation, depletion and amortization                                           140.9          85.3          85.8
    Asset write-downs and non-cash charges                                               9.9           7.9          14.6
    Gain on disposal of assets                                                         (29.5)         (2.7)         (1.2)
    Future income and mining taxes                                                      (2.8)            -             -
    Deferred revenue recognized                                                         (2.3)         (5.1)        (17.7)
    Site restoration cost accruals                                                       9.4           3.0           1.9
    Proceeds on restructuring of gold forward sales contracts                              -             -          21.6
Changes in non-cash working capital items:
    Accounts receivable and other assets                                                 3.0           1.2           5.1
    Inventories                                                                        (11.3)          2.4           9.6
    Accounts payable and accrued liabilities                                           (20.1)          5.6          (8.0)
Site restoration cash expenditures                                                     (19.3)         (9.8)         (7.1)
    Other                                                                                4.3           1.1           1.6
                                                                                ------------- ------------- -------------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES                                            92.7          59.5          75.0
                                                                                ------------- ------------- -------------
FINANCING:
    Issuance of common shares and common share purchase warrants                       187.9         112.8           5.4
    Redemption of convertible debentures                                              (144.8)            -             -
    Acquisition of convertible preferred shares of subsidiary company                   (0.3)        (11.4)            -
    Reduction of debt component of convertible debentures                               (4.2)         (5.1)         (5.4)
    Repayment of debt                                                                  (10.5)        (28.5)        (46.5)
                                                                                ------------- ------------- -------------
CASH FLOW PROVIDED FROM (USED IN) FINANCING ACTIVITIES                                  28.1          67.8         (46.5)
                                                                                ------------- ------------- -------------
INVESTING:
    Additions to property, plant and equipment                                         (73.4)        (22.6)        (30.4)
    Business acquisitions, net of cash acquired (Note 2)                               (81.9)         (0.1)         (1.2)
    Long-term investments and other assets                                              57.2           1.8           2.1
    Proceeds from the sale of property, plant and equipment                              5.9           1.3           1.8
    Decrease (increase) in restricted cash                                              37.5         (21.1)          2.9
                                                                                ------------- ------------- -------------
CASH FLOW USED IN INVESTING ACTIVITIES                                                 (54.7)        (40.7)        (24.8)
                                                                                ------------- ------------- -------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                  9.1           3.0          (0.5)
                                                                                ------------- ------------- -------------
INCREASE IN CASH AND CASH EQUIVALENTS                                                   75.2          89.6           3.2
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                           170.6          81.0          77.8
                                                                                ------------- ------------- -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                            $    245.8     $   170.6    $     81.0
                                                                                ============= ============= =============
Cash and cash equivalents consist of the following:
    Cash on hand and balances with banks                                          $     89.8     $    16.3    $     12.9
    Short-term investments                                                             156.0         154.3          68.1
                                                                                ------------- ------------- -------------
                                                                                  $    245.8     $   170.6    $     81.0
                                                                                ============= ============= =============
Supplementary disclosure of cash flow information:
    Cash paid for:
       Interest                                                                   $      8.0     $     8.8    $     13.1
       Income taxes                                                               $      7.0     $     6.8    $      3.9
============================================================================================= ============= =============

                                      F-B38

    CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
    (EXPRESSED IN MILLIONS OF U.S. DOLLARS)
    FOR THE YEARS ENDED DECEMBER 31

========================================================== =============== ============== ============= =============== ===========
                                                                                  Equity
                                                    Common                  component of       Retained    Cumulative
                                                     share    Contributed    convertible       earnings   translation
                                                   capital        surplus     debentures      (Deficit)    adjustments       Total
========================================================== =============== ============== ============= =============== ===========
BALANCE, DECEMBER 31, 2000                      $    913.2    $      12.9   $      117.0   $    (679.2)   $      (23.0)  $    340.9

Issuance of common shares                             32.5              -              -             -               -         32.5
Increase in equity component of convertible
  debentures                                             -              -            7.8          (7.7)              -          0.1
Net loss for the year                                    -              -              -         (36.3)              -        (36.3)
Cumulative translation adjustments                       -              -              -             -            (5.6)        (5.6)
                                              ------------ --------------- -------------- ------------- --------------- -----------

BALANCE, DECEMBER 31, 2001                          945.7            12.9          124.8        (723.2)          (28.6)       331.6

Issuance of common shares and
  common share purchase warrants                    112.8               -              -             -               -        112.8
Increase in equity component of convertible
  debentures                                            -               -            7.5          (7.3)              -          0.2
Net loss for the year                                   -               -              -         (30.9)              -        (30.9)
Cumulative translation adjustments                      -               -              -             -             5.2          5.2
                                              ------------ --------------- -------------- ------------- --------------- -----------

BALANCE, DECEMBER 31, 2002                        1,058.5            12.9          132.3        (761.4)          (23.4)       418.9

Reduction of stated capital                        (761.4)              -              -         761.4               -            -
Issuance of common shares                         1,487.0               -              -             -               -      1,487.0
Increase in equity component of convertible
  debentures                                            -               -            6.7          (6.5)              -          0.2
Redemption of convertible debentures                    -            16.5         (139.0)            -               -       (122.5)
Transfer of fair value of expired
  warrants and options                               (0.6)            0.6              -             -               -            -
Net earnings for the year                               -               -              -           9.7               -          9.7
Cumulative translation adjustments                      -               -              -             -            21.4         21.4
                                              ------------ --------------- -------------- ------------- --------------- -----------

BALANCE, DECEMBER 31, 2003                      $ 1,783.5     $      30.0   $          -   $       3.2    $       (2.0)  $  1,814.7
========================================================== =============== ============== ============= =============== ===========

                                      F-B39

    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
    (ALL TABULAR DOLLAR AMOUNTS ARE IN MILLIONS OF UNITED STATES DOLLARS, EXCEPT PER SHARE DATA]
    AS AT DECEMBER 31


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Kinross Gold Corporation and its subsidiaries and joint ventures (collectively, "Kinross" or the "Company") are engaged in gold mining and related activities, including exploration and acquisition of gold-bearing properties, extraction, processing and reclamation. Kinross' gold production and exploration activities are carried out principally in the United States, Canada, Russia, Brazil, Chile, Australia and Zimbabwe. Gold, the Company's primary product, is produced in the form of dore which is shipped to refineries for final processing. Kinross also produces and sells a limited amount of silver as a by-product of gold mining activities.

The operating cash flow and profitability of the Company are affected by various factors, including the amount of gold and silver produced and sold, the market prices of gold and silver, cash operating costs, interest rates, environmental costs and the level of exploration and other discretionary costs. Due to the global nature of the Company's operations, exposure also arises from fluctuations in foreign currency exchange rates, political risk and varying levels of taxation. While Kinross seeks to manage the level of risk associated with its business, many of the factors affecting these risks are beyond the Company's control.

The United States ("U.S.") dollar is the principal currency of measure of all of the Company's operations and the reporting currency of the Company's business; accordingly, these consolidated financial statements are expressed in U.S. dollars. The consolidated financial statements of Kinross have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP") which differ in certain material respects from those generally accepted in the United States ("U.S. GAAP"), as described in Note 22.

The following is a summary of the accounting policies significant to the
Company:

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiaries and its proportionate share of assets, liabilities, revenues and expenses of jointly controlled companies and ventures in which it has an interest. Effective December 31, 2001, the Company discontinued the consolidation of its wholly-owned subsidiary in Zimbabwe, which operates the Blanket mine. Extreme inflationary pressures within Zimbabwe, civil unrest and currency export restrictions have prevented the Company from exercising control over the Zimbabwean subsidiary. As a result, Kinross accounts for its investment in the Blanket mine on the cost basis with amounts received recorded in other income only upon receipt of dividends or other cash payments (see Note 17).

On January 28, 2003, the shareholders of the Company by way of special resolution, authorized the consolidation of the issued and outstanding common shares of the Company on the basis of one consolidated common share for each three old common shares. The consolidation was made effective on January 31, 2003. All share capital, share and option data give retroactive effect to reflect the share consolidation (see Note 16).


                                      F-B40

The following table sets forth the Company's ownership of its mining interests:


================================================================================= ====================
                                                                DECEMBER 31, 2003  December 31, 2002
--------------------------------------------------------------------------------- --------------------
THROUGH MAJORITY OWNED SUBSIDIARIES
    Fort Knox                                                         100%               100%
    Kubaka (Note 2(b))                                                 98%                55%
    Lupin (Note 2(a))                                                 100%                 -
    Blanket                                                           100%               100%
    Kettle River / Emanuel Creek (Note 2(a))                          100%                 -
--------------------------------------------------------------------------------- --------------------
AS INTERESTS IN UNINCORPORATED JOINT VENTURES
    Round Mountain (Note 2(a))                                         50%                 -
    Porcupine (Note 9)                                                 49%                49%
    Musselwhite (Note 2(a))                                            32%                 -
    New Britannia (Note 2(a))                                          50%                 -
--------------------------------------------------------------------------------- --------------------
AS INTERESTS IN INCORPORATED JOINT VENTURES
    Paracatu (Note 2(a))                                               49%                 -
    La Coipa (Note 2(a))                                               50%                 -
    Crixas  (Note 2(a))                                                50%                 -
    Refugio                                                            50%                50%
================================================================================= ====================

USE OF ESTIMATES

The preparation of the Company's consolidated financial statements in conformity with CDN GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in estimates of useful lives are accounted for prospectively from the date of change. Actual results could differ from these estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include property, plant and equipment; mineral interests and other intangibles; inventories; goodwill; site restoration cost accruals; provision for income and mining taxes; and pension liability.

TRANSLATION OF FOREIGN CURRENCIES

DOMESTIC AND FOREIGN OPERATIONS

As of September 29, 2003, the functional currency of all the Company's operations is the U.S. dollar. Prior to that date, the currency of measurement for certain of the Company's operations domiciled in Canada was the Canadian dollar. On September 29, 2003, the Company repaid all of its outstanding Canadian dollar denominated debt. All of the Company's revenues are in U.S. dollars.

Prior to the repayment of its Canadian dollar denominated convertible debentures (see Note 13), certain of the Company's Canadian dollar amounts were translated to U.S. dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities were translated at the exchange rates in effect at the balance sheet date and revenues and expenses were translated at average rates for the period.

After September 29, 2003, for these operations and for all other foreign operations, the temporal method is used to translate to U.S. dollars for reporting purposes. Under the temporal method, all non-monetary items are translated at historical rates. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year and gains and losses on translation are included in income.

The cumulative translation adjustments ("CTA") relate to the unrealized translation gains and losses on the Company's net investment in self-sustaining operations, translated using the current rate method, prior to September 29, 2003. Such exchange gains and losses will become realized in income upon the substantial disposition, liquidation or closure of the mining property or investment that gave rise to such amounts.


                                      F-B41

FOREIGN CURRENCY TRANSACTIONS

Monetary assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less. The Company invests cash in term deposits maintained in high credit quality financial institutions.

MARKETABLE SECURITIES

Marketable securities are carried at the lower of cost and quoted market value.

LONG-TERM INVESTMENTS

Investments in shares of investee companies in which Kinross' ownership is greater than 20% but not more than 50%, over which the Company has the ability to exercise significant influence, are accounted for using the equity method. The cost method is used for entities in which the Company owns less than 20% or cannot exercise significant influence. The Company periodically reviews the carrying value of its investments. When a decline in the value of an investment is other than temporary, the investment is written down accordingly.

INVENTORIES

Expenditures and depreciation, depletion and amortization of assets incurred in the mining and processing activities that will result in future gold production are deferred and accumulated as ore in stockpiles, ore on leach pads and in-process inventories. These deferred amounts are carried at the lower of average cost or net realizable value ("NRV"). NRV is the difference between the estimated future gold price based on prevailing and long-term metal prices, and estimated costs to complete production into a saleable form. Write-downs of ore in stockpiles, ore on leach pads and inventories resulting from NRV impairments are reported as a component of current period costs.

ORE IN STOCKPILES

Stockpiles are comprised of coarse ore that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tonnes (via truck counts and/or in-pit surveys of the ore before processing) added and removed from the stockpile. Stockpile tonnages are verified by periodic surveys. Stockpiles are valued based on mining costs incurred up to the point of stockpiling the ore, including applicable depreciation, depletion and amortization relating to operations. Costs are added to stockpiles based on the current mining cost per tonne and removed at the average cost per tonne.

Ore in stockpiles is processed according to a life of mine plan that is designed to optimize use of known mineral reserves, present processing capacity and pit design. The market price of gold does not significantly affect the timing of processing of ore in stockpiles. While stockpiled ore can be processed earlier than planned in the event of an unforeseen disruption to mining activities, the current portion of ore in stockpiles represents the amount expected to be processed in the next twelve months. Ore in stockpiles not expected to be processed in the next twelve months is classified as long-term.

ORE ON LEACH PADS

The recovery of gold from certain oxide ores is best achieved through the heap leaching process. Under this method, ore is placed on leach pads where it is permeated with a chemical solution, which dissolves the gold contained in the ore. The resulting recovered solution, which is included in in-process inventory, is further processed in a plant where gold is recovered. For accounting purposes, costs are added to leach pads based on current mining costs, including applicable depreciation, depletion, and amortization relating to operations. Costs are removed from the leach pad as ounces are recovered in circuit at the plant based on the average cost per recoverable ounce of gold on the leach pad.


                                      F-B42

The engineering estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads (measured tonnes added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on the leach process and ore type). While it may not be uncommon for recoveries to occur on a declining basis over a period of time in excess of twelve months, economically recoverable gold reflected in the Company's carrying value for ore on leach pads, based on its current operations, will be recovered within a period of twelve months or less. Presently, the Round Mountain mine is the only active heap leach operation. As such, all of the Company's ore on leach pads is classified as current. In the event that the Company determined, based on engineering estimates, that a quantity of gold contained in ore on leach pads was to be recovered over a period exceeding twelve months, that portion would be classified as long-term.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on the leach pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. Operating results at the Refugio mine, the Company's only historic interest in a heap leach operation, were not materially impacted by variations between the estimated and actual recoverable ounces of gold on its leach pads. Variances between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net-realizable value are accounted for on a prospective basis. The ultimate recovery of gold from a leach pad will not be known until the leaching process is concluded.

IN-PROCESS INVENTORY

In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific mining operation, but include mill in-circuit, leach in-circuit, flotation and column cells, and carbon-in-pulp inventories. In-process material is measured based on assays of the material fed to the processing plants and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed to the processing plant attributable to the source material coming from the mines, stockpiles or leach pads plus the in-process conversion costs, including applicable depreciation relating to the process facilities, incurred to that point in the process.

FINISHED METAL

Finished metal inventories, comprised of gold and silver dore and bullion, are valued at the lower of average production cost and net realizable value. Average production cost represents the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs.

MATERIALS AND SUPPLIES

Materials and supplies are valued at the lower of average cost and replacement cost.

PROPERTY, PLANT AND EQUIPMENT

BUILDINGS, PLANT AND EQUIPMENT

New facilities, plant and equipment are recorded at cost and carried net of depreciation. Mobile and other equipment is amortized, net of residual value, using the straight-line method, over the estimated productive life of the asset. Productive lives for mobile and other equipment range from 2 to 5 years, but do not exceed the related estimated mine life based on proven and probable reserves. Plant and other facilities, used in carrying out the mine operating plan, are amortized using the units-of-production ("UOP") method over the estimated life of the ore body based on recoverable ounces to be mined from estimated proven and probable reserves. Repairs and maintenance expenditures are expensed as incurred. Expenditures that extend the useful lives of existing facilities or equipment are capitalized and amortized over the remaining useful life of the related asset.


                                      F-B43

MINERAL EXPLORATION AND MINE DEVELOPMENT COSTS

Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and are amortized using the UOP method over the estimated life of the ore body based on recoverable ounces to be mined from estimated proven and probable reserves.

At the Company's open pit mines, these costs include costs to further delineate the ore body and remove overburden to initially expose the ore body. The Company expenses in-pit stripping cost as incurred. At the Company's underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development.

Major development costs incurred after the commencement of production are amortized using the UOP method based on recoverable ounces to be mined from estimated proven and probable reserves. Commercial production occurs when an asset or property is substantially complete and ready for its intended use. The Company expenses start-up activities including pre-production losses and organizational costs as incurred.

Ongoing development expenditures to maintain production are charged to operations as incurred.

MINERAL INTERESTS

Mineral interests include acquired mineral use rights in production, development and exploration stage properties. The amount capitalized related to a mineral interest represents its fair value at the time it was acquired, either as an individual asset purchase or as a part of a business combination. The values of such mineral use rights are primarily driven by the nature and amount of mineral interests believed to be contained, or potentially contained, in properties to which they relate.

Production stage mineral interests represent mineral use rights in operating properties that contain proven and probable reserves. Development stage mineral interests represent mineral use rights in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent mineral use rights in properties that are believed to potentially contain (i) other mineralized material such as measured, indicated or inferred mineral resources with insufficient drill spacing to qualify as proven and probable reserves which is in close proximity to proven and probable reserves and within the immediate mine structure; or (ii) around - mine exploration potential such as inferred mineral resources not immediately adjacent to existing reserves and mineralization but located within the immediate mine infrastructure and (iii) other mine-related or greenfields exploration potential that is not part of measured or indicated resources and is comprised mainly of material outside of the immediate mine area.

The Company's mineral use rights generally are enforceable regardless of whether proven and probable mineral reserves have been established. The Company has the ability and intent to renew mineral use rights where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineral interests.

AMORTIZATION

Production stage mineral interests are amortized over the life of mine using the UOP method based on recoverable ounces to be mined from estimated proven and probable reserves. Development stage mineral interests are not amortized until such time as the underlying property is converted to the production stage. With respect to exploration stage mineral interests, the excess of the carrying value over the residual value is amortized on a straight-line basis over the period that the Company expects to convert, develop or further explore the underlying properties. Residual values for exploration stage mineral interests represent the expected fair value of the interests at the time the Company plans to convert, develop, further explore or dispose of the interests. The residual values range from 75% to 90% of the gross carrying value of the respective exploration stage mineral interests. Residual values are determined for each individual property based on the fair value of the exploration stage mineral interest, and the nature of, and the Company's relative confidence in, the mineralized material believed to be contained, or potentially contained, in the underlying property. Such values are based on (i) discounted cash flow analyses for those properties characterized as other mineralized material and around - mine exploration potential and (ii) recent transactions involving similar properties for those properties characterized as other mine-related exploration potential and greenfields exploration potential. Based on its knowledge of the secondary market that exists for the purchase and sale of


                                      F-B44
mineral properties, the Company believes that both methods result in a residual value that is representative of the amount that the Company could expect to receive if the property were sold to a third party. When an exploration stage mineral interest is converted to a development or production stage mineral interest, the residual value is reduced to zero for purposes of calculating UOP amortization.

The expected useful lives and residual values used in amortization calculations are determined based on the facts and circumstances associated with the mineral interest. The useful lives used to amortize production stage mineral interests range from 3 to 19 years. The Company evaluates the remaining amortization period and residual value for each individual mineral interest on at least an annual basis. Any changes in estimates of useful lives and residual values are accounted for prospectively from the date of the change.

ASSET IMPAIRMENT

LONG-LIVED ASSETS

The Company reviews and evaluates the carrying value of its operating mines and development properties for impairment when events or changes in circumstances indicate that the carrying amounts of related assets or groups of assets may not be recoverable. If the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset, an impairment loss is measured and recorded. Future cash flows are estimated based on estimated future recoverable mine production, expected sales prices (considering current and historical prices, price trends and related factors), production levels, cash costs of production, capital and reclamation costs, all based on detailed engineering life-of-mine plans. Future recoverable mine production is determined from proven and probable reserves and measured, indicated and inferred mineral resources after taking into account estimated losses during ore processing and treatment. Estimates of recoverable production from measured, indicated and inferred mineral interests are risk adjusted based on management's relative confidence in converting such interests to proven and probable reserves. All long-lived assets at a particular operation are considered together for purposes of estimating future cash flows. In the case of exploration stage mineral interests associated with greenfields exploration potential, cash flows and fair values are individually evaluated based primarily on recent exploration results and recent transactions involving sales of similar properties. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. It is possible that changes in estimates could occur which may affect the expected recoverability of the Company's investments in mineral properties.

GOODWILL

Acquisitions are accounted for using the purchase method whereby acquired assets and liabilities are recorded at fair value as of the date of acquisition. The excess of the purchase price over such fair value is recorded as goodwill. The carrying amount of goodwill is then assigned to one or more reporting units at the date of acquisition and is not amortized. The allocation of goodwill to one or more specific reporting units is determined by the Company based on unique synergies and anticipated future benefits related to the generation of additional proven and probable reserves to be achieved as a result of the business combination.

The Company evaluates, on at least an annual basis, the carrying amount of goodwill to determine whether events and circumstances indicate that such carrying amount may no longer be recoverable. To accomplish this, the Company compares the fair value of reporting units, to which goodwill was allocated, to their carrying amounts. If the carrying value of a reporting unit were to exceed its fair value, the Company would perform the second step of the impairment test. In the second step, the Company would compare the implied fair value of the reporting unit's goodwill to its carrying amount and any excess of the carrying value over the fair value would be charged to earnings. Assumptions underlying fair value estimates are subject to risks and uncertainties.

FINANCIAL INSTRUMENTS AND HEDGING ACTIVITY

As part of its strategy to manage exposure to fluctuations in metal prices, foreign currency exchange rates and interest rates, Kinross enters into metals and currency contracts, including forward contracts, spot deferred contracts and options. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking the hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the


                                      F-B45
underlying position or transaction being hedged. The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

For gold and silver production, the use of spot deferred and fixed forward contracts is intended to hedge the Company's exposure to the risk of falling commodity prices. Gains or losses on derivative contracts that effectively establish prices for future production, are deferred and recorded in income when the underlying hedged transaction, identified at the contract inception, is completed. Premiums received at the inception of written call options are recorded as a liability. Changes in the fair value of the liability are recognized in current earnings. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes or which relate to a hedged transaction that has been sold or terminated are recorded in current earnings. Gains or losses on the early settlement of metal hedging contracts, that were deemed to be effective at the inception of the contract, are recorded as deferred revenue on the balance sheet and included in earnings over the original delivery schedule of the hedged production.

Foreign currency forward contracts are used to hedge exposure to fluctuations in foreign currency denominated anticipated capital and operating expenditures. Gains or losses on these contracts are recognized in earnings as foreign exchange gains and losses at the maturity of the contracts. Realized and unrealized gains or losses associated with foreign exchange forward contracts, which have been terminated or cease to be effective prior to maturity, are deferred under other assets or liabilities on the balance sheet and recognized in income in the period in which the underlying hedged transaction is recognized. In addition, interest rate swaps may be used to hedge exposure to changes in interest rates.

In November 2001, the Canadian Accounting Standards Board, ("AcSB") issued accounting guideline AcG-13, "Hedging Relationships", which establishes the conditions for applying hedge accounting. AcG-13 is effective for fiscal years commencing on or after July 1, 2003. The adoption of AcG-13 is not expected to have a material impact on the Company's financial position and results of operations.

PENSION, POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

The Company participates in both defined contribution and defined benefit pension plans. The costs of defined contribution plans, representing the Company's required contribution, and the costs of defined benefit pension plans are charged to earnings in the year incurred. Defined benefit plan pension expense, based on managements assumptions, consists of the actuarially computed costs of pension benefits in respect of the current year's service, imputed interest on plan assets and pension obligations, straight-line amortization of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

The expected costs of post-retirement and post-employment benefits, other than pensions, to active employees are accrued for in the consolidated financial statements during the years employees provide service to be entitled to receive such benefits.

STOCK-BASED INCENTIVE AND COMPENSATION PLANS

The Company has four stock-based incentive and compensation plans which are described in Note 16 to the consolidated financial statements. The Company has elected not to early-adopt the fair value method of accounting for stock options as recommended in the Canadian Institute of Chartered Accountants ("CICA") handbook section 3870 for stock-based compensation and other stock-based payments. No compensation expense is recognized under the stock option plan when shares or share options are issued to employees. Shares issued under this plan are recorded at the issue price. Any consideration paid by employees on exercise of stock options or purchases of stock is credited to common share capital.

REVENUE RECOGNITION

Gold revenue is recognized upon shipment to third-party gold refineries, when the sales price is fixed and title has passed to the customer.

Silver revenue, the Company's only by-product, is included in mining revenue.


                                      F-B46

SITE RESTORATION COSTS

Estimated costs of site restoration for producing mines are accrued and expensed over the estimated life of the mine on a unit-of-production basis using proven and probable reserves. Ongoing environmental protection expenditures are expensed as incurred. Estimated costs of site restoration for inactive mines are accrued based on management's best estimate at the end of each year. Changes in estimate of site restoration costs for inactive mines are charged to income in the period the estimate is revised. Estimates of the ultimate site restoration costs are based on current laws and regulations and expected costs to be incurred (calculated on a undiscounted basis), all of which are subject to possible changes thereby impacting current determinations.

INCOME AND MINING TAXES

The provision for income and mining taxes is based on the liability method. Future taxes arise from the recognition of the tax consequences of temporary differences by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future tax assets that it believes will, more likely than not, fail to be realized. On business acquisitions, where differences between assigned values and tax bases of assets acquired (other than non-tax deductible goodwill) and liabilities assumed exist, the Company recognizes the future tax assets and liabilities for the tax effects of such differences.

Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries and joint ventures to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

RECLASSIFICATIONS

Certain comparative figures for 2002 and 2001 have been reclassified to conform to the 2003 presentation.

2. BUSINESS AND PROPERTY ACQUISITIONS

2003

(A) TVX GOLD INC., ECHO BAY MINES LTD. AND THE TVX NEWMONT AMERICAS JOINT
VENTURE

On January 31, 2003, pursuant to a Canadian Plan of Arrangement, Kinross acquired 100% of TVX Gold Inc. ("TVX") and 100% of Echo Bay Mines Ltd. ("Echo Bay"). Consideration paid for the TVX common shares was 2.1667 Kinross common shares for each TVX common share. Consideration paid for the Echo Bay shares was
0.1733 of a Kinross common share for each Echo Bay common share. The exchange ratio reflects the three for one consolidation of the Company's common shares as described in Note 16. The purchase price for these acquisitions totaled $1.3 billion, comprised of 177.8 million Kinross common shares, $12.6 million of direct costs and $29.3 million representing the fair value of common share purchase warrants and stock options assumed. The value of Kinross shares was $7.14 per share based on the average market price of the shares over the two-day period before and after June 10, 2002, being the date Kinross, TVX and Echo Bay entered into the combination agreement.

In a separate transaction, immediately prior to the business combination, TVX acquired Newmont Mining Corporation's ("Newmont") 50% non-controlling interest in the TVX Newmont Americas joint venture ("TVX Newmont JV") for $180.0 million in cash. The purchase price was satisfied using TVX's available cash of $85.5 million and cash advanced by Kinross to TVX of $94.5 million.

Upon completion of the acquisition of TVX and TVX's purchase of Newmont's interest in the TVX Newmont JV, Kinross holds various non-operating interests in gold mines located in Chile (La Coipa - 50%), Brazil (Paracatu - 49% and Crixas
- 50%) and Canada (Musselwhite - 32%), an operating interest in one other Canadian mine (New Britannia - 50%) and exploration interests in Brazil. Upon acquiring Echo Bay, Kinross holds operating interests in gold mines located in the United States (Round Mountain - 50%) and Canada (Lupin - 100%) and interests in development properties in both in Canada and the United States.


                                      F-B47

The combination of Kinross, TVX and Echo Bay was undertaken to create the seventh largest senior primary gold producer in the world, with the financial and operational base necessary to continue to grow the Company. With an expanded global operating base, a more than doubling of gold production, increased cash flow provided from operating activities and a portfolio of development projects, the Company has an enhanced ability to pursue new growth strategies, previously unattainable, and undertake significant exploration programs.

The acquisitions were accounted for using the purchase method of accounting whereby identifiable assets acquired and liabilities assumed were recorded at their fair market values as of the date of acquisition. The excess of the purchase price over such fair value was recorded as goodwill and amounted to $918 million. In accordance with CICA Handbook Section 3062, "Goodwill and Other Intangible Assets", for purposes of CDN GAAP, and Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets", for purposes of U.S. GAAP, goodwill was assigned to the Company's Exploration and Acquisitions and Corporate reporting units and will not be amortized. During the fourth quarter of 2003, the Company finalized the purchase price allocations for the TVX and Echo Bay acquisitions. In addition, Kinross tested the goodwill for impairment as at December 31, 2003 and determined that there was no impairment as at that date.

The following reflects the final purchase price allocation for the acquisition of 100% of Echo Bay and 100% of TVX (in millions, except per share data):

================================================================================================= ===============
                                                                                        TVX          Echo Bay
------------------------------------------------------------------------------------------------- ---------------
Common shares of Kinross issued to Echo Bay and TVX shareholders                            93.9          83.9
Value of Kinross common stock per share                                              $      7.14   $      7.14
------------------------------------------------------------------------------------------------- ---------------
Fair value of the Company's common stock issued                                      $     670.7   $     599.1

Plus - fair value of warrants and options assumed by the Company (100% vested)               6.8          22.5
Plus - direct acquisition costs incurred by the Company                                      6.3           6.3
Plus - the Company's previous 10.6% ownership interest in Echo Bay                             -           7.0
------------------------------------------------------------------------------------------------- ---------------
Total purchase price                                                                 $     683.8   $     634.9

Plus - Fair value of liabilities assumed by Kinross
       Accounts payable and accrued liabilities                                             53.6          23.1
       Long-term debt, including current portion                                             2.2             -
       Site restoration cost accruals, including current portion                            17.5          45.5
       Future income tax liabilities                                                        52.0           0.8
       Other long-term liabilities                                                           0.1             -
       Liability with respect to TVX Newmont JV assets acquired                             94.5             -

Less - Fair value of assets acquired by Kinross
       Cash                                                                                (27.8)        (16.4)
       Restricted cash                                                                     (11.3)        (10.1)
       Marketable securities                                                                (0.5)         (1.9)
       Accounts receivable and other assets                                                (18.2)         (4.6)
       Inventories                                                                         (19.1)        (28.8)
       Property, plant and equipment                                                      (129.1)        (84.6)
       Mineral interests                                                                  (205.5)        (78.4)
       Long-term investments and other non-current assets                                   (5.1)        (48.6)
------------------------------------------------------------------------------------------------- ---------------
Residual purchase price allocated to goodwill                                        $     487.1   $     430.9
================================================================================================= ===============

With the finalization of the purchase price allocation, there have been several adjustments to the fair values assigned to the acquired assets and liabilities from the initial purchase price allocation presented in the Company's 2003 quarterly reports.

Property, plant and equipment was adjusted to estimated fair value based on the replacement costs as determined through independent appraisals performed by a third party. Mineral interests, representing acquired mineral use rights and previously included in property, plant and equipment, were fair valued based on estimated future cash flows or recent transactions involving sales of similar properties, depending on the nature of the underlying property. Details of intangible assets acquired pursuant to the business combination are included in
Note 6, mineral interests. Estimated future cash flows were based on estimated quantities of gold to be produced at each site, the estimated costs, timing and capital expenditures associated with


                                      F-B48
such production, the Company's long-term expectation that a price of $325 would be realized for each ounce of gold produced, foreign currency exchange rates at the date of acquisition and a discount rate specific to the Company's cost of capital, estimated to be equal to 7%.

TVX

The residual purchase price allocated to goodwill increased by $52.6 million from the preliminary purchase price allocation to $487.1 million in the final purchase price allocation. The change results primarily from an increase in the fair values of future income tax liabilities of $10.0 million and an increase in the estimated exit accruals associated with TVX Hellas of $12.6 million. This was accompanied by a decrease in the fair values of certain assets including future income taxes of $13.8 million. Property, plant and equipment decreased by $208.7 million and mineral interests increased by $205.5 million primarily representing an allocation of intangible mineral interests to a separate asset class.

ECHO BAY

The residual purchase price allocated to goodwill decreased by $23.2 million from the preliminary purchase price allocation to $430.9 million in the final purchase price allocation. The change results primarily from a net increase in the fair values associated with mineral interests and long-term assets of $78.4 million and $23.7 million, respectively, offset by a net decrease in the fair values of property, plant and equipment of $85.0 million. The change in the allocation of the fair values of property, plant and equipment and mineral interests was due to allocating the fair value of the intangible to a separate asset class.

GOODWILL

Kinross has allocated the goodwill arising from the TVX and Echo Bay acquisitions to its Exploration and Acquisitions ($908.4 million) and Corporate reporting units ($9.6 million). The Company did not allocate any goodwill to mine site reporting units, since it is the belief of the Company that there will not be mine specific synergies resulting from the business combination. Instead, the assignment of goodwill to the Exploration and Acquisitions and Corporate reporting units is based on the fact that, following the acquisition, these reporting units have enhanced abilities to pursue new acquisition based growth strategies, undertake significant exploration programs and realize synergies in general and administration expenses. Kinross does not anticipate goodwill related to these acquisitions will be deductible for tax purposes.

PRO FORMA CONSOLIDATED RESULTS

The combination of Kinross, TVX and Echo Bay was effective on January 31, 2003. If the combination had been effective as of January 1, 2003, pro forma consolidated revenues and pro forma consolidated net earnings for the year ended December 31, 2003, would increase by $28.9 million to $613.5 million and pro forma consolidated net earnings for the year ended December 31, 2003, would decrease by $11.9 million to a net loss of $2.2 million. If the combination had been effective as of January 1, 2002, pro forma consolidated revenues and the pro forma consolidated net loss for the year ended December 31, 2002, would increase by $396.0 million to $671.2 million and $63.2 million to $94.1 million, respectively. These pro forma results were adjusted as depreciation, depletion and amortization were calculated based on the allocation determined in the final purchase price equation. The pro forma financial information does not purport to represent what the Company's results of operations would have been had the acquisition occurred at the beginning of 2003 or 2002 or to project the Company's results of operations for any future periods.

(B) OMOLON GOLD MINING CORPORATION

On December 3, 2002, the Company entered into purchase agreements with four of the five Russian minority shareholders, holding in aggregate, 44.17% of the shares of Omolon Gold Mining Company ("Omolon"). Omolon agreed to purchase these shares, from the four shareholders, for $44.7 million, including legal fees. The transactions were completed in February, 2003 and Omolon subsequently cancelled these shares. As a result of the share cancellation, the Company increased its ownership in the outstanding shares of Omolon to 98.1% from 54.7%.


                                      F-B49

The fair value of the assets and liabilities of the 45.3% interest in Omolon and the allocation of the purchase consideration are as follows (in millions):

==========================================================================================
FAIR VALUE OF ASSETS ACQUIRED BY KINROSS:
    Cash                                                                  $        26.1
    Accounts receivable                                                             2.9
    Inventories                                                                    12.3
    Property, plant and equipment                                                  13.8
    Other non-current assets                                                        1.9

LESS - FAIR VALUE OF LIABILITIES ASSUMED BY KINROSS:
    Accounts payable and accrued liabilities                                       (5.7)
    Long-term debt, including current portion                                      (2.2)
    Site restoration cost accruals, including current portion                      (3.4)
Non-controlling interest                                                           (1.0)
------------------------------------------------------------------------------------------
Total cash consideration                                                  $        44.7
==========================================================================================
Financed by:
    Cash (including cash acquired - $26.1 million)                        $        44.7
==========================================================================================

(C) E-CRETE

During 2003, the Company acquired a further 1.2% interest in E-Crete for cash consideration of $0.1 million, by funding its partner's share of cash calls, thereby increasing its ownership interest to 90.0%.

2002

(D) E-CRETE

During 2002, the Company acquired a further 2.9% interest in E-Crete for cash consideration of $0.1 million, by funding its partner's share of cash calls, thereby increasing its ownership interest to 88.8%.

2001

(E) E-CRETE

During 2001, the Company acquired a further 12.4% interest in E-Crete for cash consideration of $1.2 million, by funding its partner's share of cash calls, thereby increasing its ownership interest to 85.9%.

(F) GEORGE/GOOSE LAKE GOLD PROJECT

On December 14, 2001, the Company completed the acquisition of a 100% interest in the George/Goose Lake gold project in the Nunavut Territory by issuing 1,333,333 common shares of the Company valued at $3.8 million.


                                      F-B50

The following is a summary of the 2001 acquisitions both of which were accounted for using the purchase method.

========================================================================== ============= ============
                                                                              GEORGE/
                                                                 E-CRETE    GOOSE LAKE      TOTAL
-------------------------------------------------------------------------- ------------- ------------
Fair value ascribed to net assets acquired:

    Property, plant and equipment                                $    1.7    $     3.8    $     5.5
    Less: liabilities assumed                                         0.5            -          0.5
-------------------------------------------------------------------------- ------------- ------------
                                                                 $    1.2    $     3.8    $     5.0
========================================================================== ============= ============
    Purchase price:
    Cash                                                         $    1.2    $       -    $     1.2
    Common shares                                                       -          3.8          3.8
-------------------------------------------------------------------------- ------------- ------------
                                                                 $    1.2    $     3.8    $     5.0
========================================================================== ============= ============

3. ACCOUNTS RECEIVABLE AND OTHER ASSETS

Accounts receivable and other assets are comprised of the following:

=========================================================================================== ==============
                                                                                   2003         2002
------------------------------------------------------------------------------------------- --------------
    Taxes recoverable, interest and accounts receivable                         $     41.7    $      9.9
    Deferred costs associated with business and property acquisitions                  0.4           5.6
    Marketable securities (quoted market value: 2003 - $0.5; 2002 - $0.1)              0.1           0.1
------------------------------------------------------------------------------------------- --------------
                                                                                $     42.2    $     15.6
=========================================================================================== ==============

4. INVENTORIES

Inventories are comprised of the following:

=========================================================================================== ==============
                                                                                   2003         2002
------------------------------------------------------------------------------------------- --------------
    In-process                                                                  $     15.5    $      9.0
    Finished metal                                                                    15.4           3.9
    Ore in stockpiles                                                                 15.3           2.3
    Ore on leach pads                                                                  8.3             -
    Materials and supplies                                                            62.5          26.0
------------------------------------------------------------------------------------------- --------------
                                                                                     117.0          41.2
    Long-term portion of ore in stockpiles (Note 8)                                   (7.8)         (2.3)
------------------------------------------------------------------------------------------- --------------
                                                                                $    109.2    $     38.9
=========================================================================================== ==============

The most significant amounts of ore in stockpiles represents stockpiled ore at the Company's Fort Knox mine and its proportionate share of stockpiled ore at Round Mountain, La Coipa and the Porcupine Joint Venture (2002 - Fort Knox and the Porcupine Joint Venture).

Ore on leach pads relates entirely to the Company's 50% owned Round Mountain mine. As at December 31, 2003, the weighted average cost per recoverable ounce of gold on the leach pads was $120 per ounce.

Based on current mine plans, the Company expects to place the last tonne of ore on its current leach pad in 2008. The Company expects that all economic ounces will be recovered within approximately 12 months following the date the last tonne of ore is placed on the leach pad.


                                      F-B51

5. PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are as follows:

====================================================================================== ======================================
                                                          DECEMBER 31, 2003                       DECEMBER 31, 2002
-------------------------------------------------------------------------------------- ---------------------------------------
                                                              ACCUMULATED                             ACCUMULATED
                                                            DEPRECIATION,                           DEPRECIATION,
                                                     COST,      DEPLETION         NET        COST,      DEPLETION         NET
                                                    NET OF            AND        BOOK       NET OF            AND        BOOK
                                                WRITE-DOWN   AMORTIZATION       VALUE   WRITE-DOWN   AMORTIZATION       VALUE
---------------------------------------------------------- --------------- ---------- ------------ --------------- -----------
Producing properties
    Mineral properties                          $        -   $          -   $       -   $      0.2   $          -   $     0.2
    Plant and equipment (amortized on a
      straight-line basis)                            15.0           (5.9)        9.1         16.8           (6.1)       10.7
    Plant and equipment (amortized on
      unit-of-production basis)                    1,074.9         (590.7)      484.2        753.5         (458.6)      294.9
Development properties (i)                            19.5              -        19.5         15.1              -        15.1
Exploration properties (i)                             9.8              -         9.8          9.1              -         9.1
---------------------------------------------------------- --------------- ---------- ------------ --------------- -----------
                                                $  1,119.2   $     (596.6)  $   522.6   $    794.7   $     (464.7)  $   330.0
========================================================== =============== ========== ============ =============== ===========
(i) These properties were owned by Kinross prior to January 1, 2002 when Kinross prospectively adopted CICA Handbook Section
    3062. In accordance with Section 3062 of the CICA Handbook, they have not been reclassified as Mineral Interests (see
    Note 6).

There were no major asset disposals in 2003 or 2002.

6. MINERAL INTERESTS

The components of mineral interests acquired on the acquisition of TVX and Echo Bay are as follows:

======================================================================== ========================================
                                                DECEMBER 31, 2003                      DECEMBER 31, 2002
------------------------------------------------------------------------ ----------------------------------------
                                         GROSS                       NET        GROSS                        NET
                                      CARRYING    ACCUMULATED       BOOK     CARRYING    ACCUMULATED        BOOK
                                         VALUE   AMORTIZATION      VALUE        VALUE   AMORTIZATION       VALUE
---------------------------------------------- -------------- ---------- ------------ -------------- ------------
    Production stage                $    176.9    $    (21.0)  $   155.9   $        -    $         -   $       -
    Development stage                     13.9             -        13.9            -              -           -
    Exploration stage                     93.0          (2.7)       90.3            -              -           -
---------------------------------------------- -------------- ---------- ------------ -------------- ------------
                                    $    283.8    $    (23.7)  $   260.1   $        -    $         -   $       -
============================================== ============== ========== ============ ============== ============

For the purpose of computing the amortization of mineral interests, the following residual values and amortization periods have been used:

=================================================================================================================
                                                                                  DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------
                                                                            RESIDUAL        WEIGHTED AVERAGE
                                                                             VALUES        AMORTIZATION PERIOD
                                                                                                (IN YEARS)
----------------------------------------------------------------------------------------- -----------------------
    Production stage                                                       $        -                    10
    Development stage                                                               -                     -
    Exploration stage                                                            81.3                     8
----------------------------------------------------------------------------------------- -----------------------
    Total weighted average amortization period                                                           10
========================================================================================= =======================

Currently under Canadian GAAP, pursuant to CICA Handbook Section 1581 (Appendix
A31) "business combinations" and Section 3062 "goodwill and other intangible assets", mineral use rights are listed as contract-based intangible assets. These new handbook sections resulted in a conflict between previously issued accounting standards included in CICA Handbook Section 3061 and EIC-126, which identify acquired mineral rights as property, plant and equipment.


                                      F-B52

The Company has elected to account for the mineral use rights it acquired after January 1, 2002, in accordance with CICA Handbook Section 1581 and 3062. Had the Company elected to account for acquired mineral use rights in accordance with CICA Handbook Section 3061 and EIC-126, the Company would increase property, plant and equipment by $260.1 million and reduce mineral interests by $260.1 million as at December 31, 2003. There would be no effect on reported earnings.

7. LONG-TERM INVESTMENTS

The quoted market value of the Company's long-term investments at December 31, 2003 is $9.0 million (December 31, 2002 - $89.6 million, of which $70.8 million represented its investment in Echo Bay which was consolidated in 2003). All long-term investments are recorded at cost. During 2003, the Company sold certain long-term investments with a book value of $30.2 million for net proceeds of $56.2 million.

8. DEFERRED CHARGES AND OTHER LONG-TERM ASSETS

Deferred charges and other long-term assets are comprised of the following:

===================================================================================== =============
                                                                             2003         2002
------------------------------------------------------------------------------------- -------------
    Long-term ore in stockpiles (see Note 4)                              $      7.8   $      2.3
    Deferred charges, net of amortization                                        2.2          1.0
    Long-term receivables                                                        7.1          5.0
    Long-term deposits                                                           2.6          1.7
    Assets held for sale (i)                                                    14.1            -
    Other                                                                        2.1            -
------------------------------------------------------------------------------------- -------------
                                                                          $     35.9   $     10.0
===================================================================================== =============
(i) The Ulu property and airplane hanger in Edmonton, Alberta were disposed of in early 2004 for
    $14.1 million.

9. JOINT VENTURE INTERESTS

The Company conducts a substantial portion of its business through joint ventures under which the venturers are bound by contractual arrangements establishing joint control over the ventures. The Company records its proportionate share of assets, liabilities, revenue and operating costs of the joint ventures. As at December 31, 2003, the Company had interests in eight joint venture projects (December 31, 2002 - three) after acquiring an interest in six joint ventures as a result of the combination with TVX and Echo Bay, and the full consolidation of Omolon (a Russian joint stock company) following the increase in the Company's ownership interest from 54.7% to 98.1% in February of 2003 (see Note 2(b)). Prior to January 1, 2002, E-Crete was considered to be a joint venture but following the increase in the Company's ownership interest as described in Note 2, and other changes in conditions between the joint venture partners, it was fully consolidated. Kamgold, a Russian joint stock company in which Kinross held a 25% interest, was sold in August 2002.

(A) ROUND MOUNTAIN

The Company owns a 50% interest in the Smoky Valley Common Operation joint venture, which owns the Round Mountain mine, located in Nye County, Nevada, USA. Under the joint venture agreement, the Company is the Operator of the Round Mountain mine.

The Management Committee represents the joint venture partners, authorizes annual programs and budgets and approves major transactions prior to execution by site management. The joint venture owners are entitled to their pro-rata share of production and are obliged to make their pro-rata share of contributions as requested.


                                      F-B53

(B) PORCUPINE

The Company owns a 49% interest in the Porcupine Joint Venture ("PJV"), which conducts mining, milling and exploration operations in the Timmins area of Ontario. As of July 1, 2002, the Company agreed to transfer to Placer Dome (CLA) Limited, an undivided 51% interest in various owned and leased mineral properties, including the Hoyle Pond mine. Placer Dome (CLA) Limited agreed to transfer to the Company an undivided 49% interest in various owned and leased mineral properties. Under the PJV agreement, Placer Dome (CLA) Limited is the Operator.

The Management Committee of the PJV approves annual programs and budgets, and authorizes major transactions prior to execution by site management. The PJV participants are entitled to their pro-rata share of production and are obliged to make their pro-rata share of contributions as requested.

(C) PARACATU

The Company owns a 49% interest in Rio Paracatu Mineracao S.A. ("RPM"). RPM owns the Brasilia mine located next to the city of Paracatu, Brazil, 200 kilometres southeast of Brasilia, Brazil's capital city. Under the joint venture agreement, Rio Tinto Brasil, a subsidiary of Rio Tinto PLC is the Operator.

The Board of Directors of RPM approves annual programs and budgets and authorizes major transactions prior to execution by site management. The joint venture participants are entitled to their pro-rata share of profits in the form of distributions and are obliged to make their pro-rata share of contributions if required.

(D) LA COIPA

The Company owns a 50% interest in Compania Minera Mantos de Oro ("MDO"), a Chilean contractual mining company. MDO owns the La Coipa mine, located in central Chile, 140 kilometres northeast of the city of Copiapo. Under the joint venture agreement, a wholly-owned subsidiary of Placer Dome Inc. is the Operator.

The Board of Directors of MDO approves annual programs and budgets and authorizes major transactions prior to execution by site management. The joint venture participants are entitled to their pro-rata share of profits in the form of distributions and are obliged to make their pro-rata share of contributions if required.

(E) CRIXAS

The Company owns a 50% interest in Mineracao Serra Grande, S.A. ("MSG"). MSG owns the Crixas mine, located in central Brazil, 260 kilometres northeast of the city of Brasilia. Under the joint venture agreement, a wholly-owned subsidiary of AngloGold is the Operator.

The Board of Directors of MSG approves annual programs and budgets, and authorizes major transactions prior to execution by site management. The joint venture participants are entitled to their pro-rata share of profits in the form of distributions and are obliged to make their pro-rata share of contributions if required.

(F) MUSSELWHITE

The Company owns a 31.93% interest in the Musselwhite joint venture. The mine is located 430 kilometres north of the city of Thunder Bay, in northwestern Ontario. Under the joint venture agreement, Placer Dome (CLA) Limited is the Operator.

The Management Committee of the joint venture approves annual programs and budgets, and authorizes major transactions prior to execution by site management. The joint venture participants are entitled to their pro-rata share of production and are obliged to make their pro-rata share of contributions as requested.


                                      F-B54

(G) NEW BRITANNIA

The Company owns a 50% interest in the New Britannia joint venture. The mine is located in the town of Snow Lake in northern Manitoba, 700 kilometres north of Winnipeg. Under the joint venture agreement, the Company is the Operator.

The Management Committee of the joint venture approves annual programs and budgets, and authorizes major transactions prior to execution by site management. The joint venture participants are entitled to their pro-rata share of production and are obliged to make their pro-rata share of contributions as requested. At present, the Company has a loan receivable from its joint venture partner. Kinross sells all of the production from the mine and on an annual basis, is entitled to apply its partner's share of any operating surplus against the outstanding balance of the loan. Both partners are required to fund their pro-rata share of an annual operating deficit. During 2003, the Company funded all of the cash requirements of the joint venture and as at December 31, 2003, the Company has included in accounts receivable, its joint venture partner's share of the 2003 operating deficit.

(H) REFUGIO

The Company owns a 50% interest in Compania Minera Maricunga ("CMM"), a Chilean contractual mining company. CMM owns the Refugio mine located in central Chile. On June 1, 1999, the Company was appointed Operator of the Refugio mine and continues in that capacity. The Company provides services to CMM in the planning and conduct of exploration, development and mining, and related operations with respect to the Refugio Project Properties and the Refugio mine. The investment in CMM was written off during 2000.

The Board of Directors of CMM approves annual budgets, approves distributions and authorizes major transactions prior to execution by site management. The shareholders are entitled to their pro-rata share of profits in the form of distributions and are obliged to make their pro-rata share of contributions if required.


                                      F-B55

(i) Summary of joint venture information:                                          2003
=================================================== ======== ========== ======== ========= ======== ============ =========== =======
                                          ROUND                                                                         NEW
                                          PORCUPINE  REFUGIO  MOUNTAIN  PARACATU  LA COIPA  CRIXAS   MUSSELWHITE  BRITANNIA  TOTAL
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
  Revenue                                 $    83.0  $   0.1  $  132.7  $   33.6  $   51.6  $  32.7  $     22.6   $   11.8  $ 368.1
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
  Operating costs                              53.4      0.4      76.7      19.9      34.9     10.5        16.5       11.3    223.6
  Depreciation, depletion and
   amortization                                24.1        -      33.7       5.7       8.9      9.1         6.5        2.6     90.6
  Exploration                                   2.5      1.4       2.1         -       0.9      0.5         2.1        0.8     10.3
  Interest/foreign exchange/other                 -      0.2         -      (1.0)      1.5      0.2        (0.5)      (0.4)       -
  Asset write-downs and non-cash charges          -        -         -         -         -        -           -        1.2      1.2
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
                                               80.0      2.0     112.5      24.6      46.2     20.3        24.6       15.5    325.7
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
  Earnings (loss) before taxes            $     3.0  $  (1.9) $   20.2  $    9.0  $    5.4  $  12.4  $     (2.0)  $   (3.7 ) $ 42.4
=================================================== ======== ========== ======== ========= ======== ============ =========== =======
  Current assets                          $     9.5  $   2.4  $   27.3  $   11.5  $   10.7  $  11.8  $      6.3   $    2.8   $ 82.3
  Property, plant and equipment                68.4      1.5      50.3      39.9      37.8     21.0        21.8          -    240.7
  Mineral interests                               -        -      58.8      87.9       4.4     21.3        52.3          -    224.7
  Deferred charges and other assets             3.2        -       2.0       1.7       1.1      0.1           -          -      8.1
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
                                               81.1      3.9     138.4     141.0      54.0     54.2        80.4        2.8    555.8
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
  Current liabilities                           9.7      0.8      16.7       4.0       8.7      2.2         1.8        1.1     45.0
  Long-term liabilities                         5.9      5.1      24.3      30.9       3.7     11.0         1.8        0.6     83.3
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
                                               15.6      5.9      41.0      34.9      12.4     13.2         3.6        1.7    128.3
--------------------------------------------------- -------- ---------- -------- --------- -------- ------------ ----------- -------
  Net investment in joint ventures        $    65.5  $  (2.0) $   97.4  $  106.1  $   41.6  $  41.0  $     76.8   $    1.1  $ 427.5
=================================================== ======== ========== ======== ========= ======== ============ =========== =======
  Cash flow provided from (used in)
    operating activities                  $    27.2  $  (2.3) $   51.7  $   13.5  $   14.9  $  21.4  $      3.8   $    0.1  $ 130.3
=================================================== ======== ========== ======== ========= ======== ============ =========== =======
  Cash flow used in investing activities  $    (8.3) $  (1.5) $   (6.0) $   (5.0) $   (0.5) $  (3.1) $     (2.7)  $   (1.1) $ (28.2)
=================================================== ======== ========== ======== ========= ======== ============ =========== =======
  Cash flow used in financing activities  $       -  $     -  $      -  $      -  $   (0.7) $  (1.5) $        -   $      -  $  (2.2)
=================================================== ======== ========== ======== ========= ======== ============ =========== =======


                                                                2002                                         2001
=========================================================== ========= ========== ========= ========== ========= ========= ==========


                                                 PORCUPINE    REFUGIO    KUBAKA     TOTAL    E-CRETE   REFUGIO    KUBAKA    TOTAL
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------

  Revenue                                        $    28.5   $   14.8   $   69.2  $  112.5  $    0.1   $   19.5  $   67.8  $  87.4
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------
  Operating costs                                     21.7        3.3       30.3      55.3       2.5       17.4      37.8     57.7
  Depreciation, depletion and amortization             7.7          -       17.4      25.1       1.1          -      20.5     21.6
  Exploration                                          1.6        0.4        1.3       3.3         -          -       2.1      2.1
  Interest                                               -        0.3        0.5       0.8       0.3        0.3       2.9      3.5
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------
                                                      31.0        4.0       49.5      84.5       3.9       17.7      63.3     84.9
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------
  Earnings (loss) before taxes                   $    (2.5)  $   10.8   $   19.7  $   28.0  $   (3.8)  $    1.8  $    4.5  $   2.5
=========================================================== ========= ========== ========= ========== ========= ========= ==========
  Current assets                                 $     8.2   $    3.1   $   46.5  $   57.8  $    0.2   $    6.2  $   23.8  $  30.2
  Property, plant and equipment, net                  74.9          -       12.7      87.6       8.2          -      31.2     39.4
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------
                                                      83.1        3.1       59.2     145.4       8.4        6.2      55.0     69.6
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------
  Current liabilities                                  5.3        6.0        9.5      20.8       0.5        1.7      18.1     20.3
  Long-term liabilities                                3.1        5.1        3.8      12.0       3.4        5.2       4.5     13.1
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------
                                                       8.4       11.1       13.3      32.8       3.9        6.9      22.6     33.4
----------------------------------------------------------- --------- ---------- --------- ---------- --------- --------- ----------
  Net investment in joint ventures               $    74.7   $   (8.0)  $   45.9  $  112.6   $   4.5   $   (0.7) $   32.4  $  36.2
=========================================================== ========= ========== ========= ========== ========= ========= ==========
  Cash flow provided from operating activities   $     3.4   $   14.3   $   39.6  $   57.3   $  (4.1)  $    2.2  $   37.7  $  35.8
=========================================================== ========= ========== ========= ========== ========= ========= ==========
  Cash flow used in investing activities         $    (2.9)  $      -   $   (0.1) $   (3.0)  $  (0.2)  $      -  $   (0.4) $  (0.6)
=========================================================== ========= ========== ========= ========== ========= ========= ==========
  Cash flow used in financing activities         $       -   $      -   $   (1.6) $   (1.6)  $     -   $   (0.4) $  (21.5) $ (21.9)
=========================================================== ========= ========== ========= ========== ========= ========= ==========


                                      F-B56

10. FINANCIAL INSTRUMENTS

The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial instrument contracts in accordance with the formal risk management policies approved by the Company's Board of Directors. The Company does not hold or issue derivative contracts for speculative or trading purposes.

(A) COMMODITY RISK MANAGEMENT

The profitability of the Company is directly related to the market price of gold and silver. The Company uses spot deferred contracts and fixed forward contracts to hedge against changes in commodity prices for a portion of its forecasted gold and silver production. Spot deferred contracts are forward sale contracts with flexible delivery dates that enable management to choose to deliver into the contract on a specific date or defer delivery until a future date. If delivery is postponed, a new contract price is established based on the old contract price plus a premium (referred to as "contango").

The Company sells call options to economically hedge exposure to changes in spot gold prices. The option premium is received at the time call options are sold. If the gold price is higher than the call option strike price on the expiry date of the option Kinross sells gold at the strike price of the option. If the gold price is lower than the strike price of the call option at expiry, the option expires worthless.

The Company buys put options to protect against lower gold prices, while participating in higher gold prices. The option premium is paid out at the time the put options are purchased. If the gold price is lower than the strike price of the put option on the expiry date, gold is sold at the strike price of the option. If the gold price is higher than the strike price of the put option, the option expires worthless.

The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at December 31, 2003 are as follows:

==================================================== ============= ============== ============ =========== =============
                                       SPOT DEFERRED                         CALL      AVERAGE PUT OPTIONS    AVERAGE
                                              OUNCES       AVERAGE        OPTIONS       STRIKE      BOUGHT     STRIKE
Expected Year of Delivery                     HEDGED         PRICE  SOLD (OUNCES)        PRICE    (OUNCES)       PRICE
---------------------------------------------------- ------------- -------------- ------------ ----------- -------------
2004                                         137,500    $      277         50,000    $     340     150,000   $     250
2005                                          37,500    $      296              -            -     150,000   $     250
2006                                               -             -              -            -     150,000   $     250
---------------------------------------------------- ------------- -------------- ------------ ----------- -------------
Total                                        175,000    $      281         50,000    $     340     450,000   $     250
==================================================== ============= ============== ============ =========== =============

As at December 31, 2002, the Company had spot deferred contracts for 312,500 ounces of gold and call options sold for 150,000 ounces of gold.

As at December 31, 2003, the Company has sold 250,000 ounces of silver forward at a price of $4.92 per ounce. As at December 31, 2002, the Company had no outstanding silver positions.

In February 2001, the Company closed out 500,000 ounces of spot deferred contracts that were designated as hedges for 2001 to 2004 and realized a gain of $16.6 million on proceeds of $21.1 million. This gain has been deferred and is being included in income over the original delivery schedule of the various contracts.

(B) FOREIGN CURRENCY RISK MANAGEMENT

All sales revenues for the Company are denominated in U.S. dollars. The Company is exposed to currency fluctuations on expenditures which are denominated in Canadian dollars, Russian rubles, Chilean pesos, Brazilian reals and other currencies. These potential currency fluctuations could have a significant impact on the cost of producing gold and thereby, the profitability of the Company. This risk is reduced, from time to time, through the use of foreign exchange forward contracts to lock in the exchange rates on future revenue flows.


                                      F-B57

As at December 31, 2003, the Company has foreign currency forward contracts to sell U.S. dollars and buy Canadian dollars of CDN $28.4 million at an average exchange rate of 1.4221 (2002 - CDN $25.8 million at an average exchange rate of 1.5175). These contracts mature over an eighteen month period ending June 2005.

(C) INTEREST RATE RISK MANAGEMENT

The Company is exposed to interest rate risk as a result of its issuance of variable rate debt. There were no interest rate hedging transactions outstanding as at December 31, 2002 or December 31, 2003.

(D) ENERGY PRICE RISK

The Company is exposed to changes in crude oil prices as a result of diesel fuel consumption, primarily at its open pit mines and the remote Lupin underground mine. The potential fluctuations in crude oil prices could have a significant impact on the cost of producing gold and the profitability of the Company. This risk is reduced, from time to time, through the use of crude oil forward purchase contracts to lock in firmly committed future operating costs.

As at December 31, 2003, the Company had no hedging agreements in place to purchase fuel. There was no fuel hedging activity during 2002 or 2003.

(E) CREDIT RISK MANAGEMENT

Credit risk relates to accounts receivable and derivative contracts and arises from the possibility that a counterparty to an instrument fails to perform. The Company only transacts with highly-rated counterparties and a limit on contingent exposure has been established for each counterparty based on the counterparty's credit rating. At December 31, 2003, the Company's gross credit exposure was $43.6 million (December 31, 2002 -- $9.9 million).

(F) FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying values for primary financial instruments, including cash and cash equivalents, bullion settlements and other accounts receivable, marketable securities, accounts payable and accrued liabilities, approximate fair values due to their short-term maturities. The carrying value for long-term debt (other than convertible debentures and redeemable retractable preferred shares) approximates fair value primarily due to the floating rate nature of the debt instruments.

The 5.5% subordinated convertible debentures of the Company were redeemed at par plus accrued interest on September 29, 2003. The fair value of the outstanding convertible debentures based on the quoted market price of the debentures at December 31, 2002 was approximately $107.1 million (CDN $169.2 million).

Fair value estimates for derivative contracts are based on quoted market prices for comparable contracts and represent the amount the Company would have received from, or paid to, a counterparty to unwind the contract at the market rates in effect at December 31. The following table represents the fair value gain (loss) relating to derivative contracts outstanding as at December 31:

================================================================================ =================
                                                                      2003             2002
-------------------------------------------------------------------------------- -----------------
Gold forward sales contracts (i)                                 $      (24.4)    $      (20.3)
Foreign currency contracts (ii)                                           1.8             (0.8)
================================================================================ =================
(i) Based on a spot gold price of $417 and $343 per ounce as at December 31, 2003, and 2002, respectively.
(ii)   Based on a Canadian dollar exchange rate of 1.2924 and 1.5796 at December 31, 2003, and 2002, respectively.


                                      F-B58

11. LONG-TERM DEBT

=================================================================================================================
                                                                                             PRINCIPAL REPAYMENT
                                                                                                        SCHEDULE
                                                                                         AS AT DECEMBER 31, 2003
-------------------------------------------------- -------------- ---------- ----------- ------------ -----------
                                                   Interest rates    2002       2003        2004         2005
-------------------------------------------------- -------------- ---------- ----------- ------------ -----------
Kubaka project-financing debt                         Variable     $     2.6   $     2.8   $     2.8    $      -
Fort Knox industrial revenue bonds                    Variable          25.0        25.0        25.0           -
E-Crete project financing debt                        Variable           3.8           -           -           -
Capital leases                                        8.0%-9.5%          4.8         2.3         1.6         0.7
                                                                  ---------- ----------- ------------ -----------
                                                                        36.2        30.1        29.4         0.7
                                                                                         ============ ===========
Less: current portion                                                  (23.3)      (29.4)
----------------------------------------------------------------- ---------- -----------
                                                                   $    12.9   $     0.7
================================================================= ========== ===========

All long-term debt is denominated in US dollars.

The European Bank for Reconstruction and Development ("EBRD") provides project financing debt to Omolon, owner of the Kubaka mine. As at December 31, 2002, the remaining project financing debt was $4.75 million of which Kinross' 54.7% proportionate share of this obligation was $2.6 million. In June 2003, Omolon repaid $2.0 million against this project financing debt leaving a balance of $2.75 million. Kinross fully consolidated its investment in Omolon as at December 31, 2003 and therefore includes the entire amount of the project financing debt in its consolidated financial statements. Interest on the project financing debt is variable based upon LIBOR and as at December 31, 2003 is approximately 5.6% per annum (December 31, 2002 -- 5.8%). Standard default covenants apply to the project financing debt and EBRD has a right of first refusal on any future project debt required by Omolon. The assets of Omolon secure the project financing debt. The project financing debt final payment is due on December 15, 2004.

The solid waste disposal facility at the Fort Knox mine was financed by $71.0 million of tax-exempt industrial revenue bonds. As at December 31, 2002 $25.0 million of tax-exempt industrial revenue bonds remained outstanding. There were no repayments of the tax-exempt industrial revenue bonds made in 2003. The variable rate tax-exempt industrial revenue bonds mature in May 2009 and are issued by the Alaska Industrial Development and Export Authority. These tax-exempt industrial revenue bonds can be prepaid anytime without penalty. The tax-exempt industrial revenue bonds are secured by a letter of credit issued by Kinross pursuant to the syndicated credit facility. The letter of credit issued under the Kinross syndicated credit facility is for $25.5 million and covers the principle portion outstanding plus an additional amount for accrued and unpaid interest. The floating interest rate on the bonds is approximately 1.13 % as at December 31, 2003 (December 31, 2002 -- 1.3%). On January 7, 2004 Kinross repaid the remaining outstanding balance of the tax-exempt industrial revenue bonds and the letter of credit issued by Kinross pursuant to the syndicated credit facility was returned and cancelled.

SYNDICATED CREDIT FACILITY

In March 2000, Kinross arranged a syndicated credit facility for $110.0 million. The primary purpose of this syndicated credit facility was to provide credit support that enabled Kinross to issue letters of credit on the industrial revenue bonds. This syndicated credit facility was scheduled to mature on October 2, 2003. As at December 31, 2002, this syndicated credit facility had been reduced to $30.0 million. This facility was replaced with a new syndicated credit facility on February 27, 2003.

The new syndicated credit facility has a maturity date of December 31, 2005 and a total committed amount of $125.0 million. The primary purpose of the new syndicated credit facility is to enable Kinross to issue letters of credit to various regulatory agencies to satisfy its financial assurance requirements. The assets of the Fort Knox mine and shares in various wholly owned subsidiaries are pledged as collateral for this facility.

At December 31, 2003, letters of credit issued under the syndicated credit facility were $118.2 million. After repayment of the Fort Knox industrial revenue bonds in January, 2004, committed utilization of the credit facility is as follows. The Company anticipates additional letters of credit will be released over the next two years as various closure properties continue to proceed with final reclamation.


                                      F-B59

===========================================================================================================
                                                                                At December 31,
-----------------------------------------------------------------------------------------------------------
                                                                         2003         2004         2005
-------------------------------------------------------------------------------- ------------ -------------
Credit support for Fort Knox industrial revenue bonds                $      25.5  $         -   $        -
Other financial assurance                                                    5.5          1.5          1.5
Reclamation                                                                 87.2        101.1        113.7
-------------------------------------------------------------------------------- ------------ -------------
Total letters of credit                                              $     118.2  $     102.6   $    115.2
================================================================================ ============ =============

In the event Kinross were to utilize the credit facility and draw a dollar loan, the current interest rate on amounts drawn under the syndicated credit facility is LIBOR plus 1.50%. Letters of credit attract a charge of 1.5%. Kinross is currently in discussions with the syndicate to extend the credit facility beyond December 31, 2005. A standby fee of 0.3% applies to undrawn amounts.

This revolving credit facility contains various debt covenants that include limits on indebtedness, distributions, asset sales and liens. Significant financial covenants include a minimum tangible net worth of $698 million, an interest coverage ratio of 4.5 : 1, net debt to operating cash flow of 3.5 : 1, minimum cash of $45.0 million and minimum proven and probable reserves of 5.0 million ounces of gold. The Company was in compliance with all covenants as at December 31, 2003.

ECHO BAY CREDIT FACILITY

Echo Bay, a wholly owned subsidiary of Kinross, has a collateralized credit facility that was in place prior to its acquisition by Kinross. The purpose of this collateralized credit facility was to issue a letter of credit to a surety underwriter as collateral to induce it to underwrite a surety bond for the Round Mountain mine in Nevada. Kinross replaced the surety bond with a letter of credit issued under its new syndicated credit facility in early 2003 and the regulatory body has not yet released the original surety bond that it was provided. Kinross has restricted cash of $4.0 million due to the deposit on hand with the financial institution as security for issuing this letter of credit. Kinross expects the letter of credit to be released and cancelled, and the restricted cash to become unrestricted in 2004. The letter of credit fee for this facility is 0.75%

CAPITAL LEASES

The Company has capital leases for certain production equipment at its various operations. Interest on these leases ranges from 8.0%--9.5% per annum. The underlying equipment secures these leases.

12. SITE RESTORATION COSTS

Although the ultimate amount of site restoration costs is uncertain, the Company estimates this obligation at $146.3 million based on information currently available including closure plans and applicable regulations. As at December 31, 2003, the Company has accrued $119.7 million of this estimated obligation (December 31, 2002 - $57.0 million). In view of uncertainties concerning future site restoration costs, ultimate costs could differ from the estimated amounts. Future changes, if any, in regulations and cost assumptions may be significant and will be recognized when applicable.

13. CONVERTIBLE DEBENTURES

On December 5, 1996, the Company issued unsecured subordinated convertible debentures in the aggregate principal amount of $146.0 million (CDN $200.0 million). The debentures bore interest at 5.5% per annum, matured on December 5, 2006, and, at the holders' option, were convertible into common shares of the Company at a conversion price of CDN $40.05 per share, being a rate of 24.9687 common shares per CDN $1,000 principal amount of debentures. Interest was payable in cash; however, the Company had the right to settle the principal amount by the issuance of common shares. On or after December 31, 2001, the debentures were redeemable at par plus accrued and unpaid interest.

The debentures were being accounted for in accordance with their substance and were presented in the financial statements in their component parts, measured at their respective fair values at the time of issue. The debt component had been calculated as the present value of the required interest payments discounted at a rate approximating the interest rate that would have been applicable to non-convertible debt at the time the debentures were issued. Interest expense was determined on the debt component, such component being reduced by the required semi-annual interest payments. The difference between the debt component and the face value of the debentures was classified as equity, net of issue costs adjusted for income taxes. The


                                      F-B60
equity component of the debentures, net of the value ascribed to the holders' option, was increased over the term to the full face value by charges to retained earnings (deficit).

No debentures were redeemed in 2002. On September 29, 2003, Kinross redeemed all of the outstanding convertible debentures at par plus accrued interest. The total payment was $146.8 million (CDN $198.3 million), comprised of the principal amount of $144.8 million (CDN $195.6 million) and accrued interest of $2.0 million (CDN $2.7 million).

The cost of redemption was allocated based on the respective fair values of the debt and equity components at the date of redemption. The redemption of the debentures resulted in a loss on redemption of the debt component of the debentures of approximately $1.1 million and a net gain on redemption of the equity component of the debentures of approximately $16.5 million. The loss on the debt component has been charged against income and the gain on the equity component has been accounted for as an increase in contributed surplus.

As at December 31, 2003, the outstanding principal amount of the debentures was $ nil (December 31, 2002 -- $123.8 million (CDN $195.6 million)).

14. REDEEMABLE RETRACTABLE PREFERRED SHARES

As at December 31, 2003 and 2002, 384,613 redeemable retractable preferred shares are outstanding and held by a senior officer and director of the Company.

The holder of the redeemable retractable preferred shares is entitled to receive a CDN $0.80 per share fixed cumulative annual preferential cash dividend, payable in equal quarterly installments and, is entitled at any time to convert all or any part of the redeemable retractable preferred shares into common shares on the basis of 2.7518 common shares for each redeemable retractable preferred share so converted, subject to anti-dilution adjustments. The Company may at any time redeem, upon a minimum thirty day notice, all or any part of the redeemable retractable preferred shares at a price of CDN $10.00 per share, together with unpaid dividends accrued to the date of redemption. The holder of the redeemable retractable preferred shares is entitled to require the Company to redeem for cash all or any part of the redeemable retractable preferred shares at this price.

15. CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY

The convertible preferred shares of subsidiary company comprise 1,840,000 shares of $3.75 Series B Convertible Preferred Shares of Kinam ("Kinam Preferred Shares"). The Kinam Preferred Shares are convertible into common shares of the Company at a conversion price of $30.92 per share (equivalent to a conversion rate of 1.6171 common shares for each preferred share), subject to adjustment in certain events.

The Kinam Preferred Shares are redeemable at the option of the Company at any time on or after August 15, 1997, in whole or in part, for cash initially at a redemption price of $52.625 per share declining ratably annually to $50.00 per share on or after August 15, 2004, plus accrued and unpaid dividends.

Annual cumulative dividends of $3.75 per share are payable quarterly on each February 15, May 15, August 15 and November 15, as and if declared by Kinam's Board of Directors. No dividends were declared or paid on the Kinam Preferred Shares during 2003 or 2002. Dividend payments on these shares were suspended in accordance with their terms in August 2000 and continue to remain suspended. The cumulative dividends in arrears on the Kinam Preferred Shares owned by non-affiliated shareholders of $2.7 million as at December 31, 2003 have been accrued and included in the carrying value of the convertible preferred shares of subsidiary company.

On July 12, 2001, the Company acquired 945,400 Kinam Preferred Shares in exchange for 8,062,164 common shares of the Company (Note 16). On March 28, 2002, 652,992 Kinam Preferred Share were acquired in a $16.00 per share cash tender offer and after extending the offer, an additional 17,730 Kinam Preferred Shares were tendered on April 4, 2002. During 2002, 350 Kinam Preferred Shares were converted into 566 common shares of the Company. During 2003, 14,700 Kinam Preferred Shares were acquired at $18.00 per share and a further 1,645 Kinam Preferred Shares were converted into 2,657 common shares of the Company, leaving 207,183 held by non-affiliated shareholders at December 31, 2003.


                                      F-B61

If all the Kinam Preferred Shares owned by non-affiliated shareholders were converted, an additional 335,036 common shares of the Company would be issued.

16. COMMON SHARE CAPITAL

The authorized share capital of the Company is comprised of an unlimited number of common shares.

A summary of common share transactions for each of the years in the three year period ended December 31, 2003 is as follows.

=============================================================================================================================
                                                                 2003                     2002                   2001
---------------------------------------------------------------------------- ----------------------- ------------------------
                                                       Number of                Number of              Number of
                                                          shares                   shares                 shares
                                                      (millions)      Amount   (millions)     Amount   (millions)      Amount
---------------------------------------------------------------- ----------- ------------ ---------- ----------- ------------
Balance, January 1,                                        136.1   $ 1,058.5        111.5  $   945.7       100.3    $   913.2
Issued:
    Reduction of stated capital                                -      (761.4)           -          -           -            -
    Upon acquisition of TVX                                 93.9       670.7            -          -           -            -
    Value ascribed to TVX options and warrants
      assumed by Kinross                                       -         6.8            -          -           -            -
    Upon acquisition of Echo Bay                            83.9       599.1            -          -           -            -
    Value ascribed to Echo Bay options assumed
      by Kinross                                               -         1.5            -          -           -            -
    Upon conversion of Echo Bay warrants                     6.7        55.9            -          -           -            -
    Public offering                                         23.0       145.9         24.3      102.2           -            -
    Upon acquisition of Kinam Preferred Shares                 -           -            -          -         8.1         23.2
    Under restricted share plan                                -           -            -          -           -          0.1
    Under employee share purchase plan                       0.1         1.0          0.2        0.9         0.4          0.8
    Under stock option plan                                  1.8         6.1          0.1        0.3           -            -
    Upon the acquisition of George/Goose Lake
      Gold Project                                             -           -            -          -         1.3          3.8
    Private placement for cash                                 -           -            -          -         1.4          4.6
    Value ascribed to common share purchase warrants           -        (0.6)           -        9.4           -            -
---------------------------------------------------------------- ----------- ------------ ---------- ----------- ------------
Balance, December 31,                                      345.5   $ 1,783.5        136.1  $ 1,058.5       111.5    $   945.7
================================================================ =========== ============ ========== =========== ============

On January 28, 2003, the shareholders of Kinross, by way of special resolution, approved the consolidation of the issued and outstanding common shares of the Company on the basis of one consolidated common share for each three old common shares, which became effective on January 31, 2003. At the same meeting, the shareholders of the Company approved the elimination of the Company's deficit balance at December 31, 2002 of $761.4 million through a reduction of the Company's stated share capital account. All share capital, share and option data have been retroactively restated to reflect the share consolidation (see Notes 1 and 2).

On January 31, 2003, the Company issued 93.9 million common shares from treasury to effect a combination with TVX under a plan of arrangement whereby shareholders of TVX received 2.1667 common shares of the Company for each TVX common share. Also pursuant to the arrangement, the Company issued 83.9 million common shares from treasury to effect a combination with Echo Bay whereby shareholders of Echo Bay received 0.1733 common shares of the Company for each Echo Bay common share. The aggregate fair value of the Company's common shares issued with respect to these acquisitions was $1,269.8 million (see Note 2).

On August 28, 2003, the Company issued 23.0 million common shares from treasury for total proceeds, before costs of issue, of $152.5 million. The net proceeds from the offering were used to redeem Kinross' outstanding 5.5% convertible unsecured subordinated debentures (see Note 13).

During November 2003, the Company issued 6.7 million common shares from treasury upon the exercise of Echo Bay warrants assumed on the acquisition of Echo Bay resulting in an increase in common share equity of $55.9 million. This increase was comprised of $21.0 million being the fair value of warrants assumed at acquisition and $34.9 million of cash received on the exercise date.

On February 12, 2002, the Company issued 7.7 million common shares from treasury for total proceeds, before costs of issue, of $19.5 million.


                                      F-B62

On December 5, 2002, the Company issued 16.6 million common shares and 25.0 million common share purchase warrants, for total proceeds, before costs of issue, of $97.7 million. Three common share purchase warrants can be exercised on or before December 5, 2007 for one common share at an exercise price of CDN $15.00. The fair value of the common share purchase warrants was $9.4 million.

On July 12, 2001, the Company issued 8.1 million common shares valued at $23.2 million to acquire 945,400 Kinam Preferred Shares plus rights to accrued but unpaid dividends with a book value of $48.9 million (Note 15). The $25.7 million difference between the fair value of the Company's common stock on the date of announcement and the book value of the Kinam Preferred Shares owned by the non-affiliated shareholders was applied against the carrying values of certain property, plant and equipment.

On September 27, 2001, the Company issued 0.7 million flow-through common shares under a private placement transaction, for cash consideration of $2.1 million. On December 10, 2001 an additional 0.8 million flow-through common shares were issued under a private placement transaction for cash consideration of $2.5 million.

On December 14, 2001, the Company issued 1.3 million common shares to acquire a 100% interest in the George/Goose Lake gold project in Nunavut valued at $3.8 million.

SHARE PURCHASE PLAN:

The Company has an employee share purchase plan whereby employees of the Company have an opportunity to purchase common shares. The plan allows employees to contribute up to a maximum of 10% of their base annual salary. In addition, the Company matches 50% of the employees' contributions. Quarterly, the Company issues from treasury common shares equal to the employees' contribution and the Company's contribution. The common shares are purchased based on the average of the last twenty trading sessions prior to the end of the quarter. The Company issued from treasury 0.1 million common shares pursuant to the plan during 2003 (2002 -- 0.2 million). Compensation expense is recorded upon issuance of shares.

RESTRICTED SHARE PLAN:

On February 15, 2001, the Company adopted a restricted share plan. The restricted share plan provides that restricted share rights may be granted to employees, officers, directors and consultants of the Company. A restricted share right is exercisable into one common share entitling the holder to acquire the common share for no additional consideration. Restricted share rights vest over a three year period. The remaining maximum number of common shares issuable under the restricted share plan is currently 75,660. As at December 31, 2003, the Company had 196,007 restricted share rights outstanding. Compensation expense is recorded over the vesting period.

DEFERRED SHARE UNIT PLAN:

On October 1, 2003, the Company adopted of a Deferred Share Unit ("DSU") Plan for its outside directors. The DSU plan provides that each outside director receives, on the date in each quarter which is two business days following the publication by the Company of its earnings results for the previous quarter, (or year in the case of the first quarter), that number of DSU's having a value equal to 50% of the compensation of the outside director for the current quarter. The number of DSU's granted to an outside director is based on the closing price of the Company's common shares on the Toronto Stock Exchange on the business day immediately preceding the date of grant. At such time as an outside director ceases to be a director, the Company will make a cash payment to the outside director, equal to the market value of a Kinross common share on the date of departure, multiplied by the number of DSU's held on that date. As at December 31, 2003, the Company had 8,874 DSU's outstanding. Compensation expense is recorded upon issuance of units.

STOCK OPTION PLAN:

The Company has a stock option plan for directors, officers and employees, enabling them to purchase common shares. The total number of options outstanding at any time cannot exceed 10% of the total number of outstanding common shares. Each option granted under the plan is for a maximum term of five years and options granted before July 20, 2000 are exercisable as to 33.33% each year, commencing one year after the date of grant. Options granted from July 20, 2000 to September 19,


                                      F-B63

2001 are exercisable 50% immediately and 50% on or after the first anniversary date of such grant. Options granted to the Chairman, President and Directors, subsequent to September 19, 2001 are exercisable as to 33.33% each year commencing one year after the date of grant. Options granted to all other officers and employees, subsequent to September 19, 2001, are exercisable as to 50% each year commencing one year after the date of grant. Effective November 24, 2003, all options granted pursuant to the plan are exercisable as to 33.33% each year commencing one year after the date of grant. The exercise price is determined by the Company's Board of Directors at the time the option is granted, subject to regulatory approval and may not be less than the closing market price of the common shares on the last trading day prior to the grant of the option. The stock options outstanding at December 31, 2003 expire at various dates to November 24, 2008. As at December 31, 2003, 0.3 million common shares, in addition to those outstanding at year-end, were available for granting of options.

A summary of the status of the stock option plan as at December 31, 2003, 2002, and 2001, and changes during the years ended on those dates, is as follows:

==============================================================================================
                                                              2003         2002        2001
---------------------------------------------------------------------- ------------ ----------
                                                           (millions)   (millions)  (millions)

Outstanding at beginning of year                               3.3          4.0         3.8
Assumed on acquisition of TVX and Echo Bay                     2.1            -           -
Exercised                                                     (1.8)        (0.1)          -
Granted                                                        0.7          0.5         0.5
Cancelled                                                     (0.9)        (1.1)       (0.3)
---------------------------------------------------------------------- ------------ ----------
Outstanding at end of year                                     3.4          3.3         4.0
====================================================================== ============ ==========

The following table summarizes information about the stock options outstanding at December 31, 2003 (all per share amounts in Canadian dollars):

=========================================================================================== ============================
                                                              Options outstanding                Options exercisable
------------------------------------------------------------------------------------------- ----------------------------
                                                     NUMBER                                         NUMBER
                                                OUTSTANDING           WEIGHTED                 EXERCISABLE
                                                      AS AT            AVERAGE     WEIGHTED          AS AT     WEIGHTED
                                               DECEMBER 31,          REMAINING      AVERAGE   DECEMBER 31,      AVERAGE
                                                       2003        CONTRACTUAL     EXERCISE           2003     EXERCISE
Range of exercise prices                            (000'S)               LIFE        PRICE        (000'S)        PRICE
---------------------------------------------------------- ------------------- ------------ -------------- -------------
$2.43 - $9.00                                        2,158    1 year, 274 days    $    5.81          2,155     $   5.81
$9.01 - $12.00                                         697   4 years, 277 days    $   10.77            264     $   10.77
$12.01 - $113.24                                       596   3 years, 142 days    $   48.12            596     $   48.12
---------------------------------------------------------- ------------------- ------------ -------------- -------------
                                                     3,451                                           3,015
========================================================== =================== ============ ============== =============

Effective January 1, 2002, the Company adopted the recommendations of the CICA for stock-based compensation and other stock-based payments. This recommendation establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that the Company has the ability to settle in stock are recorded as equity, whereas awards that the Company is required to or has a practice of settling in cash are recorded as liabilities.

Applying the fair value based method encouraged under CICA Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments", the Company's pro forma net earnings (loss) and earnings (loss) per share would be as follows:

===================================================================================================================
                                                                                     Years Ended December 31,
-------------------------------------------------------------------------------------------------------------------
                                                                                 2003         2002         2001
---------------------------------------------------------------------------------------- ------------- ------------
Net earnings (loss) applicable to common shares
    As reported                                                              $     19.7   $    (38.2)   $    (44.0)
    Less: Stock compensation cost                                                  (1.1)        (2.0)         (1.1)
---------------------------------------------------------------------------------------- ------------- ------------
    Pro forma                                                                $     18.6   $    (40.2)   $    (45.1)
---------------------------------------------------------------------------------------- ------------- ------------
Earnings (loss) per share, basic and diluted (dollars)
    As reported                                                              $     0.06   $    (0.32)   $    (0.42)
    Pro forma                                                                $     0.06   $    (0.34)   $    (0.43)
======================================================================================== ============= ============


                                      F-B64

The weighted average fair value of options granted in 2003, 2002 and 2001 was $4.53, $4.00 and $2.20 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001: dividend yield of 0%; expected volatility of 70%, 70% and 61% respectively; risk-free interest rates varying from 2.9% to 3.2%; and an expected life of five years.

EARNINGS PER SHARE

Basic earnings (loss) per common share has been calculated using the weighted average number of common shares outstanding during the year. The 1.0 million share difference between the 308.6 million basic weighted average common shares outstanding and the 309.6 million diluted weighted average common shares outstanding at December 31, 2003, is due to the assumed conversion of 2.2 million employee stock options in accordance with the treasury method. Approximately 1.2 million employee stock options with exercise prices greater than the closing price at December 31, 2003 and 1.1 million and 0.3 million shares that could be issued upon conversion of the redeemable retractable preferred shares and the convertible preferred shares of subsidiary company, respectively, were excluded from the December 31, 2003 diluted weighted average common shares because the effect would have been anti-dilutive. As the Company reported a loss for the years ended December 31, 2002 and 2001, basic and diluted weighted average common shares outstanding are the same.

17. ASSET WRITE-DOWNS AND NON-CASH CHARGES

The Company annually reviews the carrying values of its portfolio of investments and mining development and reclamation properties, including estimated costs for closure. Through this process the Company determined that certain asset values had become impaired and certain site restoration cost accruals were under-accrued. Assets identified as impaired were written down to their estimated recoverable amounts while accruals were made for certain site restoration costs.

The components of the asset write-downs and other non-cash charges are as follows:

======================================================================== =========== ============
                                                                 2003        2002        2001
------------------------------------------------------------------------ ----------- ------------
Blanket mine-- producing mine                                  $      -    $      -    $   11.8
E-Crete - aerated concrete producer                                 5.2           -           -
Delamar property-- reclamation project                              2.0         5.7         4.3
Haile property-- reclamation project                                0.8         0.6           -
Sleeper property-- reclamation project                                -         0.3           -
Q.R. property-- reclamation project                                   -         1.1           -
Loan receivable from joint venture partner                          1.2           -           -
Marketable securities                                               0.2         0.1           -
Long-term investments                                               0.5         0.1           -
------------------------------------------------------------------------ ----------- ------------
                                                               $    9.9    $    7.9    $   16.1
======================================================================== =========== ============

In the fourth quarter of 2003, following a comprehensive review of its investments and properties on the basis set out in Note 1, the Company determined that the net recoverable amount of its investment in E-Crete, a producer of aerated concrete located in Phoenix, Arizona, was less than net book value. Accordingly, the Company recorded a $5.2 million write-down. In addition, the Company determined that a loan receivable from a joint venture partner was not collectible and that the liabilities previously accrued to reclaim certain closure properties were insufficient and required a further $2.8 million accrual. The 2003 fourth quarter review was performed using a gold price assumption of $350 per ounce.

In the fourth quarter of 2002, following a comprehensive review of its mining properties on the basis set out in Note 1, the Company determined that the liabilities previously accrued to reclaim certain closure properties were insufficient and required a further $7.7 million accrual. These adjustments were required due to new and more stringent regulatory requirements for mine closures. The 2002 fourth quarter review was performed using a gold price assumption of $325 per ounce.

In the fourth quarter of 2001, following a comprehensive review of its mining properties on the basis set out in Note 1, the Company determined that the estimated cost to reclaim the DeLamar property was insufficient and required a further $4.3 million accrual. This adjustment was required due to a reassessment of the amount of water to be reclaimed from this site. In


                                      F-B65
addition, as a result of the extreme inflationary pressures in Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services and the then current civil unrest, the Company recorded a write-down of the carrying value of the Blanket mine by $11.8 million (including cash of $1.5 million). Furthermore, the political situation in Zimbabwe and the related social and economic instability have prevented the Company from continuing to exercise control of its subsidiary in Zimbabwe, which operates the Blanket mine. Consequently, due to the imposition of severe foreign exchange and currency export restrictions and the uncertainty as to whether the Zimbabwean subsidiary had the ability to distribute its earnings, the Company discontinued the consolidation of the Zimbabwean subsidiary effective December 31, 2001. The investment in the subsidiary is nil following the write-down of the Blanket mine described above. The 2001 fourth quarter review was performed using a gold price assumption of $300 per ounce.

18. INCOME AND MINING TAXES

(a) The provision for (recovery of) income and mining taxes is as follows:

======================================================================== =========== ============
                                                                 2003        2002        2001
------------------------------------------------------------------------ ----------- ------------
Income taxes
    Current
       Canada (i)                                              $    0.6    $    0.3    $    0.2
       Foreign                                                     16.2         6.2         2.7
    Future
       Canada                                                      (0.7)          -           -
       Foreign                                                     (3.2)          -           -
Mining taxes
    Current-- Canada                                                  -           -           -
    Future-- Canada                                                 0.2           -           -
------------------------------------------------------------------------ ----------- ------------
                                                               $   13.1    $    6.5    $    2.9
======================================================================== =========== ============
    (i) Represents Large Corporations Tax.

(b) The reconciliation of the combined Canadian federal and provincial statutory income tax rate to the effective tax rate is as follows:


======================================================================== =========== ============
                                                                 2003        2002        2001
------------------------------------------------------------------------ ----------- ------------
Combined statutory income tax rate                               39.1%      (40.1)%     (41.1)%
Increase (decrease) resulting from:
    Mining taxes                                                 (2.1)          -           -
    Resource allowance and depletion                            (10.9)       (3.7)       (3.3)
    Difference in foreign tax rates                              (9.7)       (7.0)       11.3
    Benefit of losses not recognized                             35.8        78.5        43.6
    Other                                                         2.8         1.4         0.6
------------------------------------------------------------------------ ----------- ------------
Effective tax rate                                               55.0%       29.1%       11.1%
======================================================================== =========== ============

(c) At December 31, 2003, the Company has Canadian losses carried forward of approximately $143.5 million that expire in 2006 through 2010, including approximately $97.8 million that are limited in their deduction to income from specific operations.

(d) At December 31, 2003, the Company has U.S. net operating loss carryforwards of approximately $683.6 million and alternative minimum tax net operating losses of approximately $390.3 million expiring in 2004 through 2023. The use of the U.S. loss carryforwards will be limited in any given year as a result of previous changes in ownership of the Company.

(e) At December 31, 2003, the Company has Chilean net operating loss carryforwards of approximately $159.0 million that do not expire.

(f) At December 31, 2003, the Company has Brazilian net operating loss carryforwards of approximately $4.4 million that do not expire.


                                      F-B66

(g) At December 31, 2003, the Company has Australian net operating loss carryforwards of approximately $11.3 million that do not expire.

(h) The following information summarizes the principal temporary differences and the related future tax effect:

======================================================================== ===============
                                                               2003           2002
------------------------------------------------------------------------ ---------------
Future tax assets
    Accrued expenses and other                             $       10.9   $        4.2
    Site restoration cost accruals                                 26.5            9.3
    Alternative minimum tax credits                                10.4            8.0
    Non-capital loss carryforwards                                324.2          127.0
    Inventory capitalization                                        0.4            0.2
    Property, plant and equipment                                 153.7           39.6
------------------------------------------------------------------------ ---------------
    Gross future tax assets                                       526.1          188.3
    Valuation allowance                                          (465.9)        (129.3)
------------------------------------------------------------------------ ---------------
                                                                   60.2           59.0
------------------------------------------------------------------------ ---------------
Future tax liabilities
    Property, plant and equipment                                 114.3           62.3
------------------------------------------------------------------------ ---------------
    Gross future tax liabilities                                  114.3           62.3
------------------------------------------------------------------------ ---------------
Net future tax liabilities                                 $       54.1   $        3.3
======================================================================== ===============

19. SEGMENTED INFORMATION

Kinross operates primarily in the gold mining industry. Its activities include gold production, exploration for gold and the acquisition of gold properties. The Company's primary mining operations are in North America, South America and Russia and are supported by two corporate offices, one in Canada and the other in the United States. The Company's major product is gold. The Company has only one segment, E-Crete, which is a non-gold investment and therefore shown as a separate segment. Reportable segments are identified as those individual mine sites having over 10% of total revenues, earnings (loss) or assets of the Company. Operations not meeting these thresholds are included in corporate and other. Segment earnings (loss) do not include general and administrative expenses or other revenues and expenses of a corporate nature.

The exploration and acquisitions segment is responsible for all activities involved in the exploration for gold bearing properties, regardless of location and has the responsibility for additions to the proven and probable reserves of the Company. In addition, this segment is responsible for the addition of proven and probable reserves through acquisitions and subsequent exploration of those acquired properties.


                                      F-B67

As at December 31, 2003 and for the year ended December 31, 2003:

====================================================================================================================================
                                                                                              Asset
                                                             Depreciation,              write-downs
                                                                 depletion                      and   Segment
                               Ownership   Mining  Operating           and                 non-cash  earnings   Segment      Capital
                     Location   interest  revenue      costs  amortization  Exploration     charges    (loss)    assets expenditures
------------------------------------------------------------------------------------------------------------------------------------
Operated by Kinross                                                                                     (a)
    Fort Knox         Alaska      100.0%   $136.3      $92.9        $ 35.9        $ -          $ -     $  7.5  $  261.2        $26.5
    Kubaka (e)        Russia       98.1%     60.7       30.6          16.7          -            -       13.4      73.3          1.7
    Round Mountain    Nevada       50.0%    131.9       76.7          33.7          -            -       21.5     138.4          5.7
Joint Venture
participant
    La Coipa           Chile       50.0%     51.5       34.9           8.9          -            -        7.7      54.0          0.5
    Crixas            Brazil       50.0%     31.9       10.5           9.1          -            -       12.3      54.2          3.2
    Paracatu          Brazil       49.0%     32.0       19.9           5.7          -            -        6.4     141.0          5.2
    Musselwhite       Ontario      31.9%     22.5       16.5           6.5          -            -       (0.5)     80.4          2.7
    Porcupine Joint
    Venture           Ontario      49.0%     83.0       53.4          24.1          -            -        5.5      81.1          8.3
Other
    E - Crete         Arizona      90.0%     -           2.4           0.5          -           5.2      (8.1)      2.0          -
    Exploration and
    acquisitions                  100.0%     -            -            -           24.3          -      (24.3) (f)908.4          -
    Corporate and
    other (c)                                22.1       49.5          (0.2)         -           4.7     (31.9) (b)348.5         19.6
------------------------------------------------------------------------------------------------------------------------------------
Total                                      $571.9     $387.3        $140.9        $24.3        $9.9    $  9.5  $2,142.5        $73.4
====================================================================================================================================

As at December 31, 2002 and for the year ended December 31, 2002:

====================================================================================================================================
                                                                                              Asset
                                                             Depreciation,              write-downs
                                                                 depletion                      and   Segment
                               Ownership   Mining  Operating           and                 non-cash  earnings   Segment      Capital
                     Location   interest  revenue      costs  amortization  Exploration     charges    (loss)    assets expenditures
------------------------------------------------------------------------------------------------------------------------------------
Operated by Kinross                                                                                     (a)
    Fort Knox         Alaska      100.0%   $131.6      $99.2         $54.9        $ -          $ -     $(22.5) $  264.4        $15.0
    Kubaka (e)        Russia       54.7%     69.2       28.6          20.1          -            -       20.5      64.4          0.1
Joint Venture
participant
    Porcupine Joint
    Venture (d)       Ontario      49.0%     58.2       38.6          16.4          -            -        3.2      83.1          6.7
Other
    E - Crete         Arizona      88.8%      -          3.2           1.1          -            -       (4.3)      8.3          0.3
    Exploration and
    acquisitions                  100.0%      -           -              -         11.6          -      (11.6)     -             -
    Corporate and
    other (c)                                 2.0        5.2          (7.2)         -           7.9      (3.9) (b)177.8          0.5
------------------------------------------------------------------------------------------------------------------------------------
Total                                      $261.0     $174.8         $85.3        $11.6        $7.9    $(18.6)   $598.0        $22.6
====================================================================================================================================

As at December 31, 2001 and for the year ended December 31, 2001:

====================================================================================================================================
                                                                                              Asset
                                                             Depreciation,              write-downs
                                                                 depletion                      and   Segment
                               Ownership   Mining  Operating           and                 non-cash  earnings   Segment      Capital
                     Location   interest  revenue      costs  amortization  Exploration     charges    (loss)    assets expenditures
------------------------------------------------------------------------------------------------------------------------------------
Operated by Kinross                                                                                     (a)
    Fort Knox          Alaska     100.0%   $109.0     $ 82.9         $42.9         $ -        $  -     $(16.8)  $ 324.3        $20.2
    Kubaka             Russia      54.7%     67.8       34.1          24.0           -           -        9.7      70.3          0.4
    Hoyle Pond
    mine (d)          Ontario     100.0%     41.7       29.1          13.2           -           -       (0.6)     86.6          7.9
Other
    E - Crete         Arizona      85.9%      -          2.6           1.1           -           -       (3.7)      8.5          0.1
Exploration and
acquisitions                      100.0%      -          -             -            7.9          -       (7.9)      -            -
    Corporate and
    other (c)                                51.6       32.0           4.6           -         16.1      (1.1)  (b)87.9          1.8
------------------------------------------------------------------------------------------------------------------------------------
Total                                      $270.1     $180.7         $85.8         $7.9       $16.1    $(20.4)  $ 577.6        $30.4
====================================================================================================================================


                                      F-B68

(a) Segment earnings (loss) includes asset write-downs and other non-cash charges.
(b) Includes $191.9 million (2002 - $155.4 million, 2001 - $64.4 million) in cash and cash equivalents held at the Corporate level.
(c)  Includes Corporate and other non-core mining operations.
(d) 2002 amounts include 100% of the Hoyle Pond mine from January 1 to June 30 and the 49% interest in the Porcupine Joint Venture from July 1 to December
     31. 2001 amounts include 100% of the Hoyle Pond mine.
(e) 2003 amounts include 54.7% of Kubaka mine results to February 28, 100% thereafter.
(f) Segment assets represent goodwill of $908.4 million allocated to the Exploration and acquisition segment with the remainder of $9.6 million of goodwill allocated to Corporate and other.

Reconciliation of reportable operating segment earnings (loss) to net earnings
(loss) for the year:

                                                                                  2003                  2002                 2001
====================================================================================================================================
Segment earnings (loss)                                                          $ 41.4               $(14.7)                $(19.3)
Add (deduct) items not included in segment earnings (loss):
    Corporate and other                                                           (31.9)                (3.9)                  (1.1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    9.5                (18.6)                 (20.4)
Interest and other income                                                          12.3                 16.9                    9.3
Mark-to-market gain (loss) on call options                                          0.4                 (2.7)                   3.5
General and administrative                                                        (25.0)               (11.3)                 (10.1)
Gain on sale of assets                                                             29.5                  2.7                    1.2
Foreign exchange                                                                    3.3                 (4.3)                  (0.5)
Interest expense on long-term liabilities                                          (5.1)                (5.0)                  (9.1)
Minority interest                                                                  (0.2)                -                       -
Loss on redemption of convertible debentures                                       (1.1)                -                       -
Share in loss of investee companies                                                -                    (0.6)                  (2.2)
Provision for income taxes                                                        (13.1)                (6.5)                  (2.9)
Dividends on convertible preferred shares of subsidiary company                    (0.8)                (1.5)                  (5.1)
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the year                                                 $  9.7               $(30.9)                $(36.3)
====================================================================================================================================

Enterprise wide disclosure:
Geographic information:

====================================================================================================================================
                                                                                      Property, plant,                Mineral
                                                Mining revenue                         and equipment                 Interests
------------------------------------------------------------------------------------------------------------------------------------
                                       2003          2002           2001            2003           2002         2003            2002
------------------------------------------------------------------------------------------------------------------------------------
United States                         $268.2        $128.0         $123.3          $296.0         $234.7         $61.4          $ -
Canada                                 127.6          59.5           47.0           110.9           78.9          59.3            -
Russia                                  60.7          69.2           67.8            10.3           11.2           -              -
Chile                                   51.5           4.3           18.7            39.3            -             4.4            -
Brazil                                  63.9           -              -              60.9            -           135.0            -
Other                                    -             -             13.3             5.2            5.2           -              -
------------------------------------------------------------------------------------------------------------------------------------
Total                                 $571.9        $261.0         $270.1          $522.6         $330.0        $260.1          $ -
====================================================================================================================================

The Company is not economically dependent on a limited number of customers for the sale of its product because gold can be sold through numerous commodity market traders worldwide. In 2003, sales to five customers totaled $127.4 million, $118.9 million, $96.2 million, $46.8 million and $43.3 million, respectively. In 2002, sales to five customers totaled $52.1 million, $41.3 million, $35.7 million, $34.1 million and $27.4 million, respectively. In 2001, sales to four customers totaled $46.5 million, $43.3 million, $32.0 million, and $26.8 million, respectively.


                                      F-B69

20. Employee pension and post-retirement pension plans

Defined contribution pension and retirement plans:

The Company has several defined contribution pension and retirement plans covering substantially all employees in North America and certain foreign countries. Under these plans, the Company either contributes a set percentage of the employee's salary or matches a percentage of the employee's contributions. The employees are able to direct the contributions into a variety of investment funds offered by the plans. The Company's contribution to these plans were $3.9 million in 2003, $2.0 million in 2002, and $2.1 million in 2001, respectively.

Defined benefit pension plans:

In Canada, the Company has a defined benefit pension plan covering the former employees of the Macassa mine. The plan is currently in the process of being wound up effective November 30, 2001. The Financial Services Commission of Ontario approved the wind-up report early in 2003 and benefits were partially settled in 2003. Full settlement of benefits is expected to occur in early 2004. An additional contribution may be necessary in 2004 to allow all benefits to be settled and to permit an annuity purchase.

In the United States, defined benefit plans cover former employees of the Candelaria and DeLamar mines, and certain U.S. employees of the mines previously owned by Kinam. Prior to the Kinam acquisition, all employees in the U.S. employed by Kinam were covered by a non-contributory defined benefit pension plan. That plan was frozen on June 1,1998, and all active employees were transferred into the Company's defined contribution pension plan. Benefits under these plans are based on either the employees' compensation prior to retirement or stated amounts for each year of service with the Company. The Company makes annual contributions to the U.S. plans in accordance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

Other benefit plans:

The Company provides certain health care benefits to retired employees in the United States. The retiree plan covers the former employees of the Candelaria and DeLamar mines as well as former Kinam employees. Following the acquisition of the Candelaria and DeLamar mines in August 1993, that retiree plan was frozen and employees who retired after August 1993, were not eligible to participate in the plan. Following the merger with Kinam in June 1998 that retiree plan was also frozen and employees who retired after June 1998, were not eligible to participate in the plan, absent special circumstances. The post-retirement health plans are contributory in certain cases based upon years of service, age, and retirement date. The Company does not fund post-retirement benefits other than pensions and may modify the plan provisions at its discretion.

The following tables summarize the change in benefit obligations and fair value of assets as at December 31:

====================================================================================================================================
                                                                                Defined benefit pension plans      Other benefits
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2003         2002            2003        2002
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation
    Benefit obligation, beginning of year                                            $10.9         $11.6           $3.1        $2.9
    Service costs                                                                       -            0.1             -           -
    Interest costs                                                                     0.7           0.8            0.2         0.2
    Plan participants' contributions                                                    -             -             0.1         0.1
    Amendments                                                                        (0.3)           -              -           -
    Actuarial loss (gain)                                                              1.2           1.7           (0.1)        0.2
    Acquisition                                                                          -             -              -          -
    Benefits paid                                                                     (0.4)         (3.3)          (0.4)       (0.4)
------------------------------------------------------------------------------------------------------------------------------------
    Benefit obligation, end of year                                                  $12.1         $10.9           $2.9        $3.0
====================================================================================================================================

                                      F-B70

====================================================================================================================================
                                                                                Defined benefit pension plans      Other benefits
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2003         2002            2003        2002
------------------------------------------------------------------------------------------------------------------------------------
Change in plan assets
    Fair value of plan assets, beginning of year                                     $ 9.6         $10.3           $ -         $ -
    Actual return on plan assets                                                       0.9           1.2             -           -
    Acquisition                                                                         -             -              -           -
    Employer contributions                                                             0.4           1.7            0.3         0.2
    Plan participant contributions                                                      -             -             0.1         0.1
    Foreign currency exchange loss                                                      -           (0.3)            -           -
    Benefits paid                                                                     (0.4)         (3.3)          (0.4)       (0.3)
------------------------------------------------------------------------------------------------------------------------------------
    Fair value of plan assets, end of year                                           $10.5         $ 9.6           $ -         $ -
====================================================================================================================================
    Funded status                                                                    $(1.6)        $(1.3)         $(2.9)      $(3.0)
    Unrecognized net actuarial loss                                                    2.6           1.7            0.3         0.3
    Unrecognized prior service cost                                                     -             -              -           -
------------------------------------------------------------------------------------------------------------------------------------
    Net amount recognized                                                            $ 1.0         $ 0.4          $(2.6)      $(2.7)
====================================================================================================================================

The following table summarizes components of net periodic pension cost for the fiscal years indicated:

====================================================================================================================================
                                                          Defined benefit pension plans                   Other benefits
------------------------------------------------------------------------------------------------------------------------------------
                                                        2003           2002         2001          2003          2002          2001
------------------------------------------------------------------------------------------------------------------------------------

Service cost                                           $  -          $  0.1        $ 0.1           $ -          $ -            $ -
Interest cost                                            0.7            0.8          0.7            0.2          0.2            0.2
Expected return on plan assets                          (0.8)          (0.9)        (0.8)            -            -              -
Amortization of prior service costs                       -              -            -              -            -              -
Amortization of net loss                                 0.1            0.8           -              -            -              -
------------------------------------------------------------------------------------------------------------------------------------
Net periodic cost                                      $  -           $ 0.8        $  -            $0.2         $0.2  $        0.2
====================================================================================================================================

The following table summarizes the assumptions used in measuring the Company's benefit obligation:

====================================================================================================================================
                                                                                Defined benefit pension plans      Other benefits
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2003         2002            2003        2002
------------------------------------------------------------------------------------------------------------------------------------
Discount rate                                                                        6.00%         6.50%           6.00%       6.50%
Expected long-term return on plan assets                                             6.00%         7.50%           6.00%       7.50%
Rate of compensation increase                                                         n\a           n\a             n\a        n\a
====================================================================================================================================

The expected long-term rate of return on assets was determined using a weighted average calculation for the various investments of the plans. For 2003, the expected yield on bonds, based on the Moodys AA year end rate, was 5.5%. Based on current short-term investment rates, the yield on cash investments was 2%. For equities, based on current forecasts and the plans' historical return on equities, the rate was set at 7.5%.

The following table summarizes the assumed health care trend rates at December
31:

====================================================================================================================================
                                                                                            2003                          2002
------------------------------------------------------------------------------------------------------------------------------------
Health care cost trend rate assumed for next year                                           9.95%                         10.3%
Rate to which the cost trend rate is assumed to decline
   (Ultimate trend rate)                                                                     5.5%                          5.5%
Year that the rate reaches the ultimate trend rate                                          2016                          2016
====================================================================================================================================

The assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans:

====================================================================================================================================
                                                                                         1 Percentage-               1 Percentage-
                                                                                        Point Increase              Point Decrease
------------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)
Effect on total of service and interest cost                                                   30                            (8)
Effect on post-retirement benefit obligation                                                  331                          (283)
====================================================================================================================================


                                      F-B71

Plan Assets

The following table summarizes the defined benefit plan asset weighted-average asset allocation percentages by asset category:

====================================================================================================================================
Asset category                                                                                         2003                2002
------------------------------------------------------------------------------------------------------------------------------------
Equities                                                                                                22%                10%
Fixed Income                                                                                            73%                86%
Cash                                                                                                     5%                 4%
Other                                                                                                    -                  -
====================================================================================================================================

The allocation of plan assets is set forth in the Investment Policy Statement. The investment policy statement delegates authority to the Employee Benefits Committee to maintain and establish investment policies relating to the defined benefit and defined contribution pension plans. These policies and any changes to these policies are approved by the Kinross Board of Directors. The Company has adopted the following standards for the Employee Benefits Committee to follow when deciding how to invest the plan assets.

Assets shall be invested:

(a)  in the sole interest of the plan participants and beneficiaries;
(b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and of like aims in compliance with Section 404(A) of ERISA, and other applicable provisions of ERISA; and
(c) by diversifying the investments so as to minimize the risk of large losses as well as provide a reasonable rate of return on the assets.

The following table summarizes the target asset allocation as of December 31, 2003:

================================================================================
Asset category                                                          2003
--------------------------------------------------------------------------------
Equities                                                              25 - 45%
Fixed Income                                                          60 - 70%
Cash                                                                   5 - 15%
Other                                                                  0 - 15%
================================================================================

Contributions

The Company expects to contribute $0.2 million to its defined benefit pension plans and $0.2 million to its post-retirement benefit plans in 2004.

Estimated future benefit payments


                                      F-B72

The following table summarizes the expected future benefit payments by the years indicated:

================================================================================
(in thousands of dollars)                    Defined benefit         Other
                                              Pension plan          Benefits
--------------------------------------------------------------------------------
2004                                               240                 189
2005                                               183                 187
2006                                               340                 188
2007                                               493                 187
2008                                               457                 191
2009-2013                                        3,545               1,015
================================================================================

Post-employment benefits

The Company has a number of post-employment plans covering severance and disability income. At December 31,2003 and 2002 the Company's liability for post-employment benefits totaled $1.5 million and $1.4 million, respectively.

21. Operating leases

The Company has a number of operating lease agreements primarily involving office space. The operating leases for equipment provide that the Company may, after the initial lease term, renew the lease for successive yearly periods or may purchase the equipment at its fair market value. One of the operating leases for office facilities contains escalation clauses for increases in operating costs and property taxes. The majority of the leases are cancelable and are renewable on a yearly basis. Future minimum lease payments required to meet obligations that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003 are as follows:

================================================================================
Years                                                    Minimum Lease Payments
--------------------------------------------------------------------------------
2004                                                              $3.0
2005                                                               3.0
2006                                                               2.6
2007                                                               0.7
--------------------------------------------------------------------------------
                                                                  $9.3
================================================================================

Rent expense was $3.1 million, $0.5 million and $0.6 million in 2003, 2002 and 2001, respectively.

22. Differences between Canadian and United States generally accepted accounting principles

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP") which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

Material variations between financial statement items under CDN GAAP and the amounts determined using U.S. GAAP are as follows:


                                      F-B73

====================================================================================================================================
CONSOLIDATED BALANCE SHEET As at December 31, 2003                      Recognition      Elimination  Property, plant
                                                                        of deferred    of effects of    and equipment
                                                                           exchange   recognition of   & amortization    Reversal of
                                                                   gains and losses equity component      differences       1991 and
                                                             Under   on convertible   of convertible    from applying   2003 deficit
                                                          CDN GAAP       debentures       debentures         SFAS 121   eliminations
------------------------------------------------------------------------------------------------------------------------------------
Assets                                                                          (a)              (a)              (b)            (c)
    Current assets
    Cash and cash equivalents                             $  245.8        $ -               $    -            $   -         $    -
    Restricted cash                                            5.1          -                    -                -              -
    Accounts receivable and other assets                      42.1          -                    -                -              -
    Inventories                                              109.2          -                    -                -              -
    Marketable securities                                      0.1          -                    -                -              -
                                                             402.3          -                    -                -              -
    Property, plant and equipment                            522.6          -                    -             (28.2)            -
    Mineral interests                                        260.1          -                    -                -              -
    Goodwill                                                 918.0          -                    -                -              -
    Future income and mining taxes                             1.5          -                    -                -              -
    Long-term investments                                      2.1          -                    -                -              -
    Deferred charges and other long-term assets               35.9          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                          $2,142.5        $ -               $    -            $(28.2)       $    -
====================================================================================================================================
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities              $  101.4        $ -               $    -            $   -         $    -
    Current portion of long-term debt                         29.4          -                    -                -              -
    Current portion of site restoration cost accruals         19.2          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             150.0          -                    -                -              -
    Long-term debt                                             0.7          -                    -                -              -
    Site restoration cost accruals                           100.5          -                    -                -              -
    Future income and mining taxes                            55.6          -                    -                -              -
    Deferred revenue                                           2.2          -                    -                -              -
    Other long-term liabilities                                2.5          -                    -                -              -
    Redeemable retractable preferred shares                    3.0          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             314.5          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
    Non-controlling interest in subsidiary                     0.7          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
    Convertible preferred shares of subsidiary company        12.6          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
    Common shareholders' equity
    Common share capital and common share purchase
      warrants                                             1,783.5          -                    -                -           766.7
    Contributed surplus                                       30.0          -                    -                -              -
    Retained earnings (deficit)                                3.2          -                    -             (28.2)        (766.7)
    Cumulative translation adjustments                        (2.0)         -                    -                -              -
    Other comprehensive income (loss)                         -             -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                           1,814.7          -                    -             (28.2)            -
------------------------------------------------------------------------------------------------------------------------------------
                                                          $2,142.5        $ -               $    -            $(28.2)       $    -
====================================================================================================================================
CONSOLIDATED BALANCE SHEET As at December 31, 2002
Assets                                                                          (a)              (a)              (b)            (c)
    Current Assets
    Cash and cash equivalents                             $  170.6        $ -               $    -            $   -         $    -
    Restricted cash                                           21.1          -                    -                -              -
    Accounts receivable and other assets                      15.5          -                    -                -              -
    Inventories                                               38.9          -                    -                -              -
    Marketable securities                                      0.1          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             246.2          -                    -                -              -
    Property, plant and equipment                            330.0          -                    -             (34.5)            -
    Long-term investments                                     11.8          -                    -                -              -
    Deferred charges and other long-term assets               10.0          -                   0.8               -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                          $  598.0        $ -               $   0.8           $(34.5)       $    -
====================================================================================================================================
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities              $   35.5        $ -               $    -            $   -         $    -
    Current portion of long-term debt                         23.3          -                    -                -              -
    Current portion of site restoration cost
    accruals                                                  15.0          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                              73.8          -                    -                -              -
    Long-term debt                                            12.9          -                    -                -              -
    Site restoration cost accruals                            42.0          -                    -                -              -
    Future income and mining taxes                             3.3          -                    -                -              -
    Deferred revenue                                           4.5          -                    -                -              -
    Other long-term liabilities                                5.5          -                    -                -              -
    Debt component of convertible debentures                  21.7          -                 102.1               -              -
    Redeemable retractable preferred shares                    2.5          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             166.2          -                 102.1               -              -
------------------------------------------------------------------------------------------------------------------------------------
    Convertible preferred shares of subsidiary
    company                                                   12.9          -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
    Common shareholders' equity
    Common share capital and common share purchase
      warrants                                             1,058.5          -                    -                -             5.3
    Contributed surplus                                       12.9          -                    -                -              -
    Equity component of convertible debentures               132.3         (17.8)            (114.5)              -              -
    Deficit                                                 (761.4)         17.8               13.2            (34.5)          (5.3)
    Cumulative translation adjustments                       (23.4)         -                    -                -              -
    Other comprehensive income (loss)                         -             -                    -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             418.9          -                (101.3)           (34.5)            -
------------------------------------------------------------------------------------------------------------------------------------
                                                          $  598.0        $ -               $   0.8           $(34.5)       $    -
====================================================================================================================================


                                      F-B74

============================================================================================================================
CONSOLIDATED BALANCE SHEET As at December 31, 2003
                                                                Gains                             Reclassi-
                                                        on marketable                           fication of
                                                           securities                   Flow     cumulative
                                                        and long-term   Effect of     through   translation   To adjust to
                                                          investments    SFAS 133      shares   adjustments   equity basis
----------------------------------------------------------------------------------------------------------------------------
Assets                                                            (d)         (e)         (f)           (h)            (i)
    Current assets
    Cash and cash equivalents                                    $ -       $   -        $  -          $  -           $  -
    Restricted cash                                                -           -           -             -              -
    Accounts receivable and other assets                           -           -           -             -              -
    Inventories                                                    -           -           -             -              -
    Marketable securities                                         0.3          -           -             -              -
                                                                  0.3          -           -             -              -
    Property, plant and equipment                                  -           -           -             -              -
    Mineral interests                                              -           -           -             -              -
    Goodwill                                                       -           -           -             -              -
    Future income and mining taxes                                 -           -           -             -              -
    Long-term investments                                         6.9          -           -             -              -
    Deferred charges and other long-term assets                    -           -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
                                                                 $7.2      $   -        $  -          $  -           $  -
============================================================================================================================
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities                     $ -       $ 22.7       $  -          $  -           $  -
    Current portion of long-term debt                              -           -           -             -              -
    Current portion of site restoration cost accruals              -           -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
                                                                   -         22.7          -             -              -
    Long-term debt                                                 -           -           -             -              -
    Site restoration cost accruals                                 -           -           -             -              -
    Future income and mining taxes                                 -           -           -             -              -
    Deferred revenue                                               -         (2.2)
    Other long-term liabilities                                    -           -           -             -              -
    Redeemable retractable preferred shares                        -           -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
                                                                   -         20.5          -             -              -
----------------------------------------------------------------------------------------------------------------------------
    Non-controlling interest in subsidiary                         -           -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
    Convertible preferred shares of subsidiary company             -           -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
    Common shareholders' equity
    Common share capital and common share purchase
      warrants                                                     -           -         (1.1)           -              -
    Contributed surplus                                            -           -           -             -              -
    Retained earnings (deficit)                                    -         (1.4)        1.1            -              -
    Cumulative translation adjustments                             -           -           -            2.0             -
    Other comprehensive income (loss)                             7.2       (19.1)         -           (2.0)            -
----------------------------------------------------------------------------------------------------------------------------
                                                                  7.2       (20.5)         -             -              -
----------------------------------------------------------------------------------------------------------------------------
                                                                 $7.2      $   -        $  -          $  -           $  -
============================================================================================================================
CONSOLIDATED BALANCE SHEET As at December 31, 2002
Assets                                                            (d)         (e)         (f)           (h)            (i)
    Current Assets
    Cash and cash equivalents                                    $ -       $   -        $  -         $   -          $(29.4)
    Restricted cash                                                -           -           -             -              -
    Accounts receivable and other assets                           -           -           -             -             1.9
    Inventories                                                    -           -           -             -           (14.2)
    Marketable securities                                         0.1          -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
                                                                  0.1          -           -             -           (41.7)
    Property, plant and equipment                                  -           -           -             -            (9.8)
    Long-term investments                                        77.8          -           -             -            45.9
    Deferred charges and other long-term assets                    -           -           -             -            (2.9)
----------------------------------------------------------------------------------------------------------------------------
                                                                $77.9      $   -        $  -         $   -          $ (8.5)
============================================================================================================================
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities                     $ -       $ 21.1       $  -         $   -          $ (1.8)
    Current portion of long-term debt                              -           -           -             -            (2.6)
    Current portion of site restoration cost
    accruals                                                       -           -           -             -            (0.3)
----------------------------------------------------------------------------------------------------------------------------
                                                                   -         21.1          -             -            (4.7)
    Long-term debt                                                 -           -           -             -              -
    Site restoration cost accruals                                 -           -           -             -            (3.8)
    Future income and mining taxes                                 -           -           -             -              -
    Deferred revenue                                               -         (4.5)         -             -              -
    Other long-term liabilities                                    -           -           -             -              -
    Debt component of convertible debentures                       -           -           -             -              -
    Redeemable retractable preferred shares                        -           -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
                                                                   -         16.6          -             -            (8.5)
----------------------------------------------------------------------------------------------------------------------------
    Convertible preferred shares of subsidiary
    company                                                        -           -           -             -              -
----------------------------------------------------------------------------------------------------------------------------
    Common shareholders' equity
    Common share capital and common share purchase
      warrants                                                     -           -         (1.1)           -              -
    Contributed surplus                                            -           -           -             -              -
    Equity component of convertible debentures                     -           -           -             -              -
    Deficit                                                      42.5        (1.9)        1.1            -              -
    Cumulative translation adjustments                             -           -           -           23.4             -
    Other comprehensive income (loss)                            35.4       (14.7)         -          (23.4)            -
----------------------------------------------------------------------------------------------------------------------------
                                                                 77.9       (16.6)         -             -              -
----------------------------------------------------------------------------------------------------------------------------
                                                                $77.9      $   -        $  -         $   -          $ (8.5)
============================================================================================================================

                                      F-B75

=============================================================================================================================
CONSOLIDATED BALANCE SHEET As at December 31, 2003
                                                            Restatement
                                                              to equity
                                                            account for                   Minimum
                                                          investment in    Effect of      pension                       Under
                                                               Echo Bay     SFAS 143    liability                   U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------
Assets                                                              (d)          (j)          (k)
    Current assets
    Cash and cash equivalents                                     $  -        $   -        $   -            $           245.8
    Restricted cash                                                  -            -            -                          5.1
    Accounts receivable and other assets                             -            -            -                         42.1
    Inventories                                                      -            -            -                        109.2
    Marketable securities                                            -            -            -                          0.4
                                                                     -            -            -                        402.6
    Property, plant and equipment                                    -           2.2           -                        496.6
    Mineral interests                                                -            -            -                        260.1
    Goodwill                                                       40.8           -            -                        958.8
    Future income and mining taxes                                   -            -            -                          1.5
    Long-term investments                                            -            -            -                          9.0
    Deferred charges and other long-term assets                      -            -            -                         35.9
-----------------------------------------------------------------------------------------------------------------------------
                                                                  $40.8       $  2.2       $   -                      2,164.5
=============================================================================================================================
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities                      $  -        $   -        $   -            $           124.1
    Current portion of long-term debt                                -            -            -                         29.4
    Current portion of site restoration cost accruals                -            -            -                         19.2
-----------------------------------------------------------------------------------------------------------------------------
                                                                     -            -            -                        172.7
    Long-term debt                                                   -            -            -                          0.7
    Site restoration cost accruals                                   -          11.1           -                        111.6
    Future income and mining taxes                                   -            -            -                         55.6
    Deferred revenue                                                 -            -            -                           -
    Other long-term liabilities                                      -           2.2          3.1                         7.8
    Redeemable retractable preferred shares                          -            -            -                          3.0
-----------------------------------------------------------------------------------------------------------------------------
                                                                     -          13.3          3.1                       351.4
-----------------------------------------------------------------------------------------------------------------------------
    Non-controlling interest in subsidiary                           -            -            -                          0.7
-----------------------------------------------------------------------------------------------------------------------------
    Convertible preferred shares of subsidiary company               -            -            -                         12.6
-----------------------------------------------------------------------------------------------------------------------------
    Common shareholders' equity
    Common share capital and common share purchase
      warrants                                                       -            -            -                      2,549.1
    Contributed surplus                                              -            -            -                         30.0
    Retained earnings (deficit)                                    40.8        (11.1)          -                       (762.3)
    Cumulative translation adjustments                               -            -            -                           -
    Other comprehensive income (loss)                                -            -          (3.1)                      (17.0)
-----------------------------------------------------------------------------------------------------------------------------
                                                                   40.8        (11.1)        (3.1)                    1,799.8
----------------------------------------------------------------------------------------------------------------------------
                                                                  $40.8       $  2.2       $   -                      2,164.5
=============================================================================================================================
CONSOLIDATED BALANCE SHEET As at December 31, 2002
Assets                                                              (d)                                     (restated-note d)
    Current Assets
    Cash and cash equivalents                                    $   -                                      $           141.2
    Restricted cash                                                  -                                                   21.1
    Accounts receivable and other assets                             -                                                   17.4
    Inventories                                                      -                                                   24.7
    Marketable securities                                            -                                                    0.2
-----------------------------------------------------------------------------------------------------------------------------
                                                                     -                                                  204.6
    Property, plant and equipment                                    -                                                  285.7
    Long-term investments                                         (22.5)                                                113.0
    Deferred charges and other long-term assets                      -                                                    7.9
-----------------------------------------------------------------------------------------------------------------------------
                                                                 $(22.5)                                    $           611.2
=============================================================================================================================
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities                      $  -                                      $            54.8
    Current portion of long-term debt                                -                                                   20.7
    Current portion of site restoration cost
    accruals                                                         -                                                   14.7
-----------------------------------------------------------------------------------------------------------------------------
                                                                     -                                                   90.2
    Long-term debt                                                   -                                                   12.9
    Site restoration cost accruals                                   -                                                   38.2
    Future income and mining taxes                                   -                                                    3.3
    Deferred revenue                                                 -                                                     -
    Other long-term liabilities                                      -                                                    5.5
    Debt component of convertible debentures                         -                                                  123.8
    Redeemable retractable preferred shares                          -                                                    2.5
-----------------------------------------------------------------------------------------------------------------------------
                                                                     -                                                  276.4
-----------------------------------------------------------------------------------------------------------------------------
    Convertible preferred shares of subsidiary
    company                                                          -                                                   12.9
-----------------------------------------------------------------------------------------------------------------------------
    Common shareholders' equity
    Common share capital and common share purchase
      warrants                                                       -                                                1,062.7
    Contributed surplus                                              -                                                   12.9
    Equity component of convertible debentures                       -                                                    -
    Deficit                                                        (0.7)                                               (729.2)
    Cumulative translation adjustments                               -                                                    -
    Other comprehensive income (loss)                             (21.8)                                                (24.5)
-----------------------------------------------------------------------------------------------------------------------------
                                                                  (22.5)                                                321.9
-----------------------------------------------------------------------------------------------------------------------------
                                                                 $(22.5)                                    $           611.2
=============================================================================================================================

====================================================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS                                   Recognition      Elimination  Property, plant
For the year ended December 31, 2003                                    of deferred    of effects of    and equipment
                                                                           exchange   recognition of   & amortization    Reversal of
                                                                   gains and losses equity component      differences           1991
                                                             Under   on convertible   of convertible    from applying        deficit
                                                          CDN GAAP       debentures       debentures         SFAS 121    elimination
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (a)               (a)             (b)            (c)
Revenue and other income
    Mining revenue                                          $571.9           $   -            $   -             $  -            $ -
    Interest and other income                                 12.3               -                -                -              -
    Mark-to-market gain on call options                        0.4               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             584.6               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                                387.3               -                -                -              -
    General and administrative                                25.0               -                -                -              -
    Exploration and business development                      24.3               -                -                -              -
    Depreciation, depletion and amortization                 140.9               -                -              (6.3)            -
    Gain on disposal of assets                               (29.5)              -                -                -              -
    Loss on redemption of debt component of
      convertible debentures                                   1.1              0.9             (2.0)              -              -
    Foreign exchange (gain) loss                              (3.3)            16.9               -                -              -
    Interest expense on long-term liabilities                  5.1               -               5.2               -              -
    Accretion expense                                           -                -                -                -              -
    Asset write-downs and non-cash charges                     9.9               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             560.8             17.8              3.2             (6.3)            -
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before taxes and other items                  23.8            (17.8)            (3.2)             6.3             -
Provision for income and mining taxes                        (13.1)              -                -                -              -
Non-controlling interest in subsidiary                        (0.2)
Share of income (loss) of investee companies                    -                -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before cumulative effect of a change in
 accounting principle and dividends on convertible
 preferred shares of subsidiary company                       10.5            (17.8)            (3.2)             6.3             -
Cumulative effect of a change in accounting principle           -                -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) for the year before dividends on
 convertible preferred shares of subsidiary company           10.5            (17.8)            (3.2)             6.3             -
Dividends on convertible preferred shares of
 subsidiary company                                           (0.8)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the year                               9.7            (17.8)            (3.2)             6.3             -
Increase in equity component of convertible debentures        (6.5)              -               6.5               -              -
Gain on redemption of equity component of convertible
  debentures                                                  16.5               -             (16.5)              -              -
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the year attributable to common
  shareholders                                              $ 19.7           $(17.8)          $(13.2)           $ 6.3           $ -
====================================================================================================================================
Earnings (loss) per share
    Basic and diluted                                       $ 0.06
Common shares issued and outstanding (millions)
    Weighted average - basic                                 308.6
    Weighted average - diluted                               309.6
Total                                                        345.6
====================================================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS                                           (a)              (a)              (b)            (c)
For the year ended December 31, 2002

Revenue and other income
    Mining revenue                                          $261.0           $   -            $   -             $  -            $ -
    Interest and other income                                 16.9               -                -                -              -
    Mark-to-market (loss) on call options                     (2.7)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             275.2               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                                174.8               -                -                -              -
    General and administrative                                11.3               -                -                -              -
    Exploration and business development                      11.6               -                -                -              -
    Depreciation, depletion and amortization                  85.3               -                -              (8.1)            -
    Gain on disposal of assets                                (2.7)              -                -                -              -
    Foreign exchange loss                                      4.3              0.3               -                -              -
    Interest expense on long-term liabilities                  5.0               -               4.5               -              -
    Asset write-downs and non-cash charges                     7.9               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
                                                             297.5              0.3              4.5             (8.1)            -
------------------------------------------------------------------------------------------------------------------------------------
    Earnings (loss) before taxes and other items             (22.3)            (0.3)            (4.5)             8.1             -
    Provision for income and mining taxes                     (6.5)              -                -                -              -
    Share in income (loss) of investee companies              (0.6)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
    Earnings (loss) for the year before dividends on
     convertible preferred shares of subsidiary company      (29.4)            (0.3)            (4.5)             8.1             -
    Dividends on convertible preferred shares of
     subsidiary company                                       (1.5)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
    Net earnings (loss) for the year                         (30.9)            (0.3)            (4.5)             8.1             -
    Increase in equity component of convertible debentures    (7.3)              -               7.3               -              -
------------------------------------------------------------------------------------------------------------------------------------
    Net earnings (loss) for the year attributable to
     common shareholders                                    $(38.2)          $ (0.3)          $  2.8            $ 8.1           $ -
====================================================================================================================================
    Earnings (loss) per share
       Basic and diluted                                    $(0.32)
    Common shares issued and outstanding (millions)
    Weighted average - basic                                 119.7
    Weighted average - diluted                               119.7
Total                                                        136.1
====================================================================================================================================

                                      F-B76

=================================================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2003                                Gains                             Reclassi-
                                                            on marketable                           fication of
                                                               securities                   Flow     cumulative
                                                            and long-term   Effect of     through   translation   To adjust to
                                                              investments    SFAS 133      shares   adjustments   equity basis
---------------------------------------------------------------------------------------------------------------------------------
                                                                      (d)         (e)         (f)           (h)            (i)
Revenue and other income
    Mining revenue                                                  $  -        $ 0.9        $ -           $ -          $ (6.0)
    Interest and other income                                          -         (0.4)         -             -             0.3
    Mark-to-market gain on call options                                -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
                                                                       -          0.5          -             -            (5.7)
---------------------------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                                          -           -           -             -            (2.9)
    General and administrative                                         -           -           -             -              -
    Exploration and business development                               -           -           -             -            (0.1)
    Depreciation, depletion and amortization                           -           -           -             -            (1.2)
    Gain on disposal of assets                                         -           -           -             -              -
    Loss on redemption of debt component of
      convertible debentures                                           -           -           -             -              -
    Foreign exchange (gain) loss                                       -           -           -             -              -
    Interest expense on long-term liabilities                          -           -           -             -              -
    Accretion expense                                                  -           -           -             -              -
    Asset write-downs and non-cash charges                             -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
                                                                       -           -           -             -            (4.2)
---------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before taxes and other items                           -          0.5          -             -            (1.5)
Provision for income and mining taxes                                  -           -           -             -             0.4
Non-controlling interest in subsidiary
Share of income (loss) of investee companies                           -           -           -             -             1.1
---------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) before cumulative effect of a change in
 accounting principle and dividends on convertible
 preferred shares of subsidiary company                                -          0.5          -             -              -
Cumulative effect of a change in accounting principle                  -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) for the year before dividends on
 convertible preferred shares of subsidiary company                    -          0.5          -             -              -
Dividends on convertible preferred shares of
 subsidiary company                                                    -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the year                                       -          0.5          -             -              -
Increase in equity component of convertible debentures                 -           -           -             -              -
Gain on redemption of equity component of convertible
  debentures                                                           -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the year attributable to common
  shareholders                                                      $  -        $ 0.5        $ -           $ -          $   -
=================================================================================================================================
Earnings (loss) per share
    Basic and diluted
Common shares issued and outstanding (millions)
    Weighted average - basic
    Weighted average - diluted
Total
=================================================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS                                 (d)         (e)         (f)           (h)            (i)
For the year ended December 31, 2002

Revenue and other income
    Mining revenue                                                  $  -        $  -         $ -           $ -          $(69.2)
    Interest and other income                                        42.5         2.0         1.1            -             3.1
    Mark-to-market (loss) on call options                              -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
                                                                     42.5         2.0         1.1            -           (66.1)
---------------------------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                                          -           -           -             -           (27.2)
    General and administrative                                         -           -           -             -              -
    Exploration and business development                               -           -           -             -            (1.3)
    Depreciation, depletion and amortization                           -           -           -             -           (17.4)
    Gain on disposal of assets                                         -           -           -             -              -
    Foreign exchange loss                                              -           -           -             -            (0.2)
    Interest expense on long-term liabilities                          -           -           -             -            (0.3)
    Asset write-downs and non-cash charges                             -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
                                                                       -           -           -             -           (46.4)
---------------------------------------------------------------------------------------------------------------------------------
    Earnings (loss) before taxes and other items                     42.5         2.0         1.1            -           (19.7)
    Provision for income and mining taxes                              -           -           -             -             6.2
    Share in income (loss) of investee companies                       -           -           -             -            13.5
---------------------------------------------------------------------------------------------------------------------------------
    Earnings (loss) for the year before dividends on
     convertible preferred shares of subsidiary company              42.5         2.0         1.1            -              -
    Dividends on convertible preferred shares of
     subsidiary company                                                -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
    Net earnings (loss) for the year                                 42.5         2.0         1.1            -              -
    Increase in equity component of convertible debentures             -           -           -             -              -
---------------------------------------------------------------------------------------------------------------------------------
    Net earnings (loss) for the year attributable to
     common shareholders                                            $42.5       $ 2.0        $1.1          $ -          $   -
=================================================================================================================================
    Earnings (loss) per share
       Basic and diluted
    Common shares issued and outstanding (millions)
    Weighted average - basic
    Weighted average - diluted
Total
=================================================================================================================================

=============================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2003

                                                                          Minimum
                                                           Effect of      pension                       Under
                                                            SFAS 143    liability                   U.S. GAAP
-------------------------------------------------------------------------------------------------------------
                                                                 (j)          (k)
Revenue and other income
    Mining revenue                                            $   -            -            $           566.8
    Interest and other income                                     -            -                         12.2
    Mark-to-market gain on call options                           -            -                          0.4
-------------------------------------------------------------------------------------------------------------
                                                                  -            -                        579.4
-------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                                   (8.8)          -                        375.6
    General and administrative                                    -            -                         25.0
    Exploration and business development                          -            -                         24.2
    Depreciation, depletion and amortization                     0.8           -                        134.2
    Gain on disposal of assets                                    -            -                        (29.5)
    Loss on redemption of debt component of
      convertible debentures                                      -            -                           -
    Foreign exchange (gain) loss                                  -            -                         13.6
    Interest expense on long-term liabilities                     -            -                         10.3
    Accretion expense                                            9.4           -                          9.4
    Asset write-downs and non-cash charges                      (2.4)          -                          7.5
-------------------------------------------------------------------------------------------------------------
                                                                (1.0)          -                        570.3
-------------------------------------------------------------------------------------------------------------
Earnings (loss) before taxes and other items                     1.0           -                          9.1
Provision for income and mining taxes                             -            -                        (12.7)
Non-controlling interest in subsidiary                                                                   (0.2)
Share of income (loss) of investee companies                      -            -                          0.1
-------------------------------------------------------------------------------------------------------------
Earnings (loss) before cumulative effect of a change in
 accounting principle and dividends on convertible
 preferred shares of subsidiary company                         1.0            -                         (3.7)
Cumulative effect of a change in accounting principle          (12.1)          -                        (12.1)
-------------------------------------------------------------------------------------------------------------
Earnings (loss) for the year before dividends on
 convertible preferred shares of subsidiary company           (11.1)           -                        (15.8)
Dividends on convertible preferred shares of
 subsidiary company                                               -            -                         (0.8)
-------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the year                               (11.1)          -                        (16.6)
Increase in equity component of convertible debentures            -            -                           -
Gain on redemption of equity component of convertible
  debentures                                                      -            -                           -
-------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the year attributable to common
  shareholders                                                $(11.1)        $ -                        (16.6)
=============================================================================================================
Earnings (loss) per share
    Basic and diluted                                                                       $           (0.05)
Common shares issued and outstanding (millions)
    Weighted average - basic                                                                            308.6
    Weighted average - diluted                                                                          309.6
Total                                                                                                   345.6
=============================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS                                                       (restated-note d)
For the year ended December 31, 2002

Revenue and other income
    Mining revenue                                                                          $           191.8
    Interest and other income                                                                            65.6
    Mark-to-market (loss) on call options                                                                (2.7)
-------------------------------------------------------------------------------------------------------------
                                                                                                        254.7
-------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                                                                           147.6
    General and administrative                                                                           11.3
    Exploration and business development                                                                 10.3
    Depreciation, depletion and amortization                                                             59.8
    Gain on disposal of assets                                                                           (2.7)
    Foreign exchange loss                                                                                 4.4
    Interest expense on long-term liabilities                                                             9.2
    Asset write-downs and non-cash charges                                                                7.9
-------------------------------------------------------------------------------------------------------------
                                                                                                        247.8
-------------------------------------------------------------------------------------------------------------
    Earnings (loss) before taxes and other items                                                          6.9
    Provision for income and mining taxes                                                                (0.3)
    Share in income (loss) of investee companies                                                         12.2
-------------------------------------------------------------------------------------------------------------
    Earnings (loss) for the year before dividends on
     convertible preferred shares of subsidiary company                                                  18.8
    Dividends on convertible preferred shares of
     subsidiary company                                                                                  (1.5)
-------------------------------------------------------------------------------------------------------------
    Net earnings (loss) for the year                                                                     17.3
    Increase in equity component of convertible debenture                                                  -
-------------------------------------------------------------------------------------------------------------
    Net earnings (loss) for the year attributable to
     common shareholders                                                                    $            17.3
=============================================================================================================
    Earnings (loss) per share
       Basic and diluted                                                                    $            0.14
    Common shares issued and outstanding (millions)
    Weighted average - basic                                                                            119.7
    Weighted average - diluted                                                                          120.6
Total                                                                                                   136.1
=============================================================================================================

                                      F-B77

=======================================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS                                   Recognition      Elimination  Property, plant
For the year ended December 31, 2003                                    of deferred    of effects of    and equipment
                                                                           exchange   recognition of   & amortization
                                                                   gains and losses equity component      differences
                                                             Under   on convertible   of convertible    from applying
                                                          CDN GAAP       debentures       debentures         SFAS 121
-----------------------------------------------------------------------------------------------------------------------
                                                                                (a)              (a)              (b)
Revenue and other income
    Mining revenue                                          $270.1            $  -            $   -             $  -
    Interest and other income                                  9.3               -                -                -
    Mark-to-market gain on call options                        3.5               -                -                -
-----------------------------------------------------------------------------------------------------------------------
                                                             282.9               -                -                -
-----------------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                                180.7               -                -                -
    General and administrative                                10.1               -                -                -
    Exploration and business development                       7.9               -                -                -
    Depreciation, depletion and amortization                  85.8               -                -              (6.1)
    Gain on disposal of assets                                (1.2)              -                -                -
    Foreign exchange loss (gain)                               0.5             (5.9)              -                -
    Interest expense on long-term liabilities                  9.1               -               4.1               -
    Asset write-downs and non-cash charges                    16.1               -                -                -
-----------------------------------------------------------------------------------------------------------------------
                                                             309.0             (5.9)             4.1             (6.1)
-----------------------------------------------------------------------------------------------------------------------
    Loss before taxes and other items                        (26.1)             5.9             (4.1)             6.1
    Provision for income and mining taxes                     (2.9)              -                -                -
    Share in loss of investee companies                       (2.2)              -                -                -
-----------------------------------------------------------------------------------------------------------------------
    Loss for the year before dividends on
     convertible preferred shares of subsidiary
     company                                                 (31.2)             5.9             (4.1)             6.1
    Dividends on convertible preferred shares of
     subsidiary company                                       (5.1)              -                -                -
-----------------------------------------------------------------------------------------------------------------------
    Net loss for the year                                    (36.3)             5.9             (4.1)             6.1
    Increase in equity component of convertible
     debentures                                               (7.7)              -               7.7               -
-----------------------------------------------------------------------------------------------------------------------
    Net loss for the year attributable to
     common shareholders                                    $(44.0)           $ 5.9            $ 3.6            $ 6.1
=======================================================================================================================
    Loss per share
             Basic and diluted                              $(0.42)
    Common shares issued and outstanding (millions)
             Weighted average - basic and diluted            104.5
Total                                                        111.5
=======================================================================================================================

Statement of Operations Presentation: For U.S. GAAP purposes, the measure "(Loss) earnings before cumulative effect of a change in accounting principle and dividends on convertible preferred shares of subsidiary company" is not a recognized term and would therefore not be presented.

The following table reconciles "(Loss) Earnings before cumulative effect of a change in accounting principle and dividends on convertible preferred shares of subsidiary company" to "loss from operations":

====================================================================================================================================
Year ended December 31,                                                                      2003            2002            2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (restated)
(Loss) earnings before cumulative effect of a change in accounting principle and dividends on convertible preferred shares of
subsidiary company                                                                         $ (3.7)         $ 18.8           $(27.2)
Add/(deduct):
    Interest and other income                                                               (12.2)          (65.6)            (7.9)
    Mark-to-market (gain) loss on call options                                               (0.4)            2.7             (3.5)
    Interest expense on long-term liabilities                                                10.3             9.2              9.6
    Gain on disposal of assets (1)                                                          (27.6)             -                -
    Write-down of marketable securities                                                       0.2             0.2               -
    Provision for (recovery of) income and mining taxes                                      12.7             0.3             (2.4)
    Minority interest                                                                         0.2              -                -
    Share in loss (income) of investee companies                                             (0.1)          (12.2)             3.0
------------------------------------------------------------------------------------------------------------------------------------
Loss from operations for U.S. GAAP                                                         $(20.6)         $(46.6)          $(28.4)
====================================================================================================================================

(1) Gain on disposal of assets includes gains on sales of marketable securities and long-term investments of $27.6 million, a component of non-operating earnings.

In addition, "dividends on convertible preferred shares of subsidiary" are required to be presented as a component of non-operating earnings:

For U.S. GAAP purposes, the components of non-operating earnings (loss) are as follows:

====================================================================================================================================
Year ended December 31,                                                                      2003            2002            2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (restated)
    Interest and other income                                                              $ 12.2          $ 65.6           $  7.9
    Mark-to-market gain (loss) on call options                                                0.4            (2.7)             3.5
    Minority interest                                                                        (0.2)             -                -
    Share in income (loss) of investee companies                                              0.1            12.2             (3.0)
    Interest expense on long-term liabilities                                               (10.3)           (9.2)            (9.6)
    Gain on disposal of assets (1)                                                           27.6              -                -
    Write-down of marketable securities                                                      (0.2)           (0.2)              -
    Dividends on convertible preferred shares of subsidiary company                          (0.8)           (1.5)            (5.1)
------------------------------------------------------------------------------------------------------------------------------------
    Non-operating earnings (loss) for U.S. GAAP                                            $ 28.8          $ 64.2           $ (6.3)
====================================================================================================================================

                                      F-B78

===================================================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2003                              Gains                         Reclassi-
                                            Reversal of   on marketable                       fication of
                                                   1991      securities               Flow     cumulative
                                                deficit   and long-term  Effect of  through   translation   To adjust to      Under
                                            elimination     investments   SFAS 133   shares   adjustments   equity basis  U.S. GAAP
-----------------------------------------------------------------------------------------------------------------------------------
                                                     (c)            (d)        (e)      (f)           (h)             (i)
Revenue and other income
    Mining revenue                                  $ -            $ -       $  -      $ -           $ -          $(67.8)    $202.3
    Interest and other income                         -              -        (3.9)      -             -             2.5        7.9
    Mark-to-market gain on call options               -              -          -        -             -              -         3.5
-----------------------------------------------------------------------------------------------------------------------------------
                                                      -              -        (3.9)      -             -           (65.3)     213.7
-----------------------------------------------------------------------------------------------------------------------------------
Expenses
    Operating                                         -              -          -        -             -           (34.2)     146.5
    General and administrative                        -              -          -        -             -              -        10.1
    Exploration and business development              -              -          -        -             -            (2.1)       5.8
    Depreciation, depletion and
      amortization                                    -              -          -        -             -           (20.5)      59.2
    Gain on disposal of assets                        -              -          -        -             -              -        (1.2)
    Foreign exchange loss (gain)                      -              -          -        -             -            (0.4)      (5.8)
    Interest expense on long-term
      liabilities                                     -              -          -     -  -             -            (3.6)       9.6
    Asset write-downs and non-cash charges            -              -          -        -             -              -        16.1
-----------------------------------------------------------------------------------------------------------------------------------
                                                      -              -          -     -  -             -           (60.8)     240.3
-----------------------------------------------------------------------------------------------------------------------------------
    Loss before taxes and other items                 -              -        (3.9)      -             -            (4.5)     (26.6)
    Provision for income and mining taxes             -              -          -        -             -             5.3        2.4
    Share in loss of investee companies               -              -          -        -             -            (0.8)      (3.0)
-----------------------------------------------------------------------------------------------------------------------------------
    Loss for the year before dividends on
     convertible preferred shares of
     subsidiary company                               -              -        (3.9)      -             -              -       (27.2)
    Dividends on convertible preferred
     shares of subsidiary company                     -              -          -        -             -              -        (5.1)
-----------------------------------------------------------------------------------------------------------------------------------
    Net loss for the year                             -              -        (3.9)      -             -              -       (32.3)
    Increase in equity component of
     convertible debentures                           -              -          -        -             -              -          -
-----------------------------------------------------------------------------------------------------------------------------------
    Net loss for the year attributable to
     common shareholders                            $ -            $ -       $(3.9)    $ -           $ -          $   -      $(32.3)
===================================================================================================================================
    Loss per share
             Basic and diluted                                                                                               $(0.31)
    Common shares issued and
    outstanding (millions)
             Weighted average -
             basic and diluted                                                                                                104.5
Total                                                                                                                         111.5
===================================================================================================================================

                                      F-B79

====================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS                                   Recognition      Elimination  Property, plant
For the year ended December 31, 2003                                    of deferred    of effects of    and equipment
                                                                           exchange   recognition of   & amortization    Reversal of
                                                                   gains and losses equity component      differences           1991
                                                             Under   on convertible   of convertible    from applying        deficit
                                                          CDN GAAP       debentures       debentures         SFAS 121    elimination
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (a)              (a)              (b)            (c)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    Earnings (loss) for the year before dividends on
        convertible preferred shares of subsidiary
        company                                            $  10.5           $(17.8)           $(3.2)           $ 6.3           $ -
    Items not affecting cash:
       Depreciation, depletion and amortization              140.9               -                -              (6.3)            -
       Asset write-downs and non-cash charges                  9.9               -                -                -              -
       Gain on disposal of assets                            (29.5)              -                -                -              -
       Loss on redemption of debt component of
         convertible debentures                                1.1              0.9             (2.0)              -              -
       Future income and mining taxes                         (2.8)              -                -                -              -
       Deferred revenue realized                              (2.3)              -                -                -              -
       Cumulative effect of a change in accounting
         principle                                              -                -                -                -              -
       Accretion expense                                        -                -                -                -              -
       Site restoration cost accruals                          9.4               -                -                -              -
       Share in (income) loss of investee companies             -                -                -                -              -
       Interest on convertible debentures                       -                -               1.0               -              -
       Realized foreign exchange losses on convertible
         debentures                                            4.2             16.9               -                -              -
       Unrealized foreign exchange losses on
        redeemable retractable preferred shares                0.4               -                -                -              -
       Site restoration cash expenditures                    (19.3)              -                -                -              -
    Changes in non-cash operating assets and liabilities:
       Accounts receivable and other assets                   (1.5)              -                -                -              -
       Inventories                                           (11.3)              -                -                -              -
       Marketable securities                                   4.5               -                -                -              -
       Ore in stockpiles                                      (1.4)              -                -                -              -
       Accounts payable and accrued liabilities              (20.1)              -                -                -              -
       Other long-term obligations                              -                -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating activities                  92.7               -              (4.2)              -              -
------------------------------------------------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares                             187.9               -                -                -              -
       Redemption of convertible debentures                 (144.8)              -                -                -              -
       Acquisition of preferred shares of subsidiary
       company                                                (0.3)              -                -                -              -
       Reduction of debt component of convertible
       debentures                                             (4.2)              -               4.2               -              -
       Repayment of debt                                     (10.5)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from financing activities                  28.1               -               4.2               -              -
------------------------------------------------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment            (73.4)              -                -                -              -
       Business acquisitions, net of cash acquired           (81.9)              -                -                -              -
       Long-term investments and other assets                 57.2               -                -                -              -
       Proceeds from the disposal of property, plant and
       equipment                                               5.9               -                -                -              -
       Decrease in restricted cash                            37.5               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                       (54.7)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                        9.1               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                         75.2               -                -                -              -
Cash and cash equivalents, beginning of year                 170.6               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                     $ 245.8           $   -             $  -             $  -            $ -
====================================================================================================================================

                                      F-B80

====================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2003                               Gains                             Reclassi-
                                                           on marketable                           fication of
                                                              securities                    Flow    cumulative
                                                           and long-term   Effect of     through   translation          To adjust to
                                                             investments    SFAS 133      shares   adjustments          equity basis
------------------------------------------------------------------------------------------------------------------------------------
                                                                 (d)           (e)           (f)          (h)                  (i)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    Earnings (loss) for the year before dividends on
        convertible preferred shares of subsidiary
        company                                                  $ -          $(0.5)         $ -         $ -                 $   -
    Items not affecting cash:
       Depreciation, depletion and amortization                    -             -             -           -                   (1.2)
       Asset write-downs and non-cash charges                      -             -             -           -                     -
       Gain on disposal of assets                                  -             -             -           -                     -
       Loss on redemption of debt component of
       convertible debentures                                      -             -             -           -                     -
       Future income and mining taxes                              -             -             -           -                     -
       Deferred revenue realized                                   -            0.8            -           -                     -
       Cumulative effect of a change in accounting
       principle                                                   -             -             -           -                     -
       Accretion expense                                           -             -             -           -                     -
       Site restoration cost accruals                              -             -             -           -                     -
       Share in (income) loss of investee companies                -             -             -           -                   (1.1)
       Interest on convertible debentures                          -             -             -           -                     -
       Realized foreign exchange losses on convertible
       debentures                                                  -             -             -           -                     -
       Unrealized foreign exchange losses on
        redeemable retractable preferred shares                    -             -             -           -                     -
       Site restoration cash expenditures                          -             -             -           -                     -
    Changes in non-cash operating assets and liabilities:
       Accounts receivable and other assets                        -             -             -           -                     -
       Inventories                                                 -             -             -           -                     -
       Marketable securities                                       -             -             -           -                     -
       Ore in stockpiles                                           -             -             -           -                     -
       Accounts payable and accrued liabilities                    -           (1.3)           -           -                     -
       Other long-term obligations                                 -             -             -           -                     -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating activities                       -             -             -           -                   (2.3)
------------------------------------------------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares                                   -             -             -           -                     -
       Redemption of convertible debentures                        -             -             -           -                     -
       Acquisition of preferred shares of subsidiary
       company                                                     -             -             -           -                     -
       Reduction of debt component of convertible
       debentures                                                  -             -             -           -                     -
       Repayment of debt                                           -             -             -           -                     -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from financing activities                       -             -             -           -                     -
------------------------------------------------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment                  -             -             -           -                     -
       Business acquisitions, net of cash acquired                 -             -             -           -                     -
       Long-term investments and other assets                      -             -             -           -                   31.7
       Proceeds from the disposal of property, plant and
       equipment                                                   -             -             -           -                     -
       Decrease in restricted cash                                 -             -             -           -                     -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                             -             -             -           -                   31.7
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                            -             -             -           -                     -
------------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                              -             -             -           -                   29.4
Cash and cash equivalents, beginning of year                       -             -             -           -                  (29.4)
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                           $ -          $  -           $ -         $ -                 $   -
====================================================================================================================================

==================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2003                            Restatement
                                                                  to equity
                                                                account for                      Minimum
                                                              investment in       Effect of      pension            Under
                                                                   Echo Bay        SFAS 143    liability        U.S. GAAP
---------------------------------------------------------------------------------------------------------------------------
                                                                      (d)               (j)          (k)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    Earnings (loss) for the year before dividends on
        convertible preferred shares of subsidiary
        company                                                      $(1.0)          $(11.1)        $ -          $  (15.8)
    Items not affecting cash:
       Depreciation, depletion and amortization                         -               0.8           -             134.2
       Asset write-downs and non-cash charges                           -              (2.4)          -               7.5
       Gain on disposal of assets                                       -                -            -             (29.5)
       Loss on redemption of debt component of
       convertible debentures                                           -                -            -               -
       Future income and mining taxes                                   -                -            -              (2.8)
       Deferred revenue realized                                        -                -            -              (1.5)
       Cumulative effect of a change in accounting
       principle                                                        -              12.1           -              12.1
       Accretion expense                                                -               9.4           -               9.4
       Site restoration cost accruals                                   -              (9.4)          -               -
       Share in (income) loss of investee companies                    1.0               -            -              (0.1)
       Interest on convertible debentures                               -                -            -               1.0
       Realized foreign exchange losses on convertible
       debentures                                                       -                -            -              21.1
       Unrealized foreign exchange losses on
        redeemable retractable preferred shares                         -                -            -               0.4
       Site restoration cash expenditures                               -                -            -             (19.3)
    Changes in non-cash operating assets and liabilities:
       Accounts receivable and other assets                             -                -            -              (1.5)
       Inventories                                                      -                -            -             (11.3)
       Marketable securities                                            -                -            -               4.5
       Ore in stockpiles                                                -                -            -              (1.4)
       Accounts payable and accrued liabilities                         -                -            -             (21.4)
       Other long-term obligations                                      -               0.6           -               0.6
-------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating activities                            -                -                           86.2
-------------------------------------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares                                        -                -            -             187.9
       Redemption of convertible debentures                             -                -            -            (144.8)
       Acquisition of preferred shares of subsidiary
       company                                                          -                -            -              (0.3)
       Reduction of debt component of convertible
       debentures                                                       -                -            -                -
       Repayment of debt                                                -                -            -             (10.5)
-------------------------------------------------------------------------------------------------------------------------
Cash flow provided from financing activities                            -                -            -              32.3
-------------------------------------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment                       -                -            -             (73.4)
       Business acquisitions, net of cash acquired                      -                -            -             (81.9)
       Long-term investments and other assets                           -                -            -              88.9
       Proceeds from the disposal of property, plant and
       equipment                                                        -                -            -               5.9
       Decrease in restricted cash                                      -                -            -              37.5
-------------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                                  -                -            -             (23.0)
-------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                 -                -            -               9.1
-------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                   -                -            -             104.6
Cash and cash equivalents, beginning of year                            -                -            -             141.2
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                               $  -            $   -          $ -          $  245.8
=========================================================================================================================

                                      F-B81

====================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS                                   Recognition      Elimination  Property, plant
For the year ended December 31, 2002                                    of deferred    of effects of    and equipment
                                                                           exchange   recognition of   & amortization
                                                                   gains and losses equity component      differences    Reversal of
                                                             Under   on convertible   of convertible    from applying   1991 deficit
                                                          CDN GAAP       debentures       debentures         SFAS 121    elimination
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (a)              (a)              (b)            (c)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    (Loss) earnings for the year before dividends on
        convertible preferred shares of subsidiary
        company                                            $ (29.4)           $(0.3)           $(4.5)           $ 8.1           $ -
    Items not affecting cash:
       Depreciation, depletion and amortization               85.3               -                -              (8.1)            -
       Asset write-downs and non-cash charges                  7.9               -                -                -              -
       Gain on disposal of assets                             (2.7)              -                -                -              -
       Future income and mining taxes                           -                -                -                -              -
       Deferred revenue realized                              (5.1)              -                -                -              -
       Site restoration cost accruals                          3.0               -                -                -              -
       Share in loss of investee companies                     0.6               -                -                -              -
       Interest on convertible debentures                       -                -              (0.6)              -              -
       Unrealized foreign exchange losses on
        convertible debentures                                 0.9              0.3               -                -              -
       Site restoration cash expenditures                     (9.8)              -                -                -              -
    Changes in non-cash operating assets and liabilities:
       Accounts receivable                                    (1.6)              -                -                -              -
       Inventories                                             2.4               -                -                -              -
       Marketable securities                                   2.8               -                -                -              -
       Ore in stockpiles                                      (0.4)              -                -                -              -
       Accounts payable and accrued liabilities                5.6               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating activities                  59.5               -              (5.1)              -              -
------------------------------------------------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares and common share
         purchase warrants                                   112.8               -                -                -              -
       Acquisition of preferred shares of subsidiary
         company                                             (11.4)              -                -                -              -
       Reduction of debt component of convertible
         debentures                                           (5.1)              -               5.1               -              -
       Repayment of debt                                     (28.5)              -                -                -              -
       Dividends on convertible preferred shares
         of subsidiary company                                  -                -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from financing activities                  67.8               -               5.1               -              -
------------------------------------------------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment            (22.6)              -                -                -              -
       Business acquisitions, net of cash acquired            (0.1)              -                -                -              -
       Long-term investments and other assets                  1.8               -                -                -              -
       Proceeds from the disposal of property, plant and
         equipment                                             1.3               -                -                -              -
       (Increase) decrease in restricted cash                (21.1)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                       (40.7)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                        3.0               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                         89.6               -                -                -              -
Cash and cash equivalents, beginning of year                  81.0               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                     $ 170.6           $   -             $  -             $  -            $ -
====================================================================================================================================

                                      F-B82

====================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2002                                  Gains                             Reclassi-
                                                              on marketable                           fication of
                                                                 securities                   Flow     cumulative
                                                              and long-term   Effect of     through   translation   To adjust to
                                                                investments    SFAS 133      shares   adjustments   equity basis
------------------------------------------------------------------------------------------------------------------------------------
                                                                        (d)         (e)         (f)           (h)            (i)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    (Loss) earnings for the year before dividends on
        convertible preferred shares of subsidiary
        company                                                  $ 42.5       $ 2.0          $ 1.1         $ -            $   -
    Items not affecting cash:
       Depreciation, depletion and amortization                     -           -              -             -             (17.4)
       Asset write-downs and non-cash charges                       -           -              -             -                -
       Gain on disposal of assets                                 (42.5)        -              -             -                -
       Future income and mining taxes                               -           -              -             -                -
       Deferred revenue realized                                    -          (2.0)           -             -                -
       Site restoration cost accruals                               -           -              -             -              (0.7)
       Share in loss of investee companies                          -           -              -             -             (13.5)
       Interest on convertible debentures                           -           -              -             -                -
       Unrealized foreign exchange losses on
         convertible debentures                                     -           -              -             -                -
       Site restoration cash expenditures                           -           -              -             -                -
    Changes in non-cash operating assets and liabilities:
       Accounts receivable                                          -           -              -             -               3.8
       Inventories                                                  -           -              -             -              (1.4)
       Marketable securities                                        -           -              -             -                -
       Ore in stockpiles                                            -           -              -             -                -
       Accounts payable and accrued liabilities                     -           -             (1.1)          -               4.6
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating activities                        -           -              -             -             (24.6)
------------------------------------------------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares and common share
         purchase warrants                                          -           -              -             -                -
       Acquisition of preferred shares of subsidiary
         company                                                    -           -              -             -                -
       Reduction of debt component of convertible
         debentures                                                 -           -              -             -                -
       Repayment of debt                                            -           -              -             -               1.8
       Dividends on convertible preferred shares
        of subsidiary company                                       -           -              -             -                -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from financing activities                        -           -              -             -               1.8
------------------------------------------------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment                   -           -              -             -               0.3
       Business acquisitions, net of cash acquired                  -           -              -             -                -
       Long-term investments and other assets                       -           -              -             -              (1.4)
       Proceeds from the disposal of property, plant and
         equipment                                                  -           -              -             -                -
       Increase (decrease) in restricted cash                       -           -              4.6           -                -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                              -           -              4.6           -              (1.1)
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                             -           -              -             -                -
------------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                               -           -              4.6           -             (23.9)
Cash and cash equivalents, beginning of year                        -           -             (4.6)          -              (5.5)
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                           $  -         $ -            $ -           $ -            $(29.4)
====================================================================================================================================

==============================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2002                           Restatement
                                                                 to equity
                                                               account for
                                                             investment in               Under
                                                                  Echo Bay           U.S. GAAP
----------------------------------------------------------------------------------------------
                                                                       (d)   (restated-note d)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    (Loss) earnings for the year before dividends on
        convertible preferred shares of subsidiary
        company                                                      $(0.7)  $            18.8
    Items not affecting cash:
       Depreciation, depletion and amortization                         -                 59.8
       Asset write-downs and non-cash charges                           -                  7.9
       Gain on disposal of assets                                       -                (45.2)
       Future income and mining taxes                                   -                   -
       Deferred revenue realized                                        -                 (7.1)
       Site restoration cost accruals                                   -                  2.3
       Share in loss of investee companies                            0.7                (12.2)
       Interest on convertible debentures                               -                 (0.6)
       Unrealized foreign exchange losses on
        convertible debentures                                          -                  1.2
       Site restoration cash expenditures                               -                 (9.8)
    Changes in non-cash operating assets and liabilities:
       Accounts receivable                                              -                  2.2
       Inventories                                                      -                  1.0
       Marketable securities                                            -                  2.8
       Ore in stockpiles                                                -                 (0.4)
       Accounts payable and accrued liabilities                         -                  9.1
----------------------------------------------------------------------------------------------
Cash flow provided from operating activities                            -                 29.8
----------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares and common share
         purchase warrants                                              -                112.8
       Acquisition of preferred shares of subsidiary
         company                                                        -                (11.4)
       Reduction of debt component of convertible
         debentures                                                     -                   -
       Repayment of debt                                                -                (26.7)
       Dividends on convertible preferred shares
         of subsidiary company                                          -                   -
----------------------------------------------------------------------------------------------
Cash flow provided from financing activities                            -                 74.7
----------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment                       -                (22.3)
       Business acquisitions, net of cash acquired                      -                 (0.1)
       Long-term investments and other assets                           -                  0.4
       Proceeds from the disposal of property, plant and
         equipment                                                      -                  1.3
       Increase (decrease) in restricted cash                           -                (16.5)
----------------------------------------------------------------------------------------------
Cash flow used in investing activities                                  -                (37.2)
----------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                 -                  3.0
----------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                   -                 70.3
Cash and cash equivalents, beginning of year                            -                 70.9
----------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                               $  -             $  141.2
==============================================================================================

                                      F-B83

====================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS                                   Recognition      Elimination  Property, plant
For the year ended December 31, 2001                                    of deferred    of effects of    and equipment
                                                                           exchange   recognition of   & amortization
                                                                   gains and losses equity component      differences    Reversal of
                                                             Under   on convertible   of convertible    from applying   1991 deficit
                                                          CDN GAAP       debentures       debentures         SFAS 121    elimination
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (a)              (a)              (b)            (c)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    Loss for the year before dividends on
        convertible preferred shares of subsidiary
        company                                            $ (31.2)           $ 5.9           $(4.1)           $  6.1           $ -
    Items not affecting cash:
       Depreciation, depletion and amortization               85.8               -                -              (6.1)            -
       Asset write-downs and non-cash charges                 14.6               -                -                -              -
       Gain on disposal of assets                             (1.2)              -                -                -              -
       Future income and mining taxes                           -                -                -                -              -
       Deferred revenue realized                             (17.7)              -                -                -              -
       Site restoration cost accruals                          1.9               -                -                -              -
       Share in loss of investee companies                     2.2               -                -                -              -
       Interest on convertible debentures                       -                -              (1.3)              -              -
       Unrealized foreign exchange gains on
        convertible debentures                                (0.6)            (5.9)              -                -              -
       Proceeds on restructuring of gold forward
        sales contracts                                       21.6
       Site restoration cash expenditures                     (7.1)              -                -                -              -
    Changes in non-cash operating assets and liabilities:
       Accounts receivable                                     5.1               -                -                -              -
       Inventories                                             9.6               -                -                -              -
       Marketable securities                                    -                -                -                -              -
       Accounts payable and accrued liabilities               (8.0)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating activities                  75.0               -              (5.4)              -              -
------------------------------------------------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares                               5.4               -                -                -              -
       Reduction of debt component of convertible
         debentures                                           (5.4)              -               5.4               -              -
       Repayment of debt                                     (46.5)              -                -                -              -
       Dividends on convertible preferred shares
         of subsidiary company                                  -                -                -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow used in financing activities                       (46.5)              -               5.4               -              -
------------------------------------------------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment            (30.4)              -                -                -              -
       Business acquisitions, net of cash acquired            (1.2)              -                -                -              -
       Long-term investments and other assets                  2.1               -                -                -              -
       Proceeds from the sale of property, plant and
         equipment                                             1.8               -                -                -              -
       Decrease (increase) in restricted cash                  2.9               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                       (24.8)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                       (0.5)              -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents               3.2               -                -                -              -
Cash and cash equivalents, beginning of year                  77.8               -                -                -              -
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                     $  81.0           $   -             $  -             $  -            $ -
====================================================================================================================================


                                      F-B84

==================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2001                                 Gains                             Reclassi-
                                                             on marketable                           fication of
                                                                securities                   Flow     cumulative
                                                             and long-term   Effect of     through   translation   To adjust to
                                                               investments    SFAS 133      shares   adjustments   equity basis
----------------------------------------------------------------------------------------------------------------------------------
                                                                   (d)         (e)           (f)            (h)              (i)
Net inflow (outflow) of cash related to the following
activities:
    Operating:
    Loss for the year before dividends on
        convertible preferred shares of subsidiary
        company                                                  $  -        $(3.9)          $ -          $  -            $  -
    Items not affecting cash:
       Depreciation, depletion and amortization                     -           -              -             -             (20.5)
       Asset write-downs and non-cash charges                       -           -              -             -               -
       Gain on disposal of assets                                   -           -              -             -               -
       Future income and mining taxes                               -           -              -             -               -
       Deferred revenue realized                                    -          3.9             -             -               -
       Site restoration cost accruals                               -           -              -             -              (0.4)
       Share in loss of investee companies                          -           -              -             -               0.8
       Interest on convertible debentures                           -           -              -             -               -
       Unrealized foreign exchange gains on
        convertible debentures                                      -           -              -             -               -
       Proceeds on restructuring of gold forward
        sales contracts                                             -           -              -             -               -
       Site restoration cash expenditures                           -           -              -             -               -
    Changes in non-cash operating assets and liabilities:
       Accounts receivable                                          -           -              -             -              (4.4)
       Inventories                                                  -           -              -             -              (4.7)
       Marketable securities                                        -           -              -             -               -
       Accounts payable and accrued liabilities                     -           -              -             -               1.7
--------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating activities                        -           -              -             -             (27.5)
--------------------------------------------------------------------------------------------------------------------------------
    Financing:
       Issuance of common shares                                    -           -              -             -               -
       Reduction of debt component of convertible
         debentures                                                 -           -              -             -               -
       Repayment of debt                                            -           -              -             -              34.6
       Dividends on convertible preferred shares
         of subsidiary company                                      -           -              -             -               -
--------------------------------------------------------------------------------------------------------------------------------
Cash flow used in financing activities                              -           -              -             -              34.6
--------------------------------------------------------------------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment                   -           -              -             -               0.4
       Business acquisitions, net of cash acquired                  -           -              -             -               -
       Long-term investments and other assets                       -           -              -             -               4.3
       Proceeds from the sale of property, plant and
         equipment                                                  -           -              -             -               -
       Decrease (increase) in restricted cash                       -           -             (3.2)          -               -
--------------------------------------------------------------------------------------------------------------------------------
Cash flow used in investing activities                              -           -             (3.2)          -               4.7
--------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                             -           -              -             -               -
--------------------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                               -           -             (3.2)          -              11.8
Cash and cash equivalents, beginning of year                        -           -             (1.4)          -             (17.3)
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                           $  -         $ -            $(4.6)       $  -            $ (5.5)
================================================================================================================================

=====================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2001


                                                                Under
                                                            U.S. GAAP
---------------------------------------------------------------------

Net inflow (outflow) of cash related to the following
activities:
    Operating:
    Loss for the year before dividends on
        convertible preferred shares of subsidiary
        company                                                $(27.2)
    Items not affecting cash:
       Depreciation, depletion and amortization                  59.2
       Asset write-downs and non-cash charges                    14.6
       Gain on disposal of assets                                (1.2)
       Future income and mining taxes                              -
       Deferred revenue realized                                (13.8)
       Site restoration cost accruals                             1.5
       Share in loss of investee companies                        3.0
       Interest on convertible debentures                        (1.3)
       Unrealized foreign exchange losses on
        convertible debentures                                   (6.5)
       Proceeds on restructuring of gold forward
        sales contracts                                          21.6
       Site restoration cash expenditures                        (7.1)
    Changes in non-cash operating assets and liabilities:
       Accounts receivable                                        0.7
       Inventories                                                4.9
       Marketable securities                                       -
       Accounts payable and accrued liabilities                  (6.3)
---------------------------------------------------------------------
Cash flow provided from operating activities                     42.1
---------------------------------------------------------------------
    Financing:
       Issuance of common shares                                  5.4
       Reduction of debt component of convertible
         debentures                                                -
       Repayment of debt                                        (11.9)
       Dividends on convertible preferred shares
         of subsidiary company                                     -
---------------------------------------------------------------------
Cash flow used in financing activities                           (6.5)
---------------------------------------------------------------------
    Investing:
       Additions to property, plant and equipment               (30.0)
       Business acquisitions, net of cash acquired               (1.2)
       Long-term investments and other assets                     6.4
       Proceeds from the disposal of property, plant and
         equipment                                                1.8
       Decrease in restricted cash                               (0.3)
---------------------------------------------------------------------
Cash flow used in investing activities                          (23.3)
---------------------------------------------------------------------
Effect of exchange rate changes on cash                          (0.5)
---------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                 11.8
Cash and cash equivalents, beginning of year                     59.1
---------------------------------------------------------------------
Cash and cash equivalents, end of year                         $ 70.9
=====================================================================


                                      F-B85

Consolidated statements of cash flows presented in accordance with U.S. GAAP would require the following changes from the consolidated statements of cash flows prepared in accordance with CDN GAAP:

1. Within cash flows provided from operating activities, the determination should begin with "net earnings (loss)", instead of the "earnings (loss) for the year before dividends on convertible preferred shares of subsidiary company".

2. Under U.S. GAAP, the reduction of the debt component of convertible debentures is treated as interest expense and as a cash flow from operating activities. Under CDN GAAP, the interest expense is classified as a financing activity.

Consolidated Statements of Comprehensive Income (Loss): The Company's statements of comprehensive income (loss) under U.S. GAAP are as follows:

--------------------------------------------------------------------------------------------------------------------
Year ended December 31                                                          2003      2002        2001
--------------------------------------------------------------------------------------------------------------------
                                                                                       (restated)
    Net (loss) earnings for the period under U.S. GAAP                        $(16.6)    $ 17.3      $(32.3)
    Change in currency translation adjustments                                  21.4        5.2        (5.6)
    Change in unrealized gains on marketable securities
       and long-term investments(d)                                             (6.4)       8.7         4.5
    SFAS No. 133(e)                                                             (4.4)     (23.6)        8.9
    Change in minimum pension liability(k)                                      (3.1)        -           -
                                                                              ------------------------------
    Comprehensive (loss) earnings under U.S. GAAP                             $ (9.1)    $  7.6      $(24.5)
                                                                              ==============================

(a) Under CDN GAAP, the convertible debentures, described in Note 13 were accounted for in accordance with their substance and, as such, were presented in the financial statements in their liability and equity component parts. The Company redeemed these convertible debentures on September 29, 2003. Under U.S. GAAP, the entire principal amount of the convertible debentures plus accrued interest of $146.8 million immediately prior to the redemption and $123.8 million at December 31, 2002, was treated as debt with interest expense based on the coupon rate of 5.5%.

     In addition, under CDN GAAP, realized and unrealized foreign exchange gains and losses on the debt component of the debentures were recognized in income. For U.S. GAAP, in addition to including these gains and losses in income, realized and unrealized exchange gains and losses related to the portion of the convertible debentures included in equity under CDN GAAP were also included in income. There was no gain or loss on the redemption of the convertible debentures for U.S. GAAP.

(b) Cumulatively, as a result of applying SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and following the adoption of SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", property, plant and equipment is reduced and the deficit increased by $60.5 million. This difference arose from the requirement to discount future cash flows from impaired property, plant and equipment under U.S. GAAP and from using proven and probable reserves only. At the time of the impairment, future cash flows from impaired property, plant and equipment were not discounted under CDN GAAP. Under U.S. GAAP, depreciation, depletion and amortization, in periods subsequent to the impairment, would be reduced by $6.3 million, $8.1 million and $6.1 million during the years ended December 31, 2003, 2002 and 2001, respectively, to reflect the above. Cumulatively, as a result of these reductions in depreciation, depletion and amortization, property, plant and equipment is increased and the deficit decreased by $32.3 million and $26.0 million as at December 31, 2003 and 2002, respectively.

(c) CDN GAAP allows for the elimination of operating deficits by the reduction of stated capital attributable to common shares with a corresponding offset to the accumulated deficit. For CDN GAAP, the Company eliminated operating deficits of $761.4 million and $5.3 million in 2003 and 1991, respectively. These reclassifications are not permitted by U.S. GAAP and would require in each subsequent year a cumulative increase in share capital and a cumulative increase in deficit of $766.7 million.

(d) Under CDN GAAP, unrealized gains and losses on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains on long-term investments that are classified as securities available for sale of $6.9 million and $13.5 million at December 31, 2003 and December 31, 2002, respectively, and marketable securities of $0.3 million and $0.1 million at December 31, 2003 and December 31, 2002, respectively are included as a component of comprehensive income (loss).


                                      F-B86

     Furthermore, U.S. GAAP requires that the transaction on April 3, 2002, whereby the Company exchanged its investment in debt securities of Echo Bay for 57.1 million common shares of Echo Bay, be recorded at fair value with the resulting gain included in earnings. Fair value of the Echo Bay common shares received, under U.S. GAAP, was $49.1 million, representing 57.1 million common shares at $0.86 each, being the closing market price of such shares on April 3, 2002. Fair value is not discounted for liquidity concerns or other valuation considerations. The resulting gain of $42.5 million, after deducting the $6.6 million carrying value of the debt securities exchanged, increased the carrying value of this investment and was included in earnings for the year ended December 31, 2002. Under CDN GAAP, the cost of the Echo Bay common shares acquired on the exchange was recorded at the values of the securities given up. Since the fair value of the capital securities given up approximated their carrying value, no gain was recorded under CDN GAAP.

     Subsequent to the exchange of debt securities, the Company accounted for its share investment in Echo Bay as an available for sale security under U.S. GAAP. At January 31, 2003, when the Company acquired the remaining outstanding common shares of Echo Bay, the Company retroactively restated its 2002 consolidated financial statements, prepared in accordance with U.S. GAAP, to account for its share investment in Echo Bay on an equity basis. As a result, the Company reversed an unrealized gain of $21.8 million previously included in other comprehensive income, increased its deficit by $0.7 million to reflect its share of equity losses for the period ended December 31, 2002 and correspondingly reduced the carrying value of its investment. In addition, the Company decreased long-term investments and recorded a share of loss in investee company of $1.0 million for the one month ended January 31, 2003 and increased long-term investments and recorded a share of income in investee company of $0.7 million during the year ended December 31, 2002.

     For U.S. GAAP purposes, as a result of the business combination on January 31, 2003, the Company recognized an additional $40.8 million of goodwill representing the difference in carrying value of its share investment in Echo Bay between CDN and U.S. GAAP.

(e) Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net earnings (loss) when the original hedged transaction is recorded.

     On January 1, 2001, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation.

     For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred. The application of SFAS 133 results in a cumulative decrease in deferred revenue of $2.2 million and $4.5 million, a cumulative increase in accounts payable and accrued liabilities of $22.7 million and $21.1 million, a cumulative increase in deficit of $1.4 million and $1.9 million, and a cumulative decrease in other comprehensive income of $19.1 million and $14.7 million at December 31, 2003 and December 31, 2002, respectively. Additionally, as a result of applying SFAS 133, there would be an increase in the CDN GAAP net earnings of $0.5 million and a decrease in the CDN GAAP net loss of $2.0 million for the years ended December 31, 2003 and 2002 respectively. On adoption of SFAS 133, the Company did not complete the required documentation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives are carried at fair value with the changes in fair value recorded as an adjustment to net earnings (loss). The SFAS requirements for foreign exchange forward contracts were accounted for as cash flow hedges from January 1, 2001. Realized and unrealized derivatives gains and losses included in other comprehensive income ("OCI") on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange gain
     (loss) for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. During the year ended December 31, 2003, $9.3 million of derivative losses were reclassified out of other comprehensive income (year ended December 31, 2002, $16.3 million of comprehensive gain). The Company estimates that $15.3 million of net derivatives losses included in other comprehensive income will be reclassified into earnings within the next twelve months.


                                      F-B87

     Beginning January 2002, the Company met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings. There was no ineffectiveness recorded during 2003, 2002 or 2001.

(f) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company accounted for the issue of flow-through shares using the deferral method in accordance with CDN GAAP. At the time of issue the funds received were recorded as share capital. Qualifying expenditure did not begin to be incurred until 2002. For U.S. GAAP, the premium paid in excess of the market value of $1.1 million was credited to other liabilities and included in income as the qualifying expenditures were made. All of the qualifying expenditures were made in 2002. $1.1 million was included in interest and other income for the year ended December 31, 2002.

(g) The terms "proven and probable reserves", "exploration", "development", and "production" have the same meaning under both U.S. and CDN GAAP. Exploration costs incurred are expensed at the same point in time based on the same criteria under both U.S. and CDN GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and CDN GAAP.

(h) Under CDN GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulated in a separate component of shareholders' equity, described as cumulative translation adjustments on the consolidated balance sheet. Under U.S. GAAP, the unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders equity but rather as an adjustment to accumulated other comprehensive income. As indicated in Note 1, the Company changed its accounting policy with respect to the translation of foreign currencies during the year. As such, the $2.0 million accumulated translation loss in other comprehensive income, will only become realized in earnings upon the substantial disposition, liquidation or closure of the mining property or investment that gave rise to such amounts.

(i) Under CDN GAAP, Kinross proportionately consolidates its interests in the following incorporated joint ventures: RPM (Paracatu), MDO (La Coipa), MSG (Crixas ) and CMM (Refugio). In addition, the Company proportionately consolidates its interests in the following unincorporated joint ventures:
     Round Mountain, Porcupine Joint Venture, Musselwhite and New Britannia. Prior to March 1, 2003, the investment in Omolon was also proportionately consolidated under CDN GAAP. Effective March 1, 2003, following the Company's increase in share ownership to 98.1%, as described in note 2(b), Omolon is fully consolidated under both CDN and U.S. GAAP.

     These investments are accounted for using the equity method under U.S. GAAP. The Company relies on an accommodation provided for in Item 17(c)
     (2)(vii) of SEC Form 20-F, which permits a company using the equity method for U.S. GAAP to omit the differences arising from the use of proportionate consolidation under CDN GAAP. Each of the joint ventures listed, except Omolon prior to March 1, 2003, qualifies for this accommodation on the basis that it is an operating entity, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in the entity.

     With respect to Omolon, the Company concluded that it did not meet the criteria outlined for the accommodation. Therefore, the financial information of Omolon has been disclosed using the equity method for U.S. GAAP purposes for comparative periods prior to March 1, 2003. Under the equity method, an investment in common shares is generally shown in the balance sheet of an investor as a single amount as "Investment in investee company". Likewise, an investor's share of earnings or losses from its investment is ordinarily shown in its statement of operations as a single amount as "Share of income (loss) of investee company".

(j) On January 1, 2003, the Company adopted SFAS 143, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. For the purposes of applying SFAS 143, asset retirement obligations are based principally on legal and regulatory requirements associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. When the liability is initially


                                      F-B88
     recorded, a corresponding increase to the carrying amount of the related asset is recorded and then depreciated over the useful life of the asset. Over time, the liability is increased to reflect an interest element (accretion) considered in its initial measurement at fair value. This differs from the prior practice in which Kinross accrued for the estimated site restoration and closure obligations over the producing life of the mine with an annual charge to earnings. Under SFAS 143, accretion is charged against earnings during the life of the mine and afterwards until all obligations have been settled.

     The Company is not required to re-measure the obligation at fair value each period, but is required to evaluate the cash flow estimates at the end of each reporting period to determine whether the estimates continue to be appropriate. Upon settlement of the liability, the Company will record a gain or loss if the actual cost incurred is different than the liability recorded. The cumulative effect of adopting SFAS 143 was to increase property, plant and equipment by $1.6 million, increase long-term equity accounted investments by $0.3 million, increase site restoration cost accruals by $14.0 million and to record a one-time charge of $12.1 million ($0.04 per share) to earnings in the year ended December 31, 2003. Following the adoption of SFAS 143, the total amount of recognized liabilities for asset retirement obligations was $66.9 million. If the change had occurred on January 1, 2002, the cumulative effect would have resulted in no change to property, plant and equipment, an increase of $0.3 million in long-term equity accounted investments, an increase in site restoration cost accruals of $22.5 million and a one-time charge of $22.2 million ($0.18 per share) to earnings in the year ended December 31, 2002. The total amount of recognized liabilities would have been $74.7 million at December 31, 2001. For the year ended December 31, 2003, the effect on earnings in addition to the cumulative effect of adopting SFAS 143 was a decrease in net loss of $1.0 million ($nil per share). For the year ended December 31, 2002, the effect of adopting SFAS 143 in addition to the cumulative effect, would have been a decrease in net income of $0.1 million ($nil per share), an increase in property, plant and equipment of $1.7 million and a reduction in long-term investments of $0.1 million.

     The following is a reconciliation of the liability for asset retirement obligations:

     ===========================================================================
                                                        (unaudited, in millions)
     ---------------------------------------------------------------------------
     Balance as at December 31, 2002                           $ 52.9
     Impact of adoption of SFAS 143                              14.0
     Additions to liabilities(1)                                 68.5
     Liabilities settled                                        (22.4)
     Accretion expense                                            9.4
     Foreign exchange                                             3.4
     Revisions                                                    5.0
     ---------------------------------------------------------------------------
     Balance as at December 31, 2003                           $130.8
     ===========================================================================

     (1) Properties acquired from Echo Bay and TVX of $45.5 million and $17.5 million, respectively, and $5.5 million relating to the Kubaka Mine as a result of changing accounting for the investment in Omolon from the equity method to full consolidation.

(k) Under U.S. GAAP, if the accumulated pension plan benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. CDN GAAP does not require the Company to record a minimum liability and does not have the concept of Other Comprehensive Income. During the year, the Company recorded a minimum pension liability of $3.1 million (2002 - $nil) with a corresponding decrease in Other Comprehensive Income. None of the additional liability relates to unrecognized prior service cost.

=========================================================================================================================
                                                                           Plans where assets                 Plans where
                                                                          exceed accumulated         accumulated benefits
                                                                                     benefits               exceed assets
-------------------------------------------------------------------------------------------------------------------------
Amounts recognized on the consolidated                                 December      December      December      December
balance sheets consist of:                                             31, 2003      31, 2002      31, 2003      31, 2002
-------------------------------------------------------------------------------------------------------------------------
Accrued pension asset (liability)                                        $(0.3)       $ 0.4          $ 1.3         $ -
Additional minimum pension obligation                                      -            -             (3.1)          -
Accumulated other comprehensive income                                     -            -              3.1           -
-------------------------------------------------------------------------------------------------------------------------
Net amount recognized on consolidated balance sheets                     $(0.3)       $ 0.4          $ 1.3         $ -
=========================================================================================================================


                                      F-B89

Stock-based compensation

The Company follows Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and its related interpretations in accounting for stock options. Accordingly, because stock option exercise prices equal the market value on the date of the grant, no compensation cost has been recognized at the grant date of the stock options. Had compensation expense for the stock option plans been determined based upon fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to SFAS No. 123" ("SFAS 148"), the Company's pro forma net (loss) earnings and (loss) earnings per share would be as follows:

=========================================================================================================================
                                                                                       Year ended December 31
-------------------------------------------------------------------------------------------------------------------------
U.S. GAAP                                                                      2003             2002             2001
-------------------------------------------------------------------------------------------------------------------------
Net (loss) earnings applicable to common shares                                              (restated)
     As reported                                                             $(16.6)           $ 17.3           $(32.3)
     Add stock compensation cost                                               (1.1)             (2.0)            (1.1)
                                                                             --------------------------------------------
     Pro forma                                                               $(17.7)           $ 15.3           $(33.4)
                                                                             ============================================
(Loss) earnings per share, basic and diluted (dollars)
     As reported (1)                                                         $(0.05)           $  0.14          $ (0.31)
     Pro forma (1)                                                           $(0.06)           $  0.13          $ (0.32)
-------------------------------------------------------------------------------------------------------------------------

     (1) Reflects the effects of a three for one share consolidation approved January 2003 as described in Note 16.

Other requirements of SFAS 148 are disclosed in Note 16 as prescribed under CICA Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments" ("CICA 3870"), which is consistent with the U.S. pronouncement. In addition, for fiscal years beginning on or after January 1, 2004, CICA 3870 requires fair value accounting for stock options. Adoption is retroactive, covering all stock options granted on or after January 1, 2002. The Company has the option to restate prior periods to include the expense for awards that was included in the pro forma note disclosure of prior periods or to make an adjustment to the opening balance of retained earnings of the current period to reflect the cumulative effect of the change on prior periods.

Other Recent Accounting Pronouncements

Consolidation of Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 requires that the assets, liabilities and results of variable interest entities be consolidated into the financial statements of the entity that has the controlling financial interest. FIN 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. In December 2003, the FASB issued FIN 46(R), amending the guidance in FIN 46 as well as the transition guidance. As a Foreign Private Issuer and based on its interpretation of the revised transition guidance, the Company will be required to adopt the guidance in FIN 46(R) for the first reporting period that ends after March 15, 2004. The Company is in the process of assessing the impact of the amended standard on the consolidated financial statements.

In June 2003, the CICA issued a similar pronouncement, Accounting Guideline No. 15, "Consolidation of Variable Interest Entities" ("AcG-15"). AcG-15 is effective for reporting periods beginning on or after November 1, 2004. Kinross is currently evaluating the potential impact of AcG-15.

Hedging Relationships

In 2002, the Accounting Standards Board of the CICA issued Accounting Guideline No. 13 "Hedging Relationships" ("AcG-13). AcG-13 increases the documentation, designation and effectiveness criteria to achieve hedge accounting. The guideline requires the discontinuance of hedge accounting for hedging relationships established that do not meet the conditions at the date AcG-13 is first applied. It does not change the method of accounting for derivatives in hedging relationships, but requires fair value accounting for derivatives that do not qualify for hedge accounting. The new guideline is applicable for fiscal years commencing on or after July 1, 2003. The Company does not believe that the adoption of AcG-13 will have an impact on its results of operations and financial position.


                                      F-B90

Impairment of Long-lived Assets

In 2002, the CICA Handbook Section 3063 - "Impairment of long-lived Assets" ("CICA 3063") was amended to harmonize with SFAS 144. CICA 3063 applies to long-lived assets held for use and is effective on a prospective basis, for fiscal years beginning on or after April 1, 2003. Early adoption is encouraged. This standard requires that an impairment loss be recognized when the carrying amount of an asset held for use exceeds the sum of undiscounted cash flows. The impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the asset. The Company does not believe that the adoption of CICA 3063 will have an impact on its results of operations and financial position.

Asset Retirement Obligations

In 2003, the CICA issued Handbook Section 3110 - "Asset Retirement Obligations" ("CICA 3110"), which is consistent with SFAS 143, "Accounting for Asset Retirement Obligations." The standard provides for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. It addresses obligations required to be settled as a result of an existing law, regulation or contract related to asset retirements. The new standard is applicable for fiscal years beginning January 1, 2004. Upon adoption, CICA 3110 will require retroactive restatement of all comparative periods. The Company is currently evaluating the impact this standard may have on its results of operations and financial position.

Other

In July 2003, the CICA issued Handbook Section 1100 "Generally Accepted Accounting Principles" ("CICA 1100") and Handbook Section 1400 "General Standards of Financial Statement Presentation" ("CICA 1400"). CICA 1100 describes what constitutes CDN GAAP and its sources. CICA 1400 clarifies what constitutes fair presentation in accordance with generally accepted accounting principles. Both sections are effective for fiscal years beginning on or after October 1, 2003. The Company is currently evaluating the potential impact these standards may have on its results of operations, financial position and note disclosures.

The Emerging Issues Task Force ("EITF") of FASB has as part of its agenda, a review of a broad range of accounting policies related to the mining industry. The outcome of this review may result in changes to U.S. GAAP as applied to these consolidated financial statements. In addition, as a result of an ongoing harmonization process with U.S. GAAP, the outcome may also result in changes to CDN GAAP.

Consistent with common industry practice, Kinross has historically classified mineral lease rights in the same manner as property, plant and equipment on its balance sheet. However, in accordance with SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and Intangible Assets", the Company has accounted for mineral lease rights as intangible assets and recorded them as "Mineral Interests" on the balance sheet, separate and apart from property, plant and equipment. At its March 2004 meeting, the EITF is expected to discuss Issue 03-0, "Whether Mineral Lease Rights are Tangible or Intangible Assets". Depending on the EITF's resolution of this issue, the Company may be required to change the classification of its mineral lease rights. Notwithstanding a decision by the EITF, the classification of mineral lease rights as tangible assets under U.S. GAAP will require the approval of the FASB and amendments to SFAS 141 and SFAS 142 in order to effect such change.

23. Commitments and contingencies

General

The Company follows Section 3290 of the CICA handbook in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to the issuance of the financial statements indicates that it is likely that a future event will confirm that an asset has been impaired or a liability incurred at the date of the financial statements and the amount of the loss can be reasonably estimated.


                                      F-B91

Environmental and Site Restoration Costs

The Company's mining, processing and exploration activities are subject to various federal, state and provincial laws and regulations regarding the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made and expects to make, in the future, expenditures to comply with such laws and regulations. Estimated future site restoration costs are based principally on legal and regulatory requirements. As at December 31, 2003 and 2002, $119.7 million and $57.0 million, respectively, were accrued for site restoration costs relating to currently or past producing properties.

In addition, the Company is currently involved in two matters concerning environmental matters on sites that have been sold. Details about these sites are discussed below:

Candelaria Mine sale

On October 1, 2001 the Company sold 100% of its investment in Kinross Candelaria Mining Company to Silver Standard Resources Inc. ("Silver Standard"). As part of the sales agreement the Company agreed to maintain the financial assurance provided to the Bureau of Land Management ("BLM"). The financial assurance is in the form of a letter of credit for $1.7 million. Silver Standard has agreed to reimburse the Company for the costs of the financial assurance and will provide an alternative form of financial assurance acceptable to the BLM on or before April 15, 2004, which will allow the BLM to release the Company from its financial assurance. The Company expects to be released from this obligation in 2004.

Sleeper Mine sale

On December 31, 2003, the Company sold its remaining 50% ownership interest in Sleeper Mining Company LLC to a subsidiary of X-Cal Resources Ltd. ("X-Cal"). As part of the sales agreement, the Company agreed to maintain the financial assurances provided to the BLM. The financial assurances are in the form of two letters of credit totalling $8.0 million. In addition, pursuant to the sales agreement X-Cal escrowed $8.0 million of its own cash until an alternative form of financial assurance is provided and accepted by the BLM or July 8, 2004. The Company has agreed to allow X-Cal to utilize $5.2 million of the escrowed cash as security for an alternative form of financial assurance acceptable to the BLM. If by July 8, 2004, X-Cal has not provided the alternative form of financial assurance acceptable to the BLM, X-Cal has arranged for an insurer to post a surety bond, which would effectively put the Company in the position of having its obligation collateralized. The Company has the right to utilize the escrowed funds to pay for the costs of its letter of credit. Kinross expects to be released from this obligation in 2004.

Export prepayment contracts

A Brazilian Central Bank program enables exporters to borrow US dollars and commit to conduct export activities. The borrowed amounts are then reinvested locally at rates in excess of those on the loans. These contracts are referred to as export prepayment contracts.

The Company's Paracatu joint venture participates in this program and entered into contracts during 2000 and 2001, which were immediately assigned to a Brazilian bank. The joint venture receives a premium instead of the higher interest rate earned by the bank. The lenders of the funds agreed to the assignment of the borrowed amounts to the local bank. There is no obligation by the Company to repay any of the borrowed amounts.

The Company has $1.1 million of unearned premium related to these export prepayment contracts at December 31, 2003. The Company will earn this premium as it exports gold. As at December 31, 2003, the Company is committed to export $50.4 million of gold (2004 - $25.9 million, 2005 - $24.5 million).


                                      F-B92

Other legal matters

Derivative action

In October 1996, a shareholder derivative action was filed in the Court of Chancery of Delaware on behalf of a Kinam Gold Inc. ("Kinam") formerly Amax Gold Inc., shareholder, entitled Harry Lewis v. Milton H. Ward, et al., C.A. No. 15255-NC, against Cyprus Amax, Kinam's directors and Kinam as a nominal defendant. Kinam Gold Inc. is a 100% owned subsidiary of the Company. The complaint alleges, among other things, that the defendants engaged in self-dealing in connection with Kinam's entry in March 1996 into a demand loan facility provided by Cyprus Amax. The complaint seeks, among other things, a declaration that the demand loan facility is not entirely fair to Kinam and damages in an unspecified amount. Kinam subsequently filed a motion to dismiss the action with the court. On October 30, 2003, the Court of Chancery of Delaware granted Kinam's motion to dismiss the complaint. The plaintiff appealed this decision on November 30, 2003. The Company and Kinam believe that the complaint is without merit and will continue to defend the matter as required. The Company cannot reasonably predict the outcome of this action and the amount of loss cannot be reasonably estimated, therefore no loss contingency has been recorded in the financial statements. This derivative action relates to the Corporate and other segment (see Note 19).

Class action

The Company was named as a defendant in a class action complaint filed on or about April 26, 2002, entitled Robert A. Brown, et al. v. Kinross Gold U.S.A., Inc., et al., Case No. CV-S-02-0605-KJD-RJJ, brought in the United States District Court for the District of Nevada. Defendants named in the complaint are the Company, its subsidiaries, Kinross Gold U.S.A., Inc. and Kinam, and Robert
M. Buchan, President and C.E.O. of the Company. The complaint is brought on behalf of two potential classes, those who tendered their Kinam preferred stock into the tender offer for the Kinam $3.75 Series B Preferred Stock made by the Kinross Gold U.S.A. and those who did not. Plaintiffs argue, among other things, that amounts historically advanced by the Company to Kinam should be treated as capital contributions rather than loans, that the purchase of Kinam preferred stock from institutional investors in July 2001 was a constructive redemption of the preferred stock, an impermissible amendment to the conversion rights of the preferred stock, or constituted the commencement of a tender offer, that the Company and its subsidiaries have intentionally taken actions for the purpose of minimizing the value of the Kinam preferred stock, and that the amount offered in the tender offer of $16.00 per share was not a fair valuation of the Kinam preferred stock. The complaint alleges breach of contract based on the governing provisions of the Kinam preferred stock, breach of fiduciary duties, violations of the "best price" rule under Section 13(e) of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange rules, violations of Section 10(b) and 14(e) of the Securities Exchange Act of 1934, as amended, and Rules 10b-5 and 14c-6(a) hereunder, common law fraud based on the acts taken and information provided in connection with the tender offer, violation of Nevada's anti-racketeering law, and control person liability under Section 20A of the Securities Exchange Act of 1934, as amended. A second action seeking certification as a class action and based on the same allegations was also filed in the United States District Court for the District of Nevada on or about May 22, 2002. It names the same parties as defendants. This action has been consolidated into the Brown case and the Brown plaintiffs have been designated as lead plaintiffs. The plaintiffs seek damages ranging from $9.80 per share, plus accrued dividends, to $39.25 per share of Kinam preferred stock or, in the alternative, the issuance of 26.875 to 80.625 shares of the Company for each Kinam preferred share. They also seek triple damages under Nevada statutes. The Company brought a motion for judgement on the pleadings with respect to the federal securities claims based on fraud. Discovery was stayed pending the resolution of this matter. On September 29, 2003, the Court ruled that plaintiffs had failed to adequately state a federal securities fraud claim. The plaintiffs were given an opportunity to amend the complaint to try and state a claim that would meet the pleading standards established by the Court but, if they are unable to do so, these claims will be dismissed. The plaintiffs have filed an amended complaint with the Court in an effort to eliminate the deficiencies in their original complaint. The Company believes the amended complaint is without merit and has filed a motion for judgement on the pleadings seeking dismissal of the securities fraud claims without prejudice. The Company anticipates continuing to vigorously defend this litigation. The Company cannot reasonably predict the outcome of this action and the amount of loss cannot be reasonably estimated, therefore no loss contingency has been recorded in the financial statements. This class action relates to the Corporate and other segment (see Note 19).


                                      F-B93

Settlement in Greece


In January 2003, the Stratoni lead / zinc mine located in Greece, owned by TVX Hellas S.A. ("TVX Hellas"), a subsidiary of the Company, was shut down pending the receipt of new mining permits. The TVX Hellas assets and liabilities are included under the heading Corporate and other in the segmented information (see
Note 19). Revised mining permits were issued on February 18, 2003. However, operations remained suspended throughout 2003 as the Company worked with the Greek government and potential investors to develop the appropriate exit strategy. On December 10, 2003, the Greek government unilaterally terminated the contract pursuant to which the Company's two subsidiaries, TVX and TVX Hellas, held title to the Hellenic gold mines, and invited them to enter into a settlement agreement. A settlement agreement was then executed on December 12, 2003, pursuant to which the Greek government agreed to pay 11 million Euros to TVX Hellas. The Company agreed to augment the 11 million Euros ($13.6 million), with an additional 11 million Euros, and to contribute all such amounts in full satisfaction of labour and trade liabilities of TVX Hellas. On January 30, 2004 the Company advanced TVX Hellas 11 million Euros ($13.6 million) and received a full release from all liabilities in connection with environmental remediation. TVX Hellas has settled all labour related claims and has filed for bankruptcy. Trade and other payables will be settled in the bankruptcy proceedings out of the remaining funds on hand in Greece. The Company has accrued $13.6 million as a current payable at December 31, 2003.


The Hellenic Gold Properties litigation

The Ontario Court (General Division) issued its judgement in connection with the claim against TVX by three individuals (collectively the "Alpha Group") on October 14, 1998, relating to TVX's interest in the Hellenic Gold Mining assets in Greece owned by TVX Hellas. The TVX Hellas assets and liabilities are included under the heading Corporate and other in the segmented information (see
Note 19). The Court rejected full ownership and monetary damage claims but did award the Alpha Group a 12% carried interest and the right to acquire a further 12% participating interest in the Hellenic Gold assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross appeal.

Subsequent to the trial decision in October, 1998, TVX received notification of two actions commenced by 1235866 Ontario Inc. ("1235866"), the successor to Curragh Inc., Mineral Services Limited and Curragh Limited, against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against TVX for an interest in the Hellenic gold mines. On July 28, 1999, TVX entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of TVX's interest in the Hellenic gold mines. 1235866 agreed not to pursue any claim against TVX for an interest in the Hellenic gold mines beyond the interest awarded to the Alpha Group by the courts. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by TVX and its subsidiaries in connection with the acquisition, exploration, development and operation of the Hellenic gold mines up to the date of exercise. The TVX appeal, the Alpha Group cross appeal and a motion by 1235866 were all heard on February 17, 18 and 25, 2000. By judgement released June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, upheld the trial decision and rejected the Alpha Group cross appeal. The Court also rejected the motion of 1235866 for a new trial. As a result, TVX holds, as constructive trustee, a 12% carried interest and a right to acquire 12% participating interest in the Hellenic gold mines upon the payment of costs associated with that interest. The action by 1235866 against the Alpha Group continues. TVX and the Alpha Group have been unable to agree on the definition and application of the 12% carried interest and the right to acquire a 12% participating interest in the Hellenic gold mines awarded to Alpha Group in the trial judgement. Accordingly, in June 2001, a new action was commenced between the Alpha Group and TVX to clarify the award. TVX anticipates that the hearing with respect to such matter may be held in 2005.

As a result of the settlement agreement the Company executed with the Greek Government with respect to TVX Hellas S.A., the Alpha group has threatened further litigation due to an alleged breach of the October 14, 1998 judgement in the action noted above between the Alpha Group and TVX relating to the Hellenic Gold mines. The Alpha Group has threatened to expand this claim to include a claim against the Company for breach of fiduciary duty. In addition, 1235866 has threatened further litigation for breach of fiduciary duty. The Company cannot reasonably predict the outcome of this litigation and the threatened litigation and the amount of loss cannot be reasonably estimated, therefore no loss contingency has be recorded in the financial statements.

No pleadings have been exchanged with respect to these two threatened actions.


                                      F-B94

Summa

In September 1992, Summa Corporation ("Summa") commenced a lawsuit against Echo Bay Exploration Inc. and Echo Bay Management Corporation (together, the "Subsidiaries"), 100% owned subsidiaries of Echo Bay, alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The assets and liabilities of the Subsidiaries are included under the heading Corporate and other in the segmented information (see Note 19). The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgement was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate royalties in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three-member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision. Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. Echo Bay has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither the Company, nor counsel to the Subsidiaries, believe it is possible to quantify the precise amount of liability pursuant to a revised royalty calculation.

Handy and Harman

On March 29, 2000, Handy & Harman Refining Group, Inc., which operated a facility used by Echo Bay for the refinement of dore bars, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Echo Bay filed a claim for gold and silver accounts at this refining facility with an estimated market value of approximately $2.8 million at the time the shipments were made. $0.6 million of this amount was on behalf of Case, Pomeroy & Company, Inc. ("Case Pomeroy"), who owned a 25 percent interest in the Round Mountain mine at the time of the bankruptcy filing. Echo Bay fully provided for its net claim of $2.2 million as unrecoverable. Further, in March 2002, the liquidating trustee for Handy & Harman commenced a series of adversary proceedings against numerous creditors, including two of Echo Bay's subsidiaries, alleging that certain creditors received preferential payments in metal or otherwise. The preferential payment claims against the Echo Bay's subsidiaries approximated $9.0 million.

In October 2003, a settlement was reached between the liquidating trustee, Echo Bay, Homestake Mining Company ("Homestake"), a subsidiary of Barrick Gold Corporation ("Barrick") and Case Pomeroy. Under the terms of the settlement, the liquidating agent received payments of $0.2 million from Homestake and $0.1 million from Echo Bay. The liquidating agent agreed to release the Company and Barrick from any and all future claims. In addition, Echo Bay agreed to waive the $2.8 million claim against the refinery and to pay $0.2 million to Case Pomeroy in settlement of their share of its claim. This settlement was recorded in 2003.

General

The Company is also involved in legal proceedings and claims arising in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect Kinross' financial position, results of operations or cash flows.

The Company settled various litigation and included in the statement of operations was $0.3 million in 2003, $0.6 million in 2002 and $nil million in 2001.

Total accrued liabilities in relation to legal contingencies were $15.1 million, $nil and $nil at December 31, 2003, 2002 and 2001, respectively.

Income taxes

The Company operates in numerous countries around the world and accordingly is subject to, and pays annual income taxes under the various regimes in countries in which it operates. These tax regimes are determined under general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and to pay the taxes reasonably determined to be due. The tax rules and regulations in many countries are complex and subject to interpretation. From time to time the Company will undergo a review of its historic tax returns and in connection with such reviews, disputes can arise with the taxing authorities over the Company's interpretation of the country's income tax rules. As at December 31, 2003 the Company has the following disputes and has not accrued any additional tax liabilities in relation to the disputes listed below:


                                      F-B95

Russia


In July, 2003, the Company received notice that local taxation authorities in Russia are seeking a reassessment of the tax paid relating to the Kubaka mine by Omolon, the Company's 98.1% owned Russian Joint Stock Company in the amount of $8.5 million, which included penalties and interest. The notice challenged certain deductions taken by the Company and tax concessions relating to tax returns filed by the Company in prior years. The Company appealed this notice of reassessment and on January 27, 2004, the Magadan Arbitration court agreed with the Company on three of the four major reassessment items. The impact of this ruling reduced the liability to $3.9 million, which includes interest and penalties. The Company will appeal the decision, but in the event the decision of the appellant court is not ruled in the Company's favour, Omolon has enough unutilized deductions to shelter the additional taxable income. The Company believes that this reassessment will be resolved with no material adverse to the Company's financial position, results of operations or cash flows. This reassessment relates to the Kubaka business segment (see Note 19).


Chile

On September 27, 2001, the Company's 100% owned Chilean mining company, Compania Minera Kinam Guanaco ("CMKG") received a tax reassessment from the Chilean IRS. The assets of CMKG are included under the heading Corporate and other in the segmented information (see Note 19). The reassessment, in the amount of $6.7 million, disallows certain deductions utilized by a third party. The third party has indemnified the Company for up to $13.5 million in relation to this reassessment. The Company appealed the reassessment and on January 12, 2004, the Chilean IRS upheld the tax auditors position. The Company plans to appeal the reassessment with the Chilean Tax Court. The Company believes this reassessment will be resolved with no material adverse impact on to the Company's financial position, results of operations or cash flows.

Brazil

The Company's 50% owned Brazilian mining company, Mineracao Serra Grande S.A. which owns the Crixas mine received a tax reassessment in November 2003 from the Brazilian IRS. The reassessment disallowed the claiming of certain sales tax credits and assessed interest and penalties of which the Company's 50% share totals $9.5 million. The Company and its joint venture partner believe that this reassessment will be resolved without any material adverse affect on its financial position, results of operations or cash flows. This reassessment relates to the Crixas business segment (see Note 19).

Guarantee of third party contracts

Kinross has no third party contracts that qualify as a guarantee under AcG-14 (which become effective for financial periods ending on or after January 1, 2003) other than what has been disclosed under the Candelaria mine sale and the Sleeper mine sale discussed above as at December 31, 2003 and 2002, respectively.

Other commitments and contingencies

Financial assurance

As part of its ongoing business and operations, the Company and its affiliates are required to provide financial assurance in the form of letters of credit for environmental and site restoration costs, exploration permitting, workers compensation and other general corporate purposes. As at December 31, 2003, there were $118.2 million of letters of credit issued pursuant to the syndicated credit facility further described in Note 11. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its operations including post closure site restoration. Upon completion of the underlying performance requirement, the beneficiary of the associated letter of credit cancels and returns the letter of credit to the issuing entity. Some of the instruments associated with long-lived assets will remain outstanding until closure. Generally, financial assurance requirements associated with environmental regulations are becoming more restrictive. In addition, the capacity of surety markets for performance bonds have diminished. The Company has replaced all previously issued surety bonds with letters of credit in 2003. The Company believes it is in compliance with all applicable financial assurance requirements and will be able to satisfy all future financial assurance requirements.

                                      F-B96

Acquisition of Crown Resources Corporation

On November 20, 2003, the Company announced that it had executed a definitive acquisition agreement with Crown Resources Corporation ("Crown") whereby it will acquire Crown and its wholly owned Buckhorn gold deposit located in north-central Washington State. The Company has agreed to issue approximately
13.6 million common shares in exchange for 100% of the issued and outstanding common shares of Crown. A registration statement has been filed with the U.S. Securities and Exchange Commission. Once effective, the shareholders of Crown will vote on the transaction. This transaction is expected to close in 2004.




                                      F-B97

Supplementary Information - Quarterly Data
(Expressed in millions of US dollars, except per share amounts) (unaudited)

====================================================================================================================================
                                               March             June             September         December
                                              Quarter           Quarter            Quarter           Quarter           Full Year
Revenue and other income                   2003     2002     2003     2002      2003     2002     2003     2002      2003     2002
------------------------------------------------------------------------------------------------------------------------------------
Mining revenue                            $117.0   $ 68.8   $157.8   $ 59.2   $ 153.8   $ 56.5   $143.3   $ 76.5   $ 571.9   $261.0
Interest and other income                    1.0      1.2      1.8      6.5       2.4      6.0      7.1      3.2      12.3     16.9
Mark-to-market gain (loss) on call
  options                                    2.1     (1.0)    (0.9)    (0.6)     (0.9)    (0.3)     0.1     (0.8)      0.4     (2.7)
------------------------------------------------------------------------------------------------------------------------------------
                                           120.1     69.0    158.7     65.1     155.3     62.2    150.5     78.9     584.6    275.2
------------------------------------------------------------------------------------------------------------------------------------
Expenses
Operating                                   86.7     46.8    107.6     41.1     107.1     39.0     85.9     47.9     387.3    174.8
General and administrative                   5.8      2.3      6.0      2.5       4.7      3.2      8.5      3.3      25.0     11.3
Exploration and business development         6.2      2.1      7.1      2.0       5.4      2.4      5.6      5.1      24.3     11.6
Depreciation, depletion and amortization    28.2     21.8     40.3     19.6      40.0     19.9     32.4     24.0     140.9     85.3
(Gain) loss on sale of assets               (0.1)    (0.3)     0.5     (1.2)     (0.2)    (0.5)   (29.7)    (0.7)    (29.5)    (2.7)
Loss on redemption of convertible
  debentures                                   -        -        -        -       1.1        -        -        -       1.1        -
Foreign exchange loss (gain)                 0.7      0.8     (1.0)     2.2      (0.5)       -     (2.5)     1.3      (3.3)     4.3
Interest expense on long-term liabilities    1.1      1.5      1.4      1.3       0.6      1.2      2.0      1.0       5.1      5.0
Asset write-downs and other non-cash
  charges                                      -        -      0.1        -         -        -      9.8      7.9       9.9      7.9
------------------------------------------------------------------------------------------------------------------------------------
                                           128.6     75.0    162.0     67.5     158.2     65.2    112.0     89.8     560.8    297.5
------------------------------------------------------------------------------------------------------------------------------------
                                            (8.5)    (6.0)    (3.3)    (2.4)     (2.9)    (3.0)    38.5    (10.9)     23.8    (22.3)
Provision for income and mining taxes       (2.5)    (1.4)    (1.6)    (1.6)     (3.0)    (1.7)    (6.0)    (1.8)    (13.1)    (6.5)
Minority interest                              -        -     (0.1)       -         -        -     (0.1)       -      (0.2)       -
Share in earnings (loss) of associated
  companies                                    -      0.3        -     (0.1)        -     (0.8)       -        -         -     (0.6)
------------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) for the period before
  dividends on convertible preferred
  shares of subsidiary company             (11.0)    (7.1)    (5.0)    (4.1)     (5.9)    (5.5)    32.4    (12.7)     10.5    (29.4)
Dividends on convertible preferred
  shares of subsidiary company              (0.2)    (0.8)    (0.2)    (0.2)     (0.2)    (0.3)    (0.2)    (0.2)     (0.8)    (1.5)
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the period         (11.2)    (7.9)    (5.2)    (4.3)     (6.1)    (5.8)    32.2    (12.9)      9.7    (30.9)
Increase in equity component of
  convertible debentures                    (2.1)    (2.1)    (2.2)    (2.1)     (2.2)    (1.3)       -     (1.8)     (6.5)    (7.3)
Gain on redemption of convertible
  debentures                                   -        -        -        -      16.5        -        -        -      16.5        -
------------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) for the period
  attributable to common shareholders     $(13.3)  $(10.0)  $ (7.4)  $ (6.4)  $   8.2   $ (7.1)  $ 32.2   $(14.7)  $  19.7   $(38.2)
====================================================================================================================================

Earnings (loss) per share - Basic         $(0.05)  $(0.$9)  $(0.02)  $(0.05)  $  0.03   $(0.06)  $ 0.09   $(0.12)  $  0.06   $(0.32)

Operating activities
Earnings (loss) for the period before
  dividends on convertible preferred
  shares of subsidiary company            $(11.0)  $ (7.1)  $ (5.0)  $ (4.1)  $  (5.9)  $ (5.5)  $ 32.4   $(12.7)  $  10.5   $(29.4)
Items not affecting cash                    30.6     20.9     43.4     19.5      40.2     18.6     15.7     30.5     129.9     89.5
------------------------------------------------------------------------------------------------------------------------------------
                                            19.6     13.8     38.4     15.4      34.3     13.1     48.1     17.8     140.4     60.1
Site restoration cash expenditures          (2.1)    (1.1)    (2.9)    (1.5)     (4.8)    (2.4)    (9.5)    (4.8)    (19.3)    (9.8)
Changes in non-cash working capital items   (0.8)     6.8    (16.3)    (4.4)      8.2      6.4    (19.5)     0.4     (28.4)     9.2
------------------------------------------------------------------------------------------------------------------------------------
Cash flow provided from operating
  activities                                16.7     19.5     19.2      9.5      37.7     17.1     19.1     13.4      92.7     59.5
------------------------------------------------------------------------------------------------------------------------------------
Financing activities
Issuance of common shares, net               1.8     19.0      1.5      0.3     147.6      0.2     37.0     93.3     187.9    112.8
Redemption of convertible debentures           -        -        -        -    (144.8)       -        -        -    (144.8)       -
Acquisition of preferred shares of
  subsidiary company                           -    (11.1)       -     (0.3)     (0.2)       -     (0.1)       -      (0.3)   (11.4)
Repayment of debt, net                      (1.0)   (10.5)    (8.2)    (1.7)     (0.8)    (0.2)    (0.5)   (16.1)    (10.5)   (28.5)
Reduction of debt component of
  convertible debentures                    (1.4)    (1.3)    (1.4)    (1.2)     (1.4)    (1.3)       -     (1.3)     (4.2)    (5.1)
------------------------------------------------------------------------------------------------------------------------------------
                                            (0.6)    (3.9)    (8.1)    (2.9)      0.4     (1.3)    36.4     75.9      28.1     67.8
------------------------------------------------------------------------------------------------------------------------------------
Investment activities
Additions to property, plant and
  equipment                                (12.8)    (3.1)   (12.1)    (6.1)    (27.4)    (8.9)   (21.1)    (4.5)    (73.4)   (22.6)
Business acquisitions, net of cash
  acquired                                 (81.4)       -        -        -         -        -     (0.5)    (0.1)    (81.9)    (0.1)
Long-term investments and other assets      (4.2)       -     (3.5)     1.9       1.0      0.2     63.9     (0.3)     57.2      1.8
Proceeds from the sale of property,
  plant and equipment                          -      0.1        -        -       0.2      0.5      5.7      0.7       5.9      1.3
Decrease (increase) in restricted cash      31.8     (4.0)     5.6     (0.4)        -    (17.1)     0.1      0.4      37.5    (21.1)
------------------------------------------------------------------------------------------------------------------------------------
                                           (66.6)    (7.0)   (10.0)    (4.6)    (26.2)   (25.3)    48.1     (3.8)    (54.7)   (40.4)
------------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash      2.3      0.4      1.5      1.6       4.3      0.4      1.0      0.6       9.1      3.0
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and
  equivalents                              (48.2)     9.0      2.6      3.6      16.2     (9.1)   104.6     86.1      75.2     89.6
Cash and equivalents, beginning of year    170.6     81.0    122.4     90.0     125.0     93.6    141.2     84.5     170.6     81.0
------------------------------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year         $122.4   $ 90.0   $125.0   $ 93.6   $ 141.2   $ 84.5   $245.8   $170.6   $ 245.8   $170.6
====================================================================================================================================

                                      F-B98

[LOGO] PRICEWATERHOUSECOOPERS


AUDITORS' REPORT                                    PRICEWATERHOUSECOOPERS LLP
                                                    CHARTERED ACCOUNTANTS
                                                    PO Box 82
TO THE SHAREHOLDER OF                               Royal Trust Tower Suite 3000
TVX GOLD INC.                                       Toronto Dominion Centre
                                                    Toronto Ontario
                                                    Canada M5K 1G8
                                                    Telephone +1 416 863 1133
                                                    Facsimile +1 416 365 8215


We have audited the consolidated balance sheets of TVX Gold Inc. as at December 31, 2002 and 2001 and the consolidated statements of operations, deficit and cash flows for the years ended December 31, 2002, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of TVX Gold Inc. as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000 in accordance with Canadian generally accepted accounting principles.


CHARTERED ACCOUNTANTS

Toronto, Ontario
April 16, 2003, except for Note 19(c) which is as of April 28, 2003, and
Note 19(b) which is as of May 5, 2003



(C) 2003 PricewaterhouseCoopers LLP, Canada. "PricewaterhouseCoopers" refers to PricewaterhouseCoopers LLP, Canada, an Ontario Limited liability partnership, or, as the context requires, the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.


                                      F-C1


                                         TVX GOLD INC.

                                  CONSOLIDATED BALANCE SHEETS
                               AS AT DECEMBER 31, 2002 AND 2001
                             (thousands of United States dollars)

                                                                                 2002         2001
                                                                              ---------    ---------
                                                                                  $             $
                                         ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................................    115,212       16,568
Short-term investments......................................................      1,531       28,740
Accounts receivable.........................................................     21,576       25,739
Inventories (note 3)........................................................     16,439       24,299
                                                                              ---------    ---------
                                                                                154,758       95,346
MINING PROPERTY, PLANT AND EQUIPMENT (note 4)...............................    201,830      237,262
RESTRICTED CASH AND CASH EQUIVALENTS (notes 7(d), 11(f) and 16(c))..........      9,123       16,615
EXPORT PREPAYMENT CONTRACTS (note 5)........................................         --       66,983
DEFERRED CHARGES (note 11(d))...............................................      6,579          182
DEFERRED INCOME TAXES (note 12(d))..........................................     13,398       12,473
OTHER ASSETS (note 6).......................................................     12,262       29,434
                                                                              ---------    ---------
                                                                                397,950      458,295
                                                                              =========    =========
                                       LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities (notes 5 and 8(b)) ................     30,354       28,266
Current portion of long-term debt (note 7)..................................      1,500       15,401
Current portion of deferred revenue (note 11(d)) ...........................      6,397        5,332
                                                                              ---------    ---------
                                                                                 38,251       48,999
LONG-TERM DEBT (note 7).....................................................         --       58,832
OTHER LIABILITIES (note 8)..................................................     24,423       22,943
DEFERRED INCOME TAXES (note 12(d))..........................................     20,395       20,948
                                                                              ---------    ---------
                                                                                 83,069      151,722

MINORITY INTERESTS AND PARTICIPATION RIGHTS.................................    124,157      132,088
                                                                              ---------    ---------
                                                                                207,226      283,810
                                                                              ---------    ---------
SHAREHOLDERS' EQUITY
CAPITAL STOCK (note 9)......................................................    641,516      594,661
CONTRIBUTED SURPLUS (note 9(d)).............................................     36,255       36,255
DEFICIT.....................................................................   (487,047)    (456,431)
                                                                              ---------    ---------
                                                                                190,724      174,485
                                                                              ---------    ---------
                                                                                397,950      458,295
                                                                              =========    =========
COMMITMENTS AND CONTINGENCIES (notes 7(d) and 16)


      THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



On behalf of the Board:             "Brian W. Penny"         "Scott A. Caldwell"
                                    Director                  Director


                                            F-C2



                                               TVX GOLD INC.

                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                   (thousands of United States dollars except for per share amounts)


                                                                                 2002        2001       2000
                                                                               ---------  ---------  ---------
                                                                                   $          $          $
REVENUE.......................................................................  184,757    158,340    170,030
                                                                               ---------  ---------  ---------
MINE OPERATING COSTS
Cost of sales.................................................................  121,310    108,148    106,804
Depletion and depreciation....................................................   34,149     40,243     38,000
                                                                               ---------  ---------  ---------
                                                                                155,459    148,391    144,804
                                                                               ---------  ---------  ---------
EARNINGS FROM OPERATIONS BEFORE THE UNDERNOTED................................   29,298      9,949     25,226
OTHER EXPENSES (INCOME)
Mining property, plant and equipment write-downs (note 4).....................    4,071     21,000         --
Non-operating asset write-downs (note 4)......................................   15,000    223,513         --
Other asset write-downs (notes 3 and 6).......................................   12,903         --         --
Corporate administration......................................................    6,297      8,123      6,597
Interest expense..............................................................      555      3,769      3,447
Exploration...................................................................    3,660      3,380      5,497
Transaction costs.............................................................    3,217         --         --
Foreign exchange loss.........................................................    7,345      3,293      2,015
Interest income...............................................................   (4,273)    (5,650)    (9,503)
Other, net....................................................................   (3,118)    (3,883)     5,420
                                                                               ---------  ---------  ---------
                                                                                 45,657    253,545     13,473
                                                                               ---------  ---------  ---------
EARNINGS (LOSS) BEFORE THE UNDERNOTED.........................................  (16,359)  (243,596)    11,753
INCOME TAX (RECOVERY) EXPENSE (note 12).......................................    7,279     (5,634)      (179)
MINORITY INTERESTS AND PARTICIPATION RIGHTS ..................................    6,978    (10,034)      (496)
                                                                               ---------  ---------  ---------
NET EARNINGS (LOSS) FOR THE YEAR..............................................  (30,616)  (227,928)    12,428
                                                                               =========  =========  =========
EARNINGS (LOSS) PER SHARE (notes 2(c) and 9(c))...............................    (0.75)    (10.58)      0.03



          THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                                 F-C3


                                                  TVX GOLD INC.

                                       CONSOLIDATED STATEMENTS OF DEFICIT
                              For the years ended December 31, 2002, 2001 and 2000
                                      (thousands of United States dollars)


                                                                                 2002       2001       2000
                                                                               ---------  ---------  ---------
                                                                                   $          $          $
Deficit, beginning of year-- as originally reported........................... (456,431)  (221,837)  (219,838)
Change in accounting for income taxes (note 2(d)).............................       --         --     (2,102)
Deficit, beginning of year-- restated ........................................ (456,431)  (221,837)  (221,940)
Net earnings (loss) for the year..............................................  (30,616)  (227,928)    12,428
Accretion of convertible notes (note 14)......................................       --     (6,666)   (12,325)
Deficit, end of year.......................................................... (487,047)  (456,431)  (221,837)
                                                                               =========  =========  =========










             THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



                                                     F-C4


                                              TVX GOLD INC.

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                          For the years ended December 31, 2002, 2001 and 2000
                                  (thousands of United States dollars)

                                                                                 2002       2001       2000
                                                                               ---------  ---------  ---------
                                                                                   $          $          $
OPERATING ACTIVITIES
Net earnings (loss) for the year..............................................  (30,616)  (227,928)    12,428
Non-cash items:
  Depletion and depreciation..................................................   34,149     40,243     38,000
  Gain on sale of other assets................................................   (1,675)        --         --
  Deferred income taxes.......................................................   (1,469)   (10,919)    (4,022)
  Mining property, plant and equipment write-downs............................    4,071     21,000         --
  Non-operating asset write-downs.............................................   15,000    223,513         --
  Other asset write-downs.....................................................   12,903         --         --
  Minority interests and participation rights.................................    6,978    (10,034)      (496)
  Change in reclamation provision.............................................       --     (2,771)        --
  Other.......................................................................    3,218      1,006        326
  Deferred revenue............................................................   (5,332)    (4,608)   (11,020)
  Net proceeds from hedge book restructuring (note 11(e)).....................       --     16,801         --
                                                                               ---------  ---------  ---------
                                                                                 37,227     46,303     35,216
                                                                               ---------  ---------  ---------
Changes in non-cash working capital (note 17(e))..............................    7,179       (520)    (2,659)
                                                                               ---------  ---------  ---------
Cash provided by operating activities.........................................   44,406     45,783     32,557
                                                                               ---------  ---------  ---------

INVESTING ACTIVITIES
Mining property, plant and equipment..........................................  (15,166)   (25,552)   (48,746)
Payment of receivable from High River Gold Mines Ltd (note 6).................    3,319      3,014      1,541
Purchases of short-term investments...........................................  (30,279)   (51,931)  (130,562)
Sales and maturities of short-term investments................................   57,488     81,152    136,612
Export prepayment contracts (note 5)..........................................       --    (24,500)   (42,483)
Proceeds from sale of other assets............................................    4,495         --         --
Decrease (increase) in restricted cash and cash equivalents...................    7,492      1,255     (9,770)
Other.........................................................................      693     (1,495)    (2,569)
                                                                               ---------  ---------  ---------
Cash (used for) provided by investing activities..............................   28,042    (18,057)   (95,977)
                                                                               ---------  ---------  ---------
Financing activities
Long-term debt borrowings.....................................................       --     26,944     45,133
Long-term debt repayments.....................................................   (5,750)   (26,470)   (25,622)
Debenture payable (note 13)...................................................       --    (26,855)    26,855
Minority interest dividends...................................................  (14,909)   (22,666)   (15,963)
Gold linked convertible notes.................................................       --     (9,173)   (10,501)
Contributed surplus...........................................................       --     (1,595)        --
Common shares.................................................................   46,855       (639)      (626)
                                                                               ---------  ---------  ---------
Cash (used for) provided by financing activities..............................   26,196    (60,454)    19,276
                                                                               ---------  ---------  ---------
(Decrease) increase in cash and cash equivalents..............................   98,644    (32,728)   (44,144)
Cash and cash equivalents, beginning of year..................................   16,568     49,296     93,440
                                                                               ---------  ---------  ---------
Cash and cash equivalents, end of year........................................  115,212     16,568     49,296
                                                                               =========  =========  =========



             THE ACCOMPANYING NOTES FORM AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                                  F-C5

                                  TVX GOLD INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               Dollar amounts in thousands of U.S. dollars, except
            amounts per share and per ounce or unless otherwise noted

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada which, in the Company's case, conform with accounting principles generally accepted in the United States ("US"), except as disclosed in note 17. The significant accounting policies followed by the Company and its incorporated and unincorporated joint ventures are summarized as follows:

a)     BASIS OF CONSOLIDATION

       These consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in incorporated and unincorporated joint ventures are accounted for by the proportionate consolidation method as substantially all of the Company's business is conducted through joint ventures.

b)     USE OF ESTIMATES

       The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the physical and economic lives and the recoverability of mining assets, mineral reserves, site restoration and related obligations, commodity contracts and financial instruments and income taxes. Actual results could differ from those estimates.

c)     TRANSLATION OF FOREIGN CURRENCIES

       The accounts of the Canadian operations and operations in foreign countries have been translated using the temporal method for foreign integrated operations. The functional currency of the Company is US dollars, as the Company considers the US dollar to be the principal currency of its operations. Under the temporal method, monetary assets and liabilities have been translated at the end of year exchange rates. Non-monetary assets, which primarily comprise mining property, plant and equipment, have been translated using historic rates of exchange. Revenues and expenses have been translated at the average rates of exchange during the years, except for depletion and depreciation, which have been translated at the same rates as the related assets. Foreign exchange gains and losses on translation are included in the determination of earnings.

d)     COMMODITY CONTRACTS AND FINANCIAL INSTRUMENTS

       In the normal course of business, the Company uses agreements with financial institutions, principally derivatives, to hedge its exposure to fluctuations in metal prices, foreign exchange rates and interest rates. The intent is to protect the Company against downside price risk on future metal sales and cash flow risk on interest rates and foreign exchange.

       The Company mitigates the counterparty credit risk exposure arising from these agreements by transacting with what it believes are financially sound institutions. Some derivative instruments entered into by the Company are subject to margin requirements, beyond varying threshold limits, in the event that values of the hedged instruments significantly change.

       Commodity derivative hedging transactions include forward sales and options contracts. Realized gains and losses, as well as premiums, are recognized in revenue as the designated production is delivered. If contracts are amended or closed out before the planned delivery of the designated production, recognition of any gains or losses is deferred until their original designation period. Commodity commitments not designated as hedges are marked to market and the resultant gains or losses are recorded in earnings in the period.

       The Company has periodically entered into lease rate swap agreements in conjunction with commodity contracts. Obligations under lease rate swap agreements, entered into expressly to finance options purchased, are marked to market at the balance sheet date and the resulting gains or losses are deferred until the related production is delivered.

       The Company has periodically entered into foreign exchange contracts to hedge the effect of exchange rates on a portion of its future currency requirements. Gains and losses are recognized and reported as a component of the related transactions.

       The carrying amount of cash and cash equivalents, short-term investments, accounts receivable, restricted cash, export prepayment contracts, accounts payable and accrued liabilities and current and long-term debt approximates their fair value unless otherwise specified.

e)     REVENUE RECOGNITION

       Revenue from the sale of bullion and base metal concentrates is recognized when title passes to the purchaser.

                                      F-C6

f)     INVENTORIES

       Gold and silver bullion inventories, dore, base metal concentrates, work-in-process and ore stockpiles are carried at the lower of average production cost and net realizable value. Materials and supplies inventories are stated at the lower of cost and replacement value.

g)     MINING PROPERTY, PLANT AND EQUIPMENT

       Mining property, plant and equipment is recorded at cost including costs associated with acquisition and further development, including costs incurred to access ore, of mining properties. Mine development costs include costs incurred to expand reserves in existing ore bodies at development properties or operating mines. Depletable assets are amortized over the life of the mine on a unit-of-production basis. The current estimated gold mine lives range from 4 to 17 years with the average being 8 years. Depreciable assets are also amortized over the life of the mine on a unit-of-production basis except where the useful life of a depreciable asset is less than the life of the mine, in which case depreciation is recorded on a straight-line basis over its useful life. Amortization on a unit-of-production basis is calculated using only proven and probable reserves.

       The Company carries out an impairment evaluation when conditions or events occur suggesting that an asset has been impaired. Mining assets are evaluated by comparing the undiscounted future net cash flows against their current carrying value. When the cash flows demonstrate an impairment, the Company will write down its value. Operational considerations include projected operating cost structures, future capital requirements, including mine closure costs, and estimates of mine life based on known reserves. Metal prices utilized for the 2002 evaluation were $300 per ounce (2001 -- $300; 2000 -- $300) for gold and $4.75 per ounce (2001 -- $4.50; 2000 -- $5.50) for silver. Lead prices utilized for the 2001 and 2000 evaluations were $475 per tonne and $550 per tonne respectively and zinc prices utilized for the 2001 and 2000 evaluations were $775 per tonne and $1,200 per tonne, respectively. No lead or zinc prices were required for the 2002 evaluations.

h)     EXPLORATION

       Exploration expenditures, excluding property acquisition costs, are charged to earnings as incurred. When it has been established that a mining property has development potential, further costs incurred prior to the start of mining operations, are recorded as deferred development costs and amortized in accordance with the policies described under note 1(g). The development potential of mining properties is established by the existence of proven and probable reserves, reasonable assurance that the property can be permitted as an operating mine and evidence that there are no metallurgical or other impediments to the production of saleable metals.

i)     RECLAMATION COSTS

       Expenditures relating to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefit. Estimated future reclamation costs, including site restoration, where reasonably determinable are charged against earnings over the estimated useful life of the mine based on proven and probable reserves. These estimates are based on current standards or higher. These standards are subject to future legislative changes which will be reflected in the estimates when passed.

j)     FINANCING COSTS

       Debt issue costs are deferred and amortized over the term of the debt. Interest and debt issue costs, whether incurred directly or indirectly, are capitalized when they arise from indebtedness incurred to finance development activities on mining properties and are amortized to earnings when production commences.

k)     CASH AND CASH EQUIVALENTS

       Cash and cash equivalents include short-term money market instruments which, on acquisition, have a term to maturity of three months or less. Short-term investments represent short-term money market instruments with maturities, on acquisition, greater than three months and less than one year.

l)     STOCK-BASED COMPENSATION PLAN (NOTE 2(A))

       The Company has a stock-based compensation plan which is described in note 10. No compensation expense is recognized under the plan when stock or stock options are issued under the plan to directors, officers and employees. The fair value of options issued to consultants is recognized as an expense at the date of issue. Consideration received on exercise of stock options is credited to share capital.

2.     CHANGES IN ACCOUNTING POLICIES

       a) Effective January 1, 2002, the Company adopted a new accounting standard issued by the Canadian Institute of Chartered Accountants ("CICA") relating to stock-based compensation and other stock-based payments. This new standard requires either the recognition of compensation expense for grants of stock, stock options and other equity instruments to employees, or, alternatively, the disclosure of pro forma net earnings and net earnings per share data as if stock-based compensation had been recognized in earnings. The Company has elected to disclose pro forma net earnings and earnings per share data for options granted after January 1, 2002. Therefore, there is no effect of adopting this standard on the Company's results of operations and financial position.

       b) Effective January 1, 2002, the Company adopted retroactively a new CICA accounting standard in respect of foreign currency translation that eliminates the deferral and amortization of currency translation adjustments related to long-term monetary items with a fixed and ascertainable life. There is no impact on the Company's results of operations and financial position as a result of adoption of this new standard.

                                      F-C7

       c) Effective January 1, 2001, the Company adopted, retroactively, a new accounting standard issued by the CICA relating to earnings per share. This standard modifies the method of calculating fully diluted earnings per share. Diluted earnings per share was unchanged as a result of adopting the new standard.

       d) In December 1997, the CICA issued Handbook section 3465, Income Taxes, which was effective January 1, 2000. The standard required a change from the deferral method of accounting to the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

       The deficit as at January 1, 2000 was increased by $2,102 and earnings for the year ended December 31, 2000 increased by $3,232 as a result of this change.

3.     INVENTORIES

                                                                                     DECEMBER 31,
                                                                                 -------------------
                                                                                   2002       2001
                                                                                 --------   --------
                                                                                     $          $
       Bullion and dore.........................................................   3,345      3,294
       Base metal concentrates (a)..............................................      --      4,199
       Work-in-process..........................................................   2,461      2,257
       Ore stockpiles-- precious metals.........................................   1,649      2,693
       Materials and supplies (a)...............................................   8,984     11,856
                                                                                 --------   --------
                                                                                  16,439     24,299
                                                                                 ========   ========

       a) Base metal concentrates of $2,299 and warehouse inventory of $2,119, relating to the Stratoni mine, were written off at December 31, 2002.

4.     MINING PROPERTY, PLANT AND EQUIPMENT

                                                                                        DECEMBER 31,
                                                                                  ----------------------
                                                                                    2002         2001
                                                                                  ---------    ---------
                                                                                      $            $
       Producing properties
         Mining property and deferred development...............................   336,465      339,214
         Accumulated depletion..................................................  (240,226)    (226,528)
                                                                                  ---------    ---------
                                                                                    96,239      112,686
                                                                                  ---------    ---------
         Mine plant and equipment...............................................   271,323      265,562
                                                                                  ---------    ---------
         Accumulated depreciation...............................................  (167,837)    (158,965)
                                                                                  ---------    ---------
                                                                                   103,486      106,597
                                                                                  ---------    ---------
         Equipment under capital lease..........................................     4,943        4,943
         Accumulated depreciation...............................................    (2,838)      (1,964)
                                                                                  ---------    ---------
                                                                                     2,105        2,979
                                                                                  ---------    ---------
                                                                                   201,830      222,262
                                                                                  ---------    ---------
       Development properties
         Greek development projects.............................................        --       15,000
                                                                                  ---------    ---------
       Total mining property, plant and equipment...............................   201,830      237,262
                                                                                  =========    =========
       The Company wrote down the carrying value of certain assets as follows:

                                                                                      FOR THE YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                ----------------------------------
                                                                                   2002         2001        2000
                                                                                   ----         ----        ----
       Reduction in carrying value of La Coipa Mine............................        --       13,000       --
       Reduction in carrying value of New Britannia Mine.......................        --        8,000       --
       Write-off of carrying value of Stratoni Mine ...........................     4,071           --       --
                                                                                   ------      -------     -------
       Mining property, plant and equipment write-downs........................     4,071       21,000       --
                                                                                   ======      =======     =======
       Write-off of and reduction in carrying value of Skouries development
         project...............................................................    15,000       25,000
       Write-off of carrying value of Olympias development project
         (note 16(b))..........................................................        --      198,513       --
                                                                                   ------      -------     -------
       Non-operating asset write-downs.........................................    15,000      223,513       --
                                                                                   ======      =======     =======

       Interest capitalized to the Greek development projects during 2002 is $nil (2001 -- $671; 2000 -- $1,996).

5.     EXPORT PREPAYMENT CONTRACTS

       A Brazilian Central Bank program enables exporters to borrow US dollars which are then immediately reinvested at rates in excess of those on the loans.

                                      F-C8

       The Company's Brasilia joint venture participates in this program and entered into contracts during 2000 and 2001 that were immediately assigned to a Brazilian bank holding the amounts put on deposit. The amounts on deposit were referred to as export prepayment contracts on the balance sheet. The joint venture received a premium instead of a higher interest rate on the amounts on deposit. Under the terms of the related contracts, the bank would make all repayments of principal and interest on the export loans as they become due.

       The joint venture received a premium of $1,866 in 2001 and $1,782 in 2000. The premiums are included in accounts payable and recognized over the term of the corresponding commitment to conduct export activities. The premiums included in accounts payable total $1,817 as at December 31, 2002 (2001 -- $2,540).

       During 2002, under an Amended and Restated Debt Assumption Agreement, long-term debt in an amount of $66,983 was legally extinguished. Consequently, the debt and the related export prepayment contract balances were removed from the consolidated balance sheet in a non-cash transaction (note 7).

6.     OTHER ASSETS

                                                                             DECEMBER 31,
                                                                        -------------------
                                                                          2002         2001
                                                                        -------      -------
                                                                            $            $
       Receivable from High River Gold Mines Ltd.(a)...................   9,790       14,867
       Pyrite concentrates (b).........................................      --        8,485
       Other...........................................................   2,472        6,082
                                                                        -------      -------
                                                                         12,262       29,434
                                                                        =======      =======

       a) The receivable from High River Gold Mines Ltd., a joint venture partner in the New Britannia Mine, bears interest at prime plus 0.625% and is repayable from their share of cash flow from the New Britannia Mine.

       b)     Pyrite concentrates were written off at December 31, 2002.

7.     LONG-TERM DEBT

                                                                            DECEMBER 31,
                                                                        --------------------
                                                                          2002        2001
                                                                        -------      -------
                                                                           $            $
       Crixas export loans (a).........................................  1,500        7,250
       Brasilia export loans (b).......................................     --       66,983
                                                                        -------      -------
       Total debt......................................................  1,500       74,233
       Less: Current portion........................................... (1,500)     (15,401)
                                                                        -------      -------
       Long-term debt..................................................     --       58,832
                                                                        =======      =======

       a) The Crixas mine received advances against future export commitments. These loans are denominated in US dollars and bear interest at a rate of 2.7%.

       b) The Brasilia loan balance had corresponding deposits to match all maturities which were included in export prepayment contracts in 2001. During 2002, under an Amended and Restated Debt Assumption Agreement, long-term debt in an amount of $66,983 was legally extinguished (note 5).

       c) The Company has an unutilized $2.0 million revolving line of credit with Normandy Finance Limited. Amounts drawn on this facility are subject to interest at LIBOR plus 2.35% and are collateralized. This revolving line of credit was terminated in 2003.

       d) Letters of credit have been issued against reclamation costs at the Mineral Hill mine which was closed in 1996. Cash in an amount of $8.6 million is pledged against these letters of credit at December 31, 2002 (2001 -- $8.6 million).

       An additional $0.9 million of letters of credit have been issued relating to the Musselwhite mine (2001 -- $0.9 million)

       See also note 16(c) regarding Hellenic Gold commitments.

       e) Interest paid during 2002 amounted to $555 (2001 -- $13,615; 2000 -- $18,170).

8.     OTHER LIABILITIES

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                    2002         2001
                                                                                 ---------    ---------
                                                                                     $            $
       Closure provisions-- operating properties (a)............................   23,554       19,742
       Closure provisions-- non-operating properties (b)........................       --        1,000
       Capital lease (c)........................................................      826        1,901
       Other....................................................................       43          300
                                                                                 ---------    ---------
                                                                                   24,423       22,943
                                                                                 =========    =========

                                      F-C9

       a) Included in closure provisions -- operating properties is $9,466 (2001 -- $6,960) relating to the Stratoni mine.

       b) An additional $2.1 million (2001 -- $2.9 million) of accrued reclamation costs, relating to the current portion of the reclamation accrual for the Mineral Hill mine, are included in accounts payable at December 31, 2002.

       c) The total remaining capital lease obligation of $1,896 bears interest at 90 day LIBOR plus 1.5%. Future minimum lease payments are as follows:

                                                                        $
                                                                     -------
       2003.......................................................... 1,131
       2004..........................................................   848
                                                                     -------
                                                                      1,979
       Less: Interest................................................   (83)
                                                                     -------
                                                                      1,896
       Less Current portion..........................................(1,070)
                                                                     -------
                                                                        826
                                                                     =======

9.     CAPITAL STOCK

       a)     Authorized

       Unlimited number of common shares without par value.

       b)     Issued

       The Company's issued and outstanding common shares are as follows:


                                                                                  NUMBER OF
                                                                                    SHARES           $
                                                                                 -----------    ---------
       Outstanding as at December 31, 1999.....................................    3,592,322      385,052
       Shares repurchased and cancelled........................................      (20,080)      (2,152)
       Fractional shares redeemed..............................................           (7)          --
                                                                                 -----------    ---------
       Outstanding as at December 31, 2000.....................................    3,572,235      382,900
       Shares issued on conversion of the Notes (note 14)......................   32,150,118      211,761
                                                                                 -----------    ---------
       Outstanding as at December 31, 2001.....................................   35,722,353      594,661
       Shares issued for cash .................................................    7,422,655       46,855
                                                                                 -----------    ---------
       Outstanding as at December 31, 2002.....................................   43,145,008      641,516
                                                                                 ===========    =========

       Under a special resolution of the shareholders of the Company on June 27, 2000, the shareholders authorized the consolidation of share capital on a five for one basis. Effective June 30, 2002, the Company further consolidated its common shares on a ten for one basis. All share capital, share and option data in the consolidated financial statements have been retroactively restated to reflect the share consolidations.

       c) The earnings (loss) per share has been calculated using the weighted average number of shares outstanding during the year of 41,031,231 shares (2001 -- 18,898,593; 2000 -- 3,581,370). For purposes of the calculation, the loss is adjusted for charges related to the Notes totaling $nil (2001 -- $6,666; 2000 -- $12,325) and the increase in contributed surplus resulting from the settlement of the Notes (note 14). Diluted earnings (loss) per share has not been presented as it would not be dilutive. Diluted earnings (loss) per share would reflect the maximum possible dilution from the potential conversion of stock options.

                                                                          2002          2001          2000
                                                                      ------------  ------------   ----------
                                                                            $             $             $
       Basic earnings (loss) per share
       Net earnings (loss)..........................................      (30,616)     (227,928)       12,428
       Interest accretion on the Notes..............................           --        (6,666)      (12,325)
       Increase from the settlement of the Notes....................           --        34,729            --
       Net earnings (loss) applicable to common shares..............      (30,616)     (199,865)          103
                                                                      ===========   ===========    ==========
       Weighted average common shares outstanding...................   41,031,231    18,898,593     3,581,370
                                                                      ===========   ===========    ==========
       Basic earnings (loss) per common share.......................        (0.75)       (10.58)         0.03
                                                                      ===========   ===========    ==========

       d) During 2000, under the terms of a normal course issuer bid, the Company repurchased 20,080 common shares at an average cost of CAN $46.00 per share. These transactions resulted in contributed surplus of $1,526. The restructuring of the Notes during 2001 (note 14) resulted in additional contributed surplus of $34,729 in 2001.

       e) The Company has issued 8,000 warrants outstanding to purchase common shares at CAN $66.50 per share expiring August 11, 2003.

10.    STOCK-BASED COMPENSATION PLAN

       The Company has granted common share options to certain directors, officers, employees and consultants to attract and retain key personnel. Under the Company's 1994 Stock Option Plan, as amended, up to 3.5 million common share options for terms up to ten years at a price no lower than the

                                     F-C10
       market price at the time of the grant are available to certain directors, officers, employees and consultants. The total number of shares which may be purchased under any options granted to insiders of the Company under the Stock Option Plan shall be less than a majority of the total number of shares available for issuance under the Stock Option Plan.

       At the time of the grant, vesting is at the discretion of the Board of Directors. In the event of a fundamental change in the ownership and/or capital structure of the Company, all options outstanding will automatically vest and become fully exercisable and the options will continue until the end of the expiry period. All outstanding options vested upon completion of the business combination (note 19(a)). All options granted have five-year terms.

       A summary of the status of the stock option plan as at December 31, 2002, 2001 and 2000 and changes during the years ending on those dates, reflecting the share consolidations referred to in note 9(b) is as follows:

                                                             2002                  2001                2000
                                                      --------------------  ------------------- --------------------
                                                                WEIGHTED-             WEIGHTED-            WEIGHTED-
                                                                 AVERAGE               AVERAGE              AVERAGE
                                                                EXERCISE              EXERCISE             EXERCISE
                                                       SHARES     PRICE      SHARES     PRICE    SHARES      PRICE
                                                      -------- -----------  -------- ---------- --------  ----------
                                                       (000S)     CAN$       (000S)      CAN$    (000S)       CAN$
    Outstanding at beginning of year...............    1,242      30.10        267     155.50      328      191.00
    Granted........................................       --         --      1,016       8.50       --          --
    Exercised......................................     (273)      8.50         --         --       --          --
    Expired........................................      (62)    163.21        (41)    204.70      (61)     346.10
                                                        ----     ------      -----     ------     ----     -------
      Outstanding at end of year...................      907      27.46      1,242      30.10      267      155.50
                                                        ====     ======      =====     ======     ====     =======
      Options exercisable at year end..............      257      75.43        546      57.20      198      175.00
                                                        ====     ======      =====     ======     ====     =======

       The following table summarizes information on stock options outstanding at December 31, 2002:

                                                             OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                                    -------------------------------------  -------------------------
                                                                    WEIGHTED
                                                        NUMBER       AVERAGE    WEIGHTED       NUMBER     WEIGHTED
                                                    OUTSTANDING AT  REMAINING    AVERAGE   EXERCISABLE AT  AVERAGE
                                                     DECEMBER 31,  CONTRACTUAL  EXERCISE    DECEMBER 31,  EXERCISE
     RANGE OF EXERCISE PRICES CAN$                       2002      LIFE YEARS     PRICE         2002        PRICE
    ----------------------------------------------- -------------- ----------- ----------  -------------- ----------
                                                        (000s)                    CAN$         (000s)       CAN$
    194.00-- 229.50................................       20          0.17       201.30          20        201.30
    138.00-- 162.50................................       41          0.61       162.00          41        162.00
     66.50--  99.50................................      122          1.61        66.50         122         66.50
      8.50--  12.50................................      724          3.70         8.50          74          8.50
      8.50-- 229.50................................      907          3.20        27.46         257         75.43

11.    COMMODITY CONTRACTS AND FINANCIAL INSTRUMENTS

       The Company's consolidated precious metals hedging program and deferred revenue as at December 31, 2002 are presented below:

       a)     Gold

                                                                   PUTS BOUGHT
                                                               -----------------
                                                                 OUNCES   $/OZ
                                                               --------  -------
       2003...................................................  150,000    260
       2004...................................................  150,000    250
       2005...................................................  150,000    250
       2006...................................................  150,000    250
                                                               --------
                                                                600,000    253
                                                               ========

       The fair value of the gold put option contracts at December 31, 2002 was $845.

       b)     Silver

                                                                   CALLS SOLD
                                                               -----------------
                                                                 OUNCES    $/OZ
                                                               ---------  ------
       2003................................................... 2,000,000   6.00
                                                               ---------
                                                               2,000,000   6.00
                                                               =========

       The silver calls sold are not considered to be a hedge and have been marked to market at December 31, 2002.

       c) As at December 31, 2002, a joint venture of TVX had currency contracts outstanding up to May 2003 to fix the US dollar amount for 14.9 million Brazilian Reals at exchange rates prevailing at the inception of the contracts. These contract rates range from
              2.3568 to 3.7535. The contracts have been marked to market as at December 31, 2002, and are included in short-term investments.

                                     F-C11

       d) Deferred revenue and deferred charges comprise net premiums on open calls and put options as well as realized gains and losses on hedging transactions. Deferred revenue will be recognized as the originally designated hedged production is delivered, and reflected in earnings as follows:

                                                                     DEFERRED   DEFERRED     NET
                                                                      REVENUE    CHARGES     TOTAL
                                                                      -------    -------    -------
                                                                         $          $          $
       2003........................................................    9,894     (3,497)     6,397
       2004........................................................    9,873     (8,073)     1,800
       2005........................................................    6,416     (8,819)    (2,403)
       2006........................................................    5,624     (8,793)    (3,169)
       2007........................................................       --     (2,807)    (2,807)
                                                                      ------    -------     -------
                                                                      31,807    (31,989)      (182)
                                                                      ======    =======     =======
       Current portion of deferred revenue.........................                         (6,397)
                                                                                            -------
       Deferred charges............................................                          6,579
                                                                                            =======

       e) In August 2001, the Company restructured its gold hedging program to replace 390,000 ounces of $360 put options financed by lease rate swaps with 550,000 ounces of $250 put options maturing from 2003 to 2006. The lease rate swaps were repaid. In addition, the 129,600 ounces of $280 per ounce put options previously financed by lease rate swaps were restructured to be puts. The effect of the restructuring was to reduce total debt by $17,626 and increase deferred revenue by $14,829. The total net cash cost of the restructuring was $825.

       The net gain of $3,658 resulting from the restructuring has been deferred to be recognized over the period of the originally designated production ending in 2006.

       f) Certain commodity contracts entered into by the Company require a deposit with an intermediary to cover margin calls. This amount fluctuates with spot gold and silver prices and at December 31, 2002 amounted to $523 (2001 -- $515) which is included in restricted cash.

12.    INCOME TAXES

       a) Details of income tax (recovery) expense for the years ended December 31 are as follows:

                                                                  2002      2001      2000
                                                                 ------   -------    ------
                                                                    $         $         $
       Income taxes
         Current
           Foreign..............................................  8,416     4,863     3,680
           Canada...............................................    332       422       163
                                                                 ------   -------    ------
                                                                  8,748     5,285     3,843
                                                                 ------   -------    ------
         Deferred
           Foreign..............................................   (545)   (7,559)   (3,282)
           Canada...............................................   (924)   (3,360)     (740)
                                                                 ------   -------    ------
                                                                 (1,469)  (10,919)   (4,022)
                                                                 ------   -------    ------
                                                                  7,279    (5,634)     (179)
                                                                 ======   =======    ======

       Income taxes paid during 2002 amounted to $8,748 (2001 -- $5,285; 2000 -- $3,843).

       b) The reconciliation of the combined Canadian federal and provincial statutory income tax rates to the effective tax rate on earnings for the years ended December 31 is as follows:

                                                                                   2002    2001     2000
                                                                                   ----    ----     ----
                                                                                     %       %        %
       Combined Canadian federal and provincial statutory income tax rate.......   38.6    41.7     44.0
       Impact of change in future tax rates.....................................    3.0    (1.0)     2.5
       Non-temporary differences................................................   (4.5)    0.4      3.3
       Tax rates of other jurisdictions.........................................    1.3    (0.5)      --
       Unrecorded (realized) benefit of tax losses..............................  (82.9)  (38.3)   (51.3)
                                                                                  -----   -----    -----
         Effective tax rate.....................................................  (44.5)    2.3    (1.5)
                                                                                  =====   =====    =====

       The combined Canadian federal and provincial statutory income tax rate includes the weighted average of Canadian provincial income tax rates, including surtaxes.

       Cumulative withholding taxes of $8,559 (2001 -- $8,559) have been provided on unremitted foreign earnings.

                                     F-C12

       c) The Company has unutilized tax deductions in Canada totaling approximately $22,300 (2001 -- $26,700) which are available to be applied against future taxable income. There has been no recognition in the financial statements for these tax deductions. Of this amount, $10,100 will expire in 2008, $3,700 will expire in 2009 and the remainder is not subject to expiry.

       d) Deferred income taxes are provided as a result of temporary differences that arise due to differences between the tax values and carrying amount of assets and liabilities. The sources of temporary differences and the related tax amounts are as follows:

                                                                                       DECEMBER 31,
                                                                                  ---------------------
                                                                                    2002         2001
                                                                                  -------      --------
                                               Assets                                 $            $
      Depletion and amortization.................................................   2,978          307
      Deferred mining costs.....................................................   14,687       16,680
      Reclamation ..............................................................      467          344
      Net operating losses......................................................   17,153       22,055
      Other.....................................................................    6,003        6,179
                                                                                  -------      -------
      Gross future tax assets...................................................   41,288       45,565
      Valuation allowance.......................................................  (27,890)     (33,092)
                                                                                  -------      -------
      Net future tax assets.....................................................   13,398       12,473
                                                                                  =======      =======

                                            Liabilities
      Depletion and amortization................................................   (2,698)      (3,962)
      Deferred mining costs ....................................................  (11,685)     (11,962)
      Other, including accrued withholding taxes................................   (6,012)      (5,024)
                                                                                  -------      -------
      Future tax liabilities....................................................  (20,395)     (20,948)
                                                                                  =======      =======

13.    DEBENTURE PAYABLE

       A Brazilian subsidiary of the Company issued a short-term debenture in December 2000 in the amount of $26,855. The debenture bore interest at 7.88% and was repaid on June 25, 2001.

14.    GOLD LINKED CONVERTIBLE NOTES

       On March 14, 1997, the Company issued $250 million of subordinated unsecured convertible notes ("Notes"). The Notes bore interest at 5% per annum which was payable semi-annually. The original maturity date of the Notes was March 28, 2002.

       On July 10, 2001, the Company completed the conversion of the Notes into 32,150,118 common shares of the Company. The effect of the conversion was to increase capital stock by $211,761, increase contributed surplus by $34,729, reduce the current portion of long-term debt by $8,403, reduce deferred charges by $2,539 and reduce the equity component of gold linked convertible notes by $240,626. No gain or loss was recognized on the consolidated statement of operations.

       The Notes were accounted for in accordance with CICA Section 3860 whereby debt securities which have interest payable in cash and give the issuer the right to settle the principal amount in common shares are split into a liability and an equity component. The liability component of the debt was calculated as the present value of the interest payments discounted at a rate estimated to be equivalent to a similar non-convertible debt. The net proceeds received from the issuance of the Notes, less the liability component, were classified as equity.

       The liability component was reduced by semi-annual interest payments, net of changes in the present value of the liability component which were charged to earnings. The equity component was increased over time by charges to deficit for interest accretion and amortization of issuance costs so that at maturity, it would be equal to the face value of the Notes.

       During the year ended December 31, 2002, the charges to deficit were $nil (2001 -- $6,666; 2000 -- $12,325).

                                     F-C13

15.    SEGMENTED INFORMATION

       The Company's industry segments are concentrated in the development and mining of precious metals in North and South America and in Europe. Gold and silver are currently the primary commodities produced. Details of the Company's financial information segmented operationally are as follows:

                                                              FOR THE YEAR ENDED DECEMBER 31, 2002
                                -------------------------------------------------------------------------------------------------
                                                               MUSSEL-      NEW     STRATONI
                                LA COIPA  BRASILIA   CRIXAS     WHITE    BRITANNIA  OPERATIONS   GREECE     CORPORATE/
                                 (CHILE)  (BRAZIL)  (BRAZIL)  (CANADA)   (CANADA)   (GREECE)   DEVELOPMENT     OTHER      TOTAL
                                 -------  --------  --------  --------   --------   --------   -----------     -----      -----
                                    $         $        $          $          $          $           $            $          $
Revenue.....................     46,252    33,546    30,020     21,384     17,126      31,007          --       5,422     184,757
                                 ------    ------    ------     ------     ------      ------     -------     -------     -------
Cost of sales...............     33,621    18,110     8,417     15,485     11,117      34,560          --          --     121,310
Depletion and depreciation..     12,672     5,447     4,788      4,851      3,343       2,536          --         512      34,149
                                 ------    ------    ------     ------     ------      ------     -------     -------     -------
                                 46,293    23,557    13,205     20,336     14,460      37,096          --         512     155,459
                                 ------    ------    ------     ------     ------      ------     -------     -------     -------
Earnings (loss) from
   operations before the
   undernoted...............        (41)    9,989    16,815      1,048      2,666      (6,089)         --       4,910      29,298
 Mining property, plant and
   equipment  write-downs...         --        --        --         --         --       4,071          --          --      4,071
Non-operating asset
  write-downs...............         --        --        --         --         --          --      15,000          --     15,000
Other asset write-downs.....         --        --        --         --         --       4,418       8,485          --     12,903
Corporate administration....         --        --        --         --         --          --          --       6,297      6,297
Interest expense............        176        76       211         --         --          --          --          92        555
Exploration.................        691        --       484        779      1,053          --          --         653      3,660
Transaction costs...........         --        --        --         --         --          --          --       3,217      3,217
Foreign exchange loss.......       (238)    4,254       541        445        (27)        707          --       1,663      7,345
Interest income.............        (35)   (1,800)     (683)       (36)        --          --          --      (1,719)    (4,273)
Other.......................       (195)      (15)      120         32         --          --          --      (3,060)    (3,118)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                    399     2,515       673      1,220      1,026       9,196      23,485       7,143     45,657
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) before the
  undernoted................       (440)    7,474    16,142       (172)     1,640     (15,285)    (23,485)     (2,233)   (16,359)
Income taxes................        757       844     1,553         --         --          --          --       4,125      7,279
Minority interests and
  participation rights......       (599)    3,315     7,295        (86)       820          --          --      (3,767)     6,978
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Net earnings (loss).........       (598)    3,315     7,294        (86)       820     (15,285)    (23,485)     (2,591)   (30,616)
                                 ======    ======    ======     ======     ======     =======     =======     =======     =======

Cash and cash equivalents...      1,713     2,675     5,246         --        104         399          --     105,075    115,212
Capital expenditures........        836     2,696     1,819      3,656      1,637       1,996          --       2,526     15,166
Mining property, plant and
  equipment.................     62,437    62,206    23,623     45,497      7,927          --          --         140    201,830
Total assets................     72,210    78,696    34,633     49,930     10,762       4,158          --     147,561    397,950


                                     F-C14

                                                              FOR THE YEAR ENDED DECEMBER 31, 2001
                                -------------------------------------------------------------------------------------------------
                                                               MUSSEL-      NEW     STRATONI
                                LA COIPA  BRASILIA   CRIXAS     WHITE    BRITANNIA  OPERATIONS   GREECE     CORPORATE/
                                 (CHILE)  (BRAZIL)  (BRAZIL)  (CANADA)   (CANADA)   (GREECE)   DEVELOPMENT     OTHER      TOTAL
                                 -------  --------  --------  --------   --------   --------   -----------     -----      -----
                                    $         $        $          $          $          $           $            $          $
Revenue......................    41,404    25,386    26,699     20,122     15,289      24,160          --       5,280     158,340
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Cost of sales................    32,128    17,953    10,719     14,281     10,537      22,530          --          --     108,148
Depletion and depreciation...    16,260     5,091     5,007      5,904      5,916       1,871          --         194      40,243
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                 48,388    23,044    15,726     20,185     16,453      24,401          --         194     148,391
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) from
  operations before the
  undernoted.................    (6,984)    2,342    10,973        (63)    (1,164)       (241)         --       5,086       9,949
Mining property, plant and
  equipment write-downs......    13,000        --        --         --      8,000          --          --          --      21,000
Non-operating asset
  write-downs................        --        --        --         --         --          --     223,513          --     223,513
Other asset write-downs......        --        --        --         --         --          --          --          --          --
Corporate administration.....        --        --        --         --         --          --          --       8,123       8,123
Interest expense.............       309       575       534         --         --          --          --       2,351       3,769
Exploration..................       320        --       237        488        466          --          --       1,869       3,380
Foreign exchange loss........        --     2,278       976         94         62          --          --        (117)      3,293
Interest income..............       (28)   (1,682)     (769)       (59)        --          --          --      (3,112)     (5,650)
Other........................       623        (3)     (373)        12         --          --          --      (4,142)     (3,883)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                 14,224     1,168       605        535      8,528          --     223,513       4,972     253,545
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) before the
  undernoted.................   (21,208)    1,174    10,368       (598)    (9,692)       (241)   (223,513)        114    (243,596)
Income taxes.................       (41)     (215)    1,325         --         --          --          --      (6,703)     (5,634)
Minority interests and
  participation rights.......   (10,584)      695     4,522       (299)    (4,846)         --          --         478     (10,034)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Net earnings (loss)..........   (10,583)      694     4,521       (299)    (4,846)       (241)   (223,513)      6,339    (227,928)
                                 ======    ======    ======     ======     ======     =======     =======     =======     =======
Cash and cash equivalents....     1,133     1,021     5,980         --         14         574          --       7,846      16,568
Capital expenditures.........     5,975     2,004     3,254      4,032      1,298       3,471       5,419          99      25,552
Mining property, plant and
  equipment..................    72,379    63,955    25,503     46,539      9,546       4,111      15,000         229     237,262
Total assets.................    82,639   151,147    35,616     50,490     12,416      13,990      23,485      88,512     458,295

                                     F-C15

                                                              FOR THE YEAR ENDED DECEMBER 31, 2000
                                -------------------------------------------------------------------------------------------------
                                                               MUSSEL-      NEW     STRATONI
                                LA COIPA  BRASILIA   CRIXAS     WHITE    BRITANNIA  OPERATIONS   GREECE     CORPORATE/
                                 (CHILE)  (BRAZIL)  (BRAZIL)  (CANADA)   (CANADA)   (GREECE)   DEVELOPMENT     OTHER      TOTAL
                                 -------  --------  --------  --------   --------   --------   -----------     -----      -----
                                    $         $        $          $          $          $           $            $          $
Revenue......................    48,902    30,361    26,774     21,892     14,552      16,081         --       11,468     170,030
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Cost of sales................    37,256    19,402    10,624     12,526     10,992      16,004         --           --     106,804
Depletion and depreciation...    13,859     8,079     4,897      5,922      4,158       1,003         --           82      38,000
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                 51,115    27,481    15,521     18,448     15,150      17,007         --           82     144,804
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) from
  operations before the
  undernoted.................    (2,213)    2,880    11,253      3,444       (598)       (926)        --       11,386     25,226
Mining property, plant and
  equipment write-downs......        --        --        --         --         --          --         --           --         --
Non-operating asset
  write-downs................        --        --        --         --         --          --         --           --         --
Corporate administration.....        --        13        --         --         --          --         --        6,584      6,597
Interest expense.............       426       505     1,131         --         --          --         --        1,385      3,447
Exploration..................       768        --       584        555        515         146         --        2,929      5,497
Foreign exchange loss........        --       993       539         45         16          --         --          422      2,015
Interest income..............       (44)   (1,872)     (618)        --         --          --         --       (6,969)    (9,503)
Other........................     8,625    (3,194)     (420)       121         12          --         --          276      5,420
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
                                  9,775    (3,555)    1,216        721        543         146         --        4,627     13,473
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Earnings (loss) before the
  undernoted.................   (11,988)    6,435    10,037      2,723     (1,141)     (1,072)        --        6,759     11,753
Income taxes.................    (1,298)      253     2,529         --         --          --         --       (1,663)      (179)
Minority interests and
  participation rights.......    (5,345)    3,091     3,754      1,362       (571)         --         --       (2,787)      (496)
                                 ------    ------    ------     ------     ------     -------     -------     -------     -------
Net earnings (loss)..........    (5,345)    3,091     3,754      1,361       (570)     (1,072)        --       11,209     12,428
                                 ======    ======    ======     ======     ======     =======     =======     =======     =======
Cash and cash equivalents....        24     4,012     2,529        351         48       1,590         --       40,742     49,296
Capital expenditures.........     6,053     2,171     2,912      1,076      1,612       3,258     31,616           48     48,746

 GEOGRAPHIC SEGMENTS ARE AS FOLLOWS:

                                                                         FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                   ------------------------------
                                                                     2002        2001        2000
                                                                   -------     -------    -------
                                                                      $           $           $
Revenue
  Canada........................................................    43,932      40,691     47,912
  Chile.........................................................    46,252      41,404     48,902
  Brazil........................................................    63,566      52,085     57,135
  Greece........................................................    31,007      24,160     16,081
                                                                   -------     -------    -------
                                                                   184,757     158,340    170,030
                                                                   =======     =======    =======
Identifiable assets
  Canada........................................................   101,207     108,576
  Chile.........................................................    75,374      88,430
  Brazil........................................................   113,944     188,148
  Greece........................................................     4,158      37,475
  Other.........................................................   103,267      35,666
                                                                   -------     -------
                                                                   397,950     458,295
                                                                   =======     =======

16.    COMMITMENTS AND CONTINGENCIES

       A)     ALPHA GROUP LITIGATION

       The Ontario Court (General Division) issued its judgment in connection with the claim against TVX Gold Inc. (TVX) by three individuals (collectively the "Alpha Group") on October 14, 1998 relating to TVX's interest in the Hellenic Gold mining assets in Greece (the "Hellenic Gold Assets").

       The Court rejected full ownership and monetary damages claims but did award the Alpha Group a 12% carried interest and a right to acquire a further 12% participating interest in the Hellenic Gold Assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross-appeal.

       Subsequent to the trial decision, the Company received notification of two actions commenced by 1235866 Ontario Inc. ("1235866") the successor to Curragh Inc. ("Curragh"), Mineral Services Limited ("Mineral") and Curragh Limited ("Curragh Ltd.") against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against the Company for an interest in the Hellenic Gold Assets.

       On July 28, 1999, the Company entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of the Company's interest in the Hellenic Gold Assets. 1235866 agreed not to pursue any claim against the Company for an interest in the Hellenic Gold Assets beyond the interest which had been awarded to the Alpha Group. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement (being an economic interest) and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by the Company and its subsidiaries in connection with

                                     F-C16
       the acquisition, exploration, development and operation of the Hellenic Gold Assets up to the date of exercise.

       The Company's appeal, the Alpha Group cross-appeal and the 1235866 motion were all heard on February 17, 18 and 25, 2000. By judgment released on June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, essentially upheld the trial decision, rejected the Alpha Group cross-appeal and denied the 1235866 motion for a new trial. The result is that TVX holds, as constructive trustee, a 12% carried interest and a right to acquire a 12% participating interest in the Hellenic Gold Assets upon payment of costs associated with that interest. 1235866 continues its separate action against the Alpha Group.

       TVX and the Alpha Group have been unable to agree on the definition and application of the interests awarded in the trial judgment. Accordingly, in June, 2001, a new action was commenced between the Alpha Group and TVX to clarify the award. TVX anticipates that the hearing with respect to this matter may be held in 2004. The amount of a loss, if any, cannot be determined at this time.

       B)     LITIGATION IN GREECE

       On March 1, 2002, the Conseil d'Etat, the Greek Supreme Court, issued its judgment which annulled the purportedly valid permits issued by the Greek Government to TVX Hellas with respect to the Olympias project. The Conseil D'Etat ruling effectively prohibits development of the Olympias project. TVX is reviewing its options, including legal remedies, with respect to recovery of its investment in Greece. As a result of the judgment, the Company wrote off the carrying value of Olympias in 2001 (note 4).

       On February 15, 2002, a new mining permit, allowing for the continuation of mining beneath the village of Stratoniki was issued to TVX Hellas. A local action group filed a Petition of Annulment against the Greek Government to have the new permit annulled. This action was heard on June 7, 2002. On December 9, 2002, the Conseil D'Etat released its decision on the challenge to the Stratoni mining permits. The Company was informed that the court ruled that TVX Hellas is not required to submit a new environmental impact study to support the relevant mine permits. The court also ruled, however, that the Greek Government had improperly issued the new mining permits because the Ministry of Development had not obtained a joint ministerial decision signed by five relevant ministries prior to issuing the permits. On January 9, 2003 the Company was informed by the Greek Ministry of Development instructing that mining beneath the village of Stratoniki be suspended until the new mining permits were signed by the five relevant ministries.

       Operations were suspended on January 9, 2003 and did not re-commence once the revised permits were issued on February 18, 2003. Kinross is currently assessing its future plans for the Stratoni base metal operations. The amount of a loss, if any, cannot be determined at this time (note 19(b)).

       C)     HELLENIC GOLD COMMITMENTS

       Pursuant to the acquisition contract of the Hellenic Gold assets in 1995 the Company has the obligation to fulfill the following: (1) Gold Plant Guarantee -- the Company is obligated to construct a gold plant within two years from receiving all applicable licenses, which may be extended by a further eight months under certain circumstances. The Company pledged an amount of $7.5 million to satisfy a GRD2.6 billion guarantee;
       (2) employment must be offered by the construction contractor to 150 former employees of Hellenic Gold for a period of 18 months, during the construction of the gold plant. In 2002 the Greek State released the Company from the Gold Plant Guarantee and the relevant bank released the pledged amount; (3) the Company is also obligated to employ at least 477 employees for a period of 10 years to maintain its eligibility for government grants.

       D)     BRASILIA MINE

       In September 2001, Rio Tinto Brasil Ltda. ("Rio Tinto Brasil"), a subsidiary of Rio Tinto PLC, purported to terminate the shareholders agreement relating to Rio Paracatu Mineracao S.A., the operating corporation which holds the Brasilia mine. Rio Tinto Brasil also caused Rio Paracatu to call a meeting of its shareholders to amend its Articles of Association. The proposed amendments would permit Rio Tinto Brasil to have sole decision-making authority over Rio Paracatu through its 51% interest. Rio Tinto Brasil alleged that the transaction resulting in the formation of the TVX Newmont Americas joint venture (formerly TVX Normandy Americas joint venture) in June 1999 and the resignation of the former Chairman and Chief Executive Officer of TVX in April 2001 had triggered rights of first refusal under the shareholders agreement in favor of Rio Tinto Brasil and as such rights were not made available to Rio Tinto Brasil, it was permitted to terminate the shareholders agreement.

       The TVX Newmont Americas joint venture disagrees with Rio Tinto Brasil's interpretation of the shareholders agreement and was successful in obtaining an injunction against Rio Paracatu from holding the proposed shareholders meeting. Following the granting of the injunction in November 2001, the TVX Newmont Americas joint venture commenced a claim in Brazil against Rio Tinto Brasil and Rio Paracatu to declare that the shareholders agreement continues to be valid. Rio Tinto Brasil and the TVX Newmont Americas joint venture have each filed pleadings with respect to this action. In October 2002, Rio Tinto Brasil again caused Rio Paracatu to call a meeting of its shareholders and TVX Newmont Americas was successful in obtaining another injunction. Subsequently, Rio Tinto Brasil and TVX Newmont Americas agreed to freeze litigation activities until the end of January 2003 which date coincides with the termination date specified in the combination agreement among Kinross, TVX and Echo Bay (note 19(c)).

                                     F-C17

       In the event that Rio Tinto Brazil is successful in having the court rule that its termination of the shareholders agreement was valid, TVX would not be able to exercise joint control of Rio Paracatu under the terms of the agreement. In the event of such outcome, TVX will evaluate other legal remedies with respect to the management of Rio Paracatu. If TVX is not able to retain joint control of Rio Paracatu, management of Rio Paracatu, and operation of the Brasilia mine would be subject to the discretion of Rio Tinto Brasil. Further, upon a loss of joint control, TVX would no longer proportionately consolidate its interest in Rio Paracatu and would account for its interest using the equity method under Canadian and US GAAP. The termination of the shareholders agreement would not effect TVX's current ownership interest in Rio Paracatu and the amount of a loss, if any, cannot be determined at this time.

       NORMANDY INTERNATIONAL HOLDINGS (PTY) LTD. ("NORMANDY") INDEMNIFICATION

       Effective July 1, 1999, the Company conveyed 50% of its interests in five operating mines to Normandy for net proceeds of $180,953. As part of the transaction, the Company agreed to indemnify Normandy until June 2005 for up to $15 million of unforeseen, pre-existing environmental liabilities associated with the assets transferred. These assets were reacquired under the terms of the transaction described in note 19(a).

       GENERAL

       Various lawsuits are pending against the Company. The actual liability with respect to these lawsuits is not determinable, but management believes, based on the opinion of counsel, that any liability will not materially affect the Company's consolidated financial position.

17. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

       The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which generally conform to generally accepted accounting principles in the United States ("US GAAP") except for the following significant differences that affect the Company:

       a)   (i)   Effective January 1, 2000, the Company adopted the asset and liability method of accounting for income taxes under Canadian GAAP (note 2(d)). This change was made without restatement of the 1999 comparative figures.

            Prior to 2000, under Canadian GAAP, deferred income taxes were determined using the deferral method whereby deferred income taxes were provided for timing differences based on tax rates in effect when the timing difference arose. Under US GAAP, income taxes are determined using the liability method whereby deferred income taxes are provided for temporary differences using tax rates expected to apply when the differences reverse (notes 2(d) and 12).

       (ii) The income tax expense (recovery) adjustment results from the tax effects of US GAAP adjustments described in note 17 and the application of the accounting policy described in note 17(a)(i) for the period prior to January 1, 2000.

       b) Under Canadian GAAP, the Notes (note 14) were accounted for under a components approach whereby the Notes were presented with both liability and equity components as explained in note 14. Under US GAAP, these Notes were treated as long-term debt and all interest amounts (to the extent not capitalized to development projects) and amortization of debt issue costs were included in income.

       On July 10, 2001, the Company completed the conversion of the Notes into 32,150,118 common shares of the Company valued at $211,761.

       As explained above, prior to the conversion, the Notes were accounted for under a components approach under Canadian GAAP. The effects of the conversion under Canadian GAAP are described in note 14.

       Under US GAAP, these Notes were treated as long-term debt. In accordance with US GAAP, an extraordinary gain of $34,181 net of income taxes of $nil, was recorded on this extinguishment of debt. The gain is comprised of the difference between the carrying value of the Notes and the value of the common shares issued less related transaction costs and the write-off of unamortized debt issue costs.

       c) Under US GAAP, start-up costs are expensed as incurred. Under Canadian GAAP, start-up costs are deferred and amortized over the mine life.

       d) Under Canadian GAAP, capital assets are written down to net recoverable amount when the expected undiscounted future cash flows from their use are less than the asset carrying amount (note 4). Under US GAAP, when the expected undiscounted future cash flows show a deficiency, the asset is written down to fair value. Fair value has been estimated using discounted expected future cash flows. In 2002 under Canadian GAAP, the Company wrote down a capital asset which had already been written down under US GAAP. This resulted in a reduction in the write down recorded under US GAAP in 2002.

       An adjustment to the deferred tax liability resulted from the US GAAP adjustment.

       e) Under US GAAP, the components of changes in non-cash working capital are to be disclosed. They are as follows:

                                     F-C18

                                                                    FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                  2002      2001       2000
                                                                  ----      ----       ----
                                                                   $         $          $
       Accounts receivable....................................   4,163    (7,065)    (4,070)
       Inventories............................................   3,442     8,913      5,034
       Accounts payable.......................................    (426)   (2,368)    (3,623)
                                                                 -----      ----     ------
                                                                 7,179      (520)    (2,659)
                                                                 =====      ====     ======

       f) Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("the Standards"). These Standards require companies to record derivatives on the balance sheet as assets or liabilities, measured at their fair value. If the derivative is designated as a fair value hedge, the effective portions of the changes in the fair value of the derivative, and changes in the fair value of the hedged item attributable to the hedged risk, are recognized in the income statement. If the derivative is designated as a cash flow hedge, the effective portion of the changes in fair value of the derivative are recorded in other comprehensive income ("OCI") and are recognized in the income statement when the hedged item is recognized. Accordingly, ineffective portions of changes in the fair value of hedging instruments are recognized in earnings immediately. Gains or losses arising from hedging activities, including the ineffective portion, are reported in the same income statement caption as the hedged item. Gains or losses from derivative instruments for which hedge accounting is not applied are reported in other income.

       In accordance with the transition provisions of the Standards, the Company recorded the following after-tax cumulative adjustments on January 1, 2001 as a result of recording all derivative financial instruments on the consolidated balance sheet at fair value:

              - an increase in OCI of $17.5 million, net of future income taxes of $nil;

              -      an increase in assets of $12.5 million; and

              -      a decrease in liabilities of $5 million.

       The Company has entered into the following types of derivative instruments:

       (See note 11 for details on the Company's commodity contracts and financial instruments).

       i) Certain gold put options, lease rate swaps and lead and zinc forward contracts

       Prior to adoption of the Standards, these instruments were accounted for as cash flow hedges of future metals sales under both US and Canadian GAAP. On adoption of the Standards, the Company elected not to designate these contracts as hedges for US accounting purposes with the effect that the contracts were recognized at their fair value on January 1, 2001, with an offsetting amount in OCI. Changes in the fair value of these derivative instruments subsequent to January 1, 2001, have been reflected in current period earnings under US GAAP.

       ii)    Written silver call options and certain gold put options

       Prior to the adoption of the Standards, these derivative instruments were recorded at their fair value on the balance sheet with subsequent changes in fair value reflected in current period earnings. The adoption of the Standards did not result in any change in the accounting treatment for these derivative instruments and does not represent a US GAAP difference as the Company records these instruments at fair value for Canadian reporting purposes.

       iii)   Foreign currency contracts

       Prior to the adoption of the Standards, these contracts were recorded at their fair value in the balance sheet with subsequent changes in fair value reflected in current period earnings. The adoption of the Standards did not result in any change in the US accounting treatment for the contracts. Under Canadian GAAP, foreign currency contracts are recorded when the corresponding hedge-designated period is reached.

       The Company estimates that $7.3 million of gains, net of future income taxes of $nil, will be reclassified from OCI to current period earnings within the next twelve months.

       A reconciliation of changes in OCI attributed to hedging activities is as follows:

                                                                                                                  DECEMBER 31,
                                                                                                                ---------------
                                                                                                                 2002     2001
                                                                                                                ------   ------
                                                                                                                   $        $
       Hedging gains, net of future income taxes of $nil, beginning of period................................   10,985   17,544
       Hedging gains at beginning of period reclassified to earnings, net of future income taxes of $nil.....    8,025    6,559
                                                                                                                ------   ------
       Total hedging gains net of future income taxes of $nil................................................    2,960   10,985
                                                                                                                ======   ======

       g) The minority interests and participation rights adjustment arises from the minority interests and participation rights impacts of the US GAAP adjustments described in note 17.

       h) The La Coipa, Brasilia and Crixas mines are proportionately consolidated under Canadian GAAP. These mines would be accounted for using the equity method under US GAAP. An accommodation is available under certain conditions pursuant to Item 17(c)(2)(vii) of SEC Form 20-F which permits the omission of differences in classification or display that result from using proportionate consolidation in the reconciliation to

                                     F-C19

       US GAAP. The Company has evaluated the criteria and has determined that the La Coipa, Brasilia and Crixas mines qualify for this accommodation as these joint ventures are operating entities, the significant financial and operating policies of which are, by contractual arrangement, jointly controlled by all parties having an equity interest in these entities.

       i) For purposes of this US GAAP reconciliation, the terms "proven and probable reserves," "exploration," "development," and "production" have the same meaning under both US and CAN GAAP.

       Exploration costs incurred are expensed at the same point in time based on the same criteria under both US and CAN GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both US and CAN GAAP.

       As a result of the above, the following would be US GAAP information for the years ended December 31:


    INCOME STATEMENT

                                                                                         2002       2001       2000
                                                                                       -------    --------     ------
                                                                                          $           $          $
    Earnings (loss) in accordance with Canadian GAAP................................   (30,616)   (227,928)    12,428
    Mining property write-downs (d).................................................        --     (51,185)        --
    Depletion and depreciation (c)(d)...............................................     4,046       2,830      3,410
    Interest expense (b)............................................................        --      (1,107)    (2,101)
    Income tax expense (recovery) (a)...............................................      (602)      3,650      2,092
    Minority interests and participation rights (g).................................    (1,722)      2,160     (1,705)
    Foreign exchange gain (loss) (f)(iii)...........................................        21      (1,821)     1,800
    Non-operating asset write-downs (d).............................................     9,900          --         --
    Other income (f)(i).............................................................    (3,235)        967         --
                                                                                       -------    --------     ------
    Earnings (loss) in accordance with US GAAP, before extraordinary gain...........   (22,208)   (272,434)    15,924
    Extraordinary gain (net of tax) (b).............................................        --      34,181         --
                                                                                       -------    --------     ------
    Earnings (loss) in accordance with US GAAP......................................   (22,208)   (238,253)    15,924
                                                                                       =======    ========     ======
    Earnings (loss) per share under US GAAP, before extraordinary gain..............     (0.54)     (14.42)      4.45
    Earnings (loss) per share under US GAAP.........................................     (0.54)     (12.61)      4.45

    BALANCE SHEET

                                                                                             2002         2001
                                                                                           -------       ------
                                                                                              $             $
    Current assets (f).................................................................    154,758       95,454
    Mining property, plant and equipment (b), (c), (d).................................    198,511      219,997
    Deferred charges (f)...............................................................      4,925        6,694
    Current liabilities (f)............................................................     35,906       43,688
    Deferred tax liability (a).........................................................     17,347       17,298
    Long-term debt (b).................................................................         --       58,832
    Minority interests and participation rights (g)....................................    120,002      126,211
    Contributed surplus (b)............................................................      1,526        1,526
    Deficit............................................................................   (450,702)    (428,494)
    Other comprehensive income (f).....................................................      2,959       10,985

    STATEMENT OF CASH FLOWS

                                                                                         2002       2001       2000
                                                                                       -------    --------     ------
                                                                                          $           $          $
    Cash provided from operations...................................................    44,406      45,783     32,557
    Cash used for investing activities (b)..........................................    28,042     (27,230)  (106,478)
    Cash provided from (used for) financing activities (b)..........................    26,196     (51,281)    29,777
    Net cash, end of year...........................................................   115,212      16,568     49,296

18.    COMPARATIVE FIGURES

       Certain comparative figures have been reclassified to conform to the presentation used in the current year.

                                     F-C20

19.    SUBSEQUENT EVENTS

       A)     ACQUISITION AND MERGER

       TVX, Echo Bay Mines Ltd. ("Echo Bay") and Kinross Gold Corporation ("Kinross") entered into a combination agreement dated June 10, 2002, as amended as of July 12, 2002 and November 19, 2002, for the purpose of combining the ownership of their respective businesses. The combination was to be effected by way of a plan of arrangement under the Canada Business Corporations Act ("CBCA").

       In a separate transaction, TVX and a subsidiary of TVX entered into two agreements dated June 10, 2002, each as amended as of November 19, 2002, with a subsidiary of Newmont Mining Corporation ("Newmont"). Pursuant to these agreements, TVX acquired Newmont's 50% non-controlling interest in the TVX Newmont Americas joint ventures (shown as "Minority interests and participation rights" in the December 31, 2002 TVX balance sheet) for an aggregate price of $180 million with an effective date of January 31, 2003.

       On January 31, 2003, the shareholders of TVX approved the Plan of Arrangement allowing the combination of the TVX, Echo Bay and Kinross businesses. Subsequent to this, on January 31, 2003, the Superior Court of Justice, Ontario approved the Plan of Arrangement.

       Upon completion, on January 31, 2003, of the Plan of Arrangement and the purchase of Newmont's interest in the TVX Newmont Americas joint venture, and taking into account the Kinross three old for one new share consolidation approved by Kinross shareholders at the January 28, 2003 Special Meeting of Kinross Shareholders, TVX shareholders received 2.1667 shares of Kinross for each TVX share.

       B)     GREECE

       On January 9, 2003, the Greek Ministry of Development ordered TVX Hellas to suspend mining beneath the village of Stratoniki. The suspension at the Stratoni mine took immediate effect and would be released upon the receipt of new mining permits signed by the five relevant ministries of the Greek Government. Pursuant to the order, operations were suspended and did not re-commence once the revised permits were issued on February 18, 2003 as Kinross attempted to negotiate a settlement and possible exit strategy with the Greek Government.

       The Greek Government undertook initiatives to put together a viable long-term structure for the re-opening of the Stratoni mine. Representatives of the participants of the new plan will meet in order to set in motion the legal processes for the completion of the new structure.

       The new structure includes a major Greek mining enterprise, a group of Greek construction companies and Kinross, as well as local Prefectural and Municipal Authorities.

       As part of the overall agreement, and with Kinross' commitment of $10 million for the support of the new plan, Kinross will retain the mineral rights at Skouries, with the prospect of conducting a systematic exploration and evaluation of the deposit.

       For the transitional period and until the undertaking of the mines by the new structure, Kinross has pledged to the Greek Government that it will maintain the operation of the water treatment plant for the protection of the environment, thus safeguarding public health and safety in the region. In the meantime, TVX Hellas, in order to protect its interest, has filed a petition for suspension of payments.

       C)     BRASILIA MINE

       With respect to the dispute between Rio Tinto Brasil and TVX Newmont Americas, as more fully described in note 16(d), the freeze date for litigation was extended to April 22, 2003. On April 28, 2003, a TVX subsidiary received notification from Rio Tinto Brasil stating that they preserve their right to litigate in respect of the alleged breach of the shareholders agreement and alleging that the combination (note 19(a)) breached the shareholders agreement as well.

       D)     NEW CREDIT FACILITY

       In February 2003, Kinross and three of its wholly-owned subsidiaries ("the Borrowers") entered into a new syndicated credit facility. The new syndicated credit facility has a maturity date of December 31, 2005 and a total committed amount of $125.0 million. The primary purpose of the credit facility is to enable the Borrowers to issue letters of credit to various regulatory agencies to satisfy financial assurance requirements. The shares of TVX Gold Inc. and 13 wholly owned subsidiaries have been pledged as collateral for this credit facility.

                                     F-C21

REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS




The Board of Directors
Echo Bay Mines Ltd.

We have audited the consolidated balance sheets of Echo Bay Mines Ltd. as at December 31, 2002 and 2001 and the consolidated statements of operations, deficit and cash flow for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.



                                                          /s/ Ernst & Young LLP
Edmonton, Canada
February 7, 2003, except for note 18(c),
as to which the date is March 26, 2003                    Chartered Accountants


                                      F-D1


                                          ECHO BAY MINES LTD.

                                      CONSOLIDATED BALANCE SHEETS

                                              December 31

(thousands of U.S. dollars)                                                  2002             2001
---------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                              $    22,967      $    12,351
   Short-term investments                                                       7,183            1,910
   Interest and accounts receivable                                             4,177            3,645
   Inventories (note 2)                                                        20,834           29,506
   Prepaid expenses and other assets                                            1,954            3,725
---------------------------------------------------------------------------------------------------------
                                                                               57,115           51,137

Plant and equipment (note 3)                                                  100,576          120,969
Mining properties (note 3)                                                     29,017           32,903
Long-term investments and other assets (note 4)                                36,982           55,795
---------------------------------------------------------------------------------------------------------
                                                                          $   223,690      $   260,804
=========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities                               $    24,813      $    24,284
   Income and mining taxes payable                                              3,793            3,570
   Debt and other financings (note 5)                                              --           17,000
   Reclamation and mine closure liabilities (note 8)                            4,560            3,841
   Deferred income (note 6)                                                        --              876
---------------------------------------------------------------------------------------------------------
                                                                               33,166           49,571

Debt and other financings (note 5)                                                 --            6,714
Deferred income (note 6)                                                        6,393           47,042
Reclamation and mine closure liabilities (note 8)                              46,512           49,726
Deferred income taxes                                                             945              925

Commitments and contingencies (notes 8, 16 and 17)

Shareholders' equity:
   Capital stock (note 12), no par value, unlimited number
   authorized; issued and outstanding - 541,272,675 shares                  1,042,571          713,343
   Capital securities (note 7)                                                     --          157,453
   Deficit                                                                   (879,238)        (734,665)
   Foreign currency translation                                               (26,659)         (29,305)
---------------------------------------------------------------------------------------------------------
                                                                              136,674          106,826
---------------------------------------------------------------------------------------------------------
                                                                          $   223,690      $   260,804
=========================================================================================================

See accompanying notes.
On behalf of the Board:              "Brian W. Penny"                   "Scott A. Caldwell"
                                           Director                            Director

                                      F-D2

                                               ECHO BAY MINES LTD.

                                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Year ended December 31


(thousands of U.S. dollars,
except for per share data)                                                2002             2001            2000
---------------------------------------------------------------------------------------------------------------------
Revenue                                                               $    206,529     $    237,684    $    280,976
---------------------------------------------------------------------------------------------------------------------
Expenses:
   Operating costs                                                         128,136          175,341         173,435
   Royalties (note 17)                                                       7,799            7,597           8,034
   Production taxes                                                          1,222              177           2,460
   Depreciation and amortization                                            35,271           42,101          50,664
   Reclamation and mine closure                                              5,066            6,098          10,572
   General and administrative                                                9,141            5,623           5,650
   Exploration and development                                               8,554            3,466          10,336
   Interest and other (note 9)                                              13,420            6,106           3,012
   Loss on retirement of capital securities (note 12)                        5,461               --              --
---------------------------------------------------------------------------------------------------------------------
                                                                           214,070          246,509         264,163
---------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                                         (7,541)          (8,825)         16,813
Income tax expense (recovery) (note 10)                                        149           (3,147)         (1,748)
---------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                                  $     (7,690)    $      (5,678)  $      18,561
---------------------------------------------------------------------------------------------------------------------

Net earnings (loss) attributable to common shareholders (note 7)     $    (144,573)   $     (22,985)  $       3,164
=====================================================================================================================

Earnings (loss) per share - basic and fully diluted                  $       (0.34)   $       (0.16)  $        0.02
=====================================================================================================================
Weighted average number of shares outstanding (thousands)
   - basic and diluted                                                     429,783          140,607         140,607
=====================================================================================================================

                                          CONSOLIDATED STATEMENTS OF DEFICIT

Year ended December 31


(thousands of U.S. dollars)                                                   2002             2001            2000
---------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                           $    (734,665)   $    (711,680)  $    (714,844)

Net earnings (loss)                                                         (7,690)          (5,678)         18,561

Loss on  retirement  of capital  securities,  net of nil tax effect       (132,302)              --              --
(note 7)
Interest on capital securities, net of nil tax effect (note 7)              (4,581)         (17,307)        (15,397)
---------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                 $    (879,238)   $    (734,665)  $    (711,680)
=====================================================================================================================

See accompanying notes.

                                      F-D3

                                                     ECHO BAY MINES LTD.

                                            CONSOLIDATED STATEMENTS OF CASH FLOW

                                                   Year ended December 31


(thousands of U.S. dollars)                                                        2002            2001            2000
-----------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN):
OPERATING ACTIVITIES
Net earnings (loss)                                                            $    (7,690)    $    (5,678)    $    18,561
Add (deduct):
   Depreciation                                                                     27,572          31,093          32,457
   Amortization                                                                      7,699          11,008          18,207
   Amortization of mining costs                                                      2,328           6,118           4,202
   Loss on retirement of capital securities                                          5,461              --              --
   Deferred income included in revenue (note 6)                                    (30,733)        (18,609)        (24,473)
   Deferred income included in operating costs (note 6)                                 --          (2,846)         (3,149)
   Deferral of gains on restructuring of hedge commitments                              --              --           4,287
   Deferred income taxes                                                                --          (3,358)         (2,400)
   Net gain on sale of other assets (note 9)                                        (1,242)           (700)           (432)
   Unrealized losses on share investments                                               --             150              28
   Provision for impaired assets (note 9)                                            7,000           4,384              --
   Provision for deferred gains and losses on modified hedge contracts
       (note 9)                                                                      3,098              --              --
   Allowance for bad debts (note 9)                                                  1,509              --              --
   Other                                                                               245             588          (1,084)
Change in cash invested in operating assets and liabilities:
   Interest and accounts receivable                                                 (2,035)           (648)            (85)
   Inventories                                                                       6,884           8,780          (2,869)
   Prepaid expenses and other assets                                                   (56)            166             (31)
   Accounts payable and accrued liabilities                                         (1,174)          3,304             496
   Income and mining taxes payable                                                     266          (2,174)          2,790
-----------------------------------------------------------------------------------------------------------------------------
                                                                                    19,132          31,578          46,505
-----------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Mining properties, plant and equipment                                             (12,581)        (22,817)        (11,589)
Long-term investments and other assets                                              (4,518)         (1,879)           (524)
Proceeds on sale of plant and equipment                                              1,872             943             332
Other                                                                                1,194            (243)            894
-----------------------------------------------------------------------------------------------------------------------------
                                                                                   (14,033)        (23,996)        (10,887)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Debt repayments                                                                    (17,000)         (9,500)        (36,750)
Debt borrowings                                                                         --              --          12,000
Units offering, net of issuance costs (note 12 )                                    25,513              --              --
Warrants exercised                                                                       4              --              --
Costs of capital securities retirement                                              (3,000)             --              --
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     5,517          (9,500)        (24,750)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                10,616          (1,918)         10,868
Cash and cash equivalents, beginning of year                                        12,351          14,269           3,401
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                         $    22,967     $    12,351     $    14,269
=============================================================================================================================

See accompanying notes.

                                      F-D4

                               ECHO BAY MINES LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               Dollar amounts in thousands of U.S. dollars, except
            amounts per share and per ounce or unless otherwise noted

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Echo Bay Mines Ltd. ("Echo Bay" or the "Company") is engaged in the production of gold and silver and related activities including exploration, development, mining and processing. These activities are conducted principally in the United States and Canada. Gold accounted for 96% and silver 4% of 2002 revenue respectively. The Company has two operating mines: Round Mountain in Nevada, United States and Lupin in Nunavut Territory, Canada. The Company's Kettle River mine in Washington, United States was placed on care and maintenance in October 2002. The Company operated a fourth mine, McCoy/Cove in Nevada, United States, until March 31, 2002, at which date mining and processing activities were completed. The Company holds a 100% interest in its Kettle River and Lupin mines and a 50% interest in its Round Mountain, which it operates, with the remaining 50% interest held by affiliates of Barrick Gold Corporation. The Company's McCoy/Cove mine was conveyed to a subsidiary of Newmont Mining Corporation effective February 7, 2003 as described in note 18.

The Company's financial position and operating results are directly affected by the market price of gold in relation to the Company's production costs. Silver price fluctuations also affect the Company's financial position and operating results, although to a lesser extent. Gold and silver prices fluctuate in response to numerous factors beyond the Company's control.

The consolidated financial statements are prepared on the historical cost basis in accordance with accounting principles generally accepted in Canada and, in all material respects, conform with accounting principles generally accepted in the United States, except as described in note 13. The statements are expressed in U.S. dollars.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Certain of the comparative figures have been reclassified to conform to the current year's presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. Interests in joint ventures, each of which by contractual arrangement is jointly controlled by all parties having an equity interest in the joint venture, are accounted for using the proportionate consolidation method to consolidate the Company's share of the joint venture's assets, liabilities, revenues and expenses.


                                      F-D5

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

SHARE INVESTMENTS

Short-term investments, comprised of publicly traded common shares, are recorded at the lower of cost or quoted market prices, with unrealized losses included in income. Long-term common share investments are recorded at cost. A provision for loss is recorded in income if there is a decline in the market value of a long-term share investment that is other than temporary. If the Company's share investment represents more than 20% ownership interest and the Company can exercise significant influence over the investee, the equity method of accounting is used. The equity method reports the investment at cost adjusted for the Company's pro rata share of the investee's undistributed earnings or losses since acquisition.

FOREIGN CURRENCY TRANSLATION

The Company's self-sustaining Canadian operations are translated into U.S. dollars using the current-rate method, which translates assets and liabilities at the year-end exchange rate and translates revenue and expenses at average exchange rates. Exchange differences arising on translation are recorded as a separate component of shareholders' equity. The change in the balance is attributable to fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

REVENUE RECOGNITION

Revenue is recognized when title to delivered gold or silver and the risks and rewards of ownership pass to the buyer.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share are calculated based on the weighted average number of common shares outstanding during the year. For per share calculations, the amount of capital securities interest and loss on conversion that is charged directly to the deficit decreases the earnings, or increases the loss, attributable to common shareholders. Fully diluted earnings (loss) per share are the same as basic earnings (loss) per share because the Company's outstanding options are not dilutive.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



                                      F-D6

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

INVENTORIES

Precious metals and in-process inventories are valued at the lower of cost, using the "first-in, first-out" method, or net realizable value. Materials and supplies are valued at the lower of average cost or replacement cost.

PLANT AND EQUIPMENT

Plant and equipment are recorded at cost. Plant and equipment that have useful lives shorter than the mine life are depreciated using the straight-line method over each asset's estimated remaining economic life to a current maximum of 4 years.

MINING PROPERTIES - PRODUCING MINES' ACQUISITION AND DEVELOPMENT COSTS

Mining properties are recorded at cost of acquisition. Mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. These expenditures are amortized against earnings on the unit-of-production method based on estimated recoverable ounces of gold. Estimated recoverable ounces of gold include proven and probable reserves and non-reserve material when sufficient objective evidence exists to support a conclusion that it is probable the non-reserve material will be produced.

For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, only proven and probable reserves are considered when applying the unit-of-production method. Non-reserve material was not used in the periods covered by these financial statements when applying the unit-of-production method under both Canadian and U.S. generally accepted accounting standards.





                                      F-D7

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

DEVELOPMENT PROPERTIES

At properties identified as having the potential to add to the Company's proven and probable reserves, the direct costs of acquisition and development are capitalized only if there is sufficient objective evidence to indicate that it is probable that the property will become an operating mine. Factors considered in making this assessment include the existence and nature of known resources and proven and probable reserves, whether the proximity of the property to existing mines and ore bodies increases the probability of developing an operating mine, the results of recent drilling on the property and the existence of feasibility studies or other analyses demonstrating the existence of commercially recoverable ore. Capitalized costs are evaluated for recoverability when events or circumstances indicate that investment in the property may be impaired and are written off if it is determined that the project is not commercially feasible in the period in which this determination is made. The assessment of cost recoverability is based on proven and probable reserves on the property, if any, as well as resources which do not meet the criteria for classification as a proven or probable reserve. If production commences, capitalized costs are transferred to "producing mines' acquisition and development costs" and amortized as described above.

For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements that do not meet the criteria for capitalization under both Canadian and U.S. generally accepted accounting standards.

DEFERRED MINING COSTS

Mining costs incurred to remove ore and waste from an open pit and to access new production areas in an underground mine are capitalized as long-term deferred costs. These costs are deferred because they relate to gold that will be produced in future years and they are charged to operating costs in the period that the related production occurs.

For open pit operations, mining costs are capitalized on an individual mine basis, using the ratio of total tons of waste and ore to be mined to total gold ounces to be recovered over the life of the mine. Costs are capitalized in periods when the ratio of tons mined to gold produced exceeds the expected average for the mine. Amortization occurs in periods when the ratio is less than the expected average. This accounting method considers variations in grade and recovery in addition to waste-to-ore ratios and results in the recognition of mining costs evenly over the life of the mine as gold is produced.




                                      F-D8

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

For underground mining operations, the costs of accessing and developing new production areas are deferred and expensed as operating costs in the period in which the related production occurs.

EXPLORATION COSTS

The costs of exploration programs are expensed as incurred.

RECLAMATION AND MINE CLOSURE COSTS

Estimated site restoration and closure costs for each producing mine are charged against operating earnings on the unit-of-production method based on estimated recoverable ounces of gold.

INCOME TAXES

The Company uses the liability method of accounting for income taxes whereby deferred income taxes are based on applying statutory tax rates to the differences between the carrying amounts of assets and liabilities for accounting and tax purposes. A valuation adjustment is provided against deferred income tax assets unless they are considered more likely than not to be realized.

PROPERTY EVALUATIONS

The Company annually reviews detailed engineering life-of-mine plans for each mine. Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Expected future undiscounted cash flows are calculated using estimated recoverable ounces of gold (considering proven and probable mineral reserves and mineral resources expected to be converted into mineral reserves), future sales prices (considering current and historical prices, price trends and related factors), operating costs, capital expenditures, reclamation and mine closure costs. Reductions in the carrying amount of long-lived assets, with a corresponding charge to earnings, are recorded to the extent that the estimated future cash flows are less than the carrying amount.

The Company's estimates of future cash flows are subject to risks and uncertainties. It is possible that changes may occur which could affect the recoverability of the Company's long-lived assets.

For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, estimated recoverable ounces of gold include proven and probable reserves. Impairment amounts reported in these financial statements under Canadian or U.S. generally accepted accounting standards are not affected by this difference.



                                      F-D9

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

RESERVE RISKS

If the Company were to determine that its reserves and future cash flows should be calculated at a significantly lower gold price than the $300 per ounce price used at December 31, 2002, there would likely be a material reduction in the amount of gold reserves. In addition, if the price realized by the Company for its gold or silver bullion were to decline substantially below the price at which mineral reserves were calculated for a sustained period of time, the Company potentially could experience material write-downs of its investment in its mining properties. Under certain of such circumstances, the Company might discontinue the development of a project or mining at one or more of its properties or might temporarily suspend operations at a producing property and place that property in a "care and maintenance" mode. Reserves could also be materially and adversely affected by changes in operating and capital costs and short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades and ore types.

Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, and other factors. Changes in the significant assumptions underlying future cash flow estimates, including assumptions regarding precious metals prices, may have a material effect on future carrying values and operating results.

CAPITALIZATION OF INTEREST

Interest cost is capitalized on construction programs until the facilities are ready for their intended use.

EMPLOYEE BENEFIT PLANS

Obligations and related costs under defined contribution employee benefit plans are accrued as the benefits are earned by the employees. The Company does not have any defined benefit plans.

STOCK-BASED COMPENSATION PLANS

The Company has three stock-based compensation plans, which are described in note 12. No compensation expense is recognized for these plans when the stock or stock options are issued to employees. Any consideration paid by employees on the exercise of stock options is credited to share capital.


                                     F-D10

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

HEDGING ACTIVITIES

The Company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the Company locks in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

The gold- and silver-related instruments used in these transactions include forward sales contracts and options. These forward sales contracts obligate the Company to sell gold or silver at a specific price on a future date. Call options give the holder the right, but not the obligation to buy gold or silver at a specific future date at a specific price. These tools reduce the risk of gold and silver price declines, but also could limit the Company's participation in increases of gold and silver prices. The Company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

Gains and losses resulting from hedging activities are recognized in earnings on a basis consistent with the hedged item. When hedged production is sold, revenue is recognized in amounts implicit in the commodity loan, delivery commitment or option agreement. Gains or losses on foreign currency are recorded in operating costs, or capitalized in the cost of assets, when the hedged Canadian dollar transactions occur. Gains and losses on early termination of hedging contracts are deferred until the formerly hedged items are recognized in earnings. Premiums paid or received on gold and silver option contracts purchased or sold are deferred and recognized in earnings on the option expiration dates. Call options written after October 24, 2000 are carried at fair value in accordance with Emerging Issues Committee Abstract 113, "Accounting by Commodity Producers for Written Call Options."





                                     F-D11

2.     INVENTORIES

                                                   2002              2001
-------------------------------------------------------------------------------
Precious metals bullion                       $      5,239      $     12,215
In-process                                           4,332             5,720
Materials and supplies                              11,263            11,571
-------------------------------------------------------------------------------
                                              $     20,834      $     29,506
===============================================================================

3.     PROPERTY, PLANT AND EQUIPMENT


NET BOOK VALUE                                                                              2002             2001
--------------------------------------------------------------------------------------------------------------------
                                                   Plant and            Mining          Net Book         Net Book
Property and percentage owned                      Equipment        Properties             Value            Value
--------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                            $     48,868      $     14,149      $     63,017     $     76,001
McCoy/Cove (100%)                                      7,507                --             7,507           10,104
Lupin (100%)                                          13,914             1,925            15,839           22,193
Aquarius (100%)                                       29,994            12,943            42,937           43,680
Other                                                    293                --               293            1,894
--------------------------------------------------------------------------------------------------------------------
                                                $    100,576      $     29,017      $    129,593     $    153,872
====================================================================================================================

PLANT AND EQUIPMENT                                                       2002                               2001
--------------------------------------------------------------------------------------------------------------------
                                                                      Net Book                           Net Book
                                                        Cost             Value              Cost            Value
--------------------------------------------------------------------------------------------------------------------
Land improvements and utility systems           $     69,062      $      2,047      $     72,977     $      3,220
Buildings                                            157,597            20,496           153,779           25,466
Equipment                                            391,157            47,029           385,086           53,371
Construction in progress                              37,005            31,004            43,337           38,912
--------------------------------------------------------------------------------------------------------------------
                                                $    654,821      $    100,576      $    655,179     $    120,969
====================================================================================================================

MINING PROPERTIES                                                                           2002             2001
--------------------------------------------------------------------------------------------------------------------
Producing mines' acquisition and development costs                                  $    283,641     $    280,545
Less accumulated amortization                                                            267,567          260,365
--------------------------------------------------------------------------------------------------------------------
                                                                                          16,074           20,180
Development properties' acquisition and development costs                                 12,943           12,723
--------------------------------------------------------------------------------------------------------------------
                                                                                    $     29,017     $     32,903
====================================================================================================================

During 2002, the Company wrote down the carrying values of the Lupin mine. During 2001, the Company wrote down the carrying values of the Kettle River mine (note 9).

                                     F-D13

4.     LONG-TERM INVESTMENTS AND OTHER ASSETS


                                                                           2002            2001
------------------------------------------------------------------------------------------------------
Modification of hedging contracts                                      $     16,291    $     29,305
Deferred mining costs                                                        10,362          15,648
Reclamation and other deposits                                               10,144          10,485
Premiums paid on gold and silver option contracts                                --           1,871
Other                                                                           185             357
------------------------------------------------------------------------------------------------------
                                                                             36,982          57,666
Less current portion included in prepaid expenses and other assets               --           1,871
------------------------------------------------------------------------------------------------------
                                                                       $     36,982    $     55,795
======================================================================================================

       MODIFICATION OF HEDGING CONTRACTS
       Losses on the early termination or other restructuring of gold and silver hedging contracts are deferred until the formerly hedged items are recognized in earnings. The remaining deferred losses relate to gold to be produced at the Lupin mine and are expected to be recognized as follows: $5.2 million in 2003 and $11.1 million in 2004. Refer to note 6 for a discussion of the deferral of gains on the modification of hedging contracts and note 9 for a discussion on the provision for deferred losses previously relating to 2005 to 2008.

       DEFERRED MINING COSTS
       Deferred mining costs include $10.4 million (2001 - $13.8 million) in respect of deferred stripping at the Round Mountain mine and $nil (2001 - $1.9 million) in respect of underground costs at the Lupin mine. The deferred mining ratio for the Round Mountain mine in 2002 was 95 tons per ounce recovered (2001
- 112 tons, 2000 - 127 tons). During 2002, the Company wrote off the remaining deferred mining costs for the Lupin mine (note 9).

       PREMIUMS PAID ON GOLD AND SILVER HEDGING CONTRACTS
       Premiums paid on gold and silver hedging contracts are deferred and recognized in earnings on their expiration dates. These deferred premiums were recognized in 2002. Refer to note 6 for a discussion of the deferral of premiums received on gold and silver option contracts sold.

5.     DEBT AND OTHER FINANCINGS

                                                     2002            2001
------------------------------------------------------------------------------
Revolving credit facility                         $       --      $   17,000
Capital securities (note 7)                               --           6,714
------------------------------------------------------------------------------
                                                          --          23,714
Less current portion                                      --          17,000
------------------------------------------------------------------------------
                                                  $       --      $    6,714
==============================================================================

CURRENCY LOANS

In May 2002, the Company repaid the remaining $17.0 million on its revolving credit facility.

OTHER INFORMATION

The Company had $19.2 million in outstanding surety bonds and letters of credit at December 31, 2002, primarily related to the bonding of future reclamation obligations. At December 31, 2002, annual fees on the letters of credit range from 0.5% to 1.25%.

Interest payments were $0.3 million in 2002, $1.8 million in 2001 and $4.3 million in 2000.

                                     F-D13

6.     DEFERRED INCOME

                                                                  2002              2001
-----------------------------------------------------------------------------------------------
Modification of hedging contracts                             $      6,393      $     47,042
Premiums received on gold and silver hedging contracts                  --               876
-----------------------------------------------------------------------------------------------
                                                                     6,393            47,918
Less current portion                                                    --               876
-----------------------------------------------------------------------------------------------
                                                              $      6,393      $     47,042
===============================================================================================

       MODIFICATION OF HEDGING CONTRACTS
       Gains on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred until the formerly hedged items are recognized in earnings. The remaining deferred gains relate to gold to be produced at the Lupin mine are expected to be recognized as follows: $2.5 million in 2003 and $3.9 million in 2004. Refer to note 4 for a discussion of the deferral of losses on the modification of hedging contracts and note 9 for a discussion on the provision for deferred gains previously relating to 2005 and 2006.

       PREMIUMS RECEIVED ON GOLD AND SILVER OPTION CONTRACTS
       Premiums received on gold and silver option contracts sold are deferred and recognized in earnings on the option expiration dates. These deferred premiums were recognized in 2002. Refer to note 4 for a discussion of the deferral of premiums paid on gold and silver hedging contracts.

7.     CAPITAL SECURITIES

In 1997, the Company issued $100.0 million of 11% capital securities due in April 2027. The effective interest rate on the capital securities was 11%, or 12% compounded semi-annually during a period of interest deferral.

On April 3, 2002 the Company issued 361,561,230 common shares in exchange for all of its capital securities (note 12). Prior to the exchange, the present value of the capital securities' principal amount was classified as debt (note
5) and the present value of the future interest payments plus deferred accrued interest was classified within a separate component of shareholders' equity. Interest on the debt portion of the capital securities was classified as interest expense on the consolidated statement of earnings and interest on the equity portion of the capital securities was charged directly to deficit on the consolidated balance sheet. The loss on conversion of the capital securities was charged proportionately between earnings and deficit (note 12). For purposes of per share calculations, the equity portions of interest and the loss on conversion decreases the earnings attributable to common shareholders. See note 13 for a discussion of differences in treatment of the capital securities under generally accepted accounting principles in the United States.

                                     F-D14

8.     RECLAMATION AND MINE CLOSURE LIABILITIES
                                                         2002            2001
--------------------------------------------------------------------------------
Round Mountain                                        $   16,862     $   13,674
McCoy/Cove                                                11,186         17,546
Lupin                                                     11,405          9,584
Kettle River                                               9,251          9,119
Sunnyside                                                  2,368          3,644
--------------------------------------------------------------------------------
                                                          51,072         53,567
Less current portion                                       4,560          3,841
--------------------------------------------------------------------------------
                                                      $   46,512     $   49,726
================================================================================

At December 31, 2002, the Company's estimate of future reclamation and mine closure costs is $61.6 million, which it believes will meet current regulatory requirements. The aggregate obligation accrued to December 31, 2002 was $51.1 million, including accruals of $5.1 million in 2002, $7.4 million in 2001, and $10.6 million in 2000. Effective February 7, 2003, McCoy/Cove and its associated reclamation obligation were conveyed to Newmont as described in note 18. Any unused accrual will be taken into income at that time. Remaining requirements including $14.5 million at Round Mountain and $3.1 million at Lupin, will be accrued on the unit-of-production method over the remaining life of each mine. In addition, the Company has posted bonds, cash deposits and letters of credit totaling $30.6 million and corporate guarantees totaling $33.3 million as required by various regulatory agencies. Assumptions used to estimate reclamation and mine closure costs are based on the work that is required under currently applicable permits, laws and regulations. These estimates may change based on future changes in operations, cost of reclamation activities and regulatory requirements.

9.     INTEREST AND OTHER

                                                                           2002            2001           2000
--------------------------------------------------------------------------------------------------------------------
Interest income                                                        $       (441)    $      (760)    $     (964)
Interest expense                                                                719           2,560          5,194
Gain on sale of plant and equipment                                          (1,242)           (700)          (251)
Reclamation provision (recovery)                                              1,424           1,338         (2,048)
Provision for impaired assets                                                 7,000           3,046             --
Provision for deferred gains and losses on modified hedge contracts           3,098              --             --
Allowance for bad debts (note 17)                                             1,509              --             --
Other                                                                         1,353             622          1,081
--------------------------------------------------------------------------------------------------------------------
                                                                       $     13,420     $     6,106     $    3,012
====================================================================================================================

PROVISION FOR IMPAIRED ASSETS
The recoverability of the Company's carrying values of its operating and development properties are assessed by comparing carrying values to estimated future net cash flows from each property when conditions are present indicating impairment may exist. In 2002, the Company recorded a $7.0 million provision for impaired assets relating to its Lupin mine including $4.0 million of plant and equipment and $3.0 million of deferred mining costs due to higher than anticipated costs resulting from unexpected development challenges and changes in future expectations of the strength of the Canadian dollar relative to the United States dollar. In 2001, the Company recorded a $3.1 million provision for impaired assets and a $1.3 million reclamation provision relating to its Kettle River mine due to an unexpected decrease in reserves.

PROVISION FOR DEFERRED GAINS AND LOSSES ON MODIFIED HEDGE CONTRACTS
Gains and losses on the early termination or other restructuring of gold hedging contracts are deferred until the formerly hedged items are recognized in earnings to the extent that future mine production is available to meet the original hedge commitments. Should circumstances change such that formerly hedged anticipated future production is no longer considered likely to occur, the related deferred gains and losses are recognized in earnings in the period in which this determination is made. As a result, deferred losses of $4.6 million, $1.9 million, $0.7 million and $0.9 million relating to 2005, 2006, 2007 and 2008 respectively and deferred gains of $3.7 million and $1.3 million relating to 2005 and 2006 respectively, have been recognized in 2002 with respect to the Lupin mine.

                                     F-D15

10.    INCOME TAX EXPENSE

GEOGRAPHIC COMPONENTS

The geographic components of earnings before income tax expense and income tax expense were as follows.

                                                                      2002              2001             2000
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes:
   Canada                                                         $    (30,583)     $        952     $        637
   United States and other                                              23,042            (9,777)          16,176
--------------------------------------------------------------------------------------------------------------------
                                                                  $     (7,541)     $     (8,825)    $     16,813
====================================================================================================================
Current income tax expense:
   Canada                                                         $        149      $        166     $        201
   United States and other                                                  --                45              451
--------------------------------------------------------------------------------------------------------------------
                                                                           149               211              652
--------------------------------------------------------------------------------------------------------------------
Deferred income tax expense (recovery):
   Canada                                                                   --            (3,358)          (2,400)
   United States and other                                                  --                --               --
--------------------------------------------------------------------------------------------------------------------
                                                                            --            (3,358)          (2,400)
--------------------------------------------------------------------------------------------------------------------
Income tax expense (recovery)                                     $        149      $     (3,147)    $     (1,748)
====================================================================================================================

EFFECTIVE TAX RATE

The effective tax rate on the Company's earnings differed from the combined Canadian federal and provincial corporate income tax rates of 41.2% for 2002 and 43.1% for 2001 and 2000 for the following reasons.


                                                                      2002              2001             2000
--------------------------------------------------------------------------------------------------------------------
Earnings (loss) before income taxes                               $     (7,541)     $     (8,825)    $     16,813
====================================================================================================================
Income tax effect of:
   Expected Canadian federal and provincial corporate
     income taxes                                                 $     (8,679)     $     (3,805)    $      7,246
   Utilization of net operating loss                                        --                --           (5,760)
   Operating loss from which no tax benefit is derived                   8,650             3,964               --
   Canadian resource allowance and earned depletion                        304              (172)             113
   Foreign earnings subject to different income tax rates                   --               965           (1,326)
   Other items                                                            (126)           (4,099)          (2,021)
--------------------------------------------------------------------------------------------------------------------
Income tax expense (recovery)                                     $        149      $     (3,147)    $     (1,748)
====================================================================================================================
Effective tax rate (current and deferred)                               (2.0%)             35.7%            (10.4%)
====================================================================================================================

LOSS CARRYFORWARDS

At December 31, 2002, the Company had U.S. net operating loss carryforwards of approximately $419 million to apply against future taxable income and $215 million to apply against future alternative minimum taxable income. These loss carryforwards do not include the provisions for impaired assets, which have not yet been recognized fully for income tax purposes. The net operating loss carryforwards expire at various times from 2003 to 2022. Additionally, the Company has Canadian non-capital loss carryforwards of approximately $89 million and net capital loss carryforwards of approximately $204 million. The non-capital loss carryforwards expire at various times from 2003 to 2009. The net capital loss carryforwards have no expiration date.

                                     F-D16

10.    INCOME TAX EXPENSE (cont'd.)

DEFERRED TAX LIABILITIES AND ASSETS

Significant components of the Company's deferred tax liabilities and assets are as follows.


                                                                            2002                                   2001
------------------------------------------------------------------------------------ ------------------------------------
                                                                U.S.                                  U.S.
millions of U.S. dollars                          Canada    and other      Total        Canada     and other     Total
------------------------------------------------------------------------------------ ------------------------------------
Deferred tax liabilities:
   Tax over book depreciation and depletion     $     --     $    --     $     --      $    3.3    $    --     $    3.3
   Other tax liabilities                             0.9          --          0.9           2.7         --          2.7
------------------------------------------------------------------------------------ ------------------------------------
Total deferred tax liabilities                       0.9          --          0.9           6.0         --          6.0
------------------------------------------------------------------------------------ ------------------------------------
Deferred tax assets:
   Net operating loss and other carryforwards      120.7        148.7       269.4         120.3       147.9       268.2
   Book over tax depreciation and depletion         36.0         23.7        59.7          33.0        21.3        54.3
   Accrued liabilities                               5.7          8.3        14.0           5.1        17.6        22.7
   Other tax assets                                  3.1          4.7         7.8           1.8         4.7         6.5
------------------------------------------------------------------------------------ ------------------------------------
Total deferred tax assets before allowance         165.5        185.4       350.9         160.2       191.5       351.7
Valuation allowance for deferred tax assets       (165.5)      (185.4)     (350.9)       (155.1)     (191.5)     (346.6)
------------------------------------------------------------------------------------ ------------------------------------
Total deferred tax assets                             --          --           --           5.1         --          5.1
------------------------------------------------------------------------------------ ------------------------------------
Net deferred tax liabilities                    $    0.9     $    --     $    0.9      $    0.9    $    --     $    0.9
==================================================================================== ====================================

The net increase in the valuation allowance for deferred tax assets was $4.3 million for 2002 and $6.1 million for 2001.

INCOME TAX PAYMENTS

Income tax payments were $0.1 million in 2002, $0.7 million in 2001 and $0.2 million in 2000.

11.    PREFERRED SHARES

The Company is authorized to issue an unlimited number of preferred shares, issuable in series. Each series is to consist of such number of shares and to have such designation, rights, privileges, restrictions and conditions as may be determined by the directors. No preferred shares are currently issued.

12.    CAPITAL STOCK


                                                                             Units             Amount
-----------------------------------------------------------------------------------------------------------
COMMON SHARES
Balance, December 31, 2001 and 2000                                       140,607,145       $    713,343
Issued in exchange for capital securities and accrued interest            361,561,230            303,711
Units offering, net of issuance costs                                      39,100,000             23,236
Issued upon exercise of warrants                                                4,300                  4
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                                                541,272,675       $  1,040,294
===========================================================================================================
WARRANTS
Balance, December 31, 2001                                                         --       $         --
Units offering, net of issuance costs                                      39,100,000              2,277
Warrants exercised                                                             (4,300)                --
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                                                 39,095,700       $      2,277
===========================================================================================================

                                     F-D17

12.    CAPITAL STOCK (cont'd.)

CAPITAL SECURITIES RETIREMENT
On April 3, 2002 the Company issued 361,561,230 common shares, representing approximately 72% of the outstanding common shares after giving effect to such issuance, in exchange for all of its $100 million aggregate principal amount of 11% junior subordinated debentures due 2027, plus accrued and unpaid interest thereon (the "capital securities").

Following this issuance of common shares, and as at April 3, 2002, the principal holders of the Company's common shares and their respective ownership positions in the Company were Newmont Mining Corporation of Canada Limited ("Newmont Canada") (48.8%) and Kinross (11.4%). In connection with the completion of the capital securities exchange, three directors of the Company resigned from the board of directors. Two of the vacancies created by these resignations were filled by executive officers of Newmont Canada.

As a result of eliminating the capital securities, the Company recorded an increase to common shares of $303.7 million, based on their quoted market value at the date of issue. The quoted market value of the common shares issued exceeded the book value of the capital securities by $134.8 million. This difference, along with transaction costs of $3.0 million, were recorded proportionately between interest expense ($5.5 million) and deficit ($132.3 million) in the second quarter of 2002 based on the debt and equity classifications of the capital securities.

UNITS OFFERING
In May 2002, the Company sold a total of 39,100,000 units at a price of $0.70 per unit for aggregate gross proceeds of approximately $27.4 million. Each unit consisted of one common share and one share purchase warrant. The common shares and the warrants comprising the units separated upon closing and trade separately on the Toronto Stock Exchange and the American Stock Exchange. As a consequence of the business combination described in note 18, each warrant, previously entitling the holder to purchase one common share of the Company, now entitles the holder to purchase 0.1733 of a post-consolidated Kinross common share at a price of $0.90, at any time prior to November 14, 2003.

DELISTING OF COMMON SHARES
In connection with the business combination described in note 18, the common shares of the Company were delisted from the Toronto Stock Exchange on February 5, 2003 and from the American Stock Exchange on January 31, 2003. Consequently, all of the common shares of the Company are owned by Kinross. The warrants continue to trade on both these exchanges until November 14, 2003.

DIVIDENDS
The Company has not paid dividends since 1996.

RESTRICTED SHARE GRANT PLAN
Effective February 1997, the Company adopted a restricted share grant plan to provide incentive to officers of the Company. As at December 31, 2002, the Company has reserved an aggregate of 750,000 common shares for issuance under the plan, but no grants are outstanding. In connection with the business combination described in note 18, no shares will be granted under this plan.

EMPLOYEE SHARE INCENTIVE PLAN AND DIRECTOR EQUITY PLAN
These plans provide for the granting of options to purchase common shares to officers and employees (under the Employee Share Incentive Plan) and to eligible directors (under the Director Equity Plan). Outstanding share options under the plans are exercisable at prices equal to the market value on the date of grant. The option holder may exercise each share option over a period of 10 years from the date of grant. Options generally vest in 25% increments on the first, second, third and fourth year anniversaries following the grant date. Option prices are denominated in Canadian dollars. No more grants are to be made under the Director Equity Plan.


                                     F-D18

12.    CAPITAL STOCK (cont'd.)

EFFECT OF BUSINESS COMBINATION ON SHARE OPTIONS
In connection with the business combination described in note 18, no more grants are to be made under the Employee Share Incentive Plan. All outstanding options vested effective January 31, 2003, with each being converted into 0.1733 of a Kinross share option. These Kinross share options are exercisable at prices disclosed below multiplied by 5.7703 giving effect to the conversion ratio, described in note 18, into common shares of Kinross. All options outstanding under the Employee Share Incentive Plan expire on January 31, 2004 while options outstanding under the Director Equity Plan remain outstanding in accordance with the original terms of the plan. As at January 31, 2003, there were 584,854 Kinross share options outstanding and exercisable at a weighted average price of $51.60 under the Employee Share Incentive Plan and 39,409 Kinross share options outstanding and exercisable at a weighted average price of $66.00 under the Director Equity Plan. Kinross share option prices are denominated in Canadian dollars.

Changes in the number of options outstanding during the three years ended December 31, 2002 were as follows.

                                              Employee Share Incentive Plan                   Director Equity Plan
                                              -----------------------------                   --------------------

                                                                     Weighted                             Weighted
                                                   Number of          Average        Number of             Average
                                                      Shares   Exercise Price           Shares      Exercise Price
--------------------------------------------- ----------------------------------- ----------------------------------
Options outstanding, December 31, 1999             5,493,686        C$    8.82         240,450         C$   11.14
2000:   Options granted                                   --                --              --                 --
        Options expired                             (100,458)            12.88              --                 --
        Options forfeited                         (1,021,417)             8.92           (13,000)            5.85
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
Options outstanding, December 31, 2000             4,371,811        C$    8.71         227,450         C$   11.44
2001:   Options granted                                   --                --              --                 --
        Options expired                              (64,655)             8.88              --                 --
        Options forfeited                           (666,589)             8.66         --                      --
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
Options outstanding, December 31, 2001             3,640,567        C$    8.72         227,450         C$   11.44
2002:   Options granted                                   --                --              --                 --
        Options expired                              (37,100)             5.75              --                 --
        Options forfeited                           (133,295)             5.10              --                 --
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
Options outstanding, December 31, 2002             3,470,172        C$    8.89         227,450         C$   11.44
============================================= ================= ================= ================ =================

The number and weighted average price of shares exercisable under the Employee Share Incentive Plan are 3,270,047 at C$9.27 at December 31, 2002; 3,076,154 at C$9.80 at December 31, 2001; and 3,389,484 at C$10.41 at December 31, 2000. The
number and weighted average price of shares exercisable under the Director Equity Plan are 227,450 at C$11.44 at December 31, 2002; 217,700 at C$11.78 at
December 31, 2001; and 196,575 at C$12.40 at December 31, 2000.


                                     F-D19

12.    CAPITAL STOCK (cont'd.)

Options outstanding at December 31, 2002 had the following characteristics.


                                                     Weighted         Weighted                          Weighted
       Number of                             Average Exercise          Average     Number of    Average Exercise
          Shares                 Exercise     Price of Shares      Years Until        Shares     Price of Shares
     Outstanding              Price Range         Outstanding       Expiration   Exercisable         Exercisable
-------------------- ---------------------- ------------------ --------------- --------------- --------------------
 Employee Share Incentive Plan
 -----------------------------
       1,331,444      C$2.55   -   C$3.59          C$   2.94                6      1,131,319          C$    3.01
       1,391,815         6.75  -    13.75              10.49                4      1,391,815               10.49
         746,913        15.75  -    19.63              16.51                2        746,913               16.51
 Director Equity Plan
 --------------------
         143,000       C$3.70  -  C$12.50          C$   8.67                4        143,000          C$    8.67
          84,450        14.63  -    18.25              16.13                2         84,450               16.13
-------------------- ---------------------- ------------------ --------------- --------------- --------------------

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

U.S. GAAP FINANCIAL STATEMENTS

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada, which differ in some respects from those in the United States, as described below.

In accordance with Canadian GAAP, the present value of the principal amount of the capital securities issued in 1997 was classified as debt within gold and other financings, while the present value of the future interest payments was classified as a separate component of shareholders' equity (note 7). The deferred accrued interest was classified within this equity component as the Company had the option to satisfy the deferred interest by delivering common shares. The related issuance costs were allocated proportionately to deferred financing charges and retained earnings based on the debt and equity classifications. Interest on the capital securities had been allocated proportionately to interest expense and deficit based on the debt and equity classifications. Under U.S. GAAP, the face value of the securities would be classified entirely as debt within gold and other financings; the related issuance costs would be classified as deferred financing charges within long-term investments and other assets and would be amortized to interest expense over the life of the securities; and the interest on the capital securities would be classified entirely as interest expense. The loss on the retirement of the capital securities was recorded proportionately between interest expense and deficit under Canadian GAAP while the entire loss has been presented as a current period extraordinary item for U.S. GAAP.

In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are recognized as a component of the cost of goods when the related hedged purchases occur. In 2001, the Company recognized $2.8 million in deferred foreign exchange gains. Under U.S. GAAP, foreign exchange contracts would be carried at market value and changes included in current earnings.

In accordance with Canadian GAAP, the Company's short-term share investments are carried at the lower of cost or market based on quoted market prices. Under U.S. GAAP, these investments would have been marked to market, with unrealized gains or losses excluded from earnings and reported as accumulated other comprehensive income in shareholders' equity, net of tax.

In accordance with U.S. GAAP, gold call options sold would not qualify for hedge accounting and therefore would be marked to market at each period end. As a result, the Company recorded a loss of $0.8 million in 2001 and a gain of $3.0 million in 2000 under U.S. GAAP.

                                     F-D20

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd.)

In accordance with Canadian GAAP, capitalized mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. The Company capitalized development costs of $2.2 million in 2001 and $1.2 million in 2000 for the extension to the K-2 deposit at the Kettle River mine. Under U.S. GAAP, development costs are capitalized only when converting mineralized material to reserves or for further delineation of existing reserves. The development expenditures resulted in additions to mineralized material but did not add to mineral reserves. Therefore under U.S. GAAP, the expenditures would be classified as exploration expense.

The effects on the consolidated statement of earnings of the above differences would have been as follows.


                                                                     2002               2001               2000
------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under Canadian GAAP                          $     (7,690)      $     (5,678)      $     18,561
Additional interest expense on capital securities                      (4,739)           (17,307)           (15,397)
Loss on conversion of capital securities                                5,461                 --                 --
Modification of derivative contracts realized in net earnings             814                 --                 --
Change in market value of foreign exchange contracts                      384                426                948
Amortization of deferred financing costs on  capital securities            --               (634)              (633)
Change in market value of option contracts                                 --             (1,291)             2,964
Amortization of deferred foreign exchange gains                            --             (2,846)            (3,149)
Transition adjustment on adoption of FAS 133                               --             (3,090)                --
Unrealized loss on short-term investments                                  --                150                 28
Kettle River exploration expense                                           --             (2,234)            (1,229)
Kettle River amortization expense                                          --              2,103                163
Provision for impaired Kettle River assets                                 --              1,305                 --
------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under U.S. GAAP before
   extraordinary loss                                            $     (5,770)      $    (29,096)      $      2,256
Loss on retirement of capital securities, net of nil tax effect      (137,763)                --                 --
------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under U.S. GAAP                              $   (143,533)      $    (29,096)      $      2,256
========================================================================================================================
Earnings (loss) per share under U.S. GAAP
- basic and diluted
   - before extraordinary loss                                   $      (0.01)      $      (0.21)      $       0.02
   - extraordinary loss                                                 (0.32)                 --                --
------------------------------------------------------------------------------------------------------------------------
   - after extraordinary loss                                    $      (0.33)      $      (0.21)      $       0.02
========================================================================================================================
Weighted average number  of shares outstanding (thousands)
   - basic                                                            429,783            140,607            140,607
   -diluted                                                           429,783            140,607            140,607
------------------------------------------------------------------------------------------------------------------------





                                     F-D21

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd.)

The effects of the GAAP differences on the consolidated balance sheet would have been as follows.


                                         Canadian    Short-term    Derivative                      U.S.
December 31, 2002                            GAAP   Investments     Contracts       Other          GAAP
-------------------------------------------------------------------------------------------------------------
Short-term investments                 $    7,183    $   17,490    $       --     $       --    $   24,673
Long-term investments and other
  assets                                   36,982            --       (15,766)            --        21,216
Deferred income                             6,393            --        (6,393)            --            --
Common shares                           1,042,571            --            --         36,428     1,078,999
Deficit                                  (879,238)          178        (2,224)       (36,428)     (917,712)
Foreign currency translation              (26,659)           --            --         26,659            --
Accumulated other comprehensive loss           --        17,312        (7,149)       (26,659)      (16,496)
Shareholders' equity (deficit)            136,674        17,490        (9,373)            --       144,791
-------------------------------------------------------------------------------------------------------------

                                         Canadian     Capital      Derivative                      U.S.
December 31, 2001                            GAAP    Securities     Contracts       Other          GAAP
-------------------------------------------------------------------------------------------------------------
Short-term investments                 $    1,910    $       --    $       --     $    2,636    $    4,546
Long-term investments and other
  assets                                   55,795           158       (29,305)           141        26,789
Accounts payable and accrued
  liabilities                              24,284            --           691             --        24,975
Debt and other financings                  23,714        93,286            --             --       117,000
Deferred income                            47,918            --       (47,918)            --            --
Accrued interest on capital
  securities                                   --        64,167            --             --        64,167
Common shares                             713,343            --            --         36,428       749,771
Capital securities                        157,453      (157,453)           --             --            --
Deficit                                  (734,665)          158        (3,563)       (36,109)     (774,179)
Foreign currency translation              (29,305)           --            --         29,305            --
Accumulated other comprehensive loss           --            --        21,485        (26,847)       (5,362)
Shareholders' equity (deficit)            106,826      (157,295)       17,922          2,777       (29,770)
-------------------------------------------------------------------------------------------------------------

The continuity of shareholders' equity (deficit) from December 31, 2001 to December 31, 2002 under U.S. GAAP would have been as follows.

-------------------------------------------------------------------------------
Balance, beginning of year                                    $    (29,770)
Net loss                                                          (143,533)
Common shares issued in exchange for capital securities            303,711
Units offering, net of issuance costs                               25,513
Common shares issued upon exercise of warrants                           4
Other comprehensive loss                                           (11,134)
-------------------------------------------------------------------------------
Balance, end of year                                          $    144,791
===============================================================================


                                     F-D22

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

The following statement of comprehensive income (loss) would be disclosed in accordance with U.S. GAAP.

                                                                        2002             2001            2000
-------------------------------------------------------------------------------------------------------------------
Net earnings (loss) under U.S. GAAP                               $    (143,533)   $     (29,096)  $       2,256
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), after a nil income tax effect:
   Unrealized gain on share investments arising during period            14,854            1,726             732
   Foreign currency translation adjustments                               2,646           (4,351)         (2,940)
   Transition adjustment on adoption of FAS 133                              --           39,234              --
   Modification of derivative contracts realized in net income          (28,634)         (17,749)             --
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                       (11,134)          18,860          (2,208)
-------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                       $    (154,667)   $     (10,236)  $          48
-------------------------------------------------------------------------------------------------------------------

Additionally, under U.S. GAAP, the equity section of the balance sheet would present a subtotal for accumulated other comprehensive loss, as follows.

                                                              2002              2001
--------------------------------------------------------------------------------------
Unrealized gain on share investments                  $     17,312      $      2,458
Modification of derivative contracts                        (7,149)           21,485
Foreign currency translation                               (26,659)          (29,305)
--------------------------------------------------------------------------------------
Accumulated other comprehensive loss                  $    (16,496)     $     (5,362)
--------------------------------------------------------------------------------------

STOCK-BASED COMPENSATION
Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation," gives the option to either follow fair value accounting or to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. The Company has determined that it will elect to continue to follow APB No. 25 and related Interpretations in accounting for its employee and director stock options in financial information prepared in conformity with U.S. GAAP.

In accordance with Canadian GAAP and U.S. GAAP (under APB No. 25), the Company does not recognize compensation expense for stock option grants in the earnings statement, as the market prices of the underlying stock on the grant dates do not exceed the exercise prices of the options granted.

                                     F-D23

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

Had the Company adopted Statement No. 123 for its U.S. GAAP disclosure, the following net earnings and losses would have been reported.

                                                                 2002               2001               2000
-------------------------------------------------------- ------------------ ------------------ ------------------
Net earnings (loss) under U.S. GAAP                         $   (143,533)      $    (29,096)      $      2,256
Pro forma stock compensation expense,
   after a nil income tax effect                                    (323)              (405)              (929)
-------------------------------------------------------- ------------------ ------------------ ------------------
Pro forma net earnings (loss) under U.S. GAAP               $   (143,856)      $    (29,501)      $      1,327
-------------------------------------------------------- ------------------ ------------------ ------------------
Pro forma earnings (loss) per share under U.S. GAAP         $      (0.33)      $      (0.21)      $       0.01
-------------------------------------------------------- ------------------ ------------------ ------------------

The Company has utilized the Black-Scholes option valuation model to estimate the fair value of options granted, assuming a weighted average option life of six years, a risk-free interest rate of 6.25%, a zero dividend yield and a volatility factor of 60% for 1999 grants. The weighted average fair value of options granted was estimated at $1.08 per share in 1999. There were no grants in 2002, 2001 or 2000.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
On January 1, 2001, the Company implemented FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The Company has designated its gold forward contracts as normal sales as defined by Statement No. 138 and these contracts are therefore excluded from the scope of Statement No. 133. Foreign exchange contracts and gold call options have not been designated as hedges for U.S. GAAP purposes and are recognized at fair value on the balance sheet with changes in fair value recorded in earnings. Gains and losses on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred in accumulated other comprehensive income until the formerly hedged items are recorded in earnings. The transition adjustment recorded under U.S. GAAP at January 1, 2001 decreased assets by $18.3 million, liabilities by $54.4 million and net earnings by $3.1 million, and increased accumulated other comprehensive income by $39.2 million.


                                     F-D24

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

RECENT ACCOUNTING PRONOUNCEMENTS
In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 amends SFAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. The Company will adopt SFAS 143 in 2003. The Company has not yet determined the impact of this Statement on its financial statements.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002 and requires these costs to be recognized when the liability is incurred and not at project initiation. The Company is reviewing the provisions of the Statement, but has not yet determined the impact of this Statement on its financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51 - Consolidated Financial Statements to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of a "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all Variable Interest Entities created after January 31, 2003, and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for Variable Interest Entities created prior to February 1, 2003. The Company does not conduct any transactions through variable interest entities and does not expect FIN 46 to have an impact on its financial statements.

In 2002, the CICA Handbook Sections 3063 - Impairment of Long Lived Assets and 3475 - Disposal of Long Lived Assets and Discontinued Operations were harmonized with SFAS 144. The standards will require an impairment loss to be recognized when the carrying amount of an asset held for use exceeds the sum of estimated undiscounted future net cash flows. The impairment loss would be measured as the amount by which the carrying amount exceeds the fair value of the asset. An asset held for sale is to be measured at the lower of carrying cost or fair value less cost to sell. In addition, this guidance broadens the concept of a discontinued operation and eliminates the ability to accrue operating losses expected between the measurement date and the disposal date. Section 3063 is effective for fiscal years beginning on or after April 1, 2003, and Section 3475 applies to disposal activities initiated by an enterprise's commitment to a plan on or after May 1, 2003. The sections will be applied prospectively with early adoption encouraged.

In 2002, the Accounting Standards Board of the CICA issued Accounting Guidelines No. 13 that increases the documentation, designation and effectiveness criteria to achieve hedge accounting. The guideline requires the discontinuance of hedge accounting for hedging relationships established that do not meet the conditions at the date it is first applied. It does not change the method of accounting for derivatives in hedging relationships. The new guideline is applicable for fiscal years commencing July 1, 2003. The Company is evaluating the impact this standard might have on its results of operations and financial position.

In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), which is effective for financial periods ending after December 15, 2002. FIN 45 defines guarantees to include indemnifications granted pursuant to contractual arrangements as well as contingent consideration.

                                     F-D25

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONT'D.)

In 2003, the Accounting Standards Board of the CICA issued Accounting Guideline No. 14 - Disclosure of Guarantee. The guideline requires the disclosure of guarantees including indemnification pursuant to contractual arrangement. This guideline is consistent with FIN 45 described above.

OTHER
The estimated fair values of cash and cash equivalents, short-term investments and currency loans approximate their book values. The fair values were determined from quoted market prices or estimated using discounted cash flow analysis. See note 16 for further disclosure regarding estimated fair values of financial instruments.

14.    JOINT VENTURES

Summarized below is the Company's 50% interest in the Round Mountain mine, accounted for by the proportionate consolidation method.

                                                             2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Revenues                                                 $    114,297        $    105,450         $     90,633
Expenses:
   Operating costs                                             68,323              72,049               60,231
   Royalties                                                    7,618               6,881                5,585
   Production taxes                                             1,653                 664                  470
   Depreciation and amortization                               21,579              20,570               18,978
   Reclamation and mine closure                                 3,400               3,361                2,880
   Exploration                                                  1,009                 663                  529
   Other                                                         (440)               (761)                (753)
------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                             $     11,155        $      2,023         $      2,713
------------------------------------------------------------------------------------------------------------------

                                                                 2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Current assets                                           $     40,371        $     40,224         $     33,425
Non-current assets                                             96,555              96,376              109,211
Current liabilities                                           (15,487)            (15,154)             (11,244)
Non-current liabilities                                       (19,399)            (15,311)             (18,023)
------------------------------------------------------------------------------------------------------------------
Equity                                                   $    102,100        $    106,135         $    113,369
------------------------------------------------------------------------------------------------------------------

                                                                 2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Net cash provided from (used in):
   Operating activities                                  $     15,578        $     15,146         $     10,849
   Investing activities                                        (8,584)            (15,046)              (4,664)
   Financing activities                                            --                  --                   --
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                          $      6,994        $        100         $      6,185
------------------------------------------------------------------------------------------------------------------


                                     F-D26

15.    SEGMENT INFORMATION

The Company's management regularly evaluates the performance of the Company by reviewing operating results on a minesite by minesite basis. As such, the Company considers each producing minesite to be an operating segment. The Company has two operating mines: Round Mountain in Nevada, United States and Lupin in Nunavut Territory, Canada. The Company ceased mining operations at its Kettle River in Washington, United States in October 2002 and at its McCoy/Cove mine in Nevada, United States at March 31, 2002. The Company recommenced operations at its Lupin mine in the Nunavut Territory, Canada in April 2000. All are 100% owned except for Round Mountain, which is 50% owned.

The Company's management generally monitors revenues on a consolidated basis. Information regarding the Company's consolidated revenues is provided below.

                                                             2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Total gold and silver revenues                           $    206,529        $    237,684         $    280,976
Average gold price realized per ounce                    $        361        $        305         $        319
Average silver price realized per ounce                  $       4.36        $       4.70         $       5.28
------------------------------------------------------------------------------------------------------------------

In making operating decisions and allocating resources, the Company's management specifically focuses on the production levels and operating costs incurred by each operating segment, as summarized in the following tables.

Gold Production (ounces)                                             2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                                377,747          373,475           320,064
Lupin                                                               113,835          139,327           117,729
Kettle River                                                         30,626           50,349            94,086
McCoy/Cove                                                           16,501           94,633           162,784
------------------------------------------------------------------------------------------------------------------
Total gold                                                          538,709          657,784           694,663
------------------------------------------------------------------------------------------------------------------

Silver Production (ounces)                                             2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Total silver-all from McCoy/Cove                                  1,470,094        6,451,425        12,328,297
------------------------------------------------------------------------------------------------------------------


                                     F-D27

15.    SEGMENT INFORMATION (CONT'D.)


Operating costs                                                    2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                           $     68,323     $     72,049      $     60,501
Lupin                                                                37,194           34,722            22,883
Kettle River                                                          9,166           15,555            20,131
McCoy/Cove                                                           13,453           53,015            69,920
------------------------------------------------------------------------------------------------------------------
Total operating costs per financial statements                 $    128,136     $    175,341      $    173,435
------------------------------------------------------------------------------------------------------------------

Royalties                                                              2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                           $      7,618     $      6,880      $      5,585
Kettle River                                                            140              504             1,221
McCoy/Cove                                                               41              213             1,228
------------------------------------------------------------------------------------------------------------------
Total royalties per financial statements                       $      7,799     $      7,597      $      8,034
------------------------------------------------------------------------------------------------------------------

Depreciation and amortization                                          2002             2001              2000
------------------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                           $     21,578     $     20,570     $      18,978
Lupin                                                                 5,112            5,226             4,874
Kettle River                                                          2,508            2,011             2,637
McCoy/Cove                                                            4,519           12,638            21,539
Depreciation of non-minesite assets                                   1,554            1,656             2,636
------------------------------------------------------------------------------------------------------------------
Total depreciation and amortization per financial              $     35,271     $     42,101     $      50,664
statements
------------------------------------------------------------------------------------------------------------------

Total assets                                                           2002             2001
-----------------------------------------------------------------------------------------------
Minesites:
     Round Mountain (50%)                                      $    101,633     $    110,864
     Lupin                                                           24,166           31,199
     Kettle River                                                     1,506            5,351
     McCoy/Cove                                                       7,832           21,256
Development properties:
     Aquarius                                                        43,312           44,048
Non-minesite assets                                                  45,241           48,086
-----------------------------------------------------------------------------------------------
Total assets                                                   $    223,690     $    260,804
-----------------------------------------------------------------------------------------------


                                     F-D28

15.    SEGMENT INFORMATION (CONT'D.)


Capital expenditures                                            2002              2001             2000
----------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                     $     8,589       $    15,033      $     4,620
Lupin                                                          2,443             2,622            4,642
Kettle River                                                   1,584             4,150            1,402
McCoy/Cove                                                        12             1,002              670
----------------------------------------------------------------------------------------------------------

Deferred (applied) mining expenditures                          2002              2001             2000
----------------------------------------------------------------------------------------------------------
Round Mountain (50%)                                     $    (3,419)      $    (5,323)     $       411
Lupin                                                          1,091             1,452              449
McCoy/Cove                                                        --            (2,247)          (5,062)
----------------------------------------------------------------------------------------------------------

Financial information regarding geographic areas is set out below.

                                                                2002              2001             2000
----------------------------------------------------------------------------------------------------------
Revenue:
   Canada                                                $    41,420       $    53,160      $    44,370
   United States                                             165,109           184,524          236,606
----------------------------------------------------------------------------------------------------------
Total revenue                                            $   206,529       $   237,684      $   280,976
----------------------------------------------------------------------------------------------------------

                                                                2002              2001
----------------------------------------------------------------------------------------
Assets:
   Canada                                                $    88,679       $   108,824
   United States                                             134,686           150,089
   Other                                                         325             1,891
----------------------------------------------------------------------------------------
Total assets                                             $   223,690       $   260,804
----------------------------------------------------------------------------------------


                                     F-D29

16.    HEDGING ACTIVITIES AND COMMITMENTS

The Company periodically reduces the risk of future gold price declines by hedging a portion of its production. The principal hedging tools used are gold forward sales contracts and options.

The Company assesses the exposure that may result from a hedging transaction prior to entering into the commitment, and only enters into transactions which it believes accurately hedge the underlying risk and could be safely held to maturity. The Company does not engage in the practice of trading derivative securities for profit. The Company regularly reviews its unrealized gains and losses on hedging transactions.

Credit risk is the risk that a counterparty might fail to fulfill its performance obligations under the terms of a derivative contract. The Company's credit risk related to all hedging activities is limited to the unrealized gains on outstanding contracts based on current market prices. The Company minimizes its credit risk by entering into transactions with large credit-worthy financial institutions, limiting the amount of its exposure to each counterparty, and monitoring the financial condition of its counterparties. The counterparties for the Company's current hedge positions do not require margin deposits. In addition, the Company deals only in markets it considers highly liquid to allow for situations where positions may need to be reversed. Gains and losses on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred until the formerly hedged items are recognized in earnings (notes 4 and 6).

Premiums paid or received on gold and silver options contracts purchased or sold are deferred and recognized in earnings on the option expiration dates (notes 4 and 6).

GOLD COMMITMENTS
As at December 31, 2002, the Company has no outstanding commitments relating to precious metals.

CURRENCY POSITION
At December 31, 2002, the Company had an obligation under foreign currency exchange contracts to purchase CDN $45.1 million in 2003 at an exchange rate of CDN $1.61 to U.S. $1.00.


                                     F-D30

16.    HEDGING ACTIVITIES AND COMMITMENTS (CONT'D.)

Shown below are the carrying amounts and estimated fair values of the Company's outstanding hedging instruments at December 31, 2002 and 2001.

                                                            December 31, 2002                    December 31, 2001
                                            -----------------------------------  ------------------------------------
                                                    Carrying         Estimated           Carrying         Estimated
                                                      Amount         Fair Value            Amount         Fair Value
-------------------------------------------------------------------------------  ------------------------------------
   Gold forward sales                           $         --      $         --       $         --      $      2,000
   Gold options - calls sold                              --                --               (630)             (700)
   Foreign currency contracts                             --               100                 --               100
-------------------------------------------------------------------------------  ------------------------------------
                                                                  $        100                         $      1,400
-------------------------------------------------------------------------------  ------------------------------------

Fair values are estimated for the contract settlement dates based on market quotations of various input variables. These variables are used in valuation models that estimate the fair market value.

The fair value of the Company's hedged position can be affected by market conditions beyond the Company's control. The effect of a U.S.$ 0.01 change in the exchange rate for Canadian would be approximately $0.5 million.

Hedging gains and losses represent the difference between spot or market prices and realized amounts. The hedging gains (losses) recognized in earnings are as follows.

                                                              2002                2001                 2000
------------------------------------------------------------------------------------------------------------------
Revenue:
   Gold loans and swaps                                    $       --          $      703           $    1,289
   Gold forward sales                                           7,119              22,245               25,754
   Silver forward sales                                            --               3,426                3,333
   Gold and silver options                                       (995)               (402)                (506)
Operating costs:
   Foreign currency contracts                                    (824)             (2,113)              (1,179)
------------------------------------------------------------------------------------------------------------------
                                                           $    5,300          $   23,859           $   28,691
------------------------------------------------------------------------------------------------------------------

17.    OTHER COMMITMENTS AND CONTINGENCIES

ROYALTIES
Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid. For the period from the date that the royalty commenced through December 31, 2002, cumulative royalties of $33.1 million have been paid.

A portion of production from the K-2 area production at Kettle River is subject to a 5% gross proceeds royalty and a net smelter return royalty ranging from 2% at gold prices of $300 per ounce or less to 3% at gold prices of $400 per ounce or more.

OPERATING LEASE COMMITMENTS
The Company's principal lease commitments are for equipment and office premises. The Company incurred $1.4 million in rental expense in 2002, net of $1.8 million in rental income related to office subleases. The Company's commitments under the remaining terms of the leases are approximately $4.7 million, payable as follows: $1.6 million in 2003, $1.5 million in 2004, $1.0 million in 2005, $0.1 million in 2006, $0.1 million in 2007 and $0.4 million thereafter.


                                     F-D31

17.    OTHER COMMITMENTS AND CONTINGENCIES (CONT'D.)

SUMMA
In September 1992, Summa Corporation commenced a lawsuit against two indirect subsidiaries of the Company, Echo Bay Exploration Inc. and Echo Bay Management Corporation (together the "Subsidiaries") alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate [royalties] in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision.

Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. The Company has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither the Company, nor counsel to the Subsidiaries believe it is possible to quantify the precise liability pursuant to a revised royalty calculation.

HANDY AND HARMAN
On March 29, 2000, Handy & Harman Refining Group, Inc., which operated a facility used by the Company for the refinement of dore bars, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company has filed a claim for gold and silver accounts at this refining facility with an estimated market value of approximately $2.2 million at the time the shipments were made. The Company has fully provided for this amount as unrecoverable including a charge of $1.5 million in 2002. Further, in March 2002, the liquidating trustee for Handy & Harman commenced a series of adversary proceedings against numerous creditors, including two Company subsidiaries, alleging that certain creditors received preferential payments in metal or otherwise. The preferential payment claims against the Company's subsidiaries approximate $9.0 million. The ultimate amount recoverable or payable will depend on the success or failure of the liquidating trustee in prosecuting these claims. The ultimate percentage payout by the liquidating trustee will also be affected by the success or failure of the trustee in prosecuting preferential payment claims against all creditors. The trustee currently projects the ultimate distribution of funds to be 50% to 60% of amounts owed to creditors. Based on this range, the maximum liability to the Company would be $3.4 million assuming a 50% payout to creditors and no success in defending any of the preferential payment claims while the maximum amount recoverable would be $1.3 million assuming a 60% payout to creditors and success in defending itself against all of the preferential payment claims. The Company intends to oppose the preferential payment claims vigorously. The outcome of these proceedings is uncertain at this time. As such, the Company has not made any provision with respect to the preferential payment claims.

OTHER
In November 2001, two former employees of the Corporation brought a claim against the Company pursuant to the CLASS PROCEEDINGS ACT (British Columbia) as a result of the temporary suspension of operations at the Company's Lupin mine in the spring of 1998 and the layoff of employees at that time. The Company does not know at this time the amount being claimed by the former employees nor whether the claim is appropriate for certification as a class action. On August 12, 2002, the Supreme Court of British Columbia decided it had such jurisdiction. The Company is appealing the decision. No determination has been made by this Court as to whether this action is suitable for certification as a class action and no decision has been rendered with respect to the merits of the action.

SECURITY FOR RECLAMATION
Certain of the Company's subsidiaries have provided corporate guarantees and other forms of security to regulatory authorities in connection with future reclamation activities. Early in 2001, regulators in Nevada called upon two of the Company's subsidiaries to provide other security to replace corporate guarantees that had been given in respect of the Round Mountain and McCoy/Cove operations. The McCoy/Cove complex and the associated reclamation obligation was conveyed to a subsidiary of Newmont on February 7, 2003 as described in note 18. The regulatory request, relevant to operations at Round Mountain, seeks replacement security of approximately $16 million to bring the total to approximately $22 million, the Company's 50% share. The Company disagrees with the regulators' position and believes that the subsidiary qualifies under the criteria set out for corporate guarantees and will oppose the regulatory position. Although the outcome cannot be predicted, the Company and their counsel believe that the Company will prevail.


                                     F-D32

18.    SUBSEQUENT EVENTS

(A)  BUSINESS COMBINATION
On June 10, 2002, the Company, Kinross Gold Corporation ("Kinross") and TVX Gold Inc. ("TVX") announced they had entered into an agreement providing for the proposed combination of the companies (the "Kinross Combination"). In a concurrent transaction, TVX agreed to acquire from Newmont Mining Corporation ("Newmont") the interest in the TVX Newmont Americas joint venture that it did not already own. The combination of the companies was conditional upon the completion of this purchase. On January 31, 2003 the purchase from Newmont and the proposed combination were completed. As such, shareholders of Echo Bay (other than Kinross) received 0.1733 of a Kinross common share for each Echo Bay common share after giving effect to a one-for-three share consolidation of the outstanding common shares of Kinross immediately prior to the combination. As a result, the Company and its subsidiaries are now wholly-owned subsidiaries of Kinross. Common shares of the Company were delisted from the Toronto and American Stock Exchanges and outstanding warrants are exercisable for Kinross common stock as described in note 12.

(B)  DISPOSITION OF MCCOY/COVE
On June 9, 2002, Echo Bay Exploration Inc. and Echo Bay Minerals Company, two subsidiaries of the Company, entered into an asset purchase agreement with Newmont USA, a subsidiary of Newmont, providing for the conveyance of the McCoy/Cove complex in Nevada, U.S.A.. The agreement replaces a letter agreement dated February 13, 2002 related to the conveyance of the McCoy/Cove complex which called for a payment to the seller of $6 million and the assumption by Newmont of all reclamation and closure obligations. Under the February 13, 2002 letter agreement, Newmont had no obligation to complete the transaction. Newmont indicated it was willing to proceed with the conveyance of the McCoy/Cove complex only if the Kinross Combination was completed and the cash payment was eliminated. Accordingly, a new agreement was reached expressly containing these two conditions. The closing of the transaction was subject to, among other conditions, the completion of the Kinross Combination. The Kinross Combination was completed January 31, 2003 and the McCoy/Cove assets were conveyed to Newmont on February 7, 2003. In consideration, Newmont has agreed to assume all liabilities and obligations relating to the reclamation or remediation required for the McCoy/Cove complex.

(C)  NEW CREDIT FACILITY
On February 27, 2003, Round Mountain Gold Corporation, a wholly-owned subsidiary of the Company along with Kinross and two of its wholly-owned subsidiaries ("the Borrowers"), entered into a new syndicated credit facility. The new syndicated credit facility has a maturity date of December 31, 2005 and a total committed amount of $125.0 million. The primary purpose of the credit facility is to enable the Borrowers to issue letters of credit to various regulatory agencies to satisfy financial assurance requirements. Shares of Round Mountain Gold Corporation along with various other assets of Kinross are pledged as collateral for this facility.


                                     F-D33

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Board of Directors and Stockholders
  of Crown Resources Corporation
Wheat Ridge, Colorado


We have audited the consolidated balance sheets of Crown Resources Corporation and subsidiaries (Crown) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of Crown's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Crown as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2002 Crown adopted Statement of Financial Accounting Standards No. 142. Also as discussed in Note 1 to the consolidated financial statements, on January 1, 2003 Crown adopted Statement of Financial Accounting Standards No. 145.

As discussed in Note 12, the accompanying 2002 and 2001 consolidated financial statements have been restated.

Deloitte & Touche LLP

/s/ Deloitte & Touche LLP

Denver, Colorado
April 12, 2004


                                      F-E1

                                      CROWN RESOURCES CORPORATION
                                      CONSOLIDATED BALANCE SHEETS


                                                                                   December 31,
                                                                            -------------------------
(in thousands, except share and per share amounts)                            2003             2002
                                                                            --------         --------
                                                                                          (as restated,
                                                                                          see Note 12)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                $  2,365         $  1,033
   Restricted short-term investments                                              22               48
   Marketable equity securities, at fair value                                   190              170
   Receivable from Solitario Resources Corporation                                25               73
   Prepaid expenses and other                                                     23               30
                                                                            --------         --------
     TOTAL CURRENT ASSETS                                                      2,625            1,354
                                                                            --------         --------

MINERAL PROPERTIES                                                             8,678            6,612

MINERAL INTERESTS, NET                                                        20,982           19,102
OTHER ASSETS:
   Investment in Solitario Resources Corporation                               2,004            2,477
   Other                                                                         157               99
                                                                            --------         --------
     TOTAL OTHER ASSETS                                                        2,161            2,576
                                                                            --------         --------
                                                                            $ 34,446         $ 29,644
                                                                            ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                         $    378         $    250
   Accrued liabilities                                                            40               38
   Current portion of long-term debt                                              49               70
   Accrued interest payable                                                       76              203
                                                                            --------         --------
     TOTAL CURRENT LIABILITIES                                                   543              561
                                                                            --------         --------

LONG-TERM LIABILITIES:
   Convertible senior notes payable, net of discounts                            226               83
   Convertible senior notes payable, related party, net of discounts              91               34
   Convertible secured notes payable, net of discounts                           -                847
   Convertible subordinated notes payable                                        -              4,000
   Long-term note payable                                                         36               73
   Asset retirement obligation                                                    21              -
   Deferred income taxes                                                       3,285            4,887
                                                                            --------         --------
      TOTAL LONG-TERM LIABILITIES                                              3,659            9,924
                                                                            --------         --------

COMMITMENTS AND CONTINGENCIES (NOTES 2, 3, 5 AND 8)

STOCKHOLDERS' EQUITY
   Preferred stock, $0.01 par value; authorized 40,000,000
     shares; none outstanding                                                    -                -
   Common stock, $0.01 par value: authorized 100,000,000
     shares; issued and outstanding; 22,321,306 and 3,851,162
     shares at December 31, 2003 and 2002, respectively                          223               39
   Additional paid-in capital                                                 57,177           41,178
   Treasury stock, 373,191 and 75,086 shares at December 31,
      2003 and 2002, respectively                                               (306)             (76)
   Unearned compensation                                                      (2,149)            (293)
   Accumulated deficit                                                       (24,717)         (21,728)
   Accumulated other comprehensive income                                         16               39
                                                                            --------         --------
     TOTAL STOCKHOLDERS' EQUITY                                               30,244           19,159
                                                                            --------         --------
                                                                            $ 34,446         $ 29,644
                                                                            ========         ========

See notes to consolidated financial statements


                                      F-E2

                                             CROWN RESOURCES CORPORATION
                                        CONSOLIDATED STATEMENTS OF OPERATIONS


(in thousands, except per                                                           Year Ended December 31,
   share amounts)                                                           2003             2002             2001
                                                                          --------         --------         --------
                                                                                         (as restated,    (as restated,
                                                                                          see Note 12)     see Note 12)
REVENUES AND PROPERTY SALES:
   Gain on sale of assets                                                 $    -           $    171         $    214
                                                                          --------         --------         --------

COSTS, EXPENSES AND OTHER:
   Exploration expense                                                          27               58               36
   Depreciation and amortization                                                15                7               11
   General and administrative                                                  995              432              828
   Variable option compensation expense                                      3,126              175              -
   Interest income                                                             (25)             (35)             (34)
   Gain on discharge of convertible debentures                                 -             (8,684)             -
   Equity in loss of Solitario Resources Corporation                           571              873            1,512
   Gain on debt extinguishment                                                 -                -                (41)
                                                                                                            --------
   Reorganization costs                                                        -                387              -
                                                                          --------         --------         --------
                                                                             4,709           (6,787)           2,312
                                                                          --------         --------         --------

INCOME (LOSS) BEFORE INCOME TAXES                                           (4,709)           6,958           (2,098)
Income tax benefit (expense)                                                 1,720           (4,867)             -
                                                                           -------         --------         --------
NET INCOME (LOSS)                                                         $ (2,989)        $  2,091         $ (2,098)
                                                                          ========         ========         ========

PER SHARE:
  BASIC INCOME (LOSS) PER SHARE                                           $  (0.45)        $   0.65         $  (0.72)
                                                                          ========         ========         ========
  DILUTED INCOME (LOSS) PER SHARE                                         $  (0.45)        $   0.10         $  (0.72)
                                                                          ========         ========         ========
NUMBER OF SHARES USED IN CALCULATION OF EARNINGS (LOSS) PER SHARE:
  BASIC                                                                      6,575            3,207            2,911
                                                                          ========         ========         ========
  DILUTED                                                                    6,575           19,917            2,911
                                                                          ========         ========         ========

See notes to consolidated financial statements.


                                                        F-E3

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                   AND COMPREHENSIVE INCOME (LOSS)
                                                For December 31, 2003, 2002, and 2001


                                                                                                             Accumulated
                                          Common Stock      Additional                                           Other
(in thousands, except                     ------------       Paid-in   Treasury     Unearned    Accumulated  Comprehensive
  share amounts)                         Shares    Amount    Capital     Stock    Compensation    Deficit    Income (loss)    Total
                                       ---------- --------  ---------  ---------  ------------   ---------   -------------  --------
BALANCE JANUARY 1, 2001 (1)             2,910,660  $    29   $ 35,162   $      -   $         -   $ (21,721)   $         -   $13,470
Issuance of warrants                            -        -        379          -             -           -              -       379
Additional paid-in capital arising
   from sale of shares by investee              -        -          5          -             -           -              -         5
Acquisition of Crown shares by
  Solitario Resources Corporation (1)           -        -          -        (45)            -           -              -       (45)
Comprehensive loss:                             -        -          -          -             -           -              -         -
  Net loss (1)                                  -        -          -          -             -      (2,098)             -    (2,098)
  Net unrealized loss on
    marketable equity securities
    held by investee (1)                        -        -          -          -             -           -            (81)      (81)
                                       ---------- --------  ---------  ---------  ------------   ---------   -------------  --------
Comprehensive loss (1)                          -        -          -          -             -           -              -    (2,179)
                                       ---------- --------  ---------  ---------  ------------   ---------   -------------  --------
BALANCE, DECEMBER 31, 2001 (1)          2,910,660       29     35,546        (45)            -     (23,819)           (81)   11,630
Issuance of shares for interest         1,007,082       10        400          -             -           -              -       410
Shares cancelled in bankruptcy            (66,580)       -          -          -             -           -              -         -
Acquisition of Crown shares by
  Solitario Resources Corporation (1)           -        -          -        (31)            -           -              -       (31)
Beneficial conversion feature on
  debt issued                                   -        -      4,478          -             -           -              -     4,478
Fair value of warrants issued                                     286          -             -           -              -       286
Intrinsic value of variable plan
  options issued                                -        -        468          -          (468)          -              -         -
Compensation expense for
  variable plan options                         -        -          -          -           175           -              -       175
Comprehensive income:
  Net income (1)                                -        -          -          -             -       2,091              -     2,091
  Net unrealized gain on
    marketable equity securities
    net of tax of $(20) (1)                     -        -          -          -             -           -            120       120
                                       ---------- --------  ---------  ---------  ------------   ---------   -------------  --------
Comprehensive income (1)                        -        -          -          -             -           -              -     2,211
                                       ---------- --------  ---------  ---------  ------------   ---------   -------------  --------
BALANCE, DECEMBER 31, 2002 (1)          3,851,162       39     41,178        (76)         (293)    (21,728)            39    19,159
Issuance of shares for interest         1,752,886       17      1,501          -             -           -              -     1,518
Issuance on exercise of Warrants        2,024,127       20        688          -             -           -              -       708
Issuance of shares on conversion
  of Secured notes                      5,697,131       57      1,937          -             -           -              -     1,994
Issuance of shares on conversion
  of Subordinated notes                 5,333,333       53      3,947          -             -           -              -     4,000
Issuance of shares on conversion
  of Subordinated B notes               3,606,667       36      2,669          -             -           -              -     2,705
Issuance of shares on exercise of
  Options                                  56,000        1         80          -             -           -              -        81
Acquisition of Crown shares by
  Solitario Resources Corporation               -        -          -       (230)            -           -              -      (230)
Intrinsic value of variable plan
  options issued                                -        -      4,924          -        (4,924)          -              -         -
Variable plan option Compensation               -        -          -          -         3,068           -              -     3,068
Additional paid-in capital arising
  from sale of shares by investee                                 253          -             -           -              -       253
Comprehensive loss:
  Net loss                                      -        -          -          -             -      (2,989)             -    (2,989)
  Net unrealized loss on
    marketable equity securities
    net of tax of $12                           -        -          -          -             -           -            (23)      (23)
                                       ---------- --------  ---------  ---------  ------------   ---------   -------------  --------
Comprehensive loss                              -        -          -          -             -           -              -    (3,012)
                                       ---------- --------  ---------  ---------  ------------   ---------   -------------  --------
BALANCE , DECEMBER 31, 2003            22,321,306  $   223   $ 57,177   $   (306)  $    (2,149)  $ (24,717)  $         16   $30,244
                                       ========== ========  =========  =========  ============   =========   =============  ========

(1)  As restated, see Note 12

See notes to consolidated financial statements.


                                                                F-E4

                                         CROWN RESOURCES CORPORATION
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         Year Ended December 31,
                                                                 ----------------------------------------
(in thousands)                                                     2003            2002            2001
                                                                 --------        --------        --------
                                                                               (as restated,  (as restated,
                                                                                see note 12)  see note 12)
OPERATING ACTIVITIES:
   Net income (loss)                                             $(2,989)        $ 2,091         $(2,098)
   Adjustments to reconcile net income (loss) to cash
    used in operating activities:
      Depreciation and amortization                                   15               7              11
      Compensation expense for variable options                    3,126             175               -
      Equity in loss of Solitario Resources Corporation              571             873           1,512
      Deferred income taxes                                       (1,720)          4,867               -
      Gain on sale of assets                                           -            (171)           (214)
      Gain on discharge of convertible debentures                      -          (8,684)              -
      Gain on debt extinguishment                                      -               -             (41)
   Changes in operating assets and liabilities:
      Prepaid expenses and other                                      54             (21)             24
      Accounts payable and other current liabilities                 130             134              43
                                                                 --------        --------        --------
         Net cash used in operating activities                      (813)           (729)           (763)
                                                                 --------        --------        --------
INVESTING ACTIVITIES:
   Additions to mineral properties                                  (226)           (564)           (340)
   Additions to mineral interests                                   (942)              -            (284)
   Proceeds from asset sales                                           -               -             211
   Increase in restricted investments                                (60)              -               -
                                                                 --------
   Decrease (increase) in other assets                                13             (18)             (5)
                                                                 --------        --------        --------
         Net cash used in investing activities                    (1,215)           (582)           (418)
                                                                 --------        --------        --------
FINANCING ACTIVITIES:
   Payments on long-term note payable                                (70)            (50)            (30)
   Proceeds from issuance of Subordinated B Notes                  2,705               -               -
   Proceeds from exercise of warrants                                708               -               -
   Proceeds from exercise of options                                  23               -               -
   Payment to redeem Secured notes                                    (6)              -               -
   Proceeds from Senior Notes                                          -           3,284             350
   Payment on discharge of convertible debentures                      -          (1,000)              -
                                                                 --------        --------        --------
         Net cash provided by financing activities                 3,360           2,234             320
                                                                 --------        --------        --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               1,332             923            (861)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       1,033             110             971
                                                                 --------        --------        --------
CASH AND CASH EQUIVALENTS, END OF YEAR                           $ 2,365         $ 1,033         $   110
                                                                 ========        ========        ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Non-cash transactions:
     Debt converted to shares of common stock                    $ 8,699         $     -         $     -
     Securities received for mineral interest transaction              -             171               -
     Non-cash interest capitalized                                 2,758             996             615
     Issuance of securities on discharge of convertible
       debentures:
        Secured notes payable                                          -           2,000               -

        Subordinated notes payable                                     -           4,000               -
         Warrants                                                      -             286               -
     Cash placed in escrow from secured note financing                 -               -           3,250
     Long-term debt assumed in mineral interest
       transactions                                                    -               -             237

   Issuance of warrants                                                -               -             379

See notes to consolidated financial statements.


                                                    F-E5

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


1.      BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

Crown Resources Corporation and its subsidiaries ("Crown") engage principally in the acquisition, exploration and development of mineral interests, which presently exist in the western United States. Crown indirectly holds properties in Latin America through Solitario Resources Corporation ("Solitario"), of which Crown owns 9,633,585 shares of Solitario common stock or 38.7% as of December 31, 2003. Crown's operations constitute a single business segment.

Crown has historically derived its revenues principally from interest income, the option and sale of property interests and to a lesser extent from payments on royalty interests and the sale of its share of gold produced from its properties.

On November 20, 2003 Crown executed a definitive agreement to merge with Kinross Gold Corporation ("Kinross"), a Canadian corporation, as more fully described in
Note 2 (the "Merger"). The Merger is subject to the approval of Crown's shareholders and customary closing conditions. Crown currently has no source of recurring revenue and Crown anticipates any future recurring revenue would only occur after the successful development of its Buckhorn Mountain Project. The successful development of the Buckhorn Mountain Project is dependent on several factors, many of which are beyond the control of Crown. Crown cannot provide any assurance that the Merger with Kinross will be completed as planned, or that it will be able to successfully permit and develop the Buckhorn Mountain Project in the event the Merger is not completed (see Note 3).

Crown currently has limited financial resources and, accordingly is not engaged directly in any significant exploration or development activity other than at its Buckhorn Mountain Project. Crown's current objective is to complete the permitting process for development of the Buckhorn Mountain Project in conjunction with Kinross (see Note 3). Unless Crown is successful in these objectives, it is unlikely that Crown will be in a position in the foreseeable future to pursue additional exploration or development projects. Furthermore, in the event the Merger with Kinross is not consummated, Crown will need significant additional financial resources to develop the Buckhorn Mountain Project and Crown cannot assure you that it will be able to obtain such financial resources. Crown currently estimates the initial capital cost for the Buckhorn Mountain Project will require up to $32.6 million. Based upon Crown's current business plan, Crown estimates its current financial resources are sufficient to fund its operations through 2005.

CORPORATE REORGANIZATION

On March 8, 2002, Crown filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the District of Colorado (the "Court"). As part of the Bankruptcy, Crown filed a Plan of Reorganization (the "Plan") and a Disclosure Statement with the Court on March 25, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002 (the "Effective Date"). Accordingly, Crown was in Bankruptcy a total of 84 days (March 8, 2002 through May 30, 2002). While the Plan resulted in a change in ownership of greater than fifty percent, the reorganization value of the assets of Crown immediately before the Effective Date was greater than the total of all post-petition liabilities and allowed claims. As a result, Crown did not adopt fresh start reporting and continues to recognize its historical basis of accounting.

As part of the Plan, Crown restructured its existing $15 million 5.75% Convertible Subordinated Debentures due August 2001 (the "Debentures"). The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration, which was proportionally distributed to each Debenture holder:

        (i)     $1,000,000 in cash;

        (ii) $2,000,000 in 10% Convertible Secured Notes (the "Secured Notes") convertible into Crown common shares at $0.35 per share. The Secured Notes were pari-passu to and had essentially


                                      F-E6

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)



                the same terms as the Senior Notes (see Note 5), including a 10% interest rate payable in cash or common stock at Crown's option, and a maturity date of October 2006. The number of shares of Crown's common stock that could have been issued in satisfaction of accrued interest is calculated by dividing the value of the accrued interest obligation at the stated interest rate by the conversion price of $0.35 per share. On November 21, 2003 the Secured Notes were called for redemption, and substantially all outstanding Secured Notes were converted to common stock as of December 31, 2003 (see Note 5).


        (iii) Warrants, which expire in October 2006 that entitled the holders the right to purchase, in the aggregate, 5,714,285 shares of Crown common stock at an exercise price of $0.75 per share; and


        (iv) $4,000,000 of convertible unsecured subordinated notes (the "Subordinated Notes") convertible into Crown common shares at $0.75 per share. The Subordinated Notes paid interest at 10% in cash or common stock at Crown's option, and matured on the same date as the Secured Notes. The number of shares of Crown's common stock that could have been issued in satisfaction of accrued interest is calculated by dividing the value of the accrued interest obligation at the stated interest rate by the conversion price of $0.75 per share. On November 5, 2003, all outstanding Subordinated Notes were automatically converted into common stock.


In order to effect the Plan on the Effective Date, Crown entered into a Custody and Disbursing Agreement with Wells Fargo Bank, Minnesota N.A. (the "Disbursing Agent") as well as trust indentures with Deutsche Bank Trust Company, Americas, as Trustee on the Secured Notes and with Wells Fargo Bank Minnesota, N.A. as Trustee on the Subordinated Notes. Crown also transferred $1,000,000 to the Disbursing Agent on the Effective Date. As of December 31, 2003, the Disbursing Agent had delivered $983,667 in cash, $1,967,333 in Secured Notes, $3,934,666 in Subordinated Notes (including accrued and paid interest from June 11, 2002) and Warrants to purchase 5,620,952 shares of Crown common stock to Debenture holders who had presented $14,755,000 in Debenture certificates. As of March 19, 2004, $245,000 in Debenture certificates have not been presented. If all of these Debentures are presented, the disbursing agent will distribute $16,000 in cash, 93,333 shares of Crown common stock from the converted Secured Notes (plus accrued interest since June 11, 2002), 87,111 shares of Crown common stock from the converted Subordinated Notes (plus accrued interest since June 11, 2002), and warrants to acquire 93,333 shares of Crown common stock with an exercise price of $0.75 per share. The Debenture holders have until June 2007 to present their certificates, at which time any undistributed cash, stock and warrants will revert to Crown.

The Plan provided that all other liabilities of Crown would be paid in the normal course.

As part of the Plan Crown effected a one for five reverse split on the Effective Date of the currently outstanding common stock, while maintaining the conversion and exercise prices of the Senior Notes, the Secured Notes, the Subordinated Notes and the related warrants. Under the Plan, any shareholder holding less than 500 shares prior to the one for five reverse split and the holder of Crown's Preferred Stock would receive no distribution. Accordingly, 66,580 shares of common stock and the outstanding Preferred Stock, held by a wholly owned subsidiary, which had previously been eliminated in consolidation, were cancelled.

The Plan, which was approved by the shareholders, also included the 2002 Crown Stock Incentive Plan (the "2002 Plan") as of the Effective Date. Under the 2002 Plan Crown may grant options to purchase up to an aggregate maximum of 5 million shares to employees, consultants and directors. As part of the Plan, Crown filed Restated Articles of Incorporation with the Secretary of State of the State of Washington.


                                      F-E7

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


FINANCIAL REPORTING

The consolidated financial statements include the accounts of Crown and its wholly and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Undivided interests in mineral interests are accounted for by the proportionate consolidation method in accordance with standard practice in the mining industry.

Crown accounts for its investment in Solitario under the equity method of accounting. Crown records as treasury stock its proportionate share of Solitario's recorded cost basis for Solitario's investments in the equity securities of Crown. Crown's proportionate interest in Solitario's gains and losses associated with changes in the fair value of Solitario's investment in Crown warrants and Solitario's investment in Crown common stock are not recognized in Crown's statement of operations, or as a component of comprehensive income (loss), respectively. See Notes 4 and 5.

Crown accounts for sales of common stock by Solitario as equity transactions. In 2003 and 2001, Solitario had sales of common stock that resulted in an increase in Crown's carrying amount of its investment in Solitario of $253,000 and $5,000, respectively, which Crown recorded as an increase in additional paid-in capital as disproportionate share on sale of unconsolidated subsidiary stock for these sales in 2003 and 2001.

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material.

CASH EQUIVALENTS

Cash equivalents include investments in highly liquid debt securities with maturities of three months or less when purchased.

RESTRICTED INVESTMENTS

All amounts classified as short term investments in the consolidated balance sheets for the years ended December 31, 2003 and 2002 relate to cash bonds under which Crown has completed its reclamation activities. Crown anticipates these bonds will be released during the next year. Included in non-current assets at December 31, 2003 and 2002 are $61,000 and $31,000, respectively of restricted investments.

MINERAL PROPERTIES AND INTERESTS

On January 1, 2002, Crown adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which, among other things, required the reclassification of Crown's land and leasehold costs from mineral properties to mineral interests (intangible assets). Crown's mineral interests represent mineral use rights for parcels of land not owned by Crown. Crown's mineral interests relate to its Buckhorn Mountain Project and the value of such intangible assets is primarily determined by the nature and amount of economic minerals believed to be contained, or potentially contained therein. At January 1, 2002, Crown reclassified $18,474,000 from mineral properties to mineral interests. Crown amortizes mineral interests over their expected useful lives or until it has been determined the mineral interest contains proven and probable reserves. As all of our capitalized costs since January 1, 2002, have related to the Buckhorn Mountain Project that has proven and probable reserves. Crown has not recorded any amortization of those costs.


                                      F-E8

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


Land and leasehold acquisition costs and development costs on mineral interests with proven and probable reserves are capitalized and will be depleted using the units-of-production method over the estimated life of the reserves. If there are insufficient reserves to use as a basis for depleting such costs, they are written off as a mineral property or mineral interest impairment in the period in which the determination is made. Interest costs are capitalized on mineral properties and mineral interests in development. Interest is capitalized by applying a weighted average interest rate, including the effects of any discounts, to the average capitalized costs during a period, up to a maximum of total interest costs incurred during the period. Crown capitalized interest costs of $3,068,000, $996,000 and $1,046,000 for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002 a total of $13,885,000 and $10,817,000, respectively, of interest costs have been capitalized as mineral interests and mineral properties at the Buckhorn Mountain Project.

Crown expenses all exploration costs incurred on its mineral interests, other than acquisition costs, prior to the establishment of proven and probable reserves. Development costs incurred on mineral interests with proven and probable reserves are capitalized as mineral properties. Crown regularly performs evaluations of its investment in mineral interests to assess the recoverability and or the residual value of its investments in these assets. All mineral interests and mineral properties are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable, utilizing established guidelines based upon undiscounted future net cash flows from the asset or upon the determination that certain exploration properties do not have sufficient potential for economic mineralization. There were no mineral interest or mineral property impairments in 2003, 2002 or 2001.

At December 31, 2003 and 2002, Crown has capitalized costs, net of amortization, of $29,660,000 and $25,714,000, respectively, related entirely to the Buckhorn Mountain Project. These costs will be amortized on the units-of-production method over the life of the proven and probable reserves. The recoverability of these costs is dependent on, among other things, the successful permitting and development of the Project.

MARKETABLE EQUITY SECURITIES

Crown's investment in marketable equity securities are classified as available-for-sale and are carried at fair value. The cost of marketable equity securities sold is determined by the specific identification method. Changes in fair value are recorded in accumulated other comprehensive income (loss) within stockholders' equity, unless a decline in market value is considered other than temporary, which is recognized as a loss in the statement of operations.

In January 2001, Crown sold its entire holding in its 100% owned-subsidiary, Judith Gold Corporation (which held certain royalty interests), to Canyon Resources Corporation ("Canyon") for 200,000 shares of Canyon common stock. Crown had completely amortized its investment in Judith Gold Corporation as of December 31, 2000 and recorded a gain on sale of approximately $200,000 during 2001. In June 2001, Crown sold its Canyon stock to Solitario for $200,000.

During the years ended December 31, 2003, 2002, 2001 there were no realized gains or losses from sales of marketable equity securities and unrealized gains and (losses) of $(23,000), $120,000 and $(81,000), respectively, were recorded in accumulated other comprehensive income (loss) in the statement of stockholders' equity.

LONG-TERM DEBT DISCOUNTS

Long-term debt discounts have been recorded to recognize the fair value of warrants issued in conjunction with debt issuances, and beneficial conversion features on convertible debt instruments. The fair value of the warrants and the intrinsic value of the beneficial conversion features at the time of the debt issuance are recorded as reductions to the carrying value of the related debt instruments and increases in additional paid in capital. These debt discounts are amortized to interest expense using the effective interest method over the term of the debt. Debt discounts for instruments that are converted or redeemed prior to their scheduled maturity are charged to interest cost upon the conversion or redemption. (see Note 5) Debt discounts are included in determining the interest rate to be used for capitalization of interest costs. Through December 31, 2003, all debt discounts have been included in capitalized interest.


                                      F-E9

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, respectively. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income or loss includes changes between the cost basis and the fair value of marketable equity securities unless a decline in the fair value of the marketable equity security is deemed permanent. Crown records any gain or loss in its consolidated statement of operations upon the sale of marketable equity securities in the period in which the security is sold.

REVERSE STOCK SPLIT

Crown effected a one for five reverse split of its common stock in connection with the Plan on the Effective Date. All share and per share amounts have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

EARNINGS (LOSS) PER SHARE

The calculation of basic and diluted earnings (loss) per share is based on the weighted average number of common shares outstanding during the years ended December 31, 2003, 2002, and 2001, net of the weighted average number of treasury shares. Weighted average shares outstanding are reduced by Crown's proportionate share of Solitario's holdings of Crown common stock. Stock options, warrants and convertible debt securities that could potentially dilute earnings per share but were excluded from the computation of per share amounts as their inclusion would have been anti-dilutive, were approximately 27,269,000 shares in 2003, 18,800,000 shares in 2002, and 24,100,000 shares in 2001. The calculation of diluted earnings per share is detailed below:



(in thousands except per share amounts)           For the year ended December 31
                                         -------------------------------------------------
                                              2003             2002               2001
                                         -------------     -------------     -------------
Net income (loss)                         $    (2,989)      $     2,091       $    (2,098)
  Effect of Dilutive Securities:
    Convertible debentures                          -                 -                 -
    Options                                         -                 -                 -
                                         -------------     -------------     -------------
Diluted net income                        $    (2,989)      $     2,091       $    (2,098)
                                         =============     =============     =============
Shares:
  Basic weighted average shares
     outstanding, net of treasury stock         6,575             3,207             2,911
  Effect of Dilutive Securities:
    Convertible debentures                          -            16,631                 -
    Options                                         -                79                 -
                                         -------------     -------------     -------------
Diluted weighted average shares
     outstanding, net of treasury stock         6,575            19,917             2,911
                                         =============     =============     =============
Basic earnings per share                  $     (0.45)      $      0.65       $     (0.72)
                                         =============     =============     =============
Diluted earnings per share                $     (0.45)      $      0.10       $     (0.72)
                                         =============     =============     =============



                                     F-E10

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


EMPLOYEE STOCK COMPENSATION PLANS

Crown follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." ("APB 25"). Under the terms of Crown's stock option plans, the exercise price of options issued to employees and directors equals the quoted market price of the stock on the date of grant. As a result of repricing options under Crown's 1988 Stock Benefit Plan (the "1988 Plan") and Crown's 1991 Stock Incentive Plan (the "1991 Plan") in 1998 and 1999, Crown began to account for those options grants using variable plan accounting as of July 1, 2000. The Plan of Reorganization rejected both the 1991 Plan and the 1988 Plan and all option awards were canceled. The Plan approved Crown's 2002 Stock Incentive Plan (the "2002 Plan"). In July 2002 Crown's Board of Directors granted options to purchase 3,375,000 shares of Crown common stock under the 2002 Plan. Of these, 2,600,000 were deemed replacement options for cancelled options awards and Crown accounts for these options as variable awards. Accordingly Crown accounts for increases and decreases in the intrinsic value of the 2,600,000 options as compensation expense in accordance with APB 25.

In December 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS No. 148"). SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

Pro forma information, in accordance with SFAS No. 148, has been computed as if Crown had accounted for its stock options under the fair value method prescribed by SFAS No. 123. The fair values of these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 2003, 2002 and 2001 grants, respectively; risk-free interest rates of 3.09%, 3.85%, and 4.74%; dividend yields of 0%; volatility factors of the expected market price of Crown's common stock of 89%, 88%, and 69%; and a weighted average expected life of the options of 3.5 years in 2003, 3.5 years in 2002, and 4.2 years in 2001. The weighted average fair values of the options granted are estimated at $0.27, $0.24, and $0.15 per share in 2003, 2002 and 2001, respectively. Had Crown accounted for its stock options under the fair value method of SFAS No. 123, the following results would have been reported:


(in thousands except per share amounts)                          For the year ended December 31
                                                        -------------------------------------------------
                                                            2003              2002               2001
                                                        -------------     -------------     -------------
Net income (loss) as reported                            $    (2,989)      $     2,091       $    (2,098)
Add: Stock-based compensation expense included
    in reported net income (loss), net of related tax
    effects                                                    2,063               115                 -
Deduct: Total stock-based employee compensation
    expense determined under fair value based
    method for all awards, net of related tax effects           (134)             (452)              (37)
                                                        -------------     -------------     -------------
Pro forma net income (loss)                              $    (1,060)      $     1,754       $    (2,061)
                                                        =============     =============     =============
Basic earnings (loss) per share:
   As reported                                           $     (0.45)      $      0.65       $     (0.72)
   Pro forma                                             $     (0.16)      $      0.55       $     (0.71)
Diluted earnings (loss) per share:
   As reported                                           $     (0.45)      $      0.10       $     (0.72)
   Pro forma                                             $     (0.16)      $      0.09       $     (0.71)

Recent accounting pronouncements

In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which clarifies the classification as liabilities for certain financial instruments including equity shares that are mandatorily redeemable, or a financial instrument other than equity shares that has an obligation to repurchase the instrument with equity shares, including a conditional obligation to settle the financial instrument with equity shares. SFAS No. 150 has been adopted by Crown and is effective for financial instruments entered into after May 31, 2003. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.


                                     F-E11

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The changes in this statement are intended to improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly to achieve more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 has been adopted by Crown and will be applied prospectively for contracts entered into or modified after June 30, 2003. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") and in December 2003 issued FIN 46R. FIN 46 requires the consolidation of variable interest entities which have one or both of the following attributes (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties which is provided by other parties that will absorb some or all of the expected losses of the entity, (2) the equity investors lack controlling financial interest as evidenced by (i) the ability to make decisions regarding the entity's activities through voting or similar rights (ii) the obligation to absorb expected losses, which make it possible for the entity to finance its activities and (iii) the right to receive expected residual returns of the entity if they occur, which is the compensation for absorbing the expected losses. FIN 46 was immediately effective for variable interest entities formed after January 31, 2003. FIN 46R requires the adoption of either FIN 46 or FIN 46R in financial statements of public entities that have interests in structures that are commonly referred to as special purpose entities for periods ending after December 15, 2003. Application for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. Crown did not have any investments in or relationships with variable interest entities at December 31, 2003. The adoption of FIN 46R is not expected to have a material effect on Crown's consolidated financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires the disclosure by guarantors of (a) the nature of any guarantee, (b) maximum potential amount of future payments associated therewith, (c) carrying amounts of liabilities, if any, related to the guarantor's obligations under the guarantee and (d) the nature and extent of any recourse or collateral for recovery of any amounts paid under the guarantee. FIN 45 also requires guarantors to recognize at the inception of a guarantee within its scope a liability for the fair value of obligations undertaken in issuing the guarantee, including the obligation to stand ready to perform over the term of guarantee. Crown has applied the provisions of FIN 45 for interim and annual periods ending after December 15, 2002 and the effect of adopting this interpretation was not material to its consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and generally requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred. SFAS No. 146 does not apply to costs associated with the retirement of long-lived assets covered by SFAS No. 143. Crown has adopted the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement has not had a material effect on Crown's consolidated financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates inconsistencies between the accounting for sale-leaseback transactions and the required accounting for certain lease modifications. This statement requires that gains and losses from debt extinguishments should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30. This Statement also amends existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their meanings under changed conditions. Crown has adopted SFAS No. 145 as of January 1, 2003. As a result of the adoption of this Statement, Crown has reclassified a $8,684,000 gain in 2002 on the discharge of its Convertible Debentures from an extraordinary item net of taxes, to a gain before related tax effects in its 2002 consolidated statement of operations. The adoption of this Statement has not had any other material effects on Crown's financial position or results of operations.


                                     F-E12

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


On January 1, 2002, Crown adopted SFAS No. 141 and SFAS No. 142, which among other things required the reclassification of Crown's capitalizes land and lease acquisition costs from mineral properties to mineral interest (intangible assets). The excess of the cost of each mineral interest over its estimated residual value is amortized over the proven and probable reserves on a units of production basis. Since January 1, 2002, all of Crown's mineral interests relate to its Buckhorn Mountain Project, which is in development and will be amortized over its proven and probable reserves. Accordingly, no amortization has been recorded on these assets. Beginning January 1, 2002, Crown reclassified $18,474,000 of these costs from mineral properties to mineral interests.

In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. Crown adopted Statement 143 as of January 1, 2002. The adoption of this Statement has not had a material effect on Crown's consolidated financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the 2002 and 2001 consolidated financial statements to conform to the 2003 presentation.

2.      MERGER AGREEMENT

On November 20, 2003, Crown executed a definitive agreement entitled "Acquisition Agreement and Agreement and Plan of Merger" (the "Merger Agreement") with Kinross Gold Corporation ("Kinross"), a Canadian corporation, whereby each of the outstanding shares of common stock of Crown will be exchanged for 0.2911 shares of Kinross common stock at closing (the "Merger"). The Merger is subject to the approval of two thirds of Crown's shareholders and customary closing conditions. Until the Merger is completed, Crown is required to operate its business in the ordinary course, and is restricted from engaging in certain significant business and financing transactions, or changes in corporate structure.

Crown intends, and the Merger Agreement contemplates, that all or some portion of the common stock of Solitario held by Crown will be distributed to Crown's shareholders prior to the effective time of the Merger. Crown has agreed to use its commercially reasonable efforts to cause Solitario to make all filings and obtain all regulatory approvals required by the United States and Canadian securities laws and rules of the Toronto Stock Exchange ("TSX") in connection with the distribution by Crown of the Solitario common stock to the shareholders of Crown and to reasonably cooperate in providing all information to Solitario necessary to complete such filings.

The Merger Agreement further contemplates that the Crown Board of Directors will take action as permitted under the Crown 2002 Stock Incentive Plan so that all outstanding stock options to purchase Crown common stock will either be exercised or terminated prior to the effective time of the Merger. Additionally, holders of unexercised warrants to purchase shares of Crown common stock will be allowed to elect to exchange the warrant for 0.2911 shares of Kinross common stock for each share of Crown common stock that would have been issued on the exercise of the warrant immediately prior to the effective time of the Merger on a cashless basis, or absent making this election, the warrant will represent the right to acquire Kinross common shares in accordance with the terms and conditions of the warrant as amended pursuant to the Merger Agreement.

The Merger Agreement may be terminated by either party if the transaction has not been consummated by September 30, 2004 subject to certain conditions, by mutual written consent, or upon the failure of Crown to obtain the approval of its shareholders. Both Crown and Kinross may also terminate the Merger Agreement upon the occurrence of a material breach of the agreement by the other party as defined in the Merger Agreement. Should Crown fail to complete the Merger as a result of receiving a superior proposal within six months of the date of the Merger Agreement, Crown will be obligated to pay Kinross a termination fee of $2.0 million plus Kinross' documented, reasonable third-party, out-of-pocket expenses in connection with the Merger Agreement. Crown has


                                     F-E13

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


further agreed to use its commercially reasonable efforts to amend or redeem its outstanding convertible notes prior to the effective time of the Merger. See Notes 5 and 10.

3.      MINERAL PROPERTIES AND INTERESTS:

BUCKHORN MOUNTAIN PROJECT

The Buckhorn Mountain Project is located on approximately 2,000 acres 24 miles east of Oroville, Washington. Crown currently owns 100% of the Buckhorn Mountain Project, which was held in a joint venture with Battle Mountain Gold Corporation ("Battle Mountain") prior to July 2001. During Crown's joint venture with Battle Mountain, the Buckhorn Mountain Project was known as the Crown Jewel Project. Battle Mountain merged with Newmont Gold Corporation (both companies referred to as "Newmont") on January 10, 2001. The Buckhorn Mountain Project has reported reserves of 991,000 ounces of contained gold in 3,076,000 tons of ore, based on a December 2003 feasibility study (the "SRK Feasibility Study"). Crown previously reported reserves of 839,000 ounces based upon a 2000 study by Mine Reserves Associates, Inc. of Wheat Ridge, Colorado.

The Buckhorn Mountain Project is held by a combination of fee ownership, fee land for which leases are held with options to purchase, and unpatented mining claims. The ore deposit lies primarily on unpatented claims owned by Crown. Royalties on mineral property controlled by Crown payable to third parties vary from a 2% net smelter return royalty to an 8.33% net profits royalty on certain unpatented mining claims. The ore body as currently defined is subject only to a sliding-scale royalty payable to Newmont of 0.5% to 4%, depending on the price of gold. The Newmont royalty may be purchased in its entirety for $2.0 million at any time before July 23, 2006.

In July 2001, Crown completed an agreement (the "Termination Agreement") with Newmont to terminate its joint venture on the Buckhorn Mountain Project, under which Newmont was entitled to earn a 54% interest in the Buckhorn Mountain Project by building a 3,000-ton per day milling facility. During 2002 Crown began seeking regulatory approval and permits to operate a primarily underground mining operation at the Buckhorn Mountain Project, which Crown believes significantly reduces the environmental impacts compared to the open-pit mining plan proposed by Newmont.

On November 11, 2003, Crown entered into a toll milling agreement (the "Toll Milling Agreement") with Echo Bay Minerals Co. ("Echo Bay Minerals"), a wholly-owned subsidiary of Kinross, whereby Crown would deliver ore from its Buckhorn Mountain Project deposit to Echo Bay Minerals' Kettle River mill, which is located approximately 57 miles from the Buckhorn Mountain Project. Under the terms of the Toll Milling Agreement, Echo Bay Minerals agreed to process up to 1,500 tons per day of ore (the "Production Ores") at a cost to Crown of $20 per ton. In addition Crown agreed to pay a one-time capital charge of $5 million to Echo Bay Minerals on or before the last day of the calendar month following the first delivery of Production Ores to the Kettle River Mill. The agreement is subject to Crown obtaining the necessary permits to mine and deliver the Production Ores, standard toll-milling terms regarding (among other terms) grade, delivery, commingling and refining, and regulatory approval.

As a result of signing the Toll Milling Agreement with Echo Bay Minerals, Crown has prepared an amended Buckhorn Mountain Project Plan of Operations to accommodate this change in operation. Crown is unaware of any legal impediments to permitting a mining operation as proposed in the Amended Buckhorn Mountain Project Plan of Operations. Although Crown is not aware of any laws or regulations which would be violated by the mine design proposed in the SRK feasibility study, until all permits are received there will continue to be uncertainty regarding the ability of Crown to obtain the necessary permits to develop the Buckhorn Mountain Project in a timely manner, if ever. Construction of the Buckhorn Mountain Project may not begin prior to the successful issuance of the remaining permits.

On April 16, 1992, we filed a patent application with the United States Department of the Interior. The Mining Law of 1872 of the United States allows owners of unpatented mining claims that demonstrate economic viability of mineralization discovered on such claims to apply for patent of the unpatented claim. Patenting involves the transfer of surface ownership from the U.S. Government to the successful patent applicant. Certain opposition groups filed a protest to our patent application with the Department of Interior. We filed a response to the protest. The Department of Interior has not set a time frame for granting the patents or responding to the protest.


                                     F-E14

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


Approval of this patent application will not change the ultimate ownership of the reserves at the Buckhorn Mountain Project. Currently the mineral rights under the unpatented claims are subject to meeting certain annual maintenance work requirements and payment of an annual claim fee. The U.S. Government owns the surface rights on our unpatented claims. Approval of the patent application will eliminate the annual maintenance and fee requirement as well as combine perfected title to us regarding the surface rights on our existing unpatented claims. If the Department of the Interior does not grant the patents on our existing unpatented claims, it will not affect our rights to mine on the unpatented claims nor require us to modify our currently planned mining operation.

CORD RANCH

In 2002, Crown sold its interest in the Cord Ranch properties to Royal Standard Minerals, Inc. ("Royal Standard") for one million shares of common stock of Royal Standard. Crown recorded a gain on sale of $171,000, which equaled the market value of the shares received on the date of sale, as Crown had no carrying value for its interest in the Cord Ranch Properties. As of December 31, 2003 and 2002, the shares of Royal Standard common stock are reflected on Crown's accompanying consolidated balance sheets as marketable equity securities available for sale.

KINGS CANYON

The Kings Canyon property in Utah consists of 360 acres of unpatented claims. Crown holds a 100% interest in the property, subject to a 4% net smelter royalty to third parties. There are no capitalized costs related to the Kings Canyon property as of December 31, 2003. Crown intends to maintain the property and may seek a joint venture partner to further evaluate and develop the Kings Canyon property.

Capitalized costs

        Mineral interests and mineral properties costs are comprised of the following:

                                                         As of December 31,
(in thousands)                                           2003          2002
                                                         ----          ----
Mineral interests:
  Land and leasehold costs                            $  21,583     $  19,703
    Less accumulated depreciation, depletion and
    amortization                                           (601)         (601)
                                                      ---------     ---------
  Land and leasehold costs, net                       $  20,982     $  19,102
                                                      =========     =========
Mineral properties:
  Development costs                                   $   8,678     $   6,612
                                                      =========     =========

All amounts in the table above relate to Crown's Buckhorn Mountain Project, which contains all of Crown's total proven and probable gold reserves and its only property in development. Crown had no foreign assets at December 31, 2003 and 2002.


                                     F-E15

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


4.      INVESTMENT IN SOLITARIO RESOURCES CORPORATION:

As discussed in Note 1, Crown accounts for its investment in Solitario under the equity method of accounting. The fair value, based on the quoted market price, of Crown's 9,633,585 shares of Solitario common stock was approximately $13,198,000 and $3,973,000 at December 31, 2003 and 2002, respectively.
Condensed financial information of Solitario is as follows:


BALANCE SHEETS                                                              As of December 31,
                                                                            ------------------
   (in thousands)                                                         2003               2002
                                                                       ----------         ----------
ASSETS
Current assets                                                         $    3,993         $    1,952
Mineral interests, net                                                      2,760              3,216
Investment in Crown warrant, at fair value                                  5,591                153
Note receivable from Crown                                                    937                915
Other                                                                           7                140
                                                                       ----------         ----------
  Total assets                                                         $   13,288         $    6,376
                                                                       ==========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                    $      763         $       99
Deferred income taxes                                                         591                  -
Stockholders' equity                                                       11,934              6,277
                                                                       ----------         ----------
  Total liabilities and stockholders' equity                           $   13,288         $    6,376
                                                                       ==========         ==========

STATEMENTS OF OPERATIONS                                                  Year Ended December 31,
                                                                 ----------------------------------------
   (in thousands)                                                   2003           2002           2001
                                                                 ----------     ----------     ----------
Unrealized gain (loss) on derivative instruments                 $    5,438     $      105     $      (63)
Other costs and expenses                                             (2,084)        (2,184)        (3,670)
                                                                 ----------     ----------     ----------
Net income (loss)                                                $    3,354     $   (2,079)    $   (3,733)
                                                                 ==========     ==========     ==========

The following is a reconciliation of Solitario's reported stockholders' equity to amounts reported by Crown as its investment in Solitario:


                                                                            As of December 31,
                                                                            ------------------
   (in thousands)                                                         2003               2002
                                                                       ----------         ----------
Solitario stockholders' equity, as reported                            $   11,934         $    6,277
Adjustments:
  Less Solitario's book value of Crown securities, recorded as
      treasury Stock                                                          793                185
  Less Solitario's other comprehensive income, related to gains
      on Crown common stock, net of 607,000 of tax in 2003                  1,144                 31
  Less Solitario's unrealized gain on derivative instruments,
     related to gain on Crown warrants, net of 669,000 of tax in 2003       4,812                 43
                                                                       ----------         ----------
Solitario adjusted stockholder's equity                                     5,185              6,018
Crown percentage                                                            38.7%              41.2%
                                                                       ----------         ----------
Crown's investment in unconsolidated subsidiary                        $    2,004         $    2,477
                                                                       ==========         ==========

        The following is a reconciliation of Solitario's reported net income
(loss) to amounts reported by Crown as its equity in loss of Solitario:


                                                                      For the year ended December 31,
                                                                 ----------------------------------------
   (in thousands)                                                   2003           2002           2001
                                                                 ----------     ----------     ----------
Solitario net income (loss) as reported                          $   3,354      $  (2,079)     $  (3,733)
Adjustments:
  Solitario's derivative (gains) and losses recorded in its
     statement of operations for its holdings of Crown
     warrants, net of $669,000 of tax in 2003                       (4,769)          (105)             63
  Other, net                                                             -             63               3
                                                                 ----------     ----------     ----------
Solitario adjusted loss                                             (1,415)        (2,121)         (3,673)
                                                                 ----------     ----------     ----------
Crown weighted average percentage (1)                                 40.4%          41.2%          41.2%
                                                                 ----------     ----------     ----------
Crown's equity in loss of unconsolidated subsidiary              $    (571)     $    (873)     $  (1,512)
                                                                 ==========     ==========     ==========

(1) The weighted average interest of Crown in Solitario's net income or loss for the year ended December 31, 2003 reflects the dilution of Crown's ownership interest resulting from Solitario's sale of its common stock to a third party in November 2003. As discussed below, this transaction reduced Crown's investment in Solitario to 38.7% as of December 31, 2003.


                                     F-E16

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


For purposes of calculating its investment in Solitario and its equity in Solitario's earnings and losses, Crown has excluded the amounts reported by Solitario with respect to its investment in Crown warrants and Crown common stock.

On November 4, 2003, Solitario completed a private placement to certain Canadian based funds managed by Sprott Asset Management of Toronto, Ontario of 1,500,000 of Solitario common shares at a price of Cdn $1.20 per share for total proceeds of Cdn $1,800,000, or approximately $1,310,000 (net). The additional shares reduced Crown's interest in Solitario to 38.7% at December 31, 2003 from 41.2% at September 30, 2003. Crown's proportionate interest in this sale, net of taxes, has been recorded as an increase in Crown's investment in Solitario, and an increase in additional paid-in capital.

On October 8, 2003, Crown announced that it intends to distribute its holdings of 9,633,585 shares of Solitario's common stock prior to the completion of the proposed Merger with Kinross. When Solitario sold shares in a Canadian public offering in 1994, the Toronto Stock Exchange (the "TSX") required that the issued and outstanding shares of Solitario held by Crown be held in escrow pursuant to an escrow agreement (the "Escrow Agreement") to, among other things, prevent Crown from selling too large a volume of Solitario shares shortly after the public offering. Over the next three years sixty percent of the shares held in escrow were released to Crown pursuant to the Escrow Agreement. On December 29, 2003, as required by the TSX, Solitario's disinterested shareholders (which excluded Solitario's officers, directors and Crown) voted to approve the release of the remaining 3,140,162 shares of Solitario held in escrow. The shares were released from escrow on January 15, 2004. This will enable Crown to distribute substantially all of the 9,633,585 shares of Solitario's common stock to the shareholders of Crown in anticipation of closing the Merger with Kinross. No fractional shares will be issued and no cash payments will be made in lieu of fractional shares. Crown plans to retain any shares not distributed as fractional shares. Crown estimates the total number of Solitario shares from undistributed fractional shares will be less than 1,000 shares.

5.      LONG-TERM DEBT:

SENIOR NOTES

In October 2001 Crown issued $3,600,000 of 10% convertible secured promissory notes due in October 2006 (the "Senior Notes"). Crown used $1,000,000 of the proceeds to pay the cash component due the former Debenture holders described in
Note 1. The remaining proceeds were used by Crown for general corporate purposes. The Senior Notes are secured by all of the assets of Crown on a pari-passu basis with the Secured Notes, discussed below. At December 31, 2003, these assets consist primarily of Crown's interest in the Buckhorn Mountain Project and its 38.7% investment in Solitario.

The Senior Notes have a five-year term and carry a 10% interest rate, payable quarterly in cash or Crown common stock at the conversion prices of $0.35 and $0.2916 per share at the election of Crown. Originally, proceeds of $3,250,000 from the Senior Notes were placed in escrow pending restructuring of the Debentures (the specific Senior Notes related to the proceeds placed in escrow are also referred to as "Escrowed Notes"). Solitario invested $650,000 in these Escrowed Notes. The Escrowed Notes are convertible into Crown common shares at a conversion price of $0.35 per share, subject to adjustment. In addition, the Escrowed Note holders have been issued a five-year warrant for every share into which the Escrowed Notes are convertible. The warrants were exercisable upon issuance. Each warrant is exercisable into a Crown common share at $0.75 per share, subject to adjustment. All funds in escrow were released on the Effective Date. Solitario also invested in a separate Senior Note, (referred to as the "Solitario Note") for the remaining $350,000 of the Senior Notes. These funds were made immediately available to Crown for general corporate purposes. The Solitario Note is convertible into Crown common shares at a conversion price of $0.2916 per share, subject to adjustment. In addition, Solitario has been issued a five-year warrant to acquire 1,200,000 shares of Crown common stock at $0.60 per share, subject to adjustment. The terms of the Solitario Note and the related warrant are otherwise identical to the terms of the Escrowed Notes and warrants.

On the date of issuance, the warrants described above had an estimated fair value of $379,000, which was recorded as a discount to the Senior Notes and credited to additional paid-in capital. This discount is being amortized over the life of the Senior Notes and charged to capitalized interest cost, using the effective interest method.


                                     F-E17

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


Under generally accepted accounting principles, any intrinsic value of the conversion feature (market price of the stock less the effective conversion price) of the Senior Notes must also be recorded as a discount to the Senior Notes. At October 19, 2001, there was no intrinsic value associated with the conversion feature of the Senior Notes and no discount was recorded thereon. However, when the Bankruptcy Court approved the Plan of Crown on May 30, 2002, the terms of the Senior Notes were effectively changed, since the conversion price remained unchanged despite the 1 for 5 reverse split required by the Plan. Based upon these revised terms, the intrinsic value of the conversion feature of the Senior Notes as of their issuance date was $3,221,000. Effective May 30, 2002, this amount was recorded as a discount to the Senior Notes and credited to additional paid-in capital. This conversion feature discount is being amortized over the remaining life of the Senior Notes as of May 30, 2002 and is being charged to capitalized interest cost.

A summary of the Senior Notes as of December 31, 2003 is as follows:

                                                                                                  Total
                                                              Related          Other              Senior
                                                               Party           Senior              Notes
                                                               Notes           Notes              Payable
                                                               -----           -----              -------
    Face value of Senior Notes                              $ 1,000,000     $ 2,600,000       $ 3,600,000
    Unamortized warrant discount                                (64,000)       (156,000)         (220,000)
    Unamortized beneficial conversion feature discount         (845,000)     (2,218,000)       (3,063,000)
                                                            -----------     -----------       -----------
      Senior Notes balance                                  $    91,000     $   226,000       $   317,000
                                                            ===========     ===========       ===========

A summary of the Senior Notes as of December 31, 2002 is as follows:

                                                                                                  Total
                                                              Related          Other              Senior
                                                               Party           Senior              Notes
                                                               Notes           Notes              Payable
                                                               -----           -----              -------
    Face value of Senior Notes                              $ 1,000,000     $ 2,600,000       $ 3,600,000
    Unamortized warrant discount                                (86,000)       (208,000)         (294,000)
    Unamortized conversion feature discount                    (880,000)     (2,309,000)       (3,189,000)
                                                            -----------     -----------       -----------
      Senior Notes balance                                  $    34,000     $    83,000       $   117,000
                                                            ===========     ===========       ===========

SECURED NOTES

As discussed in Note 1, Crown issued $2,000,000 in 10% convertible Secured Notes as part of the Corporate Reorganization. The Secured Notes carried a 10% interest rate payable quarterly in cash or Crown common stock at the election of Crown. The number of shares of Crown's common stock that could have been issued in satisfaction of accrued interest is calculated by dividing the value of the accrued interest obligation at the stated interest rate by the conversion price of $0.35 per share. The Secured notes mature in October 2006 and are convertible into Crown common shares at $0.35 per share. The Secured Notes were secured by all of the Assets of Crown on a pari-passu basis with the Senior Notes. In addition, the Secured Note holders have been issued a warrant, which expires in 2006 for every share into which the Secured Notes are convertible. The warrants were exercisable upon issuance. Each warrant is exercisable into a Crown common share at $0.75 per share, subject to adjustment.

Crown recorded a discount of $1,257,000 to the Secured Notes for the intrinsic value of the conversion feature on May 30, 2002 and credited additional paid-in capital for that amount. On the same date, the warrants associated with the Secured Notes had an estimated value of $286,000, which was also recorded as consideration for the exchange of the Debentures and credited to paid-in capital. The beneficial conversion feature was being amortized over the remaining life of the Secured Notes as of May 30, 2002 and charged to capitalized interest cost, using the effective interest method.


                                     F-E18

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


On November 21, 2003 the Secured Notes were called for redemption, and all but $6,000 of outstanding Secured Notes were converted into 5,679,142 shares of Crown common stock as of December 31, 2003, with the remainder being redeemed for cash. The remaining unamortized discount of $940,000 was charged to capitalized interest cost during 2003 upon conversion of the Secured Notes.

A summary of the Secured Notes at December 31, 2002 is as follows:

        Face value of Secured Notes                            $ 2,000,000
        Unamortized conversion feature discount                 (1,153,000)
                                                               -----------
          Secured Notes balance                                $   847,000
                                                               ===========

SUBORDINATED NOTES

As discussed in Note 1, Crown issued $4,000,000 in 10% convertible Subordinated Notes as part of the Debenture restructuring. The Subordinated Notes carried a 10% interest rate payable quarterly in cash or Crown common stock at the conversion price at the election of Crown. The Subordinated Notes mature in October 2006 and were convertible into Crown common shares at $0.75 per share. The conversion feature of the Subordinated Notes had no intrinsic value on the issuance date and accordingly, there was no discount recorded thereon. In October 2003 and November 2003 a total $839,331 of Subordinated Notes were converted into 1,119,108 shares of common stock prior to the automatic conversion on November 5, 2003. On November 5, 2003 the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of common stock. The automatic conversions were in accordance with the provisions of the Subordinated Notes whereby the Subordinated Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

SUBORDINATED B NOTES

On February 21, 2003, Crown issued $2,705,000 of 10% Convertible Subordinated Promissory Notes due 2006, Series B (The "Subordinated B Notes"). The Subordinated B Notes were convertible into common stock of Crown at $0.75 per share. There was no beneficial conversion feature for the Subordinated B Note as the market price was below the conversion price at issuance. The Subordinated B Notes pay interest at 10% in stock or cash at Crown's option, and mature in October 2006. Solitario invested $400,000 in the Subordinated B Notes on the same terms as all other investors. On November 5, 2003, $2,705,000 of Subordinated B Notes were automatically converted into 3,606,667 shares of common stock. The automatic conversions were in accordance with the provisions of the Subordinated B Notes whereby the Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

KEYSTONE NOTE

In July 2001, as part of the termination of the joint venture with Newmont, Crown assumed a note with a face value of $250,000 due February 22, 2002 (the "Keystone Note"). Crown recorded the Keystone Note at its discounted fair value of $237,000. On December 18, 2001 Crown amended the terms of the Keystone Note, by paying the holders of the Keystone Note $30,000 and extending the term of the Keystone Note for a period of four years, with a payment, including interest, of $20,000 due in June 2002 and four annual payments, including interest, of $50,000 beginning in December 2002. As a result of this amendment to the terms of the Keystone note, Crown recorded a discount of $41,000 to its recorded value of the Keystone note for the present value of the remaining payments, and other income of the same amount. This discount is being amortized to capitalized interest cost over the remaining term of the note. Crown recorded capitalized interest cost of $13,000 during 2003 and $17,000 during 2002 for amortization of its discount on the Keystone note. In December 2002, Crown amended the terms of the Keystone Note to extend payment of $20,000 of the note from December 2002 to June 2003. The effect of this amendment was not material. At December 31, 2003, the current portion of the Keystone Note was $49,000.


                                     F-E19

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


INTEREST

Interest costs are capitalized on mineral property and mineral interest in development. Interest is capitalized by applying a weighted average interest rate to the average capitalized costs during a period, up to a maximum of total interest costs incurred during the period. Crown capitalized all of its interest costs of $3,068,000, $996,000 and $1,046,000 for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002 a total of $13,885,000 and $10,817,000, respectively, of interest costs have been capitalized as mineral property at the Buckhorn Mountain Project.

Crown may pay interest on the Senior Notes, the Secured Notes and the Subordinated Notes in cash or Crown common shares, at its election. Crown accrues interest at the nominal rate of 10% during the period the notes are outstanding. For interest paid in Crown common shares, capitalized interest cost is adjusted on the interest payment date to the market value of the common shares issued on that date. Accrued interest up to the date of conversion on notes converted during 2003 of $65,000 has been charged to capitalized interest cost and credited to additional paid-in capital.

Crown recorded the following amounts to capitalized interest cost related to long-term debt:

                                                                    Year ended December 31,
                                                   2003                                       2002                       2001
                             ---------------------------------------------    ----------------------------------  ------------------
(in thousands)                                   Subor-    Subor-                                Subor-
                              Senior   Secured   dinated  dinated             Senior   Secured   dinated           Senior
Notes:                        Notes     Notes     Notes   B Notes    Total     Notes    Notes     Notes    Total    Notes    Total
                              -----     -----     -----   -------    -----     -----    -----     -----    -----    -----    -----
  Stated interest             $ 360    $  185     $ 339   $   191   $1,075     $ 359    $ 111     $ 222    $ 692    $  72  $     72
  Warrant discount
     amortization                74         -         -         -       74        72        -         -       72       12        12
  Beneficial conversion
     feature discount
     amortization               125       213         -         -      338        32      104         -      136        -         -
  Unamortized discount
     charged to interest
     cost upon conversion         -       940         -         -      940         -        -         -        -        -         -
  Increase (decrease) in
     interest cost from
     shares issued for
     interest                   373       200        27        28      628       (98)      10       (64)    (152)       -        -
                              -----    ------     -----   -------   ------     -----    -----     -----    -----    -----   ------
Total                         $ 932    $1,538     $ 366   $   219    3,055     $ 365    $ 225     $ 158      748    $  84       84
                              =====    ======     =====   =======              =====    =====     =====             =====
Convertible debentures                                                   -                                   231               953
Keystone Note                                                           13                                    17                 9
                                                                    ------                                 -----            ------
  Total capitalized
    interest Cost                                                   $3,068                                 $ 996            $1,046
                                                                    ======                                 =====            ======

For the years ended December 31, 2003, 2002 and 2001, interest income of $25,000, $35,000 and $34,000, respectively, has been recorded as reductions in net interest expense in Crown's consolidated statements of operations.

Future minimum payments

The following shows the future minimum payments on long-term debt:

(in thousands)                 2004      2005      2006      Total
                             --------  --------  --------  --------
Senior Notes                 $      -  $      -  $  3,600  $  3,600
Keystone Note                      50        50         -       100
                             --------  --------  --------  --------
  Total payments             $     50  $     50  $  3,600  $  3,700
                             ========  ========  ========  ========


                                     F-E20

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


6.      INCOME TAXES:

Crown's income tax expense (benefit) from continuing operations consists of the following:

(in thousands)                                  2003        2002        2001
                                              --------    --------    --------
Deferred:
  U.S.                                        $   (457)   $    (55)   $   (388)
  Foreign                                            -           -           -
Operating loss and credit carryovers:
  U.S.                                          (1,263)      4,922         388
  Foreign                                            -           -           -
                                              --------    --------    --------
Income tax expense (benefit)                  $ (1,720)   $  4,867    $      -
                                              ========    ========    ========

During 2003, income tax expense of $130,000 related to Crown's additional paid-in capital arising from Solitario's share issuances was charged to stockholders' equity.

During 2003 and 2002, Crown recognized other comprehensive income (loss) related to unrealized gains (losses) on marketable equity securities of ($35,000) and $59,000, respectively. Other comprehensive income has been credited (charged) in the amounts of $12,000 and ($20,000), respectively, for the income tax benefit (expense) associated with these gains (losses).

The net deferred tax liabilities in the accompanying December 31, 2003 and 2002 balance sheets include the following components:

(in thousands)                                             2003        2002
                                                         --------    --------
Deferred tax assets:
 Net operating loss ("NOL") carryovers                   $  2,339    $  1,076
 Investment in Solitario                                    1,981       1,933
 Variable option compensation                               1,103          60
 Other                                                         71           7
                                                         --------    --------
Deferred tax assets                                         5,494       3,076
                                                         --------    --------

Deferred tax liabilities:
 Exploration, development and mineral interests costs       8,513       7,500
 Depreciation and  amortization                               266         463
                                                         --------    --------
Deferred tax liabilities                                    8,779       7,963
                                                         --------    --------
Net deferred tax liabilities                             $  3,285    $  4,887
                                                         ========    ========

A reconciliation of expected federal income tax expense (benefit) from continuing operations at the U.S. statutory rates with the expense (benefit) for income taxes is as follows:

(in thousands)                                  2003        2002        2001
                                              --------    --------    --------

Income tax at statutory rates                  ($1,601)   $  2,357    $   (704)
Section 382 limitation                               -       5,751           -
Change in valuation allowance                        -      (3,241)        631
Other                                             (119)          -          73
                                              --------    --------    --------
Income tax expense/(benefit)                  $ (1,720)   $  4,867    $      -
                                              ========    ========    ========

In connection with the confirmation of the Plan, Crown had a greater than fifty-percent change of ownership as defined in Section 382 of the Internal Revenue Code. Pursuant to Section 382, the amount of future taxable income available to be offset by Crown's carryovers is limited to approximately $121,000 per year.

At December 31, 2003 Crown had unused NOL carryovers of approximately $6,880,000, which begin to expire commencing in 2021.


                                     F-E21

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


7.      FAIR VALUE OF FINANCIAL INSTRUMENTS:

For certain of Crown's financial instruments, including cash and cash equivalents, and short-term investments, the carrying amounts approximate fair value due to their short maturities. The estimated fair value at December 31, 2003, based on quoted market prices, of Crown's Senior Notes was $26,514,000. The estimated fair value at December 31, 2002, based on quoted market prices, of Crown's Senior, Secured and Subordinated Notes was $4,500,000, $2,500,000 and $3,400,000, respectively.

8.      COMMITMENTS AND CONTINGENCIES:

In acquiring its interests in mineral claims and leases, Crown has entered into lease agreements, which generally may be canceled at its option. Crown is required to make work commitments and minimum rental payments in order to maintain its interests in certain claims and leases. Crown estimates its 2004 mineral property rentals and option payments to be approximately $17,000. Additionally, Crown has no estimated work commitments for 2004.

Crown has a defined-contribution retirement plan covering all full-time U.S. employees. The plan provides for Company matching, at the rate of 75%, of employee savings contributions of up to 9% of compensation, subject to ERISA limitations. The cost of Company contributions in 2003, 2002 and 2001 was $38,000, $40,000, and $43,000, respectively.

Crown leases office space under non-cancelable operating leases providing for minimum annual rent payments of $32,690 in 2004, $32,690 in 2005, and $27,242 in 2006. Rent expense for all leases was $55,000, $70,000, and $73,000, for the years ended December 31, 2003, 2002 and 2001, respectively.

Effective January 1, 2002, Crown has adopted the provisions of SFAS 143 "Accounting for Asset Retirement Obligations." During 2003, Crown acquired nine monitoring wells related to its permitting at its Buckhorn Mountain Project. Under Crown's proposed plan of operations these wells not be reclaimed prior to the closure of the Buckhorn Mountain Project after mining. Crown recorded $21,000, the estimated present value of its cost to reclaim these wells as costs associated with the Buckhorn Mountain Project, and has reflected the related obligation as "asset retirement obligation" on its 2003 consolidated balance sheet. Due to the nature of its exploration activities that are currently reclaimed, and the limited nature of its activities at its Buckhorn Mountain Project, which have been primarily related to permitting and completion of its feasibility study, Crown did not have any reclamation liability at December 31, 2002.

9.      STOCK OPTION PLANS AND WARRANTS:

The 2002 Crown Stock Incentive Plan (the "2002 Plan") reserved 5,000,000 shares of Crown common stock for grants under the 2002 Plan. The 2002 Plan provides that the Board of Directors may: (a) grant incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986; (b) grant options other than incentive stock options ("non-qualified stock options); (c) award stock bonuses; (d) sell and issue shares pursuant to certain restrictions under the 2002 Plan; and (e) award performance based awards as defined under the 2002 Plan. All options granted expire five years from the date of grant and vest 25 percent on the date of grant, and 25 percent on each anniversary of the date of grant for the next three years. All options vest upon a change in control of Crown as defined in the 2002 Plan. As of December 31, 2003, 56,000 options have been exercised and no options have expired from the 2002 Plan.


                                     F-E22

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


The activity in the 2002 Stock Incentive Plan for the years ended December 31, 2003 and 2002 was as follows:

                                                       2003                         2002
                                            --------------------------   --------------------------
                                                             Weighted                   Weighted
                                             Number of        Average     Number of      Average
                                              Shares           Price        Shares        Price
                                              ------           -----        ------        -----
Outstanding, beginning of year                3,375,000        $0.40               -      $   -
Granted                                          60,000         0.45       3,375,000       0.40
Exercised                                       (56,000)        0.40               -          -
Cancelled / forfeited                                 -            -               -          -
Expired                                               -            -               -          -
                                              ---------         ----       ---------       ----
Outstanding, end of year                      3,379,000        $0.40       3,375,000      $0.40
                                              =========         ====       =========       ====
Exercisable, end of year                      1,681,500        $0.40         843,750      $0.40
                                              =========         ====       =========       ====

Crown's 1988 Stock Benefit Plan (the "1988 Plan") and Crown's 1991 Stock Incentive Plan (the "1991 Plan") had terms and conditions similar to the 2002 Plan, except that members of the Board of Directors could only receive formula grants under the 1991 Plan. Up to 1,500,000 shares were reserved for grant under both the 1988 Plan and the 1991 Plan (for a total of 3,000,000 shares). All options outstanding under the 1988 Plan expired in February 2002. The Plan rejected both the 1988 Plan and the 1991 Plan and all related option awards were cancelled. As of December 31, 2002, there are no outstanding options for shares under the 1988 Plan or the 1991 Plan.

The activity in the 1988 Plan for the year ended December 31, 2002 and 2001 was as follows:

                                                       2002                         2001
                                            --------------------------   --------------------------
                                                             Weighted                   Weighted
                                             Number of        Average     Number of      Average
                                              Shares           Price        Shares        Price
                                              ------           -----        ------        -----
Outstanding, beginning of   year                497,000        $2.18         545,000      $2.14
Granted                                               -            -               -          -
Exercised                                             -            -               -          -
Cancelled / forfeited                          (497,000)        2.18               -          -
Expired                                               -            -         (48,000)      1.75
                                              ---------         ----       ---------       ----
Outstanding, end of year                              -        $   -         497,000      $2.18
                                              =========         ====       =========       ====
Exercisable, end of year                              -        $   -         497,000      $2.18
                                              =========         ====       =========       ====

The activity in the 1991 Plan for the year ended December 31, 2002 and 2001 was as follows:

                                                       2002                         2001
                                            --------------------------   --------------------------
                                                             Weighted                   Weighted
                                             Number of        Average     Number of      Average
                                              Shares           Price        Shares        Price
                                              ------           -----        ------        -----
Outstanding, beginning of   year              1,109,150        $1.25       1,099,875      $1.71
Granted                                               -            -         250,850       0.26
Exercised                                             -            -               -          -
Cancelled / forfeited                        (1,109,150)        1.25               -          -
Expired                                               -            -        (241,575)      2.33
                                              ---------         ----       ---------       ----
Outstanding, end of year                              -        $   -       1,109,150      $1.25
                                              =========         ====       =========       ====
Exercisable, end of year                              -        $   -         911,900      $1.34
                                              =========         ====       =========       ====

As a result of the repricing of existing options in 1999 and 1998, (under both the 1988 and 1991 Option Plans) Crown began to account for the awards as variable as of July 1, 2000, in accordance with FASB Interpretation No. 44, ("FIN 44") "Accounting for Certain Transactions involving Stock Compensation, (an interpretation of APB 25)." Accordingly, an increase in the current market price of Crown common stock above the higher of the option strike price and the market price of Crown's common stock subsequent to July 1, 2000, multiplied by vested options outstanding will be recorded as compensation expense in the period of the price increase. A subsequent reduction in the current market price, to the extent of previously recorded compensation expense will be credited as a reduction of compensation expense. In July 2002 Crown's Board of Directors granted options to purchase 3,375,000 shares under the 2002 Plan. Of these, options to purchase 2,600,000 shares were deemed replacement options for cancelled options awards with variable plan accounting. Accordingly, Crown accounts for increases and decreases in the intrinsic value of the 2,600,000 options as compensation expense in accordance with APB No. 25 and FIN No. 44. During 2003 and 2002 Crown recorded $3,126,000 and $175,000, respectively, of compensation expense related to the vested portion of the 2002 option awards. Additionally, Crown recorded $1,856,000 and $293,000, respectively, of unearned compensation related to the unvested portion of these options. This amount will be amortized to compensation expense using the straight-line method over the remaining vesting term. There was no compensation


                                     F-E23

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


expense recorded during 2001 or 2000 as a result of variable plan accounting as there was no intrinsic value in the options because the quoted market price of shares of Crowns common stock was below the exercise price of the options.

The following table summarizes Crown's stock options as of December 31, 2003


               Options Outstanding                         Options Exercisable
--------------------------------------------------       -----------------------
                          Weighted
                          Average      Weighted                         Weighted
                          Remaining    Average                          Average
Exercise                  Contractual  Exercise          Number         Exercise
Price         Number      Life         Price             Exercisable    Price
-----         ------      ----         -----             -----------    -----
  $0.40      3,319,000      4.5        $0.40               1,651,500    $0.40
  $0.45         60,000      4.0        $0.45                  30,000    $0.45

The activity in outstanding warrants for the year ended December 31, 2003, 2002 and 2001 was as follows:

                                                      Weighted                     Weighted                    Weighted
                                        Warrants       Average       Warrants       Average      Warrants       Average
                                      Exercisable     Exercise     Exercisable     Exercise     Exercisable    Exercise
                                       For Shares       Price       For Shares       Price      For Shares       Price
                                       ----------       -----       ----------       -----      ----------       -----
Outstanding, beginning of year         16,200,000       $0.35       10,485,714       $0.35               -       $   -
Issued                                          -           -        5,714,286        0.75      10,485,714        0.35
Exercised                              (2,024,127)       0.75                -           -               -           -
Cancelled / forfeited(1)                 (772,063)       0.75                -           -               -           -
Expired                                         -           -                -           -               -           -
                                       ----------       -----       ----------       -----      ----------       -----
Outstanding, end of year               13,403,810       $0.43       16,200,000       $0.49      10,485,714       $0.35
                                       ==========       =====       ==========       =====      ==========       =====

(1) During 2003, holders of warrants for 1,851,425 shares exercised their warrants on a cashless basis at market prices between $1.50 and 2.50 per share for 1,079,362 shares of Crown common stock. Holders also exercised warrants for 944,765 shares for cash at the exercise price of $0.75 per share.

10.     RELATED PARTY TRANSACTIONS

At December 31, 2003 Crown owned 38.7% of Solitario. Crown provides management and technical services to Solitario under a management and technical services agreement originally signed in April 1994 and modified in April 1999, December 2000 and July 2002. Under the modified agreement Solitario reimburses Crown for direct out-of-pocket expenses; payment of 25% of Crown corporate administrative costs for executive and technical salaries benefits and expenses, 50% of Crown corporate administrative costs for financial management and reporting salaries, benefits and expenses and 75% of Crown corporate administrative costs for investor relations salaries, benefits and expenses. These allocations are based upon estimated time and expenses spent by Crown management and employees on Crown activities and Solitario's activities. Management believes these allocations are reasonable and the allocations are periodically reviewed by management and approved by independent Board members of both Crown and Solitario. Management service fees are billed monthly, due on receipt and are generally paid within thirty days. Management service fees paid by Solitario were $351,000, for 2003, $499,000 for 2002 and $590,000 for 2001. We anticipate the management and technical services agreement will be terminated if our pending Merger with Kinross is completed.

Crown entered into a Voting Agreement dated as of April 15, 2002 among Zoloto Investor's, LP ("Zoloto") and Solitario, who are each stockholders of Crown (the "Signing Shareholders"). Pursuant to the Voting Agreement, Solitario and Zoloto agreed that they will each vote their owned shares during the term of the Voting Agreement for the election of three designees of Zoloto and one designee of Solitario (the "Designee Directors") to the Board of Directors of Crown. The Signing Shareholders agreed that any shares received by either Signing Shareholder would be subject to the Voting Agreement during its term and any successor, assignee or transferee of shares from either Signing Shareholder would be subject to the terms of the Voting Agreement during its term. The Voting Agreement terminates on June 26, 2006. As of December 31, 2003, the Signing Shareholders collectively held 1,733,866 shares or approximately 10.1% of the outstanding shares of Crown.

In October 2001, Solitario invested in two Senior Notes, which totaled $1,000,000 of the $3,600,000 principal amount of Senior Notes issued. The proceeds of $350,000 from the first note (the "Solitario Note") were delivered to Crown. The Solitario Note was convertible into shares of Crown commons stock at $0.2916 per share. The


                                     F-E24

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


proceeds from the second note from Solitario (the "$650,000 Note"), and the remaining Senior Notes of $2,600,000, or $3,250,000 in total, were placed in escrow pending the outcome of Crown's Bankruptcy. The $650,000 Note was convertible into shares of Crown common stock at $0.35 per share. In March 2002 an additional $200,000 was advanced to Crown out of escrow of which Solitario's share of the advance was $56,000. Crown's Plan was confirmed on May 30, 2002 and the remaining balance of the proceeds plus interest was released to Crown on the Effective Date. The independent Board members of both Crown and Solitario approved the transaction. The terms of the transaction on the Escrowed Notes were the same as given to other senior lenders of Crown (the "Senior Lenders") and, with regard to the terms of the $350,000 Solitario Note, the terms were negotiated with and approved by the other Senior Lenders.

In June 2001, Solitario acquired 200,000 shares of Canyon Resources Corporation common stock as an investment from Crown at its fair market value of $200,000 at that date. The transaction was approved by independent Board members of both Crown and Solitario.

On February 21, 2003, Solitario invested $400,000 in Crown's Subordinated B Notes on the same terms and conditions as all other investors. On November 5, 2003 Solitario's Subordinated B Notes were automatically converted into 533,333 shares of Crown common stock, as discussed in Note 5. During 2003 and 2002, Crown issued to Solitario 249,718 and 182,440 shares of Crown's common stock, with a fair value of $207,000 and $75,000, respectively, in satisfaction of Crown's accrued interest obligations to Solitario under the Senior and Subordinated B Notes. See Note 5.

As of December 31, 2003, Solitario owns 965,491 shares of Crown common stock, has warrants to acquire 3,057,143 shares of Crown common stock at between $0.60 and $0.75 per share and could also acquire up to 3,057,143 additional shares of Crown common stock through conversion of its Senior Notes.


                                     F-E25

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


11.     SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):


(in thousands, except per share)                                            2003 (1)
                                   ------------------------------------------------------------------------------------------------
                                     March 31,   March 31,   June 30,    June 30,    Sept. 30,     Sept. 30,    Dec. 31,
                                        As          As          As          As          As            As
                                    previously   restated   previously   restated   previously     restated
                                     reported                reported                reported
                                   ------------------------------------------------------------------------------------------------
Revenues and property sales (3)       $     -     $     -     $     -     $     -     $     -     $     -       $    -
Net loss                              $  (661)    $  (423)    $  (690)    $  (271)    $(1,223)    $  (813)(4)   $(1,482)(4)
Loss per share:
  Basic and diluted                   $ (0.15)    $ (0.10)    $ (0.14)    $ (0.06)    $ (0.22)    $    (0.15)   $    (0.12)
Weighted shares outstanding:
  Basic and diluted                     4,303       4,201       4,904       4,769       5,533          5,361        11,886


(in thousands, except per share)                                            2002 (1)
                                   ------------------------------------------------------------------------------------------------
                                     March 31,   March 31,   June 30,    June 30,    Sept. 30,     Sept. 30,   Dec. 31,   Dec. 31,
                                        As          As          As          As          As            As          As         As
                                    Previously   restated   Previously   restated   PREVIOUSLY     restated   PREVIOUSLY  restated
                                     reported               reported(2)              reported                  reported
                                   ------------------------------------------------------------------------------------------------
Revenues and property sales (3)       $     -     $     -    $      -     $     -     $   171       $   171    $      -    $     -
Net income (loss)                     $  (606)    $  (374)   $  6,295     $ 2,905     $  (282)      $  (142)   $   (472)   $  (298)
Income (loss) per share
  Basic                               $ (0.21)    $ (0.13)   $   2.16     $  1.00     $ (0.09)      $ (0.04)   $  (0.15)   $ (0.08)
  Diluted                             $ (0.21)    $ (0.13)   $   0.40     $  0.19     $ (0.09)      $ (0.04)   $  (0.15)   $ (0.08)
Weighted shares outstanding
  Basic                                 2,952       2,947       2,920       2,909       3,243         3,207       3,762      3,693
  Diluted                               2,952       2,947      15,712      15,702       3,243         3,207       3,762      3,693

(1) The operating results for each of the four quarters in the year ended December 31, 2002 and each of the three quarters during the nine months ended September 30, 2003 have been restated as discussed in Note 12.
(2) As adjusted for the reclassification of gain on discharge of convertible debentures from extraordinary item to costs expenses and other as required by SFAS No. 145.
(3) As adjusted for the reclassification of interest income to costs, expenses and other in the statement of operations.
(4) Crown recorded option compensation expense of $848,000 (before tax) during the third quarter of 2003, compared to $188,500 (before tax) in the second quarter of 2003, which accounted for the increase in the third quarter loss and Crown recorded option compensation expense of $1,616,000 (before tax) during the fourth quarter of 2003 and incurred significant additional legal and accounting costs during the fourth quarter of 2003 related to its pending merger with Kinross which accounted for the increased loss in the quarter compared to the prior quarter.

12.     RESTATEMENT

Subsequent to the issuance of Crown's consolidated financial statements for the years ended December 31, 2002 and 2001, Crown determined it had not properly (i) capitalized interest costs related to the development of its Buckhorn Mountain Project; (ii) adopted the provisions of SFAS No. 142 in relation to the classification of mineral interests; (iii) accounted for certain costs that had been capitalized relating to annual land and leasehold payments that should have been expensed as incurred; (iv) treated discounts associated with warrants and beneficial conversion features related to outstanding debt as permanent differences in its tax provision; (v) recorded Crown's interest in Solitario's ownership of Crown's equity securities as treasury stock; (vi) recorded Crown's equity interest in certain adjustments made by Solitario required by SFAS No. 142; and (vii) recorded a gain on the restructuring of its Keystone Note as a discount to be amortized over the remaining life of the Keystone Note when the note was renegotiated in December 2001, as discussed below.

        (i) Crown's Buckhorn Mountain Project has been in development since Crown acquired the project in 1989. Since August 1991 Crown has been incurring interest costs on long-term debt, which had not been capitalized as required by SFAS No. 34, "Capitalization of Interest Cost" ("SFAS No. 34"). SFAS No. 34 requires capitalization of interest costs utilizing a weighted average rate on outstanding debt and applying that rate to the average outstanding balance of capitalized costs on projects in development, up to the total interest cost for the period.

        (ii) Effective January 1, 2002, SFAS 142 requires mineral interests in the form of exploration concessions to be classified as intangible assets and amortized over their expected useful lives. In its previously issued 2002 financial statements, Crown had classified its mineral interests as mineral properties.


                                     F-E26

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


        (iii) As a result of the withdrawal of Crown's joint venture partner associated with the Buckhorn Mountain Project in 2001, Crown began to incur directly certain annual costs associated with its mineral interests. During 2003, Crown reviewed its cost capitalization policies and determined that certain annual concession fees, taxes and other costs that had been capitalized during 2002 and 2001 should have been charged to exploration expense as incurred.

        (iv) In connection with recording discounts associated with warrants and beneficial conversion features related to its Senior and Secured Notes, Crown recorded a deferred tax liability and reduction to additional paid-in capital. Subsequently, as these note discounts were being amortized, Crown recorded a reversal of this deferred tax liability and recognized an income tax benefit in the period of the amortization. Crown has subsequently determined that these discounts represented a permanent difference for which deferred taxes should not have been recognized.

        (v) During 2003, Crown determined that it should record as treasury stock its proportionate share of the value of Solitario's recorded cost basis for Solitario's investments in the equity securities of Crown.

        (vi) Subsequent to the issuance of Solitario's consolidated financial statements for the year ended December 31, 2002, Solitario determined that it had not properly adopted the provisions of SFAS No. 142 in relation to the classification of mineral interests, and that Solitario had capitalized certain costs that should have been expensed as incurred.

        (vii) During 2003, Crown determined that it should have accounted for the renegotiation of the Keystone Notes (See Note 5) as a debt extinguishment and recognized a gain it its 2001 statement of operations, to the extent of the difference between the present value of the Keystone Note payments before and after the renegotiation.

As a result, the accompanying consolidated financial statements for the years ended December 31, 2002 and 2001 have been restated from the amounts previously reported. A summary of the significant effects of the restatement is as follows:

BALANCE SHEET INFORMATION
                                                    As of December 31, 2002
                                                --------------------------------
(in thousands)                                   As previously
                                                   reported        As restated
                                                ---------------  ---------------
ASSETS:
   Mineral properties                               $ 14,980        $  6,612
   Mineral interests, net                                  -          19,102
   Equity in Solitario Resources Corporation           2,800           2,477
                                                    --------        --------
TOTAL ASSETS                                        $ 19,233        $ 29,644
                                                    ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Liabilities:
     Deferred income taxes                          $  2,975        $  4,887
   Stockholders' equity:
     Additional paid-in capital                       39,541          41,178
     Treasury stock                                        -             (76)
     Accumulated deficit                             (28,709)        (21,728)
     Accumulated other comprehensive income               59              39
                                                    --------        --------
  TOTAL STOCKHOLDERS' EQUITY                        $ 10,637        $ 19,159
                                                    ========        ========


                                     F-E27

                           CROWN RESOURCES CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 (AS RESTATED),
                             AND 2001 (AS RESTATED)


STATEMENT OF OPERATIONS INFORMATION
                                                             Year ended December 31, 2002       Year ended December 31, 2001
                                                             ----------------------------       ----------------------------
                                                              As previously                      As previously
(in thousands except per share amounts)                         reported      As restated          reported      As restated
                                                                --------      -----------          --------      -----------
Costs and expenses:
  Exploration expense                                           $      4         $     58          $      5        $      36
  Interest expense                                                   980                -             1,046                -
  Equity in loss of Solitario Resources Corporation                  662              873             1,506            1,512
  Gain on debt extinguishment                                          -                -                 -              (41)
Income (loss) before income tax                                    6,243            6,958            (3,148)          (2,098)
Income tax (expense) benefit                                      (1,308)          (4,867)                -                -
Net income                                                         4,935            2,091            (3,148)          (2,098)
Earnings (loss) per common share:
   Basic                                                        $   1.52         $   0.65          $  (1.08)       $   (0.72)
   Diluted                                                      $   0.26         $   0.10          $  (1.08)       $   (0.72)

As discussed in (i) above, the consolidated financial statements were restated for capitalized interest commencing in 1991. This resulted in an adjustment to accumulated deficit at January 1, 2001 of $8,775,000.


                                     F-E28

                                     CROWN RESOURCES CORPORATION
                           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS


(in thousands, except share and                                              March 31,     December 31,
 per share amounts)                                                            2004            2003
                                                                               ----            ----
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                  $  1,554        $  2,365
  Restricted short-term investments                                                23              22
  Marketable equity securities available for sale, at fair value                  290             190
  Receivable from Solitario Resources Corporation                                  53              25
  Prepaid expenses and other                                                       53              23
                                                                             --------        --------
     TOTAL CURRENT ASSETS                                                       1,973           2,625

MINERAL PROPERTIES                                                              8,820           8,678
MINERAL INTERESTS, NET                                                         21,101          20,982
OTHER ASSETS:
  Investment in Solitario Resources Corporation                                 1,963           2,004
  Other                                                                           152             157
                                                                             --------        --------
     TOTAL OTHER ASSETS                                                         2,115           2,161
                                                                             --------        --------
                                                                             $ 34,009        $ 34,446
                                                                             ========        ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                           $     79        $    378
  Accrued liabilities                                                              16              40
  Current portion of long-term debt                                                49              49
  Accrued interest payable                                                         76              76
                                                                             --------        --------
      TOTAL CURRENT LIABILITIES                                                   220             543
                                                                             --------        --------
LONG-TERM LIABILITIES:
  Convertible senior notes payable, net of discounts                              280             226
  Convertible senior notes payable, related party, net of discounts               112              91
  Long-term note payable                                                           39              36
  Asset retirement obligation                                                      21              21
  Deferred income taxes                                                         3,186           3,285
                                                                             --------        --------
      TOTAL LONG-TERM LIABILITIES                                               3,638           3,659
                                                                             --------        --------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value: authorized 40,000,000 shares,
     none outstanding                                                               -               -
  Common stock, $0.01 par value; authorized 100,000,000 shares, issued and outstanding, 22,424,806 and 22,321,306 at March 31,
     2004 and December 31, 2003, respectively                                     224             223
  Additional paid-in capital                                                   56,650          57,177
  Treasury stock, 362,832 and 373,191 shares at March 31, 2004 and
     December 31, 2003, respectively                                             (298)           (306)
  Unearned compensation                                                        (1,420)         (2,149)
  Accumulated deficit                                                         (25,074)        (24,717)
  Accumulated other comprehensive income                                           69             16
                                                                             --------        --------
      TOTAL STOCKHOLDERS' EQUITY                                               30,151          30,244
                                                                             --------        --------
                                                                             $ 34,009        $ 34,446
                                                                             ========        ========

See Notes to Unaudited Condensed Consolidated Financial Statements.


                                                 F-E29


                                  CROWN RESOURCES CORPORATION
                   UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


(in thousands, except per share amounts)                                      Three months ended
                                                                                  March 31,
                                                                       --------------------------------
                                                                            2004             2003
                                                                                        (as restated,
                                                                                         see Note 8)
COSTS, EXPENSES AND OTHER:
  Exploration expense                                                           4               -
  Depreciation and amortization                                                 3               3
  General and administrative                                                  283             133
  Variable option compensation expense                                         55             416
  Interest income                                                              (5)             (5)
  Equity in loss of Solitario Resources Corporation                           202             100
  Other                                                                          -             (7)
                                                                          -------         -------
LOSS BEFORE INCOME TAXES                                                     (542)           (640)
Income tax benefit                                                            185             217
                                                                          -------         -------
NET LOSS                                                                  $  (357)        $  (423)
                                                                          =======         =======

BASIC AND DILUTED NET LOSS PER COMMON SHARE                               $ (0.02)        $ (0.10)
                                                                          =======         =======

WEIGHTED AVERAGE NUMBER OF COMMON SHARES BASIC AND DILUTED                 21,989           4,303
                                                                          =======         =======

See Notes to Unaudited Condensed Consolidated Financial Statements.


                                            F-E30


                                CROWN RESOURCES CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


(in thousands)                                                       Three months ended March 31,
                                                                   ----------------------------------
                                                                         2004             2003
                                                                         ----             ----
OPERATING ACTIVITIES:                                                                 (as restated,
                                                                                       see Note 8)
Net loss                                                              $  (357)          $  (423)
Adjustments to reconcile net loss to cash
  used in operating activities:
  Depreciation and amortization                                             3                 3
  Equity in loss of Solitario Resources Corporation                       202               100
  Variable option compensation expense                                     55               416
  Deferred income taxes                                                  (185)             (217)
Changes in operating assets and liabilities:
  Prepaid expenses and other                                              (58)                4
  Accounts payable and other current liabilities                         (323)             (257)
                                                                      -------           -------
        Net cash used in operating activities                            (663)             (374)
                                                                      -------           -------
INVESTING ACTIVITIES:
  Additions to mineral properties                                        (119)             (265)
  Additions to mineral interests                                          (64)                -
  Decrease (increase) in other assets                                       -               30
                                                                      -------           -------
        Net cash used in investing activities                            (183)             (235)
                                                                      -------           -------
FINANCING ACTIVITIES:
  Proceeds from exercise of stock options                                  35
  Proceeds from issuance of Subordinated B notes                            -             2,705
                                                                      -------           -------
        Net cash provided by financing activities                          35             2,705
                                                                      -------           -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (811)            2,096
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          2,365             1,033
                                                                      -------           -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $ 1,554           $ 3,129
                                                                      =======           =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Non-cash transactions:
    Non-cash interest capitalized                                     $    78           $   412

See Notes to Unaudited Condensed Consolidated Financial Statements.


                                              F-E31

                           CROWN RESOURCES CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

GENERAL

        The accompanying condensed consolidated financial statements of CROWN RESOURCES CORPORATION AND ITS SUBSIDIARIES ("CROWN") for the three months ended March 31, 2004 and 2003 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary for a fair presentation. Interim results are not necessarily indicative of results that may be achieved in the future.

        These financial statements should be read in conjunction with the financial statements and notes thereto which are included in Crown's Annual Report on Form 10-K for the year ended December 31, 2003. The accounting policies set forth in those annual financial statements are the same as the accounting policies utilized in the preparation of these financial statements, except as modified for appropriate interim financial statement presentation.

BUSINESS

        CROWN RESOURCES CORPORATION AND ITS SUBSIDIARIES ("CROWN") engage principally in the acquisition, exploration and development of mineral interests, which presently exist in the western United States. Crown indirectly holds properties in Latin America through Solitario Resources Corporation ("Solitario"), of which Crown owns 9,633,585 shares of Solitario common stock or 37.6% as of March 31, 2004. Crown's operations constitute a single business segment.

        Crown has historically derived its revenues principally from interest income and the option and sale of property interests.

        On November 20, 2003 Crown executed a definitive agreement to merge with Kinross Gold Corporation ("Kinross"), a Canadian corporation, as more fully described in Note 2 (the "Merger"). The Merger is subject to the approval of Crown's shareholders and customary closing conditions. Crown currently has no source of recurring revenue and Crown anticipates any future recurring revenue would only occur after the successful development of its Buckhorn Mountain Project. The successful development of the Buckhorn Mountain Project is dependent on several factors, many of which are beyond the control of Crown. Crown cannot provide any assurance that the Merger with Kinross will be completed as planned, or that it will be able to successfully permit and develop the Buckhorn Mountain Project in the event the Merger is not completed. Crown intends to distribute substantially all of the 9,6,33,585 shares of Solitario's common stock it owns to the shareholders of Crown in anticipation of the Merger with Kinross.

        Crown currently has limited financial resources and, accordingly is not engaged directly in any significant exploration or development activity other than at its Buckhorn Mountain Project. Crown's current objective is to complete the permitting process for development of the Buckhorn Mountain Project in conjunction with Kinross. Unless Crown is successful in these objectives, it is unlikely that Crown will be in a position in the foreseeable future to pursue additional exploration or development projects. Furthermore, in the event the Merger with Kinross is not consummated, Crown will need significant additional financial resources to develop the Buckhorn Mountain Project and Crown cannot provide assurance that it will be able to obtain such financial resources. Crown currently estimates the initial capital cost for the Buckhorn Mountain Project will require up to $32.6 million. Based upon Crown's current business plan, Crown estimates its current financial resources are sufficient to fund its operations through 2005.

                                     F-E32

ACCOUNTING FOR STOCK BASED COMPENSATION

        Crown accounts for certain awards under the Crown Resources Corporation 2002 Stock Incentive Plan (the "2002 Plan") as variable in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"). Under the terms of the 2002 Plan, the exercise price of options issued to employees and directors equals the market price of the stock on the date of grant. Crown previously had a 1988 Stock Benefit Plan (the "1988 Plan") and a 1991 Stock Incentive Plan (the "1991 Plan"). As a result of repricing options under Crown's 1988 Plan and the 1991 Plan in 1998 and 1999, Crown began to account for those option grants using variable plan accounting as of July 2000. The Plan of Reorganization (the "Plan") filed in connection with Crown's bankruptcy in 2002 (see Note 2 below) rejected both the 1991 Plan and the 1988 Plan and all option awards were canceled. The Plan approved Crown's 2002 Stock Incentive Plan (the "2002 Plan"). In July 2002 Crown's Board of Directors granted 3,375,000 options under the 2002 Plan. Of these, 2,600,000 were deemed replacement options for cancelled options awards with variable plan accounting. Accordingly, Crown accounts for increases and decreases in the intrinsic value of the 2,600,000 options as compensation expense in accordance FASB interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25)." During the first quarter of 2004, Crown recorded $55,000 of compensation expense related to the intrinsic value of these options awards. During the first quarter of 2003, Crown recorded $416,000 of compensation expense related to the intrinsic value of option awards. As of March 31, 2004 and December 31, 2003, Crown had recorded $1,420,000 and $2,149,000, respectively, of unearned compensation expense related to the intrinsic value of these variable plan accounting options.

        Crown computes pro forma information as if Crown had accounted for its stock options under the fair value method of SFAS No. 148 and SFAS No. 123. There were no options awards granted, modified or settled during the first quarter of 2004 or 2003. The following pro forma information is provided for the fair values of options outstanding during these periods.


                                                                      For the three months
                                                                         ended March 31,
                                                                   ----------------------------
(in thousands, except per share amounts)                               2004          2003
                                                                       ----          ----
                                                                                 (as restated,
                                                                                   see Note 8)
Net loss as reported                                                  $  (357)      $  (423)
Add: Stock-based compensation expense included in reported
   net loss, net of related tax effects                                    36           275
Deduct: Total stock-based employee compensation expense
   determined under fair value based method for all awards,
   net of related tax effects                                             (32)          (32)
                                                                      -------       -------
Pro forma net loss                                                    $  (353)      $  (180)
                                                                      =======       =======
Basic and diluted net loss per share:
   As reported                                                        $ (0.02)      $ (0.10)
   Pro forma                                                          $ (0.02)      $ (0.04)

NET LOSS PER COMMON SHARE

        The loss per share is presented in accordance with the provisions of SFAS No. 128, Earnings Per Share ("EPS"). Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for the three months ended March 31, 2004 and 2003 because the Company had losses from operations and therefore, the effect of all potential common stocks was anti-dilutive.

        Stock options, warrants outstanding and their equivalents are included in diluted EPS computations through the "treasury stock method" unless they are antidilutive. Convertible securities are included in diluted EPS computations through the "if converted" method unless they are antidilutive. Common share equivalents are excluded from the computations in loss periods, as their effect would be antidilutive. As of March 31,2004 Crown had notes convertible into 10,485,714 common shares and warrants which could be exercised for 13,380,953 common shares and stock options which could be exercised for 3,292,500 shares or a total of 27,159,167 equivalent dilutive securities that have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computations, as they are antidilutive. The calculation of basic and diluted earnings per share is presented below:

                                     F-E33


                                                   For the three months ended March 31,
                                                  --------------------------------------
       (in thousands except per share amounts)          2004                 2003
                                                        ----                 ----
                                                                         (as restated,
                                                                          see Note 8)
       Net loss                                       $  (357)             $  (423)
                                                      =======              =======
       Shares:
       Weighted average shares outstanding
           outstanding basic and diluted, net
           of treasury stock                           21,989                4,303
                                                      =======              =======
       Basic and diluted net loss per common
          Share                                       $ (0.02)             $ (0.10)
                                                      =======              =======

RECENT ACCOUNTING PRONOUNCEMENTS

        The Emerging Issues Task Force ("EITF") formed a committee ("Committee") to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") to issues that included whether mineral interests conveyed by leases represent tangible or intangible assets and the amortization of such assets. In March 2004, the EITF reached a consensus in EITF Issue No. 04-2 "Whether Mineral Rights Are Tangible or Intangible Assets" ("EITF No. 04-2"), subject to ratification by the Financial Accounting Standards Board ("FASB"), that mineral interests conveyed by leases should be considered tangible assets. On March 31, 2004, the FASB ratified the consensus of the EITF that mineral interests conveyed by leases should be considered tangible assets subject to the finalization of a FASB Staff Position ("FSP") in this regard. On April 30, 2004, the FASB issued a FSP amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. Crown will reclassify all of its mineral interests conveyed by leases from Mineral interests, net to Mineral Property, net in our balance sheets and cease amortizing exploration stage mineral interests prior to the commencement of production upon adoption of EITF 04-2.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") and in December 2003 issued FIN 46R. FIN 46 requires the consolidation of variable interest entities which have one or both of the following attributes (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support from other parties which is provided by other parties that will absorb some or all of the expected losses of the entity, (2) the equity investors lack controlling financial interest as evidenced by (i) the ability to make decisions regarding the entity's activities through voting or similar rights (ii) the obligation to absorb expected losses, which make it possible for the entity to finance its activities and (iii) the right to receive expected residual returns of the entity if they occur, which is the compensation for absorbing the expected losses. FIN 46 was immediately effective for variable interest entities formed after January 31, 2003. FIN 46R requires the adoption of either FIN 46 or FIN 46R in financial statements of public entities that have interests in structures that are commonly referred to as special purpose entities for periods ending after December 15, 2003. Application for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 and FIN 46R did not have an effect on Crown's financial position or results of operations.

        In April 2004, the EITF issued EITF Issue No. 04-3 "Mining Assets:
Impairment and Business Combinations" ("EITF No. 04-3") which evaluated certain issues related to values in mining properties beyond proven and probable reserves (VBPP) and the effects of anticipated fluctuations in the future market price of minerals. The EITF reached a consensus that fair value of mining properties generally includes both VBPP and the effects of anticipated fluctuations in the future market price of minerals and that entities should generally include both in determining the fair value allocated to mining assets in a purchase price allocation and in the cash flow analysis (both discounted and undiscounted) used for determining whether a mining asset is impaired. The consensus reached by the EITF should be applied prospectively in the periods after March 31, 2004, but early application is permitted in periods for which financial statements have not been issued. Crown does not expect that the adoption of EITF No. 04-3 will have a material impact on its financial position, results of operations, or cash flows.

                                     F-E34

2.      MERGER AGREEMENT

        On November 20, 2003, Crown executed the Merger Agreement with Kinross whereby each of the outstanding shares of common stock of Crown will be exchanged for 0.2911 shares of Kinross common stock at closing (the "Merger"). The Merger is subject to the approval of two thirds of Crown's shareholders and customary closing conditions. Until the Merger is completed, Crown is required to operate its business in the ordinary course, and is restricted from engaging in certain significant business and financing transactions, or changes in corporate structure.

        Crown intends, and the Merger Agreement contemplates, that all or some portion of the common stock of Solitario held by Crown will be distributed to Crown's shareholders prior to the effective time of the Merger. Crown has agreed to use its commercially reasonable efforts to cause Solitario to make all filings and obtain all regulatory approvals required by the United States and Canadian securities laws and rules of the Toronto Stock Exchange ("TSX") in connection with the distribution by Crown of the Solitario common stock to the shareholders of Crown and to reasonably cooperate in providing all information to Solitario necessary to complete such filings.

        The Merger Agreement further contemplates that the Crown Board of Directors will take action as permitted under the Crown 2002 Stock Incentive Plan so that all outstanding stock options to purchase Crown common stock will either be exercised or terminated prior to the effective time of the Merger. Additionally, holders of unexercised warrants to purchase shares of Crown common stock will be allowed to elect to exchange the warrant for 0.2911 shares of Kinross common stock for each share of Crown common stock that would have been issued on the exercise of the warrant immediately prior to the effective time of the Merger on a cashless basis, or absent making this election, the warrant will represent the right to acquire Kinross common shares in accordance with the terms and conditions of the warrant as amended pursuant to the Merger Agreement.

        The Merger Agreement may be terminated by either party if the transaction has not been consummated by September 30, 2004 subject to certain conditions, by mutual written consent, or upon the failure of Crown to obtain the approval of its shareholders. Both Crown and Kinross may also terminate the Merger Agreement upon the occurrence of a material breach of the agreement by the other party as defined in the Merger Agreement. Should Crown fail to complete the Merger as a result of receiving a superior proposal within six months of the date of the Merger Agreement, Crown will be obligated to pay Kinross a termination fee of $2.0 million plus Kinross' documented, reasonable third-party, out-of-pocket expenses in connection with the Merger Agreement. Crown has further agreed to use its commercially reasonable efforts to amend or redeem its outstanding convertible notes prior to the effective date of the Merger.

3.      CORPORATE REORGANIZATION

        On March 8, 2002, Crown filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy") in the United States Bankruptcy Court for the District of Colorado (the "Court"). As part of the Bankruptcy Crown filed a Plan of Reorganization (the "Plan") and a Disclosure Statement with the Court on March 25, 2002. On May 30, 2002, the Court confirmed the Plan, which became effective on June 11, 2002 (the "Effective Date"). As part of the Plan, Crown restructured its existing $15 million 5.75% Convertible Subordinated Debentures due August 2001 (the "Debentures").

        The restructuring was completed through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration: (i) issuance of $1,000,000 in cash, (ii) $2,000,000 in 10% Convertible Secured Notes (the "Secured Notes") convertible into Crown common shares at $0.35 per share, (iii) $4,000,000 of convertible unsecured subordinated notes (the "Subordinated Notes") convertible into shares of Crown common stock at $0.75 per share, and (iv) warrants, which expire in October 2006 that entitle the holders the right to purchase, in the aggregate, 5,714,285 shares of Crown common stock at an exercise price of $0.75 per share. The interest on the Secured and Subordinated Notes was payable in cash or shares of Crown common stock at the conversion price at Crown's election. In November 2003, all Subordinated Notes were automatically converted into shares of Crown common stock. In December 2003, substantially all Secured Notes were converted into shares of Crown common stock. See Note 4.

        In order to effect the Plan on the Effective Date, Crown entered into a Custody and Disbursing Agreement with Wells Fargo Bank, Minnesota N.A. (the "Disbursing Agent") as well as trust indentures with Deutsche Bank Trust Company, Americas, as Trustee on the Secured Notes and with Wells Fargo Bank Minnesota, N.A. as Trustee on the Subordinated Notes. As of May 12, 2004, $245,000 in Debenture certificates have not been presented. If all

                                     F-E35
of these Debentures are presented, the disbursing agent will distribute $16,000 in cash, 93,333 shares of Crown common stock from the converted Secured Notes (plus accrued interest since June 11, 2002), 87,111 shares of Crown common stock from the converted Subordinated Notes (plus accrued interest since June 11, 2002), and warrants to acquire 93,333 shares of Crown common stock with an exercise price of $0.75 per share. The Debenture holders have until June 2007 to present their certificates, at which time any undistributed cash, stock and warrants will revert to Crown.

4.      LONG TERM DEBT

SENIOR NOTES

        In October 2001 Crown issued $3,600,000 of 10% convertible secured promissory notes due in October 2006 (the "Senior Notes"). The Senior Notes are secured by all of the assets of Crown on a PARI-PASSU basis with the Secured Notes. The assets consist primarily of Crown's interest in the Buckhorn Mountain Project and its wholly-owned subsidiary, Crown Resource Corp. of Colorado, whose assets consist primarily of a 37.6% equity interest in Solitario Resources Corporation ("Solitario").

        The Senior Notes have a five-year term and carry a 10% interest rate, payable quarterly in cash or Crown common stock at the conversion prices of $0.35 and $0.2916 per share at the election of Crown. Originally, proceeds of $3,250,000 from the Senior Notes were placed in escrow pending restructuring of the Debentures (the specific Senior Notes related to the proceeds placed in escrow are also referred to as "Escrowed Notes"). Solitario invested $650,000 in these Escrowed Notes. The Escrowed Notes are convertible into Crown common shares at a conversion price of $0.35 per share, subject to adjustment. In addition, the Escrowed Note holders have been issued a five-year warrant for every share into which the Escrowed Notes are convertible, which warrant will be exercisable into a Crown common share at $0.75 per share, subject to adjustment. Solitario also invested in a separate Senior Note, (referred to as the "Solitario Note") for the remaining $350,000 of the Senior Notes. These funds were made immediately available to Crown for general corporate purposes. The Solitario Note is convertible into Crown common shares at a conversion price of $0.2916 per share, subject to adjustment. In addition, Solitario has been issued a five-year warrant to acquire 1,200,000 shares of Crown common stock at $0.60 per share, subject to adjustment. The terms of the Solitario Note and the related warrant are otherwise identical to the terms of the Escrowed Notes and warrants.

        On the date of issuance, the warrants described above had an estimated value of $379,000, which was recorded as a discount to the Senior Notes and credited to additional paid-in capital. This warrant discount is being amortized over the life of the Senior Notes and charged as capitalized interest costs, using the effective interest method

        Under generally accepted accounting principles, any intrinsic value of the conversion feature (market price of the stock less the effective conversion price) of the Senior Notes, commonly known as a beneficial conversion feature, must also be recorded as a discount to the Senior Notes. On the date of issuance, there was no intrinsic value associated with the conversion feature of the Senior Notes and no discount was recorded thereon. However, when the Bankruptcy Court approved the Plan of Crown on May 30, 2002, the terms of the Senior Notes were effectively changed, since the conversion price remained unchanged despite a 1 for 5 reverse split of Crown's common stock as required by the Plan. Based upon these revised terms, the intrinsic value of the conversion feature of the Senior Notes as of their issuance date was $3,221,000. Effective May 30, 2002, this amount has been recorded as a discount to the Senior Notes and credited to additional paid-in capital. This conversion feature discount is being amortized over the remaining life of the Senior Notes and charged as capitalized interest cost.

        A summary of the Senior Notes at March 31, 2004 is as follows:


                                                                              2004
                                                       -------------------------------------------------
                                                                                             Total
                                                             Related          Other          Senior
                                                              Party          Senior          Notes
                                                              Notes           Notes         Payable
                                                              -----           -----         -------
    Face amount of Senior Notes                          $ 1,000,000      $ 2,600,000     $3,600,000
    Unamortized warrant discount                             (58,000)        (142,000)      (200,000)
    Unamortized conversion feature discount                 (830,000)      (2,178,000)    (3,008,000)
                                                         -----------      -----------     ----------
      Senior Notes balance                               $   112,000      $   280,000     $  392,000
                                                         ===========      ===========     ==========

                                     F-E36

        A summary of the Senior Notes at December 31, 2003 is as follows:

                                                                              2003
                                                       -------------------------------------------------
                                                                                             Total
                                                             Related          Other          Senior
                                                              Party          Senior          Notes
                                                              Notes           Notes         Payable
                                                              -----           -----         -------
    Face amount of Senior Notes                          $ 1,000,000      $ 2,600,000     $ 3,600,000
    Unamortized warrant discount                             (64,000)        (156,000)       (220,000)
    Unamortized conversion feature discount                 (845,000)      (2,218,000)     (3,063,000)
                                                         -----------      -----------     -----------
      Senior Notes balance                               $    91,000      $   226,000     $   317,000
                                                         ===========      ===========     ===========

SECURED NOTES

        As discussed above in Note 3, Crown issued $2,000,000 in 10% convertible Secured Notes as part of the corporate reorganization. The Secured Notes carried a 10% interest rate payable quarterly in cash or Crown common stock at the conversion price at the election of Crown. The Secured Notes were convertible into Crown common shares at $0.35 per share. The Secured Notes were secured by all of the assets of Crown on a PARI-PASSU basis with the Senior Notes. Crown recorded a discount to the Secured Notes for the intrinsic value of the conversion feature on May 30, 2002 of $1,257,000 and credited additional paid-in capital for that amount. This conversion feature discount was being amortized over the remaining life of the Secured Notes as of May 30, 2002 and charged as capitalized interest cost.

        On November 21, 2003 the Secured Notes were called for redemption, and all but $6,000 of outstanding Secured Notes were converted into 5,679,142 shares of Crown common stock as of December 31, 2003, with the remainder being redeemed for cash. The remaining unamortized discount of $940,000 was charged to capitalized interest cost during 2003 upon conversion of the Secured Notes.

SUBORDINATED NOTES

        As discussed above in Note 3, Crown issued $4,000,000 in 10% convertible Subordinated Notes as part of the corporate reorganization. The Subordinated Notes carried a 10% interest rate payable quarterly in cash or Crown common stock at the conversion price at election of Crown. The Subordinated Notes were convertible into Crown common shares at $0.75 per share.


                                     F-E37

        In October 2003 and November 2003 a total $839,331 of Subordinated Notes was converted into 1,119,108 shares of common stock prior to the automatic conversion on November 5, 2003. On November 5, 2003 the remaining $3,160,669 of Subordinated Notes were automatically converted into 4,214,225 shares of common stock. The automatic conversions were in accordance with the provisions of the Subordinated Notes whereby the Subordinated Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

SUBORDINATED B NOTES

        On February 21, 2003, Crown issued $2,705,000 of 10% Convertible Subordinated Promissory Notes due 2006, Series B (The "Subordinated B Notes"). The Subordinated B Notes were convertible into common stock of Crown at $0.75 per share. There was no beneficial conversion feature for the Subordinated B Note as the market price was below the conversion price at issuance. The Subordinated B Notes paid interest at 10% in stock or cash at Crown's option, and mature in October 2006. Solitario invested $400,000 in the Subordinated B Notes on the same terms as all other investors.

        On November 5, 2003, $2,705,000 of Subordinated B Notes were automatically converted into 3,606,667 shares of common stock. The automatic conversions were in accordance with the provisions of the Subordinated B Notes whereby the Subordinated B Notes automatically convert into common stock if the price of the common stock trades above 233% of the conversion price of $0.75, or $1.75, for twenty consecutive days. The shares related to the automatic conversion are deemed issued and outstanding as of the date of the automatic conversion.

KEYSTONE NOTE

        In July 2001, as part of the termination of its joint venture on the Buckhorn Mountain Project with Newmont Mining Corporation, Crown assumed a note with a face value of $250,000 due February 22, 2002 (the "Keystone Note"). Crown recorded the Keystone Note at its discounted fair value of $237,000. On December 18, 2001 Crown amended the terms of the Keystone Note, by paying the holders of the Keystone Note $30,000 and extending the term of the Keystone Note for a period of four years, with a payment, including interest, of $20,000 due in June 2002 and four annual payments, including interest, of $50,000 beginning in December 2002. As a result of this amendment to the terms of the Keystone Note, Crown recorded a discount of $41,000 to its recorded value of the Keystone note for the present value of the remaining payments, and other income of the same amount. This discount is being amortized to capitalized interest cost over the remaining term of the note. Crown recorded capitalized interest cost of $3,000 during the first three months of 2004 and 2003 which represented amortization of its discount on the Keystone note. At March 31, 2004 and December 31, 2003, the current portion of the Keystone Note was $49,000.

INTEREST

        Interest costs are capitalized on mineral property and mineral interest in development. Interest is capitalized by applying a weighted average interest rate to the average capitalized costs during a period, up to a maximum of total interest costs incurred during the period. Crown capitalized all of its interest costs of $412,000 and $168,000 for the three months ended March 31, 2004 and 2003, respectively. At March 31, 2004 and December 31, 2003 a total of $14,297,000 and $13,885,000, respectively, of interest costs have been capitalized as mineral property at the Buckhorn Mountain Project.

        Crown may pay interest on the Senior Notes in cash or Crown common shares, at its election, and prior to their conversion, could pay interest on the Secured Notes, the Subordinated Notes and the Subordinated B Notes in cash or Crown common shares, at its election. Crown accrues interest at the nominal rate of 10% during the period the notes are outstanding. For interest paid in Crown common shares, capitalized interest cost is adjusted on the interest payment date to the market value of the common shares issued on that date.

                                     F-E38

        Crown recorded the following amounts to capitalized interest cost related to long-term debt:

                                                               Three months ended March 31,
                                  -----------------------------------------------------------------------------------------
                                             2004                                         2003
                                  ---------------------------- ------------------------------------------------------------
(in thousands)                                                                        Subor-    Subor-
                                     Senior   Keystone            Senior    Secured   dinated   dinated   Keystone
Notes:                                Notes      Note   Total     Notes     Notes     Notes     B Notes     Note    Total
                                      -----      ----   -----     -----     -----     -----     -------     ----    -----
  Stated interest                    $  90     $   -    $  90     $  89      $  49     $  99      $  28     $    -   $ 265
  Warrant discount amortization         19         -       19        18          -         -          -          -      18
  Beneficial conversion feature
    discount amortization               56         3       59        21         49         -          -          3      73
  Increase (decrease) in
     interest cost from shares
     issued for interest                 -         -        -        54         29       (27)         -          -      56
                                      ----     -----    -----      ----       ----     -----      -----     ------   -----
Total capitalized interest cost       $165     $   3    $ 168      $182       $127     $  72      $  28     $    3   $ 412
                                      ====     =====    =====      ====       ====     =====      =====     ======   =====

        For the quarters ended March 31, 2004 and 2003, interest income of $5,000 has been recorded in Crown's consolidated statements of operations.

FUTURE MINIMUM PAYMENTS

        The following presents the future minimum payments on long-term debt:

              (in thousands)            2004       2005      2006      TOTAL
                                      -------    -------    ------     ------
              Senior Notes            $     -    $     -    $3,600     $3,600
              Keystone Note                50         50       -          100
                                      -------    -------    ------     ------
                Total payments        $    50    $    50    $3,600     $3,700
                                      =======    =======    ======     ======

5.      INVESTMENT IN SOLITARIO RESOURCES CORPORATION:

        Crown accounts for its investment in Solitario under the equity method of accounting. The fair value, based on the quoted market price, of Crown's 9,633,585 shares of Solitario common stock was approximately $13,410,000 and $13,198,000 at March 31, 2004 and December 31, 2003, respectively. Condensed financial information of Solitario is as follows:

BALANCE SHEETS
                                                          As of        As of
                                                        March 31,  December 31,
   (in thousands)                                         2004         2003
                                                          ----         ----
ASSETS
Current assets                                           $ 3,879      $ 3,993
Mineral interests, net                                     2,707        2,760
Investment in Crown warrant, at fair value                 4,796        5,591
Note receivable from Crown                                   943          937
Other                                                          6            7
                                                         -------      -------
  Total assets                                           $12,331      $13,288
                                                         =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                      $   620      $   763
Deferred income taxes                                        163          591
Stockholders' equity                                      11,548       11,934
                                                         -------      -------
  Total liabilities and stockholders' equity             $12,331      $13,288
                                                         =======      =======

                                     F-E39

STATEMENTS OF OPERATIONS                                 Three months ended
                                                             March 31,
                                                     -------------------------
   (in thousands)                                        2004          2003
                                                         ----          ----
Unrealized (loss) gain on derivative instruments       $ (795)       $  612
Other costs and expenses                                 (529)         (242)
Deferred tax benefit                                      378             -
                                                       ------        ------
Net (loss) income                                      $ (946)       $  370
                                                       ======        ======

        The following is a reconciliation of Solitario's reported stockholders' equity to amounts reported by Crown as its investment in Solitario:


                                                                                   As of         As of
                                                                                 March 31,    December 31,
(in thousands)                                                                     2004           2003
                                                                                   ----           ----
Solitario stockholders' equity, as reported                                      $11,548        $11,934
Adjustments:
  Less Solitario's book value of Crown securities, recorded as treasury
      stock                                                                          793            793
  Less Solitario's other comprehensive income, related to gains on
     Crown common stock, net of $491 and $607 of tax at March
     31, 2004 and December 31, 2003, respectively                                  1,008          1,144
  Less Solitario's unrealized gain on derivative instruments, related to gain on Crown warrants, net of $162 and $669 of tax at
     March 31, 2004 and December 31, 2003, respectively                            4,524          4,812
                                                                                 -------        -------
Solitario adjusted stockholder's equity                                            5,223          5,185
Crown percentage ownership                                                         37.6%          38.7%
                                                                                 -------        -------
Crown's investment in unconsolidated subsidiary                                  $ 1,963        $ 2,004
                                                                                 =======        =======

        The following is a reconciliation of Solitario's reported net loss to amounts reported by Crown as its equity in loss of Solitario:


                                                                                   Three months ended
(in thousands)                                                                         March 31,
                                                                               --------------------------
                                                                                   2004           2003
                                                                                   ----           ----
Solitario net (loss) income as reported                                          $  (946)       $   370
Adjustments:
  Solitario's derivative losses (gains) recorded in its statement of operations for its holdings of Crown warrants, net of $378 of
     tax in 2004                                                                     417           (612)
Solitario adjusted loss                                                             (529)          (242)
                                                                                 -------        -------
Crown weighted average percentage (1)                                              38.1%          41.2%
                                                                                 -------        -------
Crown's equity in loss of unconsolidated subsidiary                              $  (202)       $  (100)
                                                                                 =======        =======

(1) The weighted average interest of Crown in Solitario's net loss for the three months ended March 31, 2004 reflects the dilution of Crown's ownership interest resulting from Solitario's sale of its common stock upon the exercise of options. These transactions reduced Crown's investment in Solitario from 38.7% as of December 31, 2003 to 37.6% as of March 31, 2004.

        For purposes of calculating its investment in Solitario and its equity in Solitario's earnings and losses, Crown has excluded the amounts reported by Solitario with respect to its investment in Crown warrants and Crown common stock.

        During the three months ended March 31, 2004, holders of Solitario options exercised options for a total of 709,000 Solitario common shares. The additional shares reduced Crown's percentage ownership of Solitario to 37.6% at March 31, 2004 from 38.7% at December 31, 2003. Crown's proportionate interest in this issuance of Solitario shares , net of taxes, has been recorded as an increase in Crown's investment in Solitario, and an increase in additional paid-in capital.

        On October 8, 2003 Crown announced that it intends to distribute its holdings of 9,633,585 shares of Solitario's common stock prior to the completion of the proposed Merger with Kinross. When Solitario sold shares

                                     F-E40
in a Canadian public offering in 1994, the Toronto Stock Exchange (the "TSX") required that the issued and outstanding shares of Solitario held by Crown be held in escrow pursuant to an escrow agreement (the "Escrow Agreement") to, among other things, prevent Crown from selling too large a volume of Solitario shares shortly after the public offering. Over the next three years sixty percent of the shares held in escrow were released to Crown pursuant to the Escrow Agreement. On December 29, 2003, as required by the TSX, Solitario's disinterested shareholders (which excluded Solitario's officers, directors and Crown) voted to approve the release of the remaining 3,140,162 shares of Solitario held in escrow. The shares were released from escrow on January 15, 2004. The release enables Crown to distribute substantially all of the 9,633,585 shares of Solitario's common stock to the shareholders of Crown in anticipation of closing the Merger with Kinross. No fractional shares will be issued, however Crown will make cash payments in lieu of fractional shares based upon the market price of Solitario shares on the record date of the distribution. Crown plans to retain any shares not distributed as fractional shares. Crown estimates the total number of Solitario shares from undistributed fractional shares will be less than 1,000 shares.

6.      COMPREHENSIVE INCOME

        The following represents comprehensive income (loss) and its components:

                                                                     Three months ended
                                                                          March 31,
                                                                  -----------------------
(in thousands)                                                        2004        2003
                                                                     -----        -----
Net loss as reported                                                 $(357)       $(423)
Net unrealized gain (loss) on marketable equity securities, net of  tax expense (benefit) of $27,000 and $(17,000) in 2004
   and 2003, respectively                                               53          (32)
                                                                     -----        -----
Comprehensive income (loss)                                          $(304)       $(455)
                                                                     =====        =====

7.      RELATED PARTY TRANSACTIONS

        At March 31, 2004 Crown owned 37.6% of Solitario. Crown provides management and technical services to Solitario under a management and technical services agreement originally signed in April 1994 and modified in April 1999, December 2000 and July 2002. Under the modified agreement Solitario is billed by Crown for services at 25% of Crown's corporate administrative costs for executive and technical salaries, benefits and expenses, 50% of Crown's corporate administrative costs for financial management and reporting salaries, benefits, expenses and 75% of Crown's corporate administrative costs for investor relations salaries, benefits and expenses. In addition, Solitario reimburses Crown for direct out-of-pocket expenses. These allocations are based upon the estimated time and expenses spent by Crown management and employees on both Crown activities and Solitario's activities. Management believes these allocations are reasonable and the allocations are periodically reviewed by management and approved by independent Board members of both Crown and Solitario. Management service fees are billed monthly, due on receipt and are generally paid within thirty days. Management service fees paid by Solitario were $89,000 and $97,000 for the three months ended March 31, 2004 and 2003, respectively.

        In October 2001, Solitario invested in two 10% convertible secured promissory notes ("Senior Notes") totaling $1,000,000 of the $3,600,000 Senior Notes issued by Crown. The proceeds from the first Senior Note (the "Solitario Note") of $350,000 were delivered to Crown. The proceeds from the second Senior Note of $650,000 were placed in escrow pending the outcome of Crown's voluntary petition for bankruptcy, filed in United States Bankruptcy Court, which was filed on March 8, 2002 (the "Bankruptcy"). In March 2002 an additional $200,000 was advanced to Crown out of escrow of which Solitario's share of the advance was $56,000. The plan of reorganization was confirmed on May 30, 2002 and the remaining balance of the proceeds plus interest was released to Crown on the effective date of the Bankruptcy, June 11, 2002. The independent Board members of Crown and Solitario approved the transaction. The terms of the transaction on the second Solitario Note were the same as given to other senior lenders of Crown (the "Senior Lenders") and, with regard to the terms of the $350,000 Solitario Note, the terms were negotiated with and approved by the other Senior Lenders. During the first quarter of 2004, Solitario was paid $25,000 in cash as interest income under the Senior Notes and during the first quarter of 2003 Solitario was paid 77,063 Crown shares as interest income under the Senior Notes.

        As part of the investment in the Senior Notes, Solitario also received two warrants. The first warrant gives Solitario the right to purchase 1,857,143 shares of Crown for $0.75 through October 2006. The second warrant gives Solitario the right to purchase 1,200,000 shares of Crown at $0.60 through October 2006. The fair value of

                                     F-E41
the warrants at the time of issuance, $110,000, was recorded as a discount to the Senior Notes. This discount is being amortized over the life of the Senior Notes as additional interest income. The fair value of the warrants, based upon a quoted bid price, was $4,796,000 and $5,091,000 at March 31, 2004 and December 31, 2003, respectively. Solitario recognizes any increase or decrease in the fair value of the warrants as an unrealized gain or loss on derivative instruments in the statement of operations. Solitario recorded a loss on derivative instruments related to a decrease in the value of the warrants of $795,000 during the first quarter of 2004 and a gain on derivative instruments related to an increase in the value of the warrants of $612,000 during the first quarter of 2003.

        Solitario entered into a Voting Agreement dated as of April 15, 2002 among Zoloto Investors, LP ("Zoloto") and Crown. Zoloto and Solitario are both shareholders of Crown (the "Signing Shareholders"). Pursuant to the Voting Agreement, Zoloto and Solitario agreed that each will vote their Crown shares during the term of the Voting Agreement for the election of three designees of Zoloto and one designee of Solitario (the "Designee Directors") to the Board of Directors of Crown. The Signing Shareholders agreed that any shares received by either Signing Shareholder would be subject to the Voting Agreement during its term and any successor, assignee or transferee of shares from either Signing Shareholder would be subject to the terms of the Voting Agreement during its term. The Voting Agreement terminates June 25, 2006. As of March 31, 2004, the Signing Shareholders collectively held 1,733,866 shares or approximately 7.7% of the outstanding shares of Crown. As of March 31, 2004, Solitario owned 965,491 shares of Crown common stock, from automatic conversion of its Subordinated B Notes and received as interest on its Senior and Subordinated B Notes, Solitario has warrants to acquire 3,057,143 shares of Crown common stock at between $0.60 and $0.75 per share and could also acquire up to 3,057,143 additional shares of Crown common stock through conversion of the Senior Notes.

        On February 21, 2003, Solitario invested $400,000 in Crown's 10% convertible subordinated promissory notes due 2006 Series B (the "Subordinated B Notes"). The Subordinated B Notes were convertible into common stock of Crown at $0.75 per share. The Subordinated B Notes paid interest at 10% in stock or cash at Crown's option, and would have matured on October 19, 2006, the same date as Crown's Senior Notes. Solitario's investment was on the same terms as all other investors. On November 5, 2003, Solitario's Subordinated B Notes were automatically converted into 533,333 shares of Crown common stock.

        As of March 31, 2004 Solitario owns 965,491 shares of Crown common stock. The directors and executive officers of Crown and their affiliates, including Solitario, owned 2,012,458 shares of Crown common stock, which represents approximately 9% of the outstanding shares of Crown common stock at March 31, 2004. Solitario has entered into a stockholder and voting agreement with Kinross, along with several Crown directors, Crown executive officers and entities affiliated with these directors and officers (collectively the "Signatories"), pursuant to which the Signatories agreed, among other things, to convert any Senior Notes held by them to common shares prior to the record date for the special meeting, to vote, or cause to be voted, all of the shares of Crown common stock owned by them, as set forth in the stockholder and voting agreement, as well as all shares of Crown common stock acquired by them, as set forth in the stockholder and voting agreement, in favor of the approval of the plan of merger, and against the acquisition of Crown by any person other than Kinross. As of March 31, 2004, 2,012,458 shares of Crown common stock were subject to the stockholder and voting agreement, representing approximately 9% of the outstanding shares of Crown common stock entitled to vote at the Crown special meeting. Additionally, the Signatories agreed to convert $3,000,000 of Senior Notes into 8,771,429 Crown shares and hold options to acquire 1,917,500 of Crown shares, which could be exercised prior to the record date for the shareholders' meeting, for a total of 12,701,387 shares, which would represent 36.5% of the then outstanding shares.


                                     F-E42

8.      RESTATEMENT

        Subsequent to the issuance of Crown's unaudited condensed consolidated financial statements for the quarter ended March 31, 2003, Crown determined it had not properly (i) capitalized interest costs related to the development of its Buckhorn Mountain Project; (ii) recorded Crown's equity interest in certain adjustments made by Solitario required by SFAS No. 142; and (iii) recorded a gain on the restructuring of its Keystone Note as a discount to be amortized over the remaining life of the Keystone Note when the note was renegotiated in December 2001, as discussed below.

        (i) Crown's Buckhorn Mountain Project has been in development since Crown acquired the project in 1989. Since August 1991 Crown has been incurring interest costs on long-term debt, which had not been capitalized as required by Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost" ("SFAS No. 34"). SFAS No. 34 requires capitalization of interest costs utilizing a weighted average rate on outstanding debt and applying that rate to the average outstanding balance of capitalized costs on projects in development, up to the total interest cost for the period.

        (ii) Subsequent to the issuance of Solitario's unaudited consolidated financial statements for the quarter ended March 31, 2003, Solitario determined that it had not properly adopted the provisions of SFAS No. 142 in relation to the classification of assets as intangible mineral interests, and had not recorded the related amortization of those intangible assets and that Solitario had capitalized certain costs that should have been expensed as incurred.

        (iii) During 2003, Crown determined that it should have accounted for the renegotiation of the Keystone Note as a debt extinguishment and recognized a gain it its 2001 statement of operations, to the extent of the difference between the present value of the Keystone Note payments before and after the renegotiation and amortize that discount to interest cost over the remaining term of the note.

        As a result, the accompanying condensed consolidated financial statements for the three months ended March 31, 2003 have been restated from the amounts previously reported. A summary of the significant effects of the restatement is as follows:

STATEMENT OF OPERATIONS INFORMATION


                                                                  Three months ended
                                                                    March 31, 2003
                                                           ---------------------------------
(in thousands except per share amounts)                      As previously
                                                                reported       As restated
                                                                --------       -----------
Costs and expenses:
  Interest expense                                             $    409         $      -
  Equity in loss of Solitario Resources Corporation                  52              100
Loss before income tax                                           (1,001)            (640)
Income tax benefit                                                  340              217
Net loss                                                           (661)            (423)

Basic and diluted loss per share                               $  (0.15)        $  (0.10)



                                     F-E43

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

--------------------------------------------------------------------------------

               ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

--------------------------------------------------------------------------------

        Under the Business Corporations Act (Ontario), a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another corporation of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or such other corporation, if: (1) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds to believe that his or her conduct was lawful. Any such person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A corporation may, with the approval of a court, also indemnify any such person in respect of an action by or on behalf of the corporation or such other corporation to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or officer of the corporation or such other corporation, if he or she fulfills the conditions set out in (1) and (2) above. Kinross' bylaws require Kinross to indemnify the persons permitted to be indemnified by the provisions of the Business Corporations Act (Ontario) summarized above and every other person who properly incurred any liability on behalf of Kinross or acted at Kinross' request.

        Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, Kinross has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 22. UNDERTAKINGS.")

--------------------------------------------------------------------------------

               ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

--------------------------------------------------------------------------------

        (a) Copies of the following documents are included as exhibits to this Registration Statement, pursuant to Item 601 of Regulation S-K.

                    SEC
EXHIBIT NO.      REFERENCE
                    NO.                           TITLE OF DOCUMENT                                LOCATION
------------    ------------     -----------------------------------------------------    ----------------------------

ITEM 2   PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION, OR SUCCESSION
----------------------------------------------------------------------------------------------------------------------
2.1             (2)              Acquisition Agreement and Plan of Merger, dated as       Previously Filed
                                 of November 20, 2003, as amended April 7, 2004,
                                 among Kinross, Crown Merger, and Crown (included as
                                 Appendix A to the Proxy Statement/Prospectus
                                 included as part of this registration statement)

ITEM 3   ARTICLES OF INCORPORATION, BYLAWS
----------------------------------------------------------------------------------------------------------------------
3.1             (3)              Articles of Amalgamation dated December 31, 2000
                                 (incorporated by reference to Exhibit 3.1 to the
                                 Registration Statement on Form 8-A filed on January
                                 31, 2001 by Kinross (File No. 001-13382))


3.2             (3)              Articles of Amendment dated January 31, 2003             Previously Filed

3.3             (3)              Bylaws (incorporated by reference to Exhibit 3.2 to
                                 the Registration Statement on Form 8-A filed on
                                 January 31, 2001 by Kinross (File No. 001-13382))

ITEM 4   INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS, INCLUDING INDENTURES
----------------------------------------------------------------------------------------------------------------------
4.1             (4)              Specimen certificate for Kinross common shares
                                 (incorporated by reference to Exhibit 3 to the
                                 Registration Statement on Form 8-A12B filed on
                                 January 29, 2003 by Kinross (File No. 001-13382))

4.2             (4)              Warrant Indenture by and between Kinross and
                                 Computershare Trust Company of Canada dated as of
                                 December 5, 2002 (incorporated by reference to
                                 Exhibit 4.32 to the Registration Statement on Form
                                 F-10 filed on January 23, 2003 by Kinross (File No.
                                 333-102660))

ITEM 5   OPINION RE: LEGALITY
----------------------------------------------------------------------------------------------------------------------
5.1             (5)              Opinion of Cassels Brock & Blackwell LLP, regarding      This Filing
                                 legality of common stock

ITEM 8   OPINION RE: TAX MATTERS
----------------------------------------------------------------------------------------------------------------------
8.1             (8)              Opinion of Parr Waddoups Brown Gee & Loveless, A         This Filing
                                 Professional Corporation, regarding certain United
                                 States federal income tax matters

8.2             (8)              Opinion of Cassels, Brock & Blackwell LLP,               This Filing
                                 regarding certain Canadian federal tax matters
                                 (included in Exhibit 5.1)

ITEM 10  MATERIAL CONTRACTS
----------------------------------------------------------------------------------------------------------------------
10.1            (10)             Credit Agreement, dated as of February 1, 2003,          Previously Filed
                                 among Kinross, Kinross Gold U.S.A., Inc., Fairbanks
                                 Gold Mining, Inc. and Round Mountain Gold
                                 Corporation, as borrowers, The Bank of Nova Scotia,
                                 as co-lead arranger and administrative agent,
                                 Societe Generale, as co-lead arranger and
                                 syndication agent, and the several lenders from
                                 time to time parties thereto

10.2            (10)             Form of Indemnity Agreement for officers and             Previously Filed
                                 directors

10.3            (10)             Form of Severance Agreement between Kinross and          Previously Filed
                                 each of Robert M. Buchan and Scott A. Caldwell
                                 dated May 1,2000

10.4            (10)             Form of Severance Agreement between Kinross and          Previously Filed
                                 each of Brian W. Penny, John W. Ivany, Jerry W.
                                 Danni, Christopher T. Hill, Gordon A. McCreary,
                                 Shelley M. Riley, Allan D. Schoening, Ronald W.
                                 Stewart, and Alan Edwards

10.5            (10)             Kinross Gold Corporation Share Incentive Plan, May
                                 4, 1995, as amended as of May 8, 1996, further
                                 amended as of May 1, 1997, May 28, 1998, May 1,
                                 2000 and July 28, 2000 (incorporated by reference
                                 to Exhibit 4.3 to the Registration Statement on
                                 Form S-8 filed on September 29, 2000 by Kinross
                                 (File No. 333-12662))


10.6            (10)             Kinross Gold Corporation Restricted Share Plan
                                 (incorporated by reference to Exhibit 99.1 to the
                                 Registration Statement on Form S-8 filed on
                                 July 19, 2001 by Kinross (File No. 333-13744))

10.7            (10)             Combination Agreement, dated June 10, 2002 among
                                 Kinross, TVX and Echo Bay (incorporated by
                                 reference to Exhibit A to the Definitive Proxy
                                 Statement on Schedule 14A filed on December 24,
                                 2002 by Echo Bay (File No. 001-08542))

10.8            (10)             Amending Agreement to Combination Agreement, dated
                                 July 12, 2002 among Kinross, TVX and Echo Bay
                                 (incorporated by reference to Exhibit A to the
                                 Definitive Proxy Statement on Schedule 14A filed on
                                 December 24, 2002 by Echo Bay (File No. 001-08542))

10.9            (10)             Amending Agreement to Combination Agreement, dated
                                 November 19, 2002 among Kinross, TVX and Echo Bay
                                 (incorporated by reference to Exhibit A to the
                                 Definitive Proxy Statement on Schedule 14A filed on
                                 December 24, 2002 by Echo Bay (File No. 001-08542))

10.10           (10)             Kinross Gold Corporation Deferred Share Unit Plan,       Previously Filed
                                 dated September 30, 2003

ITEM 21  SUBSIDIARIES OF THE REGISTRANT
----------------------------------------------------------------------------------------------------------------------
21.1            (21)             Subsidiaries of Kinross                                  Previously Filed

ITEM 23  CONSENT OF EXPERTS AND COUNSEL
----------------------------------------------------------------------------------------------------------------------
23.1            (23)             Consent of Cassels Brock & Blackwell LLP (included       This Filing
                                 in Exhibit 5.1)

23.2            (23)             Consent of Parr Waddoups Brown Gee & Loveless, A         This Filing
                                 Professional Corporation(included in Exhibit 8.1)

23.3            (23)             Consent of Deloitte & Touche LLP, independent            This Filing
                                 chartered accountants for Kinross

23.4            (23)             Consent of Deloitte & Touche LLP, independent            This Filing
                                 chartered accountants for Crown

23.5            (23)             Consent of PriceWaterhouseCoopers LLP, independent       This Filing
                                 chartered accountants for TVX

23.6            (23)             Consent of Ernst & Young LLP, independent chartered      This Filing
                                 accountants for Echo Bay

23.7            (23)             Consent of Rod Cooper to being named as a qualified      Previously Filed
                                 person

23.8            (23)             Consent of A. Still to being named as a qualified        Previously Filed
                                 person

23.9            (23)             Consent of A. Cheatle to being named as a qualified      Previously Filed
                                 person

23.10           (23)             Consent of M. Sharrat to being named as a qualified      Previously Filed
                                 person

23.11           (23)             Consent of J. Ochoa to being named as a qualified        Previously Filed
                                 person


23.12           (23)             Consent of W. Yamaoka to being named as a qualified      Previously Filed
                                 person

23.13           (23)             Consent of Mike Michaud to being named as an expert      Previously Filed

23.14           (23)             Consent of Steffen Robertson and Kirsten to being        Previously Filed
                                 named as an expert

ITEM 24  POWER OF ATTORNEY
----------------------------------------------------------------------------------------------------------------------
24.1            (24)             Power of Attorney (contained in the signature pages      Previously Filed
                                 of this registration statement on Form F-4)

ITEM 99  ADDITIONAL EXHIBITS
----------------------------------------------------------------------------------------------------------------------
99.1            (99)             Form of Proxy Card of Crown                              This Filing

99.2            (99)             Stockholder and Voting Agreement, dated as of            Previously Filed
                                 November 20, 2003, among Kinross, Zoloto,
                                 Solitario, Christopher E. Herald, Mark E. Jones,
                                 III, Brian Labadie, James R. Maronick, and Steven
                                 A. Webster

99.3            (99)             Toll Milling Agreement, dated as of November 11,         Previously Filed
                                 2003, between Echo Bay Minerals and Crown

99.4            (99)             Distribution Agreement, dated as of November 20,         Previously Filed
                                 2003, among Solitario, Crown, and Kinross

         (b)      All financial statement schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or the Notes thereto.

--------------------------------------------------------------------------------

                              ITEM 22. UNDERTAKINGS

--------------------------------------------------------------------------------

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

--------------------------------------------------------------------------------

                                   SIGNATURES

--------------------------------------------------------------------------------

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 30th day of June, 2004.

                                KINROSS GOLD CORPORATION
                                (Registrant)


                                By:   /s/ Lars-Eric Johansson
                                   ---------------------------------------------
                                    Lars-Eric Johansson, Chief Financial Officer
                                    and Vice President Finance


                                By:   /s/ Scott W. Loveless
                                   ---------------------------------------------
                                    Scott W. Loveless, Authorized Representative
                                    in the United States

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Robert M. Buchan
(Chief Executive Officer and President) and Director

Lars-Eric Johansson, Chief Financial Officer and
Vice President Finance
(Principal Financial and Accounting Officer)

John A. Brough, Director

Scott A. Caldwell, Director

Arthur H. Ditto, Director
                                          By:  /s/ Robert M. Buchan
Richard S. Hallisey, Director                -----------------------------
                                             Robert M. Buchan, Attorney-in-Fact
John M.H. Huxley, Director                Dated:  June 30th, 2004

John A. Keyes, Director

George F. Michals, Director

Cameron A. Mingay, Director

John E. Oliver, Director


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